 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-254007
Prospectus
Dear Stockholder:
On February 10, 2021, Atlas Crest Investment Corp., a Delaware corporation (“Atlas”), entered into a business combination agreement (as amended and restated on July 29, 2021, and as it may be further amended and/or restated from time to time, the “Business Combination Agreement”) with Artemis Acquisition Sub Inc., a Delaware corporation and wholly owned subsidiary of Atlas (“Merger Sub”), and Archer Aviation Inc., a Delaware corporation (“Archer”). If the Business Combination Agreement and certain transactions contemplated thereby, including the issuance of shares of Class A common stock, par value $0.0001 per share, of New Archer (“New Archer Class A Shares”) and Class B common stock, par value $0.0001 per share, of New Archer (“New Archer Class B Shares”) to be issued in connection with the Business Combination, are approved by Atlas’ stockholders, and the Business Combination is subsequently completed, Merger Sub will merge with and into Archer, with Archer surviving the merger as a wholly owned subsidiary of Atlas (the “Merger”). In connection with the Merger, Atlas will change its corporate name to “Archer Aviation Inc.” (“New Archer”). In this proxy statement/prospectus, when we refer to “Archer” we mean Archer Aviation Inc. prior to the consummation of the Merger, and when we refer to “New Archer” we mean Atlas Crest Investment Corp., under its new corporate name after the consummation of the Merger. We refer to the Merger and the other transactions described in the Business Combination Agreement collectively hereafter as the “Business Combination”.
On July 29, 2021, Atlas, Artemis Merger and Archer entered into an amendment to the Business Combination Agreement to (i) revise the implied Archer equity value in the Business Combination from $2,525,000,000 to $1,480,000,000, (ii) modify the definition of Archer “Material Adverse Effect” to specify certain additional exceptions to that definition, (iii) provide that the ability of the Atlas board of directors to change its recommendation to Atlas stockholders in favor of the Business Combination is limited to circumstances in which an Archer Material Adverse Effect (as defined in the Business Combination Agreement) has occurred and (iv) extend to October 10, 2021 the date on which either Atlas or Archer may terminate the Business Combination Agreement if the Business Combination has not been consummated by such date. See the section entitled “Summary of the Proxy Statement/Prospectus — The Board’s Reasons for the Approval of the Business Combination — Recommendation of the Atlas Board and Reasons for the Business Combination.”
At the effective time of the Merger (the “Effective Time”), (i) each share of Archer common stock outstanding as of immediately prior to the Effective Time (including shares of Archer common stock resulting from the conversion of Archer preferred stock in connection with the Merger, but excluding any shares of Archer common stock as to which appraisal rights have been properly exercised in accordance with Delaware law and shares of Archer common stock held by Archer as treasury stock) will be converted into a right to receive a number of New Archer Class B Shares determined on the basis of an exchange ratio derived from an implied equity value for Archer of $1,480,000,000 (the “Exchange Ratio”) (it being understood that if any shares of Archer common stock outstanding immediately prior to the Effective Time are restricted shares subject to certain vesting conditions or are subject to a repurchase option or a risk of forfeiture, then the number of New Archer Class B Shares issued in exchange for such restricted shares will have the same terms and conditions as were applicable to such restricted shares immediately prior to the Effective Time (including with respect to vesting and termination-related provisions)), (ii) each option (whether vested or unvested) to purchase shares of Archer common stock that is outstanding as of immediately prior to the Effective Time will be converted into an option to purchase a number of New Archer Class B Shares based on the Exchange Ratio, (iii) each restricted stock unit award (whether vested or unvested) that is outstanding as of immediately prior to the Effective Time with respect to shares of Archer common stock will be converted into a restricted stock unit award with respect to a number of New Archer Class B Shares based on the Exchange Ratio, and (iv) outstanding warrants (whether vested or unvested) to purchase Archer common stock will be converted into warrants to purchase a number of New

Archer Class A Shares or New Archer Class B Shares, as applicable, in accordance with the terms of such warrants. As of the date of this proxy statement/prospectus, the Exchange Ratio was approximately 1.01. See the section entitled “Proposal No. 1: The Business Combination Proposal — The Business Combination Agreement” of this proxy statement/prospectus for additional information and a summary of certain terms of the Business Combination Agreement.
In connection with the Merger, Atlas will amend and restate its certificate of incorporation (the “New Archer Charter”) to implement a new dual-class capital structure with (i) New Archer Class A Shares carrying voting rights in the form of one vote per share, and (ii) New Archer Class B Shares carrying voting rights in the form of ten votes per share. Pursuant to the New Archer Charter, the former Archer equityholders will have the right to convert their New Archer Class B Shares received (or to be received, following exercise of the applicable options, restricted stock unit awards or warrants) as a result of the Business Combination into New Archer Class A Shares. In connection with the execution of the Business Combination Agreement, certain equityholders of Archer have executed transaction support agreements, pursuant to which such equityholders (other than Brett Adcock and Adam Goldstein, Archer’s co-founders and co-Chief Executive Officers, each an “Archer Founder”, and together, the “Archer Founders”) have agreed, among other things, to elect to convert their New Archer Class B Shares received in the Business Combination into New Archer Class A Shares pursuant to the New Archer Charter. See the section entitled “Proposal No. 1: The Business Combination Proposal — Related Agreements — Transaction Support Agreements” of this proxy statement/prospectus for additional information.
The New Archer Class A Shares and the New Archer Class B Shares will vote together as a single class on all matters, unless otherwise required by Delaware law or the New Archer Charter. Pursuant to the New Archer Charter, each New Archer Class B Share is convertible at any time at the option of the holder into one New Archer Class A Share. In addition, each New Archer Class B Share will automatically convert into one New Archer Class A Share upon transfer to a non-authorized holder. In addition, the New Archer Class B Shares are subject to “sunset” provisions, under which all New Archer Class B Shares will automatically convert into an equal number of New Archer Class A Shares upon the earliest to occur of (i) the ten-year anniversary of the closing of the Business Combination, (ii) the date specified by the holders of two-thirds of the then outstanding New Archer Class B Shares, voting as a separate class, and (iii) when the number of New Archer Class B Shares represents less than 10% of the aggregate number of New Archer Class A Shares and New Archer Class B Shares then outstanding. In addition, each New Archer Class B Share will automatically convert into an equal number of New Archer Class A Shares upon the earliest to occur of (a) in the case of an Archer Founder, the date that is nine months following the death or incapacity of such Archer Founder, and, in the case of any other holder, the date of the death or incapacity of such holder, (b) in the case of an Archer Founder, the date that is 12 months following the date that such Archer Founder ceases to provide services to New Archer and its subsidiaries as an executive officer, employee or director of New Archer, and, in the case of any other holder, immediately at the occurrence of any such event, and (c) in the case of an Archer Founder or any other holder, at least 80% (subject to customary capitalization adjustments) of the New Archer Class B Shares held by such Archer Founder (on a fully as converted/as exercised basis) as of immediately following the closing of the Business Combination having been transferred (subject to the exceptions described above). See the section entitled “Description of New Archer’s Securities” of this proxy statement/prospectus for additional information.
Based on the Exchange Ratio as of the date of this proxy statement/prospectus of approximately 1.01, the total number of shares of New Archer Common Stock expected to be issued in connection with the Business Combination (not including shares that will be issuable upon exercise of the applicable options, restricted stock unit awards or warrants), is approximately 50,959,804 New Archer Class A Shares and 75,182,368 New Archer Class B Shares, and these New Archer Class A Shares and New Archer Class B Shares are expected to represent approximately 29% and 100%, respectively, of the issued and outstanding New Archer Class A Shares and New Archer Class B Shares immediately following the closing of the PIPE Financing and the Business Combination, assuming no shares of Atlas common stock are redeemed, and 40% and 100%, respectively, of the issued and outstanding New Archer Class A Shares and New Archer Class B Shares, assuming the maximum number of shares of Atlas common stock are redeemed.
Atlas’ units, Class A common stock and public warrants are publicly traded on the New York Stock Exchange (the “NYSE”). Each unit consists of one share of Atlas Class A common stock and one-third of one redeemable warrant. We intend to list New Archer’s common stock and warrants on NYSE under the symbols “ACHR” and “ACHR WS”, respectively, upon the closing of the Business Combination.
Atlas will hold a special meeting of stockholders (the “Special Meeting”) to consider matters relating to the proposed Business Combination. Atlas and Archer cannot complete the Business Combination unless

Atlas’ stockholders consent to the approval and adoption of the Business Combination Agreement and the transactions contemplated thereby, including the issuance of New Archer Class A Shares and New Archer Class B Shares to be issued in connection with the Business Combination. Atlas is sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/prospectus.
The Special Meeting will be held on September 14, 2021, at 10:00 a.m., Eastern Time, via a virtual meeting. In light of the ongoing COVID-19 pandemic and to support the well-being of Atlas’ stockholders, management, employees and the community, the Special Meeting will be virtual. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live audio webcast by visiting https://www.cstproxy.com/atlascrestcorp/sm2021. You will need the control number that is printed on your proxy card to enter the Special Meeting. Atlas recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF ATLAS CLASS A COMMON STOCK YOU OWN. To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to attend the meeting. Submitting a proxy now will NOT prevent you from being able to vote online at the meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.
The board of directors of Atlas has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that Atlas’ stockholders vote “FOR” the adoption and approval of the Business Combination Agreement and the transactions contemplated thereby, “FOR” the approval of the issuance of New Archer Class A Shares and New Archer Class B Shares to be issued in connection with the Business Combination, and “FOR” the other matters to be considered at the Special Meeting.
This proxy statement/prospectus provides you with detailed information about the proposed Business Combination. It also contains or references information about Atlas and Archer and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 33 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. Events occurring prior to the Special Meeting may require us to supplement this proxy statement/prospectus, in which case you are encouraged to read such supplement along with this proxy statement/prospectus.
If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Morrow Sodali, Atlas’ proxy solicitor, at (866) 662-5200 or email Morrow Sodali at ACIC.info@investor.morrowsodali.com.
Sincerely,
/s/ Michael Spellacy

Michael Spellacy
Chief Executive Officer
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Business Combination, the issuance of New Archer Class A Shares and New Archer Class B Shares in connection with the Business Combination or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated August 11, 2021, and is first being mailed to stockholders of Atlas on or about August 12, 2021.

ATLAS CREST INVESTMENT CORP.
399 Park Avenue
New York, New York 10022
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 14, 2021
TO THE STOCKHOLDERS OF ATLAS CREST INVESTMENT CORP.:
NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the “Special Meeting”), of Atlas Crest Investment Corp., a Delaware corporation (which is referred to as “Atlas” and, following the closing of the Merger, “New Archer”) will be held virtually, conducted via live audio webcast at September 14, 2021, 10:00 a.m., Eastern Time, on September 14, 2021. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live audio webcast by visiting https://www.cstproxy.com/atlascrestcorp/sm2021. You will need the control number that is printed on your proxy card to enter the Special Meeting. Atlas recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person. You are cordially invited to attend the Special Meeting for the following purposes:
1.
The Business Combination Proposal — To consider and vote upon a proposal to adopt and approve the Business Combination Agreement, dated as of February 10, 2021 (as amended and restated on July 29, 2021 and as it may be further amended and/or restated from time to time, the “Business Combination Agreement”), by and among Atlas, Archer Aviation Inc., a Delaware corporation (“Archer”) and Artemis Acquisition Sub Inc., a Delaware corporation (“Merger Sub”), and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into Archer, with Archer surviving the merger as a wholly owned subsidiary of Atlas (the “Merger” and, together with the other transactions described in the Business Combination Agreement, the “Business Combination”). A copy of the Original Business Combination Agreement is attached to this proxy statement/ prospectus as Annex A-1 and a copy of the A&R Business Combination Agreement is attached to this proxy statement/ prospectus as Annex A-2. Proposal No. 1, referred to as the “Business Combination Proposal”;

2.
The Charter Proposal — To consider and vote upon a proposal to approve the proposed amended and restated certificate of incorporation of New Archer in the form attached to this proxy statement/prospectus as Annex B (the “New Archer Charter”) (Proposal No. 2, referred to as the “Charter Proposal”);

3.
The Governance Proposals — To consider and vote upon, on a non-binding advisory basis, certain governance provisions in the proposed New Archer Charter, presented separately in accordance with the United States Securities and Exchange Commission (“SEC”) requirements (Proposals No. 3.A through 3.D, referred to as the “Governance Proposals”):

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Proposal No. 3.A: To increase the total number of shares of all classes of authorized capital stock from (i) 221,000,000, consisting of (a) 220,000,000 shares of common stock, including (1) 200,000,000 shares of Class A common stock, par value $0.0001 per share and (2) 20,000,000 shares of Class B common stock, par value $0.0001 per share, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share, to (ii) 1,310,000,000, consisting of (A) 1,300,000,000 shares of common stock, including (1) 1,000,000,000 shares of Class A common stock, par value $0.0001 per share and (2) 300,000,000 shares of Class B common stock, par value $0.0001 per share, and (B) 10,000,000 shares of preferred stock, par value $0.0001 per share.

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Proposal No. 3.B: To provide that holders of New Archer Class A Shares (as defined below) will be entitled to one vote per share on all matters to be voted upon by the stockholders, and holders of New Archer Class B Shares (as defined below) will be entitled to ten votes per share on all matters to be voted upon by the stockholders.

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Proposal No. 3.C: To provide that any amendment to New Archer’s amended and restated bylaws will require the approval of either New Archer’s board of directors or the holders of at least 66 2∕3% of the voting power of New Archer’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.

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Proposal No. 3.D: To provide that any amendment to certain provisions of the New Archer Charter will require the approval of the holders of at least 66 2∕3% of the voting power of New Archer’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.

4.
The NYSE Proposal — To consider and vote upon a proposal to adopt and approve, for purposes of complying with applicable listing rules of the New York Stock Exchange (the “NYSE”): (i)(A) the issuance of 2,244,780 shares of Class A common stock, par value $0.0001 per share, of New Archer (“New Archer Class A Shares”) and securities convertible into or exchangeable for New Archer Class A Shares in connection with the Business Combination and (B) the issuance of up to 215,995,224 shares of Class B common stock, par value $0.0001 per share, of New Archer (“New Archer Class B Shares”) and securities convertible into or exchangeable for New Archer Class B Shares in connection with the Business Combination, and (ii) the issuance and sale of 60,000,000 New Archer Class A Shares in connection with the PIPE Financing (Proposal No. 4, referred to as the “NYSE Proposal”);

5.
The Equity Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the Equity Incentive Plan (as defined herein) (Proposal No. 5, referred to as the “Equity Incentive Plan Proposal”);

6.
The Employee Stock Purchase Plan Proposal — To consider and vote upon a proposal to approve and adopt the Employee Stock Purchase Plan (as defined herein) (Proposal No. 6, referred to as the “Employee Stock Purchase Plan Proposal”); and

7.
The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Proposal, the Governance Proposals, the NYSE Proposal, the Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal (Proposal No. 7, the “Adjournment Proposal”).

Only holders of record of shares of Atlas Class A common stock, par value $0.0001 per share (“Atlas Class A Shares”) at the close of business on August 5, 2021 are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of Atlas stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at the principal executive offices of Atlas for inspection by Atlas’ stockholders during ordinary business hours for any purpose germane to the Special Meeting. The eligible Atlas stockholder list will also be available at that time on the Special Meeting website for examination by any stockholder attending the Special Meeting live audio webcast.
Pursuant to Atlas’ certificate of incorporation, Atlas will provide holders (“public stockholders”) of Atlas Class A Shares, with the opportunity to redeem their Atlas Class A Shares included as part of the units sold in Atlas’ initial public offering (“Atlas’ IPO”) for cash equal to their pro rata share of the aggregate amount on deposit in the trust account (the “Trust Account”), calculated as of two business days prior to the consummation of the transactions contemplated by the Business Combination Agreement (including interest earned on the funds held in the Trust Account and not previously released to Atlas to pay taxes) upon the closing of the transactions contemplated by the Business Combination Agreement. For illustrative purposes, based on funds in the Trust Account of approximately $500.1 million (net of taxes payable) on August 5, 2021, the record date for the Special Meeting, the estimated per share redemption price would have been approximately $10.00, excluding additional interest earned on the funds held in the Trust Account and not previously released to Atlas to pay taxes. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined in

Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Atlas Class A Shares. Atlas Crest Investment LLC, a Delaware limited liability company (the “Sponsor”), and Atlas’ officers and directors have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of Atlas’ common stock they may hold. Currently, the Sponsor owns approximately 20% of Atlas’ common stock, consisting of the shares of Class B common stock, par value $0.0001 per share (“Atlas Class B Shares” and, together with the Class A common stock, the “Atlas Common Stock”), initially purchased by the Sponsor in a private placement (together with the Atlas Class A Shares issuable upon the conversion thereof, the “Founder Shares”). The Sponsor and Atlas’ directors and officers have agreed to vote any shares of Atlas Common Stock owned by them in favor of the Business Combination Proposal.
Approval of the Business Combination Proposal, the Governance Proposals, the NYSE Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Atlas Common Stock, voting together as a single class at a meeting at which a quorum is present. Approval of the Charter Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Atlas Common Stock, voting together as a single class, and the affirmative vote of the holders of a majority of the Atlas Class B Shares then outstanding, voting separately as a single class. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of Atlas Common Stock, voting together as a single class, regardless of whether a quorum is present.
As of August 5, 2021, the record date for the Special Meeting, there was approximately $500.1 million (net of taxes payable) in the Trust Account, which Atlas intends to use for the purposes of consummating a business combination within the time period described in this proxy statement/prospectus and to pay an estimated $77.9 million in transaction fees and expenses in connection with the consummation of the Business Combination. See the section entitled “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination” of this proxy statement/prospectus for additional information.
Each redemption of Atlas Class A Shares by its public stockholders will decrease the amount in the Trust Account. Atlas will not consummate the Business Combination if the redemption of Atlas Class A Shares would result in Atlas’ failure to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) (or any successor rule). In addition, under the terms of the Business Combination Agreement, Archer’s obligation to complete the Business Combination is conditioned upon, among other things, the aggregate cash proceeds from the Trust Account, together with the proceeds from the PIPE Financing (as defined below), equaling no less than $600,000,000 (after deducting any amounts paid to Atlas’ stockholders that exercise their redemption rights in connection with the Business Combination).
To raise additional proceeds to fund the transactions contemplated by the Business Combination Agreement, Atlas has entered into subscription agreements (containing commitments to funding that are subject only to conditions that generally align with the conditions set forth in the Business Combination Agreement), pursuant to which certain investors have agreed to purchase an aggregate of 60,000,000 New Archer Class A Shares (the “PIPE Financing”), for a price of $10.00 per share for an aggregate commitment of $600,000,000. Certain of Atlas’ directors and officers, as well as certain employees of Moelis & Company, LLC, an affiliate of Atlas and the Sponsor and Atlas’ financial advisor and exclusive placement agent for the PIPE Financing, will also participate in the PIPE Financing. See the sections entitled “Proposal No. 1: The Business Combination Proposal — Related Agreements — Subscription Agreements” and “Proposal No. 1: The Business Combination Proposal — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for additional information.
Consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Charter Proposal and the NYSE Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote. It is important for you to note that in the event that the Business Combination Proposal, the Charter Proposal and the NYSE Proposal do not receive the requisite vote for approval, then the Business Combination may not be consummated. If Atlas does not consummate the Business Combination and fails to complete an initial business combination by October 31, 2022, Atlas will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders. The proxy statement/prospectus accompanying this notice explains the Business Combination Agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Special Meeting. Please review the accompanying proxy statement/prospectus carefully.
The board of directors of Atlas has set August 5, 2021 as the record date for the Special Meeting. Only holders of record of shares of Atlas Common Stock at the close of business on August 5, 2021 will be entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the Special Meeting may attend the meeting virtually and is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of shares of Atlas Common Stock.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF ATLAS COMMON STOCK YOU OWN. Whether or not you plan to attend the Special Meeting, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions printed on your proxy card. If you hold your shares through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.
The board of directors of Atlas has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Governance Proposals, “FOR” the NYSE Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, and “FOR” the Adjournment Proposal (if necessary).
If you have any questions or need assistance with voting, please contact Atlas’ proxy solicitor, Morrow Sodali, at (800) 662-5200 or email Morrow Sodali at ACIC.info@investor.morrowsodali.com.
If you plan to attend the Special Meeting and are a beneficial investor who owns their investments through a bank or broker, you will need to contact Continental Stock Transfer & Trust Company to receive a control number. Please read carefully the sections in the proxy statement/prospectus regarding attending and voting at the Special Meeting to ensure that you comply with these requirements.
BY ORDER OF THE BOARD OF DIRECTORS
/s/ Michael Spellacy Michael Spellacy
Chief Executive Officer

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Atlas Crest Investment Corp. (“Atlas”), constitutes a prospectus under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to certain securities of Atlas to be issued in connection with the Business Combination described below and a notice of meeting and a proxy statement of Atlas under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the special meeting of our stockholders (the “Special Meeting”) to be held in connection with the Business Combination and at which our stockholders will be asked to consider and vote upon a proposal to adopt and approve the Business Combination Agreement and the transactions contemplated thereby, among other matters.
This registration statement and the accompanying proxy statement/prospectus is available without charge to our stockholders upon written or oral request. This document and our other filings with the SEC may be obtained by either written or oral request to Atlas Crest Investment Corp., 399 Park Avenue, New York, New York 10022 or by telephone at (212) 883-3800.
The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may obtain copies of the materials described above at the commission’s internet site at www.sec.gov.
In addition, if you are a stockholder and have questions about the proposals to be considered at the Special Meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Morrow Sodali LLC (“Morrow Sodali”), our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing ACIC.info@investor.morrowsodali.com. You will not be charged for any of the documents that you request.
See the section titled “Where You Can Find More Information” of the accompanying proxy statement/prospectus for further information.
Information contained on our website or any other website is expressly not incorporated by reference into the accompanying proxy statement/prospectus.
To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Special Meeting, or no later than September 7, 2021.

BASIS OF PRESENTATION AND GLOSSARY
As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires:
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references to the “A&R Business Combination Agreement” are to that certain amended and restated business combination agreement dated as of July 29, 2021, by and among Atlas, the Merger Sub and Archer. A copy of the A&R Business Combination Agreement is attached to this proxy statement/prospectus as Annex A-2;

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references to the “A&R Sponsor Letter Agreement” are to that certain amended and restated sponsor letter agreement dated as of July 29, 2021, by and among Atlas, the Sponsor and directors and/or officers of Atlas. A copy of the A&R Sponsor Letter Agreement is attached to this proxy statement/prospectus as Annex D-2;

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references to “Aggregate Transaction Proceeds” are to the sum of (i) the aggregate cash proceeds available for release to Atlas or Merger Sub (or any designees thereof) from the Trust Account in connection with the transactions contemplated by the Business Combination Agreement (after, for the avoidance of doubt, giving effect to the exercise of redemption rights by Atlas’ stockholders) and (ii) the aggregate cash proceeds actually received from the PIPE Financing;

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references to “Archer” are to Archer Aviation Inc. prior to the Effective Time;

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references to “Archer Founders” are to Brett Adcock and Adam Goldstein, Archer’s co-founders and co-Chief Executive Officers;

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references to the “Archer Founder Grants” are to the 53,649,734 restricted stock units (assuming no redemptions) and 35,649,736 restricted stock units (assuming max redemptions) that will be allocated to the Archer Founders immediately prior to the closing of the Business Combination;

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references to “Atlas Common Stock” are to, prior to the Effective Time, collectively, Atlas’ Class A common stock, par value $0.0001 per share (“Class A common stock”), and Atlas’ Class B common stock, par value $0.0001 per share (“Class B common stock”);

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references to “Atlas” are to Atlas Crest Investment Corp. before giving effect to the merger;

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references to “Atlas Board” are to Atlas’ board of directors prior to the Effective Time;

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references to “Atlas Class A Shares” are to, at all times prior to the Effective Time, shares of Atlas’ Class A common stock;

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references to “Atlas Class B Shares” are to, at all times prior to the Effective Time, shares of Atlas’ Class B common stock;

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references to “Atlas’ IPO”, “the IPO” or “our IPO” are to the initial public offering of Atlas completed on October 30, 2020;

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references to the “Atlas Stockholder Redemption” are to the right of the holders of Atlas Class A Shares to redeem all or a portion of their Atlas Class A Shares (in connection with the transactions contemplated by the Business Combination Agreement or otherwise) as set forth in Atlas’ amended and restated certificate of incorporation and bylaws;

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references to the “Business Combination” are to the transactions contemplated by the Business Combination Agreement;

•
references to the “Business Combination Agreement” are to that certain business combination agreement dated as of February 10, 2021, by and among Atlas, the Merger Sub and Archer, as amended and restated on July 29, 2021 and as it may be further amended, supplemented or otherwise modified from time to time. A copy of the Original Business Combination Agreement is attached to this proxy statement/ prospectus as Annex A-1 and a copy of the A&R Business Combination Agreement is attached to this proxy statement/ prospectus as Annex A-2;

•
references to “Effective Time” are to the date and time the certificate of merger evidencing the merger of Merger Sub with and into Archer is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by Atlas and Archer;

•
references to “Founder Shares” are to the Atlas Class B Shares, initially purchased by the Sponsor in a private placement, and the Atlas Class A Shares issuable upon the conversion thereof;

•
references to “GAAP” are to generally accepted accounting principles in the United States;

•
references to “Merger” are to the merger of Merger Sub with and into Archer with Archer being the surviving company in the merger;

•
references to “Merger Sub” are to Artemis Acquisition Sub Inc.;

•
references to “Minimum Cash Condition” are to the Aggregate Transaction Proceeds being equal to or greater than $600,000,000;

•
references to “New Archer Charter” are to the amended and restated certificate of incorporation of New Archer, a copy of which is attached to this proxy statement/prospectus as Annex B;

•
references to “New Archer Class A Shares” are to, at all times after the Effective Time, shares of New Archer’s Class A common stock, par value $0.0001 per share;

•
references to “New Archer Class B Shares” are to, at all times after the Effective Time, shares of New Archer’s Class B common stock, par value $0.0001 per share;

•
references to “New Archer Common Stock” are to New Archer’s Class A common stock, par value $0.0001 per share, and New Archer’s Class B common stock, par value $0.0001 per share;

•
references to “New Archer” are to Archer Aviation Inc. (formerly Atlas Crest Investment Corp.) after giving effect to the Merger;

•
references to the “Original Business Combination Agreement” are to that certain business combination agreement dated as of February 10, 2021, by and among Atlas, the Merger Sub and Archer. A copy of the Original Business Combination Agreement is attached to this proxy statement/prospectus as Annex A-1;

•
references to “NYSE” are to the New York Stock Exchange;

•
references to “Private Placement Warrants” are to the 8,000,000 warrants at a price of $1.50 per warrant issued to the Sponsor in a private placement simultaneously with the closing of the IPO;

•
references to “Proposed Charter” are to the proposed New Archer Charter;

•
references to “Public Warrants” are to the warrants sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

•
references to the “Sponsor” are to Atlas Crest Investment LLC, a Delaware limited liability company; and

•
references to the “Transaction Proposals” are to the Business Combination Proposal, the Charter Proposal, the Governance Proposals, the NYSE Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Adjournment Proposal.

Unless specified otherwise, amounts in this proxy statement/prospectus are presented in United States (“U.S.”) dollars.
Defined terms in the financial statements contained in this proxy statement/prospectus have the meanings ascribed to them in the financial statements.
Beneficial ownership throughout this proxy statement/prospectus with respect to New Archer’s stockholders is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

v

MARKET AND INDUSTRY DATA
This proxy statement/prospectus includes market and industry data and forecasts that Archer has derived from independent consultant reports, publicly available information, various industry publications, other published industry sources and Archer’s internal data and estimates. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.
Although Archer believes that these third-party sources are reliable, neither Atlas nor Archer guarantee the accuracy or completeness of this information, and neither Atlas nor Archer has independently verified this information. Some market data and statistical information are also based on Archer’s good faith estimates, which are derived from Archer management’s knowledge of its industry and such independent sources referred to above. Certain market, ranking and industry data included elsewhere in this proxy statement/prospectus, including the size of Archer’s total addressable market and Archer’s size or position and the positions of Archer’s competitors within these markets, are based on estimates of Archer management. These estimates have been derived from Archer management’s knowledge and experience in the markets in which it operates, as well as information obtained from surveys, reports by market research firms, Archer’s customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which Archer operates and have not been verified by independent sources. References herein to Archer being a leader in a market or product category refer to Archer’s belief that it is building one of the world’s leading urban air mobility companies, unless the context otherwise requires. In addition, the discussion herein regarding Archer’s various end markets is based on how Archer defines the end markets for its products, which products may be either part of larger overall end markets or end markets that include other types of products and services.
Archer’s internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which Archer operates and Archer management’s understanding of industry conditions. Although Archer believes that such information is reliable, Archer has not had this information verified by any independent sources. The estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the section entitled “Risk Factors — Risks Related to Archer’s Business and Industry and New Archer Following the Business Combination” and elsewhere in this proxy statement/prospectus.
TRADEMARKS AND SERVICE MARKS
Archer believes it owns or has rights to trademarks, service marks or trade names that it uses in connection with the operation of its business. In addition, Archer’s names, logos and domain names are its service marks or trademarks. Archer does not intend its use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of Archer by, any other companies.
Solely for convenience, the trademarks, service marks and trade names referred to in this proxy statement/prospectus are used without the ® and ™ symbols, but such references are not intended to indicate, in any way, that Archer will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensors to these trademarks, service marks, and trade names. All trademarks, service marks and trade names appearing in this proxy statement/prospectus are the property of their respective owners.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements. These forward-looking statements include, but are not limited to, statements that relate to expectations regarding future financial performance, business strategies or expectations for Atlas’ business, and the timing and Atlas’ ability to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:
•
Atlas’ ability to consummate the Business Combination;

•
the benefits of the Business Combination;

•
the future financial and operational performance of, and anticipated financial impact on, Atlas following the Business Combination; and

•
expansion plans and opportunities.

Forward-looking statements can often be identified by the use of words such as “anticipate,” “appear,” “approximate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” or similar expressions or the negative thereof.
These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and Atlas and Archer managements’ current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of Atlas, Archer and their respective directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing Atlas’ or Archer’s views as of any subsequent date. Atlas does not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.
Atlas stockholders should not place undue reliance on these forward-looking statements in deciding how to vote (or instruct the voting of) their shares in connection with the Business Combination. As a result of a number of known and unknown risks and uncertainties, New Archer’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
•
Archer is an early-stage company with a history of losses and expectation of significant losses for the foreseeable future;

•
Archer’s ability to manufacture and deliver its aircraft to customers;

•
risks associated with the United Airlines order constituting all of the current orders for Archer aircraft and that the order is subject to conditions, further negotiation and reaching mutual agreement on certain material terms;

•
Archer’s ability to remediate material weaknesses in internal control over financial reporting and ability to maintain an effective system of internal control;

•
Archer’s ability to realize operating and financial results forecasts which rely in large part upon assumptions and analyses that Archer has developed;

•
Archer’s ability to effectively market and sell air transportation as a substitute for conventional methods of transportation, following receipt of governmental operating authority;

•
Archer’s ability to compete effectively in the urban air mobility and electric vertical takeoff and landing industries;

•
Archer’s ability to obtain expected or required certifications, licenses, approvals, and authorizations from transportation authorities;

•
Archer’s ability to achieve expected business milestones or launch products on anticipated timelines;

•
risks associated with Archer’s reliance on its relationships with its suppliers and service providers for the parts and components in its aircraft;

•
Archer’s ability to successfully develop commercial-scale manufacturing capabilities;

•
Archer’s ability to successfully address obstacles outside of its control that slow market adoption of electric aircraft;

•
Archer’s ability to attract, integrate, manage, train and retain qualified senior management personnel or other key employees;

•
natural disasters, outbreaks and pandemics, economic, social, weather, growth constraints and regulatory conditions or other circumstances affecting metropolitan areas;

•
the potential for losses and adverse publicity stemming from any accident involving small aircraft, helicopters or lithium-ion battery cells;

•
risks associated with indexed price escalation clauses in customer contracts, which could subject Archer to losses if we have cost overruns or if increases in costs exceed the applicable escalation rate;

•
Archer’s ability to address a wide variety of extensive and evolving laws and regulations, including data privacy and security laws;

•
the ability of the parties to successfully or timely consummate the Business Combination;

•
Archer’s ability to realize the benefits of the Business Combination;

•
Archer’s ability to protect its intellectual property rights from unauthorized use by third parties;

•
Archer’s ability to obtain additional capital to pursue its business objectives and respond to business opportunities, challenges or unforeseen circumstances;

•
risks associated with a government investigation as described herein as well as a lawsuit and a preliminary injunction brought against Archer by a competitor;

•
cybersecurity risks to Archer’s various systems and software; and

•
risks associated with the dual-class structure of New Archer Common Stock which has the effect of concentrating voting control with Adam Goldstein and Brett Adcock, its co-founders and co-Chief Executive Officers.

QUESTIONS AND ANSWERS
The following are answers to certain questions that you may have regarding the Business Combination and the Special Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement/prospectus.
QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
Q:
WHAT IS THE BUSINESS COMBINATION?

A:
Atlas, Merger Sub and Archer have entered into the Business Combination Agreement, pursuant to which Merger Sub will merge with and into Archer, with Archer as the surviving company in the Merger and, after giving effect to such Merger, continuing as a wholly owned subsidiary of Atlas.

Atlas will hold the Special Meeting to, among other things, obtain the approvals required for the Merger and the other transactions contemplated by the Business Combination Agreement and you are receiving this proxy statement/prospectus in connection with such meeting. Archer is also separately providing consent solicitation materials to the holders of Archer common stock and Archer preferred stock to solicit, among other things, the required written consent to adopt and approve in all respects the Business Combination Agreement and the transactions contemplated thereby and to approve the ancillary agreements thereto. See the section entitled “Proposal No. 1: The Business Combination Proposal” of this proxy statement/prospectus for additional information. In addition, a copy of the Original Business Combination Agreement is attached to this proxy statement/ prospectus as Annex A-1 and a copy of the A&R Business Combination Agreement is attached to this proxy statement/ prospectus as Annex A-2. We urge you to carefully read this proxy statement/prospectus and the Business Combination Agreement in their entirety.
Q:
WHY AM I RECEIVING THIS DOCUMENT?

A:
Atlas is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their shares of Atlas Common Stock with respect to the matters to be considered at the Special Meeting.

The Business Combination cannot be completed unless Atlas’ stockholders approve the Business Combination Proposal, the Charter Proposal and the NYSE Proposal, set forth in this proxy statement/prospectus. Information about the Special Meeting, the Business Combination and the other business to be considered by stockholders at the Special Meeting is contained in this proxy statement/prospectus.
This document constitutes a proxy statement and a prospectus of Atlas. It is a proxy statement because the Atlas Board is soliciting proxies using this proxy statement/prospectus from its stockholders. It is a prospectus because Atlas, in connection with the Business Combination, is offering shares of New Archer Common Stock in exchange for the shares of Archer common stock outstanding as of the Effective Time. See the section entitled “Proposal No. 1: The Business Combination Proposal — The Business Combination Agreement — Consideration to Archer Equityholders in the Business Combination” of this proxy statement/prospectus for additional information.
Q:
WHAT WILL HAPPEN TO ATLAS’ SECURITIES UPON CONSUMMATION OF THE BUSINESS COMBINATION?

A:
Atlas’ units, Class A common stock and Public Warrants are currently listed on NYSE under the symbols “ACICU”, “ACIC” and “ACICW”, respectively. Upon consummation of the Business Combination, Atlas will have a dual-class share capital structure with (i) New Archer Class A Shares carrying voting rights in the form of one vote per share, and (ii) New Archer Class B Shares carrying voting rights in the form of ten votes per share. The New Archer Class A Shares will be listed on NYSE under the symbol “ACHR” and New Archer’s warrants will be listed on NYSE under the symbol “ACHR WS”. Atlas will not have units traded on NYSE following the consummation of the Business Combination and such units will automatically be separated into their component securities without any action needed to be taken on the part of the holders. Atlas Public Warrant holders and those stockholders who do not elect to have their Atlas Class A Shares redeemed need not deliver their Atlas Class A Shares or Public Warrant certificates to Atlas or to Atlas’ transfer agent and they will remain outstanding.
Q:
WHAT WILL ARCHER EQUITYHOLDERS RECEIVE IN THE BUSINESS COMBINATION?

A:
At the Effective Time, (i) each share of Archer common stock outstanding as of immediately prior to the Effective Time (including shares of Archer common stock resulting from the conversion of Archer preferred stock in connection with the Merger, but excluding any shares of Archer common stock as to which appraisal rights have been properly exercised in accordance with Delaware law and shares of Archer common stock held by Archer as treasury stock) will be converted into a right to receive a number of New Archer Class B Shares determined on the basis of an exchange ratio derived from an implied equity value for Archer of $1,480,000,000 (the “Exchange Ratio”) (it being understood that if any shares of Archer common stock outstanding immediately prior to the Effective Time are restricted shares subject to certain vesting conditions or are subject to a repurchase option or a risk of forfeiture, then the number of New Archer Class B Shares issued in exchange for such restricted shares will have the same terms and conditions as were applicable to such restricted shares immediately prior to the Effective Time (including with respect to vesting and termination-related provisions)), (ii) each option (whether vested or unvested) to purchase shares of Archer common stock that is outstanding as of immediately prior to the Effective Time will be converted into an option to purchase a number of New Archer Class B Shares based on the Exchange Ratio, (iii) each restricted stock unit award (whether vested or invested) that is outstanding as of immediately prior to the Effective Time with respect to shares of Archer common stock will be converted into a restricted stock unit award with respect to a number of New Archer Class B Shares based on the Exchange Ratio, and (iv) outstanding warrants (whether vested or unvested) to purchase Archer common stock will be converted into warrants to purchase a number of New Archer Class A Shares or New Archer Class B Shares, as applicable, in accordance with the terms of such warrants. As of the date of this proxy statement/prospectus, the Exchange Ratio was approximately 1.01. See the section entitled “Proposal No. 1: The Business Combination Proposal — The Business Combination Agreement — Consideration to Archer Equityholders in the Business Combination” of this proxy statement/prospectus for additional information.

Q:
WHAT EQUITY STAKE WILL CURRENT ATLAS EQUITYHOLDERS AND ARCHER EQUITYHOLDERS HAVE IN NEW ARCHER AFTER THE CLOSING?

A:
Upon the consummation of the Business Combination the ownership of New Archer will be as follows:

Assuming No Redemption	Assuming Maximum Redemption
The equityholders of Archer will own 126,142,172 shares of New Archer Common Stock, representing approximately 50.4% of the total shares outstanding, which includes shares of New Archer Common Stock that may be issuable pursuant to the Exchange Ratio	The equityholders of Archer will own 126,142,172 shares of New Archer Common Stock, representing approximately 63.0% of the total shares outstanding, which includes shares of New Archer Common Stock that may be issuable pursuant to the Exchange Ratio
The PIPE Investors and Other Investors will own 61,512,500 shares of New Archer Common Stock (which includes 5,200,000 shares of New Archer Common Stock held by affiliates of Archer, Atlas and/or the Sponsor and 1,512,500 Class A common stock issued to satisfy fees related to the Business Combination and PIPE Financing), representing approximately 24.6% of the total shares outstanding	The PIPE Investors and Other Investors will own 61,512,500 shares of New Archer Common Stock (which includes 5,200,000 shares of New Archer Common Stock held by affiliates of Archer, Atlas and/or the Sponsor and 1,512,500 Class A common stock issued to satisfy fees related to the Business Combination and PIPE Financing), representing approximately 30.7% of the total shares outstanding

x

Assuming No Redemption	Assuming Maximum Redemption
Atlas’ public stockholders will own 50,000,000 shares of New Archer Common Stock, representing approximately 20.0% of the total shares outstanding
The Sponsor will own 12,500,000 shares of New Archer Common Stock, representing approximately 5.0% of the total shares outstanding.
Atlas’ public stockholders will own zero shares of New Archer Common Stock and retain no ownership interest in New Archer
The Sponsor will own 12,500,000 shares of New Archer Common Stock, representing approximately 6.3% of the total shares outstanding.

The number of shares and percentage interests set forth above are based on a number of assumptions, including scenarios under which (a) none of Atlas’ public shares are redeemed and (b) all of Atlas’ public shares are redeemed. For an illustration of the number of shares and percentage interests outstanding under scenarios that assume redemptions of Atlas’ public shares in amounts of 10%, 50% and 75%, see the section entitled “Summary — Impact of the Business Combination on New Archer’s Public Float.” Moreover, each scenario excludes such New Archer Class B Shares underlying the Archer Founder Grants, certain of which are expected to be issued to the Archer Founders upon the achievement of a performance-based milestone at the closing of the Business Combination. If the actual facts differ from our assumptions, the number of shares and percentage interests set forth above will be different.
Additionally, upon the consummation of the Business Combination it is expected that former holders of Archer’s capital stock will possess (a) 86.6% of the voting power of the total outstanding stock, assuming none of Atlas’ public shares are redeemed, and (b) 91.6% of the voting power of the total outstanding stock, assuming all of Atlas’ public shares are redeemed, with 81.1% and 85.7% of the voting power being held by holders of New Archer Class B Shares, respectively. Note that the above voting power calculations exclude such New Archer Class B Shares underlying the Archer Founder Grants, certain of which are expected to be issued to the Archer Founders upon the achievement of a performance-based milestone at the closing of the Business Combination.
Q:
DID THE ATLAS BOARD OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE MERGER?

A:
Yes. The Atlas Board obtained a bringdown fairness opinion from Duff & Phelps, dated July 28, 2021, which provided that, as of that date and based on and subject to the assumptions, qualifications and other matters set forth therein, the consideration to be paid by Atlas in the Merger was fair, from a financial point of view, to Atlas. See the section entitled “Proposal No. 1: The Business Combination Proposal — Opinion of Duff & Phelps, the Atlas Board’s Financial Advisor” of this proxy statement/prospectus for additional information.

Q:
WHEN WILL THE BUSINESS COMBINATION BE COMPLETED?

A:
Neither Atlas nor Archer can assure you of when or if the Business Combination will be completed and it is possible that factors outside of the control of both companies could result in the Business Combination not being completed at all. Each of Atlas and Archer must first obtain the required approval by their respective stockholders and must also first satisfy other closing conditions. See the section entitled “Proposal No. 1: The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination” of this proxy statement/prospectus for additional information.

Q:
WHAT HAPPENS TO ARCHER STOCKHOLDERS IF THE BUSINESS COMBINATION IS NOT COMPLETED?

A:
If the Business Combination is not completed, Archer stockholders will not receive any consideration for their shares of Archer common stock and Archer preferred stock will not be converted into Archer common stock. Instead, Archer will remain an independent company. See the sections entitled “Proposal No. 1: The Business Combination Proposal — The Business Combination Agreement — Termination,” “Proposal No. 1: The Business Combination Proposal — The Business Combination Agreement — Conditions to closing of the Business Combination” and “Risk Factors” of this proxy statement/prospectus for additional information.

QUESTIONS AND ANSWERS ABOUT THE ATLAS SPECIAL MEETING
Q:
WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:
Atlas stockholders are being asked to vote on the following proposals:

1.
the Business Combination Proposal;

2.
the Charter Proposal;

3.
the Governance Proposals;

4.
the NYSE Proposal;

5.
the Equity Incentive Plan Proposal;

6.
the Employee Stock Purchase Plan Proposal; and

7.
the Adjournment Proposal (if necessary).

If Atlas stockholders fail to approve the Business Combination Proposal, the Charter Proposal or the NYSE Proposal, the Business Combination will not occur. The Adjournment Proposal is not conditioned on the approval of any other proposal. If the Business Combination Proposal is not approved, the other proposals (except for the Adjournment Proposal) will not be presented to the stockholders for a vote.
Q:
WHY IS ATLAS PROPOSING THE BUSINESS COMBINATION?

A:
Atlas was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses.

On October 30, 2020, Atlas completed its initial public offering (“IPO”). A total of approximately $500.0 million was placed in a trust account (the “Trust Account”). Since Atlas’ IPO, Atlas’ activity has been limited to the evaluation of business combination candidates.
Archer’s goal is to be one of the world’s leading urban air mobility companies. Archer’s mission is to advance the benefits of sustainable air mobility. Specifically, Archer was founded to improve mobility and drive the world towards a zero-emissions future. Archer is designing and developing an electric vertical takeoff and landing (“eVTOL”) aircraft for use in Urban Air Mobility (“UAM”) that can carry passengers roughly 60 miles at speeds of up to 150 miles per hour while producing minimal noise and zero emissions. With eVTOL, Archer would, upon receipt of the necessary air carrier operating authority, be the first urban air mobility company that moves people throughout the world’s cities in a quick, safe, sustainable, and cost-effective manner.
Based on its due diligence investigations of Archer and the industry in which it operates, including the financial and other information provided by Archer in the course of their negotiations in connection with the Business Combination Agreement, Atlas believes that Archer aligns well with the objectives laid out in its investment thesis. As a result, Atlas believes that a business combination with Archer will provide Atlas’ stockholders with an opportunity to participate in the ownership of a publicly-listed company with significant growth potential at an attractive valuation. See the section entitled “Proposal No. 1: The Business Combination Proposal — The Business Combination Agreement —  Recommendation of the Atlas Board and the Archer Board” of this proxy statement/prospectus for additional information.
Q:
DO I HAVE REDEMPTION RIGHTS?

A:
If you are a holder of Atlas Class A Shares, you have the right to demand that Atlas redeem your shares for a pro rata portion of the cash held in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination, by delivering your stock, either physically or electronically using Depository Trust Company’s DWAC System, to Atlas’ transfer agent two business days prior to the Special Meeting (such rights, “redemption rights”).

Notwithstanding the foregoing, a holder of Atlas Class A Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the Class A common stock. Accordingly, all Atlas Class A Shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.
The Sponsor and the Insiders will not have redemption rights with respect to any shares of Atlas Common Stock (including the Founder Shares) owned by them in connection with the Business Combination.
Under Atlas’ amended and restated certificate of incorporation, the Business Combination may be consummated only if Atlas has at least $5,000,001 of net tangible assets after giving effect to all holders of Atlas Class A Shares that properly demand redemption of their shares for cash. In addition, under the terms of the Business Combination Agreement, Archer’s obligation to complete the Business Combination is conditioned upon, among other conditions, the satisfaction of the Minimum Cash Condition.
Q:
WILL HOW I VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?

A:
No. You may exercise your redemption rights whether you vote your Atlas Class A Shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Atlas Class A Shares and no longer remain stockholders and the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders. With fewer Atlas Class A Shares and public stockholders, the trading market for Atlas Class A Shares may be less liquid than the market for Atlas Class A Shares prior to the Business Combination and Atlas may not be able to meet the listing standards of a national securities exchange. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into Archer’s business will be reduced and the amount of working capital available to New Archer following the Business Combination may be reduced. Your decision to exercise your redemption rights with respect to Atlas Class A Shares will have no effect on warrants of Atlas you may also hold.

Q:
HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:
If you are a holder of Atlas Class A Shares and wish to exercise your redemption rights, you must demand that Atlas redeem your shares for cash no later than the second business day preceding the vote on the Business Combination Proposal by delivering your stock to Atlas’ transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system prior to the vote at the Special Meeting. Any holder of Atlas Class A Shares will be entitled to demand that such holder’s shares be redeemed for a full pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $500.1 million (net of taxes payable), or $10.00 per share, as of August 5, 2021). Such amount, including interest earned on the funds held in the Trust Account and not previously released to Atlas to pay its taxes, will be paid promptly upon consummation of the Business Combination. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Atlas’ public stockholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of Atlas Class A Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Special

Meeting. If you deliver your shares for redemption to Atlas’ transfer agent and later decide prior to the Special Meeting not to elect redemption, you may request that Atlas’ transfer agent return the shares (physically or electronically).
Any corrected or changed proxy card or written demand of redemption rights must be received by Atlas’ transfer agent prior to the vote taken on the Business Combination Proposal at the Special Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent prior to the vote at the Special Meeting.
If a holder of Atlas Class A Shares properly makes a request for redemption and the Atlas Class A Shares are delivered as described to Atlas’ transfer agent as described herein, then, if the Business Combination is consummated, Atlas will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Atlas Class A Shares for cash.
For a discussion of the material U.S. federal income tax considerations for holders of Atlas Class A Shares with respect to the exercise of these redemption rights, see the section entitled “Material U.S. Federal Income Tax Considerations” of this proxy statement/prospectus for additional information. The consequences of a redemption to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.
Q:
WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?

A:
The net proceeds of Atlas’ IPO, together with funds raised from the private sale of warrants simultaneously with the consummation of Atlas’ IPO, were placed in the Trust Account immediately following Atlas’ IPO. After consummation of the Business Combination, the funds in the Trust Account will be used to pay holders of the Atlas Class A Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination and for working capital and general corporate purposes of New Archer. See the section entitled “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination” of this proxy statement/prospectus for additional information.

Q:
WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT CONSUMMATED?

A:
If Atlas does not complete the Business Combination with Archer for any reason, Atlas would search for another target business with which to complete a business combination. If Atlas does not complete the Business Combination with Archer or another target business by October 31, 2022, Atlas must redeem 100% of the outstanding Atlas Class A Shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account (including interest earned on the funds held in the Trust Account and not previously released to Atlas to pay taxes) divided by the number of outstanding Atlas Class A Shares. The Sponsor and Atlas’ directors and officers have no redemption rights in the event a business combination is not effected in the required time period and, accordingly, the Founder Shares and Private Placement Warrants will be worthless if no business combination is effected by Atlas by October 31, 2022. Additionally, in the event of such liquidation, there will be no distribution with respect to Atlas’ outstanding warrants. Accordingly, such warrants will expire worthless.

Q:
HOW DOES THE SPONSOR INTEND TO VOTE ON THE PROPOSALS?

A:
The Sponsor owns of record and is entitled to vote an aggregate of approximately 20% of the outstanding shares of Atlas Common Stock. The Sponsor has agreed to vote any shares of Atlas Common Stock held by it as of the record date for the Special Meeting, in favor of the proposals. See the section entitled “Proposal No. 1: The Business Combination Proposal — Related Agreements —Sponsor Letter Agreement” of this proxy statement/prospectus for additional information.

Q:
WHAT CONSTITUTES A QUORUM AT THE ATLAS SPECIAL MEETING?

A:
A majority of the voting power of all outstanding shares of capital stock of Atlas entitled to vote as of the record date at the Special Meeting must be represented virtually or by proxy at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the Founder Shares, who currently own approximately 20% of the issued and outstanding shares of Atlas Common Stock, will count towards this quorum. Because all of the proposals to be voted on at the Special Meeting are “non-routine” matters, banks, brokers and other nominees will not have authority to vote on any proposals unless instructed, so Atlas does not expect there to be any broker non-votes at the Special Meeting. In the absence of a quorum, the chairman of the Special Meeting has the power to adjourn the Special Meeting. As of the record date for the Special Meeting, 31,250,001 shares of Atlas Common Stock would be required to achieve a quorum.

Q:
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE ATLAS SPECIAL MEETING?

A:
The Business Combination Proposal:   The affirmative vote of a majority of the votes cast by holders of shares of Atlas Common Stock, voting together as a single class at a meeting at which a quorum is present, is required to approve the Business Combination Proposal. Atlas stockholders must approve the Business Combination Proposal in order for the Business Combination to occur. If Atlas stockholders fail to approve the Business Combination Proposal, the Charter Proposal or the NYSE Proposal, the Business Combination will not occur. The Adjournment Proposal is not conditioned on the approval of any other proposal. As further discussed in the section entitled “Proposal No. 1: The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement,” of this proxy statement/prospectus, the Sponsor and Atlas’ directors and officers have entered into an agreement with Atlas pursuant to which the Sponsor and Atlas’ directors and officers have agreed to vote shares representing approximately 20% of the aggregate voting power of Atlas Common Stock in favor of the Business Combination Proposal.

The Charter Proposal:   The affirmative vote of the holders of a majority of the outstanding shares of Atlas Common Stock, voting together as a single class, and the affirmative vote of the holders of a majority of the Atlas Class B Shares then outstanding, voting separately as a single class, are required to approve the Charter Proposal. The Business Combination is conditioned upon the approval of the Charter Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the Charter Proposal will not be presented to the stockholders for a vote. Notwithstanding the approval of the Charter Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Charter Proposal will not be effected.
The Governance Proposals:   Approval of each of the Governance Proposals, on a non-binding advisory basis, requires the affirmative vote of a majority of the votes cast by holders of shares of Atlas Common Stock, voting together as a single class, at a meeting at which a quorum is present. If the Business Combination Proposal is not approved, the Governance Proposals will not be presented to the stockholders for a vote. Notwithstanding the approval of the Governance Proposals, if the Business Combination is not consummated for any reason, the actions contemplated by the Governance Proposals will not be effected.
The NYSE Proposal:   The affirmative vote of a majority of the votes cast by holders of shares of Atlas Common Stock, voting together as a single class at a meeting at which a quorum is present, is required to approve the NYSE Proposal. The Business Combination is conditioned upon the approval of the NYSE Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the NYSE Proposal will not be presented to the stockholders for a vote. Notwithstanding the approval of the NYSE Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the NYSE Proposal will not be effected.
The Equity Incentive Plan Proposal:   The affirmative vote of a majority of the votes cast by holders of shares of Atlas Common Stock, voting together as a single class at a meeting at which a quorum is present, is required to approve the Equity Incentive Plan Proposal. If the Business Combination Proposal

is not approved, the Equity Incentive Plan Proposal will not be presented to the stockholders for a vote. Notwithstanding the approval of the Equity Incentive Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Equity Incentive Plan Proposal will not be effected.
The Employee Stock Purchase Plan Proposal:    The affirmative vote of a majority of the votes cast by holders of shares of Atlas Common Stock, voting together as a single class at a meeting at which a quorum is present, is required to approve the Employee Stock Purchase Plan Proposal. If the Business Combination Proposal is not approved, the Employee Stock Purchase Plan Proposal will not be presented to the stockholders for a vote. Notwithstanding the approval of the Employee Stock Purchase Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Employee Stock Purchase Plan Proposal will not be effected.
The Adjournment Proposal:   The affirmative vote of a majority of the votes cast by holders of shares of Atlas Common Stock, voting together as a single class, regardless of whether a quorum is present, is required to approve the Adjournment Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
Q:
WHY IS ATLAS PROPOSING THE GOVERNANCE PROPOSALS?

A:
As required by applicable SEC guidance, Atlas is requesting that its stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the New Archer Charter that may reasonably be considered to materially affect stockholder rights and therefore require a non-binding advisory basis vote pursuant to SEC guidance. This non-binding advisory vote is not otherwise required by Delaware law and is separate and apart from the Charter Proposal, but consistent with SEC guidance, Atlas is submitting these provisions to its stockholders separately for approval. However, the stockholder vote regarding this proposal is an advisory vote, and is not binding on Atlas or the Atlas Board (separate and apart from the approval of the Charter Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Governance Proposals (separate and apart from approval of the Charter Proposal). See the section entitled “Proposal No. 3: The Governance Proposals” of this proxy statement/prospectus for additional information.

Q:
DO ANY OF ATLAS’ SPONSOR, DIRECTORS OR OFFICERS HAVE INTERESTS IN THE BUSINESS COMBINATION THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF ATLAS STOCKHOLDERS?

A:
In considering the recommendation of the Atlas Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and our directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of Atlas’ stockholders generally. The Atlas Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination Agreement and the transactions contemplated thereby be adopted and approved by the stockholders of Atlas. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•
the fact that the Sponsor, directors and officers have waived their rights to redeem any of the Founder Shares and public shares in connection with a stockholder vote to approve a proposed initial business combination;

•
the fact that the Sponsor (including our officers and directors, as members of the Sponsor) paid an aggregate of $25,000 for the Founder Shares, which will convert into 12,500,000 shares of Class A Common Stock in accordance with the terms of Atlas’ amended and restated certificate of incorporation (the “Existing Charter”) and such securities will have a significantly higher value at the time of the Business Combination, estimated to be approximately $123.9 million based on the closing price of $9.91 per public shares on the NYSE on August 5, 2021;

•
the fact that the Sponsor, directors and officers may receive a positive return on their Founder Shares, for which they paid an aggregate of $25,000, and on their Private Placement Warrants, for which they paid $12,000,000, even if Atlas’s public stockholders experience a negative return on their investment after consummation of the Business Combination;

•
the fact that the Sponsor, directors and officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if Atlas fails to complete an initial business combination by October 31, 2022;

•
the fact that the Sponsor paid $12,000,000 for 8,000,000 Private Placement warrants, each of which is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the closing for one share of Class A Common Stock at $11.50 per share; if Atlas does not consummate an initial business combination by October 31, 2022, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by the Sponsor will be worthless; the warrants held by the Sponsor had an aggregate market value of approximately $9.9 million based upon the closing price of $1.24 per warrant on the NYSE on August 5, 2021; and

•
if the Trust Account is liquidated, including in the event Atlas is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to Atlas if and to the extent any claims by a third-party for services rendered or products sold to Atlas, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third-party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

See the section entitled “Proposal No. 1: The Business Combination Proposal — The Business Combination — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for additional information.
Q:
WHAT DO I NEED TO DO NOW?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxies as soon as possible so that your shares will be represented at the Special Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by your broker, bank or other nominee if your shares are held in the name of your broker, bank or other nominee.

Q:
HOW DO I VOTE?

A:
If you are a stockholder of record of Atlas as of August 5, 2021, the record date for the Special Meeting, you may submit your proxy before the Special Meeting in any of the following ways, if available:

•
use the toll-free number shown on your proxy card;

•
visit the website shown on your proxy card to vote via the Internet; or

•
complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

Stockholders who choose to participate in the Special Meeting can vote their shares electronically during the meeting via live audio webcast by visiting https://www.cstproxy.com/atlascrestcorp/sm2021. You will need the control number that is printed on your proxy card to enter the Special Meeting. Atlas recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Special Meeting starts.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the Special Meeting will need to obtain a proxy form from their broker, bank or other nominee.
Q:
WHEN AND WHERE IS THE ATLAS SPECIAL MEETING?

A:
The Special Meeting will be held on September 14, 2021, at 10:00 a.m., Eastern Time, via a virtual meeting. In light of the COVID-19 pandemic and to support the well-being of Atlas’ stockholders, management, employees and the community, the Special Meeting will be virtual. All Atlas stockholders as of the record date, or their duly appointed proxies, may attend the Special Meeting. Registration will begin at approximately 9:00 a.m. Eastern Time.

Q:
HOW CAN ATLAS’ STOCKHOLDERS ATTEND THE SPECIAL MEETING?

A:
If you are a registered stockholder you received a Notice and Access instruction form or proxy card from Continental Stock Transfer & Trust Company (“CST”). Both forms contain instructions on how to attend the virtual Special Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact CST at the phone number or e-mail address below. CST’s contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the virtual Special Meeting starting September 9, 2021 at 10:00 a.m., Eastern Time. Enter the URL address into your browser https://www.cstproxy.com/atlascrestcorp/sm2021, enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting. Atlas recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Special Meeting starts.
Beneficial investors, who own their investments through a bank or broker, will need to contact CST to receive a control number. If you plan to vote at the Special Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote CST will issue you a guest control number with proof of ownership. Either way you must contact CST for specific instructions on how to receive the control number. CST can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.
If you do not have internet capabilities, you can listen only to the meeting by dialing +1 877-770-3647 (toll-free) within the U.S. and Canada, (toll-free) outside the U.S. and Canada +1 312-780-0854 (standard rates apply) and, when prompted, enter the pin number 66310452#. This is listen-only, so you will not be able to vote or enter questions during the meeting.
Q:
WHY IS THE SPECIAL MEETING A VIRTUAL MEETING?

A:
Atlas has decided to hold the Special Meeting virtually due to the COVID-19 pandemic; Atlas is sensitive to the public health and travel concerns of Atlas’ stockholders and employees and the protocols that federal, state and local governments may impose. Atlas believes that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world.

Q:
WHAT IF DURING THE CHECK-IN TIME OR DURING THE SPECIAL MEETING I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING WEBSITE?

A:
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log in page.

Q:
IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:
If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Atlas or by voting online at the Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of the NYSE, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Special Meeting are “non-routine” matters and therefore, Atlas does not expect there to be any broker non-votes at the Special Meeting.
If you are an Atlas stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Charter Proposal, the Governance Proposals, the NYSE Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal. The failure of your broker to vote will be the equivalent of a vote “AGAINST” the Charter Proposal, but will have no effect on the vote count for the other proposals.
Q:
WHAT HAPPENS IF I SELL MY SHARES OF CLASS A COMMON STOCK BEFORE THE ATLAS SPECIAL MEETING?

A:
The record date for the Special Meeting will be earlier than the date of the Special Meeting. If you transfer your Atlas Class A Shares after the record date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your Atlas Class A Shares because you will no longer be able to deliver them for cancellation upon the consummation of the merger in accordance with the provisions described herein. If you transfer your Atlas Class A Shares prior to the record date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q:
WHAT IF I ATTEND THE ATLAS SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:
For purposes of the Special Meeting, an abstention occurs when a stockholder attends the meeting online and does not vote or returns a proxy with an “abstain” vote.

If you are an Atlas stockholder that attends the Special Meeting virtually and fails to vote on the Business Combination Proposal, the Charter Proposal, the Governance Proposals, the NYSE Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, or the Adjournment Proposal, your failure to vote will have the same effect as a vote “AGAINST” the Charter Proposal, but will have no effect on the vote count for such other proposals. If you are an Atlas stockholder that attends the Special Meeting virtually and you respond to such proposals with an “abstain” vote, your “abstain” vote will have the same effect as a vote “AGAINST” the Charter Proposal and the NYSE Proposal but will have no effect on any of the other proposals.
Q:
WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the Atlas Common Stock represented by your proxy will be voted as recommended by the Atlas Board with respect to that proposal.

Q:
MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:
Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You may do this in one of three ways:

•
filing a notice with the corporate secretary of Atlas;

•
mailing a new, subsequently dated proxy card; or

•
by attending the Special Meeting virtually and electing to vote your shares online.

If you are a stockholder of record of Atlas and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to Atlas Crest Investment Corp., 399 Park Avenue, New York, New York 10022, and it must be received at any time before the vote is taken at the Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than when the polls for voting close during the Special Meeting on September 14, 2021, or by voting online at the Special Meeting. Simply attending the Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares of Atlas Common Stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.
Q:
WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE ATLAS SPECIAL MEETING?

A:
If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by stockholders and consummated, you will become a stockholder of New Archer. Failure to take any action with respect to the Special Meeting will not affect your ability to exercise your redemption rights. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will continue to be a stockholder of Atlas while Atlas searches for another target business with which to complete a business combination.

Q:
WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:
Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered under more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:
WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:
If you have any questions about the proxy materials, need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Morrow Sodali, the proxy solicitation agent for Atlas, toll-free at (800) 662-5200 (banks and brokers call (203) 658-9400) or email Morrow Sodali at ACIC.info@investor.morrowsodali.com.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus, but does not contain all of the information that may be important to you. To better understand the Transaction Proposals to be considered at the Special Meeting, including the Business Combination Proposal, whether or not you plan to attend such meeting, we urge you to read this proxy statement/prospectus (including the Annexes) carefully, including the section entitled “Risk Factors.” See also the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.
The Parties to the Business Combination
Atlas
Atlas is a blank check company incorporated as a corporation in Delaware on August 26, 2020 and formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses.
On October 30, 2020, Atlas completed its initial public offering of 50,000,000 units. Each unit consists of one share of Class A common stock and one-third of one redeemable warrant to purchase one share of Class A common stock. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $500.0 million (before underwriting discounts and commissions and offering expenses).
Simultaneously with the consummation of Atlas’ IPO and the sale of the units, Atlas consummated the sale of 8,000,000 warrants at a price of $1.50 per warrant in a private placement to the Atlas Sponsor, generating gross proceeds of $12.0 million, with each warrant being exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The net proceeds from Atlas’ IPO and the private placement with the Atlas Sponsor (other than limited funds held outside the trust for the purposes detailed in Atlas’ filings with the SEC) were deposited in the Trust Account established for the benefit of Atlas’ public stockholders.
Atlas’ units, Class A common stock and Public Warrants are listed on the NYSE under the symbols “ACICU,” “ACIC” and “ACICW,” respectively. The mailing address of Atlas’ principal executive office is 399 Park Avenue, New York, New York 10022. Upon consummation of the Business Combination, New Archer will be a wholly owned subsidiary of Atlas.
Merger Sub
Artemis Acquisition Sub Inc. was formed as a corporation under the laws of the State of Delaware on February 4, 2021 and is currently a wholly owned subsidiary of Atlas. The Merger Sub was formed for the purpose of effectuating the Business Combination described herein and it has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Business Combination Agreement. Merger Sub will not be the surviving entity in the Merger, as contemplated by the Business Combination Agreement.
The mailing address of the principal executive office of the Merger Sub is 399 Park Avenue, New York, New York 10022.
Archer
Archer’s goal is to be one of the world’s leading urban air mobility companies. Archer’s mission is to advance the benefits of sustainable air mobility. Specifically, Archer was founded to improve mobility and drive the world towards a zero-emissions future. Archer is designing and developing an electric vertical takeoff and landing (“eVTOL”) aircraft for use in Urban Air Mobility (“UAM”) that can carry passengers roughly 60 miles at speeds of up to 150 miles per hour while producing minimal noise and zero emissions. With eVTOL, Archer would, upon receipt of the necessary air carrier operating authority, be the first urban air mobility company that moves people throughout the world’s cities in a quick, safe, sustainable, and cost-effective manner.

Archer’s Development Stage
Archer is an early-stage company, which was incorporated in 2018. While it has developed several prototype eVTOL aircraft over the years, Archer’s current eVTOL aircraft prototype (the Maker aircraft) is proposed to conduct its first test flight later this year. Archer has yet to finalize with the FAA the regulatory requirements and standards that must be satisfied in order to receive FAA type certification of its aircraft. Archer has devoted substantial capital resources to its development and incurred a history of losses, which it currently expects to continue until Archer begins significant deliveries of its eVTOL aircraft in late 2024 or 2025. Archer’s management expects to address its capital needs until then through the Business Combination, including the PIPE Financing. Archer’s audit report for the year ended December 31, 2020 includes an explanatory paragraph stating that Archer’s recurring losses and cash outflows from operating activities raise substantial doubt about Archer’s ability to continue as a going concern.
Archer’s Platform
Archer’s technology enables a holistic eVTOL aircraft design with high performance, low operating costs, zero local emissions, small acoustic footprint, and a high level of safety. Its aircraft configuration has the right mix of tilting and fixed rotors to provide a high level of propulsion redundancy and efficiency throughout the flight envelope. The hover efficiency is enabled by having sufficient rotor disk area. Cruise efficiency is achieved by tilting half the rotors for use in cruise flight while stopping the other rotors and aligning them in a low drag position. This configuration is enabled by Archer’s battery, electric powertrain, low noise rotor, and fly-by-wire flight control technologies.
Archer’s Competitive Strengths
Archer’s competitive strengths are that its aircraft are designed for manufacturing with vertical integration for key enabling technologies, its aircraft are designed for Federal Aviation Administration (“FAA”) certification, it has entered into strategic and commercial agreements with United and Stellantis, and it has built a deep and experienced engineering team.
Archer’s Growth Strategies
Archer is pursuing the following growth strategies: develop a reliable, certifiable aircraft, continuing building out a world-class team, construct manufacturing facilities, build out its flight operations infrastructure, develop autonomous flight capabilities, and optimize its demand modeling and operations simulation tool.
Archer’s Intellectual Property
Archer relies upon a combination of protections afforded to owners of patents, copyrights, trade secrets, and trademarks, along with employee and third-party non-disclosure agreements and other contractual restrictions to establish and protect its intellectual property rights. In particular, unpatented trade secrets in the fields of research, development and engineering are an important aspect of Archer’s business by ensuring that its technology remains confidential.
The Business Combination
The terms and conditions of the Business Combination are contained in the Business Combination Agreement, which is attached as Annex A-1 and Annex A-2 to this proxy statement/prospectus. We encourage you to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination.
If the Business Combination Agreement is approved and the Business Combination is subsequently completed, Merger Sub will merge with and into Archer, with Archer as the surviving company in the Merger and, after giving effect to such Merger, continuing as a wholly owned subsidiary of Atlas.
Business Combination Consideration
At the Effective Time, (i) each share of Archer common stock outstanding as of immediately prior to the Effective Time (including shares of Archer common stock resulting from the conversion of Archer preferred stock in connection with the Merger, but excluding any shares of Archer common stock as to which appraisal rights have been properly exercised in accordance with Delaware law and shares of Archer common stock held by Archer as treasury stock) will be converted into a right to receive a number of New Archer Class B Shares determined on the basis of the Exchange Ratio (it being understood that if any shares of Archer common stock outstanding immediately prior to the Effective Time are restricted shares subject to certain vesting conditions or are subject to a repurchase option or a risk of forfeiture, then the number of New Archer Class B Shares issued in exchange for such restricted shares will have the same terms and conditions as were applicable to such restricted shares immediately prior to the Effective Time (including with respect to vesting and termination-related provisions)), (ii) each option (whether vested or unvested) to purchase shares of Archer common stock that is outstanding as of immediately prior to the Effective Time will be converted into an option to purchase a number of New Archer Class B Shares based on the Exchange Ratio, (iii) each restricted stock unit award (whether vested or unvested) that is outstanding as of immediately prior to the Effective Time with respect to shares of Archer common stock will be converted into a restricted stock unit award with respect to a number of New Archer Class B Shares based on the Exchange Ratio, and (iv) outstanding warrants (whether vested or unvested) to purchase Archer common stock will be converted into warrants to purchase a number of New Archer Class A Shares or New Archer Class B Shares, as applicable, in accordance with the terms of such warrants. As of the date of this proxy statement/prospectus, the Exchange Ratio was approximately 1.01. See the section entitled “Proposal No. 1: The Business Combination Proposal — The Business Combination Agreement — Consideration to Archer Equityholders in the Business Combination” of this proxy statement/prospectus for additional information.
Upon the consummation of the Business Combination the ownership of the New Archer will be as follows:
Assuming No Redemption	Assuming Maximum Redemption
The equityholders of Archer will own 126,142,172 shares of New Archer Common Stock, representing approximately 50.4% of the total shares outstanding, which includes shares of New Archer Common Stock that may be issuable pursuant to the Exchange Ratio	The equityholders of Archer will own 126,142,172 shares of New Archer Common Stock, representing approximately 63.0% of the total shares outstanding, which includes shares of New Archer Common Stock that may be issuable pursuant to the Exchange Ratio
The PIPE Investors and Other Investors will own 61,512,500 shares of New Archer Common Stock (which includes 5,200,000 shares of New Archer Common Stock held by affiliates of Archer, Atlas and/or the Sponsor and 1,512,500 Class A common stock issued to satisfy fees related to the Business Combination and PIPE Financing), representing approximately 24.6% of the total shares outstanding	The PIPE Investors and Other Investors will own 61,512,500 shares of New Archer Common Stock (which includes 5,200,000 shares of New Archer Common Stock held by affiliates of Archer, Atlas and/or the Sponsor and 1,512,500 Class A common stock issued to satisfy fees related to the Business Combination and PIPE Financing), representing approximately 30.7% of the total shares outstanding

Atlas’ public stockholders will own 50,000,000 shares of New Archer Common Stock, representing approximately 20.0% of the total shares outstanding
The Sponsor will own 12,500,000 shares of New Archer Common Stock, representing approximately 5.0% of the total shares outstanding

Atlas’ public stockholders will own zero shares of New Archer Common Stock and retain no ownership interest in New Archer
The Sponsor will own 12,500,000 shares of New Archer Common Stock, representing approximately 6.3% of the total shares outstanding

The number of shares and percentage interests set forth above are based on a number of assumptions, including scenarios under which (a) none of Atlas’ public shares are redeemed and (b) all of Atlas’ public shares are redeemed. For an illustration of the number of shares and percentage interests outstanding under scenarios that assume redemptions of Atlas’ public shares in amounts of 10%, 50% and 75%, see section entitled “Summary — Impact of the Business Combination on New Archer’s Public Float.” Moreover, each scenario excludes such New Archer Class B Shares underlying the Archer Founder Grants, certain of which are expected to be issued to the Archer Founders upon the achievement of a performance-based milestone at the closing of the Business Combination. If the actual facts differ from our assumptions, the number of shares and percentage interests set forth above will be different.
Additionally, upon the consummation of the Business Combination it is expected that former holders of Archer’s capital stock will possess (a) 86.6% of the voting power of the total outstanding stock, assuming none of Atlas’ public shares are redeemed, and (b) 91.6% of the voting power of the total outstanding stock, assuming all of Atlas’ public shares are redeemed, with 81.1% and 85.7% of the voting power being held by holders of New Archer Class B Shares, respectively. Note that the above voting power calculations exclude such New Archer Class B Shares underlying the Archer Founder Grants, certain of which are expected to be issued to the Archer Founders upon the achievement of a performance-based milestone at the closing of the Business Combination.
Please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations.   The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of the following conditions:
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the applicable waiting period or consent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) relating to the Business Combination having been expired, been terminated or obtained (or deemed, by applicable law, to have been obtained), as applicable;

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no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination being in effect;

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this registration statement/proxy statement becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this registration statement/proxy statement, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

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Atlas’s initial listing application with NYSE in connection with the transactions contemplated by the Business Combination Agreement being approved and, immediately following the Effective Time, Atlas satisfying any applicable initial and continuing listing requirements of NYSE, and Atlas not having received any notice of non-compliance in connection therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the New Archer Class A common stock being approved for listing on NYSE;

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the Archer Stockholder Written Consent (as defined below) being obtained;

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the approval of the Business Combination Proposal, the Charter Proposal and the NYSE Proposal by the affirmative vote of the holders of the requisite number of shares of Atlas entitled to vote thereon being obtained in accordance with Atlas’ governing documents and applicable law; and

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after giving effect to the transactions contemplated by the Business Combination Agreement (including the PIPE Financing), Atlas having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time of the Merger.

Other Conditions to the Obligations of the Atlas Parties.   The obligations of the Atlas and Merger Sub (collectively, the “Atlas Parties”) to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Atlas (on behalf of itself and the other Atlas Parties) of the following further conditions:
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the representations and warranties of Archer regarding organization and qualification of Archer, certain representations and warranties regarding the capitalization, and amounts payable upon a change in control, of Archer and the representations and warranties of Archer regarding the authority of Archer to, among other things, consummate the transactions contemplated by the Business Combination Agreement, and brokers fees being true and correct (without giving effect to any limitation of “materiality” or “Archer Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the Closing Date (as defined in the Business Combination Agreement) as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);
•
certain other representations and warranties regarding the capitalization of Archer being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•
the representations and warranties of Archer regarding the absence of an “Archer Material Adverse Effect” during the period beginning on September 30, 2020 and ending on the date of the Business Combination Agreement being true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•
the other representations and warranties of Archer being true and correct (without giving effect to any limitation as to “materiality” or “Archer Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Archer Material Adverse Effect;

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Archer having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement prior to the Closing;

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since the date of the Original Business Combination Agreement, no Archer Material Adverse Effect having occurred;

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the Archer Preferred Conversion (as defined below) having occurred as contemplated by the Conversion Written Consent (as defined below);

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Atlas having received the Registration Rights Agreement (as defined below) duly executed by Archer stockholders; and

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Atlas having received a certificate executed by an authorized officer of Archer confirming that the conditions set forth in the first six bullet points in this section have been satisfied.

Other Conditions to the Obligations of Archer.   The obligations of Archer to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Archer of the following further conditions:
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the representations and warranties regarding organization and qualification of the Atlas Parties, the authority of Atlas to execute and deliver the Business Combination Agreement, and each of the ancillary documents thereto to which it is or will be a party, to perform its obligations under the Business Combination Agreement and ancillary documents thereto and to consummate the transactions contemplated thereby, certain representations and warranties regarding the capitalization of the Atlas Parties and brokers fees being true and correct, in all material respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

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certain other representations and warranties regarding the capitalization of Atlas being true and correct in all respects, (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

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the other representations and warranties of the Atlas Parties being true and correct (without giving effect to any limitation of “materiality” or “Atlas Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an Atlas Material Adverse Effect;

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the Atlas Parties having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement;

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the Aggregate Transaction Proceeds being equal to or greater than $600,000,000;

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Archer having received the Registration Rights Agreement duly executed by Atlas and the Sponsor; and

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Archer having received a certificate executed by an authorized officer of Atlas confirming that the conditions set forth in the first four bullet points of this section have been satisfied.

Exclusive Dealing
Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement, each of Atlas and Archer agreed to be subject to certain exclusivity obligations. See the section entitled “Proposal No. 1: The Business Combination Proposal — The Business Combination Agreement — Covenants of the Parties” of this proxy statement/prospectus for additional information.
Recommendation of the Atlas Board and the Archer Board
Pursuant to the Business Combination Agreement, at any time prior to obtaining the approval of the Transaction Proposals, the Atlas Board may amend, change, withdraw, modify, withhold, qualify or fail to make a recommendation to its stockholders to approve the Transaction Proposals (any such action an “Atlas Change in Recommendation”) if an Archer Material Adverse Effect has occurred and the Atlas Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to make an Atlas Change in Recommendation would be a breach of its fiduciary duties under applicable law, subject to additional terms and conditions set forth in the Business Combination Agreement. An Atlas Change in Recommendation will not limit or otherwise affect the agreements and covenants set forth in the Sponsor Letter Agreement (as defined below). See the section entitled “Proposal No. 1: The Business Combination Proposal — The Business Combination Agreement — Recommendation of the Atlas Board and the Archer Board” of this proxy statement/prospectus for additional information.
In addition, pursuant to the Business Combination Agreement, at any time prior to, but not after, receipt of the Archer Stockholder Written Consent (as defined below), Archer’s board of directors may amend, change, withdraw, modify, withhold, qualify or fail to recommend to Archer’s stockholders to approve and adopt the Business Combination Agreement, including the ancillary documents thereto to which Archer is a party, and the Business Combination (including the Merger) (any such action an “Archer Change in Recommendation”) if Archer’s board of directors shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to make an Archer Change in Recommendation would be a breach of its fiduciary duties under applicable law, subject to additional terms and conditions set forth in the Business Combination Agreement. Archer agreed that, unless the Business Combination Agreement is terminated in accordance with its terms, Archer will be obligated to deliver to Atlas the Archer Stockholder Written Consent and the Conversion Written Consent (as defined below), regardless of whether or not there shall be any Archer Change in Recommendation. An Archer Change in Recommendation will not limit or otherwise affect the agreements and covenants set forth in the Transaction Support Agreements. See the section entitled “Proposal No. 1: The Business Combination Proposal — The Business Combination Agreement — Recommendation of the Atlas Board and the Archer Board” of this proxy statement/prospectus for additional information.
Archer Preferred Conversion
In connection with the Business Combination, immediately prior to the Effective Time, each share of Archer preferred stock then issued and outstanding will be converted into a number of shares of Archer common stock in accordance with an irrevocable written consent to be executed by certain Archer stockholders, who, collectively, hold at least a majority of Archer preferred stock (the “Conversion Written Consent”) and the amended and restated certificate of incorporation of Archer (the “New Archer Charter”, together with the delivery of the Conversion Written Consent, the “Archer Preferred Conversion”). Archer

has agreed to obtain and deliver the Conversion Written Consent to Atlas as promptly as reasonably practicable after this proxy statement/prospectus is declared effective under the Securities Act and, in any event, within one business day of its effectiveness.
Archer Stockholder Written Consent; Archer Information Statement
Archer has agreed that as promptly as reasonably practicable after this proxy statement/prospectus is declared effective under the Securities Act and, in any event within one business day of its effectiveness, it will obtain and deliver to Atlas a written consent approving and adopting the Business Combination Agreement and the ancillary documents thereto to which Archer is a party or will be a party and the transactions contemplated therein (including the Merger) that is duly executed by Archer stockholders that hold at least the requisite number of issued and outstanding shares of Archer common stock required to approve and adopt such matters in accordance with the Delaware General Corporation Law (the “DGCL”) and Archer’s governing documents and the Archer’s Stockholders Agreements (the “Archer Stockholder Written Consent”). Promptly following the receipt of the Archer Stockholder Written Consent, Archer will prepare and deliver to each Archer stockholder who has not executed and delivered the Archer Stockholder Written Consent an information statement, in form and substance required under the DGCL in connection with the Merger and otherwise reasonably satisfactory to Atlas.
Termination
The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:
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by the mutual written consent of Atlas and Archer;

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by Atlas, subject to certain exceptions, if any of the representations or warranties made by Archer are not true and correct or if Archer fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of Atlas, as described in the section entitled “— The Business Combination Agreement — Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof, and (ii) October 10, 2021 (the “Termination Date”);

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by Archer, subject to certain exceptions, if any of the representations or warranties made by the Atlas Parties are not true and correct or if any Atlas Party fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to the obligations of Archer, as described in the section entitled “— The Business Combination Agreement — Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof, and (ii) the Termination Date;

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by either Atlas or Archer, if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement;

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by either Atlas or Archer, if any governmental entity shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action shall have become final and nonappealable;

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by either Atlas or Archer, if the approval of the Business Combination Proposal, the Charter Proposal and the NYSE Proposal (collectively, the “Required Transaction Proposals”) is not obtained at the Special Meeting (including any adjournment or postponement thereof); and

•
by Atlas, if Archer does not deliver, or cause to be delivered to Atlas, (i) the Archer Stockholder Written Consent and (ii) the Conversion Written Consent, in each case, when required under the Business Combination Agreement and subject to the other terms and condition set forth therein.

Material U.S. Federal Income Tax Consequences to Atlas Stockholders
For a discussion of the material U.S. federal income tax considerations for holders of Atlas Class A Shares with respect to the exercise of these redemption rights, see the section entitled “Proposal No. 1: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences to Atlas Stockholders” of this proxy statement/prospectus for additional information. The consequences of a redemption to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.
Related Agreements
Atlas Letter Agreement
In connection with Atlas’ IPO, the Sponsor and directors and/or officers of Atlas (the “Insiders” and, together with the Sponsor, the “Letter Agreement Parties”) entered into a letter agreement (the “Letter Agreement”) with Atlas, pursuant to which the Letter Agreement Parties have agreed (and their permitted transferees will agree) to vote any Founder Shares and any Atlas Class A Shares held by them in favor of a proposed initial business combination. In addition, the Letter Agreement Parties agreed to waive (i) their redemption rights with respect to any Founder Shares and any Atlas Class A Shares held by them in connection with the completion of an initial business combination or any other tender offer made by Atlas to purchase Atlas Common Stock and (ii) their rights to liquidating distributions from the Trust Account with respect to any Founder Shares, and any of the Private Placement Warrants, held by them if Atlas fails to complete an initial business combination within the time period prescribed by its amended and restated certificate of incorporation.
The Letter Agreement Parties also agreed that they will not propose any amendment to Atlas’ amended and restated certificate of incorporation that would modify (i) the substance or timing of the redemption rights of holders of Atlas Class A Shares comprising the units sold in the IPO (the “Offering Shares”) or (ii) (A) Atlas’ obligation to redeem 100% of the Offering Shares if it does not complete an initial business combination within the time period prescribed in its amended and restated certificate of incorporation or (B) any other provisions relating to stockholders’ rights or pre-initial business combination activity, unless Atlas provides its public stockholders with the opportunity to redeem their Class A common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Atlas to pay taxes, divided by the number of then outstanding Offering Shares.
The Letter Agreement also provides that (i) the Founder Shares held by the Letter Agreement Parties will be subject to a one year lock-up restriction following an initial business combination (subject to certain exceptions) and (ii) the Private Placement Warrants (including any shares of Atlas Common Stock issued or issuable upon the exercise of such warrants) held by the Letter Agreement Parties shall be subject to a 30-day lock-up restriction following an initial business combination. However, as described below under “—Sponsor Letter Agreement,” the lockup provisions with respect to the Founder Shares will terminate at the Effective Time and the Founder Shares will only be subject to the lockup provisions described under “—Registration Rights Agreement.” The Letter Agreement is attached as Exhibit 10.5 to this proxy statement/prospectus. You are encouraged to read the Letter Agreement in its entirety.
Transaction Support Agreements
Pursuant to the Business Combination Agreement, within one business day following the execution of the Original Business Combination Agreement, Archer obtained and delivered to Atlas transaction support agreements (collectively, the “Transaction Support Agreements”) executed by certain equityholders of

Archer (the “Archer Supporting Equityholders”). Under the Transaction Support Agreements, the Archer Supporting Equityholders, among other things, agreed to (i) irrevocably appoint Atlas or any individual designated by Atlas as the Archer Supporting Equityholder’s agent, attorney-in-fact and proxy to attend on behalf of such Archer Supporting Equityholder at any meeting of the Archer Supporting Equityholders with respect to the Business Combination, (ii) vote their respective equity securities in Archer in favor of the Business Combination Agreement and the consummation of the transactions contemplated thereby, (iii) execute and deliver the Archer Stockholder Written Consent and the Conversion Written Consent, (iv) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing, (v) deliver a duly executed counterpart to the Registration Rights Agreement no later than three business days prior to the Closing, (vi) in the case of all Archer Supporting Equityholders other than the Archer Founders, agree to elect to convert their New Archer Class B Shares received in the Business Combination into New Archer Class A Shares pursuant to the New Archer Charter and (vii) be bound by certain other covenants and agreements related to the Business Combination.
The form of the Transaction Support Agreement is attached hereto as Annex E and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the form of the Transaction Support Agreement in its entirety.
Subscription Agreements
In connection with the execution of the Original Business Combination Agreement, Atlas entered into subscription agreements (the “Subscription Agreements”) with each of the investors in the PIPE Financing (including with certain of Atlas’ directors and officers, as well as certain employees of Moelis & Company LLC, an affiliate of Atlas and the Sponsor and certain affiliates of Archer) (the “PIPE Investors”). Pursuant to the terms of the Subscription Agreements, Atlas has agreed to issue and sell to the PIPE Investors, in the aggregate, 60,000,000 shares of Class A common stock at a purchase price of $10.00 per share, for an aggregate purchase price of $600,000,000. The closing of the PIPE Financing is conditioned on (i) the Business Combination being consummated substantially concurrently with the closing of the PIPE Financing, (ii) the satisfaction or waiver of all of the conditions set forth in the Business Combination Agreement, (iii) the absence of any judgment, order, law, rule or regulation which has the effect of making consummation of the transactions contemplated by the Subscription Agreement illegal or otherwise restraining or prohibiting consummation of the transactions contemplated thereby; (iv) the NYSE having conditionally authorized the listing of the new shares of Class A common stock to be issued to the PIPE Investors; and (v) the absence of a suspension of the qualification of such new shares of Class A common stock for offering or sale or trading in any jurisdiction. The Subscription Agreements will terminate upon the earliest to occur of (i) the termination of the Business Combination Agreement, (ii) the mutual written agreement of the parties thereto, (iii) Atlas’ notification to the PIPE Investors that Atlas and Archer have abandoned their plans to move forward with the Business Combination and that Atlas has terminated the Pipe Investors’ obligations with respect to the subscription without the delivery of the new shares of Class A common stock having occurred, (iv) October 10, 2021, if the Closing has not occurred by such date, or (v) if, at the election of the party the obligations of which are subject to such conditions, any of the closing conditions described above are not satisfied or waived, or are not capable of being satisfied, on or prior to the earlier of the closing of the Business Combination and the Outside Date and, as a result thereof, the transactions contemplated by the Subscription Agreement will not be and are not consummated at the earlier of the closing of the Business Combination and the Outside Date.
The form of Subscription Agreement is attached hereto as Exhibit 10.6. You are encouraged to read the form of the Subscription Agreements in its entirety.
Registration Rights Agreement
In connection with the Business Combination, concurrently with the Closing, Atlas, the Sponsor and certain other individuals will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the holders of (i) the Founder Shares, (ii) the Private Placement Warrants and the Atlas Class A Shares underlying such Private Placement Warrants, (iii) the Private Placement Warrants that may be issued upon conversion of working capital loans, (iv) the shares of Class A common stock held by existing Archer equityholders on the

Closing Date, (v) the shares of Class A common stock issued or issuable to existing Archer equityholders upon conversion of Class B common stock held by such equityholders on the Closing Date, (vi) the private placement warrants previously issued to United Airlines and assumed by the combined company in connection with the Business Combination and (vii) the shares of Class A common stock issued or issuable to holders of greater than 2% of Archer’s common stock on a fully-diluted basis on the Closing Date, will have registration rights to require us to register a sale of any of our securities held by them. Pursuant to the Registration Rights Agreement, Atlas is required, as soon as practicable, but in any event within thirty (30) days after the Closing Date, to file a Registration Statement to permit the public resale of all the Registrable Securities held by any party to the Registration Rights Agreement from time to time as permitted by Rule 415 under the Securities Act. In addition, on or after the date that is 90 days prior to the expiration of the lock-up provisions described below, any such equityholders holding at least 15% in interest of the then-outstanding number of Registrable Securities may deliver a written demand requiring Atlas to facilitate a registered offering of the Registrable Securities requested by such equityholders to be included in such offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. Any demanded registered offering will also include registrable shares to be sold by holders that exercise their related piggyback rights in accordance with the Registration Rights Agreement. Within 45 days after receipt of a demand for such registration, Atlas will be required to cause a registration statement relating to such demand to become effective. The Registration Rights Agreement also provides that Atlas will bear the expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act. Furthermore, the Registration Rights Agreement provides that neither the Sponsor nor any holder of greater than 2% of Archer’s common stock on a fully-diluted basis on the Closing Date shall transfer certain of its Registrable Securities until the earlier of (i) 180 days after the completion of the Business Combination and (ii) subsequent to the Business Combination, the date on which Atlas completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Atlas’ stockholders having the right to exchange their shares of common stock for cash, securities or other property. The Sponsor has also agreed not to transfer any private placement warrants (or any common stock issued or issuable upon the exercise of such private placement warrants) until 30 days after completion of the Business Combination.
A copy of the Registration Rights Agreement is attached hereto as Annex I and Exhibit 10.7. You are encouraged to read the Registration Rights Agreement in its entirety.
Sponsor Letter Agreement
Concurrent with the execution of the Original Business Combination Agreement, the Letter Agreement Parties entered into a sponsor letter agreement (as amended and restated on July 29, 2021, and as it may be further amended and/or restated from time to time, the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor has agreed to (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) waive any adjustment to the conversion ratio set forth in the governing documents of Atlas or any other anti-dilution or similar protection with respect to the Founder Shares (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise), (iii) be bound by certain other covenants and agreements related to the Business Combination, (iv) be bound by certain transfer restrictions with respect to its Founder Shares prior to the closing of the Business Combination and (v) subject 1,875,000 of its Atlas Class B Shares at the Effective Time to certain vesting and forfeiture conditions, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement. In addition, pursuant to the Sponsor Letter Agreement, the Letter Agreement Parties have agreed to terminate the lock-up provisions in Section 7(a) of the Letter Agreement, which included, among other restrictions, a one year lock-up restriction on the Founder Shares following an initial business combination (subject to certain exceptions) (it being understood that, following such termination at the Effective Time, the Letter Agreement Parties shall be subject to the lock-up provisions described in the Registration Rights Agreement).
A copy of the Sponsor Letter Agreement is attached hereto as Annex D-1 and Annex D-2 and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the Sponsor Letter Agreement in its entirety.

Organizational Structure
The diagrams below depict simplified versions of the current organizational structures of Atlas and Archer, respectively.
Atlas (Current Structure)
Archer (Current Structure)
Post-Business Combination Structure
The diagram below depicts a simplified version of New Archer’s organizational structure immediately following the completion of the Business Combination (ownership interests and voting power percentages assume no redemptions by Atlas’ public stockholders).

Impact of the Business Combination on New Archer’s Public Float
It is anticipated that, upon completion of the Business Combination: (i) holders of Founder Shares will retain an ownership interest of approximately 5% in New Archer, (ii) Atlas’ public stockholders will retain an ownership interest of approximately 20% in New Archer, (iii) the PIPE Investors affiliated with Atlas and/or the Sponsor will own approximately 1% of New Archer, (iv) the PIPE Investors affiliated with Archer will own approximately 1% of New Archer, (v) the non-affiliated PIPE Investors will own approximately 22% of New Archer, (vi) former Archer stockholders parties to the Transaction Support Agreements (other than the Archer Founders) will own approximately 20% of New Archer, (vii) the Archer Founders will own approximately 26% of New Archer and (viii) all other former Archer stockholders will own approximately 5% of New Archer. These levels of ownership interest: (a) exclude the impact of the Atlas Class A Shares underlying Public Warrants and Private Placement Warrants, (b) assume that no Atlas’ public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in Atlas’ Trust Account, (c) exclude the impact of the New Archer Class B Shares underlying Archer restricted shares (whether vested or unvested) that are outstanding as of immediately prior to the Effective Time and will be converted at the Effective Time into a number of New Archer Class B Shares (but subject to same terms and conditions as were applicable to such restricted shares immediately prior to the Effective Time) based on the Exchange Ratio, (d) exclude the impact of the New Archer Class B Shares underlying options (whether vested or unvested) to purchase shares of Archer common stock that are outstanding as of immediately prior to the Effective Time and will be converted at the Effective Time into options to purchase a number of New Archer Class B Shares based on the Exchange Ratio, (e) exclude the impact of the New Archer Class B Shares underlying restricted stock unit awards (whether vested or unvested) to purchase shares of Archer common stock that are outstanding as of immediately prior to the Effective Time and will be converted at the Effective Time into restricted stock unit awards to purchase a number of New Archer Class B Shares based on the Exchange Ratio, (f) exclude the impact of the New Archer Class B Shares underlying warrants (whether vested or unvested) to purchase shares of Archer common stock that are outstanding as of immediately prior to the Effective Time and will be converted at the Effective Time into warrants to purchase a number of New Archer Class B Shares in accordance with the terms of such warrants, (g) assume that no shares are issued pursuant to the 2021 Plan (as defined below) and (h) assume that no shares are issued pursuant to the Employee Stock Purchase Plan. See the sections titled “Unaudited Pro Forma Condensed Combined Financial Information”, “Proposal No. 5 — The Equity Incentive Plan Proposal” and “Proposal No. 6 — The Employee Stock Purchase Plan Proposal” of this proxy statement/prospectus for additional information.

The following table illustrates varying ownership levels in New Archer, assuming no redemptions by Atlas’ public stockholders, 10% redemption by Atlas’ public stockholders, 50% redemption by Atlas’ public stockholders, 75% redemption by Atlas’ public stockholders and the maximum redemptions by Atlas’ public stockholders:
	No Redemptions(1)				10% Redemption(2)				50% Redemption(3)				75% Redemption(4)				Maximum Redemption(5)
Pro Forma Ownership	Number of New Archer Class A Shares	% of O/S	Number of New Archer Class B Shares	% of O/S	Number of New Archer Class A Shares	% of O/S	Number of New Archer Class B Shares	% of O/S	Number of New Archer Class A Shares	% of O/S	Number of New Archer Class B Shares	% of O/S	Number of New Archer Class A Shares	% of O/S	Number of New Archer Class B Shares	% of O/S	Number of New Archer Class A Shares	% of O/S	Number of New Archer Class B Shares	% of O/S
Atlas’ public stockholders	50,000,000	29%	—	—%	45,000,000	27%	—	—%	25,000,000	17%	—	—%	12,500,000	9%	—	—%	—	—%	—	—%
Holders of Founder Shares(11)	12,500,000	7%	—	—%	12,500,000	7%	—	—%	12,500,000	8%	—	—%	12,500,000	9%	—	—%	12,500,000	10%	—	—%
PIPE and Other Investors − affiliates of Atlas and/or the Sponsor(6)(7)	3,512,500	2%	—	—%	3,512,500	2%	—	—%	3,512,500	2%	—	—%	3,512,500	3%	—	—%	3,512,500	3%	—	—%
PIPE Investors – affiliates of Archer(6)(8)	3,200,000	2%	—	—%	3,200,000	2%	—	—%	3,200,000	2%	—	—%	3,200,000	2%	—	—%	3,200,000	3%	—	—%
PIPE Investors – non-affiliated holders(6)(8)	54,800,000	31%	—	—%	54,800,000	32%	—	—%	54,800,000	37%	—	—%	54,800,000	40%	—	—%	54,800,000	44%	—	—%
Former stockholders of Archer party to Transaction Support Agreements(9)	50,959,804	29%	—	—%	50,959,804	30%	—	—%	50,959,804	34%	—	—%	50,959,804	37%	—	—%	50,959,804	40%	—	—%
Archer Founders(10)	—	—%	63,844,050	85%	—	—%	63,844,050	85%	—	—%	63,844,050	85%	—	—%	63,844,050	85%	—	—%	63,844,050	85%
Other former stockholders of Archer	—	—%	11,338,318	15%	—	—%	11,338,318	15%	—	—%	11,338,318	15%	—	—%	11,338,318	15%	—	—%	11,338,318	15%

(1)
Assumes that no Atlas Class A Shares are redeemed and excludes potential dilution from Public Warrants and Private Placement Warrants.

(2)
Assumes redemption of 10% of Atlas Class A Shares using a per-share redemption price of $10.00. The closing of the Business Combination is conditioned on, among other things, the aggregate cash proceeds from the Trust Account, together with the proceeds from the PIPE Financing, equaling no less than $600,000,000 (after deducting any amounts paid to Atlas stockholders that exercise their redemption rights in connection with the Business Combination).

(3)
Assumes redemption of 50% of Atlas Class A Shares using a per-share redemption price of $10.00. The closing of the Business Combination is conditioned on, among other things, the aggregate cash proceeds from the Trust Account, together with the proceeds from the PIPE Financing, equaling no less than $600,000,000 (after deducting any amounts paid to Atlas stockholders that exercise their redemption rights in connection with the Business Combination).

(4)
Assumes redemption of 75% of Atlas Class A Shares using a per-share redemption price of $10.00. The closing of the Business Combination is conditioned on, among other things, the aggregate cash proceeds from the Trust Account, together with the proceeds from the PIPE Financing, equaling no less than $600,000,000 (after deducting any amounts paid to Atlas stockholders that exercise their redemption rights in connection with the Business Combination).

(5)
Assumes maximum redemptions of Atlas Class A Shares for aggregate redemption payments of $500.2 million using a per-share redemption price of $10.00. The closing of the Business Combination is conditioned on, among other things, the aggregate cash proceeds from the Trust Account, together with the proceeds from the PIPE Financing, equaling no less than $600,000,000 (after deducting any amounts paid to Atlas stockholders that exercise their redemption rights in connection with the Business Combination).

(6)
Assumes the PIPE Financing is consummated in accordance with its terms for $600,000,000, with 60,000,000 Atlas Class A Shares issued to the PIPE Investors.

(7)
Certain of Atlas’ directors and officers, as well as certain employees of Moelis & Company LLC, an affiliate of Atlas and the Sponsor, have entered into commitments to invest in the PIPE Financing. See the section entitled “Proposal No. 1: The Business Combination Proposal — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for additional information. Includes 1,512,500 Class A common stock (based on the assumed price of $10.00 per share of common stock) to be issued to satisfy fees related to the Business Combination and PIPE Financing.

(8)
Certain of Archer’s directors and officers, as well as certain employees of Archer have entered into commitments to invest in the PIPE Financing.

(9)
Certain former stockholders of Archer have executed Transaction Support Agreements, pursuant to which they have agreed (other than the Archer Founders) to elect to convert their New Archer Class B Shares received in the Business Combination into New Archer Class A Shares pursuant to the New Archer Charter immediately following the consummation of the Business Combination. The numbers reflected in the above table assumes such conversion has occurred. See the section entitled “Proposal No. 1: The Business Combination Proposal — Related Agreements — Transaction Support Agreements” of this proxy statement/prospectus for additional information.

(10)
Excludes the impact of the Archer Founder Grants to be allocated to the Archer Founders immediately prior to Closing. See the section entitled “Executive Compensation of Archer” of this proxy statement/prospectus for additional information.

(11)
Represents the 12,500,000 Founder Shares that are legally outstanding. Includes 1,875,000 Sponsor Earn Out Shares, which are subject to the earnout contingency.

New Archer’s Board of Directors
Following the Closing, it is expected that the current co-CEOs of Archer, Adam Goldstein and Brett Adcock, will become the co-CEOs of New Archer, and the New Archer board of directors will consist of seven directors, which will be divided into three classes (Class I, II and III) with Class I consisting of two directors, Class II consisting of two directors and Class III consisting of three directors. Pursuant to the Business Combination Agreement, the New Archer board of directors will consist of (i) one individual designated by the Sponsor (Michael Spellacy — Class II director) (ii) three individuals designated by Archer (Brett Adcock — Class III director; Adam Goldstein —  Class III director; and Fred Diaz — Class I director) and (iii) three individuals identified by Archer (in consultation with Atlas), each of whom is expected to be deemed an “independent director” by the board of directors of New Archer under the listing rules of NYSE (Deborah Diaz — Class I director; Maria Pinelli — Class II director; and Oscar Munoz — Class III director).
The Special Meeting
Date, Time and Place of the Special Meeting
The Special Meeting will be held on September 14, 2021, at 10:00 a.m., Eastern Time, via a virtual meeting. At the Special Meeting, Atlas stockholders will be asked to approve the Business Combination Proposal, the Charter Proposal, the Governance Proposals, the NYSE Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal (if necessary).
Voting Power; Record Date
Atlas has fixed the close of business on August 5, 2021, as the record date for determining Atlas stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on the record date, there were 62,500,000 shares of Atlas Common Stock outstanding and entitled to vote, of which 50,000,000 are Atlas Class A Shares and 12,500,000 are Founder Shares, representing approximately 20% of the outstanding shares of Atlas Common Stock. Each share of Atlas Common Stock is entitled to one vote per share at the Special Meeting. The Sponsor has agreed to vote the Founder Shares in favor of each of the proposals being presented at the Special Meeting.
Quorum and Vote of Atlas Stockholders
A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of capital stock of Atlas entitled to vote as of the record date at the Special Meeting is represented virtually or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the Founder Shares, who currently own 20% of the issued and outstanding shares of Atlas Common Stock, will count towards this quorum. As of the record date for the Special Meeting, 31,250,001 shares of Atlas Common Stock would be required to achieve a quorum.
Approval of the Business Combination Proposal, the Governance Proposals (each of which is a non-binding, advisory vote), the NYSE Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal require the affirmative vote of a majority of the votes cast by holders of shares of Atlas Common Stock, voting together as a single class at a meeting at which a quorum is present. Approval of the Charter Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Atlas Common Stock, voting together as a single class, and the affirmative vote of the holders of a majority of the Atlas Class B Shares then outstanding, voting separately as a single class. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Atlas Common Stock, voting together as a single class, regardless of whether a quorum is present.
Consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Charter Proposal and the NYSE Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

The Proposals to be Submitted at the Special Meeting
The following is a summary of the proposals to be submitted at the Special Meeting.
Proposal 1: The Business Combination Proposal
A proposal to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). See the section entitled “Proposal No. 1: The Business Combination Proposal” and the Business Combination Agreement, which is attached as Annex A-1 and Annex A-2 of this proxy statement/prospectus for additional information.
Proposal 2: The Charter Proposal
A proposal to amend Atlas’ amended and restated certificate of incorporation to, among other things, (i) change Atlas’ name to “Archer Aviation Inc.”, (ii) increase the authorized shares of common stock to 1,300,000,000 shares and authorized shares of preferred stock to 10,000,000 shares, (iii) provide that shares of Class A common stock shall be entitled to one vote per share, and that shares of Class B common stock shall be entitled to ten votes per share, (iv) require an affirmative vote of 66 2∕3% of New Archer’s then-outstanding capital stock to alter, amend, or repeal the proposed bylaws, (v) require an affirmative vote of 66 2∕3% of the voting power of New Archer’s then-outstanding capital stock to alter, amend, or repeal certain provisions of the New Archer Charter, and (vi) provide for certain additional changes which the board of directors believes are necessary to adequately address the needs of New Archer following the Closing.
Proposal 3: The Governance Proposals
A proposal to approve, on a non-binding advisory basis, certain governance provisions in the proposed New Archer Charter, presented separately in accordance with the SEC requirements:
•
Proposal No. 3.A: To increase the total number of shares of all classes of authorized capital stock from (i) 221,000,000, consisting of (a) 220,000,000 shares of common stock, including (1) 200,000,000 shares of Class A common stock, par value $0.0001 per share and (2) 20,000,000 shares of Class B common stock, par value $0.0001 per share, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share, to (ii) 1,310,000,000 , consisting of (A) 1,000,000,000 shares of Class A common stock, par value $0.0001 per share, (B) 300,000,000 shares of Class B common stock, par value $0.0001 per share, and (C) 10,000,000 shares of preferred stock, par value $0.0001 per share.

•
Proposal No. 3.B: To provide that holders of New Archer Class A Shares will be entitled to one vote per share on all matters to be voted upon by the stockholders, and holders of New Archer Class B Shares will be entitled to ten votes per share on all matters to be voted upon by the stockholders.

•
Proposal No. 3.C: To provide that any amendment to New Archer’s amended and restated bylaws will require the approval of either New Archer’s board of directors or the holders of at least 66 2∕3% of the voting power of New Archer’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.

•
Proposal No. 3.D: To provide that any amendment to certain provisions of the New Archer Charter will require the approval of the holders of at least 66 2∕3% of the voting power of New Archer’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.

Proposal 4: The NYSE Proposal
A proposal to approve (i)(A) the issuance of 2,244,780 New Archer Class A Shares and (B) the issuance of up to 215,995,224 New Archer Class B Shares in the Business Combination and (ii) the issuance and sale of 60,000,000 New Archer Class A Shares in the PIPE Financing.
Proposal 5: The Equity Incentive Plan Proposal
A proposal to approve and adopt the 2021 Plan (as defined below), established to be effective after the Closing to assist New Archer in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for New Archer’s success.

Proposal 6: The Employee Stock Purchase Plan Proposal
A proposal to approve and adopt the ESPP (as defined below) to give an opportunity to purchase New Archer Class A Shares following the Closing, to assist New Archer in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for New Archer’s success.
Proposal 7: The Adjournment Proposal
If necessary, a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Proposal, the Governance Proposals, the NYSE Proposal, the Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal. See the section entitled “Proposal No. 7: The Adjournment Proposal” of this proxy statement/prospectus for additional information.
Redemption Rights
Holders of Atlas Class A Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any stockholder holding Atlas Class A Shares may demand that Atlas redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was $10.00 per share as of August 5, 2021, the record date for the meeting), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination with Archer is consummated, Atlas will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination. Additional terms and conditions apply. See the section entitled “Atlas Special Meeting of Stockholders — Redemption Rights” of this proxy statement/prospectus for additional information.
Appraisal Rights
Holders of shares of Atlas Common Stock are not entitled to appraisal rights in connection with the Business Combination under Delaware law.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. Atlas has engaged Morrow Sodali to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares during the Special Meeting if it revokes its proxy before such meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Atlas Special Meeting of Stockholders — Revoking Your Proxy” of this proxy statement/prospectus for additional information.
Recommendation of the Atlas Board to Atlas Stockholders
The Atlas Board has unanimously determined that the Business Combination, on the terms and conditions set forth in the Business Combination Agreement, is advisable and in the best interests of Atlas and its stockholders and has directed that the proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The Atlas Board unanimously recommends that Atlas’ stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Governance Proposals, “FOR” the NYSE Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, and “FOR” the Adjournment Proposal (if necessary). See the section entitled “— The Board’s Reasons for the Approval of the Business Combination — Recommendation of the Atlas Board and Reasons for the Business Combination” of this proxy statement/prospectus for additional information.

The Board’s Reasons for the Approval of the Business Combination
Recommendation of the Atlas Board and Reasons for the Business Combination
The Atlas Board, in evaluating the Business Combination, consulted with Atlas’ management and financial, legal and other advisors. In reaching its unanimous resolution (i) that it was fair to and in the best interests of Atlas and its stockholders, and that it was advisable, to enter into the Business Combination Agreement and the ancillary documents to which Atlas is or will be a party and to consummate the transactions contemplated thereby (including the Merger), (ii) to adopt and approve the execution, delivery and performance by Atlas of the Business Combination Agreement, the ancillary documents to which Atlas is or will be a party and the transactions contemplated thereby (including the Merger), (iii) to recommend that the Atlas stockholders entitled to vote thereon vote in favor of each of the Transaction Proposals, including the Business Combination Proposal, and (iv) to direct that each Transaction Proposal, including the Business Combination Proposal, be submitted to the Atlas stockholders for approval, the Atlas Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Atlas Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Atlas Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Atlas Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
The Atlas Board considered a number of factors pertaining to Archer and the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:
•
Growth Prospects.   Archer is a leader in the Urban Air Mobility (UAM) space, which the Atlas Board believes is an attractive industry with strong growth prospects, particularly as urban density continues to grow.

•
Strategic and Commercial Agreements.   Archer has entered into a purchase agreement with United Airlines providing for $1 billion in conditional orders for Archer aircraft (with an option, at United Airlines’ election, to order an additional quantity of Archer aircraft at the same unit price for an additional aggregate base purchase price of up to $500 million) beginning as early as 2024 along with expected cooperation regarding FAA certification, airline flight connections, pilot and maintenance crew training and support for Archer’s go-to-market strategy for city launches and airport connections. In addition, Archer has established a partnership with Stellantis, the fourth largest automotive manufacturer in the world by volume, regarding manufacturing and supply chain collaboration.

•
Sustainability.   Archer is developing a commercially viable all-electric UAM platform that the Atlas Board believes has the potential to move people throughout the world’s cities in a fast, safe, sustainable and cost-effective manner.

•
Transaction Proceeds.   The fact that (i) the Business Combination is expected to provide approximately $1.1 billion of gross proceeds to New Archer, assuming minimal redemptions by the Atlas stockholders of their Atlas Class A Shares and (ii) such proceeds are expected to provide sufficient funding required for Archer’s continuing development through commercialization and cash flow breakeven.

•
Due Diligence and Continuing Updates.   Prior to entering into the Original Business Combination Agreement, the Atlas Board reviewed and discussed in detail the results of the due diligence examination of Archer conducted by Atlas’ management team and Atlas’ financial, technical, legal and regulatory advisors, which included a substantial number of virtual and in-person meetings with the management team and advisors of Archer regarding Archer’s business and business plan, operations, prospects and forecasts (including the assumptions and key variables underlying the Archer Financial Model), valuation analyses with respect to the Business Combination, review of significant contracts (including Archer’s agreements with United Airlines and Stellantis) and other material matters, as well general financial, technical, legal, regulatory and accounting due diligence. Following the announcement of the Business Combination and prior to entering into the A&R Business Combination Agreement, the Atlas Board met regularly and received numerous updates from Atlas’ and Archer’s management, as well as Atlas’ and Archer’s advisors, regarding developments relating to Archer, including, among other things, the status of the civil litigation and federal government investigation (including, among other things, that Archer has been informed by the United States Attorney’s Office for the Northern District of California, through its counsel, that the company is not a target of a federal investigation), as more fully described above in the section titled “Summary of the Proxy Statement/Prospectus — Wisk Litigation and Government Investigation,” and key workstreams and focus areas related thereto, as well as Archer’s progress in obtaining FAA certification, Archer’s long range business plan and business and general and industry-specific market conditions and developments.
•
Third Party Investigation.   The fact that, following commencement of the civil litigation and federal government investigation, as more fully described above in the section titled “Summary of the Proxy Statement/Prospectus — Wisk Litigation and Government Investigation,” Archer undertook a comprehensive third party forensic investigation and that investigation has concluded that no Wisk confidential documents exist on Archer’s systems.

•
Denial of Preliminary Injunction Brought Against Archer.   The fact that on July 22, 2021, the United States District Court of Northern California ruled in Archer’s favor denying a preliminary injunction motion brought by Wisk.

•
Financial Condition.   Prior to entering into the Original Business Combination Agreement, the Atlas Board reviewed factors such as Archer’s historical financial results, outlook and business and financial plans, as well as the financial profiles of publicly traded companies in the aerial vehicle, electric vehicle and electric vehicle battery industries and other shared economy companies, and certain relevant information with respect to companies that had been acquisition targets in transactions similar to the Business Combination. In reviewing these factors, the Atlas Board believed that Archer was well-positioned in its industry for strong potential future growth. Following the announcement of the Business Combination and prior to entering into the A&R Business Combination Agreement, the Atlas Board continued to discuss and review Archer’s business plan and financial projections (including assumptions, opportunities and risks underlying such plan and projections), including in light of developments regarding the civil litigation and federal government investigation, as well as Archer’s progress in obtaining FAA certification, and the Atlas Board concluded, following discussions with Atlas management, representatives of Moelis, Accenture and Archer, that such developments did not warrant changes to such business plan or financial projections.

•
Fairness Opinion.   The opinion of Duff & Phelps, dated July 28, 2021, to the Atlas Board to the effect that, as of that date and qualified by the assumptions, qualifications and limiting conditions therein, the consideration to be paid by Atlas in the Business Combination is fair, from a financial point of view, to Atlas, as more fully described below in the section titled “— Opinion of Duff & Phelps, the Atlas Board’s Financial Advisor.”

•
Reasonableness of Consideration.   Following a review of the financial data provided to Atlas, including the Archer Financial Model, and the due diligence of Archer’s business conducted by Atlas’ management and Atlas’ advisors, and taking into account the opinion received from Duff & Phelps regarding the fairness of the consideration to be paid by Atlas in the Business Combination and the support for the implied valuation of Archer indicated by the commitments obtained in the PIPE Financing, the Atlas Board determined that the aggregate consideration to be paid in the Business Combination fair to Atlas.

•
Value to Atlas Stockholders.   The fact that the new transaction terms, as reflected in the A&R Business Combination Agreement, adjusted the pro forma enterprise value of Archer from $2.7 billion to $1.7 billion, a 37.9% reduction, reflecting a strategic decision to drive long-term value creation for all Atlas stockholders, who would as a result own a larger portion of New Archer.

•
Substantial Post-Closing Economic Interest in New Archer.   If the Business Combination is consummated, Atlas stockholders (other than Atlas stockholders that sought redemption of the

Atlas Class A Shares) would have a substantial economic interest in New Archer (proportionally increased as a result of the reduction in the value of Archer, as reflected in the A&R Business Combination Agreement), and as a result would have a continuing opportunity to benefit from the success of New Archer following the consummation of the Business Combination.
•
Management Team.   The Atlas Board believes that Archer has a strong management team, bolstered by recent senior leadership appointments across Flight Safety, Certification, Engineering, Program Management and Manufacturing, and that the senior management of Archer, led by Archer’s co-Chief Executive Officers and co-Founders, intend to remain with New Archer in the capacity of officers and/or directors, which is expected to provide important continuity in advancing Archer’s strategic and growth goals.

•
Talented Engineering and Design Team.   The Atlas Board believes, based on the due diligence review conducted by Atlas’ management team and Atlas’ advisors, that Archer has gathered a highly accomplished team of engineering and design talent, with significant industry experience, bolstered with over 100 new hires in recent months, and such engineering and design teams intend to remain with New Archer, which is expected to provide important continuity in advancing Archer’s strategic and growth goals.

•
Lock-Up.   Archer’s co-Chief Executive Officers and co-Founders and certain other significant equityholders of Archer have agreed to be subject to a six-month lock-up in respect of their shares of New Archer Common Stock received in the Business Combination (subject to certain customary exceptions).

•
Involvement of PIPE Investors.   The agreement of the PIPE Investors to invest $600 million in New Archer at Closing at $10.00 per share (with the understanding that the New Archer Class A Shares to be acquired by the PIPE Investors in the PIPE financing would not be subject to a lock-up period following the closing of the Business Combination). See the section entitled “— Related Agreements — Subscription Agreements” of this proxy statement/prospectus for additional information.

•
Support of Key Equityholders.   The fact that key Archer equityholders representing approximately 87% of the then issued and outstanding equity of Archer (on a fully diluted basis) delivered Transaction Support Agreements, demonstrating such Archer equityholders’ support of the Business Combination. See the section entitled “— Related Agreements — Transaction Support Agreements” of this proxy statement/prospectus for additional information.

•
Other Alternatives.   Atlas completed its IPO in October 2020 with the objective of consummating an attractive business combination. Since that time, as more fully described in “Proposal No. 1: The Business Combination Proposal — Background of the Business Combination,” Atlas has evaluated numerous opportunities for a potential business combination. The Atlas Board believes, based on the terms of the Business Combination, its review of Archer’s business and the financial data provided to Atlas, including the Archer Financial Model, and the due diligence of Archer conducted by Atlas’ management and Atlas’ advisors, that a business combination with Archer would create the best available opportunity to maximize value for Atlas’ stockholders.

•
Negotiated Transaction.   The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions were the product of arm’s length negotiations between Atlas and Archer.

The Atlas Board also considered a variety of uncertainties and risks and other potentially negative factors related to Archer’s business and prospects and related to the Business Combination including, but not limited to, the following:
•
Macroeconomic Risks.   The risk that the future financial performance of Archer may not meet the Atlas Board’s expectations due to factors out of Archer’s control, including Archer’s ability to obtain expected or required certifications, licenses, approvals, and authorizations from governmental authorities (including for the eVTOL aircraft being developed by Archer), economic cycles or other macroeconomic factors.

•
Business Risks.   The risks that (i) Archer is an early-stage company with a history of losses and expect significant losses for the foreseeable future, and the risks associated with the United Airlines conditional order constituting all of the current orders for Archer aircraft and that the conditional order is subject to conditions, further negotiation and reaching mutual agreement on certain material terms and (ii) Archer may not be able to obtain authorizations from governmental authorities including for its eVTOL aircraft under development in a timely manner or at all (including the G-1, G-2 and G-3 issue paper milestones, which, among other things, establish the applicable airworthiness and environmental regulations, special conditions, and procedural requirements that must be met to achieve FAA type certification) and (iii) Archer’s current eVTOL aircraft prototype (the Maker aircraft) has not yet flown, although it is proposed to conduct its first test flight later this year.

•
Industry Risks.   The uncertainty pertaining to (i) a nascent and yet-to-be-proven industry that may not fully realize its growth potential, (ii) Archer’s ability to effectively market and sell air transportation as a substitute for conventional methods of transportation, following receipt of governmental operating authority, and (iii) Archer’s ability to compete effectively in the urban air mobility and eVTOL industries.

•
Uncertainty Regarding Civil Litigation and Federal Investigation.   The uncertainty pertaining to the outcome of the civil litigation and federal government investigation, and the fact that Archer intends to continue to aggressively defend itself against the civil litigation and will also pursue counterclaims against Wisk, balanced against positive developments relating to such matters, including, among other things, (i) the ruling by the United States District Court of Northern California in Archer’s favor denying a preliminary injunction motion brought by Wisk and (ii) the conclusion reached after a comprehensive forensics investigation that no Wisk confidential documents exist on Archer’s systems. For more information on the risks related to the civil litigation and federal government investigation, see the section titled “Risk Factors — Risks Related to Archer’s Business and Industry and New Archer Following the Business Combination — Archer has been named in civil litigation alleging misappropriation by Archer of a competitor’s trade secrets and infringement by Archer of certain of the competitor’s patents. Additionally, one of Archer’s employees was the subject of a search warrant relating to a federal government investigation, and Archer as well as three of Archer’s employees have been served with grand jury subpoenas in connection with such investigation. These civil and criminal proceedings and similar allegations or legal actions in the future may be time-consuming and expensive and, if adversely determined, could delay, limit or prevent Archer’s ability to commercialize its aircraft or otherwise execute on its business plan.”

•
Uncertainty Regarding FAA Certification Process.   The risk that Archer may not obtain type certification from the FAA (including the G-1, G-2 and G-3 issue paper milestones, which, among other things, establish the applicable airworthiness and environmental regulations, special conditions, and procedural requirements that must be met to achieve FAA type certification), which is required for production and commercial use of its aircraft, or may experience delays in receiving type certifications from the FAA, as more fully described above in the section titled “Risk Factors — Risks Related to Archer’s Business and Industry and New Archer Following the Business Combination — The electric vertical take-off and landing (“eVTOL”) aircraft industry may not continue to develop, eVTOL aircraft may not be adopted by the market or Archer’s independent third-party aircraft operators, eVTOL aircraft may not be certified by transportation authorities or eVTOL aircraft may not deliver the expected reduction in operating costs, any of which could adversely affect Archer’s prospects, business, financial condition and results of operations.”

•
Redemption Risk.   The potential that a significant number of Atlas stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Atlas’ Existing Charter, which would reduce the gross proceeds to New Archer from the Business Combination, which could hinder New Archer’s ability to continue its development through commercialization.

•
Atlas Board’s Right to Change its Recommendation.   The fact that, in connection with, and as a condition to Archer’s willingness to agree to, the reduction in Archer’s pro forma enterprise value from $2.7 billion to $1.7 billion and related amendments reflected in the A&R Business Combination Agreement, the Atlas Board’s ability to change its recommendation to Atlas stockholders to vote in favor of the approval of the Business Combination Proposal and the other Transaction Proposals described in this proxy statement/prospectus is limited to circumstances in which an Archer Material Adverse Effect has occurred.
•
Stockholder Vote.   The risk that Atlas’ stockholders may fail to provide the respective votes necessary to effect the Business Combination.

•
Closing Conditions.   The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Atlas’ control.

•
Transaction Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting injunctive relief could delay or prevent consummation of the Business Combination.

•
Listing Risks.   The challenges associated with preparing Archer, a privately held entity, for the applicable disclosure, controls and listing requirements to which New Archer will be subject as a publicly traded company on the NYSE.

•
Potential Benefits May Not Be Achieved.   The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•
Liquidation of Atlas.   The risks and costs to Atlas if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Atlas being unable to effect a business combination by October 31, 2022 and result in the liquidation of Atlas.

•
Atlas Stockholders Receiving a Minority Position in New Archer.   The fact that current Atlas stockholders will hold a minority position in New Archer, and the fact that the dual class capital structure will have the effect of concentrating voting control with the Archer Founders, which will limit or preclude the ability of Atlas’ current stockholders to influence corporate matters, including any future potential change in control or other material transaction, but the Atlas Board determined that such facts were outweighed by the long-term benefits that a founder-controlled company would provide to Atlas’ stockholders and future stockholders of New Archer after closing.

•
Post-Business Combination Corporate Governance.   The fact that (i) the holders of New Archer Class B Shares, including the Archer Founders, will be entitled to ten voting rights per share and (ii) the board of directors of New Archer will be classified and that all New Archer directors will not be elected annually. See the section entitled “Proposal No. 3: The Governance Proposals” of this proxy statement/prospectus for a detailed discussion of such governance provisions.

•
Fees and Expenses.   The expected fees and expenses associated with the Business Combination, some of which would be payable regardless of whether the Business Combination is ultimately consummated.

In addition to considering the factors described above, the Atlas Board also considered other factors including, without limitation:
•
Interests of Certain Persons.   The Sponsor, the members of the Atlas Board and executive officers of Atlas and the Sponsor have interests in the Business Combination Proposal, the other proposals described in this proxy statement/prospectus and the Business Combination that are different from, or in addition to, those of Atlas stockholders generally (see the section entitled “— Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus). Atlas’ directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Atlas Board, the Business Combination Agreement and the transactions contemplated therein, including the Merger.

•
Other Risks.   The various risks associated with the Business Combination, the business of Archer, and the business of Atlas, as described in the section entitled “Risk Factors” of this proxy statement/prospectus.

The Atlas Board concluded that the potential benefits expected to be received by Atlas and its stockholders as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. Accordingly, the Atlas Board unanimously resolved

(i) that it was fair to and in the best interests of Atlas and its stockholders, and that it was advisable, to enter into the Business Combination Agreement and the ancillary documents to which Atlas is or will be a party and to consummate the transactions contemplated thereby (including the Merger), (ii) to adopt and approve the execution, delivery and performance by Atlas of the Business Combination Agreement, the ancillary documents to which Atlas is or will be a party and the transactions contemplated thereby (including the Merger), (iii) to recommend that the Atlas stockholders entitled to vote thereon vote in favor of each of the Transaction Proposals, including the Business Combination Proposal, and (iv) to direct that each Transaction Proposal, including the Business Combination Proposal, be submitted to the Atlas stockholders for approval.
Interests of Atlas’ Directors and Officers and Others in the Business Combination
Certain members of the Atlas Board and executive officers of Atlas and the Sponsor may have interests in the Business Combination that may be different from, or in addition to, the interests of Atlas’ stockholders generally. The Atlas Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination Agreement and the transactions contemplated thereby be adopted and approved by the stockholders of Atlas. See the section entitled “Proposal No. 1: The Business Combination Proposal — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus for additional information.
Sources and Uses of Funds for the Business Combination
The following tables summarize the sources and uses for funding the Business Combination (i) assuming that none of Atlas’ outstanding shares of Class A Common Stock are redeemed in connection with the Business Combination and (ii) assuming that all of Atlas’ outstanding shares of Class A Common Stock are redeemed in connection with the Business Combination. For an illustration of the number of shares and percentage interests outstanding under scenarios that assume redemptions of Atlas’ public shares in amounts of 10%, 50% and 75%, see the section entitled “Summary — Impact of the Business Combination on New Archer’s Public Float.”
No Redemption
Source of Funds (in millions)
Existing Cash held in Trust Account(1)	$500.2
Shares of New Archer common stock and awards issued to Archer Equityholders(2)	1,479.8
PIPE Financing	600.0
Total Sources	$2,580.0
Uses (in millions)
Shares of New Archer common stock and awards issued to Archer Equityholders(2)	$1,479.8
Transaction Fees and Expenses(3)	62.7
Cash to New Archer Balance Sheet	1,037.5
Total Uses	$2,580.0

(1)
As of March 31, 2021.

(2)
Shares issued to New Archer’s stockholders are at a deemed value of $10.00 per share. Assumes 147,977,116 shares and awards issued to New Archer’s stockholders at Closing in the form of 50,959,804 and 75,182,368, Class A and Class B Shares, respectively, and 21,834,944 other awards. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more details.

(3)
Represents an estimated amount, inclusive of fees related to the Business Combination, legal, and PIPE Financing fees. Excludes 1,512,500 Class A common stock (based on the assumed price of $10.00 per share of common stock) to be issued to satisfy fees related to the Business Combination and PIPE Financing.

Maximum Redemption
Source of Funds (in millions)
Existing Cash held in Trust Account	$—
Shares of New Archer common stock and awards issued to Archer Equityholders(1)	1,479.8
PIPE Financing	600.0
Total Sources	$2,079.8
Uses (in millions)
Shares of New Archer common stock and awards issued to Archer Equityholders(1)	$1,479.8
Transaction Fees and Expenses(2)	62.7
Cash to New Archer Balance Sheet(3)	537.3
Total Uses	$2,079.8

(1)
Shares issued to New Archer’s stockholders are at a deemed value of $10.00 per share. Assumes 147,977,116 shares and awards issued to New Archer’s stockholders at Closing in the form of 50,959,804 and 75,182,368, Class A and Class B Shares, respectively, and 21,834,944 other awards. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more details.

(2)
Represents an estimated amount, inclusive of fees related to the Business Combination, legal, and PIPE Financing fees. Excludes 1,512,500 Class A common stock (based on the assumed price of $10.00 per share of common stock) to be issued to satisfy fees related to the Business Combination and PIPE Financing.

(3)
Includes minimum cash condition of no less than $600.0 million per the Business Combination Agreement, less transaction fees and expenses of $62.7 million to be paid using cash.

Regulatory Approval
Completion of the Business Combination is subject to regulatory approval under the HSR Act. Atlas and Archer agreed to use their reasonable best efforts to obtain required regulatory approval and to request early termination of any waiting period under the HSR Act. Atlas and Archer filed Notification and Report Forms with the Antitrust Division of the Department of Justice (the ‘‘Antitrust Division’’) and the Federal Trade Commission (the “FTC”) on February 18, 2021. The regulatory approval to which completion of the Business Combination is subject is described in more detail in the section entitled “Proposal No. 1: The Business Combination Proposal—Regulatory Approval” of this proxy statement/prospectus.
Litigation Related to the Business Combination
On May 21, 2021, Atlas received a demand to inspect its books and records under 8 Del. C. § 220 from a purported stockholder of Atlas. The demand alleges, among other things, that Atlas’s officers and directors may have breached or may in the future breach their fiduciary duties in relation to the lawsuit filed against Archer by Wisk Aero LLC (“Wisk”) in the U.S. District Court for the Northern District of California on April 6, 2021. Atlas has produced and is continuing to produce certain materials to the stockholder’s counsel. Separately, certain other purported stockholders of Atlas have demanded, by letters to Atlas’s counsel, that Atlas include certain additional disclosures in this proxy statement/prospectus. Atlas does not agree with any of the stockholder’s allegations of wrongdoing.
There can be no assurances that additional complaints or demands will not be filed or made with respect to the Business Combination. If additional complaints or demands are filed or made, absent new or different allegations that are material, Atlas will not necessarily announce them.
Wisk Litigation and Government Investigation
On March 30, 2021, one of Archer’s employees, who is a former employee of Wisk, had a search warrant executed at his home in connection with a federal investigation into the employee. In addition, Archer and three of Archer’s employees, who are also former Wisk employees, received grand jury subpoenas from the United States Attorney’s Office for the Northern District of California in relation to the same investigation. Archer has informed Atlas that it is cooperating with the investigation of the employee. As of August 10, 2021, the investigation was ongoing. On April 6, 2021, Wisk brought a lawsuit against Archer in United States District Court in the Northern District of California (the “Court’’) alleging misappropriation of trade secrets and patent infringement. On May 19, 2021, Wisk filed a motion for preliminary injunction and expedited discovery. On June 1, 2021, Archer filed a motion to dismiss and counterclaims and issued a press release in response to Wisk’s allegations. On June 15, 2021, Wisk amended its complaint, and the following day Archer filed a motion to dismiss the amended complaint. On June 23, 2021, Archer filed an opposition to the motion for preliminary injunction and issued a press release the following day. On July 22, 2021, the Court denied Wisk’s motion for a preliminary injunction. On July 27, 2021, Wisk filed a motion to dismiss Archer’s counterclaims and strike Archer’s affirmative defenses. A hearing is set for August 11, 2021 to address Archer’s motions to dismiss Wisk’s complaint and strike Wisk’s trade secret disclosure, as well as to address Wisk’s request for an expedited trial schedule. Archer cannot predict the timing or outcome of the litigation or federal government investigation. See “Risk Factors — Risks Related to Archer’s Business and Industry and New Archer Following the Business Combination — Archer has been named in civil litigation alleging misappropriation by Archer of a competitor’s trade secrets and infringement by Archer of certain of the competitor’s patents. Additionally, one of Archer’s employees was the subject of a search warrant relating to a federal government investigation, and Archer as well as three of Archer’s employees have been served with grand jury subpoenas in connection with such investigation. These civil and criminal proceedings and similar allegations or legal actions in the future may be time-consuming and expensive and, if adversely determined, could delay, limit or prevent Archer’s ability to commercialize its aircraft or otherwise execute on its business plan.”
Summary of Risk Factors
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may harm New Archer’s business, financial condition and operating results. Such risks include, but are not limited to:
•
Archer is an  early-stage company with a history of losses and expectation of significant losses for the foreseeable future;

•
Archer’s ability to manufacture and deliver its aircraft to customers;

•
risks associated with the United Airlines order constituting all of the current orders for Archer aircraft and that the order is subject to conditions, further negotiation and reaching mutual agreement on certain material terms;

•
Archer’s ability to remediate material weaknesses in internal control over financial reporting and ability to maintain an effective system of internal control;

•
Archer’s ability to realize operating and financial results forecasts which rely in large part upon assumptions and analyses that Archer has developed;

•
Archer’s ability to effectively market and sell air transportation as a substitute for conventional methods of transportation, following receipt of governmental operating authority;

•
Archer’s ability to compete effectively in the urban air mobility and eVTOL industries;

•
Archer’s ability to obtain expected or required certifications, licenses, approvals, and authorizations from transportation authorities;

•
Archer’s ability to achieve expected business milestones or launch products on anticipated timelines;

•
risks associated with Archer’s reliance on its relationships with its suppliers and service providers for the parts and components in its aircraft;

•
Archer’s ability to successfully develop commercial-scale manufacturing capabilities;

•
Archer’s ability to successfully address obstacles outside of its control that slow market adoption of electric aircraft;

•
Archer’s ability to attract, integrate, manage, train and retain qualified senior management personnel or other key employees;

•
natural disasters, outbreaks and pandemics, economic, social, weather, growth constraints and regulatory conditions or other circumstances affecting metropolitan areas;

•
the potential for losses and adverse publicity stemming from any accident involving small aircraft, helicopters or lithium-ion battery cells;

•
risks associated with indexed price escalation clauses in customer contracts, which could subject Archer to losses if we have cost overruns or if increases in costs exceed the applicable escalation rate;

•
Archer’s ability to address a wide variety of extensive and evolving laws and regulations, including data privacy and security laws;

•
the ability of the parties to successfully or timely consummate the Business Combination;

•
Archer’s ability to realize the benefits of the Business Combination;

•
risks associated with a government investigation as described herein as well as a lawsuit and a preliminary injunction brought against Archer by a competitor;

•
Archer’s ability to protect its intellectual property rights from unauthorized use by third parties;

•
Archer’s ability to obtain additional capital to pursue its business objectives and respond to business opportunities, challenges or unforeseen circumstances;

•
cybersecurity risks to Archer’s various systems and software;

•
risks associated with the dual-class structure of New Archer Common Stock which has the effect of concentrating voting control with Adam Goldstein and Brett Adcock, its co-founders and co-Chief Executive Officers.

SELECTED HISTORICAL FINANCIAL INFORMATION OF ATLAS
The following table sets forth selected historical financial information of Atlas. Atlas’ balance sheet data as of March 31, 2021 and December 31, 2020 and statement of operations data for the three months ended March 31, 2021 and the period from August 26, 2020 (inception) through December 31, 2020, are derived from Atlas’ historical financial statements included elsewhere in this proxy statement/prospectus. The information is only a summary and should be read in conjunction with Atlas’ financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Atlas” contained elsewhere in this proxy statement/prospectus. Atlas’ historical results are not necessarily indicative of future results.
	March 31, 2021	December 31, 2020
	(Unaudited)	(Restated)
Balance Sheet Data:
Cash	$445,231	$925,923
Investments held in Trust Account	500,157,359	500,098,582
Total assets	500,999,587	501,488,504
Total liabilities	49,565,517	47,635,628
Total stockholders’ (deficit) equity	(48,723,289)	5,000,006
	Three Months Ended March 31, 2021	For the Period from August 26, 2020 (inception) Through December 31, 2020
	(Unaudited)	(Restated)
Statement of Operations Data:
Loss from operations	$(4,775,500)	$(229,892)
Unrealized gain on investments held in Trust Account	130,025	98,582
Loss on sale of private placement warrants	—	(240,000)
Change in fair value of warrant liabilities	2,226,669	(9,933,330)
Net loss	(2,418,806)	(10,850,513)
Basic and diluted net income per share, Class A	$0.00	$0.00
Basic and diluted net loss per share, Class B	$(0.20)	$(0.62)

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF ARCHER
The following table presents summary financial data for Archer. The summary statement of operations data and statement of cash flows data presented below for the three months ended March 31, 2021 and 2020 and the summary balance sheet data presented below as of March 31, 2021 and December 31, 2020 have been derived from our unaudited financial statements included elsewhere in this proxy statement/prospectus. Archer’s historical results are not necessarily indicative of the results to be expected in the future. You should read this summary financial data in conjunction with the section of this proxy statement/prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Archer” and financial statements and related notes included elsewhere in this proxy statement/prospectus.
	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
	(in thousands)	(in thousands)
Statement of Operations Data:
Research and development	$10,066	$2,869
General and administrative	6,578	1,017
Other warrant expense	78,208	—
Total operating expenses	94,852	3,886
Loss from operations	(94,852)	(3,886)
Other expense, net	(1)	(101)
Net loss	$(94,853)	$(3,987)
Per share information attributable to Archer
Net loss per ordinary share, basic and diluted(1)	$(1.71)	$(0.08)
Weighted average ordinary shares, basic and diluted	55,432,970	50,000,000

(1)
See Note 3 of the notes to the unaudited financial statements of Archer included elsewhere in this proxy statement/prospectus for an explanation of the calculation of Archer’s net loss per share of common stock, basic and diluted.

	As of March 31, 2021	As of December 31, 2020
	(in thousands)	(in thousands)
Balance Sheets Data:
Cash and cash equivalents	$23,537	$36,564
Total assets	30,547	41,779
Total liabilities	10,270	5,856
Total stockholders’ deficit	41,255	25,609
	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
	(in thousands)	(in thousands)
Statements of Cash Flows Data:
Net cash used in operating activities	$(11,937)	$(3,208)
Net cash used in investing activities	(1,130)	(251)
Net cash provided by financing activities	40	—

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination and related transactions. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Atlas will acquire all of the outstanding equity interests of Archer in the Business Combination, Atlas will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of Archer issuing shares for the net assets of Atlas, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Archer. The summary unaudited pro forma condensed combined balance sheet data as of March 31, 2021 gives effect to the Business Combination and related transactions as if they had occurred on March 31, 2021. The summary unaudited pro forma condensed combined statements of operations data for the three months ended March 31, 2021 and the year ended December 31, 2020 give effect to the Business Combination and related transactions as if they had occurred on January 1, 2020.
The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Atlas and Archer for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what Atlas’ financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of Atlas following the reverse recapitalization.
The pro forma adjustments giving effect to the Business Combination and related transactions are summarized below, and are discussed in further detail in the footnotes to the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus:
•
the consummation of the Business Combination and reclassification of cash held in the Trust Account to cash and cash equivalents, net of redemptions;

•
the consummation of the PIPE Financing;

•
the accounting for deferred offering costs and transaction costs incurred by both Atlas and Archer; and

•
the accounting for the issuance of restricted stock units in connection with the Archer Founder Grants as stipulated in the Business Combination Agreement.

The Summary Pro Forma Information has been prepared using the assumptions below with respect to the potential redemption into cash of Atlas’ common stock:
•
Assuming No Redemptions: This scenario assumes that no public stockholders of Atlas exercise redemption rights with respect to their public shares for a pro rata share of the funds in Atlas’ Trust Account.

•
Assuming Maximum Redemptions: This scenario assumes that 50,000,000 Atlas Class A Shares subject to redemption are redeemed for an aggregate payment of approximately $500.2 million (based on an estimated per share redemption price of approximately $10.00 that was calculated using the $500.2 million of cash in the Trust Account divided by 50,000,000 Atlas Class A Shares subject to redemption assuming the pro forma maximum redemption scenario pursuant to the Merger Agreement.) Under the terms of the Business Combination Agreement, the aggregate cash proceeds received from the Trust Account, together with the proceeds from the PIPE Financing must equal no less than $600.0 million.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(in thousands, except share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Three Months Ended March 31, 2021
Net loss	$(154,536)	$(135,367)
Net loss attributed to Class A common stock	$(102,218)	$(80,424)
Net loss per share of Class A common stock – basic and diluted	$(0.59)	$(0.65)
Weighted average shares of common stock outstanding, Class A common stock – basic and diluted	173,097,304	123,097,304
Net loss attributed to Class B common stock	$(52,318)	$(54,943)
Net loss per share of Class B common stock – basic and diluted	$(0.59)	$(0.65)
Weighted average shares of common stock outstanding, Class B common stock – basic and diluted	88,594,802	84,094,802
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(in thousands, except share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Year Ended December 31, 2020
Net loss	$(488,697)	$(355,459)
Net loss attributed to Class A common stock	$(323,251)	$(211,186)
Net loss per share of Class A common stock – basic and diluted	$(1.87)	$(1.72)
Weighted average shares of common stock outstanding, Class A common stock – basic and diluted	173,097,304	123,097,304
Net loss attributed to Class B common stock	$(165,446)	$(144,273)
Net loss per share of Class B common stock – basic and diluted	$(1.87)	$(1.72)
Weighted average shares of common stock outstanding, Class B common stock – basic and diluted	88,594,802	84,094,802
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(in thousands, except share data)
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of March 31, 2021
Total assets	$1,088,821	$588,664
Total liabilities	$73,745	$73,745
Total stockholders’ equity	$1,015,076	$514,919

COMPARATIVE PER SHARE DATA
The following tables present Atlas and Archer’s historical and pro forma per share data as of March 31, 2021 and December 31, 2020 and for the three months ended March 31, 2021 and the year ended December 31, 2020. The pro forma book value information reflects the Business Combination as if it had occurred on March 31, 2021. The weighted average shares of common stock outstanding and net income (loss) attributable to common stockholders per share reflect the Business Combination as if it had occurred on January 1, 2020. The information provided in the table below is unaudited.
The historical per share data of Atlas was derived from the financial statements of Atlas included elsewhere in this proxy statement/prospectus. The historical financial information of Archer was derived from the consolidated financial statements of Archer included elsewhere in this proxy statement/prospectus. This information should be read together with Atlas’s and Archer’s historical financial statements and related notes, the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and other financial information included elsewhere in this proxy statement/prospectus.
The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the results of operations or the financial condition that would have occurred if the merger had been completed as of the dates described above.
As of and For the Three Months Ended March 31, 2021
	Historical		Pro Forma Combined		Archer Equivalent Pro Forma Per Share Data(4)
	Archer Aviation Inc.(3)	Atlas Crest Investment Corp.(2)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
	(in thousands, except share data)
Basic and diluted net loss per share, common stock and Redeemable Class A Common Stock	$(1.71)	$—	N/A	N/A	N/A	N/A
Book value per common stock and Redeemable Class A common stock – basic and diluted(1)	$(0.80)	$(0.78)	N/A	N/A	N/A	N/A
Weighted average shares of common stock outstanding, common stock and Redeemable Class A common stock – basic and diluted	55,432,970	50,000,000	N/A	N/A	N/A	N/A
Basic and diluted net loss per share, Non-Redeemable Class A and Class B Common Stock	N/A	$(0.19)	$(0.59)	$(0.65)	$(0.58)	$(0.65)
Book value per Class B common stock – basic and diluted(1)	N/A	$(0.78)	$3.88	$2.49	$3.84	$2.46
Basic and diluted weighted average shares outstanding, Non-Redeemable Class A and Class B Common Stock	N/A	12,500,000	261,692,106	207,192,106	N/A	N/A

(1)
Book value per share is computed as total stockholders’ equity divided by common shares outstanding as of March 31, 2021.

(2)
Net income (loss) per common share for Atlas is based on the net loss and weighted average number of common shares outstanding for the three month period ended March 31, 2021.

(3)
Net loss per common share for Archer and the pro forma information is based on the net loss and weighted average number of common shares outstanding as of March 31, 2021.

(4)
Net loss per common share — basic and diluted and book value per share in these columns are computed on a pro forma combined basis assuming no redemptions or maximum redemptions. See section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for calculation of pro forma net loss per common share — basic and diluted, pro forma common shares outstanding, and pro forma stockholders’ equity.

As of and For the Period Ended December 31, 2020
	Historical		Pro Forma Combined		Archer Equivalent Pro Forma Per Share Data(4)
	Archer Aviation Inc.(3)	Atlas Crest Investment Corp.(2)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
	(in thousands, except share data)
Basic and diluted net loss per share, common stock and Redeemable Class A Common Stock	$(0.49)	$—	N/A	N/A	N/A	N/A
Book value per common stock and Redeemable Class A common stock – basic and diluted(1)	$(0.51)	$0.08	N/A	N/A	N/A	N/A
Weighted average shares of common stock outstanding, common stock and Redeemable Class A common stock – basic and diluted	50,164,360	44,885,287	N/A	N/A	N/A	N/A
Basic and diluted net loss per share, Non-Redeemable Class A and Class B Common Stock	N/A	$(0.62)	$(1.87)	$(1.72)	$(1.85)	$(1.70)
Book value per Class B common stock – basic and diluted(1)	N/A	$0.08	$4.07	$2.72	$4.03	$2.70
Basic and diluted weighted average shares outstanding, Non-Redeemable Class A and Class B Common Stock	N/A	17,614,713	261,692,106	207,192,106	N/A	N/A

(1)
Book value per share is computed as total stockholders’ equity divided by common shares outstanding as of December 31, 2020.

(2)
Net income (loss) per common share for the Atlas is based on the net loss and weighted average number of common shares outstanding for period from August 26, 2020 (inception) through December 31, 2020.

(3)
Net loss per common share for Archer and the pro forma information is based on the net loss and weighted average number of common shares outstanding as of December 31, 2020.

(4)
Net loss per common share — basic and diluted and book value per share in these columns are computed on a pro forma combined basis assuming no redemptions or maximum redemptions. See section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for calculation of pro forma net loss per common share — basic and diluted, pro forma common shares outstanding, and pro forma stockholders’ equity.

RISK FACTORS
You should carefully consider all the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information, before deciding how to vote or instruct your vote to be cast to approve the Proposals described in this proxy statement/prospectus.
The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, New Archer’s business, financial condition and results of operations. If any of the events described below occur, New Archer’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of New Archer’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of Atlas and Archer.
Risks Related to Archer’s Business and Industry and New Archer Following the Business Combination
Archer is an early-stage company with a history of losses, and expects to incur significant expenses and continuing losses for the foreseeable future.
As of March 31, 2021, Archer has incurred a year-to-date net loss of $94.9 million and has incurred a net loss of approximately $120.7 million since inception through March 31, 2021. Archer believes that it will continue to incur operating and net losses each quarter until at least the time it begins significant deliveries of its eVTOL aircraft, which are not expected to begin until late 2024/2025 and may occur later or not at all. Even if Archer is able to successfully develop and sell its aircraft, there can be no assurance that they will be financially successful. Archer’s potential profitability is dependent upon the successful development and successful commercial introduction and acceptance of its aircraft, which may not occur.
Archer expects the rate at which it will incur losses to be significantly higher in future periods as Archer:
•
continues to design, develop, manufacture and market its aircraft;

•
continues to utilize its third-party partners for design, supply and manufacturing;

•
expands its production capabilities, including costs associated with outsourcing the manufacturing of its aircraft;

•
builds up inventories of parts and components for its aircraft;

•
manufactures an inventory of its aircraft;

•
expands its design, development and servicing capabilities;

•
increases its sales and marketing activities and develops its distribution infrastructure;

•
works with third party partners to develop pilot training programs; and

•
increases its general and administrative functions to support its growing operations and to operate as a public company.

Because Archer will incur the costs and expenses from these efforts before it receives any incremental revenues with respect thereto, Archer’s losses in future periods will be significant. In addition, Archer may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in revenues, which would further increase Archer’s losses.
Archer is still developing a fully operational prototype of its demonstrator aircraft, has not yet obtained FAA type certification of its eVTOL aircraft under development and it has yet to manufacture or deliver any aircraft to customers, which makes evaluating Archer’s business and future prospects difficult and increases the risk of investment.
Archer was incorporated in October 2018 and has a limited operating history in the urban air mobility industry, which is continuously evolving. Archer’s aircraft are in the development stage and Archer does not expect its first commercial vehicle to be produced until 2024, if at all. Archer is still working to obtain FAA type certification of its eVTOL aircraft (including the G-1, G-2 and G-3 issue paper milestones, which, among other things, establish the applicable airworthiness and environmental regulations, special conditions, and procedural requirements that must be met to achieve FAA type certification). Archer’s current eVTOL aircraft prototype (the Maker aircraft) has not yet flown and is not scheduled to conduct its first test flight until later this year. As a result, Archer has no experience as an organization in high volume manufacturing of the planned aircraft. Many of Archer’s current and potential competitors are larger and have substantially greater resources than Archer has and expects to have in the future. They may also be able to devote greater resources to the development of their current and future technologies or the promotion and sale of their offerings, or offer lower prices. In particular, Archer’s competitors may be able to receive airworthiness certificates or production certificates for their aircraft prior to Archer receiving such certificates. Archer’s current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings. Further, it is possible that domestic or foreign companies or governments, some with greater experience in the aerospace industry or greater financial resources than we possess, will seek to provide products or services that compete directly or indirectly with Archer’s in the future. Any such foreign competitor, for example, could benefit from subsidies from, or other protective measures by, its home country.
Archer cannot assure you that it or its partners will be able to develop efficient, automated, cost-efficient manufacturing capability and processes, and reliable sources of component supplies that will enable Archer to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market its aircraft. You should consider Archer’s business and prospects in light of the risks and significant challenges it faces as a new entrant into its industry, including, among other things, with respect to its ability to:
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design and produce safe, reliable and quality aircraft on an ongoing basis;

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obtain the necessary regulatory approvals in a timely manner, including receipt of governmental authority for manufacturing the equipment and, in turn, marketing, selling and operating Archer’s UAM service;

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build a well-recognized and respected brand;

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establish and expand its customer base;

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successfully market not just Archer’s aircraft but also the other services it intends to provide, such as aerial ride sharing services;

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successfully service its aircraft after sales and maintain a good flow of spare parts and customer goodwill;

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improve and maintain its operational efficiency;

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successfully execute its manufacturing and production model and maintain a reliable, secure, high-performance and scalable technology infrastructure;

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predict its future revenues and appropriately budget for its expenses;

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attract, retain and motivate talented employees;

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anticipate trends that may emerge and affect its business;

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anticipate and adapt to changing market conditions, including technological developments and changes in competitive landscape; and

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navigate an evolving and complex regulatory environment.

If Archer fails to adequately address any or all of these risks and challenges, its business may be harmed.
The United Airlines purchase agreement has a conditional purchase order which constitutes all of the current orders for Archer aircraft. If the conditions to United Airlines’ order are not met, or if this order is cancelled, modified or delayed, Archer’s prospects, results of operations, liquidity and cash flow will be harmed.
The United Airlines purchase agreement has a conditional purchase order which constitutes all of the current orders for Archer aircraft. This order and the purchase agreement between Archer and United

Airlines are subject to conditions, including certification of Archer’s aircraft by the FAA, and further negotiation and reaching mutual agreement on certain material terms, such as aircraft specifications, warranties, usage and transfer of the aircraft, performance guarantees, delivery periods, most favored nation provisions, the type and extent of assistance to be provided by United Airlines in obtaining certification of the aircraft, territorial restrictions, rights to jointly developed intellectual property, escalation adjustments and other matters. The obligations of United Airlines to consummate the order will arise only after all of such material terms are agreed in the discretion of each party. Further, and in addition to other termination rights set forth in the purchase agreement and the collaboration agreement, if the parties do not agree on such material terms, either party will have the right to terminate the agreements if such party determines in its discretion that it is not likely that such material terms will be agreed in a manner that is consistent with such party’s business and operational interests (as those interests may change from time to time). If this order is cancelled, modified or delayed, or otherwise not consummated, or if Archer is otherwise unable to convert its strategic relationships or collaborations into sales revenue, Archer’s prospects, results of operations, liquidity and cash flow will be affected.
Archer’s business plans require a significant amount of capital. In addition, its future capital needs may require Archer to sell additional equity or debt securities that may dilute its stockholders or introduce covenants that may restrict its operations or its ability to pay dividends.
Archer expects its capital expenditures and operating expenses to continue to be significant in the foreseeable future as it expands its business, and that its level of capital expenditures and operating expenses will be significantly affected by the aircraft certification process and subsequent customer demand for its aircraft. Archer expects that following the Closing, Archer will have sufficient capital to fund its currently planned operations based on current projections, which are subject to change. However, Archer expects to make significant investments in its business, including development of its aircraft and investments in its brand. In addition, over the next few years Archer expects to continue to incur ongoing expenses related to the Wisk litigation, which are difficult to predict. These investments and expenses may be greater than currently anticipated or there may be investments or expenses that are unforeseen, and Archer may not succeed in acquiring sufficient capital to offset these higher expenses and achieve positive revenue generation. The fact that Archer has a limited operating history means it has limited historical data on the demand for its aircraft. As a result, Archer’s future capital requirements may be uncertain and actual capital requirements may be different from those it currently anticipates. Archer may need to seek equity or debt financing to finance a portion of its future investments or expenses, including if there are significant redemptions in connection with the Business Combination. Such financing might not be available to Archer in a timely manner or on terms that are acceptable, or at all.
Archer’s ability to obtain the necessary financing to carry out its business plan is subject to a number of factors, including general market conditions and investor acceptance of Archer’s business model. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to Archer. If Archer is unable to raise sufficient funds, it will have to significantly reduce its spending, delay or cancel its planned activities or substantially change its corporate structure. Archer might not be able to obtain any funding, and it might not have sufficient resources to conduct its business as projected, both of which could mean that Archer would be forced to curtail or discontinue its operations.
In addition, Archer’s future capital needs and other business reasons could require it to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute its stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict Archer’s operations or its ability to pay dividends to its stockholders.
If Archer cannot raise additional funds when it needs or want them, its operations and prospects could be negatively affected.
Archer identified material weaknesses in its internal control over financial reporting. If Archer is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect Archer’s business and stock price.
In connection with the preparation and audit of Archer’s financial statements for the year ended December 31, 2020, material weaknesses were identified in Archer’s internal control over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Archer’s annual or interim financial statements will not be prevented or detected on a timely basis. These material weaknesses are as follows:
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Archer did not design and maintain an effective control environment commensurate with its financial reporting requirements. Archer lacked a sufficient number of trained professionals with (i) an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately, and (ii) an appropriate level of knowledge and experience to establish effective processes and controls. Additionally, the limited personnel resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in its finance and accounting functions.

This material weakness in the control environment contributed to the following additional material weaknesses:
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Archer did not design and maintain an effective risk assessment process at a precise enough level to identify new and evolving risks of material misstatement in Archer’s financial statements. Specifically, changes to existing controls or the implementation of new controls have not been sufficient to respond to changes to the risks of material misstatement to financial reporting.

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Archer did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over the preparation and review of business performance reviews, account reconciliations and journal entries.

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Archer did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of their financial statements. Specifically, Archer did not design and maintain:

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user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate company personnel;

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program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized, and implemented appropriately; and

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computer operations controls to ensure that data backups are authorized and monitored.

These material weaknesses resulted in immaterial audit adjustments to the research and development expense and property and equipment line items in Archer’s financial statements and related disclosures for the years ended December 31, 2020 and 2019, and a revision to Archer’s condensed financial statements for the period ended March 31, 2021 to reclassify certain costs within operating expenses from research and development expense to other warrant expense. Additionally, each of these material weaknesses could result in a misstatement of substantially all of Archer’s accounts or disclosures that would result in a material misstatement to the annual or interim financial statements that would not be prevented or detected.
Archer has begun implementation of a plan to remediate these material weaknesses described above. Those remediation measures are ongoing and include the following:
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Hiring additional accounting and IT personnel during 2021, including a new chief financial officer and other accounting personnel to bolster its accounting and IT capabilities and capacity, and to establish and maintain Archer’s internal controls;

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Designing and implementing controls to formalize roles and review responsibilities to align with Archer’s team’s skills and experience and designing and implementing formal controls over segregation of duties;

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Designing and implementing a formal risk assessment process to identify and evaluate changes in Archer’s business and the impact on its internal controls;

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Designing and implementing formal processes, policies and procedures supporting Archer’s financial close process, including completion of business performance reviews and creation of standard balance sheet reconciliation templates and journal entry controls; and

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Designing and implementing IT general controls, including controls over the review and update of user access rights and privileges, change management processes and procedures, and data backup authorization and monitoring.

While Archer believes these efforts will remediate the material weaknesses, Archer may not be able to complete its evaluation, testing or any required remediation in a timely fashion, or at all. Archer cannot assure you that the measures it has taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to its material weaknesses in internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. The effectiveness of Archer’s internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. Any failure to design or maintain effective internal controls over financial reporting or any difficulties encountered in their implementation or improvement could increase compliance costs, negatively impact share trading prices, or otherwise harm Archer’s operating results or cause it to fail to meet its reporting obligations.
For the year ended December 31, 2020, Archer’s independent registered public accounting firm has included an explanatory paragraph relating to Archer’s ability to continue as a going concern in its report on Archer’s audited financial statements included in this proxy statement/prospectus.
Archer’s report from their independent registered public accounting firm for the year ended December 31, 2020 includes an explanatory paragraph stating that Archer’s recurring losses from operations and cash outflows from operating activities raise substantial doubt about Archer’s ability to continue as a going concern. Archer’s consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty and do not reflect the transactions contemplated by the Business Combination. If the Business Combination is not consummated and Archer is not able to obtain sufficient funding, its business, prospects, financial condition and results of operations will be harmed and Archer may be unable to continue as a going concern. If Archer is unable to continue as a going concern, it may have to liquidate its assets and may receive less than the value at which those assets are carried on its audited financial statements, and it is likely that investors would lose part or all of their investment. Future reports from Archer’s independent registered public accounting firm may also contain statements expressing substantial doubt about its ability to continue as a going concern. If there remains substantial doubt about Archer’s ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to Archer on commercially reasonable terms, or at all, and Archer’s business may be harmed.
If Archer experiences harm to its reputation and brand, Archer’s business, financial condition and results of operations could be adversely affected.
Continuing to increase the strength of its reputation and brand for high-performing, sustainable, safe and cost-effective urban air mobility is critical to Archer’s ability to attract and retain customers and partners. In addition, Archer’s growth strategy includes international expansion through joint ventures, minority investments or other partnerships with local companies as well as event activations and cross-marketing with other established brands, all of which benefit from Archer’s reputation and brand recognition. The successful development of Archer’s reputation and brand will depend on a number of factors, many of which are outside its control. Negative perception of Archer’s platform or company may harm its reputation and brand, including as a result of:
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complaints or negative publicity or reviews about Archer, independent third-party aircraft operators or fliers, its air mobility services or other brands or events Archer associate with, even if factually incorrect or based on isolated incidents;

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changes to Archer’s operations, safety and security, privacy or other policies that users or others perceive as overly restrictive, unclear or inconsistent with Archer’s values;

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illegal, negligent, reckless or otherwise inappropriate behavior by fliers, independent or other third parties involved in the operation of Archer’s business or by Archer’s management team or other employees;

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actual or perceived disruptions or defects in Archer’s flight control software or aerial ride sharing platform, such as data security incidents, platform outages, payment processing disruptions or other incidents that impact the availability, reliability or security of Archer’s offerings;

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litigation over, or investigations by regulators into, Archer’s operations or those of Archer’s independent third-party aircraft operators;

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a failure to operate Archer’s business in a way that is consistent with its values;

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negative responses by independent third-party aircraft operators or fliers to new mobility offerings;

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perception of Archer’s treatment of employees, contractors or independent third-party aircraft operators and Archer’s response to their sentiment related to political or social causes or actions of management; or

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any of the foregoing with respect to Archer’s competitors, to the extent such resulting negative perception affects the public’s perception of Archer or its industry as a whole.

In addition, changes Archer may make to enhance and improve its offerings and balance the needs and interests of its independent third-party aircraft operators and fliers may be viewed positively from one group’s perspective (such as fliers) but negatively from another’s perspective (such as independent third-party aircraft operators), or may not be viewed positively by either independent third-party aircraft operators or fliers. If Archer fails to balance the interests of independent third-party aircraft operators and fliers or make changes that they view negatively, independent third-party aircraft operators and fliers may stop purchasing Archer’s aircraft or stop using Archer’s platform or take fewer flights, any of which could adversely affect Archer’s reputation, brand, business, financial condition and results of operations.
The markets for Archer’s offerings are still in relatively early stages of growth, and if such markets do not continue to grow, grow more slowly than Archer expects or fail to grow as large as it expects, Archer’s business, financial condition and results of operations could be harmed.
The markets for Archer’s eVTOL aircraft are still in relatively early stages of growth, and Archer’s success in these markets is dependent upon its ability to effectively market and sell air urban air mobility as a substitute for conventional methods of transportation and the effectiveness of its other marketing and growth strategies. If the public does not perceive urban air mobility as beneficial, or chooses not to adopt urban air mobility as a result of concerns regarding safety, affordability or for other reasons, then the market for Archer’s offerings may not further develop, may develop more slowly than Archer expects or may not achieve the growth potential it expects, any of which could harm Archer’s business, financial condition and results of operations.
Growth of Archer’s business will require significant investments in its Vertiport infrastructure, technology and marketing and sales efforts. If Archer’s business does not generate the level of available cash flow required to support these investments, Archer’s results of operations will be negatively affected. Further, Archer’s ability to effectively manage growth and expansion of its operations will also require Archer to enhance its operational systems, internal controls and infrastructure, human resources policies and reporting systems. These enhancements will require significant capital expenditures and allocation of valuable management and employee resources.
The eVTOL aircraft industry may not continue to develop, eVTOL aircraft may not be adopted by the market or Archer’s independent third-party aircraft operators, eVTOL aircraft may not be certified by transportation authorities or eVTOL aircraft may not deliver the expected reduction in operating costs, any of which could adversely affect Archer’s prospects, business, financial condition and results of operations.
eVTOL aircraft involve a complex set of technologies, which Archer must continue to further develop and rely on its independent third-party aircraft operators to adopt. However, before eVTOL aircraft can fly passengers, Archer must receive requisite approvals from federal transportation authorities. No eVTOL aircraft are currently certified by the FAA for commercial operations in the United States, and there is no assurance that Archer’s research and development will result in government-certified aircraft that are market-viable or commercially successful in a timely manner or at all. In order to gain government certification, the performance, reliability and safety of eVTOL aircraft must be proven, none of which can be assured. In particular, there is a risk that Archer will not obtain approval for one or more of the type certification from the FAA that are required for ultimate certification and commercial use of its aircraft, or will experience delays in receiving one or more of the type certifications from the FAA. Even if eVTOL aircraft are certified, individual operators must conform eVTOL aircraft to their licenses, which requires FAA approval, and individual pilots also must be licensed and approved by the FAA to fly eVTOL aircraft, which could contribute to delays in any widespread use of eVTOL aircraft and potentially limit the number of eVTOL aircraft operators available to partner with Archer.
Additional challenges to the adoption of eVTOL aircraft, all of which are outside of Archer’s control, include:
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market acceptance of eVTOL aircraft;

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state, federal or municipal licensing requirements and other regulatory measures;

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necessary changes to Vertiport infrastructure to enable adoption, including installation of necessary charging equipment; and

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public perception regarding the safety of eVTOL aircraft.

There are a number of existing laws, regulations and standards that may apply to eVTOL aircraft, including standards that were not originally intended to apply to electric aircraft. Regulatory changes that address eVTOL aircraft more specifically could delay the ability of Archer to receive type certification by transportation authorities and thus delay Archer’s independent third-party aircraft operators’ ability to utilize eVTOL aircraft for their flights. In addition, there can be no assurance that the market will accept eVTOL aircraft, that Archer will be able to execute on its business strategy, or that Archer’s offerings utilizing eVTOL aircraft will obtain the necessary government operating authority or be successful in the market. There may be heightened public skepticism of this nascent technology and its adopters. In particular, there could be negative public perception surrounding eVTOL aircraft, including the overall safety and the potential for injuries or death occurring as a result of accidents involving eVTOL aircraft, regardless of whether any such safety incidents occur involving Archer. Any of the foregoing risks and challenges could adversely affect Archer’s prospects, business, financial condition and results of operations.
Archer may be unable to manage its future growth effectively, which could make it difficult to execute Archer’s business strategy.
If Archer’s operations continue to grow as planned, of which there can be no assurance, Archer will need to expand its sales, marketing, operations, and the number of partners with whom Archer does business. Archer’s continued growth could increase the strain on its resources, and it could experience operating difficulties, including difficulties in hiring, training and managing an increasing number of employees. These difficulties may result in the erosion of Archer’s brand image, divert the attention of management and key employees and impact financial and operational results. The continued expansion of Archer’s business may also require additional space for administrative support. If Archer is unable to drive commensurate growth, these costs, which include lease commitments, marketing costs and headcount, could result in decreased margins, which could have an adverse effect on Archer’s business, financial condition and results of operations.
Operation of aircraft involves a degree of inherent risk. Archer could suffer losses and adverse publicity stemming from any accident involving small aircraft, helicopters or charter flights and in particular from any accident involving its independent third-party aircraft operators.
The operation of aircraft is subject to various risks, and demand for air transportation, including Archer’s urban air mobility offerings, has and may in the future be impacted by accidents or other safety issues regardless of whether such accidents or issues involve Archer flights, its independent third-party aircraft operators or aircraft flown by Archer’s independent third-party aircraft operators. Air transportation hazards, such as adverse weather conditions and fire and mechanical failures, may result in death or injury to personnel and passengers and which could impact client or passenger confidence in a particular aircraft type or the air transportation services industry as a whole and could lead to a reduction in passenger volume, particularly if such accidents or disasters were due to a safety fault. Safety statistics for air travel are reported by multiple parties, including the Department of Transportation (“DOT”) and National Transportation Safety Board, and are often separated into categories of transportation. Because Archer’s urban air mobility offerings may include a variety of transportation methods, fliers may have a hard time determining how safe urban air mobility services are and their confidence in urban air mobility may be impacted by, among other things, the classification of accidents in ways that reflect poorly on urban air mobility services or the transportation methods urban air mobility services utilize.
Archer believes that safety and reliability are two of the primary attributes fliers consider when selecting air transportation services. Archer’s failure to maintain standards of safety and reliability that are satisfactory to fliers may adversely impact its ability to retain current customers and attract new customers. Archer is at risk of adverse publicity stemming from any public incident involving Archer, our people or our brand. Such an incident could involve the actual or alleged behavior of any of Archer’s employees or independent third-party aircraft operators. Further, if Archer’s personnel, one of its independent third-party aircraft operators’ aircraft, one of Archer’s independent third-party aircraft operators’ Archer-branded aircraft, or a type of aircraft in Archer’s independent third-party aircraft operators’ fleet that is used by Archer is involved in a public incident, accident, catastrophe or regulatory enforcement action, Archer could be exposed to significant reputational harm and potential legal liability. The insurance Archer carries may be inapplicable or inadequate to cover any such incident, accident, catastrophe or action. In the event that Archer’s insurance is inapplicable or inadequate, Archer may be forced to bear substantial losses from an incident or accident. In addition, any such incident, accident, catastrophe or action involving Archer’s employees, one of the Archer-branded aircraft used by Archer belonging to Archer’s independent third-party aircraft operators’ fleet (or personnel and aircraft of Archer’s independent third-party aircraft operators), or the same type of aircraft could create an adverse public perception, which could harm Archer’s reputation, result in air travelers being reluctant to use Archer’s services, and adversely impact Archer’s business, results of operations and financial condition. If one or more of Archer’s independent third-party aircraft operators were to suffer an accident or lose the ability to fly certain aircraft due to safety concerns or investigations, Archer may be required to cancel or delay certain flights until replacement aircraft and personnel are obtained.
Archer’s operations may also be negatively impacted by accidents or other safety-related events or investigations that occur in or near the airports and heliports Archer plans to utilize for Archer’s urban air mobility services. For example, if an accident were to occur at a heliport Archer relies on for certain flights in the future (assuming Archer is granted government operating authority to do so), Archer may be unable to fly into or out of that heliport until the accident has been cleared, any damage to the facilities have been repaired and any insurance, regulatory or other investigations have be completed.
Additionally, the battery packs in Archer’s aircraft are expected to use lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While Archer has taken measures to enhance the safety of its battery designs, a field or testing failure of its aircraft could occur in the future, which could subject Archer to lawsuits, product recalls, or redesign efforts, all of which would be time-consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for aerospace applications or any future incident involving lithium-ion cells such as an aircraft or other fire, even if such incident does not involve Archer’s aircraft, could seriously harm its business.
From time to time Archer is expected to store varying amounts of lithium-ion cells at its facilities. In addition, Archer’s manufacturing partners and suppliers are expected to store a significant number of lithium-ion cells at their facilities. Any mishandling of battery cells may cause disruption to the operation of our facilities or our manufacturers. A safety issue or fire related to the cells could disrupt operations or cause manufacturing delays. Such damage or injury could lead to adverse publicity and potentially a safety recall. Moreover, any failure of a competitor’s eVTOL aircraft or energy storage product may cause indirect adverse publicity for Archer and its aircraft. Such adverse publicity could negatively affect Archer’s brand and harm its business, prospects, financial condition and operating results.

Archer is highly dependent on Archer’s senior management team and other highly skilled personnel, and if Archer is not successful in attracting or retaining highly qualified personnel, it may not be able to successfully implement Archer’s business strategy.
Archer’s success depends, in significant part, on the continued services of its senior management team and on Archer’s ability to attract, motivate, develop and retain a sufficient number of other highly skilled personnel, including finance, marketing, sales, and technology and support personnel. Archer believes that the breadth and depth of its senior management team’s experience across multiple industries will be instrumental to our success. The loss of any one or more members of Archer’s senior management team, for any reason, including resignation or retirement, could impair Archer’s ability to execute its business strategy and harm Archer’s business, financial condition and results of operations. Additionally, Archer’s financial condition and results of operations may be adversely affected if Archer is unable to attract and retain skilled employees to support Archer’s operations and growth.
Archer’s business may be adversely affected by labor and union activities.
Although none of Archer’s employees are currently represented by a labor union, it is common throughout the aerospace industry generally for many employees at aerospace companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. Archer may also directly and indirectly depend upon other companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could harm Archer’s business, financial condition or operating results.
Archer expects that its United Airlines purchase agreement and that future purchase orders will be subject to indexed price escalation clauses which could subject Archer to losses if it has cost overruns or if increases in its costs exceed the applicable escalation rate.
Commercial aircraft sales contracts are often entered into years before the aircraft are delivered. In order to help account for economic fluctuations between the contract date and delivery date, aircraft pricing generally consists of a fixed amount as modified by price escalation formulas derived from labor, commodity and other price indices. Our revenue estimates are based on current expectations with respect to these escalation formulas, but the actual escalation amounts are outside of our control. Escalation factors can fluctuate significantly from period to period and changes in escalation amounts can significantly impact revenues and operating margins in our eVTOL business. We can make no assurance that any customer, current or future, will exercise purchase options, fulfill existing purchase commitments or purchase additional products or services from us. The terms and conditions of the United Airlines purchase agreement regarding price escalation clauses are yet to be determined, and there is no assurance that they will be determined in a manner that will mitigate the risks described above.
Archer currently relies and will continue to rely on third-party partners to provide and store the parts and components required to manufacture Archer’s aircraft, and to supply critical components and systems, which exposes it to a number of risks and uncertainties outside its control.
Archer is substantially reliant on its relationships with its suppliers and service providers for the parts and components in its aircraft. If any of these suppliers or service partners were to experience delays, disruptions, capacity constraints or quality control problems in its manufacturing operations, or if they choose to not do business with Archer, Archer would have significant difficulty in procuring and producing Archer’s aircraft, and Archer’s business prospects would be significantly harmed. These disruptions would negatively impact Archer’s revenues, competitive position and reputation. In addition, Archer’s suppliers or service partners may rely on certain state tax incentives that may be subject to change or elimination in the future, which could result in additional costs and delays in production if a new manufacturing site must be obtained. Further, if Archer is unable to manage successfully its relationship with its suppliers or service partners, the quality and availability of its aircraft may be harmed. Archer’s suppliers or service partners could, under some circumstances, decline to accept new purchase orders from or otherwise reduce their business with Archer. If Archer’s suppliers or service partners stopped manufacturing Archer’s aircraft components for any reason or reduced manufacturing capacity, Archer may be unable to replace the lost manufacturing capacity on a timely and comparatively cost-effective basis, which would adversely impact its operations.
The manufacturing facilities of Archer’s suppliers or service partners and the equipment used to manufacture the components for Archer’s aircraft would be costly to replace and could require substantial lead time to replace and qualify for use. The manufacturing facilities of Archer’s suppliers or service partners may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, flooding, fire and power outages, or by health epidemics, such as the recent COVID-19 pandemic, which may render it difficult or impossible for Archer to manufacture its aircraft for some period of time. The inability to manufacture Archer’s aircraft components or the backlog that could develop if the manufacturing facilities of its suppliers or service partners are inoperable for even a short period of time may result in the loss of customers or harm Archer’s reputation.
Archer does not control its suppliers or service partners or such parties’ labor and other legal compliance practices, including their environmental, health and safety practices. If Archer’s current suppliers or service partners, or any other suppliers or service partners which it may use in the future, violates U.S. or foreign laws or regulations, Archer may be subjected to extra duties, significant monetary penalties, adverse publicity, the seizure and forfeiture of products that Archer is attempting to import or the loss of its import privileges. The effects of these factors could render the conduct of Archer’s business in a particular country undesirable or impractical and have a negative impact on Archer’s operating results.
Archer has been, and may in the future be, adversely affected by health epidemics and pandemics, including the ongoing global COVID-19 pandemic, the duration and economic, governmental and social impact of which is difficult to predict, which may significantly harm Archer’s business, prospects, financial condition and operating results.
Archer faces various risks related to public health issues, including epidemics, pandemics and other outbreaks, including the recent pandemic of respiratory illness caused by a novel coronavirus known as COVID-19. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of aircraft manufacturers and suppliers, and has led to a global decrease in aircraft sales and usage in markets around the world. The duration and long-term impact of COVID-19 on Archer’s business is currently unknown.
The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact Archer’s employees and operations and the operations of its suppliers, vendors and business partners, and may negatively impact its sales and marketing activities and the production schedule of its aircraft. In addition, various aspects of Archer’s business cannot be conducted remotely, including the testing and manufacturing of its aircraft. These measures by government authorities may remain in place for a significant period of time and they are likely to continue to adversely affect Archer’s testing, manufacturing and building plans, sales and marketing activities, business and results of operations.
The spread of COVID-19 has caused Archer and many of its contractors and service providers to modify their business practices (including employee travel, recommending that all non-essential personnel work from home and cancellation or reduction of physical participation in meetings, events and conferences), and Archer and its contractors and service providers may be required to take further actions as may be required by government authorities or that it determines are in the best interests of its employees, customers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of Archer’s workforce or contractors and service providers are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, Archer’s operations will be impacted.
The extent to which the COVID-19 pandemic impacts Archer’s business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted,

including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact and how quickly and to what extent normal economic and operating activities can resume. The COVID-19 pandemic could limit the ability of Archer’s customers, suppliers, vendors and business partners to perform, including third-party suppliers’ ability to provide components and materials used in its aircraft. Archer may also experience an increase in the cost of raw materials used in its commercial production of Archer’s aircraft. Even after the COVID-19 pandemic has subsided, Archer may continue to experience an adverse impact to its business as a result of COVID-19’s global economic impact, including any recession that has occurred or may occur in the future.
There are no comparable recent events which may provide guidance as to the effect of the spread of COVID-19 and a pandemic, and, as a result, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. Archer does not yet know the full extent of COVID-19’s impact on its business, operations, or the global economy as a whole. However, the effects could have a material impact on Archer’s results of operations, and Archer will continue to monitor the situation closely.
Archer’s long term success and ability to significantly grow its revenue will depend, in part, on its ability to establish and expand into international markets and/or expand market segments.
Archer’s future results will depend, in part, on its ability to establish and expand its presence within international markets and into the market segments of defense or logistics/cargo. Archer’s ability to expand into these markets will depend upon its ability to obtain the necessary international certifications, adapt to international markets, understand the broader customer base, and address any unique technological requirements. Archer’s ability to expand internationally involves various risks, including, but not limited to, the need to invest significant resources in such expansion, and the possibility that returns on such investments will not be achieved in the near future or at all in these less familiar competitive environments. Archer may also choose to conduct its international business through joint ventures, minority investments or other partnerships with local companies as well as event activations and cross-marketing with other established brands. If Archer is unable to identify partners or negotiate favorable terms, its international growth may be limited. In addition, Archer may incur significant expenses in advance of generating material revenue as it attempts to establish its presence in particular international markets or market segments outside of passenger traffic.
Archer is subject to cybersecurity risks to its operational systems, security systems, infrastructure, integrated software in its aircraft and customer data processed by Archer or third-party vendors.
Archer is at risk for interruptions, outages and breaches of its: (a) operational systems, including business, financial, accounting, product development, data processing or production processes, owned by Archer or its third-party vendors or suppliers; (b) facility security systems, owned by Archer or its third-party vendors or suppliers; (c) aircraft technology including powertrain and avionics and flight control software, owned by Archer or its third-party vendors or suppliers; (d) the integrated software in Archer’s aircraft; or (e) customer data that Archer processes or its third-party vendors or suppliers process on its behalf. Such incidents could: disrupt Archer’s operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, or others; jeopardize the security of Archer’s facilities; or affect the performance of in-product technology and the integrated software in Archer’s aircraft.
Archer plans to include avionics and flight control software services and functionality that utilize data connectivity to monitor aircraft performance and to enhance safety and enable cost-saving preventative maintenance. The availability and effectiveness of Archer’s services depend on the continued operation of information technology and communications systems. Archer’s systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm Archer’s systems. Archer intends to use its avionics and flight control software and functionality to log information about each aircraft’s use in order to aid Archer in aircraft diagnostics and servicing. Archer’s customers may object to the use of this data, which may increase Archer’s vehicle maintenance costs and harm its business prospects.

Moreover, there are inherent risks associated with developing, improving, expanding and updating Archer’s current systems, such as the disruption of Archer’s data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect Archer’s ability to manage its data and inventory, procure parts or supplies or manufacture, deploy, deliver and service its aircraft, adequately protect its intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. Archer cannot be sure that these systems upon which it relies, including those of its third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If Archer does not successfully implement, maintain or expand these systems as planned, its operations may be disrupted and its ability to accurately and timely report its financial results could be impaired. Moreover, Archer’s proprietary information or intellectual property could be compromised or misappropriated, and its reputation may be adversely affected. If these systems do not operate as Archer expects them to, Archer may be required to expend significant resources to make corrections or find alternative sources for performing these functions.
Failure to comply with federal, state and foreign laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current laws and regulations or the enactment of new laws or regulations in these areas, could adversely affect Archer’s business and Archer’s financial condition.
Archer is subject to or affected by a number of federal, state and local laws and regulations, as well as contractual obligations and industry standards, that impose certain obligations and restrictions with respect to data privacy and security, and govern Archer’s collection, storage, retention, protection, use, processing, transmission, sharing and disclosure of personal information including that of its employees, customers and others. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. Such laws may be inconsistent or may change or additional laws may be adopted. In addition, Archer’s agreements with certain customers may require New Archer to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, result in penalties or fines, result in litigation, may cause Archer’s customers to lose confidence in the effectiveness of Archer’s security measures and require New Archer to expend significant capital and other resources to respond to and/or alleviate problems caused by the actual or perceived security breach.
The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. Archer may not be able to monitor and react to all developments in a timely manner. For example, California adopted the California Consumer Privacy Act (the ‘‘CCPA’’), which became effective in January 2020. The CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. The CCPA includes a framework with potentially severe statutory damages and private rights of action. The CCPA requires covered businesses to provide new disclosures to California residents, provide them new ways to opt-out of certain disclosures of personal information, and allow for a new cause of action for data breaches. As Archer expands its operations, the CCPA may increase Archer’s compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. Other states have begun to propose similar laws. Compliance with any applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and Archer may be required to put in place additional mechanisms to comply with such laws and regulations.
Archer publishes privacy policies and other documentation regarding its collection, processing, use and disclosure of personal information and/or other confidential information. Although Archer endeavors to comply with its published policies and other documentation, Archer may at times fail to do so or may be perceived to have failed to do so. Moreover, despite its efforts, Archer may not be successful in achieving compliance if Archer’s employees, contractors, service providers or vendors fail to comply with its published policies and documentation. Such failures can subject Archer to potential local, state and federal action if they are found to be deceptive, unfair, or misrepresentative of its actual practices. Claims that Archer has violated individuals’ privacy rights or failed to comply with data protection laws or applicable privacy notices even if Archer is not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm its business.

Archer is subject to risks associated with climate change, including the potential increased impacts of severe weather events on our operations and infrastructure.
The potential physical effects of climate change, such as increased frequency and severity of storms, floods, fires, fog, mist, freezing conditions, sea-level rise and other climate-related events, could affect Archer’s operations, infrastructure and financial results. Certain of the airports where Archer’s terminal facilities are expected to initially be located in connection with its aerial ride sharing operations are susceptible to the impacts of storm-related flooding and sea-level rise, which could result in costs and loss of revenue. Archer could incur significant costs to improve the climate resiliency of its infrastructure and otherwise prepare for, respond to, and mitigate such physical effects of climate change. Archer is not able to accurately predict the materiality of any potential losses or costs associated with the physical effects of climate change.
Archer intends to retain certain personal information about its aircraft, customers, employees or others that, if compromised, could harm Archer’s financial performance and results of operations or prospects.
Archer is subject to a wide variety of laws in the United States and other jurisdictions related to privacy, data protection and consumer protection that are often complex and subject to varying interpretations. As a result, these privacy, data protection and consumer protection laws may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies and such changes or developments may be contrary to Archer’s existing practices. This may cause Archer to expend resources on updating, changing or eliminating some of our privacy and data protection practices.
Archer plans to collect, store, transmit and otherwise process data from aircraft, customers, employees and others as part of its business and operations, which may include personal data or confidential or proprietary information. Archer also works with partners and third-party service providers or vendors that collect, store and process such data on its behalf and in connection with its aircraft. There can be no assurance that any security measures that Archer or its third-party service providers or vendors have implemented will be effective against current or future security threats. If a compromise of data were to occur, Archer may become liable under its contracts with other parties and under applicable law for damages and incur penalties and other costs to respond to, investigate and remedy such an incident. Archer’s systems, networks and physical facilities could be breached, or personal information could otherwise be compromised due to employee error or malfeasance, if, for example, third parties attempt to fraudulently induce Archer’s employees or Archer’s customers to disclose information or user names and/or passwords. Third parties may also exploit vulnerabilities in, or obtain unauthorized access to, platforms, systems, networks and/or physical facilities utilized by Archer’s service providers and vendors.
Archer’s aircraft contain complex information technology systems and built-in data connectivity to share aircraft data with ground operations infrastructure. Archer plans to design, implement and test security measures intended to prevent unauthorized access to its information technology networks, its aircraft and related systems. However, hackers may attempt to gain unauthorized access to modify, alter and use such networks, aircraft and systems to gain control of or to change Archer’s aircraft’s functionality, performance characteristics, or to gain access to data stored in or generated by the aircraft. A significant breach of Archer’s third-party service providers’ or vendors’ or its own network security and systems could have serious negative consequences for Archer’s business and future prospects, including possible fines, penalties and damages, reduced customer demand for its aircraft or urban aerial ride sharing services and harm to its reputation and brand.
Archer may not have adequate insurance coverage. The successful assertion of one or more large claims against Archer that exceeds its available insurance coverage, or results in changes to its insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have an adverse effect on its business. In addition, Archer cannot be sure that its existing insurance coverage will continue to be available on acceptable terms or that Archer’s insurers will not deny coverage as to any future claim.

Archer will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.
If Archer completes the Business Combination and becomes a public company, it will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may increase even more after Archer is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, Archer will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and NYSE. Archer’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, Archer expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase Archer’s net loss. For example, Archer expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and it may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. Archer cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for Archer to attract and retain qualified persons to serve on its board of directors, its board committees or as executive officers.
Archer is or may be subject to risks associated with strategic alliances or acquisitions and may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.
Archer has entered into strategic alliances, and may in the future enter into additional strategic alliances or joint ventures or minority equity investments, in each case with various third parties for the production of its aircraft as well as with other collaborators with capabilities on data and analytics and engineering. These alliances subject Archer to a number of risks, including risks associated with sharing proprietary information, non-performance by the third-party and increased expenses in establishing new strategic alliances, any of which may adversely affect Archer’s business. Archer may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, Archer may also suffer negative publicity or harm to its reputation by virtue of its association with any such third-party.
Strategic business relationships will be an important factor in the growth and success of Archer’s business. However, there are no assurances that Archer will be able to continue to identify or secure suitable business relationship opportunities in the future or Archer’s competitors may capitalize on such opportunities before Archer does. Moreover, identifying such opportunities could require substantial management time and resources, and negotiating and financing relationships involves significant costs and uncertainties. If Archer is unable to successfully source and execute on strategic relationship opportunities in the future, its overall growth could be impaired, and its business, prospects, financial condition and operating results could be adversely affected.
When appropriate opportunities arise, Archer may acquire additional assets, products, technologies or businesses that are complementary to its existing business. In addition to possible stockholder approval, Archer may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt Archer’s business strategy if it fails to do so. Furthermore, acquisitions and the subsequent integration of new assets and businesses into Archer’s own require significant attention from Archer’s management and could result in a diversion of resources from Archer’s existing business, which in turn could have an adverse effect on Archer’s operations. Acquired assets or businesses may not generate the financial results Archer expects. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

Archer has been named in civil litigation alleging misappropriation by Archer of a competitor’s trade secrets and infringement by Archer of certain of the competitor’s patents. Additionally, one of Archer’s employees was the subject of a search warrant relating to a federal government investigation, and Archer as well as three of Archer’s employees have been served with grand jury subpoenas in connection with such investigation. These civil and criminal proceedings and similar allegations or legal actions in the future may be time-consuming and expensive and, if adversely determined, could delay, limit or prevent Archer’s ability to commercialize its aircraft or otherwise execute on its business plan.
Archer is currently involved in the following legal actions:
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On March 30, 2021, one of Archer’s employees, who is a former employee of Wisk, had a search warrant executed at his home in connection with a federal investigation. In addition, Archer and three of Archer’s employees, who are also former Wisk employees, received grand jury subpoenas from the United States Attorney’s Office for the Northern District of California in relation to the same investigation. The grand jury subpoenas seek documents and information about Archer’s business, including its hiring practices and intellectual property, as well as documents and information relating to the employment of such employees at Wisk, including Wisk’s intellectual property, business plans, and information relating to Wisk’s aircraft design. Archer has informed Atlas that it is cooperating with the investigation of the employee. As of August 10, 2021, the investigation is ongoing.

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On April 6, 2021, Wisk brought a lawsuit against Archer in the United States District Court for the Northern District of California, alleging that Archer misappropriated Wisk’s trade secrets in developing Archer’s eVTOL aircraft. In addition, the lawsuit alleges that aspects of Archer’s eVTOL aircraft infringe four of Wisk’s patents. Wisk alleges that Archer carried out its purported misappropriation through one or more former Wisk employees who allegedly brought confidential trade secret materials from Wisk to Archer when joining Archer in early 2020. On May 19, 2021, Wisk filed a motion for preliminary injunction and expedited discovery.

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On June 1, 2021, Archer filed a motion to dismiss and counterclaims and issued a press release in response to Wisk’s allegations.

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On June 15, 2021, Wisk amended its complaint, and the following day Archer filed a motion to dismiss the amended complaint.

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On June 23, 2021, Archer filed an opposition to the motion for preliminary injunction and issued a press release the following day.

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On July 13, 2021, Archer filed amended counterclaims.

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On July 22, 2021, the Court denied Wisk’s motion for preliminary injunction.

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On July 27, 2021, Wisk filed a motion to strike and dismiss certain of Archer’s amended counterclaims.

The proceedings are in the early stages. Due to confidentiality issues related to the litigation, Atlas and its advisors do not have full access to the record and must rely, in part, on representations from Archer and its counsel. Archer cannot predict their outcome or impact on Archer and its business. With respect to the federal investigation of the former Wisk employee, there can be no assurance that Archer itself will not be named as a subject or target of the pending investigation or other government investigations in the future. Archer has incurred and expects to continue to incur costs in responding to the proceedings. Archer’s business plan does not include the cost of defending a long-term litigation with Wisk or any meaningful award of damages or settlement with Wisk.
In addition, other holders of intellectual property rights relating to battery packs, electric motors, aircraft configurations, fly-by-wire flight control software, electronic power management systems or any other technology relevant to Archer’s business may initiate legal proceedings alleging infringement or misappropriation of such rights by Archer and its employees, either with respect to Archer’s own intellectual property or intellectual property Archer licenses from third parties.
Archer’s pending proceedings and other future legal proceedings against Archer or its employees, regardless of outcome or merit, could be time consuming and expensive to defend or resolve, result in substantial diversion of management and technical resources, delay, limit or prevent Archer’s ability to make, develop, commercialize or deploy its aircraft and aerial ride sharing services and deteriorate Archer’s reputation and its business relationships, any of which could make it more difficult or impossible for Archer to operate its business or otherwise execute on its business plan and significantly adversely affect Archer’s business, financial condition, or results of operations. In the event of an adverse outcome of the litigation, Archer may have to cease developing and/or using the asserted intellectual property, which could significantly adversely impact Archer’s business, financial condition, or results of operation.
In response to a determination or resolution that Archer or any of its employees have infringed upon or misappropriated a third party’s intellectual property rights, Archer may be required to take certain actions, including (without limitation) one or more of the following:
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cease development, sales or use of its Archer aircraft or other products;

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pay substantial damages, interest, attorneys’ fees, costs and other amounts;

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transfer intellectual property rights to a competitor;

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obtain a license from the owner of the asserted intellectual property right, which license may not be available on reasonable terms or available at all;

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terminate the employment of key employees;

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develop or re-develop an alternative design of Archer aircraft; or

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re-develop one or more other aspects or systems of its aircraft or other offerings.

A successful claim of infringement or misappropriation against Archer or any of its employees could delay, limit or prevent Archer’s ability to commercialize its aircraft and could significantly adversely affect its business, prospects, financial condition or operating results. Even if Archer is successful in defending against these claims, litigation could result in substantial costs and distraction to the company and its management over many years.
Archer’s business may be adversely affected if it is unable to protect its intellectual property rights from unauthorized use by third parties.
Failure to adequately protect Archer’s intellectual property rights could result in Archer’s competitors offering similar products or services, potentially resulting in the loss of some of Archer’s competitive advantage and a decrease in its revenue, which could adversely affect Archer’s business, prospects, financial condition and operating results. Archer’s success depends, at least in part, on its ability to protect its core technology and intellectual property. To accomplish this, Archer will rely on a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyrights, trademarks, intellectual property licenses and other contractual rights to establish and protect Archer’s rights in its technology.
The protection of Archer’s intellectual property rights will be important to its future business opportunities. However, the measures Archer takes to protect its intellectual property from unauthorized use by others may not be effective for various reasons, including the following:
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as noted below, any patent applications Archer submits may not result in the issuance of patents (and patents have not yet issued to Archer based on its pending applications);

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the scope of Archer’s patents that may subsequently issue may not be broad enough to protect its proprietary rights;

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Archer’s issued patents may be challenged or invalidated by third parties;

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Archer’s employees or business partners may breach their confidentiality, non-disclosure and non-use obligations to Archer;

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third parties may independently develop technologies that are the same or similar to Archer’s;

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the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make enforcement impracticable; and

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current and future competitors may circumvent or otherwise design around Archer’s patents.

Patent, trademark, copyright and trade secret laws vary throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Further, policing the unauthorized use of Archer’s intellectual property rights in foreign jurisdictions may be difficult. Therefore, Archer’s intellectual property rights may not be as strong or as easily enforced outside of the U.S.
Also, while Archer has registered and applied for trademarks in an effort to protect its investment in its brand and goodwill with customers, competitors may challenge the validity of those trademarks and other brand names in which Archer has invested. Such challenges can be expensive and may adversely affect Archer’s ability to maintain the goodwill gained in connection with a particular trademark.
To the extent Archer expands its international activities, its exposure to unauthorized use of its technologies and proprietary information may increase. Archer may also fail to detect unauthorized use of its intellectual property, or be required to expend significant resources to monitor and protect its intellectual property rights, including engaging in litigation, which may be costly, time-consuming, and divert the attention of management and resources, and may not ultimately be successful. If Archer fails to meaningfully establish, maintain, protect and enforce its intellectual property rights internationally, its business, financial condition and results of operations could be adversely affected.
Archer’s aerial ride sharing operations will initially be concentrated in a small number of metropolitan areas and airports which makes Archer’s business particularly susceptible to natural disasters, outbreaks and pandemics, economic, social, weather, growth constraints and regulatory conditions or other circumstances affecting these metropolitan areas.
Archer expects to initially launch its aerial ride sharing offering in limited jurisdictions subject to receipt of the necessary operating authority. Accordingly, Archer’s business and results of operations are particularly susceptible to adverse economic, regulatory, political, weather and other conditions in other markets that may become similarly concentrated. As a result of Archer’s geographic concentration, its business and financial results relating to its aerial ride sharing operations will be particularly susceptible to natural disasters, outbreaks and pandemics, economic, social, weather, growth constraints and regulatory conditions or other circumstances in each of these metropolitan areas. In addition, any changes to local laws or regulations within these key metropolitan areas that affect Archer’s ability to operate or increase its operating expenses in these markets would have an adverse effect on Archer’s business, financial condition and operating results.
Disruption of operations at the airports where Archer’s terminal facilities are expected to initially be located, whether caused by labor relations, utility or communications issues or fuel shortages, could harm Archer’s business. Certain airports may regulate flight operations, such as limiting the number of landings per year, which could reduce Archer’s aerial ride sharing operations. Bans on Archer’s airport operations or the introduction of any new permitting requirements would significantly disrupt its operations. In addition, demand for Archer’s urban air mobility services could be impacted if drop-offs or pick-ups of fliers become inconvenient because of airport rules or regulations, or more expensive for fliers because of airport-imposed fees, which would adversely affect Archer’s business, financial condition and operating results.
Archer’s expected concentration in large metropolitan areas and heavily trafficked airports also makes its business susceptible to an outbreak of a contagious disease, such as the Ebola virus, Middle East Respiratory Syndrome, Severe Acute Respiratory Syndrome, H1N1 influenza virus, avian flu, Zika virus, COVID-19 or any other similar illness, both due to the risk of a contagious disease being introduced into the metropolitan area through the high volume of travelers flying into and out of such airports and the ease at which contagious diseases can spread through densely populated areas, as seen with the spread of COVID-19 in Los Angeles, California and New York, New York.
Natural disasters, including tornados, hurricanes, floods and earthquakes, and severe weather conditions, such as heavy rains, strong winds, dense fog, blizzards or snowstorms, may damage Archer’s facilities, those of independent third-party aircraft operators or otherwise disrupt flights into or out of the airports from which Archer’s aircraft arrive or depart.

Major metropolitan areas, including those in which Archer expects to operate in, are also at risk of terrorist attacks, actual or threatened acts of war, political disruptions and other disruptions. The occurrence of one or more natural disasters, severe weather events, epidemic or pandemic outbreaks, terrorist attacks or disruptive political events in regions where Archer’s facilities are or will be located, or where its independent third-party aircraft operators’ facilities are located, could adversely affect Archer’s business.
Risks Relating to Atlas and the Business Combination
Atlas stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.
Upon the issuance of the New Archer Common Stock to Archer stockholders, current Atlas stockholders’ percentage ownership will be diluted. Subject to the assumptions set forth under “Basis of Presentation and Glossary” and assuming no public stockholders exercise their redemption rights, current Atlas stockholders’ percentage ownership in New Archer following the issuance of shares to Archer stockholders would be 20%. Under the same assumptions and assuming that 50,000,000 Atlas Class A Shares (the maximum number of Atlas Class A Shares that could be redeemed in connection with the Business Combination) are redeemed in connection with the Business Combination and excluding any shares issuable pursuant to Atlas’ outstanding warrants, current Atlas stockholders’ percentage ownership in New Archer following the issuance of shares of New Archer Common Stock to Archer stockholders would be zero percent. Additionally, of the expected members of the New Archer board of directors after the completion of the Business Combination, only one is expected to be a current director of Atlas or appointed solely by current stockholders of Atlas and the rest will be current directors of Archer or appointed by current stockholders of Archer. The percentage of New Archer’s common stock that will be owned by current Atlas stockholders as a group will vary based on the number of Atlas Class A Shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of current Atlas stockholders under different redemption levels, based on the number of issued and outstanding Atlas Class A Shares and Atlas Class B Shares, Archer common stock and tranches of Archer preferred stock on March 31, 2021, current Atlas stockholders, as a group, will own (1) if there are no redemptions, 20% of New Archer Class A Shares and New Archer Class B Shares expected to be outstanding immediately after the Business Combination, or (2) if there are redemptions of the outstanding shares of Atlas Common Stock (which is the maximum amount of redemptions that, after giving effect to the PIPE Financing, would result in the satisfaction of the Minimum Cash Condition), zero percent of New Archer Class A Shares and New Archer Class B Shares expected to be outstanding immediately after the Business Combination. Because of this, current Atlas stockholders, as a group, will have less influence on the board of directors, management and policies of New Archer than they now have on the board of directors, management and policies of Atlas. For an illustration of the number of shares and percentage interests outstanding under scenarios that assume redemptions of Atlas’ public shares in amounts of 10%, 50% and 75%, see the section entitled “Summary — Impact of the Business Combination on New Archer’s Public Float.”
The market price of shares of New Archer Common Stock after the Business Combination may be affected by factors different from those currently affecting the prices of Atlas Class A Shares.
Upon completion of the Business Combination, holders of shares of Archer common stock and preferred stock will become holders of shares of New Archer Common Stock. Prior to the Business Combination, Atlas has had limited operations. Upon completion of the Business Combination, New Archer’s results of operations will depend upon the performance of New Archer’s businesses, which are affected by factors that are different from those currently affecting the results of operations of Atlas.
If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of New Archer Common Stock may decline.
The market price of the New Archer Common Stock may decline as a result of the Business Combination if New Archer does not achieve the perceived benefits of the Business Combination as rapidly, or to the extent anticipated by, financial analysts or the effect of the Business Combination on New Archer’s financial results is not consistent with the expectations of financial analysts. Accordingly, holders of New Archer Common Stock may experience a loss as a result of a decline in the market price of New

Archer Common Stock. In addition, a decline in the market price of New Archer Common Stock could adversely affect New Archer’s ability to issue additional securities and to obtain additional financing in the future.
The consummation of the Business Combination is subject to a number of conditions, and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.
The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include: approval of the proposals required to effect the Business Combination by Atlas stockholders, as well as receipt of requisite regulatory approval, absence of orders prohibiting completion of the Business Combination, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the shares of New Archer Common Stock to be issued to Archer stockholders for listing on the NYSE, meeting the Minimum Cash Condition, the occurrence of the Archer Preferred Conversion, the delivery of the Written Consent by Archer to Atlas, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Business Combination Agreement) and the performance by both parties of their covenants and agreements. These conditions to the closing of the Business Combination may not be fulfilled in a timely manner or at all, and, accordingly, the closing of the Business Combination may be significantly delayed or not occur at all. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after stockholder approval, or Atlas or Archer may elect to terminate the Business Combination Agreement in certain other circumstances. See “Proposal No. 1: The Business Combination Proposal — The Business Combination Agreement — Termination.”
Termination of the Business Combination Agreement could negatively impact Archer and Atlas.
If the Business Combination is not completed for any reason, including as a result of Archer stockholders declining to adopt the Business Combination Agreement or Atlas stockholders declining to approve the proposals required to effect the Business Combination, the ongoing businesses of Archer and Atlas may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Archer and Atlas would be subject to a number of risks, including the following:
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Archer or Atlas may experience negative reactions from the financial markets, including negative impacts on Atlas’ stock price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

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Archer may experience negative reactions from its customers, vendors and employees;

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Archer and Atlas will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

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Since the Business Combination Agreement restricts the conduct of Archer’s and Atlas’ businesses prior to completion of the Business Combination, each of Archer and Atlas may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the section entitled “Proposal No. 1: The Business Combination Proposal — The Business Combination Agreement — Covenants of the Parties” of this proxy statement/prospectus for a description of the restrictive covenants applicable to Archer and Atlas).

If the Business Combination Agreement is terminated and Archer’s board of directors seeks another business combination, Archer stockholders cannot be certain that Archer will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Atlas has agreed to provide in the Business Combination or that such other merger or business combination is completed. If the Business Combination Agreement is terminated and the Atlas Board seeks another merger or business combination, Atlas stockholders cannot be certain that Atlas will be able to find another acquisition target that would constitute a business combination or that such other merger or business combination will be completed. See “Proposal No. 1: The Business Combination Proposal — The Business Combination Agreement — Termination.”

Atlas and Archer will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.
Uncertainty about the effect of the Business Combination on employees, merchants and customers may have an adverse effect on Archer and consequently on Atlas. These uncertainties may impair Archer’s ability to attract, retain and motivate key personnel until the Business Combination is completed, and could cause customers and others that deal with Archer to seek to change existing business relationships with Archer. Retention of certain employees may be challenging during the pendency of the Business Combination, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, New Archer’s business following the Business Combination could be negatively impacted. In addition, the Business Combination agreement restricts Archer from making certain expenditures and taking other specified actions without the consent of Atlas until the Business Combination occurs. These restrictions may prevent Archer from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See “Proposal No. 1: The Business Combination Proposal — The Business Combination Agreement — Covenants of the Parties.”
Potential litigation against Archer and Atlas could result in an injunction preventing the completion of the Business Combination or a judgment resulting in the payment of damages.
On May 21, 2021, Atlas received a demand to inspect its books and records under 8 Del. C. § 220 from a purported stockholder of Atlas. The demand alleges, among other things, that Atlas’s officers and directors may have breached or may in the future breach their fiduciary duties in relation to the lawsuit filed against Archer by Wisk in the U.S. District Court for the Northern District of California on April 6, 2021. Atlas has produced and is continuing to produce certain materials to the stockholder’s counsel. Separately, certain other purported stockholders of Atlas have demanded, by letters to Atlas’s counsel, that Atlas include certain additional disclosures in this proxy statement/prospectus. Atlas does not agree with any of the stockholders allegations of wrongdoing. In connection with the lawsuit filed against Archer by Wisk on April 6, 2021. On May 19, 2021, Wisk filed a motion for preliminary injunction and expedited discovery. On June 1, 2021, Archer filed a motion to dismiss and counterclaims and issued a press release in response to Wisk’s allegations. On June 15, 2021, Wisk amended its complaint, and the following day Archer filed a motion to dismiss the amended complaint. On June 23, 2021, Archer filed an opposition to Wisk’s motion for a preliminary injunction and issued a press release the following day. On July 13, 2021, Archer filed amended counterclaims. On July 22, 2021, the Court denied Wisk’s motion for preliminary injunction. On July 27, 2021, Wisk filed a motion to strike and dismiss certain of Archer’s amended counterclaims. A hearing is set for August 11, 2021 to address Archer’s motions to dismiss Wisk's complaint and strike Wisk's trade secret disclosure, as well as to address Wisk's request for an expedited trial schedule.
There can be no assurances that additional lawsuits, complaints or demands will not be filed or made with respect to the Business Combination. Such lawsuits, complaints or demands, including the matters described above, could prevent or delay the completion of the Business Combination and result in significant costs to Archer and/or Atlas, including any costs associated with the indemnification of directors and officers. The defense or settlement of any lawsuit, claim or demand, including the matters described above, that remains unresolved at the time the Business Combination is completed may adversely affect Archer’s business, financial condition, results of operations and cash flows.
Atlas’ directors and officers may have interests in the Business Combination different from the interests of Atlas’ stockholders.
Executive officers of Atlas negotiated the terms of the Business Combination Agreement with their counterparts at Archer, and the Atlas Board determined that the Business Combination Agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Atlas and its stockholders, and approved the Business Combination Agreement and the transactions contemplated thereby. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Atlas’ executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of Atlas’ stockholders. The Atlas Board was aware of and considered these interests, among other matters, in reaching the determination that the Business Combination Agreement and the transactions contemplated thereby were advisable and fair to, and in the best interests of, Atlas and its stockholders. For a detailed discussion of the special interests that Atlas’ directors and executive officers may have in the Business Combination, see the section entitled “Proposal No. 1: The Business Combination Proposal — Interests of Certain Persons in the Business Combination”.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.
The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what New Archer’s actual financial position or results of operations would have been had the Business Combination been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that Atlas and Archer currently believe are reasonable. The unaudited pro forma condensed combined information does not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. See “Unaudited Pro Forma Condensed Combined Financial Information”.
Atlas and Archer will incur transaction costs in connection with the Business Combination.
Each of Atlas and Archer has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the Business Combination. Atlas and Archer may also incur additional costs to retain key employees. Atlas and Archer will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. Atlas estimates that it will incur approximately $17.5 million pursuant to the marketing agreement related to the Business Combination and $14.0 million in fees related to the PIPE Financing and $18.9 million in transaction costs. 1,512,500 shares of Class A common stock will be issued to satisfy fees related to the Business Combination and PIPE Financing. Archer estimates that it will incur approximately $27.5 million in transaction costs associated with the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed. See “Proposal No. 1: The Business Combination Proposal — The Business Combination Agreement”.
The Sponsor has agreed to vote in favor of the proposals at the Special Meeting, regardless of how public stockholders vote.
As of the date hereof, the Founder Shares owned by the Sponsor represent approximately 20% of the voting power of the outstanding Atlas Common Stock. Pursuant to the Letter Agreement entered into at the closing of Atlas’ IPO and the Sponsor Letter Agreement entered into in connection with the execution of the Business Combination Agreement, the Sponsor has agreed to vote its Founder Shares and any Atlas Class A Shares held by it in favor of each of the proposals at the Special Meeting, regardless of how public stockholders vote. Accordingly, the agreement by the Sponsor to vote in favor of each of the proposals at the Special Meeting will increase the likelihood that Atlas will receive the requisite stockholder approval for the Business Combination and the transactions contemplated thereby.
Because of Atlas’ limited resources and the significant competition for business combination opportunities, it may be more difficult for it to complete the initial business combination. If Atlas is unable to complete the initial business combination, its public stockholders may receive only approximately $10.00 per share on its redemption of its Atlas Class A Shares, or less than such amount in certain circumstances based on the balance of its Trust Account (as of August 5, 2021), and its warrants will expire worthless.
Atlas encounters competition from other entities having a business objective similar to its own, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities competing for the types of businesses it intends to acquire. Many of these individuals and entities are well-established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess similar technical, human and other resources to those of Atlas, and its financial resources will be relatively limited when contrasted with certain of these competitors. While Atlas believes there are numerous target businesses it could potentially acquire with the net proceeds of its IPO and the sale of the Private Placement Warrants, Atlas’ ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by its available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Furthermore, because Atlas is obligated to pay cash for the Atlas Class A Shares its public stockholders redeem in connection with the initial business combination, target companies will be aware that this may reduce the resources available to Atlas for the initial business combination. If stockholders redeem a significant number of their Atlas Class A Shares, Atlas may require additional capital to achieve its business plan. This may place Atlas at a competitive disadvantage in successfully negotiating an initial business combination. If it is unable to complete an initial business combination, Atlas’ public stockholders may only receive $10.00 per share on the liquidation of its Trust Account, based on the balance of the Trust Account (as of August 5, 2021), and its warrants will expire worthless.
Atlas may not be able to consummate the Business Combination or an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Class A common stock and liquidate, in which case the holders of Class A common stock may only receive $10.00 per share, or less than such amount in certain circumstances, and the warrants will expire worthless.
Atlas’ amended and restated certificate of incorporation provides that Atlas must complete an initial business combination by October 31, 2022. If Atlas is unable to complete an initial business combination before October 31, 2022, Atlas will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Atlas’ remaining stockholders and board of directors, liquidate and dissolve, subject in each case to Atlas’ obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to Atlas’ warrants, which will expire worthless if Atlas fails to complete an initial business combination within the required period.
Atlas’ initial stockholders hold a significant number of shares of Atlas Common Stock and the Sponsor holds a significant number of Atlas warrants. They will lose their entire investment if Atlas does not complete an initial business combination.
The Sponsor holds all of Atlas’ 12,500,000 Founder Shares, representing 20% of the total outstanding shares of Atlas Common Stock outstanding upon the completion of Atlas’ IPO. The Founder Shares will be worthless if Atlas does not complete an initial business combination by October 31, 2022. In addition, the Sponsor holds an aggregate of 8,000,000 private placement warrants that will also be worthless if Atlas does not complete an initial business combination by October 31, 2022.
The Founder Shares are identical to the Atlas Class A Shares included in the units, except that (a) the Founder Shares and the Atlas Class A Shares into which the Founder Shares convert upon an initial business combination are subject to certain transfer restrictions, (b) the Sponsor and its officers and directors have entered into a letter agreement, pursuant to which they have agreed (i) to waive their redemption rights with respect to their Founder Shares and public shares owned in connection with the completion of an initial business combination, (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if Atlas fails to complete an initial business combination by October 31, 2022 (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if Atlas fails to complete an initial business combination by October 31, 2022) and (c) the Founder Shares are automatically convertible into New Archer Class A Shares at the time of an initial business combination, as described herein.
The dual-class structure of New Archer’s common stock will have the effect of concentrating voting power with New Archer’s co-Chief Executive Officers and co-founders, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.
New Archer Class B Shares have ten votes per share, while New Archer Class A Shares have one vote per share. Upon the consummation of the Business Combination it is expected that former holders of Archer’s capital stock will possess (a) 86.6% of the voting power of the total outstanding stock, assuming none of Atlas’ public shares are redeemed, and (b) 91.6% of the voting power of the total outstanding stock, assuming all of Atlas’ public shares are redeemed, with 81.1% and 85.7% of the voting power being held by holders of New Archer Class B Shares, respectively. Moreover, Brett Adcock and Adam Goldstein, Archer’s co-founders, members of our board of directors and co-Chief Executive Officers, are expected to hold substantially all of the issued and outstanding New Archer Class B Shares. Accordingly, and assuming Messrs. Adcock and Goldstein will hold all of the issued and outstanding New Archer Class B Shares, they will hold approximately 68.9% of the voting power of Archer’s capital stock on an outstanding basis and will be able to control matters submitted to its stockholders for approval, including the election of directors, amendments of its organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Messrs. Adcock and Goldstein may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of New Archer, could deprive its stockholders of an opportunity to receive a premium for their capital stock as part of a sale of New Archer, and might ultimately affect the market price of shares of the New Archer Class A Shares. For information about our dual-class structure, see the section titled “Description of New Archer’s Securities.”
Atlas cannot predict the impact that New Archer’s dual-class structure may have on the stock price of New Archer Class A common stock.
Atlas cannot predict whether New Archer’s dual-class structure will result in a lower or more volatile market price of New Archer Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, New Archer’s dual-class capital structure would make it ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in New Archer’s stock. These policies are still new, and it is remains unclear what effect, if any, they will have on the valuations of publicly-traded companies excluded from such indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of New Archer’s dual-class structure, New Archer will likely be excluded from certain of these indexes and Atlas cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make New Archer Class A Shares less attractive to other investors. As a result, the market price of shares of New Archer Class A Shares could be adversely affected.
The Sponsor, directors, officers, advisors and their affiliates may elect to purchase shares or warrants from holders of Class A common stock, which may influence the vote on the Business Combination Proposal and reduce the public float of the Class A common stock.
The Sponsor, directors, officers, advisors or their affiliates may purchase Class A common stock or warrants or a combination thereof in privately negotiated transactions or in the open market either prior to or following the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, although they are under no obligation to do so. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Class A common stock or warrants in such transactions.
Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Atlas Class A Shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from holders of Atlas Class A Shares who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination Proposal and thereby increase the likelihood of obtaining stockholder approval of the Business Combination Proposal. The purpose of any such purchases of warrants could be to reduce the number of warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. Any such purchases of Atlas securities may result in the consummation of the Business Combination, which may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.
In addition, if such purchases are made, the public float of Class A common stock or warrants and the number of beneficial holders of Atlas securities may be reduced, possibly making it difficult to maintain the quotation, listing or trading of Atlas securities on a national securities exchange.
Neither Atlas nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Business Combination consideration in the event that any of the representations and warranties made by Archer in the Business Combination Agreement ultimately proves to be materially inaccurate or incorrect.
The representations and warranties made by Archer and Atlas to each other in the Business Combination Agreement will not survive the consummation of the Business Combination. As a result, Atlas and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Business Combination consideration if any representation or warranty made by Archer in the Business Combination Agreement proves to be materially inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, Atlas would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.
Either Atlas or Archer may waive one or more of the conditions to the Business Combination or certain of the other transactions contemplated by the Business Combination Agreement.
Either Atlas or Archer may agree to waive, in whole or in part, some of the conditions to our obligations to consummate the Business Combination or certain of the other transactions contemplated by the Business Combination Agreement, to the extent permitted by Atlas’ amended and restated certificate of incorporation and applicable laws. For example, it is a condition to our obligations to consummate the Business Combination that certain of Archer’s representations and warranties are true and correct in all respects as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a material adverse effect. However, if the Atlas Board determines that it is in the best interest of the Atlas stockholders to waive any such breach, then the board may elect to waive that condition and consummate the Business Combination. No party is able to waive the condition that Atlas stockholders approve the Business Combination Proposal.
Atlas does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Atlas to consummate an initial business combination with which a substantial majority of Atlas’ stockholders do not agree.
Atlas’ amended and restated certificate of incorporation does not provide a specified maximum redemption threshold, except that in no event will Atlas redeem the Class A common stock in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of an initial business combination and after payment of underwriters’ fees and commissions (such that Atlas is not subject to the SEC’s “penny stock” rules). As a result, Atlas may be able to consummate the Business Combination even if a substantial majority of its stockholders do not agree with the Business Combination and have redeemed their shares. In the event the aggregate cash consideration Atlas would be required to pay for all Atlas Class A Shares that are validly submitted for redemption plus any amount required to satisfy the Minimum Cash Condition pursuant to the terms of the Business Combination Agreement exceed the aggregate amount of cash available to Atlas, Atlas will not complete the Business Combination or redeem any shares, all Atlas Class A Shares submitted for redemption will be returned to the holders thereof, and Atlas instead may search for an alternate business combination.
If third parties bring claims against Atlas, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.
Atlas’ placing of funds in the Trust Account may not protect those funds from third-party claims against Atlas. Although Atlas has sought to have all vendors, service providers, prospective target businesses and other entities with which it does business (except its independent registered accounting firm) execute agreements with Atlas waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the holders of Class A common stock, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Atlas’ assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Atlas’ management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Atlas than any alternative. Atlas is not aware of any product or service providers who have not or will not provide such waiver other than the underwriters of its IPO and Atlas’ independent registered public accounting firm.
Atlas’ directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the holders of Class A common stock.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Atlas’ independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.
While Atlas currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to Atlas, it is possible that Atlas’ independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If Atlas’ independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the holders of Class A common stock may be reduced below $10.00 per share.
Atlas may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.
Atlas has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, Atlas’ officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and not to seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by Atlas only if (i) Atlas has sufficient funds outside of the Trust Account or (ii) Atlas consummates an initial business combination. Atlas’ obligation to indemnify its officers and directors may discourage stockholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Atlas’ officers and directors, even though such an action, if successful, might otherwise benefit Atlas and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Atlas pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.
If, after Atlas distributes the proceeds in the Trust Account to the holders of Class A common stock, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against Atlas that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Atlas and its board may be exposed to claims of punitive damages.
If, after Atlas distributes the proceeds in the Trust Account to its stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against Atlas that is not dismissed, any distributions received by Atlas’ stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Atlas’ stockholders. In addition, the Atlas Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and Atlas to claims of punitive damages, by paying Atlas’ stockholders from the Trust Account prior to addressing the claims of creditors.
If, before distributing the proceeds in the Trust Account to the holders of Class A common stock, Atlas files a bankruptcy petition or an involuntary bankruptcy petition is filed against Atlas that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Atlas’ stockholders and the per share amount that would otherwise be received by Atlas’ stockholders in connection with Atlas’ liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to the holders of Class A common stock, Atlas files a bankruptcy petition or an involuntary bankruptcy petition is filed against Atlas that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Atlas’ bankruptcy estate and subject to the claims of third parties with priority over the claims of Atlas’ stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Atlas’ stockholders in connection with Atlas’ liquidation may be reduced.
Atlas stockholders may be held liable for claims by third parties against Atlas to the extent of distributions received by them upon redemption of their shares.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the holders of Class A common stock upon the redemption of the Class A common stock in the event Atlas does not complete an initial business combination within the timeframe set forth in Atlas’ amended and restated certificate of incorporation may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is Atlas’ intention to redeem the Class A common stock as soon as reasonably possible in the event it does not complete its initial business combination and, therefore, Atlas does not intend to comply with the foregoing procedures.
Because Atlas will not be complying with Section 280, Section 281(b) of the DGCL requires Atlas to adopt a plan, based on facts known to Atlas at such time that will provide for Atlas’ payment of all existing and pending claims or claims that may be potentially brought against Atlas within the 10 years following its dissolution. However, because Atlas is a blank check company, rather than an operating company, and Atlas’ operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from Atlas’ vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If Atlas’ plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. Atlas cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, Atlas’ stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Atlas’ stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to the holders of Class A common stock upon the redemption of the Class A common stock in the event Atlas does not complete an initial business combination within the timeframe set forth in Atlas’ amended and restated certificate of incorporation is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.
Atlas may not be able to complete the PIPE Financing in connection with the Business Combination.
Atlas may not be able to complete the PIPE Financing on terms that are acceptable to Atlas, or at all. If Atlas does not complete the PIPE Financing, Atlas may not be able to consummate the Business Combination or certain other transactions contemplated by the Business Combination Agreement. The terms of any alternative financing may be more onerous to the combined company than the PIPE Financing, and Atlas may be unable to obtain alternative financing on terms that are acceptable to it, or at all. The failure to secure additional financing could harm the continued development or growth of the combined company. None of Atlas’ officers, directors or stockholders is required to provide any financing to Atlas in connection with or after the consummation of the Business Combination.
Atlas may amend the terms of its warrants in a manner that may be adverse to holders of warrants with the approval by the holders of at least 50% of the then outstanding warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of Atlas Class A Shares purchasable upon exercise of a public warrant could be decreased, all without your approval.
The Atlas warrants were issued in registered form under a warrant agreement between CST, as warrant agent, and Atlas. The warrant agreement provides that the terms of Atlas’ warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding warrants to make any change that adversely affects the interests of the registered holders of the warrants. Accordingly, Atlas may amend the terms of the warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding warrants approve of such amendment. Although Atlas’ ability to amend the terms of the warrants with the consent of at least 50% of the then outstanding warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock, shorten the exercise period or decrease the number of Atlas Class A Shares purchasable upon exercise of a warrant.
Atlas may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
Atlas has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which Atlas gives proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by Atlas, Atlas may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or it is unable to effect such registration or qualification. Atlas will use its best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Private Placement Warrants will be redeemable by Atlas so long as they are held by the Sponsor or its permitted transferees.
Subsequent to the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, New Archer may be required to take write-downs or write-offs, or the combined company may be subject to restructuring, impairment or other charges that could have a significant negative effect on the combined company’s financial condition, results of operations and the price of New Archer Common Stock, which could cause you to lose some or all of your investment.
Although Atlas has conducted due diligence on Archer, this diligence may not reveal all material issues that may be present with Archer’s business. Factors outside of Archer’s and Atlas’ respective control may, at any time, arise. As a result of these factors, New Archer may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in the combined company reporting losses. Even if Atlas’ due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with Atlas’ preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on the combined company’s liquidity, the fact that the combined company reports charges of this nature could contribute to negative market perceptions about the combined company or its securities. In addition, charges of this nature may cause the combined company to be unable to obtain future financing on favorable terms or at all.
New Archer’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could harm its business.
Archer is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, the combined company will be required to provide management’s attestation on internal controls commencing with New Archer’s annual report for the year ending December 31, 2021 in accordance with applicable SEC guidance. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Archer as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If the combined company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.
New Archer will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make New Archer’s securities less attractive to investors and may make it more difficult to compare New Archer’s performance to the performance of other public companies.
New Archer will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, the combined company will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in New Archer’s periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, New Archer’s stockholders may not have access to certain information they may deem important. New Archer will remain an emerging growth company until the earliest of (1) the last day of the fiscal year (a) following October 30, 2025, (b) in which New Archer has total annual gross revenue of at least $1.07 billion, or (c) in which New Archer is deemed to be a large accelerated filer, which means the market value of its common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which New Archer has issued more than $1.0 billion in non-convertible debt securities during the prior three year period. Atlas cannot predict whether investors will find New Archer’s securities less attractive because it will rely on these exemptions. If some investors find the combined company’s securities less attractive as a result of the combined company’s reliance on these exemptions, the trading prices of the combined company’s securities may be lower than they otherwise would be, there may be a less active trading market for New Archer’s securities and the trading prices of the combined company’s securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Atlas has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, it, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Atlas’ financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
The future exercise of registration rights may adversely affect the market price of New Archer’s common stock.
Certain New Archer stockholders will have registration rights for restricted securities. In connection with the consummation of the Business Combination, New Archer will enter into the Registration Rights Agreement with the Sponsor and certain other stockholders of New Archer, which will provide for customary “demand” and “piggyback” registration rights for certain stockholders. Sales of a substantial number of shares of New Archer Common Stock pursuant to the resale registration statement in the public market could occur at any time the registration statement remains effective. In addition, certain registration rights holders can request underwritten offerings to sell their securities. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Archer Common Stock.
Warrants will become exercisable for New Archer Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to New Archer stockholders.
Outstanding warrants to purchase an aggregate of 24,666,667 shares of New Archer Common Stock will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the consummation of Atlas’ IPO. Each warrant entitles the holder thereof to purchase one (1) share of New Archer Common Stock at a price of $11.50 per whole share, subject to adjustment. Warrants may be exercised only for a whole number of shares of New Archer Common Stock. To the extent such warrants are exercised, additional shares of New Archer Common Stock will be issued, which will result in dilution to the then existing holders of common stock of Archer and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

Atlas warrants and Founder Shares may have an adverse effect on the market price of Atlas Class A Shares and make it more difficult to effectuate the Business Combination.
Atlas issued warrants to purchase 16,666,667 Atlas Class A Shares as part of the units. Atlas also issued 8,000,000 private placement warrants, each exercisable to purchase one share of Class A common stock at $11.50 per share.
The Sponsor currently owns an aggregate of 12,500,000 Founder Shares. The Founder Shares are convertible into Atlas Class A Shares on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as set forth herein. In addition, if the Sponsor or an affiliate of the Sponsor or certain of Atlas’ officers and directors makes any working capital loans, he, she or it may convert those loans into up to an additional 1,000,000 Private Placement Warrants, at the price of $1.50 per warrant. Any issuance of a substantial number of additional Atlas Class A Shares upon exercise of these warrants and conversion rights will increase the number of issued and outstanding Atlas Class A Shares and reduce the value of the Class A common stock issued to complete the Business Combination. Therefore, the Atlas warrants and Founder Shares may make it more difficult to effectuate the Business Combination or increase the cost of acquiring Archer.
Atlas’ ability to successfully effect the Business Combination and New Archer’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Archer, all of whom Atlas expects to stay with the combined company following the consummation of the Business Combination. Any loss of such key personnel could negatively impact the operations and financial results of the combined business.
Atlas’ ability to successfully effect the Business Combination and New Archer’s ability to successfully operate the business following the consummation of the Business Combination is dependent upon the efforts of certain key personnel of Archer. Although Atlas expects key personnel to remain with the combined company following the consummation of the Business Combination, there can be no assurance that they will do so. It is possible that Archer will lose some key personnel, the loss of which could negatively impact the operations and profitability of the combined company. Furthermore, following the consummation of the Business Combination, certain of the key personnel of Archer may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the combined company to have to expend time and resources helping them become familiar with such requirements.
Atlas’ amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in Atlas’ name, actions against Atlas’ directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, which may have the effect of discouraging lawsuits against Atlas’ directors, officers, other employees or stockholders.
Atlas’ amended and restated certificate of incorporation provide that unless Atlas consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (1) any derivative action or proceeding brought on behalf of Atlas, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Atlas to Atlas or Atlas’ stockholders, (3) any action asserting a claim against Atlas, its directors, officers or employees arising pursuant to any provision of the DGCL or Atlas’ amended and restated certificate of incorporation or Atlas’ bylaws, or (4) any action asserting a claim against Atlas, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the above provisions will not apply to suits brought to enforce any liability or duty created by the

Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless Atlas consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, as amended, or the rules and regulations promulgated thereunder.
If any action the subject matter of which is within the scope of the immediately above paragraph is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately above paragraph (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. If any action the subject matter of which is within the scope of the provisions of this paragraph is filed in a court other than a federal district court of the United States of America (a “Foreign Securities Act Action”) in the name of any stockholder (current, former or future), such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the federal district courts of the United States of America in connection with any action brought in any such court to enforce the provisions of this paragraph (a “Foreign Securities Act Enforcement Action”), and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the Foreign Securities Act Enforcement Action as agent for such stockholder.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Atlas or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although such stockholders will not be deemed to have waived Atlas’ compliance with federal securities laws and the rules and regulations thereunder. However, there is no assurance that a court would enforce the choice of forum provision contained in Atlas’ amended and restated certificate of incorporation. If a court were to find such provision to be inapplicable or unenforceable in an action, Atlas may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
Atlas’ warrants are accounted for as liabilities and changes in the value of its warrants could have a material effect on its financial results.
On April 12, 2021, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities instead of equity on the SPAC’s balance sheet. As a result of the SEC Staff Statement, Atlas reevaluated the accounting treatment of its public warrants and private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value reported in its statement of operations for each reporting period.
As a result, included on Atlas’ balance sheet as of December 31, 2020 and March 31, 2021 contained elsewhere in this report are derivative liabilities related to embedded features contained within its warrants. ASC 815-40 provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, Atlas’ financial statements and results of operations may fluctuate quarterly based on factors which are outside of its control. Due to the recurring fair value measurement, Atlas expects that it will recognize non-cash gains or losses on its warrants each reporting period and that the amount of such gains or losses could be material.
Atlas identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect Atlas’ ability to report its results of operations and financial condition accurately and in a timely manner.
Atlas’ management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Atlas’ management also evaluates the effectiveness of its internal controls and it will disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Atlas’ annual or interim financial statements will not be prevented or detected on a timely basis.
As described elsewhere in this report, Atlas identified a material weakness in its internal control over financial reporting related to the classification of its warrants as equity instead of liabilities. On May 5, 2021, Atlas’ audit committee authorized management to restate its audited financial statements for the year ended December 31, 2020, and, accordingly, management concluded that the control deficiency that resulted in the incorrect classification of its warrants constituted a material weakness as of December 31, 2020 and March 31, 2021. This material weakness resulted in a material misstatement of Atlas’ warrant liabilities, change in fair value of warrant liabilities, additional paid-in capital, accumulated deficit and related financial disclosures for Atlas’ previously filed audited balance sheet related to its initial public offering dated October 30, 2020 and its audited financial statements for the year ended December 31, 2020.
Atlas has implemented a remediation plan, described under Item 9A, Evaluation of Disclosure Controls and Procedures, to remediate the material weakness surrounding its historical presentation of its warrants but can give no assurance that the measures it has taken will prevent any future material weaknesses or deficiencies in internal control over financial reporting. Even though Atlas has strengthened its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of its financial statements.
Atlas may face litigation and other risks and uncertainties as a result of the material weakness in its internal control over financial reporting and the restatement of its financial statements.
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (the “SEC Statement”). Following this issuance of the SEC Statement, on May 5, 2021, after consultation with Atlas’ independent registered public accounting firm, management and the Audit Committee of the Atlas Board concluded that it was appropriate to restate (i) certain items on Atlas’ previously issued audited balance sheet dated as of October 30, 2020, which was related to Atlas’ IPO, and (ii) Atlas’ previously issued audited financial statements as of December 31, 2020. See “— Atlas’ warrants are accounted for as liabilities and changes in value of its warrants could have a material effect on its financial results.” As part of such process, Atlas identified a material weakness in its internal controls over financial reporting.
As a result of such material weakness, the restatement of previously issued financials of Atlas, the change in accounting for the warrants and other matters raised or that may in the future be raised by the SEC, Atlas faces potential for litigation, inquiries from the SEC and other regulatory bodies, other disputes or proceedings which may include, among other things, monetary judgments, penalties or other sanctions, claims invoking the federal and state securities laws and contractual claims. As of August 10, 2021, Atlas has no knowledge of any such litigation, inquires, disputes or proceedings. However, Atlas can provide no assurance that such litigation, inquiries, disputes or proceedings will not arise in the future. Any such litigation, inquiries, disputes or proceedings, whether successful or not, could have a material adverse effect on Atlas’ business, results of operations and financial condition or its ability to complete its initial business combination.
Risks Relating to Ownership of New Archer Common Stock Following the Business Combination
There can be no assurance that New Archer Class A Shares will be approved for listing on the NYSE or that New Archer will be able to comply with the continued listing standards of the NYSE. The NYSE may delist New Archer’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject New Archer to additional trading restrictions.
In connection with the closing of the Business Combination, Atlas intends to list New Archer’s Class A common stock and warrants on the NYSE under the symbols “ACHR” and “ACHR WS,” respectively. Atlas cannot assure you that New Archer’s securities will continue to be listed on the NYSE after the Business Combination. In connection with the Business Combination, New Archer will be required to demonstrate compliance with the NYSE’s initial listing requirements, which are more rigorous than the NYSE’s continued listing requirements, in order to continue to maintain the listing of its securities on the NYSE. For instance, New Archer’s stock price would generally be required to be at least $4.00 per share, its aggregate market value would be required to be at least $150 million, and the market value of its publicly held shares would be required to be at least $40 million. Atlas cannot assure you that New Archer will be able to meet those initial listing requirements at that time. New Archer’s continued eligibility for listing may depend on, among other things, the number of its shares that are redeemed.
If the NYSE delists New Archer’s securities from trading on its exchange and New Archer is not able to list its securities on another national securities exchange, its securities could be quoted on an over-the-counter market. If this were to occur, New Archer could face significant adverse consequences, including:
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a limited availability of market quotations for its securities;

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reduced liquidity for its securities;

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a determination that its Class A common stock is a “penny stock” which will require brokers trading in its Class A common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because Atlas units, Class A common stock and public warrants are listed on the NYSE, Atlas units, Class A common stock and public warrants qualify as covered securities. Although the states are preempted from regulating the sale of Atlas securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While Atlas is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Atlas was no longer listed on the NYSE, Atlas’ securities would not be covered securities and Atlas would be subject to regulation in each state in which it offers its securities.
New Archer’s stock price may change significantly following the Business Combination and you could lose all or part of your investment as a result.
The trading price of the New Archer Common Stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “— Risks Related to Archer’s Business and Industry and New Archer Following the Business Combination” and the following:
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results of operations that vary from the expectations of securities analysts and investors;

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results of operations that vary from those of New Archer’s competitors;

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the impact of the COVID-19 pandemic and its effect on New Archer’s business and financial conditions;

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changes in expectations as to New Archer’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

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declines in the market prices of stocks generally;

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strategic actions by New Archer or its competitors;

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announcements by New Archer or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

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any significant change in New Archer’s management;

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changes in general economic or market conditions or trends in New Archer’s industry or markets, such as recessions, interest rates, local and national elections, international currency fluctuations, corruption, political instability and acts of war or terrorism;

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changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to New Archer’s business;

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future sales of New Archer’s common stock or other securities;

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investor perceptions or the investment opportunity associated with New Archer’s common stock relative to other investment alternatives;

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the public’s response to press releases or other public announcements by New Archer or third parties, including New Archer’s filings with the SEC;

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litigation involving New Archer, New Archer’s industry, or both, or investigations by regulators into New Archer’s operations or those of New Archer’s competitors;

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guidance, if any, that New Archer provides to the public, any changes in this guidance or New Archer’s failure to meet this guidance;

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the development and sustainability of an active trading market for New Archer’s stock;

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actions by institutional or activist stockholders;

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changes in accounting standards, policies, guidelines, interpretations or principles; and

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other events or factors, including those resulting from natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of New Archer’s common stock, regardless of New Archer’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of New Archer’s common stock is low.
In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If New Archer was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from New Archer’s business regardless of the outcome of such litigation.
Because there are no current plans to pay cash dividends on New Archer’s common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.
New Archer intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of New Archer Common Stock will be at the sole discretion of New Archer’s board of directors. New Archer’s board of directors may take into account general and economic conditions, New Archer’s financial condition and results of operations, New Archer’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by New Archer to its stockholders or by its subsidiaries to it and such other factors as New Archer’s board of directors may deem relevant. In addition, New Archer’s ability to pay dividends is limited by covenants of Archer’s existing and outstanding indebtedness and may be limited by covenants of any future indebtedness New Archer incurs. As a result, you may not receive any return on an investment in New Archer’s common stock unless you sell New Archer’s common stock for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about New Archer’s business or if they downgrade New Archer’s stock or New Archer’s sector, New Archer’s stock price and trading volume could decline.
The trading market for New Archer’s common stock will rely in part on the research and reports that industry or financial analysts publish about New Archer or its business. New Archer will not control these analysts. In addition, some financial analysts may have limited expertise with Archer’s model and operations. Furthermore, if one or more of the analysts who do cover New Archer downgrade its stock or industry, or the stock of any of its competitors, or publish inaccurate or unfavorable research about its business, the price of New Archer’s stock could decline. If one or more of these analysts ceases coverage of New Archer or fails to publish reports on it regularly, New Archer could lose visibility in the market, which in turn could cause its stock price or trading volume to decline.
Future sales, or the perception of future sales, by New Archer or its stockholders in the public market following the Business Combination could cause the market price for New Archer’s common stock to decline.
The sale of shares of New Archer’s common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of New Archer’s common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for New Archer to sell equity securities in the future at a time and at a price that it deems appropriate.
Upon consummation of the Business Combination, using the value of the Trust Account as of August 5, 2021, and subject to the assumptions set forth in “Basis of Presentation and Glossary,” New Archer would have a total of 250,154,672 shares of common stock (assuming no redemptions) outstanding. All shares issued in the Business Combination will be freely tradable without registration under the Securities Act and without restriction by persons other than New Archer’s “affiliates” (as defined under Rule 144 of the Securities Act, “Rule 144”), including New Archer’s directors, executive officers and other affiliates.
The Sponsor and the holder of the Founder Shares and certain substantial holders of Archer’s common stock (determined on an as-converted basis) (the “Investors”) have agreed with Atlas, subject to certain exceptions, not to transfer or dispose of their New Archer Common Stock during the period from the date of the closing of the Business Combination through the earlier of (i) 180 days after the consummation of the Business Combination, (ii) the date that the closing price of the New Archer Common Stock equals or exceeds $12.00 for 20 trading days within any 30 trading day period following the 90th day following the Business Combination and (iii) the consummation of a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New Archer’s stockholders having the right to exchange their shares of New Archer Common Stock for cash, securities or other property.
Upon the expiration or waiver of the lock-ups described above, shares held by the Investors and certain other stockholders of New Archer will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144, when such rule becomes applicable to Atlas. In addition, pursuant to the Registration Rights Agreement, the Investors and certain other stockholders will have the right, subject to certain conditions, to require New Archer to register the sale of their shares of New Archer’s common stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of New Archer’s common stock to decline. Following completion of the Business Combination, the shares covered by registration rights will represent approximately 76.1% of New Archer’s outstanding common stock.
As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of New Archer’s common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for New Archer to raise additional funds through future offerings of New Archer’s Atlas Class A Shares or other securities.
In addition, the shares of New Archer Common Stock reserved for future issuance under New Archer’s equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of shares of New Archer’s common stock expected to be reserved for future issuance under its equity incentive plan is equal to 8,181,656 shares. New Archer is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of New Archer’s common stock or securities convertible into or exchangeable for shares of New Archer’s common stock issued pursuant to New Archer’s equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.
In the future, New Archer may also issue its securities in connection with investments or acquisitions. The amount of shares of New Archer’s common stock issued in connection with an investment or acquisition could constitute a material portion of New Archer’s then-outstanding Atlas Class A Shares. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to New Archer’s stockholders.
Anti-takeover provisions in New Archer’s governing documents could delay or prevent a change of control.
Certain provisions of the New Archer Charter and New Archer’s amended and restated bylaws to become effective upon the consummation of the Business Combination may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by New Archer’s stockholders.
These provisions provide for, among other things:
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the ability of New Archer’s board of directors to issue one or more series of preferred stock;

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a classified board;

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a dual-class share structure;

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advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at New Archer’s annual meetings;

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certain limitations on convening special stockholder meetings;

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limiting the ability of stockholders to act by written consent; and

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New Archer’s board of directors have the express authority to make, alter or repeal New Archer’s amended and restated bylaws.

These anti-takeover provisions could make it more difficult for a third party to acquire New Archer, even if the third party’s offer may be considered beneficial by many of New Archer’s stockholders. As a result, New Archer’s stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause New Archer to take other corporate actions you desire. See “Description of New Archer’s Securities.”
The New Archer Charter will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by New Archer’s stockholders, which could limit New Archer’s stockholders’ ability to obtain a favorable judicial forum for disputes with New Archer or its directors, officers, employees or stockholders.
The New Archer Charter will provide that, subject to limited exceptions, any (1) derivative action or proceeding brought on behalf of New Archer, (2) action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of New Archer or any stockholder to New Archer or the New Archer’s stockholders, (3) action or proceeding asserting a claim against New Archer or any current or former director, officer or other employee of New Archer or any stockholder arising pursuant to any provision of the DGCL, the New Archer Charter or the New Archer’s amended and restated bylaws (as each may be amended from time to time), (4) action or proceeding to interpret, apply, enforce or determine the validity of the New Archer or the New Archer’s amended and restated bylaws (including any right, obligation or remedy thereunder), (5) action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware, and (6) action asserting a claim against New Archer or any director, officer or other employee of the New Archer or any stockholder, governed by the internal affairs doctrine shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of New Archer’s capital stock shall be deemed to have notice of and to have consented to the provisions of the New Archer Charter described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Archer or its directors, officers or other employees, which may discourage such lawsuits against New Archer and its directors, officers and employees. Alternatively, if a court were to find these provisions of the New Archer Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, New Archer may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect New Archer’s business and financial condition.
Certain of New Archer’s stockholders, including the Sponsor, may engage in business activities which compete with New Archer or otherwise conflict with New Archer’s interests.
The Sponsor is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with New Archer. The New Archer Charter will provide that none of the Sponsor, any of their respective affiliates or any director who is not employed by New Archer (including any non-employee director who serves as one (1) of New Archer’s officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which New Archer operates. The Sponsor also may pursue acquisition opportunities that may be complementary to New Archer’s business and, as a result, those acquisition opportunities may not be available to New Archer.
Risks Relating to Redemption
There is no guarantee that an Atlas public stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.
No assurance can be given as to the price at which a public stockholder may be able to sell the shares of New Archer Common Stock in the future following the completion of the Business Combination. Certain events following the consummation the Business Combination may cause an increase in New Archer’s stock price, and may result in a lower value realized now than an Atlas stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s Atlas Class A Shares. Similarly, if an Atlas public stockholder does not redeem his, her or its shares, such stockholder will bear the risk of ownership of New Archer Common Stock after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell his, her or its shares of New Archer Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. Any Atlas public stockholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect its individual situation.
If Atlas public stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Atlas Class A Shares for a pro rata portion of the funds held in the Trust Account.
To exercise their redemption rights, holders of Atlas Class A Shares are required to deliver their stock, either physically or electronically using Depository Trust Company’s DWAC System, to Atlas’ transfer agent prior to the vote at the Special Meeting. If a holder fails to properly seek redemption as described in this proxy statement/prospectus and the Business Combination with Archer is consummated, such holder will not be entitled to redeem these shares for a pro rata portion of funds deposited in the Trust Account. See the section entitled “Atlas Special Meeting of Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the Atlas Class A Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Class A common stock.
A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its Atlas Class A Shares or, if part of such a group, the group’s Class A Common Stock, in excess of 15% of the Atlas Class A Shares. Your inability to redeem any such excess Atlas Class A Shares could resulting in you suffering a material loss on your investment in Atlas if you sell such excess Class A common stock in open market transactions. Atlas cannot assure you that the value of such excess Class A common stock will appreciate over time following the Business Combination or that the market price of the Class A common stock will exceed the per-share redemption price.

ATLAS SPECIAL MEETING OF STOCKHOLDERS
General
Atlas is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the Atlas Board for use at the Special Meeting of the stockholders to be held on September 14, 2021 and at any adjournment or postponement thereof. This proxy statement/prospectus provides Atlas’ stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.
Date, Time and Place
The Special Meeting will be held on September 14, 2021, at 10:00 a.m., Eastern Time, via a virtual meeting. On or about August 12, 2021, Atlas commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the Special Meeting.
Purpose of the Special Meeting
Atlas stockholders are being asked to vote on the following proposals:
1.
the Business Combination Proposal;

2.
the Charter Proposal;

3.
the Governance Proposals;

4.
the NYSE Proposal;

5.
the Equity Incentive Plan Proposal;

6.
the Employee Stock Purchase Plan Proposal; and

7.
the Adjournment Proposal (if necessary).

Recommendation of the Atlas Board of Directors
The Atlas Board has unanimously determined that the Business Combination, on the terms and conditions set forth in the Business Combination Agreement, is advisable and in the best interests of Atlas and its stockholders and has directed that the proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The Atlas Board unanimously recommends that Atlas’ stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Governance Proposals, “FOR” the NYSE Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, and “FOR” the Adjournment Proposal (if necessary).
Record Date; Persons Entitled to Vote
Atlas has fixed the close of business on August 5, 2021, as the record date for determining Atlas stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on the record date, there were 62,500,000 shares of Atlas Common Stock outstanding and entitled to vote, of which 50,000,000 are Atlas Class A Shares and 12,500,000 are Founder Shares. Each share of Atlas Common Stock is entitled to one vote per share at the Special Meeting.
Vote of the Sponsor and Atlas’ Directors and Officers
Atlas has entered into an agreement with the Sponsor and the Insiders pursuant to which each has agreed to vote any shares of Atlas Common Stock owned by it in favor of the Business Combination Proposal.
The Sponsor and the Insiders have waived any redemption rights with respect to any shares of Atlas Common Stock (including the Founder Shares) owned by them in connection with the Business Combination.

The Founder Shares and the Private Placement Warrants have no redemption rights upon Atlas’ liquidation and will be worthless if no business combination is effected by Atlas by October 31, 2022. However, the Sponsor is entitled to redemption rights upon Atlas’ liquidation with respect to any Atlas Class A Shares they may own.
Quorum and Required Vote for Proposals for the Special Meeting
A quorum of Atlas stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of capital stock of Atlas entitled to vote as of the record date at the Special Meeting is represented virtually or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the Founder Shares, who currently own 20% of the issued and outstanding shares of Atlas Common Stock, will count towards this quorum. As of the record date for the Special Meeting, 31,250,001 shares of Atlas Common Stock would be required to achieve a quorum.
Approval of the Business Combination Proposal, the Governance Proposals (each of which is a non-binding, advisory vote), the NYSE Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal require the affirmative vote of a majority of the votes cast by holders of shares of Atlas Common Stock, voting together as a single class. Approval of the Charter Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Atlas Common Stock, voting together as a single class, and the affirmative vote of the holders of a majority of the Atlas Class B Shares then outstanding, voting separately as a single class. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Atlas Common Stock, voting together as a single class, regardless of whether a quorum is present.
Consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Charter Proposal, and the NYSE Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote. It is important for you to note that in the event that the Business Combination Proposal, the Charter Proposal and the NYSE Proposal do not receive the requisite vote for approval, then the Business Combination may not be consummated. If Atlas does not consummate the Business Combination and fails to complete an initial business combination by October 31, 2022, Atlas will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.
Recommendation of the Atlas Board
The Atlas Board unanimously determined that the Business Combination Agreement and the transactions contemplated thereby, including the Merger, were advisable and in the best interests of Atlas and its stockholders. Accordingly, the Atlas Board unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal and the other proposals herein.
When you consider the recommendation of the Atlas Board in favor of approval of these proposals, you should keep in mind that Atlas’ directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder of Atlas. These interests include, among other things:
•
If the Business Combination or another business combination is not consummated by October 31, 2022, Atlas will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Atlas Class A Shares for cash and, subject to the approval of its remaining stockholders and the Atlas Board, dissolving and liquidating. In such event, the 12,500,000 Founder Shares held by the Sponsor, in which Atlas’ officers and directors hold an indirect interest and which were acquired for an aggregate purchase price of $25,000 prior to Atlas’ IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an estimated aggregate market value of $123.9 million based upon the closing price of $9.91 per public share on the NYSE on August 5, 2021, the record date for the Special Meeting, and are expected to have a significantly higher value than $25,000 at the time of the consummation of the Business Combination.

•
If the Business Combination or another business combination is not consummated by October 31, 2022, the 8,000,000 Private Placement Warrants held by the Sponsor, in which Atlas' officers and directors hold a direct or indirect interest and which were acquired for an aggregate purchase price of $12 million in a private placement that took place simultaneously with the consummation of the Atlas IPO, would become worthless. Such warrants had an estimated aggregate value of $9.9 million based on the closing prices of $1.24 per warrant on the NYSE on August 5, 2021, the record date for the Special Meeting.

•
Moelis & Company Group LP (“Moelis”), the parent of Moelis & Company LLC, has an indirect interest in approximately 7% of the Founder Shares and approximately 578,000 Private Placement Warrants. Certain officers and employees of Moelis (including Kenneth Moelis, Chairman of the Atlas Board, Christopher Callesano, Atlas’ Chief Financial Officer, Tiffany Lundquist, Atlas’ General Counsel, and certain members of the Moelis deal teams that acted as Atlas’ financial advisor for the Business Combination and placement agent for the PIPE Financing) own a substantial majority of the Founder Shares, the Private Placement Warrants and the Sponsor. As noted above, if the Business Combination or another business combination is not consummated by October 31, 2022, the Founder Shares and the Private Placement Warrants would become worthless.

•
Certain of Atlas’ directors and officers, as well as certain employees of Moelis, an affiliate of Atlas and the Sponsor, have entered into commitments to invest in the PIPE Financing for under 5% of the total PIPE Financing.

•
Upon completion of the Business Combination, approximately $30,250,000 in aggregate business combination marketing fees, M&A advisory fees and placement agent fees will be payable to Moelis pursuant to the Business Combination Marketing Agreement entered into in connection with Atlas’ IPO and described in Atlas’ registration statement filed with the SEC on Form S-1, and engagement letters entered into between Atlas and Moelis & Company LLC in connection with Moelis & Company LLC acting as Atlas’ financial advisor for the Business Combination and as exclusive placement agent for the PIPE Financing (it being understood that fifty percent (50%) of such fees will be payable to Moelis in New Atlas Class A Shares issued at a price of $10.00 per share). The payment of these fees by Atlas to Moelis is conditioned upon the completion of the Business Combination. Additionally, Kenneth Moelis, Chairman of the Atlas Board, is the sole managing member of the Sponsor and the Chairman of the Board of Directors, Chief Executive Officer and a significant stockholder of Moelis, Christopher Callesano, our Chief Financial Officer, serves as Managing Director and Principal Accounting Officer of Moelis, and Tiffany Lundquist, our General Counsel and Secretary, serves as a Managing Director and Associate General Counsel of Moelis. In addition, certain officers and employees of Moelis, including members of the Moelis team advising Atlas in connection with the Business Combination, and the employees of Moelis providing services to Atlas, have direct or indirect interests in the Sponsor.

•
If the Business Combination or another business combination is not consummated by October 31, 2022, the Sponsor will be liable to Atlas under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of third parties for services rendered or products sold to Atlas. If Atlas consummates a business combination, on the other hand, Atlas will be liable for all such claims.

•
The Sponsor, as well as Atlas’ officers and directors, and their affiliates, are entitled to reimbursement of certain out-of-pocket expenses incurred by them in connection with identifying, investigating, negotiating and completing a business combination. However, if Atlas fails to consummate a business combination by October 31, 2022, they will not have any claim against the Trust Account for reimbursement. Accordingly, Atlas may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within such period.

•
Atlas’ officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Business Combination Agreement.

•
The Sponsor will enter into the Registration Rights Agreement at closing, and Atlas’ directors and officers, as well as employees of Moelis, who have entered into commitments to invest in the PIPE

Financing, have entered into Subscription Agreements, which provide for registration rights following consummation of the Business Combination.
Abstentions and Broker Non-Votes
Abstentions are considered present for the purposes of establishing a quorum and will have the same effect as a vote “AGAINST” the Charter Proposal and the NYSE Proposal only. Broker non-votes are considered present for the purposes of establishing a quorum and will have the same effect as a vote “AGAINST” the Charter Proposal only.
Under NYSE rules, if a stockholder holds their shares in “street” name through a bank, broker or other nominee and the stockholder does not instruct their broker, bank or other nominee how to vote their shares on a proposal, the broker, bank or other nominee has the authority to vote the shares in its discretion on certain “routine” matters. However, banks, brokers and other nominees are not authorized to exercise their voting discretion on any “non-routine” matters. This can result in a “broker non-vote,” which occurs on a proposal when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, (ii) there are one or more “non-routine” proposals to be voted on at the meeting for which the bank, broker or other nominee does not have authority to vote without instructions from the beneficial owner of the shares and (iii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter.
We believe that all of the proposals to be voted on at the Special Meeting will be considered non-routine matters. As a result, if you hold your shares in street name, your bank, brokerage firm or other nominee cannot vote your shares on any of the proposals to be voted on at the Special Meeting without your instruction.
Because all of the proposals to be voted on at the Special Meeting are “non-routine” matters, banks, brokers and other nominees will not have authority to vote on any proposals unless instructed, so Atlas does not expect there to be any broker non-votes at the Special Meeting.
Voting Your Shares
Each share of Atlas Common Stock that you own in your name entitles you to one vote on each of the proposals for the Special Meeting. Your one or more proxy cards show the number of shares of Atlas Common Stock that you own. There are several ways to have your shares of common stock voted:
•
You can submit a proxy to vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you submit a proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Atlas Common Stock will be voted as recommended by the Atlas Board. The Atlas Board unanimously recommends that Atlas’ stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Governance Proposals, “FOR” the NYSE Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal (if necessary).

•
You can attend the Special Meeting and vote virtually even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. You will be given a ballot when you arrive. However, if your shares of Atlas Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Atlas can be sure that the broker, bank or nominee has not already voted your shares of Atlas Common Stock.

Revoking Your Proxy
If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•
you may send another proxy card with a later date;

•
you may notify Atlas’ secretary in writing before the Special Meeting that you have revoked your proxy; or

•
you may attend the Special Meeting virtually, revoke your proxy, and vote online as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.
No Additional Matters May be Presented at the Special Meeting
The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Proposal, the Governance Proposals, the NYSE Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal (if necessary). Under Atlas’ bylaws, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.
Who Can Answer Your Questions About Voting
If you have any questions about how to vote or direct a vote in respect of your shares of Atlas Common Stock, you may call Morrow Sodali, the proxy solicitation agent for Atlas, toll-free at (800) 662-5200 (banks and brokers call (203) 658-9400) or email Morrow Sodali at ACIC.info@investor.morrowsodali.com.
Redemption Rights
Holders of Atlas Class A Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any stockholder holding Atlas Class A Shares may demand that Atlas redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was $10.00 per share as of August 5, 2021, the record date for the meeting), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination with Archer is consummated, Atlas will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.
Notwithstanding the foregoing, a holder of Atlas Class A Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Class A Common Stock. Accordingly, all Atlas Class A Shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.
The Sponsor and the Insiders will not have redemption rights with respect to any shares of Atlas Common Stock (including the Founder Shares) owned by them in connection with the Business Combination.
Holders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to Atlas’ transfer agent two business days prior to the Special Meeting. If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Atlas’ transfer agent can be contacted at the following address:
Continental Stock Transfer & Trust Company
One State Street — Plaza, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
Email: mzimkind@continentalstock.com
Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).
If the Business Combination is not approved or completed for any reason, then Atlas’ public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, Atlas will promptly return any shares delivered by public holders. If Atlas would be left with less than $5,000,001 of net tangible assets as a result of the holders of Atlas Class A Shares properly demanding redemption of their shares for cash or the Minimum Cash Condition would not be satisfied, Atlas will not be able to consummate the Business Combination.
The closing price of Class A common stock on August 5, 2021, the record date for the Special Meeting, was $9.91 per share. The cash held in the Trust Account on such date was approximately $500.1 million (net of taxes payable) ($10.00 per public share). Prior to exercising redemption rights, stockholders should verify the market price of Class A common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Atlas cannot assure its stockholders that they will be able to sell their Atlas Class A Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.
If a holder of Atlas Class A Shares exercises his, her or its redemption rights, then he, she or it will be exchanging its Atlas Class A Shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the close of the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to Atlas’ transfer agent prior to the vote at the Special Meeting, and the Business Combination is consummated.
For a discussion of the material U.S. federal income tax considerations for stockholders with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Considerations.” The consequences of a redemption to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.
Appraisal Rights
Appraisal rights are not available to holders of shares of Atlas Common Stock in connection with the Business Combination.
Proxy Solicitation Costs
Atlas is soliciting proxies on behalf of the Atlas Board. This solicitation is being made by mail but also may be made by telephone. Atlas and its directors, officers and employees may also solicit proxies online. Atlas will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Atlas will bear the cost of the solicitation.

Atlas has hired Morrow Sodali to assist in the proxy solicitation process. Atlas will pay to Morrow Sodali an approximate fee of $40,000, plus disbursements.
Atlas will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Atlas will reimburse them for their reasonable expenses.
The Sponsor
As of August 5, 2021, the record date for the Special Meeting, the Sponsor owned of record and was entitled to vote an aggregate of 12,500,000 Founder Shares that were issued prior to Atlas’ IPO. Such shares currently constitute 20% of the outstanding shares of Atlas Common Stock. The Sponsor has agreed to vote the Founder Shares in favor of each of the proposals being presented at the Special Meeting. The Founder Shares and Private Placement Warrants have no right to participate in any redemption distribution and will be worthless if no business combination is effected by Atlas.

PROPOSAL NO. 1: THE BUSINESS COMBINATION PROPOSAL
Overview
We are asking our stockholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). Atlas stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A-1 and Annex A-2 to this proxy statement/prospectus, and the transactions contemplated thereby. See the section entitled “— The Business Combination Agreement” of this proxy statement/prospectus for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.
Because we are holding a stockholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of at least a majority of the votes cast by holders of common stock, voting together as a single class at a stockholder meeting held to consider the Business Combination at which a quorum is present.
The Business Combination Agreement
This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A-1 and Annex A-2 to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Atlas, the Sponsor, Archer or any other matter.
On February 10, 2021, Atlas, Merger Sub and Archer entered into the Original Business Combination Agreement, which was subsequently amended and restated in the form of the A&R Business Combination Agreement on July 29, 2021. The Business Combination Agreement provides for, among other things, the following transactions on the date of closing of the Business Combination (the “Closing”): (i) Atlas will amend and restate its certificate of incorporation, pursuant to which, among other things, New Archer will have a dual-class share structure with (A) New Archer Class A Shares carrying voting rights in the form of one vote per share, and (B) New Archer Class B Shares carrying voting rights in the form of ten votes per share, and (ii) Merger Sub will merge with and into Archer, with Archer as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of Atlas (the “Merger”).
In connection with the foregoing and substantially concurrent with the execution of the Original Business Combination Agreement, Atlas entered into Subscription Agreements with each of the investors in the PIPE Financing (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and Atlas has agreed to issue and sell to the PIPE Investors, an aggregate of 60,000,000 New Archer Class A Shares at a price of $10.00 per share, for aggregate gross proceeds of $600,000,000, which we refer to as the “PIPE Financing.” See the section entitled “— Related Agreements — Subscription Agreements” of this proxy statement/prospectus for additional information. The New Archer Class A Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Atlas shall use its reasonable best efforts to cause the Atlas New Class A Shares issuable pursuant to the Subscription Agreements to be approved for listing on NYSE as promptly as reasonably practicable and in any event prior to the Effective Time. Atlas will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Subscription Agreements, the Transaction Support Agreements, the Sponsor Letter Agreement and the Registration Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See the section entitled “— Related Agreements” of this proxy statement/prospectus for additional information.
Consideration to Archer Equityholders in the Business Combination
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time (and, for the avoidance of doubt, following the Archer Preferred Conversion), (i) each share of Archer common stock outstanding as of immediately prior to the Effective Time (including shares of Archer common stock resulting from the Archer Preferred Conversion, but excluding any shares of Archer common stock as to which appraisal rights have been properly exercised in accordance with Delaware law and shares of Archer common stock held by Archer as treasury stock) will be converted into a right to receive a number of New Archer Class B Shares determined on the basis of the Exchange Ratio (it being understood that if any shares of Archer common stock outstanding immediately prior to the Effective Time are restricted shares subject to certain vesting conditions or are subject to a repurchase option or a risk of forfeiture, then the number of New Archer Class B Shares issued in exchange for such restricted shares will have the same terms and conditions as were applicable to such restricted shares immediately prior to the Effective Time (including with respect to vesting and termination-related provisions)), (ii) each option (whether vested or unvested) to purchase Archer common stock that is outstanding as of immediately prior to the Effective Time will be converted into an option to purchase a number of New Archer Class B Shares based on the Exchange Ratio, (iii) each restricted stock unit award (whether vested or invested) that is outstanding as of immediately prior to the Effective Time with respect to shares of Archer common stock will be converted into a restricted stock unit award with respect to a number of New Archer Class B Shares based on the Exchange Ratio, and (iv) outstanding warrants (whether vested or unvested) to purchase Archer common stock will be converted into warrants to purchase a number of shares of New Archer Class A Shares or New Archer Class B Shares, as applicable, in accordance with the terms of such warrants, and New Archer will assume such warrants subject to their respective terms. As of the date of this proxy statement/prospectus, the Exchange Ratio was approximately 1.01.
The former Archer equityholders will have the right to convert their shares of New Archer Class B Shares into shares of New Archer Class A Shares pursuant to the New Archer Charter. In connection with the execution of the Business Combination Agreement, certain stockholders of Archer have executed Transaction Support Agreements, pursuant to which such stockholders (other than the Archer Founders) have agreed, among other things, to elect to convert their shares of New Archer Class B Shares received in the Business Combination into shares of New Archer Class A Shares pursuant to the New Archer Charter. See “—Related Agreements — Transaction Support Agreements” of this proxy statement/prospectus for additional information.
Aggregate Transaction Proceeds
The Aggregate Transaction Proceeds will be used for general corporate purposes after the Business Combination.

Closing and Effective Time of the Business Combination
The Closing of the transactions contemplated by the Business Combination Agreement is required to take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the third business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “— Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as Atlas and Archer may agree in writing.
Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of the following conditions:
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the applicable waiting period or consent under the HSR Act relating to the Business Combination having been expired, been terminated or obtained (or deemed, by applicable law, to have been obtained), as applicable;

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no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination being in effect;

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this registration statement/proxy statement becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this registration statement/proxy statement, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

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Atlas’ initial listing application with NYSE in connection with the transactions contemplated by the Business Combination Agreement being approved and, immediately following the Effective Time, Atlas satisfying any applicable initial and continuing listing requirements of NYSE, and Atlas not having received any notice of non-compliance in connection therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the New Archer Class A common stock being approved for listing on NYSE;

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the Archer Stockholder Written Consent being obtained;

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the approval of the Business Combination Proposal, the Charter Proposal and the NYSE Proposal by the affirmative vote of the holders of the requisite number of shares of Atlas entitled to vote thereon being obtained in accordance with Atlas’ governing documents and applicable law; and

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after giving effect to the transactions contemplated by the Business Combination Agreement (including the PIPE Financing), Atlas having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time of the Merger.

Other Conditions to the Obligations of the Atlas Parties
The obligations of the Atlas Parties to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Atlas (on behalf of itself and the other Atlas Parties) of the following further conditions:
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the representations and warranties of Archer regarding organization and qualification of Archer, certain representations and warranties regarding the capitalization, and amounts payable upon a change in control, of Archer and the representations and warranties of Archer regarding the authority of Archer to, among other things, consummate the transactions contemplated by the Business Combination Agreement, and brokers fees being true and correct (without giving effect to any limitation of “materiality” or “Archer Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);
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certain other representations and warranties regarding the capitalization of Archer being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

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the representations and warranties of Archer regarding the absence of an “Archer Material Adverse Effect” during the period beginning on September 30, 2020 and ending on the date of the Business Combination Agreement being true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

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the other representations and warranties of Archer being true and correct (without giving effect to any limitation as to “materiality” or “Archer Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Archer Material Adverse Effect;

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Archer having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement prior to the Closing;

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since the date of the Original Business Combination Agreement, no Archer Material Adverse Effect having occurred;

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the Archer Preferred Conversion having occurred as contemplated by the Conversion Written Consent;

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Atlas having received the Registration Rights Agreement duly executed by Archer stockholders; and

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Atlas having received a certificate executed by an authorized officer of Archer confirming that the conditions set forth in the first six bullet points in this section have been satisfied.

Other Conditions to the Obligations of Archer
The obligations of Archer to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by Archer of the following further conditions:
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the representations and warranties regarding organization and qualification of the Atlas Parties, the authority of Atlas to execute and deliver the Business Combination Agreement, and each of the ancillary documents thereto to which it is or will be a party, to perform its obligations under the Business Combination Agreement and ancillary documents thereto and to consummate the transactions contemplated thereby, certain representations and warranties regarding the capitalization of the Atlas Parties and brokers fees being true and correct, in all material respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

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certain other representations and warranties regarding the capitalization of Atlas being true and correct in all respects, (except for de minimis inaccuracies) as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

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the other representations and warranties of the Atlas Parties being true and correct (without giving effect to any limitation of “materiality” or “Atlas Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an Atlas Material Adverse Effect;

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the Atlas Parties having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement;

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the Aggregate Transaction Proceeds being equal to or greater than $600,000,000;

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Archer having received the Registration Rights Agreement duly executed by Atlas and the Sponsor; and

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Archer having received a certificate executed by an authorized officer of Atlas confirming that the conditions set forth in the first four bullet points of this section have been satisfied.

Representations and Warranties
Under the Business Combination Agreement, Archer made customary representations and warranties to Atlas relating to, among other things: organization and qualification; capitalization; authorization; financial statements, absence of undisclosed liabilities, consents and approvals; permits; material contracts; absence of certain changes; litigation; compliance with law; employee plans; environmental matters; intellectual property; labor matters; insurance; tax matters; brokers; real and personal property; transactions with affiliates; data privacy and security; compliance with international trade and anti-corruption laws; information supplied; and aviation regulatory compliance and investigation.
Under the Business Combination Agreement, the Atlas Parties made customary representations and warranties to Archer relating to, among other things: organization and qualification; authorization; consent and approvals; brokers; information supplier; capitalization; SEC Filings; the Trust Account; transactions with affiliates; litigation; compliance with law; business activities; internal controls and financial statements; absence of undisclosed liabilities; tax matters; opinion of Atlas financial advisor; investigation; and compliance with international trade and anti-corruption laws; information supplied; and regulatory compliance.
Material Adverse Effect
Under the Business Combination Agreement, certain representations and warranties of Archer and Atlas are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Archer and Atlas are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Business Combination Agreement, an “Archer Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of Archer, or (b) the ability of Archer to consummate the Merger in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether an Archer Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Original Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which Archer operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of Archer with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 6.2(a) of the Business Combination Agreement to the extent it relates to such representations and warranties), (vii) any stockholder demand or other stockholder proceedings (including derivative claims) arising out of, or related to, the execution or public announcement of the Business Combination Agreement, (viii) any failure by Archer to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or clauses (ix) through (xi)), (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing, (x) any fact or circumstance in existence and actually known to Atlas or the Atlas Board as of the date hereof (it being understood that to the extent there are any material and adverse changes, events, effects or occurrences in a particular matter or matters after the date hereof (or first becoming known to Atlas or the Atlas Board after the date hereof), then the totality of such applicable matter or matters, whether or not the underlying matter or matter occurred prior to the date hereof, may be taken into account in determining whether an Archer Material Adverse Effect has occurred or is reasonably likely to occur), or (xi) certain specified events; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (ix) may be taken into account in determining whether an Archer Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on Archer relative to other participants operating in the industries or markets in which Archer operates.
Under the Business Combination Agreement, certain representations and warranties of the Atlas Parties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, an “Atlas Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, is reasonably likely to, individually or in the aggregate, prevent or materially delay (or has so prevented or materially delayed) the ability of any Atlas Party to consummate the Merger in accordance with the terms of the Business Combination Agreement.
Covenants of the Parties
Covenants of Archer
Archer made certain covenants under the Business Combination Agreement, including, among others, the following:
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Subject to certain exceptions or as consented to in writing by Atlas (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, Archer will operate its business in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of Archer.

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Subject to certain exceptions, prior to the Closing, Archer will not do any of the following without Atlas’ written consent (such consent (other than with respect to certain covenants below) not to be unreasonably withheld, conditioned or delayed):

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declare, set aside, make or pay any dividends or distribution or payment in respect of any equity securities of Archer, or repurchase or redeem any outstanding equity securities of Archer;

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(A) merge, consolidate, combine or amalgamate Archer with any person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

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adopt any amendments, supplements, restatements or modifications to Archer’s governing documents or Archer’s amended and restated investors’ rights agreement (as amended), Archer’s amended and restated right of first refusal and co-sale agreement, or Archer’s amended and restated voting agreement, in each case, as in effect as of the date of the Business Combination Agreement;

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(A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of Archer or inventory or obsolete equipment in the ordinary course of business, or (B) create, subject or incur any lien any material assets or properties of Archer (other than any permitted liens);

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(A) sell, assign, abandon, let lapse, lease, license, let expire (other than expiration of intellectual property rights in accordance with its maximum statutory term) or otherwise dispose of any intellectual property used in, material to or necessary for the operation of Archer’s business, other than non-exclusive licenses granted to customers to use Archer products in the ordinary course of business, (B) disclose any trade secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of, and preserving all rights of Archer in such trade secrets), or disclose, license, release, deliver, escrow or make available any source code, or (C) make any material adverse change to the operation or security of any Archer IT systems or any of Archer’s respective rules, policies, or procedures with respect to privacy and security requirements or personal data;

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(A) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a lien, (1) any equity securities of Archer or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating Archer to issue, deliver or sell any equity securities of Archer, or (B) adjust, split, combine or reclassify any equity securities of Archer or other rights exercisable therefore or convertible into;

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incur, create or assume any indebtedness, other than ordinary course trade payables;

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(A) amend, modify or terminate any designated material contracts (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, such material contract), (B) waive any material benefit or right under any designated material contract or (C) enter into any contract that would constitute a designated material contract;

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make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person, other than the reimbursement of expenses of employees in the ordinary course of business consistent with past practice;

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(A) materially amend, materially modify, adopt, enter into or terminate any employee benefit plan or any benefit or compensation plan, policy, program or Contract that would be an employee benefit plan if in effect as of the date of the Original Business Combination Agreement, (B) materially increase or decrease, or agree to materially increase or decrease, the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of Archer, (C) take any action to accelerate any payment, right to payment or benefit, vesting of any right to payment of benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of Archer, (D) hire, engage or terminate (other than for cause), furlough or temporarily layoff any director, manager, officer or employee of Archer whose annual compensation opportunities exceeds or would exceed $350,000, (E) amend, modify, negotiate, adopt, enter into, extend, renew or terminate any collective bargaining agreement or other contract with any labor organization, works council or labor union, employee delegate, representative or other employee collective group that is representing any employee of Archer, (F) recognize or certify any labor organization, works council, labor union or group of employees of Archer as the bargaining representative for any employees of Archer, (G) with respect to Archer or any employees of Archer, engage in or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions that could implicate the Worker Adjustment Retraining and Notification Act of 1988, as well as similar foreign, state or local laws, or (H) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure, or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of Archer;

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make, change or revoke any material tax election, amend any material tax return, change any material method of accounting enter into any closing agreement with respect to material taxes, settle any material tax claim or assessment, affirmatively surrender any right to claim a refund of material taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment (other than any such extension of time to file tax returns that is obtained in the ordinary course of business);

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(A) enter into any settlement, conciliation or similar contract the performance of which would involve the payment by Archer in excess of $200,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on Archer (or Atlas or any of its Affiliates after the Closing), or (B) commence any lawsuit, litigation, action, demand, examination, hearing, claim, charge, complaint, suit or arbitration;

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authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Archer;

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change Archer’s methods of accounting in any material respect, other than changes that are made in accordance with Public Company Accounting Oversight Board standard;

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enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement or any ancillary document thereto;

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make any change of control payment that is not disclosed to Atlas on Archer’s disclosure schedules;

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enter into, conduct, engage in or otherwise operate any new line of business, change its operating policies in any material respect or discontinue or make any material change to the business of Archer; or

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enter into any contract to take, or cause to be taken, any of the actions set forth under any of the foregoing.

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Archer will terminate certain affiliate contracts as set forth on the Archer disclosure schedules effective as of the Closing.

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As promptly as reasonably practicable (and in any event within one (1) business day) following the time at which this registration statement of which this proxy statement/prospectus forms a part, is declared effective under the Securities Act, Archer is required to obtain and deliver to Atlas true and correct copies of (i) the Archer Stockholder Written Consent and (ii) the Conversion Written Consent.

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Subject to certain exceptions, prior to the Closing, Archer will use commercially reasonable efforts (in consultation with Atlas and with Atlas’ reasonable cooperation and assistance) to obtain customary directors’ and officers’ liability insurance coverage for the benefit of Archer and its directors and officers with respect to matters occurring on or prior to the Closing.

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Subject to, and conditioned upon the occurrence of, the Effective Time, Archer shall, effective as of immediately prior to the Effective Time, grant to the Archer Founders the Archer Founder Grants, with any changes or modifications thereto as Archer and Atlas may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Archer or Atlas, as applicable). See the section titled “Executive Compensation of Archer” of this proxy statement/prospectus for additional information.

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Archer shall continue to work with the FAA to diligently pursue the certification of an eVTOL aircraft in accordance with the FAA’s type certification process.

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Archer shall use reasonable best efforts to obtain forgiveness of the PPP Loan prior to Closing.

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Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, Archer shall not, and shall cause its respective representatives not to: (i) solicit, initiate, encourage, knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer with respect to an Archer Acquisition Proposal; (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, an Archer Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding an Archer Acquisition Proposal; (iv) make any filings with the SEC in connection with a public offering of any equity securities of Archer (or any affiliate or successor of Archer); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person (other than the Atlas Parties) to do or seek to do any of the foregoing. “Archer Acquisition Proposal” means (a) any transaction or series of related transactions under which any person(s), directly or indirectly, acquires or otherwise purchases (i) Archer or any of its controlled affiliates or (ii) all or a material portion of assets, equity securities or businesses of Archer or any of its controlled affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise), or (b) any equity or similar investment in Archer or any of its controlled affiliates (subject to exceptions to the PIPE Financing or the issuance of the applicable class of shares of capital stock of Archer upon the exercise or conversion of any outstanding Archer equity awards).
Covenants of Atlas
Atlas made certain covenants under the Business Combination Agreement, including, among others, the following:
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Subject to certain exceptions, prior to the Closing, Atlas will not, and will cause its subsidiaries not to, do any of the following without Archer’s written consent (such consent not to be unreasonably withheld, conditioned or delayed):

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adopt any amendments, supplements, restatements or modifications to the Atlas trust agreement or the governing documents of any Atlas Party;

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declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, its equity securities, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any of its outstanding equity securities, other than, for the avoidance of doubt, for the Atlas Stockholder Redemption;

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split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

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incur, create or assume any indebtedness, except for indebtedness for borrowed money in an amount not to exceed $2,000,000 in the aggregate;

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make any loans or advances to, or capital contributions in, any other person, other than to, or in, Atlas or any of its subsidiaries;

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issue any equity securities or grant any additional options, warrants or stock appreciation rights with respect to its equity securities, other than the issuance of Class A common stock in connection with the exercise of any Atlas warrant outstanding as of the date of the Original Business Combination Agreement;

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(i) amend, modify or renew any Atlas related party transaction, other than (A) the entry into any contract with an Atlas related party with respect to the incurrence of indebtedness permitted by the fourth bullet point of this section or (B) for the avoidance of doubt, any expiration or automatic extension or renewal of any contract pursuant to its terms, or (ii) enter into any contract that would constitute an Atlas related party transaction;

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engage in any activities or business, or incur any material Atlas liabilities;

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authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

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enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

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enter into any contract to take, or cause to be taken, any of the actions set forth under any of the foregoing;

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As promptly as reasonably practicable following the effectiveness of this registration statement of which this proxy statement/prospectus forms a part (and in any event within three business days after such date), Atlas will duly give notice of and use its reasonable best efforts to duly convene and hold the Special Meeting as soon as possible (and in any event on or prior to September 30, 2021, unless otherwise agreed between the parties acting reasonably) to approve the Transaction Proposals.

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Subject to certain exceptions, Atlas shall use its reasonable best efforts to cause: (i) Atlas’ initial listing application with NYSE to have been approved; (ii) Atlas to satisfy all applicable initial and continuing listing requirements of NYSE; and (iii) the New Archer Class A Shares issuable in accordance with the Business Combination Agreement to be approved for listing on NYSE.

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At least one business day prior to the Closing Date, the Atlas Board will approve and adopt an equity incentive plan and employee stock purchase plan, in each case, with any changes or modifications thereto as Archer and Atlas may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Archer or Atlas, as applicable), effective as of one day prior to the Closing Date. See the sections entitled “Proposal No. 5: The Equity Incentive Plan Proposal” and “Proposal No. 6: The Employee Stock Purchase Plan Proposal” of this proxy statement/prospectus for additional information.

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Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, Atlas shall not and shall cause its representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an Atlas Acquisition Proposal; (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, an Atlas Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding an Atlas Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person (other than Archer) to do or seek to do any of the foregoing. “Atlas Acquisition Proposal” means (a) any transaction or series of related transactions under which Atlas or any of its controlled affiliates, directly or indirectly, (i) acquires or otherwise purchases any other person(s), (ii) engages in a business combination with any other person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, equity securities or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise) or (b) any equity or similar investment in Atlas or any of its controlled affiliates.

Mutual Covenants of the Parties
The parties made certain covenants under the Business Combination Agreement, including, among others, the following:
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using reasonable best efforts to consummate the Business Combination;

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notify the other party in writing promptly after learning of any stockholder demands or other stockholder proceedings relating to the Business Combination Agreement, any ancillary document or any matters relating thereto and reasonably cooperate with one another in connection therewith;

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keeping certain information confidential in accordance with the existing non-disclosure agreements;

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making relevant public announcements;

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using reasonable best efforts to cause the Merger to constitute a transaction treated as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986 (the “Code”) or otherwise use commercially reasonable efforts to restructure the Merger to so qualify; and

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cooperate in connection with certain tax matters and filings.

In addition, Atlas and Archer agreed that Atlas and Archer will prepare and mutually agree upon and Atlas will file with the SEC, this registration statement/proxy statement on Form S-4 relating to the Business Combination.
Recommendation of the Atlas Board and the Archer Board
Pursuant to the Business Combination Agreement, at any time prior to obtaining the approval of the Transaction Proposals, the Atlas Board may make an Atlas Change in Recommendation if an Archer Material Adverse Effect occurred and the Atlas Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to make an Atlas Change in Recommendation would be a breach of its fiduciary duties under applicable law, provided that (i) Atlas must first deliver a written notice to Archer of its intention to make an Atlas Change in Recommendation at least five business days prior to the taking of such action, (ii) Atlas must, if requested by Archer, negotiate in good faith with Archer during such period regarding any revisions or adjustments proposed by Archer to the terms and conditions of the Business Combination Agreement as would enable the Atlas Board to reaffirm its recommendation and not make such Atlas Change in Recommendation, and (iii) if Archer requested such negotiations in accordance with clause (ii), Atlas may make an Atlas Change in Recommendation only if the Atlas Board, after considering in good faith any revisions or adjustments to the terms of the Business Combination Agreement that Archer shall have, prior to the expiration of the five business day period, continues to determine in good faith that failure to make an Atlas Change in Recommendation would be a breach of its fiduciary duties to the Atlas stockholders under applicable law. Atlas agreed that, unless the Business Combination Agreement is terminated in accordance with its terms, its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting will not be affected by any Atlas Change in Recommendation. An Atlas Change in Recommendation will not limit or otherwise affect the agreements and covenants set forth in the Sponsor Letter Agreement.
In addition, pursuant to the Business Combination Agreement, at any time prior to, but not after, receipt of the Archer Stockholder Written Consent, Archer’s board of directors may make an Archer Change in Recommendation if Archer’s board of directors shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to make an Archer Change in Recommendation would be a breach of its fiduciary duties under applicable law, provided that (i) Archer must deliver a written notice to Atlas of its intention to make an Archer Change in Recommendation at least five business days prior to the taking of such action, (ii) during such period and prior to making an Archer Change in Recommendation, if requested by Atlas, Archer shall negotiate in good faith with Atlas regarding any revisions or adjustments proposed by Atlas to the terms and conditions of the Business Combination Agreement as would enable Archer’s board of directors to reaffirm its recommendation and not make such Archer Change in Recommendation, (iii) if Atlas requested negotiations in accordance with clause (ii), Archer may make an Archer Change in Recommendation only if Archer’s board of directors, after considering in good faith any revisions or adjustments to the terms of the Business Combination Agreement that Atlas shall have, prior to the expiration of the five business day period, offered in writing to Archer, continues to determine in good faith that failure to make an Archer Change in Recommendation would be a breach of its fiduciary duties to the Archer stockholders under applicable law.
Archer agreed that, unless the Business Combination Agreement is terminated in accordance with its terms, Archer will be obligated to deliver to Atlas the Archer Stockholder Written Consent and the Conversion Written Consent, regardless of whether or not there shall be any Archer Change in Recommendation. An Archer Change in Recommendation will not limit or otherwise affect the agreements and covenants set forth in the Transaction Support Agreements.
Archer Preferred Conversion
In connection with the Business Combination, immediately prior to the Effective Time, each share of Archer preferred stock then issued and outstanding will be converted into a number of shares of Archer common stock in accordance with the Conversion Written Consent and the New Archer Charter. Archer has agreed to obtain and deliver the Conversion Written Consent to Atlas as promptly as reasonably practicable after this proxy statement/prospectus is declared effective under the Securities Act and, in any event, within one business day of its effectiveness.

Archer Stockholder Written Consent; Archer Information Statement
Archer has agreed that as promptly as reasonably practicable after this proxy statement/prospectus is declared effective under the Securities Act and, in any event within one business day of its effectiveness, it shall obtain and deliver to Atlas the Archer Stockholder Written Consent. Promptly following the receipt of the Archer Stockholder Written Consent, Archer will prepare and deliver to each Archer stockholder who has not executed and delivered the Archer Stockholder Written Consent an information statement, in form and substance required under the DGCL in connection with the Merger and otherwise reasonably satisfactory to Atlas.
New Archer’s Board of Directors
Following the Closing, it is expected that the current co-CEOs of Archer, Adam Goldstein and Brett Adcock, will become the co-CEOs of New Archer, and the New Archer board of directors will consist of seven directors, which will be divided into three classes (Class I, II and III) with Class I consisting of two directors, Class II consisting of two directors and Class III consisting of three directors. Pursuant to the Business Combination Agreement, the New Archer board of directors will consist of (i) one individual designated by the Sponsor (Michael Spellacy—, Class II director) (ii) three individuals designated by Archer (Brett Adcock—, Class III director; Adam Goldstein—, Class III director; and Fred Diaz—, Class I director) and (iii) three individuals identified by Archer (in consultation with Atlas), each of whom is expected to be deemed an “independent director” by the board of directors of New Archer under the listing rules of NYSE (Deborah Diaz—, Class I director; Maria Pinelli—, Class II director; and Oscar Munoz—, Class III director).
Survival of Representations, Warranties and Covenants
The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Effective Time, except for the covenants and agreements relevant to the Closing, agreements or covenants which by their terms contemplate performance after the Effective Time, and the representations and warranties of Archer and Atlas regarding investigation and exclusivity of representations and warranties.
Termination
The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:
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by the mutual written consent of Atlas and Archer;

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by Atlas, subject to certain exceptions, if any of the representations or warranties made by Archer are not true and correct or if Archer fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of Atlas, as described in the section entitled “— Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof, and (ii) the Termination Date;

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by Archer, subject to certain exceptions, if any of the representations or warranties made by the Atlas Parties are not true and correct or if any Atlas Party fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to the obligations of Archer, as described in the section entitled “— Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) 30 days after written notice thereof, and (ii) the Termination Date;

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by either Atlas or Archer, if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement;
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by either Atlas or Archer, if any governmental entity shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action shall have become final and nonappealable;

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by either Atlas or Archer, if the approval of the Required Transaction Proposals is not obtained at the Special Meeting (including any adjournment or postponement thereof); and

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by Atlas, if Archer does not deliver, or cause to be delivered to Atlas, (i) the Archer Stockholder Written Consent and (ii) Conversion Written Consent, in each case, when required under the Business Combination Agreement and subject to the other terms and condition set forth therein.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except in the case of a Willful Breach (as defined in the Business Combination Agreement) of any covenant or agreement under the Business Combination Agreement or Fraud (as defined in the Business Combination Agreement).
Expenses
The fees and expenses incurred in connection with the Business Combination Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, (i) if the Business Combination Agreement is terminated in accordance with its terms, Archer shall pay, or cause to be paid, all unpaid Archer expenses and Atlas shall pay, or cause to be paid, all unpaid Atlas expenses and (ii) if the Closing occurs, then New Archer shall pay, or cause to be paid, all unpaid Archer expenses and all unpaid Atlas expenses.
Governing Law
The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
Amendments
The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by (i) Atlas and Archer prior to the Closing and (ii) New Archer and the Sponsor after the Closing.
Related Agreements
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof or include all of the additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, certain of which are filed as an exhibit to this proxy statement/prospectus. Stockholders, warrant holders and other interested parties are urged to read such Related Agreements in their entirety.
Atlas Letter Agreement
In connection with Atlas’ IPO, the Letter Agreement Parties entered into the Letter Agreement with Atlas, pursuant to which the Letter Agreement Parties have agreed (and their permitted transferees will agree) to vote any Founder Shares and any Atlas Class A Shares held by them in favor of a proposed initial business combination. In addition, the Letter Agreement Parties agreed to waive (i) their redemption rights with respect to any Founder Shares and any Atlas Class A Shares held by them in connection with the completion of an initial business combination or any other tender offer made by Atlas to purchase Atlas Common Stock and (ii) their rights to liquidating distributions from the Trust Account with respect to any Founder Shares, and any of the Private Placement Warrants, held by them if Atlas fails to complete an initial business combination within the time period prescribed by its amended and restated certificate of incorporation.
The Letter Agreement Parties also agreed that they will not propose any amendment to Atlas’ amended and restated certificate of incorporation that would modify (i) the substance or timing of the redemption rights of holders of the Offering Shares or (ii) (A) Atlas’ obligation to redeem 100% of the Offering Shares if it does not complete an initial business combination within the time period prescribed in its amended and restated certificate of incorporation or (B) any other provisions relating to stockholders’ rights or pre-initial business combination activity, unless Atlas provides its public stockholders with the opportunity to redeem their Class A common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Atlas to pay taxes, divided by the number of then outstanding Offering Shares.
The Letter Agreement also provides that (i) the Founder Shares held by the Letter Agreement Parties will be subject to a one year lock-up restriction following an initial business combination (subject to certain exceptions) and (ii) the Private Placement Warrants (including any shares of Atlas Common Stock issued or issuable upon the exercise of such warrants) held by the Letter Agreement Parties shall be subject to a 30-day lock-up restriction following an initial business combination. However, as described below under “—Sponsor Letter Agreement,” the lockup provisions with respect to the Founder Shares will terminate at the Effective Time and the Founder Shares will only be subject to the lockup provisions described under “—Registration Rights Agreement.” The Letter Agreement is attached hereto as Exhibit 10.5. You are encouraged to read the Letter Agreement in its entirety.
Transaction Support Agreements
Pursuant to the Business Combination Agreement, within one business day following the execution of the Original Business Combination Agreement, Archer obtained and delivered to Atlas Transaction Support Agreements executed by Archer Supporting Equityholders. Under the Transaction Support Agreements, the Archer Supporting Equityholders, among other things, agreed to (i) irrevocably appoint Atlas or any individual designated by Atlas as the Archer Supporting Equityholder’s agent, attorney-in-fact and proxy to attend on behalf of such Archer Supporting Equityholder at any meeting of the Archer Supporting Equityholders with respect to the Business Combination, (ii) vote their respective equity securities in Archer in favor of the Business Combination Agreement and the consummation of the transactions contemplated thereby, (iii) execute and deliver the Archer Stockholder Written Consent and the Conversion Written Consent, (iv) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing, (v) deliver a duly executed counterpart to the Registration Rights Agreement no later than three business days prior to the Closing, (vi) in the case of all Archer Supporting Equityholders other than the Archer Founders, agree to elect to convert their New Archer Class B Shares received in the Business Combination into New Archer Class A Shares pursuant to the New Archer Charter and (vii) be bound by certain other covenants and agreements related to the Business Combination.
The form of the Transaction Support Agreement is attached hereto as Annex E and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the form of the Transaction Support Agreement in its entirety.
Subscription Agreements
In connection with the execution of the Original Business Combination Agreement, Atlas entered into the Subscription Agreements with the PIPE Investors (including with certain of Atlas’ directors and officers, as well as certain employees of Moelis & Company LLC, an affiliate of Atlas and the Sponsor and certain affiliates of Archer). Pursuant to the terms of the Subscription Agreements, Atlas has agreed to issue and sell to the PIPE Investors, in the aggregate, 60,000,000 shares of Class A common stock at a purchase price of $10.00 per share, for an aggregate purchase price of $600,000,000. The closing of the PIPE Financing is conditioned on (i) the Business Combination being consummated substantially concurrently with the closing of the PIPE Financing, (ii) the satisfaction or waiver of all of the conditions set forth in the Business Combination Agreement, (iii) the absence of any judgment, order, law, rule or regulation which has the effect of making consummation of the transactions contemplated by the Subscription Agreement illegal or otherwise restraining or prohibiting consummation of the transactions contemplated thereby; (iv) the NYSE having conditionally authorized the listing of the new shares of Class A common stock to be issued to the PIPE Investors; and (v) the absence of a suspension of the qualification of such new shares of Class A common stock for offering or sale or trading in any jurisdiction. The Subscription Agreements will terminate upon the earliest to occur of (i) the termination of the Business Combination Agreement, (ii) the mutual written agreement of the parties thereto, (iii) Atlas’ notification to the PIPE Investors that Atlas and Archer have abandoned their plans to move forward with the Business Combination and that Atlas has terminated the Investor’s obligations with respect to the subscription without the delivery of the new shares of Class A common stock having occurred, (iv) October 10, 2021, if the Closing has not occurred by such date, or (v) if, at the election of the party the obligations of which are subject to such conditions, any of the closing conditions described above are not satisfied or waived, or are not capable of being satisfied, on or prior to the earlier of the closing of the Business Combination and the Outside Date and, as a result thereof, the transactions contemplated by the Subscription Agreement will not be and are not consummated at the earlier of the closing of the Business Combination and the Outside Date.
The form of Subscription Agreement is attached as Exhibit 10.6 to this proxy statement/prospectus. You are encouraged to read the form of the Subscription Agreements in its entirety.
Registration Rights Agreement
In connection with the Business Combination, concurrently with the Closing, Atlas, the Sponsor and certain other individuals will enter into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the holders of (i) the Founder Shares, (ii) the Private Placement Warrants and the Atlas Class A Shares underlying such Private Placement Warrants, (iii) the Private Placement Warrants that may be issued upon conversion of working capital loans, (iv) the shares of Class A common stock held by existing Archer equityholders on the Closing Date, (v) the shares of Class A common stock issued or issuable to existing Archer equityholders upon conversion of Class B common stock held by such equityholders on the Closing Date, (vi) the private placement warrants previously issued to United Airlines and assumed by the combined company and (vii) the shares of Class A common stock issued or issuable to holders of greater than 2% of Archer’s common stock on a fully-diluted basis on the Closing Date, will have registration rights to require us to register a sale of any of our securities held by them. Pursuant to the Registration Rights Agreement, Atlas is required, as soon as practicable, but in any event within 30 days after the Closing Date, to file a Registration Statement to permit the public resale of all the Registrable Securities held by any party to the Registration Rights Agreement from time to time as permitted by Rule 415 under the Securities Act. In addition, on or after the date that is 90 days prior to the expiration of the lock-up provisions described below, any such equityholders holding at least 15% in interest of the then-outstanding number of Registrable Securities may deliver a written demand requiring Atlas to facilitate a registered offering of the Registrable Securities requested by such equityholders to be included in such offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. Any demanded registered offering will also include registrable shares to be sold by holders that exercise their related piggyback rights in accordance with the Registration Rights Agreement. Within 45 days after receipt of a demand for such registration, Atlas will be required to cause a registration statement relating to such demand to become effective. The Registration Rights Agreement also provides that Atlas will bear the expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act. Furthermore, the Registration Rights Agreement provides that neither the Sponsor nor any holder of greater than 2% of Archer’s common stock on a fully-diluted basis on the Closing Date shall transfer certain of its Registrable Securities until the earlier of (i) 180 days after the completion of the Business Combination and (ii) subsequent to the Business Combination, the date on which Atlas completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Atlas’ stockholders having the right to exchange their shares of common stock for cash, securities or other property. The Sponsor has also agreed not to transfer any private placement warrants (or any common stock issued or issuable upon the exercise of such private placement warrants) until 30 days after completion of the Business Combination.
Sponsor Letter Agreement
Concurrent with the execution of the Original Business Combination Agreement, and as amended and restated on July 29, 2021, the Letter Agreement Parties entered into the Sponsor Letter Agreement, pursuant to which, among other things, the Sponsor has agreed to (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) waive any adjustment to the conversion ratio set forth in the governing documents of Atlas or any other anti-dilution or similar protection with respect to the Founder Shares (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise), (iii) be bound by certain other covenants and agreements related to the Business Combination, (iv) be bound by certain transfer restrictions with respect to its Founder Shares prior to the closing of the Business Combination and (v) subject 1,875,000 of its Atlas Class B Shares at the Effective Time to certain vesting and forfeiture conditions, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement. In addition, pursuant to the Sponsor Letter Agreement, the Letter Agreement Parties have agreed to terminate the lock-up provisions in Section 7(a) of the Letter Agreement, which included, among other restrictions, a one year lock-up restriction on the Founder Shares following an initial business combination (subject to certain exceptions) (it being understood that, following such termination at the Effective Time, the Letter Agreement Parties shall be subject to the lock-up provisions described in the Registration Rights Agreement).
A copy of the Sponsor Letter Agreement is attached hereto as Annex D-1 and Annex D-2 and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read the Sponsor Letter Agreement in its entirety.
Interests of Certain Persons in the Business Combination
In considering the recommendation of the Atlas Board to vote in favor of the approval of the Business Combination Proposal and the other Transaction Proposals described in this proxy statement/prospectus, stockholders should understand that the Sponsor, the members of the Atlas Board and executive officers of Atlas and the Sponsor have interests in such proposals and the Business Combination that are different from, or in addition to, those of Atlas stockholders generally. The Atlas Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Atlas stockholders that they approve the Business Combination Proposal and the other Transaction Proposals described in this proxy statement/prospectus. Atlas’ stockholders should take these interests into account in deciding whether to approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. These interests include, among other things:
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If the Business Combination or another business combination is not consummated by October 31, 2022, Atlas will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Atlas Class A Shares for cash and, subject to the approval of its remaining stockholders and the Atlas Board, dissolving and liquidating. In such event, the 12,500,000 Founder Shares held by the Sponsor, in which Atlas’ officers and directors hold an indirect interest and which were acquired for an aggregate purchase price of $25,000 prior to Atlas’ IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an estimated aggregate market value of $9.9 million based upon the closing price of $9.91 per public share on the NYSE on August 5, 2021, the record date for the Special Meeting, and are expected to have a significantly higher value than $25,000 at the time of the consummation of the Business Combination.

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If the Business Combination or another business combination is not consummated by October 31, 2022, the 8,000,000 Private Placement Warrants held by the Sponsor, in which Atlas’ officers and directors hold a direct or indirect interest and which were acquired for an aggregate purchase price of $12 million in a private placement that took place simultaneously with the consummation of the Atlas IPO, would become worthless. Such warrants had an estimated aggregate value of $9.9 million based on the closing prices of $1.24 per warrant on the NYSE on August 5, 2021, the record date for the Special Meeting.

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Moelis & Company Group LP (“Moelis”), the parent of Moelis & Company LLC, has an indirect interest in approximately 7% of the Founder Shares and approximately 578,000 Private Placement Warrants. Certain officers and employees of Moelis (including Kenneth Moelis, Chairman of the Atlas Board, Christopher Callesano, Atlas’ Chief Financial Officer, Tiffany Lundquist, Atlas’ General Counsel, certain members of the Moelis deal teams that acted as Atlas’ financial advisor for the Business Combination and placement agent for the PIPE Financing) own a substantial majority of the Founder Shares, the Private Placement Warrants and the Sponsor. As noted above, if the Business Combination or another business combination is not consummated by October 31, 2022, the Founder Shares and the Private Placement Warrants would become worthless.

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Certain of Atlas’ directors and officers, as well as certain employees of Moelis, an affiliate of Atlas and the Sponsor, have entered into commitments to invest in the PIPE Financing for under 5% of the total PIPE Financing.

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Upon completion of the Business Combination, approximately $30,250,000 in aggregate business combination marketing fees, M&A advisory fees and placement agent fees will be payable to Moelis pursuant to the Business Combination Marketing Agreement entered into in connection with Atlas’ IPO and described in Atlas’ registration statement filed with the SEC on Form S-1, and engagement letters entered into between Atlas and Moelis & Company LLC in connection with Moelis & Company LLC acting as Atlas’ financial advisor for the Business Combination and as exclusive placement agent for the PIPE Financing (it being understood that fifty percent (50%) of such fees will be payable to Moelis in New Atlas Class A Shares issued at a price of $10.00 per share). The payment of these fees by Atlas to Moelis is conditioned upon the completion of the Business Combination. Additionally, Kenneth Moelis, Chairman of the Atlas Board, is the sole managing member of the Sponsor and the Chairman of the Board of Directors, Chief Executive Officer and a significant stockholder of Moelis, Christopher Callesano, our Chief Financial Officer, serves as Managing Director and Principal Accounting Officer of Moelis, and Tiffany Lundquist, our General Counsel and Secretary, serves as a Managing Director and Associate General Counsel of Moelis. In addition, certain officers and employees of Moelis, including members of the Moelis team advising Atlas in connection with the Business Combination, and the employees of Moelis providing services to Atlas, have direct or indirect interests in the Sponsor.

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If the Business Combination or another business combination is not consummated by October 31, 2022, the Sponsor will be liable to Atlas under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of third parties for services rendered or products sold to Atlas. If Atlas consummates a business combination, on the other hand, Atlas will be liable for all such claims.

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The Sponsor, as well as Atlas’ officers and directors, and their affiliates, are entitled to reimbursement of certain out-of-pocket expenses incurred by them in connection with identifying, investigating, negotiating and completing a business combination. However, if Atlas fails to consummate a business combination by October 31, 2022, they will not have any claim against the Trust Account for reimbursement. Accordingly, Atlas may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within such period.

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Atlas’ officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Business Combination Agreement.

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The Sponsor will enter into the Registration Rights Agreement at Closing, and Atlas’ directors and officers, as well as employees of Moelis, who have entered into commitments to invest in the PIPE Financing, have entered into Subscription Agreements, which provide for registration rights following consummation of the Business Combination.

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Atlas entered into a promissory note with the Sponsor effective June 25, 2021, pursuant to which Atlas borrowed an aggregate amount of $300,000, which will be used to finance transaction costs in connection with the Business Combination. The loan is non-interest bearing and due to be paid upon the consummation of a business combination.

Exchange Listing
Atlas’ Atlas Class A Shares and public warrants, which are exercisable for Atlas Class A Shares under certain circumstances, are currently listed on the NYSE under the symbols “ACIC” and “ACICW,” respectively. In addition, certain of our Atlas Class A Shares and warrants currently trade as units consisting of one share of Class A common stock and one-third of one warrant, and are listed on the NYSE under the symbol “ACICU.” The units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security. Upon the Closing, we intend to change our name from “Atlas Crest Investment Corp.” to “Archer Aviation Inc.,” and we intend to apply to continue the listing of our Class A common stock and warrants on the NYSE under the symbols “ACHR” and “ACHR WS,” respectively.
Background of the Business Combination
Atlas is a blank check company incorporated as a corporation in Delaware on August 26, 2020 and formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. The Business Combination is the result of an extensive search for a transaction, whereby Atlas evaluated a number of potential counterparties utilizing Atlas’ and Moelis’ network and the investing, operating and transaction experience of Atlas’ management team and the Atlas Board. The terms of the transactions contemplated by the Original Business Combination Agreement were the result of arm’s-length negotiations between representatives of Atlas and representatives of Archer over the course of approximately six weeks. The following is a discussion of the background of these negotiations, the Original Business Combination Agreement, the A&R Business Combination Agreement and the Business Combination.
On October 30, 2020, Atlas completed its initial public offering of 50,000,000 units. Each unit consists of one share of Class A common stock and one-third of one redeemable warrant to purchase one share of Class A common stock. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $500 million (before underwriting discounts and commissions and offering expenses). Simultaneously with the consummation of Atlas’ IPO and the sale of the units, Atlas consummated the sale of 8,000,000 warrants at a price of $1.50 per warrant in a private placement to the Sponsor, generating gross proceeds of $12 million, with each warrant being exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The net proceeds from Atlas’ IPO and the private placement with the Sponsor (other than limited funds held outside the trust for the purposes detailed in Atlas’ filings with the SEC) were deposited in a trust account established for the benefit of Atlas’ public stockholders.
After its initial public offering, Atlas commenced an active search for businesses and assets to pursue a business combination. Representatives of Atlas contacted and were contacted by numerous companies, advisors and other persons with respect to potential transactions. Atlas had contact with numerous potential transaction counterparties and/or their advisors, which (i) were positioned, operationally and financially, to be successful as a public company and would benefit from the increased ability to access capital that a public listing would provide, (ii) had a significant total addressable market (TAM) and growth expansion opportunities, (iii) were profitable or had significant potential to become profitable, (iv) had a strong and experienced management team, and (v) had a business model in place designed to address risks and uncertainties associated with a changing economic environment and changes in the industries in which such companies operate. Throughout this period, representatives of Moelis, an affiliate of Atlas and the Sponsor, assisted Atlas and the Atlas Board in an advisory role, including in connection with assessing and engaging in discussions with potential transaction counterparties.
Atlas entered into non-disclosure agreements with numerous potential transaction counterparties in addition to Archer, and engaged in varying levels of discussions, negotiations and due diligence with respect to those companies based on, among other factors, interest from, and due diligence access granted by, such companies and the terms on which such companies were willing to consider a potential transaction with Atlas (including with respect to valuation). Atlas’ due diligence efforts with potential transaction counterparties (which included, in many instances, meetings with the senior management of the companies and their respective advisors) included, among other things, investigation and review of (depending on the company): business plan and financial projections (including assumptions, opportunities and risks underlying such plan and projections); historical and expected financial performance; macroeconomic trends impacting the business and the industry in which it operates; competitive positioning versus comparable companies in the applicable industry; growth opportunities; performance history of the senior management team; the company’s technology and potential impact from trends in the overall economy and industry in which the company operates; regulatory environment; and benefits/challenges related to such company engaging in a potential transaction with Atlas and becoming a public company. In the case of certain of these potential transaction counterparties, representatives of Atlas, in consultation with the Atlas Board, engaged in discussions regarding potential terms of a business combination.
Atlas ultimately determined not to proceed with any of its other potential acquisition opportunities for a variety of reasons, including because (i) the potential counterparty pursued an alternative transaction or strategy, (ii) the potential counterparty did not meet the valuation expectations of Atlas or (iii) Atlas concluded that the opportunity was not as attractive as the Archer business combination opportunity.
On December 31, 2020, Atlas and Archer executed a non-disclosure agreement. Later that day, Mr. Michael Spellacy, Atlas’ Chief Executive Officer and a member of the Atlas Board, as well as representatives of Moelis, had a virtual meeting with representatives of Archer, including Mr. Brett Adcock, Archer’s co-Chief Executive Officer and co-Founder and Mr. Adam Goldstein, Archer’s co-Chief Executive Officer and co-Founder (Mr. Adcock and Mr. Goldstein, collectively, the “Archer Founders”), to discuss a potential business combination transaction.
Beginning on January 4, 2021, Archer began providing business and financial due diligence materials to Atlas and its advisors in connection with Atlas’ evaluation of a potential business combination transaction, including a financial model prepared by Atlas’ management (the “Archer Financial Model”). Please see the section of this proxy statement/prospectus titled “— Unaudited Prospective Financial Information” for more information on the Archer Financial Model.
Over the course of the week of January 4, 2021, representatives of Atlas, Archer, Moelis and Barclays, Archer’s financial advisor (“Barclays”), held several discussions regarding the terms of a potential business combination transaction, including (i) the consideration to be received by existing Archer equityholders, (ii) the size of the PIPE financing and expected participation of certain third-party investors in the PIPE, (iii) terms of a post-closing Archer management incentive equity plan, as well as equity grants to the Archer Founders in connection with the potential transaction, (iv) post-closing governance rights, including board composition and a potential dual-class capital structure with high vote shares, (v) minimum cash required at closing, (vi) lock-up provisions for the Sponsor and Archer’s existing equityholders, and (vii) potential exclusivity following entrance by the parties into a letter of intent. As part of these discussions, the Archer Founders indicated that it was important to them to be able to continue guiding the company’s strategy during its formative growth phase, and therefore it was their expectation that any business combination transaction would include a dual-class capital structure providing the Archer Founders with combined voting control following the consummation of such transaction. The parties also discussed the scope and process for Atlas’ due diligence review of Archer in connection with its evaluation of the potential transaction, as well as the overall timeline and process with respect to a potential transaction. The parties also discussed Archer’s existing agreements with Stellantis and with United Airlines, as well as the terms thereof and the role of Stellantis and United Airlines in the potential transaction, including their potential participation in a PIPE financing.
On January 12, 2021, representatives of Moelis, acting on behalf of Atlas, submitted to Archer a non-binding term sheet (the “Term Sheet”) with key transaction terms, including a proposed $2.65 billion valuation of Archer on a cash-free and debt-free basis, with Archer stockholders receiving shares of Atlas common stock in the transaction (based on a $10 per share value of Atlas’ common stock), as well as a contemplated $350 million PIPE financing (which would potentially be upsized to $500 million depending on demand, and which would include participation by United Airlines and Stellantis). The Term Sheet also provided for (i) a minimum cash condition of no less than $600 million, (ii) a grant of equity to the Archer Founders at the closing of the transaction, which would have vesting terms subject to the achievement of certain to-be-agreed performance criteria, in an amount that, when taken together with the other equity held by the Archer Founders at the closing, would result in each of the Archer Founders owning 18% of the outstanding equity securities of New Archer following the closing of the transaction (taking into account any warrants held by United and Stellantis and outstanding at the closing), (iii) a post-closing incentive equity plan on customary terms for a public company in New Archer’s industry, (iv) a dual-class capital structure with high vote shares of Atlas issued to the Archer Founders, (v) the post-closing board of directors of Atlas being comprised of seven directors, consisting of one director designated by Atlas, three directors designated by Archer and three independent directors designated by Archer in consultation with Atlas, (vi) a six-month lock-up period for the Sponsor and Archer equityholders, and (vii) a binding mutual 45-day exclusivity period (subject to an automatic 15-day extension if Atlas was continuing to actively market the transaction to potential PIPE investors at the time exclusivity would otherwise expire).
Between January 12, 2021 and January 17, 2021, representatives of Atlas and Archer continued to engage in discussions regarding the terms of the Term Sheet, and exchanged markups of the Term Sheet reflecting their respective positions. During the same period of time, representatives of Atlas and Moelis shared materials with members of the Atlas Board providing an overview of the proposal, and Mr. Spellacy held discussions with each member of the Atlas Board to discuss the proposal and the potential business combination transaction.
On January 17, 2021, Atlas and Archer executed the Term Sheet, which reflected, among other things, (i) a $2.65 billion valuation of Archer on a cash-free and debt-free basis, assuming proceeds from a $350 million PIPE financing (which would potentially be upsized to $500 million depending on demand), a minimum cash condition to be equal to the aggregate amount of PIPE financing commitments, (iii) a grant of equity to the Archer Founders on terms generally consistent with those proposed in the draft Term Sheet submitted to Archer on January 12, (iv) a post-closing incentive equity plan representing at least 3% of the total number of outstanding shares of Atlas common stock at the closing of the transaction (excluding any new equity granted to the Archer Founders), (v) governance provisions similar to those provided in the draft Term Sheet submitted on January 12, and (vi) a six-month lock-up period for the Sponsor and Archer equityholders holding 2% or more of Archer’s capital stock. The Term Sheet provided for a binding mutual exclusivity through March 3, 2021 (subject to an automatic 15-day extension if Atlas was continuing to actively market the transaction to potential PIPE investors at the time exclusivity would otherwise expire).
Following the entry into the Term Sheet with Archer, and consistent with the exclusivity obligations on Atlas set forth therein, Atlas terminated discussions with all parties with whom Atlas had been having preliminary discussions.
On January 20, 2021, representatives of Kirkland & Ellis LLP (“Kirkland”), Atlas’ legal counsel, sent to Cooley LLP (“Cooley”), Archer’s legal counsel, a due diligence request list for purposes of completing its legal due diligence review of Archer.
Over the course of the following weeks, Atlas’ advisors, including Moelis and Atlas’ business and industry consultant, Accenture (“Accenture”), continued to conduct diligence regarding Archer’s business, including Archer’s overall addressable market, the commercial viability of Archer’s business plan and certain revenue, operating and cost variables underlying the Archer Financial Model.
On January 27, 2021, the Atlas Board met virtually to further discuss the terms of a potential transaction with Archer and to receive an update on the status of the ongoing business and financial due diligence review of Archer, with representatives of Moelis and Kirkland in attendance for all or a portion of the meeting. During the meeting, representatives of Kirkland reviewed with the Atlas Board its fiduciary duties in connection with a potential business combination transaction. As part of this discussion, the Atlas Board discussed with representatives of Kirkland potential conflicts of interest of Atlas’ directors and officers, including, among others, with respect to relationships between directors of Atlas, on the one hand, and Archer or Moelis, on the other hand. Representatives of Kirkland noted that they would provide questionnaires to be completed by Atlas’ directors to identify any potential conflicts of interests and that this information would be reviewed with the Atlas Board at a subsequent meeting. Representatives of Moelis then provided an overview of valuation and preliminary business and financial due diligence findings to date, and a discussion ensued during which members of the Atlas Board asked various questions regarding such preliminary diligence findings and diligence focus areas, which were answered. The Atlas Board also discussed transaction timeline and the status of key transaction workstreams, including with respect to the PIPE financing process. The Atlas Board next discussed the retention of a reputable independent financial advisor to provide valuation analyses as well as an opinion regarding the fairness, from a financial point of view, of the consideration to be paid by Atlas in connection with a business combination with Archer. Following discussion, including with respect to the identity of potential independent financial advisors, the Atlas Board directed Atlas’ management to have discussions with Duff & Phelps, LLC (“Duff & Phelps”) regarding a potential engagement with respect to such opinion. The Atlas Board then reviewed and discussed the contemplated engagement of Moelis as financial advisor and exclusive PIPE placement agent for Atlas in connection with a business combination with Archer, and the terms thereof, as well as estimated transaction fees and expenses (including those that would be payable Moelis as financial advisor and placement agent). Following the meeting of the full Atlas Board, the Audit Committee of the Atlas Board (the “Audit Committee”) met virtually, with Kirkland in attendance, to discuss in further detail the engagement of each of Moelis and Duff & Phelps, and the economic and other terms thereof and considered the potential conflicts of interest in evaluating Moelis’ engagement. The members of the Audit Committee also further discussed the status of the various transaction workstreams, including the ongoing business and financial due diligence review of Archer.
On January 28, 2021, at the Atlas Board’s request, representatives of Atlas’ management engaged in discussions with representatives of Duff & Phelps regarding the potential engagement of Duff & Phelps. Following such discussions, members of the Audit Committee held a telephonic meeting with representatives of Duff & Phelps to discuss Duff & Phelps’ qualifications to serve as independent financial advisor to and the terms of Duff & Phelps’ potential engagement. Following this and subsequent discussions, on February 3, 2021, Atlas Crest engaged Duff & Phelps to act as an independent financial advisor. For more information about Duff & Phelps’ opinion, please see the section of this proxy statement/prospectus titled “Proposal No. 1: The Business Combination Proposal — Opinion of Duff & Phelps, the Atlas Board’s Financial Advisor”.
On January 29, 2021, Archer and United Airlines entered into an aircraft purchase agreement related to the purchase of an Archer aircraft, a collaboration agreement related to the development of such aircraft and a warrant to purchase up to 10% of Archer’s then-outstanding common stock, subject to certain vesting conditions (collectively, the “United Agreements”). For more information on the United Agreements, please see the section of this proxy statement/prospectus titled “Information About Archer — Research And Development — Key Agreements — United Airlines Collaboration Agreement”.
On January 30, 2021, Archer opened a virtual data room containing additional due diligence materials to Atlas and its advisors, and from January 30, 2021 through February 9, 2021, Atlas and its advisors, including Moelis, Accenture, Kirkland and Crowell & Moring LLP, regulatory and aviation counsel to Atlas (“Crowell”), continued to conduct a due diligence review of Archer’s business, including holding numerous diligence sessions with Archer’s management team and senior engineering team and Archer’s advisors, including Barclays and Cooley. During this period, representatives of Atlas’ management kept the Atlas Board regularly apprised as to the status of negotiations with Archer, the status of the due diligence conducted on Archer, the status of the proposed PIPE financing and the timeline for consummating a business combination with Archer.
On January 30, 2021, Kirkland distributed the first draft of the Original Business Combination Agreement to Cooley. Between January 30, 2021 and February 9, 2021, Kirkland and Atlas, on the one hand, and Cooley and Archer, on the other hand, exchanged drafts of the Original Business Combination Agreement and the other transaction documents, and engaged in negotiations of such agreements. Please see the section of this proxy statement/prospectus titled “Proposal No. 1: The Business Combination Proposal — The Business Combination Agreement” for a description of the material terms of the Business Combination Agreement.
On January 31, 2021, the Atlas Board met virtually to continue its discussion and evaluation of the potential business combination with Archer, with representatives of Moelis, Kirkland and Accenture in attendance for all or a portion of the meeting. During such meeting, representatives of Atlas’ management gave an update on the status of negotiations with Archer and on the PIPE financing process. Representatives of Moelis then reviewed with the Atlas Board the Archer Financial Model, including a detailed review of the key components of the Archer Financial Model and the material assumptions used by Archer’s management in preparing the Archer Financial Model. Representatives of Accenture then reviewed with the Atlas Board their preliminary due diligence findings to date, including with respect to Archer’s overall addressable market, the commercial viability of Archer’s business plan and certain revenue, operating and cost variables underlying the Archer Financial Model. A discussion ensued between members of the Atlas Board and representatives of Atlas’ management, Moelis and Accenture with respect to the anticipated timing for commercialization of the Archer aircrafts (including the anticipated timing to receive the necessary approvals from the applicable governmental authorities), the key components of the Archer Financial Model and the strategic rationale of a business combination with Archer. As part of this discussion, members of the Atlas Board asked various questions to representatives of Atlas’ management, Moelis and Accenture, including with respect on the size of the TAM and the cash needs for the business to achieve commercialization. As part of this discussion, Accenture noted the remaining work to be completed, including an upcoming in-person site visit and additional meetings with Archer’s management. Representatives of Moelis then provided an update on outreach to potential investors for a PIPE financing, noting the significant level of interest from investors to participate in such PIPE financing, and discussed with the Atlas Board the potential market reaction to the announcement of a business combination with Archer, including the potential impact on Atlas’ stock price. Following the meeting of the full Atlas Board, the Audit Committee met virtually, with Kirkland in attendance, to discuss the engagement of Moelis as Atlas’ financial advisor and exclusive placement agent for the PIPE financing, including the terms such engagement. Following discussion, including with respect to the proposed fees to be paid to Moelis, the Audit Committee directed Atlas’ management to finalize Moelis’ engagement on the terms discussed at the meeting. During such meeting, the members of the Audit Committee also further discussed the status of the various transaction workstreams, including the ongoing due diligence review of Archer.
On January 31, 2021, Atlas communicated to potential PIPE investors that, due to a substantial demand, the parties had decided to increase the proposed size of the PIPE financing from $350 million to $500 million to provide additional funding to New Archer following the closing of the business combination transaction. From February 1, 2021 through February 9, 2021, Moelis, as placement agent for the PIPE, distributed draft documentation to prospective PIPE investors with respect to the PIPE, and, during this period, PIPE investors were also provided information for due diligence purposes with respect to Archer and the potential business combination with Archer. On February 5, 2021, Kirkland and Cooley exchanged drafts of the form of Subscription Agreement for the PIPE. Kirkland and Cooley collectively negotiated the terms of the Subscription Agreements with the prospective investors and responded to follow up questions and comments from prospective PIPE investors related thereto, particularly with respect to the funding of the committed amounts by the PIPE investors, the conditions to closing the PIPE financing, the representations and warranties of Atlas and the investors party thereto, the registration rights to be granted to PIPE investors, the termination provisions set forth in the subscription agreement the expected timeline for consummating the transaction. During this time, the prospective investors conveyed to Moelis their initial proposed subscription amounts, and Atlas held regular conversations with Moelis to determine the proposed size of the PIPE and the proposed allocations.
On February 5, 2021, the Atlas Board met virtually to continue its evaluation of a potential business combination with Archer, with representatives of Moelis and Kirkland in attendance for all or a portion of the meeting. During such meeting, representatives of Atlas’ management and Moelis reviewed with the Atlas Board the status of the business, financial, legal and regulatory due diligence conducted to date. Representatives of Kirkland then reviewed with the Atlas Board the results of the legal due diligence conducted by Kirkland to date, which included a review of the key terms of the United Agreements, including the conditions and termination rights set forth therein and the terms of the warrant granted to United Airlines to purchase shares of Archer’s common stock. Representatives of Moelis then provided an update to the Atlas Board on the PIPE financing process. The Atlas Board then received a summary of disclosures made by directors in questionnaires previously completed by directors with respect to potential conflicts of interests, and the Atlas Board reviewed conflicts disclosure letters provided by each of Moelis and Duff & Phelps, which had been circulated to the Atlas Board prior to the meeting. The Atlas Board also discussed the potential participation by certain directors and officers of Atlas, as well as certain employees of Moelis (including certain members of the Moelis deal team acting as Atlas’ financial advisor for the Business Combination and placement agent for the PIPE financing), in a PIPE financing. Following the meeting of the full Atlas Board, the Audit Committee met virtually, with representatives of Kirkland in attendance to continue the discussion regarding the potential transaction, including with respect to the ongoing due diligence process and timeline for the transaction.
From February 5, 2021 through February 9, 2021, Atlas and it advisors finalized their due diligence review of Archer, and the parties continued to negotiate the terms of the final documentation with respect to the business combination and the PIPE, including the Original Business Combination Agreement, the

Subscription Agreements and the Transaction Support Agreements to be entered into by United Airlines and each other Archer equityholder individually holding 2% or more of Archer’s capital stock on a fully diluted basis. Among other things, the parties also finalized the terms of the post-closing incentive equity plan, the terms of the equity grants to be made to the Archer Founders and the terms of the contemplated post-closing dual-class capital structure with high vote shares.
On February 8, 2021, in light of the demand from prospective PIPE investors and the projected use of cash by the combined company, the parties decided to increase the aggregate amount of the contemplated PIPE financing to $600 million. On February 9, 2021, a final version of the Subscription Agreement was distributed to the prospective investors, which reflected the outcome of negotiations between the parties and the prospective investors. Later that day, the prospective investors that had chosen to participate in the PIPE received their final subscription amounts from Moelis, confirmed their acceptance thereof, and delivered executed Subscription Agreements, to be released in connection with the execution of the definitive Original Business Combination Agreement.
On February 9, 2021, the Atlas Board met virtually to consider and approve the terms of the business combination with Archer, with representatives of Moelis, Duff & Phelps and Kirkland in attendance for all or a portion of the meeting. During such meeting, representatives of Kirkland reviewed with members of the Atlas Board their fiduciary duties in connection with the potential transaction, as well as the material terms of the Original Business Combination Agreement and of the other key transaction documents. Representatives from Duff & Phelps then reviewed with the Atlas Board its financial analysis of the proposed consideration to be paid by Atlas in the Merger, and rendered Duff & Phelps’ oral opinion to the Atlas Board (which was confirmed in writing by delivery of Duff & Phelps’ written opinion dated the same date), that, as of February 9, 2021, the consideration to be paid by Atlas in the Merger pursuant to the Original Business Combination Agreement was fair, from a financial point of view, to Atlas Representatives of Atlas’ management then discussed with the Atlas Board the final findings of the business, financial, legal and regulatory due diligence review of Archer, including, among other things, that Accenture had completed its due diligence review, which included answering follow-up questions asked by the Atlas Board at the January 31 meeting, and that nothing material had changed from the preliminary findings discussed with the Atlas Board at the January 31 meeting. Following discussion, upon a motion duly made and seconded, the Atlas Board, among other things, unanimously (i) determined that it was fair to and in the best interests of Atlas and its stockholders, and declared it advisable, to enter into the Original Business Combination Agreement and the ancillary agreements and to consummate the transactions contemplated thereby (including the Merger), (ii) adopted and approved the execution, delivery and performance by Atlas of the Original Business Combination Agreement and the ancillary agreements and the transactions contemplated thereby (including the Merger), (iii) resolved to recommend that the Atlas stockholders entitled to vote thereon vote in favor of the approval of the Original Business Combination Agreement and other proposals related thereto, and (iv) directed that such proposals, including the proposal to approve the Original Business Combination Agreement, be submitted to the Atlas stockholders for approval.
On the morning of February 10, 2021, the parties executed and delivered the Original Business Combination Agreement and the other transaction documents, including the Subscription Agreements, the Transaction Support Agreements executed by certain Archer equityholders (including United Airlines and each of the Founders) and the Original Sponsor Letter Agreement executed by the Sponsor and Atlas’ directors and officers. That same morning, prior to the opening of trading on the NYSE, Atlas and Archer announced the execution of the Original Business Combination Agreement and the contemplated Business Combination.
On April 3 and April 6, 2021, the Atlas Board became aware of the federal government investigation and the civil litigation, respectively, described under “Risk Factors — Risks Related to Archer’s Business and Industry and New Archer. The Atlas Board met on April 5, 2021, April 6, 2021, April 14, 2021, May 13, 2021, May 27, 2021, June 2, 2021, June 15, 2021 and June 27, 2021 with Atlas’ management and Atlas’ legal and financial advisors, including Moelis, Accenture, Kirkland, Richards, Layton & Finger, P.A. (“Richards, Layton”) and Crowell. In addition to these meetings, throughout this period, members of the Board received numerous direct updates from Atlas’ management and advisors regarding these matters. At these meetings and during these updates, the Atlas Board engaged in extensive review and discussion regarding these matters and other conditions and developments relevant to the Original Business Combination Agreement, including with respect to, among other things:

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the civil investigation and federal government investigation and key workstreams and focus areas related thereto, including, among other things, (i) the forensic investigation of Archer being conducted by a third party forensic firm in collaboration with Archer’s legal counsel and led by a former investigator at the Federal Bureau of Investigation (the “Forensic Firm”), to search for Wisk’s trade secrets and confidential information on Archer’s systems, which involved, among other things, a forensic review of Archer’s internal applications and repositories as well as a forensic review of Archer’s source code, a search specifically for Wisk’s alleged trade secret documents in Archer’s possession, and a forensic review of dozens of Archer devices used by Archer’s employees (including the three subpoenaed individuals), (ii) the importance of the Atlas Board and Atlas’ advisors having significant input into, and visibility regarding, the scope, process and interim and final results of such forensic investigation on an ongoing basis, which involved numerous meetings and calls and extensive discussions between Atlas and representatives of Kirkland, on the one hand, and Archer, representatives of the Forensic Firm and Gibson, Dunn & Crutcher LLP (“Gibson”), Archer’s legal advisor in connection with the civil litigation and federal government investigation, on the other hand, which included representatives of Archer and Gibson presenting to the Atlas Board during portions of certain Atlas Board meetings, (iii) the status of the civil litigation and (iv) the scope and status of the federal government investigation, including discussions and information received from the United States Attorney’s Office for the Northern District of California in relation to the investigation (including, among other things, that Archer has been informed by the United States Attorney’s Office for the Northern District of California, through its counsel, that the company is not a target of the federal investigation), in each case, including disclosures relating to such matters that are included in this proxy statement/prospectus.

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Archer’s progress in obtaining FAA certification, which included discussion regarding the status and progress of the certification process and key anticipated milestones and progress in connection with such process, including the fact that Archer is still developing a fully operational prototype of its demonstrator aircraft and has yet to finalize with the FAA the regulatory requirements and standards that must be satisfied in order to receive FAA type certification of its aircraft (including the G-1, G-2 and G-3 issue paper milestones, which, among other things, establish the applicable airworthiness and environmental regulations, special conditions, and procedural requirements that must be met to achieve FAA type certification);

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Archer’s business and general and industry-specific market conditions and developments (including updates on the eVTOL market), as well as market conditions and developments relating to special purpose acquisition companies (“SPACs”), and investor, market and media reaction to the disclosures relating to the civil litigation and the federal government investigation;

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the interaction of such matters, conditions and developments with Archer’s business plan and financial projections (including assumptions, opportunities and risks underlying such plan and projections);

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the terms of the Original Business Combination Agreement and the rights and obligations of the parties thereunder, including with respect to the Atlas Board’s recommendation to Atlas stockholders with respect to the Business Combination Proposal;

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market, regulatory and other developments affecting the market for SPAC transactions generally and the risks those developments posed to completing the transactions contemplated by the Original Business Combination Agreement; and

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the fiduciary duties of the Atlas Board in the context of such matters.

Over the course of these meetings and discussions, and based on the information being learned in connection with the workstreams described above, and after consideration of the terms of the Original Business Combination Agreement and the rights and obligations of the parties thereunder, including with respect to the Atlas Board’s recommendation to Atlas stockholders with respect to the Business Combination Proposal, the Atlas Board and Atlas’ management, together with representatives of Moelis and Kirkland, began discussions regarding potential modifications to the terms of the transaction contemplated by the Original Business Combination Agreement to address such matters, conditions and developments. The Atlas Board, and Atlas’ management team, with the assistance of representatives of Moelis and Kirkland, ultimately determined that in light of the foregoing considerations and factors it would be in the best interest of Atlas and its stockholders to make a proposal to Archer for a strategic reset of transaction terms, including (i) a one-time 10% absolute reduction to enterprise value, combined with an additional 10% of enterprise value otherwise deliverable to Archer shareholders upon completion of the Business Combination converted into an earn-out in the form of restricted shares with stock-price based vesting provisions, (ii) 15% of the shares held by the Atlas Sponsor being converted into an earn-out in the form of restricted shares that would vest at $12.00 per share during a period of four years post-closing, (iii) Moelis’ transaction-related fees being reduced by 10% on an absolute basis, (iv) the continued ability of the Atlas Board to change its recommendation for any event that does not qualify as an exception to an Archer Material Adverse Effect (except for adverse developments related to the civil litigation and federal government investigation), (v) that this proxy statement/prospectus would be mailed to Atlas stockholders promptly following declaration of its effectiveness under the Securities Act, with Atlas being permitted to delay the Special Meeting until 20 calendar days following the Wisk preliminary injunction decision, and (vi) an extension to October 10, 2021 of the date on which either Atlas or Archer may terminate the Business Combination Agreement if the Business Combination has not been consummated by such date to coincide with the date on which the Subscription Agreements will terminate (to the extent not terminated earlier).
On July 13, 2021, representatives of Atlas’ management proposed the strategic reset outlined above to representatives of Archer. Beginning on July 13, 2021, and continuing through July 22, 2021, Atlas, Archer and their respective representatives engaged in numerous discussions regarding potential modifications to the terms of the proposed transaction. As part of these discussions, the parties discussed and considered, among other things, (i) general and industry-specific market conditions, including (a) incremental trading price pressure on Archer’s peers, (b) that the vast majority of announced SPAC transactions traded below cash in trust and (c) a market uptick in level of redemptions, (ii) the potential benefits of ensuring long-term commitment of Archer’s largest investors and (iii) the importance of New Archer to maintain the relationship with Atlas public stockholders and PIPE Investors as long-term investors.
During that same period of time, there were continuing discussions between management and the Atlas Board members regarding developments in market conditions for SPAC transactions and the civil litigation and federal government investigation.
On July 22, 2021, the United States District Court of Northern California issued a ruling in Archer’s favor denying a preliminary injunction motion brought by Wisk.
Following the July 22 ruling, the Atlas Board members continued discussions with Atlas’ management and Atlas’ legal and financial advisors regarding developments in market conditions for SPAC transactions, the civil litigation and federal government investigation, and the terms of the Original Business Combination Agreement and the rights and obligations of the parties thereunder, including with respect to the Atlas Board’s recommendation to Atlas stockholders with respect to the Business Combination Proposal. As part of these discussions, the Atlas Board members expressed their views that further modifications to the proposed changes to the transaction deal terms would be necessary in order for the Atlas Board to continue to recommend that the Atlas stockholders vote in favor of the transaction in light of the foregoing developments, and that instead of the strategic reset initially proposed a strategic reset including (i) a one-time approximately $1 billion (or approximately 38.8%) absolute reduction to Archer’s enterprise value, (ii) 15% of the shares held by the Atlas Sponsor being converted into an earn-out in the form of restricted shares that would vest at $12.00 per share during a period of three years post-closing and (iii) 50% of Moelis’ and Barclays’ transaction-related fees being payable in New Atlas Class A Shares would be necessary and should be proposed by Atlas’ management to Archer.
On July 24, 2021, representatives of Atlas’ management and Moelis communicated to representatives of Archer’s management the foregoing proposal for a further strategic reset of transaction.
Later that day, Kirkland distributed the first draft of the A&R Business Combination Agreement to Cooley, which, among other things, (i) extended to October 10, 2021 the date on which either Atlas or Archer may terminate the Business Combination Agreement if the Business Combination has not been consummated by such date to coincide with the date on which the Subscription Agreements will terminate (to the extent not terminated earlier), and (ii) retained the Atlas Board’s ability to change its recommendation to vote in favor of the approval of the Business Combination Proposal and the other Transaction Proposals described in this proxy statement/prospectus (including in connection with developments relating to the civil litigation and federal government investigation), other than as a result of events that qualify as an exception to the definition of Archer Material Adverse Effect. Between July 24, 2021 and July 29, 2021, Kirkland and Atlas, on the one hand, and Cooley and Archer, on the other hand, exchanged drafts of the A&R Business Combination Agreement and the A&R Sponsor Letter Agreement, and engaged in negotiations regarding the terms of the agreements, including, among other things, with respect to the circumstances in which the Atlas Board would have an ability to change its recommendation to Atlas stockholders to vote in favor of the approval of the Business Combination Proposal and the other Transaction Proposals described in this proxy statement/prospectus. Please see the section of this proxy statement/prospectus titled “Proposal No. 1: The Business Combination Proposal — The Business Combination Agreement” for a description of the material terms of the Business Combination Agreement.
On July 25, 2021, the Atlas Board met virtually to continue discussing the status of the civil litigation and federal government investigation and key workstreams and focus areas related thereto, as well as the status of FAA certification and business and general and industry-specific market conditions and developments, with representatives of Atlas’ management, Archer’s management, Moelis, Kirkland, Richards, Layton and Crowell in attendance for all or a portion of the meeting. The Atlas Board also discussed the terms of the proposal made to Archer on July 24, including the magnitude of the proposed enterprise value reduction in light of current market dynamics, and matters relating to their fiduciary duties.
On July 26, 2021, representatives of Archer’s management communicated to representatives of Atlas’ management and representatives of Moelis Archer’s counterproposal for a strategic reset of transaction terms, including a one-time 36.6% absolute reduction to Archer’s enterprise value and a requirement that the A&R Business Combination Agreement would limit the Atlas Board’s ability to change its recommendation to Atlas stockholders to vote in favor of the approval of the Business Combination Proposal and the other Transaction Proposals described in this proxy statement/prospectus to circumstances in which an Archer Material Adverse Effect has occurred. Between July 26, 2021 and July 28, 2021, representatives of Atlas and Archer engaged in negotiations with respect to a strategic reset of transaction terms, and the parties ultimately agreed to (i) a one-time 37.9% absolute reduction to Archer’s enterprise value (ii) 15% of the shares held by the Atlas Sponsor being converted into an earn-out in the form of restricted shares that would vest at $12.00 per share during a period of three years post-closing, (iii) 50% of Moelis’ transaction-related fees payable in New Atlas Class A Shares and (iv) a reduction in Barclays’ transaction-related fees.
Over the course of the next several days, there were numerous conversations between the Atlas management team, representatives of Moelis and/or representatives of Kirkland, on the one hand, and members of the Atlas Board, on the other hand regarding the terms being negotiated, including Archer’s position regarding the Atlas Board change of recommendation right, and whether Archer would agree to the reduction in enterprise value without the Atlas Board agreeing to Archer’s positions on the Atlas Board change of recommendation right.
On July 28, 2021, the Atlas Board met virtually to consider and approve the revised terms of the business combination with Archer, with representatives of Moelis, Duff & Phelps, Kirkland, and Richards, Layton in attendance for all or a portion of the meeting. During such meeting, representatives of Duff & Phelps reviewed with the Atlas Board its financial analysis of the proposed consideration to be paid by Atlas in the Merger (reflecting the strategic reset terms), and rendered Duff & Phelps’ oral bringdown opinion to the Atlas Board (which was confirmed in writing by delivery of Duff & Phelps’ written bringdown opinion dated the same date), that, as of July 28, 2021, the consideration to be paid by Atlas in the Merger pursuant to the A&R Business Combination Agreement was fair, from a financial point of view, to Atlas. For more information about Duff & Phelps’ bringdown opinion, please see the section of this proxy statement/prospectus titled “— Opinion of Duff & Phelps, the Atlas Board’s Financial Advisor.” Representatives from Kirkland then reviewed with members of the Atlas Board their fiduciary duties in connection with the transaction, as well as the material terms of the A&R Business Combination Agreement and the A&R Sponsor Letter Agreement. During that meeting, the Atlas Board engaged in extensive discussions, including with representatives of Atlas’ management, Moelis, Kirkland, and Richards, Layton regarding the proposed strategic reset of transaction terms and related considerations. As part of such discussions, the Atlas Board discussed that, following an extensive negotiation with Archer and its advisors on the revised transaction terms reflected in the A&R Business Combination Agreement, Archer would only agree to the significant reduction in Archer’s enterprise value if Atlas would agree to limit the Atlas Board’s right to change its recommendation to vote in favor of the approval of the Business Combination Proposal and the other Transaction Proposals described in this proxy statement/prospectus to circumstances in which an Archer Material Adverse Effect has occurred. After discussion, the Atlas Board determined that in light of (i) the approximately $1 billion enterprise value reduction being offered, which reduction would benefit all Atlas stockholders, (ii) the extensive due diligence conducted by Atlas and its advisors over the prior months as described above, (iii) its ability to communicate, consistent with Atlas’ disclosure obligations, to Atlas stockholders all material information becoming known prior to the Special Meeting and the ability of Atlas stockholders to vote against the Business Combination Proposal and the other Transaction Proposals described in this proxy statement/prospectus, and/or to elect to have all or a portion of their Atlas Class A Shares redeemed in connection with the proposed transaction, and (iv) the continued ability of the Atlas Board to change its recommendation in the event of an Archer Material Adverse Effect, it was in the best interests of Atlas and its stockholders to agree to limit the Atlas Board’s ability to change its recommendation as proposed. Following discussion, upon a motion duly made and seconded, the Atlas Board unanimously (a) determined that it was fair to and in the best interests of Atlas and its stockholders, and declared it advisable, to enter into the A&R Business Combination Agreement and the ancillary agreements and to consummate the transactions contemplated thereby (including the Merger), (b) adopted and approved the execution, delivery and performance by Atlas of the A&R Business Combination Agreement and the ancillary agreements and the transactions contemplated thereby (including the Merger), (c) resolved to recommend that the Atlas stockholders entitled to vote thereon vote in favor of each of the Transaction Proposals, including the Business Combination Proposal, and (d) directed that each Transaction Proposal, including the Business Combination Proposal, be submitted to the Atlas stockholders for approval.
On the morning of July 29, 2021, the parties executed and delivered the A&R Business Combination Agreement and the A&R Sponsor Letter Agreement. That same morning, prior to the opening of trading on the NYSE, Atlas and Archer announced the execution of the A&R Business Combination Agreement and the revised terms of the contemplated Business Combination.
The Atlas Board’s Recommendation and Reasons for the Approval of the Business Combination
The Atlas Board, in evaluating the Business Combination, consulted with Atlas’ management and financial, legal and other advisors. In reaching its unanimous resolution (i) that it was fair to and in the best interests of Atlas and its stockholders, and that it was advisable, to enter into the Business Combination Agreement and the ancillary documents to which Atlas is or will be a party and to consummate the transactions contemplated thereby (including the Merger), (ii) to adopt and approve the execution, delivery and performance by Atlas of the Business Combination Agreement, the ancillary documents to which Atlas is or will be a party and the transactions contemplated thereby (including the Merger), (iii) to recommend that the Atlas stockholders entitled to vote thereon vote in favor of each of the Transaction Proposals, including the Business Combination Proposal, and (iv) to direct that each Transaction Proposal, including the Business Combination Proposal, be submitted to the Atlas stockholders for approval, the Atlas Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Atlas Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Atlas Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Atlas Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
The Atlas Board considered a number of factors pertaining to Archer and the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:
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Growth Prospects.   Archer is a leader in the Urban Air Mobility (UAM) space, which the Atlas Board believes is an attractive industry with strong growth prospects, particularly as urban density continues to grow.

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Strategic and Commercial Agreements.   Archer has entered into a purchase agreement with United Airlines providing for $1 billion in conditional orders for Archer aircraft (with an option, at United Airlines’ election, to order an additional quantity of Archer aircraft at the same unit price for an additional aggregate base purchase price of up to $500 million) beginning as early as 2024 along with expected cooperation regarding FAA certification, airline flight connections, pilot and maintenance crew training and support for Archer’s go-to-market strategy for city launches and airport connections. In addition, Archer has established a partnership with Stellantis, the fourth largest automotive manufacturer in the world by volume, regarding manufacturing and supply chain collaboration.

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Sustainability.   Archer is developing a commercially viable all-electric UAM platform that the Atlas Board believes has the potential to move people throughout the world’s cities in a fast, safe, sustainable and cost-effective manner.

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Transaction Proceeds.   The fact that (i) the Business Combination is expected to provide approximately $1.1 billion of gross proceeds to New Archer, assuming minimal redemptions by the Atlas stockholders of their Atlas Class A Shares and (ii) such proceeds are expected to provide sufficient funding required for Archer’s continuing development through commercialization and cash flow breakeven.

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Due Diligence and Continuing Updates.   Prior to entering into the Original Business Combination Agreement, the Atlas Board reviewed and discussed in detail the results of the due diligence examination of Archer conducted by Atlas’ management team and Atlas’ financial, technical, legal and regulatory advisors, which included a substantial number of virtual and in-person meetings with the management team and advisors of Archer regarding Archer’s business and business plan, operations, prospects and forecasts (including the assumptions and key variables underlying the Archer Financial Model), valuation analyses with respect to the Business Combination, review of significant contracts (including Archer’s agreements with United Airlines and Stellantis) and other material matters, as well general financial, technical, legal, regulatory and accounting due diligence. Following the announcement of the Business Combination and prior to entering into the A&R Business Combination Agreement, the Atlas Board met regularly and received numerous updates from Atlas’ and Archer’s management, as well as Atlas’ and Archer’s advisors, regarding developments relating to Archer, including, among other things, the status of the civil litigation and federal government investigation (including, among other things, that Archer has been informed by the United States Attorney’s Office for the Northern District of California, through its counsel, that the company is not a target of a federal investigation), as more fully described above in the section titled “Summary of the Proxy Statement/Prospectus  —  Wisk Litigation and Government Investigation,” and key workstreams and focus areas related thereto, as well as Archer’s progress in obtaining FAA certification, Archer’s long range business plan and business and general and industry-specific market conditions and developments.

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Third Party Investigation.   The fact that, following commencement of the civil litigation and federal government investigation, as more fully described above in the section titled “Summary of the Proxy Statement/Prospectus  —  Wisk Litigation and Government Investigation,” Archer undertook a comprehensive third party forensic investigation and that investigation has concluded that no Wisk confidential documents exist on Archer’s systems.

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Denial of Preliminary Injunction Brought Against Archer.   The fact that on July 22, 2021, the United States District Court of Northern California ruled in Archer’s favor denying a preliminary injunction motion brought by Wisk.

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Financial Condition.   Prior to entering into the Original Business Combination Agreement, the Atlas Board reviewed factors such as Archer’s historical financial results, outlook and business and financial plans, as well as the financial profiles of publicly traded companies in the aerial vehicle, electric vehicle and electric vehicle battery industries and other shared economy companies, and certain relevant information with respect to companies that had been acquisition targets in transactions similar to the Business Combination. In reviewing these factors, the Atlas Board believed that Archer was well-positioned in its industry for strong potential future growth. Following the announcement of the Business Combination and prior to entering into the A&R Business

Combination Agreement, the Atlas Board continued to discuss and review Archer’s business plan and financial projections (including assumptions, opportunities and risks underlying such plan and projections), including in light of developments regarding the civil litigation and federal government investigation, as well as Archer’s progress in obtaining FAA certification, and the Atlas Board concluded, following discussions with Atlas management, representatives of Moelis, Accenture and Archer, that such developments did not warrant changes to such business plan or financial projections.
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Fairness Opinion.   The opinion of Duff & Phelps, dated July 28, 2021, to the Atlas Board to the effect that, as of that date and qualified by the assumptions, qualifications and limiting conditions therein, the consideration to be paid by Atlas in the Business Combination is fair, from a financial point of view, to Atlas, as more fully described below in the section titled “— Opinion of Duff & Phelps, the Atlas Board’s Financial Advisor.”

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Reasonableness of Consideration.   Following a review of the financial data provided to Atlas, including the Archer Financial Model, and the due diligence of Archer’s business conducted by Atlas’ management and Atlas’ advisors, and taking into account the opinion received from Duff & Phelps regarding the fairness of the consideration to be paid by Atlas in the Business Combination and the support for the implied valuation of Archer indicated by the commitments obtained in the PIPE Financing, the Atlas Board determined that the aggregate consideration to be paid in the Business Combination fair to Atlas.

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Value to Atlas Stockholders.   The fact that the new transaction terms, as reflected in the A&R Business Combination Agreement, adjusted the pro forma enterprise value of Archer from $2.7 billion to $1.7 billion, a 37.9% reduction, reflecting a strategic decision to drive long-term value creation for all Atlas stockholders, who would as a result own a larger portion of New Archer.

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Substantial Post-Closing Economic Interest in New Archer.   If the Business Combination is consummated, Atlas stockholders (other than Atlas stockholders that sought redemption of the Atlas Class A Shares) would have a substantial economic interest in New Archer (proportionally increased as a result of the reduction in the value of Archer, as reflected in the A&R Business Combination Agreement), and as a result would have a continuing opportunity to benefit from the success of New Archer following the consummation of the Business Combination.

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Management Team.   The Atlas Board believes that Archer has a strong management team, bolstered by recent senior leadership appointments across Flight Safety, Certification, Engineering, Program Management and Manufacturing, and that the senior management of Archer, led by Archer’s co-Chief Executive Officers and co-Founders, intend to remain with New Archer in the capacity of officers and/or directors, which is expected to provide important continuity in advancing Archer’s strategic and growth goals.

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Talented Engineering and Design Team.   The Atlas Board believes, based on the due diligence review conducted by Atlas’ management team and Atlas’ advisors, that Archer has gathered a highly accomplished team of engineering and design talent, with significant industry experience, bolstered with over 100 new hires in recent months, and such engineering and design teams intend to remain with New Archer, which is expected to provide important continuity in advancing Archer’s strategic and growth goals.

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Lock-Up.   Archer’s co-Chief Executive Officers and co-Founders and certain other significant equityholders of Archer have agreed to be subject to a six-month lock-up in respect of their shares of New Archer Common Stock received in the Business Combination (subject to certain customary exceptions).

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Involvement of PIPE Investors.   The agreement of the PIPE Investors to invest $600 million in New Archer at Closing at $10.00 per share (with the understanding that the New Archer Class A Shares to be acquired by the PIPE Investors in the PIPE financing would not be subject to a lock-up period following the closing of the Business Combination). See the section entitled “— Related Agreements — Subscription Agreements” of this proxy statement/prospectus for additional information.

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Support of Key Equityholders.   The fact that key Archer equityholders representing approximately 87% of the then issued and outstanding equity of Archer (on a fully diluted basis) delivered Transaction

Support Agreements, demonstrating such Archer equityholders’ support of the Business Combination. See the section entitled “— Related Agreements — Transaction Support Agreements” of this proxy statement/prospectus for additional information.
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Other Alternatives.   Atlas completed its IPO in October 2020 with the objective of consummating an attractive business combination. Since that time, as more fully described in “Proposal No. 1: The Business Combination Proposal — Background of the Business Combination,” Atlas has evaluated numerous opportunities for a potential business combination. The Atlas Board believes, based on the terms of the Business Combination, its review of Archer’s business and the financial data provided to Atlas, including the Archer Financial Model, and the due diligence of Archer conducted by Atlas’ management and Atlas’ advisors, that a business combination with Archer would create the best available opportunity to maximize value for Atlas’ stockholders.

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Negotiated Transaction.   The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions were the product of arm’s length negotiations between Atlas and Archer.

The Atlas Board also considered a variety of uncertainties and risks and other potentially negative factors related to Archer’s business and prospects and related to the Business Combination including, but not limited to, the following:
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Macroeconomic Risks.   The risk that the future financial performance of Archer may not meet the Atlas Board’s expectations due to factors out of Archer’s control, including Archer’s ability to obtain expected or required certifications, licenses, approvals, and authorizations from governmental authorities (including for the eVTOL aircraft being developed by Archer), economic cycles or other macroeconomic factors.

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Business Risks.   The risks that (i) Archer is an early-stage company with a history of losses and expect significant losses for the foreseeable future, and the risks associated with the United Airlines conditional order constituting all of the current orders for Archer aircraft and that the conditional order is subject to conditions, further negotiation and reaching mutual agreement on certain material terms and (ii) Archer may not be able to obtain authorizations from governmental authorities including for its eVTOL aircraft under development in a timely manner or at all (including the G-1, G-2 and G-3 issue paper milestones, which, among other things, establish the applicable airworthiness and environmental regulations, special conditions, and procedural requirements that must be met to achieve FAA type certification) and (iii) Archer’s current eVTOL aircraft prototype (the Maker aircraft) has not yet flown, although it is proposed to conduct its first test flight later this year.

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Industry Risks.   The uncertainty pertaining to (i) a nascent and yet-to-be-proven industry that may not fully realize its growth potential, (ii) Archer’s ability to effectively market and sell air transportation as a substitute for conventional methods of transportation, following receipt of governmental operating authority, and (iii) Archer’s ability to compete effectively in the urban air mobility and eVTOL industries.

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Uncertainty Regarding Civil Litigation and Federal Investigation.   The uncertainty pertaining to the outcome of the civil litigation and federal government investigation, and the fact that Archer intends to continue to aggressively defend itself against the civil litigation and will also pursue counterclaims against Wisk, balanced against positive developments relating to such matters, including, among other things, (i) the ruling by the United States District Court of Northern California in Archer’s favor denying a preliminary injunction motion brought by Wisk and (ii) the conclusion reached after a comprehensive forensics investigation that no Wisk confidential documents exist on Archer’s systems. For more information on the risks related to the civil litigation and federal government investigation, see the section titled “Risk Factors  —  Risks Related to Archer’s Business and Industry and New Archer Following the Business Combination  —  Archer has been named in civil litigation alleging misappropriation by Archer of a competitor’s trade secrets and infringement by Archer of certain of the competitor’s patents. Additionally, one of Archer’s employees was the subject of a search warrant relating to a federal government investigation, and Archer as well as three of Archer’s employees have been served with grand jury subpoenas in connection with such investigation. These civil and criminal proceedings and similar allegations or legal actions in the future may be time-consuming and expensive and, if adversely determined, could delay, limit or prevent Archer’s ability to commercialize its aircraft or otherwise execute on its business plan.”
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Uncertainty Regarding FAA Certification Process.   The risk that Archer may not obtain type certification from the FAA, which is required for production and commercial use of its aircraft, or may experience delays in receiving type certifications from the FAA (including the G-1, G-2 and G-3 issue paper milestones, which, among other things, establish the applicable airworthiness and environmental regulations, special conditions, and procedural requirementsthat must be met to achieve FAA type certification), as more fully described above in the section titled “Risk Factors  —  Risks Related to Archer’s Business and Industry and New Archer Following the Business Combination  —  The electric vertical take-off and landing (“eVTOL”) aircraft industry may not continue to develop, eVTOL aircraft may not be adopted by the market or Archer’s independent third-party aircraft operators, eVTOL aircraft may not be certified by transportation authorities or eVTOL aircraft may not deliver the expected reduction in operating costs, any of which could adversely affect Archer’s prospects, business, financial condition and results of operations.”

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Redemption Risk.   The potential that a significant number of Atlas stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Atlas’ Existing Charter, which would reduce the gross proceeds to New Archer from the Business Combination, which could hinder New Archer’s ability to continue its development through commercialization.

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Atlas Board’s Right to Change its Recommendation.   The fact that, in connection with, and as a condition to Archer’s willingness to agree to, the reduction in Archer’s pro forma enterprise value from $2.7 billion to $1.7 billion and related amendments reflected in the A&R Business Combination Agreement, the Atlas Board’s ability to change its recommendation to Atlas stockholders to vote in favor of the approval of the Business Combination Proposal and the other Transaction Proposals described in this proxy statement/prospectus is limited to circumstances in which an Archer Material Adverse Effect has occurred.

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Stockholder Vote.   The risk that Atlas’ stockholders may fail to provide the respective votes necessary to effect the Business Combination.

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Closing Conditions.   The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Atlas’ control.

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Transaction Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting injunctive relief could delay or prevent consummation of the Business Combination.

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Listing Risks.   The challenges associated with preparing Archer, a privately held entity, for the applicable disclosure, controls and listing requirements to which New Archer will be subject as a publicly traded company on the NYSE.

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Potential Benefits May Not Be Achieved.   The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

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Liquidation of Atlas.   The risks and costs to Atlas if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Atlas being unable to effect a business combination by October 31, 2022 and result in the liquidation of Atlas.

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Atlas Stockholders Receiving a Minority Position in New Archer.   The fact that current Atlas stockholders will hold a minority position in New Archer, and the fact that the dual class capital structure will have the effect of concentrating voting control with the Archer Founders, which will limit or preclude the ability of Atlas’ current stockholders to influence corporate matters, including any future potential change in control or other material transaction, but the Atlas Board determined that such facts were outweighed by the long-term benefits that a founder-controlled company would provide to Atlas’ stockholders and future stockholders of New Archer after closing.

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Post-Business Combination Corporate Governance.   The fact that (i) the holders of New Archer Class B Shares, including the Archer Founders, will be entitled to ten voting rights per share and (ii) the board of directors of New Archer will be classified and that all New Archer directors will not be elected annually. See the section entitled “Proposal No. 3: The Governance Proposals” of this proxy statement/prospectus for a detailed discussion of such governance provisions.
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Fees and Expenses.   The expected fees and expenses associated with the Business Combination, some of which would be payable regardless of whether the Business Combination is ultimately consummated.

In addition to considering the factors described above, the Atlas Board also considered other factors including, without limitation:
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Interests of Certain Persons.   The Sponsor, the members of the Atlas Board and executive officers of Atlas and the Sponsor have interests in the Business Combination Proposal, the other proposals described in this proxy statement/prospectus and the Business Combination that are different from, or in addition to, those of Atlas stockholders generally (see the section entitled “— Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus). Atlas’ directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Atlas Board, the Business Combination Agreement and the transactions contemplated therein, including the Merger.

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Other Risks.   The various risks associated with the Business Combination, the business of Archer, and the business of Atlas, as described in the section entitled “Risk Factors” of this proxy statement/prospectus.

The Atlas Board concluded that the potential benefits expected to be received by Atlas and its stockholders as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. Accordingly, the Atlas Board unanimously resolved (i) that it was fair to and in the best interests of Atlas and its stockholders, and that it was advisable, to enter into the Business Combination Agreement and the ancillary documents to which Atlas is or will be a party and to consummate the transactions contemplated thereby (including the Merger), (ii) to adopt and approve the execution, delivery and performance by Atlas of the Business Combination Agreement, the ancillary documents to which Atlas is or will be a party and the transactions contemplated thereby (including the Merger), (iii) to recommend that the Atlas stockholders entitled to vote thereon vote in favor of each of the Transaction Proposals, including the Business Combination Proposal, and (iv) to direct that each Transaction Proposal, including the Business Combination Proposal, be submitted to the Atlas stockholders for approval.
Satisfaction of 80% Test
It is a requirement, under Atlas’ amended and restated certificate of incorporation, that the business (or businesses) acquired by Atlas in its initial business combination have an aggregate fair market value equal to at least 80% of the assets held in the Trust Account at the time of the execution of a definitive agreement for such initial business combination (excluding any deferred underwriting commissions and taxes payable on the interest earned on the Trust Account).
As of February 10, 2021, the date of execution of the Business Combination Agreement, the proceeds in the Trust Account were equal to approximately $500.2 million. Based on the financial analysis of Archer generally used by Atlas management in evaluating the Archer business and provided to the Atlas Board in connection with the Business Combination, as well as the enterprise value of approximately $3.8 billion for the Archer business implied by the terms of the Business Combination Agreement, which amount was negotiated on an arms’-length basis and agreed to after taking into consideration various factors, including certain unaudited prospective financial information for Archer and discussions with Archer management regarding the future growth and outlook for the business, the Atlas Board determined that the 80% valuation requirement was met. The Archer Board believes that it was qualified to make this determination because of the financial skills and background of its directors.
Unaudited Prospective Financial Information
Archer provided Atlas with its internally prepared forecasts for each of the years in the six-year period ending December 31, 2030. The six-year period was selected, assuming the certification of Archer’s aircraft at the end of 2024, to allow a reasonable period of time for Archer’s production and business operations to ramp up to meet production and sales forecasts. Archer believes the presentation of this six-year period was helpful because, assuming the certification of Archer’s aircraft at the end of 2024, the six-year period is sufficient time to show how the Archer business model is designed to work, including production and sales growth and maturation, following certification and commercialization activities. Atlas management reviewed the forecasts and presented key elements of the forecasts to the Atlas Board as part of the Atlas Board’s review and subsequent approval of the Business Combination. Archer and Atlas do not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of future performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, management of Atlas used the financial forecasts set forth below as part of its comprehensive analysis of Archer and its prospects. The forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The forecasts were prepared in good faith by Archer’s management, reflecting their best available estimates and judgment as of January 2021 and presenting, to the best of Archer management’s knowledge and belief, the expected course of action and the expected future financial performance of Archer. Archer’s management considered whether the projections, starting in 2024, needed to be updated for current circumstances and events, including the litigation matter with Wisk, and, to the best of their knowledge and belief, determined there were no updates that would result in a material change to the projections.
The forecasts include EBITDA, which is a non-GAAP financial measure. Due to the forward-looking nature of these projections, specific quantifications of the amounts that would be required to reconcile such projections to GAAP measures are not available, and Atlas’ management believes that it is not feasible to provide accurate forecasted non-GAAP reconciliations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Atlas’ management may not be comparable to similarly titled measures used by other companies.
The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Atlas, Archer, their respective directors, officers, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact, are based on numerous assumptions that are inherently difficult to predict and are based on many external factors that are outside the control of Archer and Atlas. The financial projections should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on this information. Investors and stockholders are cautioned that the financial projections in this proxy statement/prospectus are not necessarily indicative of future financial performance of Archer, and that actual results may be materially and adversely different from the financial projections.
The financial projections are not included in this proxy statement/prospectus in order to induce any Atlas stockholder to vote in favor of any of the proposals at the Special Meeting.
We encourage you to review the financial statements of Archer included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Selected Historical Financial and Other Data of Archer” and “Unaudited Pro Forma Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.
We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.
The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Archer’s business, all of which are difficult to predict and many of which are beyond Archer’s and Atlas’ control.
Assuming no redemptions in connection with the Business Combination, there will be approximately $1.05 billion of net proceeds from the Business Combination and related PIPE Financing. Archer expects to use approximately $500 million of these net proceeds for organizational build out and research and development and approximately $550 million on capital investments. Organizational build out and research and development includes hiring, research and development and certification activities. Capital investments include build out of production, research and development, testing and office facilities. Archer believes it can achieve its current projections of certification and revenue generating business operations by 2024 with approximately $570 million of the $1.05 billion of capital described above. This cost estimate does not include potential costs related to the litigation matter with Wisk. Costs to defend the Wisk litigation (and other costs, if any) are expected to be paid with cash on the balance sheet, which will include the net proceeds from the Business Combination and related PIPE Financing. Archer believes any such litigation costs would be incurred prior to the projection period shown below. See “Summary of the Proxy Statement/Prospectus — Wisk Litigation and Government Investigation” for more information relating to the Wisk matter. Archer expects its capital expenditures to continue to be significant in the foreseeable future as it expands its business, and that its level and timing of capital expenditures will be significantly affected by the aircraft certification process and subsequent customer demand for its aircraft.
For its financial projections for 2025 to 2030, assuming its aircraft is certified by the end of 2024, Archer prepared its forecasts by using a combination of both third-party and internally developed market studies that estimate the addressable market for its product, travel and demand models for its projected customers and competitive landscape analyses. In addition, Archer prepared a manufacturing cost analysis and operational budget for its proposed aircraft fleet.
Annual revenue of approximately $12.3 billion by 2030 was determined based on a number of key factors for each business: Archer Direct and Archer UAM, including third-party interest for direct sales and modeling for future growth for its aerial ride-sharing business, Archer UAM. The material estimates and assumptions underlying the Archer Direct revenue forecast for its direct sales business were developed, in part, based on the purchase contract received from United Airlines, as well as interest expressed from other airlines and prospective customers.
The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Archer’s and Atlas’ control. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: Archer’s ability to obtain required certifications, licenses, approvals, and authorizations from state, federal and municipal agencies in a timely manner or at all; Archer’s ability to achieve expected business milestones or launch products on anticipated timelines; Archer’s ability to manufacture and deliver its aircraft, including doing so within its current estimated budget, including risks associated with Archer’s reliance on its relationships with its suppliers and service providers for the parts and components in its aircraft and its ability to successfully develop commercial-scale manufacturing capabilities; Archer’s ability to effectively market and sell air transportation as a substitute for conventional methods of transportation, following receipt of governmental operating authority, including successfully addressing any obstacles outsideof its control that may slow market adoption of eVTOL aircraft; Archer’s ability to facilitate necessary changes to Vertiport infrastructure to enable adoption, including installation of necessary charging equipment; Archer’s ability to compete effectively in the urban air mobility and eVTOL industries; Archer’s ability to design and develop new aircraft and servicing capabilities; Archer’s ability to increase its sales and marketing activities, develop its distribution infrastructure and increase its general and administrative functions to support its growing operations and to operate as a public company; Archer’s ability to establish and expand its presence within international markets and into the market segments of defense or logistics/cargo; Archer’s ability to defend third-party claims of intellectual property infringement against Archer; Archer’s ability to protect its intellectual property rights from unauthorized use by third parties; and other risks and uncertainties set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Archer” and “Cautionary Note Regarding Forward-Looking Statements.” As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.
The material estimates and assumptions underlying Archer’s projections of demand volumes for Archer UAM were developed with Archer’s data simulation team. In particular, Archer used available third-party data relating to travel patterns to model potential demand in the U.S. cities, namely Los Angeles, Miami, Dallas-Fort Worth, and Orlando, where Archer currently intends to begin its UAM operations. Archer’s projected revenue for its UAM business assumes an average trip distance of 25 miles with an initial price per customer per mile of $4.00 in 2024. The average trip distance is based on third-party data indicating commute distances and duration in relevant cities. The price per customer per mile is forecasted to decrease to $3.30 by 2026 with continued downward pressure expected to occur due to the increase in average vehicle load factor over time. Load factor represents the average number of passengers per trip. Other key assumptions impacting Archer’s projections include management’s estimates as to number of daily trips, flyable days, aircraft production costs, maintenance costs, landing infrastructure costs and pilot costs. As part of these assumptions, the cost to operate Archer’s UAM services is forecasted to decrease, on a per trip basis, as the business matures, resulting from, among other things, lower aircraft production costs, landing infrastructure costs and pilot costs.
Archer expects to incur significant costs and expenses until at least the time it begins significant deliveries of its eVTOL aircraft, which are not expected to begin until late 2024/2025. These costs and expenses relate to:
•
designing, developing and certifying aircraft;

•
developing production capabilities, including costs associated with outsourcing the manufacturing of aircraft;

•
building up inventories of the components required to manufacture the aircraft;

•
manufacturing an inventory of aircraft;

•
developing distribution infrastructure;

•
increasing sales and marketing activities;

•
working with third party partners to develop pilot training programs; and

•
increasing general and administrative functions to support its growing operations and to operate as a public company.

Because Archer must incur significant costs and expenses before generating revenues from its business operations, Archer’s ability to generate the forecasted revenues is highly dependent on Archer having sufficient capital to meet these needs. If Archer is unable to raise sufficient capital, or incurs unexpected costs that are significant, it would negatively impact its ability to generate revenue or grow its business.
Cost model projections for 2025 to 2030 were developed based on the experience of Archer’s management team. Archer’s estimates were further informed by the costs and timelines for aircraft certification of other Part 23 Small Aircraft certifications over the last 20 years. Estimates for the vehicle direct material costs were provided using the team’s experience with other aircraft programs, vendor quotes and estimated costs based on the size and weight of similar aircraft. The material estimates and assumptions impacting the Archer UAM cost projections include operational costs for flight operations and labor costs based on general aviation rates with airlines with similar operations. Energy and landing fees were based on the costs within the geographical locations, such as Los Angeles and Miami, where Archer currently intends to launch the Archer UAM business. Capital expenditures were developed based on the management team’s experience in other aircraft programs and the costs related to building manufacturing facilities and installing infrastructure for research and development activities.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING A SUMMARY OF THE FINANCIAL PROJECTIONS FOR ARCHER IN THIS PROXY STATEMENT/PROSPECTUS, ATLAS UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The financial projections included in this document have been prepared by, and are is the responsibility of, Archer and Atlas management. PricewaterhouseCoopers LLP, Archer’s independent registered public accounting firm, and Marcum LLP, Atlas’ independent registered public accounting firm, have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the financial projections included in this document and, accordingly, Marcum LLP and PricewaterhouseCoopers LLP do not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP and Marcum LLP reports included in this document relates to Archer’s previously issued financial statements. They do not extend to the financial projections and should not be read to do so.
The key elements of the forecasts provided by management of Atlas to the Atlas Board, which assumes that the Archer aircraft is certified in 2024, are summarized in the tables below:
Key Financial Metrics:
	Forecast
	Year Ending December 31,
$ in millions	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Revenue(1)	$42	$1,044	$2,230	$3,444	$4,709	$7,523	$12,335
Revenue Growth (%)	NM	2,386%	114%	54%	37%	60%	64%
EBITDA(2)	$(147)	$255	$647	$1,092	$1,551	$2,609	$4,520
EBITDA Margin(3) (%)	NM	24%	29%	32%	33%	35%	37%
Capital Expenditures	$58	$265	$490	$592	$667	$1,312	$1,745

(1)
Projected revenue is based on a variety of operational assumptions, including the number of Archer aircraft sold, the average sale price, the number of Archer aircraft in service, the number of flights per aircraft, the cruise range per flight, and the load factor. Archer’s revenue forecasts are based on its management’s assessment of the potential market demand for its electric aircraft, including the increasing acceptance of such aircraft, the availability of cost-effective infrastructure, and the unique attributes it intends to incorporate into its aircraft.

(2)
Archer defines EBITDA as net income (loss) before interest, taxes, depreciation and amortization. Net income (loss) includes research and development expenses. EBITDA is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for net income (loss) prepared in accordance with GAAP.

(3)
Archer defines EBITDA Margin as EBITDA, divided by total revenue, for the period presented. EBITDA margin is not a financial measure prepared in accordance with GAAP and should not be considered a substitute for net income (loss) margin prepared in accordance with GAAP.

Archer is not providing a reconciliation of its projected EBITDA or EBITDA margin, for the full years 2024 – 2030 to the most directly comparable measure prepared in accordance with GAAP, because Archer is unable to provide this reconciliation without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence, the financial impact, and the periods in which the adjustments may be recognized.
Key Non-Financial Metrics:
	Forecast
	Year Ending December 31,
	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Total aircraft production(1)	10	250	500	650	800	1,400	2,300

(1)
Based on management’s projections of production ramp up, sales to third parties, and roll out of its ride sharing business.

Opinion of Duff & Phelps, the Atlas Board’s Financial Advisor
On February 3, 2021, Atlas retained Duff & Phelps to serve as an independent financial advisor to the Atlas Board to provide to the Atlas Board a fairness opinion in connection with the Initial Business Combination. On February 9, 2021, Duff & Phelps delivered its opinion, dated February 9, 2021 (the “Opinion”), to the Atlas Board that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the consideration to be paid by Atlas in the Initial Business Combination was fair, from a financial point of view, to Atlas. Pursuant to an addendum agreement dated July 24, 2021 (the “Addendum”), Atlas retained Duff & Phelps to update the Opinion based on revised terms of the Initial Business Combination (the “Business Combination”). On July 28, 2021, Duff & Phelps delivered the bringdown opinion, dated July 28, 2021 (the “Bringdown Opinion”), to the Atlas Board that, as of the date of the Bringdown Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Bringdown Opinion, the consideration to be paid by Atlas in the Business Combination was fair, from a financial point of view, to Atlas.
In selecting Duff & Phelps, the Atlas Board considered, among other things, the fact that Duff & Phelps is a reputable investment banking firm with experience in the mobility sector and a global leader in providing fairness opinions to boards of directors. Duff & Phelps is continuously engaged in the valuation of businesses and their securities and the provision of fairness opinions in connection with various transactions.
The full text of the Bringdown Opinion is attached hereto as Annex H and is incorporated into this document by reference. The summary of the Bringdown Opinion set forth herein is qualified in its entirety by reference to the full text of the Bringdown Opinion. Atlas’ stockholders are urged to read the Opinion Bringdown carefully and in its entirety for a discussion of the procedures followed, assumptions made, other matters considered and limits of the review undertaken by Duff & Phelps in connection with such Bringdown Opinion.
Duff & Phelps’ Bringdown Opinion was approved by its fairness committee. The Bringdown Opinion was provided for the information of, and directed to, the Atlas Board for its information and assistance in connection with its consideration of the financial terms of the Business Combination.
In connection with its Bringdown Opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances to enable it to render its Bringdown Opinion. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’ procedures, investigations and financial analyses with respect to the preparation of its Bringdown Opinion included, but were not limited to, the items summarized below:
•
reviewed Atlas’ unaudited interim financial statements for the period ended March 31, 2021 included in Atlas’ Form 10-Q filed with the Securities and Exchange Commission;

•
reviewed financial information for Archer for the year ended December 31, 2020 and for the three-month period ended March 31, 2021, which Archer’s management identified as being the most current financial statements available;

•
reviewed other internal documents relating to the history, current operations, and probable future outlook of Archer, including financial projections for the years 2021 through 2030, prepared by Archer and provided to us by management of Atlas (the “Financial Projections”);

•
reviewed the Archer Investor Deck dated February 10, 2021;

•
reviewed industry reports as well as certain reports prepared by Atlas’ advisors in connection with Atlas’ due diligence review of Archer and the Business Combination, deemed relevant by Duff & Phelps;

•
reviewed the form Subscription Agreement, dated February 10, 2021 (the “PIPE Agreement”);

•
reviewed a draft of the Amended and Restated Business Combination Agreement, dated July 28, 2021 (the “Business Combination Agreement”, and together with the PIPE Agreement, the “Agreements”);

•
discussed the information referred to above and the background and other elements of the Business Combination with the management of Atlas and management of Archer;

•
participated on Archer’s investor call in connection with the PIPE Financing process on February 1, 2021;

•
visited Archer’s headquarters and met with management of Atlas and management of Archer on February 6, 2021;

•
reviewed the historical trading price and trading volume of Atlas’ common stock, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•
performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant, as further described in the section of this proxy statement/prospectus entitled “Proposal No. 1: The Business Combination Proposal — BringDown Opinion of Duff & Phelps, the Atlas Board’s Financial Advisor” and

•
conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering this Bringdown Opinion with respect to the Business Combination, Duff & Phelps, with Atlas’ consent:
•
relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Atlas management, and did not independently verify such information;

•
relied upon the fact that the Atlas Board and Atlas have been advised by counsel as to all legal matters with respect to the Business Combination, including whether all procedures required by law to be taken in connection with the Business Combination have been duly, validly and timely taken;

•
assumed that any estimates, evaluations, forecasts and projections, including the Financial Projections, furnished to Duff & Phelps were prepared in good faith and based upon assumptions which, in light of the circumstances under which they were made, were reasonable, and Duff & Phelps expresses no opinion with respect to such projections or the underlying assumptions;

•
assumed that information supplied and representations made by Atlas and Archer management are substantially accurate regarding Archer and the Business Combination;

•
assumed that the representations and warranties made in the Agreements are substantially accurate;

•
assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

•
assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of Archer since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

•
assumed at Atlas’ direction that the Trust Account balance of Atlas per share and recent trading prices of Atlas’ common stock provide a reasonable basis upon which to evaluate Atlas Common Stock and the common stock to be issued in connection with the Business Combination and the PIPE Financing;

•
assumed that all of the conditions required to implement the Business Combination will be satisfied and that the Business Combination will be completed substantially in accordance with the Agreements without any amendments thereto or any waivers of any terms or conditions thereof, in each case that would be material to Duff & Phelps’ analysis; and

•
assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Business Combination and the operation of Archer’s business will be obtained,

and that all pending litigation or regulatory matters impacting Archer will be resolved, without any adverse effect that would be material to Duff & Phelps’ analysis on Atlas, Archer or the contemplated benefits expected to be derived in the Business Combination.
To the extent that any of the foregoing assumptions or any of the facts on which the Bringdown Opinion is based prove to be untrue in any respect material to Duff & Phelps’ analysis, Duff & Phelps’ Bringdown Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of its Bringdown Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Business Combination.
Duff & Phelps prepared its Bringdown Opinion effective as of the date thereof. Its Bringdown Opinion was necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its Bringdown Opinion which may come or be brought to the attention of Duff & Phelps after the date thereof.
Duff & Phelps did not evaluate Atlas’ solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent, derivative, off-balance sheet or otherwise). Duff & Phelps was not requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Business Combination, the assets, businesses or operations of Archer, or any alternatives to the Business Combination, (ii) negotiate the terms of the Business Combination, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from Atlas’ perspective, that could, under the circumstances, be negotiated among the parties to the Agreements and the Business Combination, or (iii) advise the Atlas Board or any other party with respect to alternatives to the Business Combination.
Duff & Phelps was not expressing any opinion as to the market price or value of Atlas’ common stock (or anything else) after the announcement or the consummation of the Business Combination. Duff & Phelps’ Bringdown Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of Atlas’ or Archer’s credit worthiness, or as legal, tax or accounting advice. Duff & Phelps did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal, tax or regulatory matter.
In rendering its Bringdown Opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature of any compensation to any of Atlas’ officers, directors, or employees, or any class of such persons, relative to the consideration to be paid by Atlas in the Business Combination, or with respect to the fairness of any such compensation. Duff & Phelps was also not expressing any opinion with respect to the fairness of the consideration paid by the Sponsor in connection with the shares of Atlas’ common stock granted to the Sponsor.
Duff & Phelps’ Bringdown Opinion was furnished solely for the use and benefit of the Atlas Board in connection with its consideration of the Business Combination.
Duff & Phelps has consented to the inclusion of the Bringdown Opinion in its entirety and the description hereof in this registration statement and any other filing Atlas is required to make with the SEC in connection with the Business Combination if such inclusion is required by the applicable law. The Bringdown Opinion (i) did not address the merits of the underlying business decision to enter into the Business Combination versus any alternative strategy or transaction; (ii) did not address any transaction related to the Business Combination; (iii) was not a recommendation as to how the Atlas Board or any stockholder should vote or act with respect to any matters relating to the Business Combination, or whether to proceed with the Business Combination or any related transaction; and (iv) did not indicate that the consideration paid is the best possibly attainable under any circumstances; instead, it merely stated whether the consideration in the Business Combination is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Business Combination or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Bringdown Opinion was based. Duff & Phelps’ Bringdown Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its Bringdown Opinion to the Atlas Board. This summary is qualified in its entirety by reference to the full text of the Bringdown Opinion, attached hereto as Annex H. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Atlas Board, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its Bringdown Opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the Bringdown Opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its Bringdown Opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.
The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.
Valuation Methodologies
Income Approach (Discounted Cash Flow Analysis)
The Income Approach is a valuation technique that provides an estimation of the fair market value of an asset (or business) based on the cash flows that an asset (or business) can be expected to generate over its remaining useful life. The Income Approach begins with an estimation of the annual cash flows a market participant would expect the subject asset (or business) to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows are then added to the present value equivalent of the residual/terminal value of the asset (if any) or the business at the end of the discrete projection period to arrive at an estimate of fair market value.
For business valuations, the Income Approach is typically applied through a Discounted Cash Flow (“DCF”) Analysis. Under the DCF analysis, the valuation is based on the present value of estimated future cash flows for the expected life of the asset (or business) discounted at a rate of return that considers the relative risk of achieving those cash flows and the time value of money.
Market Approach (Selected Public Companies / SPAC Transactions Analysis)
The Market Approach is a valuation technique that provides an estimation of fair market value based on market prices in actual transactions and on asking prices for assets (or businesses). The valuation process is a comparison and correlation between the subject asset (or business) and other similar assets (or businesses). Considerations such as time and condition of sale and terms of agreements are analyzed for comparable assets and are adjusted to arrive at an estimation of the fair market value of the subject asset.
Due to limited recent relevant non-SPAC / traditional M&A transactions, Duff & Phelps relied on the selected public companies and SPAC transactions in the Market Approach.
Valuation Methodologies Utilized
In applying the Income Approach, Duff & Phelps relied on the Financial Projections, as prepared by Archer management and reviewed and provided by Atlas management, as a basis for the DCF analysis.

Duff & Phelps utilized the Market Approach (Selected Public Companies / SPAC Transactions Analysis) primarily to select a terminal multiple for the DCF analysis. Duff & Phelps reviewed the selected public companies’ valuation multiples and certain SPAC transactions when selecting its terminal EBITDA multiple range in the DCF analysis. In making this selection, Duff & Phelps considered Archer’s size, growth outlook, capital requirements, profit margins, and other characteristics relative to the selected public companies and certain SPAC transactions.
Income Approach (Discounted Cash Flow Analysis) Summary
Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows attributable to Archer for the fiscal years ending December 31, 2021 through December 31, 2030, with unlevered “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a venture rate of return for a company in the “start-up” or “early-stage” phase as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the Financial Projections, which are described in this registration statement in the section of this proxy statement/prospectus entitled “Proposal No. 1: The Business Combination Proposal — Unaudited Prospective Financial Information.”
Duff & Phelps estimated the net present value of all cash flows attributable to Archer after fiscal year 2030 (the “Terminal Value”) using a terminal EBITDA multiple range of 15.0x to 17.0x. Duff & Phelps reviewed selected public companies and SPAC transactions that it deemed relevant to its analysis to select the terminal EBITDA multiple range (as described in further detail in the Market Approach section below). Duff & Phelps used discount rates ranging from 45.0% to 50.0%, reflecting Duff & Phelps’ estimate of the expected return required for an investment in Archer, to discount the projected free cash flows and the Terminal Value. Duff & Phelps considered a number of factors in determining the discount rate range. Duff & Phelps considered Archer to be a “start-up” / “early-stage” venture as Archer is in the pre-production, pre-certification stage and has significant operational / technological risks, although it has developed a prototype and has a meaningful customer contract. Determination of an appropriate discount rate requires a certain degree of judgment. Duff & Phelps considered a number of factors in determining the discount rate, including: (1) Archer’s stage in the cycle of management’s business plan, (2) Archer’s projected financial performance and growth, a (3) the risks facing Archer in order to achieve the projected results, including technology risk, execution risk, and competitive risks, among others, and (4) current market conditions. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.
Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value for Archer of $1.330 billion to $2.170 billion. Duff & Phelps further estimated the range of equity value of Archer to be $2.351 billion to $3.191 billion by adding pro forma cash of $1.042 billion and subtracting pro forma debt of $0.021 billion.
Based on the foregoing analysis, Duff & Phelps’ discounted cash flow analysis resulted in an estimated aggregate equity value range of $2.351 billion to $3.191 billion.
Market Approach (Selected Public Companies / SPAC Transactions Analyses) Summary
Duff & Phelps analyzed selected public companies and selected SPAC transactions for purposes of estimating valuation multiples with which to select a terminal EBITDA multiple range for Archer to utilize in the DCF analysis. Due to limited recent relevant non-SPAC / traditional merger and acquisition transactions, Duff & Phelps relied on the selected public companies and SPAC transactions in the Market Approach. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.
The companies utilized for comparative purposes in the following analysis were not directly comparable to Archer, and the SPAC transactions utilized for comparative purposes in the following analysis were not directly comparable to the Business Combination. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of Archer and the Business Combination cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of Archer. Therefore, the selected public companies and selected SPAC transactions analysis is subject to certain limitations.
Selected Public Companies Analysis.   Duff & Phelps compared certain financial information of Archer to corresponding data and ratios from publicly traded companies that were deemed relevant to its analysis, including aerial vehicle manufacturers, companies in the electric vehicle and electric vehicle battery industries, and other shared economy companies. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The 24 companies included in the selected public company analysis were:
Selected Companies	• Airbus SE
• Avicopter Plc
• EHang Holdings Limited
• The Boeing Company
• Virgin Galactic Holdings, Inc.
• Arrival Limited
• Canoo Inc.
• Lordstown Motors Corp.
• Nikola Corporation
• Proterra Inc.
• Tesla, Inc.
• XL Fleet Corp.
• Akasol AG
• ChargePoint, Inc.
• EV-Box B.V.
• Hyliion Holdings Corp.
• Microvast, Inc.
• Quantum Scape Corporation
• Airbnb, Inc.
• Blade Urban Air Mobility, Inc.
• Joby Aviation, LLC
• Lyft, Inc.
• Uber Technologies, Inc.
• Wheels Up Partners LLC
Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of product, end market, or business model, to that of Archer.
The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2021, 2022, 2023, 2024, and 2025 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to Atlas’ fiscal year ends for which information was available. Data related to Atlas’ earnings before interest, taxes, depreciation and amortization (“EBITDA”) were adjusted for purposes of this analysis to eliminate non-recurring income (expenses).

ENTERPRISE VALUE AS MULTIPLE OF
	2021 EBITDA	2022 EBITDA	2023 EBITDA	2024 EBITDA	2025 EBITDA	2021 Revenue	2022 Revenue	2023 Revenue	2024 Revenue	2025 Revenue
Aerial Vehicle Manufacturers
Airbus SE	13.5x	10.0x	8.3x	7.5x	7.6x	1.53x	1.37x	1.23x	1.16x	1.2x
Avicopter Plc	24.0x	20.3x	16.6x	NA	NA	1.26x	1.03x	0.85x	NA	NA
EHang Holdings Limited	57.7x	19.9x	NA	NA	NA	15.36x	8.29x	NA	NA	NA
The Boeing Company	39.1x	18.7x	16.1x	13.3x	11.3x	2.24x	1.89x	1.94x	1.75x	1.60x
EV-Related
Akasol AG	111.3x	39.5x	15.7x	NA	NA	6.49x	3.94x	NA	NA	NA
Tesla, Inc.	79.1x	56.4x	45.3x	39.9x	35.3x	14.45x	10.75x	9.39x	8.17x	7.64x
Shared Economy
Airbnb, Inc.	NM	75.9x	53.3x	37.3x	23.6x	16.68x	13.13x	10.64x	8.74x	7.1x
Lyft, Inc.	NM	52.8x	23.7x	16.7x	11.7x	5.92x	4.19x	3.39x	2.76x	2.31x
Uber Technologies, Inc.	NM	57.5x	25.1x	16.1x	11.5x	5.29x	3.78x	3.01x	2.51x	2.1x
Mean	54.1x	39.0x	25.5x	21.8x	16.8x	7.69x	5.37x	4.35x	4.18x	3.66x
Median	48.4x	39.5x	20.2x	16.4x	11.6x	5.92x	3.94x	3.01x	2.63x	2.21x
	REVENUE GROWTH					EBITDA GROWTH					EBITDA MARGIN
	2021-2024 CAGR	2021	2022	2023	2024	2022-2024 CAGR	2021	2022	2023	2024	2022-2024 AVG	2021	2022	2023	2024
Aerial Vehicle Manufacturers
Airbus SE	9.5%	6.3%	11.3%	11.6%	5.7%	15.2%	42.9%	35.6%	20.5%	10.1%	14.7%	11.3%	13.8%	14.9%	15.5%
Avicopter Plc	NA	20.0%	22.3%	21.2%	NA	NA	24.4%	18.4%	22.1%	NA	NA	5.2%	5.1%	5.1%	NA
EHang Holdings Limited	NA	231.0%	85.3%	NA	NA	NA	NA	189.8%	NA	NA	NA	26.6%	41.6%	NA	NA
The Boeing Company	8.6%	30.0%	18.7%	-2.7%	10.8%	18.8%	NM	108.9%	16.3%	21.4%	11.8%	5.7%	10.1%	12.1%	13.2%
Virgin Galactic Holdings, Inc.	440.1%	1034.5%	2083.3%	228.8%	119.6%	NM	NM	NM	NM	NM	NM	NM	NM	NM	16.2%
Electric Vehicles
Arrival Limited	NA	NM	NM	338.1%	202.7%	1459.9%	NM	NM	6541.7%	266.4%	13.9%	NM	1.2%	18.3%	22.2%
Canoo Inc.	164.5%	1860.8%	134.4%	457.2%	41.7%	NM	NM	NM	NM	NM	NM	NM	NM	NM	13.0%
Lordstown Motors Corp.	205.2%	NM	2915.6%	9.3%	-13.7%	NM	NM	NM	NM	NM	NM	NM	NM	NM	31.3%
Nikola Corporation	329.1%	NM	888.9%	329.1%	86.2%	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
Proterra Inc.	80.6%	27.5%	78.5%	90.9%	72.9%	NM	NM	NM	NM	475.8%	NM	NM	NM	3.9%	13.1%
Tesla, Inc.	20.9%	56.1%	34.5%	14.4%	15.0%	18.9%	110.4%	40.2%	24.5%	13.6%	20.1%	18.3%	19.0%	20.7%	20.5%
XL Fleet Corp.	246.8%	30.7%	92.7%	340.0%	391.9%	NM	NM	NM	NM	7568.0%	NM	NM	NM	1.7%	27.0%
EV-Batteries
Akasol AG	NM	65.4%	64.4%	51.0%	NA	NA	NM	181.8%	151.4%	NA	NA	5.8%	10.0%	16.6%	NA
ChargePoint, Inc.	65.8%	40.6%	68.4%	72.0%	57.4%	NM	NM	NM	NM	NM	NM	NM	NM	NM	6.2%
EV-Box B.V.	NA	71.4%	87.5%	65.3%	NA	NA	NM	NM	NM	NA	NA	NM	NM	0.5%	NA
Hyliion Holdings Corp.	459.3%	NM	3843.9%	340.2%	0.8%	NM	NM	NM	NM	445.7%	NM	NM	NM	NM	12.8%
Microvast, Inc.	88.7%	127.7%	100.0%	90.0%	76.8%	108.6%	NM	491.7%	149.3%	74.6%	18.6%	5.2%	15.4%	20.3%	20.0%
QuantumScape Corporation	NA	NA	NA	NM	NM	NA	NA	NA	NM	NM	NM	NA	NM	NM	NM

	REVENUE GROWTH					EBITDA GROWTH					EBITDA MARGIN
	2021-2024 CAGR	2021	2022	2023	2024	2022-2024 CAGR	2021	2022	2023	2024	2022-2024 AVG	2021	2022	2023	2024
Shared Economy
Airbnb, Inc.	24.1%	61.6%	27.0%	23.4%	21.8%	42.7%	NM	NM	42.4%	42.9%	20.2%	NM	17.3%	20.0%	23.4%
Blade Urban Air Mobility, Inc.	97.7%	108.0%	63.5%	112.9%	122.1%	NM	NM	NM	NM	NM	NM	NM	NM	NM	20.1%
Joby Aviation, LLC	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM	NM
Lyft, Inc.	29.0%	32.4%	41.5%	23.5%	22.8%	77.9%	NM	NM	122.5%	42.2%	12.9%	NM	7.9%	14.3%	16.5%
Uber Technologies, Inc.	28.3%	42.3%	39.9%	25.8%	20.0%	88.8%	NM	NM	129.5%	55.3%	11.4%	NM	6.6%	12.0%	15.5%
Wheels Up Partners LLC	23.9%	32.2%	25.0%	23.4%	23.4%	287.3%	NM	NM	625.0%	106.9%	3.9%	NM	0.7%	4.1%	6.9%
Mean	136.6%	215.5%	510.8%	126.9%	71.0%	235.3%	59.2%	152.3%	713.2%	760.2%	14.2%	11.2%	12.4%	11.8%	17.3%
Median	80.6%	49.2%	68.4%	65.3%	32.5%	77.9%	42.9%	108.9%	122.5%	64.9%	13.9%	5.8%	10.0%	13.2%	16.2%
Comparative Year		2027	2028	2029	2030		2027	2028	2029	2030		2027	2028	2029	2030
Archer Aviation		54.4%	36.7%	59.8%	64.0%		68.8%	42.0%	68.2%	73.2%		31.7%	32.9%	34.7%	36.6%
Selected SPAC Transactions Analysis.   Duff & Phelps researched selected SPAC transactions involving companies with businesses involved in comparable aspects of the electric vehicle infrastructure value chain that Duff & Phelps deemed relevant to its analysis. Duff & Phelps compared Archer to the selected SPAC transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the Business Combination and the availability of public information related to the transaction.

ENTERPRISE VALUE AS MULTIPLE OF
	2021 EBITDA	2022 EBITDA	2023 EBITDA	2024 EBITDA	2025 EBITDA	2021 Revenue	2022 Revenue	2023 Revenue	2024 Revenue	2025 Revenue
SPAC Current Value(1)
Archer Aviation Inc.	NM	NM	NM	NM	10.5x	NM	NM	NM	63.52x	2.56x
Arrival Limited	NM	674.6x	10.2x	2.8x	2.1x	NA	8.15x	1.86x	0.61x	0.41x
Blade Urban Air Mobility, Inc.	NM	NM	NM	3.6x	1.6x	5.64x	3.45x	1.62x	0.73x	0.49x
Canoo Inc.	NM	NM	NM	12.1x	6.3x	28.95x	12.35x	2.22x	1.56x	1.27x
ChargePoint, Inc.	NM	NM	NM	124.7x	57.5x	35.42x	21.03x	12.23x	7.77x	5.21x
EV-Box B.V.	NM	NM	621.3x	NA	NA	10.35x	5.52x	3.34x	NA	NA
Hyliion Holdings Corp.	NM	NM	128.8x	23.6x	10.6x	NM	13.44x	3.05x	3.03x	1.63x
Joby Aviation, LLC	NM	NM	NM	NM	24.9x	NM	NM	NM	35.18x	6.39x
Lordstown Motors Corp.	NM	NM	NM	2.1x	NM	18.79x	0.62x	0.57x	0.66x	NM
Microvast, Inc.	200.3x	33.9x	13.6x	7.8x	5.2x	10.45x	5.23x	2.75x	1.56x	1.02x
Nikola Corporation	NM	NM	NM	NM	56.9x	234.55x	23.72x	5.53x	2.97x	1.68x
Proterra Inc.	NM	NM	54.1x	9.4x	3.3x	7.25x	4.06x	2.13x	1.23x	0.70x
QuantumScape Corporation	NM	NM	NM	NM	NM	NM	NM	NM	609.27x	221.21x
Virgin Galactic Holdings, Inc.	NM	NM	NM	97.3x	59.3x	NM	113.94x	34.66x	15.79x	12.76x
XL Fleet Corp.	NM	NM	154.4x	2.0x	NA	22.64x	11.74x	2.67x	0.54x	NA
Wheels Up Partners LLC	NM	198.1x	27.3x	13.2x	7.9x	1.74x	1.39x	1.13x	0.91x	0.74x
Mean	200.3x	302.2x	144.2x	27.1x	20.5x	37.58x	17.28x	5.67x	49.69x	19.70x
Median	200.3x	198.1x	54.1x	9.4x	9.2x	14.62x	8.15x	2.67x	1.56x	1.63x
SPAC Transaction Value(2)
Archer Aviation Inc.	NM	NM	NM	NM	10.6x	NM	NM	NM	64.60x	2.60x
Arrival Limited	NA	89.9x	4.8x	1.7x	NA	NA	5.34x	1.06x	0.38x	NA
Blade Urban Air Mobility, Inc.	NM	NM	NM	5.6x	2.5x	8.65x	5.29x	2.49x	1.12x	0.75x
Canoo Inc.	NM	NM	NM	9.8x	3.5x	15.34x	5.60x	2.19x	1.29x	0.79x
ChargePoint, Inc.	NM	NM	NM	27.9x	13.5x	12.13x	6.94x	3.99x	2.44x	1.68x
EV-Box B.V.	NM	NM	400.0x	NA	NA	6.67x	3.56x	2.15x	NA	NA
Hyliion Holdings Corp.	NM	137.1x	5.1x	1.8x	NA	137.13x	3.19x	1.08x	0.52x	NA
Joby Aviation, LLC	NM	NM	NM	NM	25.0x	NM	NM	NM	35.34x	6.42x
Lordstown Motors Corp.	NM	96.5x	3.2x	1.6x	NA	8.18x	0.57x	0.28x	0.17x	NA
Microvast, Inc.	200.3x	33.9x	13.6x	7.8x	5.2x	10.45x	5.23x	2.75x	1.56x	1.02x
Nikola Corporation	NM	NM	NM	15.6x	NA	22.16x	11.08x	2.35x	1.03x	NA
Proterra Inc.	NM	NM	48.5x	8.4x	3.0x	6.50x	3.64x	1.91x	1.10x	0.62x
QuantumScape Corporation	NM	NM	NM	NM	NM	NA	NM	NM	237.21x	85.15x
Virgin Galactic Holdings, Inc.	NM	NM	21.8x	13.3x	NA	25.50x	7.76x	3.53x	2.86x	NA
XL Fleet Corp.	NM	35.4x	9.3x	3.5x	NA	14.45x	3.87x	1.68x	0.79x	NA
Wheels Up Partners LLC	NM	261.4x	36.1x	17.4x	10.4x	2.29x	1.83x	1.49x	1.20x	0.98x
Mean	200.3x	109.0x	60.3x	9.5x	9.2x	22.45x	4.92x	2.07x	23.44x	11.11x
Median	200.3x	93.2x	13.6x	8.1x	7.8x	11.29x	5.23x	2.15x	1.20x	1.02x

(1)
Enterprise Value calculated based on current price of SPAC Vehicle

(2)
Enterprise Value calculated based on pro forma transaction value

Summary of Selected Public Companies / SPAC Transactions Analyses
In order to estimate a terminal EBITDA multiple range for Archer, Duff & Phelps took into consideration projected financial performance metrics of Archer relative to such metrics of the selected public companies and selected SPAC transactions. Duff & Phelps then analyzed the selected public companies’ trading multiples of enterprise value to their projected revenue and EBITDA. Duff & Phelps also compared Archer’s implied 2026 and 2027 revenue and EBITDA multiples resulting from the DCF analysis to the projected revenue and EBITDA multiples for the selected public companies and selected SPAC transactions.

Rather than applying the average or median multiple from these analyses, Duff & Phelps selected multiples that, in its judgment, reflected Archer’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the selected public companies and SPAC transactions. Based on these analyses, Duff & Phelps’ selected a terminal EBITDA multiple range of 15.0x to 17.0x which was utilized in the DCF analysis to estimate the enterprise value range of Archer.
Summary of Financial Analysis
Duff & Phelps noted that the consideration to be paid by Atlas in the Business Combination was within the range of the aggregate equity value indicated by its analyses.
Duff & Phelps’ Bringdown Opinion was only one of the many factors considered by the Atlas Board in its evaluation of the Business Combination and should not be viewed as determinative of the views of the Atlas Board.
Fees and Expenses
As compensation for Duff & Phelps’ services in connection with the rendering of the Opinion dated February 9, 2021 to the Atlas Board, Atlas agreed to pay Duff & Phelps a fee of $650,000, earned upon the delivery by Duff & Phelps of the Opinion to the Atlas Board and payable upon consummation of the Atlas Initial Business Combination. As compensation for Duff & Phelps’ services in connection with the rendering of its Bringdown Opinion to the Atlas Board, Atlas agreed to pay Duff & Phelps an incremental fee of $300,000, earned upon the delivery by Duff & Phelps of the Bringdown Opinion to the Atlas Board and payable upon consummation of Atlas’ Business Combination.
No portion of Duff & Phelps’ fee is refundable or contingent upon the conclusion reached in the Opinion or the Bringdown Opinion.
Furthermore, Duff & Phelps is entitled to be paid additional fees at Duff & Phelps’ standard hourly rates for any time incurred should Duff & Phelps be called upon to support its findings subsequent to the delivery of its opinion, which additional fees will only become payable upon consummation of the Business Combination. Atlas has also agreed to reimburse Duff & Phelps for its reasonable and documented out-of-pocket expenses and reasonable and documented fees and expenses of counsel retained by Duff & Phelps in connection with the engagement. Atlas has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement.
The terms of the fee arrangements with Duff & Phelps, which Atlas believes are customary in transactions of this nature, were negotiated at arm’s length, and the Atlas Board are aware of these fee arrangements.
Disclosure of Prior Relationships
Other than this engagement, during the two years preceding the date of Duff & Phelps’ Opinion, Duff & Phelps’ Bringdown has not had any material relationship with any party to the Business Combination for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.
Anticipated Accounting Treatment of the Business Combination
For accounting purposes, Archer will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Archer (i.e., a capital transaction involving the issuance of stock by Atlas for the stock of Archer). Accordingly, the consolidated assets, liabilities and results of operations of Archer will become the historical financial statements of New Archer, and Atlas’ assets, liabilities and results of operations will be consolidated with Archer beginning on the acquisition date.
Archer has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•
Archer’s business will comprise the ongoing operations of the combined company immediately following the consummation of the Business Combination, which we refer to herein as “New Archer;”

•
Archer’s senior management will serve as senior management of New Archer;

•
Archer’s existing stockholders will have the greatest voting interest in New Archer and a majority interest under both the no redemption and maximum redemption scenarios; and

•
New Archer will continue to operate under the Archer tradename and the headquarters of New Archer will be Archer’s existing headquarters.

Other factors were considered, including the purpose and intent of the Business Combination, noting that the preponderance of evidence as described above is indicative that Archer is the accounting acquirer in the Business Combination.
Regulatory Approval
Completion of the Merger is subject to regulatory approval under the HSR Act. Atlas and Archer agreed to use their reasonable best efforts to obtain required regulatory approval and to request early termination of any waiting period under the HSR Act.
Under the HSR Act, and related rules, the transactions may not be completed until notifications have been filed with and certain information has been furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. Atlas and Archer filed Notification and Report Forms with the Antitrust Division and the FTC on February 18, 2021.
At any time before or after the completion of the Merger, the Antitrust Division or the FTC could take action under the U.S. antitrust laws, including seeking to prevent the Merger, to rescind the Merger or to clear the Merger subject to the divestiture of assets of Atlas or Archer or subject the transactions to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the transactions or permitting completion subject to the divestiture of assets of Atlas or Archer or other remedies. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the transactions on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.
There can be no assurances that the regulatory approval discussed above will be received on a timely basis, or as to the ability of Atlas and Archer to obtain the approval on satisfactory terms or the absence of litigation challenging such approvals.
Litigation Related to the Business Combination
On May 21, 2021, Atlas received a demand to inspect its books and records under 8 Del. C. § 220 from a purported stockholder of Atlas. The demand alleges, among other things, that Atlas’s officers and directors may have breached or may in the future breach their fiduciary duties in relation to the lawsuit filed against Archer by Wisk in the U.S. District Court for the Northern District of California on April 6, 2021. Atlas has produced and is continuing to produce certain materials to the stockholder’s counsel. Separately, certain other purported stockholder of Atlas have demanded, by letters to Atlas’s counsel, that Atlas include certain additional disclosures in this proxy statement/prospectus. Atlas does not agree with any of the stockholder’s allegations of wrongdoing. See “Risk Factors — Risks Relating to Atlas and the Business Combination — Potential litigation against Archer and Atlas could result in an injunction preventing the completion of the Business Combination or a judgment resulting in the payment of damages.” For more information on the Wisk matter, see “Risk Factors — Risks Related to Archer’s Business and Industry and New Archer Following the Business Combination — Archer has been named in civil litigation alleging misappropriation by Archer of a competitor’s trade secrets and infringement by Archer of certain of the competitor’s patents. Additionally, one of Archer’s employees was the subject of a search warrant relating to a federal government investigation, and Archer as well as three of Archer’s employees have been served with grand jury subpoenas in connection with such investigation. These civil and criminal proceedings and similar allegations or legal actions in the future may be time-consuming and expensive and, if adversely determined, could delay, limit or prevent Archer’s ability to commercialize its aircraft or otherwise execute on its business plan.”

There can be no assurances that additional complaints or demands will not be filed or made with respect to the Business Combination. If additional complaints or demands are filed or made, absent new or different allegations that are material, Atlas will not necessarily announce them.
Vote Required for Approval
The approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Atlas Common Stock, voting together as a single class at a meeting at which a quorum is present.
Failure to submit a proxy or to vote online at the Special Meeting and abstentions from voting will have no effect on the Business Combination Proposal.
The consummation of the Business Combination is conditioned upon the approval of each of the Business Combination Proposal, the Charter Proposal and the NYSE Proposal at the Special Meeting. Notwithstanding the approval of the Business Combination Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Business Combination Proposal will not be effected.
The Sponsor and Atlas’ directors and officers have agreed to vote the Founder Shares and any Atlas Class A Shares owned by them in favor of the Business Combination Proposal.
Recommendation of the Atlas Board
THE ATLAS BOARD UNANIMOUSLY RECOMMENDS THAT ATLAS’ STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of one or more of Atlas’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Atlas and its stockholders and what he, she or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Atlas’ officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “— Interests of Certain Persons in the Business Combination” above for a further discussion of these considerations.

PROPOSAL NO. 2: THE CHARTER PROPOSAL
Overview
In connection with the Business Combination, Atlas is asking its stockholders to approve the adoption of the proposed New Archer Charter in the form attached to this proxy statement/prospectus as Annex B (the “Proposed Charter”), which, in the judgment of the Atlas Board, is necessary to adequately address the needs of New Archer following the consummation of the Business Combination.
The following is a summary of the key changes between Atlas’ amended and restated certificate of incorporation (the “Existing Charter”) and the Proposed Charter. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.
•
Name Change.   Change the corporate name from “Atlas Crest Investment Corp.” to “Archer Aviation Inc.”;

•
Corporate Purpose:   Change the purpose of Atlas to “any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware”;

•
Authorized Share Capital.   Increase the total number of shares of all classes of authorized capital stock from (i) 221,000,000, consisting of (a) 220,000,000 shares of common stock, including (1) 200,000,000 shares of Class A common stock, par value $0.0001 per share and (2) 20,000,000 shares of Class B common stock, par value $0.0001 per share, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share, to (ii) 1,310,000,000, consisting of (A) 1,300,000,000 shares of common stock, including (1) 1,000,000,000 shares of Class A common stock, par value $0.0001 per share and (2) 300,000,000 shares of Class B common stock, par value $0.0001 per share, and (B) 10,000,000 shares of preferred stock, par value $0.0001 per share;

•
Dual-Class Capital Structure.   Provide that holders of New Archer Class A Shares will be entitled to one vote per share on all matters to be voted upon by the stockholders, and holders of New Archer Class B Shares will be entitled to ten votes per share on all matters to be voted upon by the stockholders;

•
Bylaws Amendment.   Provide that any amendment to New Archer’s amended and restated bylaws will require the approval of either New Archer’s board of directors or the holders of at least 66 2∕3% of the voting power of New Archer’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class;

•
Charter Amendment.   Provide that any amendment to certain provisions of the New Archer Charter will require the approval of the holders of at least 66 2∕3% of the voting power of New Archer’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class;

•
Blank Check Company.   Remove the provisions under Article IX (Business Combination Requirements; Existence) relating to our status as a blank check company;

•
Corporate Opportunity.   Remove the provisions under Article X (Corporate Opportunity) relating to the application of the doctrine of corporate opportunity; and

•
Action by Written Consent.   Provide that no action will be taken by any holders of shares of New Archer common stock, except at an annual or special meeting of stockholders called in accordance with the bylaws, and no action will be taken by the stockholders by written consent.

Reasons for the Amendments
The following is a summary of the reasons for the key changes effected by the Charter Proposal:
•
Name Change.   Changing the post-combination corporate name from “Atlas Crest Investment Corp.” to “Archer Aviation Inc.” is desirable to reflect the business combination with Archer and to more closely align the name of the publicly traded entity with the name of the existing operating business of Archer;

•
Corporate Purpose:   The corporate purpose reflected in the Proposed Charter is more appropriate for a public operating company;

•
Authorized Share Capital.   The amendment provides for the increase necessary to consummate the Business Combination, including, without limitation, the PIPE Financing, future issuances under the 2021 Plan and the ESPP, each as proposed to be adopted by the Atlas Board in connection with the Business Combination, future issuances to holders of New Archer Class B Shares upon conversion into New Archer Class A Shares, and also provides flexibility for future issuances of common stock and preferred stock if determined by New Archer’s board of directors to be in the best interests of New Archer and its stockholders, including, without limitation, to support New Archer’s growth and for future corporate needs (including, if needed, as part of financing for future growth acquisitions), without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance;

•
Dual-Class Capital Structure.   The implementation of the dual-class capital structure with high vote for New Archer Class B Shares will allow the Archer Founders to exercise significant voting control over New Archer and, consequently, potentially enhance New Archer’s ability to focus on long-term value creation, and will also provide New Archer with flexibility to employ various financing and transaction strategies involving the issuance of equity securities;

•
Bylaws Amendment.   Requiring the approval by affirmative vote of holders of at least 66 2∕3% of the voting power of New Archer’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to New Archer’s amended and restated bylaws not approved by New Archer’s board of directors is intended to protect key provisions of New Archer’s amended and restated bylaws from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders;

•
Charter Amendment.   Requiring the approval by affirmative vote of holders of at least 66 2∕3% of the voting power of New Archer’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to certain provisions of the New Archer Charter is intended to provide benefits to New Archer and all its stockholders under certain circumstances by making it more difficult for one or a few large stockholders to facilitate a takeover of New Archer or implement certain significant changes to New Archer without more widespread stockholder support;

•
Blank Check Company.   The amendment will eliminate provisions specific to Atlas’ status as a blank check company that will serve no purpose following the consummation of the Business Combination;

•
Corporate Opportunity.   The removal of the corporate opportunity doctrine provisions would ensure that directors, officers and controlling stockholders will not be able to take advantage of opportunities beneficial to New Archer for themselves without first disclosing the opportunity to New Archer’s board of directors and giving New Archer’s board of directors the opportunity to decline the opportunity on behalf of New Archer; and

•
Action by Written Consent.   Permitting stockholder action by written consent would circumvent the usual process of allowing deliberation at a meeting of stockholders, could be contrary to principles of openness and good governance, and have the potential to inappropriately disenfranchise stockholders, potentially permitting a small group of short-term, special interest or self-interested stockholders, who together hold a threshold amount of shares, to take important actions without the involvement of, and with little or no advance notice to stockholders. Allowing stockholder action by written consent would also deny all stockholders the right to receive accurate and complete information on a proposal in advance and to present their opinions and consider presentation of the opinions of New Archer’s board of directors and other stockholders on a proposal before voting on a proposed action. The Atlas Board believes that a meeting of stockholders, which provides all stockholders an opportunity to deliberate about a proposed action and vote their shares, is the most appropriate forum for stockholder action.

Vote Required for Approval
The approval of the Charter Proposal requires (i) the affirmative vote of the holders of a majority of the outstanding shares of Atlas Common Stock, voting together as a single class, and (ii) the affirmative vote of the holders of a majority of the Atlas Class B Shares then outstanding, voting separately as a single class.
Failure to submit a proxy or to vote online at the Special Meeting and abstentions from voting will have the same effect as a vote “AGAINST” the Charter Proposal.
The consummation of the Business Combination is conditioned upon the approval of each of the Business Combination Proposal, the Charter Proposal and the NYSE Proposal at the Special Meeting. If the Business Combination Proposal is not approved, the Charter Proposal will not be presented to the stockholders for a vote. Notwithstanding the approval of the Charter Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Charter Proposal will not be effected.
The Sponsor and Atlas’ directors and officers have agreed to vote the Founder Shares and any Atlas Class A Shares owned by them in favor of the Charter Proposal.
Recommendation of the Atlas Board
THE ATLAS BOARD UNANIMOUSLY RECOMMENDS THAT ATLAS’ STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.
The existence of financial and personal interests of one or more of Atlas’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Atlas and its stockholders and what he, she or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Atlas’ officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Proposal No. 1: The Business Combination Proposal — Interests of Certain Persons in the Business Combination” above for a further discussion of these considerations.

PROPOSAL NO. 3: THE GOVERNANCE PROPOSALS
Overview
Atlas’ stockholders are being asked to vote on certain provisions referred to below, which are included in the Proposed Charter. In accordance with SEC guidance, these proposals are being presented separately and will be voted upon on a non-binding advisory basis. In the judgment of the Atlas Board, these provisions are necessary to adequately address the needs of Atlas and its stockholders following the consummation of the Business Combination. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Atlas intends that the Proposed Charter will take effect at consummation of the Business Combination, assuming approval of the Charter Proposal.
The following summary of certain proposed changes between the Existing Charter and the Proposed Charter is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.
	Existing Charter	Proposed Charter
A. Authorized Share Capital	The Existing Charter authorizes the issuance of up to (a) 220,000,000 shares of common stock, including (i) 200,000,000 shares of Class A common stock, par value $0.0001 per share and (ii) 20,000,000 shares of Class B common stock, par value $0.0001 per share, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share.	The Proposed Charter will authorize the issuance of up to (a) 1,300,000,000 shares of common stock, including (i) 1,000,000,000 shares of Class A common stock, par value $0.0001 per share and (ii) 300,000,000 shares of Class B common stock, par value $0.0001 per share, and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share.
B. Voting Rights of Holders of Shares of Class B Common Stock	The Existing Charter provides that the holders of Atlas Class A Shares the holders of Atlas Class B Shares are entitled to one vote for each such shares.	The Proposed Charter will provide that the holders of New Archer Class A Shares will be entitled to one vote for each such share, and the holders of New Archer Class B Shares will be entitled to ten votes for each such share.
C. Bylaws Amendment	The Existing Charter provides that any amendment to Atlas’s bylaws requires the approval of either the Atlas Board or the holders of at least a majority of the voting power of all then outstanding shares of Atlas’s capital stock entitled to vote generally in the election of directors, voting together as a single class, provided that no bylaws adopted by Atlas’ stockholders shall invalidate any prior act of the Atlas Board that would have been valid if such bylaws had not been adopted.	The Proposed Charter will provide that any amendment to New Archer’s amended and restated bylaws will require the approval of either New Archer’s board of directors or the holders of at least 66 2∕3% of the voting power of New Archer’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.

	Existing Charter	Proposed Charter
D. Charter Amendment	The Existing Charter is silent on the requirements for a minimum vote to amend the Existing Charter, other than with respect to Article IX (Business Combination Requirements; Existence), which requires the approval of the holders of at least 65% of all outstanding shares of Atlas Common Stock.	The Proposed Charter will provide that any amendment to certain provisions of the Proposed Charter will require the approval of the holders of at least 66 2∕3% of the voting power of New Archer’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.
Reasons for Certain Amendments to the Existing Charter
A. Authorized Share Capital
The amendment provides for the increase necessary to consummate the Business Combination and the transactions contemplated thereby, including, without limitation, the PIPE Financing, future issuances under the 2021 Plan and the ESPP, each as proposed to be adopted by the Atlas Board in connection with the Business Combination, future issuances to holders of New Archer Class B Shares upon conversion into New Archer Class A Shares, and also provides flexibility for future issuances of common stock and preferred stock if determined by New Archer’s board of directors to be in the best interests of New Archer and its stockholders, including, without limitation, to support New Archer’s growth and for future corporate needs (including, if needed, as part of financing for future growth acquisitions), without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
B. Voting Rights of Holders of Shares of Class B Common Stock
The implementation of the dual-class capital structure with high vote for New Archer Class B Shares will allow the Archer Founders to exercise significant voting control over New Archer and, consequently, potentially enhance New Archer’s ability to focus on long-term value creation. The implementation of the dual-class capital structure will also provide New Archer with flexibility to employ various financing and transaction strategies involving the issuance of equity securities, while maintaining the Archer Founders’ ability to exercise significant voting control over New Archer.
C. Bylaws Amendment
Requiring the approval by affirmative vote of holders of at least 66 2∕3% of the voting power of New Archer’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to certain provisions of the New Archer Charter is intended to provide benefits to New Archer and all its stockholders under certain circumstances by making it more difficult for one or a few large stockholders to facilitate a takeover of New Archer or implement certain significant changes to New Archer without more widespread stockholder support.
D. Charter Amendment
Requiring the approval by affirmative vote of holders of at least 66 2∕3% of the voting power of New Archer’s then-outstanding shares of capital stock entitled to vote generally at an election of directors to make any amendment to certain provisions of the New Archer Charter. is intended to protect key provisions of the New Archer Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.
Vote Required for Approval
The approval of the Governance Proposals requires the affirmative vote of a majority of the votes cast by holders of shares of Atlas Common Stock, voting together as a single class at a meeting at which a quorum is present.

As discussed above, a vote to approve the governance proposals is an advisory vote, and therefore, is not binding on Atlas or the Atlas Board. Accordingly, regardless of the outcome of the non-binding advisory vote, Atlas intends that the Proposed Charter, in the form set forth on Annex B and containing the provisions noted above, will take effect at the consummation of the Business Combination, assuming adoption of the Charter Proposal.
Failure to submit a proxy or to vote online at the Special Meeting and abstentions from voting will have no effect on the Governance Proposals.
The consummation of the Business Combination is conditioned upon the approval of each of the Business Combination Proposal, the Charter Proposal and the NYSE Proposal at the Special Meeting. The consummation of the Business Combination is not conditioned upon the approval of the Governance Proposals at the Special Meeting. If the Business Combination Proposal is not approved, the Governance Proposals will not be presented to the stockholders for a vote. Notwithstanding the approval of the Governance Proposals, if the Business Combination is not consummated for any reason, the actions contemplated by the Governance Proposals will not be effected.
The Sponsor and Atlas’ directors and officers have agreed to vote the Founder Shares and any Atlas Class A Shares owned by them in favor of the Governance Proposals.
Recommendation of the Atlas Board
THE ATLAS BOARD UNANIMOUSLY RECOMMENDS THAT ATLAS’ STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE GOVERNANCE PROPOSALS.
The existence of financial and personal interests of one or more of Atlas’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Atlas and its stockholders and what he, she or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Atlas’ officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 4: THE NYSE PROPOSAL
Overview
Assuming the Business Combination Proposal is approved, Atlas’ stockholders are also being asked to approve (i) (A) the issuance of 2,244,780 New Archer Class A Shares and (B) up to 215,995,224 New Archer Class B Shares in the Business Combination and (ii) the issuance and sale of 60,000,000 New Archer Class A Shares in the PIPE Financing.
Why Atlas Needs Stockholder Approval
We are seeking stockholder approval in order to comply with Section 312.03(c) of the NYSE Listed Company Manual. Under Section 312.03(c) of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is, or will be upon the issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into or exercisable for common stock. Atlas will issue shares representing 20% or more of the number of outstanding Atlas Class A Shares and Atlas Class B Shares prior to the issuance, or 20% or more of its voting power prior to the issuance, pursuant to the Business Combination Agreement and the PIPE Financing.
Effect of Proposal on Current Stockholders
If the NYSE Proposal is adopted, up to an aggregate of 2,244,780 New Archer Class A Shares and 215,995,224 New Archer Class B Shares may be issued in connection with the Business Combination and 60,000,000 New Archer Class A Shares will be issued in the PIPE Financing, representing up to 445% of the Atlas Class A Shares and Atlas Class B Shares outstanding on the date hereof. The issuance of such shares would result in significant dilution to our stockholders, and result in our stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Atlas.
Vote Required for Approval
The approval of the NYSE Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Atlas Common Stock, voting together as a single class at a meeting at which a quorum is present.
The consummation of the Business Combination is conditioned upon the approval of each of the Business Combination Proposal, the Charter Proposal and the NYSE Proposal at the Special Meeting. If the Business Combination Proposal is not approved, the NYSE Proposal will not be presented to the stockholders for a vote. Notwithstanding the approval of the NYSE Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the NYSE Proposal will not be effected.
Under the current rules and interpretive guidance of the NYSE, “votes cast” on the NYSE Proposal consist of votes “for” or “against” as well as elections to abstain from voting on the NYSE Proposal. As a result, an Atlas stockholder’s abstention from voting on the NYSE Proposal will have the same effect as a vote “AGAINST” the approval of this proposal.
The Sponsor and Atlas’ directors and officers have agreed to vote the Founder Shares and any Atlas Class A Shares owned by them in favor of the NYSE Proposal.
Recommendation of the Atlas Board
THE ATLAS BOARD UNANIMOUSLY RECOMMENDS THAT ATLAS’ STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.

The existence of financial and personal interests of one or more of Atlas’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Atlas and its stockholders and what he, she or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Atlas’ officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Proposal No. 1: The Business Combination Proposal — Interests of Certain Persons in the Business Combination” above for a further discussion of these considerations.

PROPOSAL NO. 5: THE EQUITY INCENTIVE PLAN PROPOSAL
Overview
In this proposal, we are asking our stockholders to approve the 2021 Plan. The Atlas Board approved the 2021 Plan prior to the Special Meeting, subject to stockholder approval at the Special Meeting. If stockholders approve this proposal, the 2021 Plan will become effective on the consummation of the Business Combination. However, this proposal is cross-conditioned on the other condition precedent proposals. If the 2021 Plan is not approved by the stockholders, it will not become effective and no awards will be granted thereunder and the Board will be able to grant awards under the Archer Aviation Inc. 2019 Equity Incentive Plan, which we refer to herein as the “2019 Plan.” If the 2021 Plan is adopted, no awards will be granted under the 2019 Plan following the Effective Date. The 2021 Plan is described in more detail below.
General Information
The purpose of the 2021 Plan is to provide a means whereby New Archer can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of New Archer and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the New Archer Class A Shares through the granting of awards under the 2021 Plan.
Approval of the 2021 Plan by our stockholders is required, among other things, in order to comply with stock exchange rules requiring stockholder approval of equity compensation plans and allow the grant of incentive stock options and restricted stock units under the 2021 Plan. If this Equity Incentive Plan Proposal is approved by our stockholders, the 2021 Plan will become effective as of the date of the closing of the Business Combination. In the event that our stockholders do not approve this proposal, the 2021 Plan will not become effective.
New Archer’s equity compensation program, as implemented under the 2021 Plan, will allow New Archer to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. It is critical to New Archer’s long-term success that the interests of employees and other service providers be tied to their success as “owners” of the business. Approval of the 2021 Plan will allow New Archer to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for New Archer’s success and ultimately increase stockholder value. The 2021 Plan allows New Archer to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for New Archer.
If the 2021 Plan is approved by our stockholders, there will be up to 8,181,656 shares of New Archer Class A Shares, subject to adjustment for redemptions and other specified changes in New Archer’s capitalization, available for grant under the 2021 Plan as of the effective time of the Business Combination. In addition, as further described below under the section titled “— Description of the 2021 Plan — Authorized Shares,” the share reserve is subject to annual increases each January 1 of up to 2.0 % of New Archer Class A Shares outstanding (or a lesser number determined by the Board). The Atlas Board believes this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.
Description of the 2021 Plan
A summary description of the material features of the 2021 Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2021 Plan and is qualified by reference to the 2021 Plan, the form of which is attached to this proxy statement/prospectus as Annex H and incorporated by reference in its entirety. Atlas’ stockholders should refer to the 2021 Plan for more complete and detailed information about the terms and conditions of the 2021 Plan.

Eligibility.   Any individual who is an employee of New Archer or any of its affiliates, or any person who provides services to New Archer or its affiliates, including consultants and members of the Board, is eligible to receive awards under the 2021 Plan at the discretion of the plan administrator. If this proposal is approved by the stockholders, as of June 30, 2021, 155 employees, 19 consultants and 7 directors of New Archer will be eligible to receive awards under the 2021 Plan following the closing of the Business Combination.
Awards.   The 2021 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of New Archer’s affiliates.
Authorized Shares.   Initially, the maximum number of New Archer Class A Shares that may be issued under the 2021 Plan after it becomes effective will be set by the New Archer board of directors at a number that represents approximately 3.0% of New Archer’s Total Outstanding Capitalization (as defined below), excluding Founder Grants (as defined in the Business Combination Agreement), immediately after the closing of the Business Combination. Based on New Archer’s anticipated Total Outstanding Capitalization upon Closing, the maximum number of New Archer Class A shares that may be issued will be approximately 8,181,656 shares assuming no redemptions, or 6,681,657 shares if all of Atlas’ 50,000,000 public shares are redeemed. In any event, the number of New Archer Class A Shares available for issuance under the 2021 Plan upon it becoming effective will not exceed 8,181,656 shares. In addition, the number of New Archer Class A Shares reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year, starting on January 1, 2022 and ending on December 31, 2030, in an amount equal to the lesser of (1) 2.0% of the total number of New Archer Class A Shares outstanding on December 31 of the preceding year, or (2) a lesser number of New Archer Class A Shares determined by the Board prior to the date of the increase. The maximum number of New Archer Class A Shares that may be issued on the exercise of ISOs under the 2021 Plan is equal to three times the initial share reserve. As of August 5, 2021, the Record Date, the closing price of Atlas’ common stock as reported on the NYSE was $9.91 per share.
The unused shares subject to stock awards granted under the 2021 Plan that expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in New Archer acquiring shares covered by the stock award at a price not greater than the price (as adjusted pursuant to the 2021 Plan) paid by the participant for such shares or not issuing any shares covered by the stock award, will, as applicable, become or again be available for stock award grants under the 2021 Plan . The following New Archer Class A Shares will not be added to the shares authorized for grant and will not be available for future grants of stock awards: (i) New Archer Class A Shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof; and (ii) shares purchased on the open market with the cash proceeds from the exercise of options; and (iii) shares delivered to New Archer by a participant to satisfy the exercise or purchase price of a stock award or to satisfy any applicable tax withholding obligation with respect to a stock award (including New Archer Class A Shares retained from the Award being exercised or purchased and/or creating the tax obligation).
Non-Employee Director Compensation Limit.   The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid to such non-employee director, will not exceed (1) $750,000 in total value or (2) if such non-employee director is first appointed or elected to the Board during such calendar year, $1,500,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes and excluding distributions from a deferred compensation program. Notwithstanding the prior sentence, a non-employee director who is a non-executive chairperson may receive awards and cash compensation with a maximum aggregate value of $1,500,000 during each calendar year of service.
Plan Administration.   The Board, or a duly authorized committee thereof, will administer the 2021 Plan and is referred to as the “plan administrator” herein. The Board may also delegate to one or more of New Archer’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2021 Plan, the

Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.
Stock Options.   ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2021 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a New Archer Class A Share on the date of grant. Options granted under the 2021 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.
The plan administrator determines the term of stock options granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New Archer or any of New Archer’s affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New Archer or any of New Archer’s affiliates ceases due to death or disability, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months following the date of death or disability. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of New Archer Class A Shares issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of New Archer Class A Shares previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.
Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.
Tax Limitations on ISOs.   The aggregate fair market value, determined at the time of grant, of New Archer Class A Shares with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of New Archer’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of New Archer’s total combined voting power or that of any of New Archer’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Unit Awards.   Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of New Archer Class A Shares, a combination of cash and New Archer Class A Shares as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Restricted Stock Awards.   Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with New Archer ends for any reason, New Archer may receive any or all of the New Archer Class A Shares held by the participant that have not vested as of the date the participant terminates service with New Archer through a forfeiture condition or a repurchase right.
Stock Appreciation Rights.   Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of New Archer Class A Shares on the date of grant. A stock appreciation right granted under the 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or New Archer Class A Shares or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.
The plan administrator determines the term of stock appreciation rights granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New Archer or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New Archer or any of its affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.
Performance Awards.   The 2021 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, New Archer Class A Shares.
Other Stock Awards.   The plan administrator may grant other awards based in whole or in part by reference to New Archer Class A Shares. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.
Changes to Capital Structure.   In the event there is a specified type of change in the capital structure of New Archer, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2021 Plan, (2) the class of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.
Corporate Transactions.   The following applies to stock awards under the 2021 Plan in the event of a corporate transaction (as defined in the 2021 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with New Archer or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.
In the event of a corporate transaction, any stock awards outstanding under the 2021 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by New Archer with respect to the stock award may be assigned to New Archer’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by New Archer with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by New Archer with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.
In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of New Archer Class A Shares in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.
Plan Amendment or Termination.   The Board has the authority to amend, suspend, or terminate the 2021 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of New Archer’s stockholders. No ISOs may be granted after the tenth anniversary of the date the Atlas Board adopts the 2021 Plan. No stock awards may be granted under the 2021 Plan while it is suspended or after it is terminated.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and New Archer with respect to participation in the 2021 Plan, which will not become effective until the date of the closing of the Business Combination. No awards will be issued under the 2021 Plan prior to the date of the closing of the Business Combination. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the 2021 Plan. The 2021 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. New Archer’s ability to realize the benefit of any tax deductions described below depends on New Archer’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of New Archer’s tax reporting obligations.
Nonstatutory Stock Options.   Generally, there is no taxation upon the grant of a NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by New Archer or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Archer will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.
Incentive Stock Options.   The 2021 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. New Archer is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, New Archer will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or New Archer timely satisfies its reporting requirements with respect to that amount.
Restricted Stock Awards.   Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Archer will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.
Restricted Stock Unit Awards.   Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Archer will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.
Stock Appreciation Rights.   Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Archer will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.
Tax Consequences to New Archer
Compensation of Covered Employees.   The ability of New Archer to obtain a deduction for amounts paid under the 2021 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits New Archer’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.
Golden Parachute Payments.   The ability of New Archer (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2021 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.
New Plan Benefits
The following table sets forth information with respect to certain grants that New Archer intends to make under the 2021 Plan to certain executive officers and directors of New Archer following the closing of the Business Combination. Such grants are subject to the approval of the compensation committee of the board of directors of New Archer and the filing of a registration statement on Form S-8 with respect to the 2021 Plan.
Any additional awards that may be made to eligible persons under the 2021 Plan are subject to the discretion of the compensation committee of the board of directors of New Archer. Therefore, Atlas cannot currently determine the benefits or number of shares subject to such additional future awards, if any.
2021 Equity Incentive Plan
Name and Position	Dollar Value ($)	Number of Units (#)
Brett Adcock	$—	—
Co-Chief Executive Officer
Adam Goldstein	—	—
Co-Chief Executive Officer
Tom Muniz	—	—
Chief Operating Officer
Ben Lu	5.940,000(1)	600,000(1)
Chief Financial Officer
Andy Missan	9,900,000(2)	1,000,000
Chief Legal Officer
All executive officers as a group	15,840,000(3)	1,600,000(3)
All directors who are not executive officers, as a group	1,300,000(4)	131,313(4)
All employees who are not executive officers, as a group	—	—

(1)
Pursuant to the terms of his offer letter, Mr. Lu is entitled to a restricted stock unit with a grant date value of $6,000,000; however, while the ultimate number of restricted stock units will be determined as of the date of grant, such number of restricted stock units will not exceed 600,000. While the actual value will be determined on the date of grant, the dollar value shown is $5,940,000, assuming a per-share value of $9.90 (the closing price of a share of Atlas Class A Shares as reported on the NYSE on August 6, 2021) multiplied by the maximum number of restricted stock units to be granted.

(2)
Calculated assuming a per-share value of $9.90 (the closing price of a share of Atlas Class A Shares as reported on the NYSE on August 6, 2021).

(3)
Please see footnotes (1) and (2) above.

(4)
While the actual number of restricted stock units will be determined on the date of grant, the dollar value and number of restricted stock units shown is $1,300,000 and approximately 131,313, respectively, assuming a per-share value of $9.90 (the closing price of a share of Atlas Class A Shares as reported on the NYSE on August 6, 2021). The value in the table is expressed on an aggregate basis as four directors will each receive a grant with a value of $200,000, and one director will receive a grant with a value of $500,000.

Vote Required for Approval
The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Atlas Common Stock, voting together as a single class at a meeting at which a quorum is present.
Failure to submit a proxy or to vote online at the Special Meeting and abstentions from voting will have no effect on the Equity Incentive Plan Proposal.
The consummation of the Business Combination is conditioned upon the approval of each of the Business Combination Proposal, the Charter Proposal and the NYSE Proposal at the Special Meeting. The consummation of the Business Combination is not conditioned upon the approval of the Equity Incentive Plan Proposal at the Special Meeting. If the Business Combination Proposal is not approved, the Equity Incentive Plan Proposal will not be presented to the stockholders for a vote. Notwithstanding the approval of the Equity Incentive Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Equity Incentive Plan Proposal will not be effected.
The Sponsor and Atlas’ directors and officers have agreed to vote the Founder Shares and any Atlas Class A Shares owned by them in favor of the Equity Incentive Plan Proposal.
Recommendation of the Atlas Board
THE ATLAS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ATLAS’ STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of Atlas’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Atlas and its stockholders and what he, she or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Atlas’ officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Proposal No. 1: The Business Combination Proposal — Interests of Certain Persons in the Business Combination” above for a further discussion of these considerations.

PROPOSAL NO. 6: THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL
Overview
In this proposal, Atlas is asking its stockholders to approve the ESPP. The Atlas Board approved the ESPP prior to the Special Meeting, subject to stockholder approval at the Special Meeting. If stockholders approve this proposal, the ESPP will become effective on the consummation of the Business Combination. However, this proposal is cross-conditioned on the other condition precedent proposals. If the ESPP is not approved by the stockholders, it will not become effective. The ESPP is described in more detail below.
The purpose of the ESPP is to provide a means whereby New Archer can align the long-term financial interests of its employees with the financial interests of its stockholders. In addition, the board of directors believes that the ability to allow its employees to purchase shares of New Archer Class A Shares will help New Archer to attract, retain, and motivate employees and encourage them to devote their best efforts to New Archer’s business and financial success. Approval of the ESPP by Atlas’ stockholders will allow New Archer to provide its employees with the opportunity to acquire an ownership interest in New Archer through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of New Archer’s stockholders.
Description of the ESPP
The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex I. Atlas’ stockholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.
Purpose.   The purpose of the ESPP is to provide a means by which eligible employees of New Archer and certain designated companies may be given an opportunity to purchase New Archer Class A Shares following the closing of the Business Combination, to assist New Archer in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for New Archer’s success.
The Plan includes two components: a 423 Component and a Non-423 Component. New Archer intends that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
Share Reserve.    The maximum number of New Archer Class A Shares that may be issued under the ESPP will be set by the New Archer board of directors at a number that represents approximately 2.0% of New Archer’s Total Outstanding Capitalization (as defined below), excluding Founder Grants (as defined in the Business Combination Agreement), immediately after Closing. Based on New Archer’s anticipated Total Outstanding Capitalization upon Closing, the maximum number of New Archer Class A Shares that may be issued will be approximately 5,454,438 shares, assuming no redemptions, or 4,454,437 shares if all of Atlas’ 50,000,000 public shares are redeemed. In any event, the number of New Archer Class A Shares available for issuance under the 2021 Plan upon it becoming effective will not exceed 5,454,438 shares. Additionally, the number of New Archer Class A Shares reserved for issuance under the ESPP will automatically increase on January 1st of each year, beginning on January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (i) 1.0% of the total number of New Archer Class A Shares outstanding on December 31st of the preceding calendar year; (ii) a number of shares equal to two times the initial share reserve; or (iii) such lesser number of shares of New Archer as determined by the Board. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP. As of August 5, 2021, the Record Date, the closing price of Atlas’ common stock as reported on the NYSE was $9.91 per share.
Administration.   The Board, or a duly authorized committee thereof, will administer the ESPP.

Limitations.   New Archer employees and the employees of any of its designated affiliates, as designated by the Board, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with New Archer or one of its affiliates for more than 20 hours per week and five or more months per calendar year or (2) continuous employment with New Archer or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, the Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this proposal is approved by the stockholders, all the employees of New Archer and its related corporations (as of June 30, 2021, 155 individuals) will be eligible to participate in the ESPP following the closing of the Business Combination. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of New Archer stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of New Archer stock for each calendar year that the rights remain outstanding.
The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which New Archer Class A Shares will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of New Archer stock on any purchase date during the offering period is less than or equal to the fair market value of a share of New Archer stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.
A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.
Payroll Deductions.   The ESPP permits participants to purchase New Archer Class A Shares through payroll deductions. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of New Archer Class A Shares on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with New Archer and its related corporations.
Withdrawal.   Participants may withdraw from an offering by delivering a withdrawal form to New Archer and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the Plan Administrator. Upon such withdrawal, New Archer will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.
Termination of Employment.   A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by New Archer or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, New Archer will distribute to the participant his or her accumulated but unused contributions, without interest.
Corporate Transactions.   In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.
Amendment and Termination.   The Board has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of

New Archer stockholders. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the Board in accordance with the terms of the ESPP.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and New Archer with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of New Archer Class A Shares acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
423 Component of the ESPP
Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.
A participant will be taxed on amounts withheld for the purchase of New Archer Class A Shares as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.
If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.
If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.
Non-423 Component
A participant will be taxed on amounts withheld for the purchase of New Archer Class A Shares as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by New Archer or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

There are no U.S. federal income tax consequences to New Archer by reason of the grant or exercise of rights under the ESPP. New Archer is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations).
New Plan Benefits
Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. Therefore, Atlas cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.
Vote Required for Approval
The approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Atlas Common Stock, voting together as a single class at a meeting at which a quorum is present.
Failure to submit a proxy or to vote online at the Special Meeting and abstentions from voting will have no effect on the Employee Stock Purchase Plan Proposal.
The consummation of the Business Combination is conditioned upon the approval of each of the Business Combination Proposal, the Charter Proposal and the NYSE Proposal at the Special Meeting. The consummation of the Business Combination is not conditioned upon the approval of the Employee Stock Purchase Plan Proposal at the Special Meeting. If the Business Combination Proposal is not approved, the Employee Stock Purchase Plan Proposal will not be presented to the stockholders for a vote. Notwithstanding the approval of the Employee Stock Purchase Plan Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Employee Stock Purchase Plan Proposal will not be effected.
The Sponsor and Atlas’ directors and officers have agreed to vote the Founder Shares and any Atlas Class A Shares owned by them in favor of the Employee Stock Purchase Plan Proposal.
Recommendation of the Atlas Board
THE ATLAS BOARD UNANIMOUSLY RECOMMENDS THAT THE ATLAS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of Atlas’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Atlas and its stockholders and what he, she or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Atlas’ officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Proposal No. 1: The Business Combination Proposal—Interests of Certain Persons in the Business Combination” above for a further discussion of these considerations.

PROPOSAL NO. 7: THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow the Atlas Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Proposal, the Governance Proposals, the NYSE Proposal, the Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal. In no event will the Atlas Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under Atlas’ amended and restated certificate of incorporation and Delaware law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by Atlas’ stockholders, the Atlas Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Proposal, the Governance Proposals, the NYSE Proposal, the Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal, and may be unable to consummate the Business Combination. If Atlas does not consummate the Business Combination and fails to complete an initial business combination by October 31, 2022 (subject to the requirements of law), it will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.
Vote Required for Approval
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of Atlas Common Stock, voting together as a single class, regardless of whether a quorum is present.
Failure to submit a proxy or to vote online at the Special Meeting and abstentions from voting will have no effect on the Adjournment Proposal.
The consummation of the Business Combination is conditioned upon the approval of each of the Business Combination Proposal, the Charter Proposal and the NYSE Proposal at the Special Meeting. The consummation of the Business Combination is not conditioned upon the approval of the Adjournment Proposal at the Special Meeting.
The Sponsor and Atlas’ directors and officers have agreed to vote the Founder Shares and any Atlas Class A Shares owned by them in favor of the Adjournment Proposal.
Recommendation of the Atlas Board
THE ATLAS BOARD UNANIMOUSLY RECOMMENDS THAT ATLAS’ STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of Atlas’ directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Atlas and its stockholders and what he, she or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Atlas’ officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Proposal No. 1: The Business Combination Proposal — Interests of Certain Persons in the Business Combination” above for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of the material U.S. federal income tax consequences of the exercise by U.S. Holders and Non-U.S. Holders (each as defined below) of Class A common stock (“Atlas public shares”) of their redemption rights in connection with the merger. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income tax.
For purposes of this discussion, because any unit of Atlas consisting of one (1) share of Class A common stock and one-third (1/3) of one (1) redeemable warrant is separable at the option of the holder, Atlas is treating any share of Class A common stock and one-third (1/3) of one (1) redeemable warrant held in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the separation of a unit of Atlas in connection with the merger generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the Internal Revenue Service (“IRS”) would not assert, or that a court would not sustain, a contrary position. Holders are urged to consult their tax advisors with respect to any Atlas public shares held through a unit of Atlas.
This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only those U.S. Holders and Non-U.S. Holders of Atlas public shares that hold their Atlas public shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax considerations for any transaction other than the exercise of redemption rights by beneficial owners of Atlas public shares, and in particular does not address any tax considerations with respect to any other transaction in connection with the merger, Founder Shares or warrants to acquire Atlas public shares, or Archer securities. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including, but not limited to:
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our sponsor, officers, directors or other holders of our Class B common stock or private placement warrants;

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banks and other financial institutions or financial services entities;

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broker-dealers;

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mutual funds;

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retirement plans, individual retirement accounts or other tax-deferred accounts;

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taxpayers that are subject to the mark-to-market tax accounting rules;

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tax-exempt entities;

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S-corporations, partnerships or other flow-through entities and investors therein;

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governments or agencies or instrumentalities thereof;

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insurance companies;

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regulated investment companies;

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real estate investment trusts;

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passive foreign investment companies;

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controlled foreign corporations;

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qualified foreign pension funds;

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expatriates or former long-term residents of the United States;

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persons that actually or constructively own five percent or more of our voting shares;

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persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;

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persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451 of the Code;

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persons subject to the alternative minimum tax;

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persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

•
U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Atlas public shares, that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. A “Non-U.S. Holder” means a beneficial owner of Atlas public shares (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder, but such term generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of the redemption of your Atlas public shares.
If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Atlas public shares, the U.S. federal income tax consequences of a redemption of Atlas public shares to a partner in such partnership (or owner of such entity) generally will depend on the status of the partner and the activities of the partner and the partnership (or entity). Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Atlas public shares, and any partners in such partnership, are urged to consult their tax advisors with respect to the tax consequences of the redemption in their specific circumstances.
The tax consequences of a redemption of your Atlas public shares will depend on your specific situation. In addition, the U.S. federal income tax treatment of the exercise of redemption rights to the beneficial owners of Atlas public shares may be affected by matters not discussed herein and depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. You are urged to consult with your tax advisor as to the tax consequences of a redemption of your Atlas public shares in your particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, state, local, non-U.S. or other tax laws and of changes in those laws.
ATLAS HAS NOT REQUESTED, AND DOES NOT INTEND TO REQUEST, A RULING FROM THE IRS OR AN OPINION OF COUNSEL AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REDEMPTION OF ATLAS PUBLIC SHARES. CONSEQUENTLY, NO ASSURANCE CAN BE GIVEN THAT THE IRS WILL NOT ASSERT, OR THAT A COURT WOULD NOT SUSTAIN, A POSITION CONTRARY TO ANY OF THOSE SET FORTH BELOW. IN ADDITION, THE FOLLOWING DISCUSSION DOES NOT ADDRESS ANY TAX CONSEQUENCES ARISING UNDER THE UNEARNED INCOME MEDICARE CONTRIBUTION TAX PURSUANT TO THE HEALTH CARE AND EDUCATION RECONCILIATION ACT OF 2010. EACH HOLDER OF ATLAS PUBLIC SHARES IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCE OF THE REDEMPTION TO SUCH HOLDER.

Tax Consequences of a Redemption of Atlas Public Shares
Tax Consequences for U.S. Holders
The discussion below applies to you if you are a “U.S. Holder” (as defined above) of Atlas public shares that exercises the redemption rights described above under “Atlas Special Meeting of Stockholders — Redemption Rights” with respect to your Atlas public shares.
Treatment of Redemption
The treatment of a redemption of your Atlas public shares for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Atlas public shares under Section 302 of the Code. If the redemption qualifies as a sale of the Atlas public shares, you generally will recognize gain or loss as described below under “— Gain or Loss on Redemptions Treated as a Sale or Exchange of Atlas public shares” below. If the redemption does not qualify as a sale of Atlas public shares, you generally will be treated as receiving a corporate distribution subject to tax as described below under “— Taxation of Redemptions Treated as Distributions.” Whether a redemption qualifies for sale treatment will depend largely on the total number of Atlas public shares treated as held by you (including any shares constructively owned by you, generally including Atlas public shares constructively held by you as a result of owning any Atlas publicly traded warrants) relative to all of the Atlas public shares outstanding both before and after the redemption. The redemption of Atlas public shares generally will be treated as a sale of the Atlas public shares (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of your interest in Atlas, (ii) is “not essentially equivalent to a dividend” with respect to you or (iii) is a “substantially disproportionate redemption” with respect to you. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, you must take into account not only Atlas shares actually owned by you, but also Atlas shares that are constructively owned by you. You may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which you have an interest or that have an interest in you, as well as any shares you have a right to acquire by exercise of an option (such as Atlas publicly traded warrants). There will be a complete termination of your interest if either (i) all of the Atlas shares actually and constructively owned by you are redeemed or (ii) all of the Atlas shares actually owned by you are redeemed and you are eligible to waive, and do effectively waive in accordance with specific rules, the attribution of shares owned by certain family members and you do not constructively own any other Atlas shares and you otherwise comply with specific conditions. Whether the redemption will be considered “not essentially equivalent to a dividend” with respect to you will depend upon your particular circumstances. The redemption of Atlas public shares generally will not be essentially equivalent to a dividend if your redemption results in a “meaningful reduction” of your proportionate interest in Atlas (including constructive ownership). Whether the redemption will result in a meaningful reduction in your proportionate interest in Atlas will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest (including constructive ownership) of a small minority stockholder in a publicly held corporation who exercises no control over its corporate affairs may constitute such a “meaningful reduction.” In order to meet the “substantially disproportionate” test, the percentage of outstanding Atlas shares actually and constructively owned by you immediately following the redemption of the Atlas public shares must, among other requirements, be less than 80% of the percentage of the outstanding Atlas shares actually and constructively owned by you immediately before the redemption. You are urged to consult with your tax advisor as to the tax consequences of a redemption.
If none of the foregoing tests are satisfied, then the redemption proceeds generally will be treated as a corporate distribution and the tax effects generally will be as described under “— Taxation of Redemptions Treated as Distributions,” below. After the application of those rules, any remaining tax basis you have in the redeemed Atlas public shares will be added to your adjusted tax basis in your remaining Atlas shares, or, if you have none, to your adjusted tax basis in Atlas publicly traded warrants held by you or possibly in other Atlas public shares constructively owned by you. If you hold different blocks of Atlas public shares (generally, shares of Atlas purchased or acquired on different dates or at different prices), you are urged to consult your tax advisors to determine how the above rules apply to you.

Taxation of Redemptions Treated as Distributions
If the redemption of your Atlas public shares does not qualify as a sale of Atlas public shares, you generally will be treated as receiving a distribution from Atlas. You generally will be required to include in gross income as dividends the amount of proceeds received in connection with such a redemption to the extent the distribution is paid out of Atlas’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described below under “— Gain or Loss on Redemptions Treated as a Sale or Exchange of Atlas public shares.”
If you are a corporate U.S. Holder, dividends paid by Atlas to you may be eligible for the dividends-received deduction allowed to domestic corporations in respect of dividends received from other domestic corporations so long as you satisfy the holding period requirement for the dividends-received deduction.
If you are a non-corporate U.S. Holder, under tax laws currently in effect, dividends may be taxed at the lower applicable long-term capital gains rate so long as you satisfy the holding period requirement of at least 60 days which begins within a certain number of days before the ex-dividend date and certain other requirements are met.
However, it is possible that because of the redemption rights associated with the Atlas public shares, the holding period of such shares may not be considered to begin until the date of such redemption (and thus it is possible that holding period requirements will not be met as a result).
If you hold different blocks of Atlas public shares (generally, shares of Atlas purchased or acquired on different dates or at different prices), you are urged to consult your tax advisors to determine how the above rules apply to you.
Gain or Loss on Redemptions Treated as a Sale or Exchange of Atlas public shares
If a redemption of your Atlas public shares qualifies as a sale of Atlas public shares, you generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) your adjusted tax basis in the Atlas public shares so redeemed.
Any such capital gain or loss may be long-term capital gain or loss if your holding period for the Atlas public shares so disposed of exceeds one (1) year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible for taxation at reduced rates. The deductibility of capital losses is subject to limitations.
However, it is possible that because of the redemption rights associated with the Atlas public shares, the holding period of such shares may not be considered to begin until the date of such redemption (and thus it is possible that long-term capital gain or loss treatment may not apply as a result).
If you hold different blocks of Atlas public shares (generally, shares of Atlas purchased or acquired on different dates or at different prices), you are urged to consult your tax advisors to determine how the above rules apply to you.
Tax Consequences for Non-U.S. Holders
The discussion below applies to you if you are a “Non-U.S. Holder” (as defined above) of Atlas public shares that exercises the redemption rights described above under “Atlas Special Meeting of Stockholders — Redemption Rights” with respect to your Atlas public shares.
Treatment of Redemption
If you are a Non-U.S. Holder, the characterization for U.S. federal income tax purposes of the redemption of your Atlas public shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Atlas public shares, as described above under “— Tax Consequences for U.S. Holders — Treatment of Redemption.”

Non-U.S. Holders considering exercising their redemption rights are urged to consult their tax advisors as to whether the redemption of their Atlas public shares will be treated as a distribution, or as a sale, for U.S. federal income tax purposes.
Taxation of Redemptions Treated as Distributions
If the redemption of your Atlas public shares does not qualify as a sale or exchange of Atlas public shares, you generally will be treated as receiving a distribution from Atlas, which distribution generally will be treated as a dividend to the extent the distribution is paid out of Atlas’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The gross amount of such dividends generally will be subject to a withholding tax at a rate of 30% unless you are eligible for a reduced rate of withholding under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate. Dividends that are effectively connected with the conduct by you of a trade or business in the United States (and are attributable to a U.S. permanent establishment or fixed base if an applicable treaty so requires) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder (and generally will not be subject to such withholding tax, provided that certain certification and disclosure requirements are satisfied) and, if you are a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.
Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described under “— Gain or Loss on Redemptions Treated as a Sale or Exchange of Atlas public shares” below.
If you hold different blocks of Atlas public shares (generally, shares of Atlas purchased or acquired on different dates or at different prices), you are urged to consult your tax advisors to determine how the above rules apply to you.
Gain or Loss on Redemptions Treated as a Sale or Exchange of Atlas public shares
Subject to the discussions of backup withholding and FATCA below, if the redemption of your Atlas public shares qualifies as a sale or exchange of such shares, you generally will not be subject to U.S. federal income tax on any gain recognized on such redemption unless:
•
such gain is effectively connected with the conduct by you of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that you maintain in the United States); or

•
Atlas is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five (5) year period ending on the date of the redemption or the period during which you held Atlas public shares, and, in the case where Atlas public shares are considered regularly traded on an established securities market for this purpose, you have owned, directly or constructively, more than 5% of Atlas shares at any time within the shorter of such five (5) year period or your holding period for Atlas public shares. There can be no assurance that Atlas public shares will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will generally be subject to tax at the applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).
If the second bullet point above applies to a Non-U.S. Holder, gain recognized by such holder on a redemption of Atlas public shares that is treated as a sale or exchange of such shares will generally be subject to tax at applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. In addition, Atlas may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such redemption. In general, we would be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.
If you hold different blocks of Atlas public shares (generally, shares of Atlas purchased or acquired on different dates or at different prices), you are urged to consult your tax advisors to determine how the above rules apply to you.
ALL HOLDERS OF ATLAS PUBLIC SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF A REDEMPTION OF ATLAS PUBLIC SHARES IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, ANY U.S. FEDERAL TAX LAWS, INCLUDING THOSE OTHER THAN THOSE PERTAINING TO INCOME TAX (INCLUDING ESTATE AND GIFT TAX LAWS), AND ANY STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.
Information Reporting and Backup Withholding
Proceeds received in connection with a redemption of Atlas public shares may be subject to information reporting to the IRS and U.S. backup withholding. Copies of information returns may be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Backup withholding generally will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may claim a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
FATCA
Provisions of the Code (Sections 1471 through 1474) commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on Atlas public shares. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued.
In general, no FATCA withholding will be required with respect to a U.S. Holder or an individual Non-U.S. Holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and generally includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in, or accounts with, those entities) have been satisfied, or an exemption applies (typically certified by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Holders are urged to consult their tax advisors regarding the effects of FATCA on a redemption of Atlas public shares.
THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A

HOLDER’S PARTICULAR SITUATION. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE REDEMPTION OF ATLAS PUBLIC SHARES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, NON-U.S. AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Atlas is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Atlas and Archer adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
The historical financial information of Atlas was derived from the unaudited condensed financial statements of Atlas as of March 31, 2021 and for the three months ended March 31, 2021 and the audited financial statements of Atlas as of December 31, 2020 and for the period from August 26, 2020 (inception) through December 31, 2020, included elsewhere in this proxy statement/prospectus. The historical financial information of Archer was derived from the unaudited condensed financial statements of Archer as of March 31, 2021 and for the three months ended March 31, 2021 and the audited financial statements of Archer as of December 31, 2020 and for the year ended December 31, 2020, included elsewhere in this proxy statement/prospectus. Such unaudited interim financial information has been prepared on a basis consistent with the audited financial statements of Atlas and Archer, respectively, and should be read in conjunction with the interim unaudited historical financial statements and audited historical financial statements and related notes, each of which is included elsewhere in this proxy statement/prospectus. This information should be read together with Atlas’ and Archer’s audited financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Atlas,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Archer” and other financial information included elsewhere in this proxy statement/prospectus.
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Atlas will be treated as the “accounting acquiree” and Archer as the “accounting acquirer” for financial reporting purposes. Archer was determined to be the accounting acquirer primarily because Archer stakeholders will collectively own a majority of the outstanding shares of the combined company as of the closing of the merger, they have nominated six of the seven board of directors as of the closing of the merger, and Archer’s management will continue to manage the combined company. Additionally, Archer’s business will comprise the ongoing operations of the combined company immediately following the consummation of the Business Combination. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Archer issuing shares for the net assets of Atlas, followed by a recapitalization. Accordingly, the consolidated assets, liabilities, and results of operations of Archer will become the historical financial statements of the surviving corporation, and Atlas’ assets, liabilities and results of operations will be consolidated with Archer beginning on the acquisition date.
The unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Business Combination and related transactions occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 gives pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2020. Archer and Atlas have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The Business Combination and Related Transactions
On February 10, 2021, Atlas Crest Investment Corp., a Delaware corporation (“Atlas”), entered into a Business Combination Agreement (as amended and restated on July 29, 2021 and as it may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Atlas, Artemis Acquisition Sub Inc., a Delaware corporation (“Merger Sub”), and Archer Aviation Inc., a Delaware corporation (“Archer”).
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective time of the Merger, (i) outstanding shares of common stock and preferred stock of Archer will be converted into a right to receive a number of New Archer Class B Shares determined on the basis of an implied Archer equity value of $1,480 million (the “Implied Equity Value”), (ii) all stock awards (whether vested or unvested) to purchase Archer common stock will be converted into stock awards with respect to a number of New Archer Class B Shares based on an exchange ratio derived from the Implied Equity Value and (iii) outstanding warrants (whether vested or unvested) to purchase Archer common stock will be converted into warrants to purchase a number of New Archer Class A Shares or New Archer Class B Shares, as applicable, determined on the basis of the Implied Equity Value (the “Business Combination”). The former Archer equityholders will have the right to convert their New Archer Class B Shares into New Archer Class A Shares pursuant to the terms of the New Archer Charter.
Concurrently with the execution of the Business Combination Agreement, Atlas entered into the Subscription Agreements with certain investors. Pursuant to the Subscription Agreements, each investor agreed to subscribe for and purchase, and Atlas agreed to issue and sell to such investors, on the Closing Date (as defined in the Business Combination Agreement) immediately following the Closing (as defined in the Business Combination Agreement), an aggregate of 60,000,000 Atlas Class A Shares for a purchase price of $10.00 per share, for aggregate gross proceeds of $600.0 million (the “PIPE Financing”).
The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that Atlas will grant the investors in the PIPE Financing certain customary registration rights.
In addition, the obligation of Archer to consummate the Business Combination is subject to, among other conditions, the aggregate cash proceeds received from the Trust Account, together with the proceeds from the PIPE Financing, equaling no less than $600,000,000 (after deducting any amounts paid to Atlas stockholders that exercise their redemption rights in connection with the Business Combination).
Pursuant to the terms of the Business Combination Agreement, and subject to their continued employment through immediately prior to Closing, Brett Adcock and Adam Goldstein (the “Archer Founders”) will be allocated 53,649,734 restricted stock units (assuming no redemptions) and 35,649,736 restricted stock units (assuming max redemptions) (the “Archer Founder Grants”) immediately prior to Closing. The Archer Founder Grants will be issued under the Archer Aviation Inc. 2019 Stock Plan, as amended, and will be of a size that, when taken together with their existing equity ownership, result in each of the Archer Founders owning up to 18% of the “Total Outstanding Capitalization”, which is defined as all outstanding shares of capital stock of New Archer following Closing (assuming the exercise, exchange or conversion in full of all outstanding exercisable, exchangeable or convertible securities, including options, restricted stock units, or warrants, in each case of Archer outstanding as of immediately prior to the Closing), but not including any (1) shares reserved for issuance under equity incentive or similar plans or (2) shares underlying (or shares subsequently issued in respect of) any warrants or other exercisable, exchangeable or convertible securities of Atlas that are outstanding immediately prior to the Closing. Following the Closing, subject to certain vesting conditions. One-quarter of each Archer Founder Grant will vest upon the achievement (within seven years following the Closing) of the earlier to occur of (i) a price based milestone or (ii) a performance-based milestone, with a different set of such price and performance-based milestones applying to each quarter of the Archer Founder Grant. The vesting will generally be subject to the Founder’s continued employment with Archer through the vesting date. However, if the Archer Founder’s employment is terminated by Archer without “cause” or by the Archer Founder for “good reason” (with such terms as defined in the employment agreements to be entered into with each Archer Founder) the Archer Founder Grants will remain outstanding and eligible to vest for a period of 15 months following such termination of employment.

Of the 12,500,000 Founder Shares held by the Sponsor, 1,875,000 Founder Shares are subject to vesting and forfeiture provisions (the “Sponsor Earn Out Shares”) beginning on the Closing Date and ending on and including the date of the three-year anniversary of the Closing Date (the “Sponsor Earn Out Period” ) based on the Sponsor Earn Out Trigger Event. The “Sponsor Earn Out Trigger Event” means the first date on which the Atlas VWAP over any 10 Trading Days within the preceding 20 Trading Day period during the Sponsor Earn Out Period is greater than or equal to $12.00. If the Sponsor Earn Out Trigger Event does not occur during the Sponsor Earn Out Period, the Sponsor Earn Out Shares that were eligible to vest shall not vest and shall be deemed transferred by the forfeiting holder to Atlas and shall be canceled by Atlas and cease to exist.
The accounting treatment of the Founder Shares subject to the Sponsor Earn Out Trigger Event is expected to be recognized at fair value upon the closing of the Business Combination and classified in stockholders’ equity. The unaudited pro forma condensed combined financial information does not reflect pro forma adjustments related to the recognition of these shares because there is no net impact on additional paid-in capital on a pro forma combined basis. We expect to finalize our assessment of the accounting treatment prior to the Closing.
The pro forma adjustments giving effect to the Business Combination and related transactions are summarized below, and are discussed further in the footnotes to these unaudited pro forma condensed combined financial statements:
•
the consummation of the Business Combination and reclassification of cash held in Atlas’ Trust Account to cash and cash equivalents, net of redemptions (see below);

•
the consummation of the PIPE Financing;

•
the accounting for deferred offering costs and transaction costs incurred by both Atlas and Archer; and

•
the accounting for the issuance of restricted stock units in connection with the Archer Founder Grants as stipulated in the Business Combination Agreement.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of shares of Atlas Common Stock:
•
Assuming No Redemptions:   This scenario assumes that no public stockholders of Atlas exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.

•
Assuming Maximum Redemptions:   This scenario assumes that 50,000,000 Atlas Class A Shares subject to redemption are redeemed for an aggregate payment of approximately $500.2 million (based on an estimated per share redemption price of approximately $10.00 that was calculated using the $500.2 million of cash in the Trust Account divided by 50,000,000 Atlas Class A Shares subject to redemption assuming the pro forma maximum redemption scenario pursuant to the Business Combination Agreement). Under the terms of the Business Combination Agreement, the aggregate cash proceeds received from the Trust Account, together with the proceeds from the PIPE Financing, must equal no less than $600.0 million.

The following summarizes the pro forma common shares outstanding under the two scenarios assuming the earnout contingencies relating to the Sponsor Earn Out Shares has not yet been met:
	No Redemption			Maximum Redemption(2)
	Class A Shares	Class B Shares	%	Class A Shares	Class B Shares	%
	(in thousands, except share data)
Stockholders
Former holders of Archer common and preferred stock(5)	50,959,804	75,182,368	48%	50,959,804	75,182,368	61%
Founder Shares(1)	10,625,000	—	4%	10,625,000	—	5%

	No Redemption			Maximum Redemption(2)
	Class A Shares	Class B Shares	%	Class A Shares	Class B Shares	%
	(in thousands, except share data)
Archer Founder Grants(4)	—	13,412,434	5%	—	8,912,434	4%
Atlas Crest public stockholders	50,000,000	—	19%	—	—	0%
PIPE and other investors(3)	61,512,500	—	24%	61,512,500	—	30%
Total shares of Archer common stock outstanding at closing of the Transaction	173,097,304	88,594,802	100%	123,097,304	84,094,802	100%

(1)
The Atlas Class B Shares will automatically convert into Atlas Class A Shares upon the consummation of a Business Combination on a one-for-one basis, and each Atlas Class A Share will be reclassified, on a one for one basis, as one New Archer Class A Share. Excludes 1,875,000 Sponsor Earn Out Shares as the earnout contingency has not yet been met.

(2)
This presentation assumes that 50,000,000 Atlas Class A Shares are redeemed for an aggregate redemption payment of $500.2 million based on an estimated per share redemption price of approximately $10.00 that was calculated using the approximately $500.2 million of cash in the Trust Account divided by 50,000,000 Atlas Class A Shares subject to redemption. The pro forma maximum redemption scenario is subject to aggregate proceeds from the PIPE Financing equaling no less than $600.0 million. For an illustration of the number of shares and percentage interests outstanding under scenarios that assume redemptions of Atlas’ public shares in amounts of 10%, 50% and 75% see “Summary — Impact of the Business Combination on New Archer’s Public Float.”

(3)
Investors in the PIPE Financing have binding commitments to purchase an aggregate of 60,000,000 New Archer Class A Shares for a purchase price of $10.00 per share, for aggregate gross proceeds of $600.0 million. Includes 1,512,500 Class A common stock (based on the assumed price of $10.00 per share of common stock) to be issued to satisfy fees related to the Business Combination and PIPE Financing.

(4)
This number represents 25% of the New Archer Class B Shares underlying the Archer Founder Grants to be issued to the Archer Founders in conjunction with the Business Combination, representing the Archer Founder Grants expected to vest upon the achievement of a performance-based milestone at the closing of the Business Combination.

(5)
Excludes the impact of 4,341,447 options to purchase a number of New Archer Class B Shares and 17,493,497 warrants to purchase a number of New Archer Class A Shares or New Archer Class B shares, as applicable, in accordance with the terms of such warrants; determined on the basis of the Implied Equity Value.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 and December 31, 2020 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 are based on the historical financial statements of Atlas and Archer. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(in thousands, except share and per share data)
	As of March 31, 2021				As of March 31, 2021			As of March 31, 2021
	Archer Aviation Inc. (Historical)	Atlas Crest Investment Corp. (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Assets
Current assets:
Cash and cash equivalents	$23,537	$445	$500,157	3A	$1,081,414	$500,157	3A	$581,257
			600,000	3D		600,000	3D
			(46,025)	3G		(46,025)	3G
			(16,700)	3G		(16,700)	3G
			20,000	3J		20,000	3J
						(500,157)	3B
Prepaid expenses	732	397	—		1,129	—		1,129
Other current assets	183	—	—		183	—		183
Total current assets	24,452	842	1,057,432		1,082,726	557,275		582,569
Property and equipment, net	2,738	—	—		2,738	—		2,738
Intangible assets, net	489	—	—		489	—		489
Right of use asset	2,829	—	—		2,829	—		2,829
Investments held in Trust Account	—	500,157	(500,157)	3A	—	(500,157)	3A	—
Other long-term assets	39	—	—		39	—		39
Total assets	$30,547	$500,999	$557,275		$1,088,821	$57,118		$588,664
Liabilities, Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$5,918	$118	$(2,100)	3G	$3,936	$(2,100)	3G	$3,936
Accrued expenses	—	4,114	(3,990)	3G	124	(3,990)	3G	124
Franchise tax payable	—	49	—		49	—		49
Lease liability	1,174	—	—		1,174	—		1,174
Notes payable	840	—	—		840	—		840
Other current liabilities	355	—	2,500	3J	2,855	2,500	3J	2,855
Due to related party	—	4	—		4	—		4
Total current liabilities	8,287	4,285	(3,590)		8,982	(3,590)		8,982
Notes payable, net of current portion	65	—	—		65	—		65
Lease liability, net of current portion	1,675	—	—		1,675	—		1,675
Other long-term liabilities	243	—	17,500	3J	17,743	17,500	3J	17,743
Warrant liabilities	—	45,280	—		45,280	—		45,280
Total liabilities	10,270	49,565	13,910		73,745	13,910		73,745
Commitments and contingencies
Redeemable convertible preferred stock
Series Seed redeemable convertible preferred stock, $0.0001 par value; liquidation value of $6,004; 18,193,515 shares authorized, issued and outstanding as of March 31, 2021, stated at redemption value	5,943	—	(5,943)	3E	—	(5,943)	3E	—

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(in thousands, except share and per share data)
	As of March 31, 2021				As of March 31, 2021			As of March 31, 2021
	Archer Aviation Inc. (Historical)	Atlas Crest Investment Corp. (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Series A redeemable convertible preferred stock, $0.0001 par value; liquidation value of $55,734; 46,732,728 shares authorized; 46,267,422 shares issued and outstanding as of March 31, 2021, stated at redemption value	55,589	—	(55,589)	3E	—	(55,589)	3E	—
Class A common stock, $0.0001 par value, subject to possible redemption; 50,000,000 shares at redemption value	—	500,157	(500,157)	3C	—	(500,157)	3C	—
Stockholders’ equity (deficit)
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at March 31, 2021	—	—	—		—	—		—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized (excluding 44,643,406 shares subject to possible redemption) at March 31, 2021	—	—	1	3H	5	1	3H	—
			4	3C		4	3C
						(5)	3B
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 12,500,000 shares issued and outstanding	—	1	(1)	3H	6	(1)	3H	6
			6	3E		6	3E
Common stock, $0.0001 par value; 143,677,090 shares authorized; 51,989,731 shares issued and outstanding as of March 31, 2021	5	—	(5)	3E	—	(5)	3E	—
Additional paid-in capital	79,393	24	5,941	3E	1,318,483	5,941	3E	773,691
			55,585	3E		55,585	3E
			5	3E		5	3E
			500,153	3C		500,153	3C
			(48,748)	3F		(48,748)	3F
			600,000	3D		600,000	3D
			(46,025)	3G		(46,025)	3G
			133,051	3I		88,411	3I
						(500,152)	3B
			39,104	3K		39,104	3K
Accumulated deficit	(120,653)	(48,748)	48,748	3F	(303,418)	48,748	3F	(258,778)
			(10,610)	3G		(10,610)	3G
			(133,051)	3I		(88,411)	3I
			(39,104)	3K		(39,104)	3K
Total stockholders’ equity (deficit)	(41,255)	(48,723)	1,105,054		1,015,076	604,897		514,919
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$30,547	$500,999	$557,275		$1,088,821	$57,118		$588,664

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(in thousands, except share and per share data)
	Three Months Ended March 31, 2021				Three Months Ended March 31, 2021			Three Months Ended March 31, 2021
	Archer Aviation Inc. (Historical)	Atlas Crest Investment Corp. (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Operating expenses
Operating and formation costs	$—	$4,725	$—		$4,725	$—		$4,725
Research and development	10,066	—	—		10,066	—		10,066
General and administrative	6,578	—	57,135	3DD	63,713	37,966	3DD	44,544
Other warrant expense	78,208	—	—		78,208	—		78,208
Franchise tax expense	—	50	—		50	—		50
Total operating expenses	94,852	4,775	57,135		156,762	37,966		137,593
Loss from operations	(94,852)	(4,775)	(57,135)		(156,762)	(37,966)		(137,593)
Change in fair value of warrant liabilities	—	2,227	—		2,227	—		2,227
Interest expense, net	(2)	—	—		(2)	—		(2)
Unrealized gain on investments held in Trust account	—	130	(130)	3AA	—	(130)	3AA	—
Other income, net	3	—	—		3	—		3
Loss before income taxes	(94,851)	(2,418)	(57,265)		(154,534)	(38,096)		(135,365)
Income tax expense	(2)	—	—		(2)	—		(2)
Net loss	$(94,853)	$(2,418)	$(57,265)		$(154,536)	$(38,096)		$(135,367)
Net loss per share
Basic and diluted net loss per share, common stock and Redeemable Class A Common Stock	$(1.71)	$—
Weighted-average shares of common stock outstanding, common stock and Redeemable Class A common stock – basic and diluted	55,432,970	50,000,000	(105,432,970)		—	(105,432,970)		—
Basic and diluted net loss per share, Non-Redeemable Class A and Class B Common Stock		$(0.19)			$(0.59)			$(0.65)
Basic and diluted weighted average shares outstanding, Non-Redeemable Class A and Class B Common Stock		12,500,000	249,192,106		261,692,106	194,692,106		207,192,106
See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)
	Year Ended December 31, 2020	Period From August 26, 2020 (Inception) Through December 31, 2020			Year Ended December 31, 2020			Year Ended December 31, 2020
	Archer Aviation Inc. (Historical)	Atlas Crest Investment Corp. (Historical as Restated)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Operating expenses
Operating and formation costs	$—	$160	$—		$160	$—		$160
Research and development	21,097	—	—		21,097	—		21,097
General and administrative	3,491	—	16,700	3BB	417,312	16,700	3BB	284,074
			397,121	3DD		263,883	3DD
Other warrant expense			39,104	3EE	39,104	39,104	3EE	39,104
Franchise tax expense	—	70	—		70	—		70
Total operating expenses	24,588	230	452,925		477,743	319,687		344,505
Loss from operations	(24,588)	(230)	(452,925)		(477,743)	(319,687)		(344,505)
Change in fair value of warrant liabilities	—	(9,933)	—		(9,933)	—		(9,933)
Interest expense, net	(232)	—	—		(232)	—		(232)
Loss on sale of private placement warrants	—	(240)	—		(240)	—		(240)
Expensed offering costs	—	(546)	—		(546)	—		(546)
Unrealized gain on investments held in Trust account	—	99	(99)	3AA	—	(99)	3AA	—
Other expense, net	(2)	—	—		(2)	—		(2)
Loss before income taxes	(24,822)	(10,850)	(453,024)		(488,696)	(319,786)		(355,458)
Income tax expense	(1)	—	—		(1)	—		(1)
Net loss	$(24,823)	$(10,850)	$(453,024)		$(488,697)	$(319,786)		$(355,459)
Net loss per share
Basic and diluted net loss per share, common stock and Redeemable Class A Common Stock	$(0.49)	$—
Weighted-average shares of common stock outstanding, common stock and Redeemable Class A common stock — basic and diluted	50,164,360	44,885,287	(95,049,647)		—	(95,049,647)		—
Basic and diluted net loss per share, Non-Redeemable Class A and Class B Common Stock		$(0.62)			$(1.87)			$(1.72)
Basic and diluted weighted average shares outstanding, Non-Redeemable Class A and Class B Common Stock		17,614,713	244,077,393		261,692,106	189,577,393		207,192,106
See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands, except share and per share data)
NOTE 1 — BASIS OF PRESENTATION
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Atlas will be treated as the “accounting acquiree” and Archer as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Archer issuing shares for the net assets of Atlas, followed by a recapitalization. The net assets of Atlas will be stated at historical cost. Operations prior to the Business Combination will be those of Archer.
The unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Business Combination and related transactions occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 gives pro forma effect to the Business Combination as if it had been completed on January 1, 2020. These periods are presented on the basis that Archer is the acquirer for accounting purposes.
The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that Atlas believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Atlas believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Atlas and Archer.
NOTE 2 — ACCOUNTING POLICIES AND RECLASSIFICATIONS
Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
As part of the preparation of these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align Atlas’ financial statement presentation with that of Archer.
NOTE 3 — ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786

“Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Atlas has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. Archer and Atlas have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented. The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Archer’s shares outstanding, assuming the Business Combination and related transactions occurred on January 1, 2020.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:
(A)
Reflects the reclassification of $500.2 million held in the Trust Account to cash and cash equivalents.

(B)
Reflects the reduction in cash and Atlas’ additional-paid-in-capital in the amount of $500.2 million related to the maximum redemption scenario.

(C)
Reflects the reclassification of Atlas’ common stock subject to possible redemption net of equity issuance costs into permanent equity.

(D)
Reflects cash proceeds from the concurrent PIPE Financing in the amount of $600.0 million and corresponding offset to additional-paid-in-capital.

(E)
Reflects the conversion of the shares of Archer stock into New Archer Class B Shares upon consummation of the Business Combination in accordance with the Business Combination Agreement exchange ratio of 1.01.

(F)
This adjustment reflects the reclassification of Atlas’ historical accumulated deficit to additional paid-in capital upon consummation of the Business Combination.

(G)
Reflects an adjustment of $77.9 million for transaction costs expected to be incurred by Atlas and Archer in relation to the Business Combination, marketing agreement in connection with the Business Combination and PIPE Financing, including advisory, banking, printing, legal and accounting services. $10.6 million was expensed and not yet recognized, and $6.1 million was expensed in the historical Atlas and Archer statement of operations as part of the Business Combination and recorded in accumulated deficit, and the remaining approximately $61.2 million was determined to be equity issuance costs and offset to additional-paid-in-capital. 1,512,500 shares of Class A common stock will be issued in lieu of cash ($15.1 million) to satisfy fees related to the Business Combination and PIPE Financing, resulting in a net cash adjustment of $62.7 million for transaction costs and a net zero impact to additional-paid-in-capital.

(H)
Reflects the conversion of Atlas Class B Shares into Atlas Class A Shares upon the consummation of a Business Combination on a one-for-one basis. Each Atlas Class A Share will be reclassified, on a one for one basis, as one New Archer Class A Share.

(I)
Reflects compensation expense of $133.1 million (assuming no redemptions) and $88.4 million (assuming max redemptions) recorded in additional-paid-in-capital and offset to accumulated deficit, related to the Archer Founder Grant restricted stock units expected to vest upon closing (which for purposes of the pro forma balance sheet is assumed to have occurred on the balance sheet date of March 31, 2021) due to the acceptance of the G-1 Issue Paper by the Federal Aviation Administration (“FAA”) performance milestone. A 20% increase or decrease in the stock price would change compensation expense by $26.6 million (assuming no redemptions) and $17.7 million (assuming maximum redemptions). The actual fair values of these awards and the related compensation expense are subject to change as additional information becomes available and as additional analyses are performed, such changes could be material once the final valuation is determined at the Closing.
(J)
Reflects the issuance of a note payable by Archer to Silicon Valley Bank as executed on July 9, 2021. The principal amount of the note is $20.0 million. Archer has not yet completed its accounting analysis over the warrants but expects they will be classified as liabilities, and as a result, for purposes of the combined pro forma financials has recorded the entirety of this balance to current and long term debt (rather than bifurcating the value of the warrants out separately from the debt). The related interest expense is not included within the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 as it was not considered material.

(K)
Reflects an adjustment to include the vesting of a portion of the United Airlines ("United") warrant issued by Archer on January 29, 2021 in which one of the four milestones is achieved upon the consummation of the Merger. The Company determined that the warrant will be classified as an equity award based on the criteria of ASC 480 and ASC 718 and this milestone has a fair value of $39.1 million at its grant date. For purposes of the unaudited pro forma condensed combined balance sheet, the $39.1 million of other warrant expense is recorded in additional-paid-in-capital with an offset in accumulated deficit.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 are as follows:
(AA)   Elimination of unrealized gain on investments held in Trust Account.
(BB)   Reflects the estimated transaction costs of approximately $16.7 million as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.
(CC)   The net effect of all adjustments impacting the pro forma statement of operations results in an income tax benefit of $55.0 million based on the application of the blended statutory tax rate of 25%. However, the Company has not reflected the income tax benefit in the pro forma statement of operations, as the Company does not believe that the income tax benefit is realizable and records a full valuation allowance against all deferred tax assets.
(DD)   Reflects estimated Archer Founder Grant restricted stock unit compensation expense of $57.1 million and $397.1 million (assuming no redemptions) and $38.0 million and $263.9 million (assuming max redemptions) for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively. Compensation expense in the unaudited pro forma condensed combined statement of operations assume the Business Combination occurred on January 1, 2020 and includes the restricted stock units expected to vest upon closing as described in adjustment (i) above and the vesting of restricted stock units with market conditions (price based milestones) that vest over a derived service period, which is assumed to begin on January 1, 2020, the first day of the fiscal period presented. Management notes that with exception of the assumed achievement of the acceptance of the G-1 Issue Paper by the FAA performance milestone in (I) above Management assumes the remaining performance milestones were not considered probable of being met during the three months ended March 31, 2021 and the year ended December 31, 2020 pro forma periods, and as a result, the compensation expense during these periods reflects the assumed vesting of the aforementioned market conditions. Of the $397.1 million of compensation expense (assuming no redemptions) for the year ended December 31, 2020, $133.0 million relates to performance milestones vesting and $264.1 million relates to market condition vesting (assuming no redemptions). Of the $263.9 million (assuming max redemptions) for the year ended December 31, 2020, $88.4 million relates to performance milestone vesting and $175.5 million relates to market condition vesting. For the three months ended March 31, 2021, expenses relate entirely to market condition vesting, as the performance milestone is expected to have been achieved at the assumed business combination on January 1, 2020. A 20% increase or decrease in the stock price would change compensation expense by $11.4 million and $79.4 million (assuming no redemptions) $7.6 million and $52.8 million (assuming maximum redemptions), for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively. The actual fair values of these awards and the related compensation expense are subject to change as additional information becomes available and as additional analyses are performed, such changes could be material once the final valuation is determined at the Closing.
(EE)   Reflects an adjustment to include the United Airlines ("United") other warrant expense of $39.1 million for the year ended December 31, 2020. Other warrant expense in the unaudited pro forma condensed combined statement of operations assumes the Business Combination occurred on January 1, 2020 and includes the expense related to the vesting of the portion of the warrant for one of the four milestones that will be achieved upon the consummation of the Merger. The other three milestones include the issuance of the warrant in conjunction with the execution of the purchase and collaboration arrangements, the certification of the aircraft by the FAA, and the sale of aircraft to United. The expense for the portion of the warrant that vests upon achievement of the milestone associated with the execution of the purchase and collaboration arrangement is recorded as the $78.2 million in other warrant expense in Archer's statement of operations for the three months ended March 31, 2021. The Company determined that the warrant will be classified as an equity award based on the criteria of ASC 480 and ASC 718 and this milestone has a fair value of $39.1 million at its grant date.
NOTE 4 — EARNINGS PER SHARE
Represents the net earnings per share calculated under the two-class method using the historical weighted average outstanding shares and the issuance of additional shares in connection with the Business Combination and PIPE Financing, assuming the shares were outstanding since January l, 2020. The Company used the two-class method to compute net income per common share, because it had issued multiple classes of common stock. The two-class method requires earnings for the period to be allocated between multiple classes of common stock based upon their respective rights to receive distributed and undistributed earnings. As the Business Combination and PIPE Financing are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and PIPE Financing have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of Atlas’ common stock for the three months ended March 31, 2021 and for the year ended December 31, 2020:
	For the three months ended March 31, 2021
	No Redemption		Maximum Redemption
	Class A Shares	Class B Shares	Class A Shares	Class B Shares
	(in thousands, except share data)
Numerator
Net loss allocated to each class (in thousands)	$(102,218)	$(52,318)	$(80,424)	$(54,943)
Former holders of Archer common and preferred stock(3)	50,959,804	75,182,368	50,959,804	75,182,368
Founder Shares(2)	10,625,000	—	10,625,000	—
Archer Founder Grants(1)	—	13,412,434	—	8,912,434
Atlas Crest public stockholders	50,000,000	—	—	—
PIPE and other investors	61,512,500	—	61,512,500	—
Total shares of New Archer common stock outstanding at closing of the Business Combination	173,097,304	88,594,802	123,097,304	84,094,802
Net income (loss) per share
Basic and diluted	$(0.59)	$(0.59)	$(0.65)	$(0.65)
	For the year ended December 31, 2020
	No Redemption		Maximum Redemption
	Class A Shares	Class B Shares	Class A Shares	Class B Shares
	(in thousands, except share data)
Numerator
Net loss allocated to each class (in thousands)	$(323,251)	$(165,446)	$(211,186)	$(144,273)
Former holders of Archer common and preferred stock	50,959,804	75,182,368	50,959,804	75,182,368
Founder Shares(2)	10,625,000	—	10,625,000	—
Archer Founder Grants(1)	—	13,412,434	—	8,912,434
Atlas Crest public stockholders	50,000,000	—	—	—
PIPE and other investors	61,512,500	—	61,512,500	—
Total shares of New Archer common stock outstanding at closing of the Business Combination	173,097,304	88,594,802	123,097,304	84,094,802
Net income (loss) per share
Basic and diluted	$(1.87)	$(1.87)	$(1.72)	$(1.72)

(1)
Reflects 25% of the restricted stock units management expects to vest upon closing based on the achievement of the associated performance-based milestone.

(2)
The combined pro forma net loss per share excludes the impact of 1,875,000 Sponsor Earn Out Shares as the earnout contingency has not been met.

(3)
The combined pro forma net loss per share excludes the impact of 4,341,447 options to purchase a number of New Archer Class B Shares and 17,493,497 warrants to purchase a number of New Archer Class A Shares or New Archer Class B shares, as applicable, in accordance with the terms of such warrants.

Atlas currently has 24,666,667 warrants. Each warrant entitles the holder to purchase one share of common stock at $11.50 per one share. These warrants are not exercisable until the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The unaudited pro forma condensed combined financial information assumes that the Business Combination and related transactions occurred on March 31, 2021, therefore the warrants were not exercisable as of the pro forma combined balance sheet date. Additionally, as the combined company is in a net loss position for the first quarter of 2021, any shares issued upon exercise of these warrants would have an anti-dilutive effect on earnings per share and, therefore, have not been considered in the calculation of pro forma net loss per common share.
Archer currently has issued outstanding warrants for the purchase of 17,170,634 shares of common stock at $0.01 per one share. A portion of the warrants issued to United Airlines, Inc. are not exercisable until completion of specific aircraft development milestones identified under the Purchase Agreement and Collaboration Agreement which are expected to be achieved through December 2022, therefore not all of the warrants were exercisable as of the pro forma combined balance sheet date. Additionally, as the combined company is in a net loss position for the year ended December 31, 2020 and the three months ended March 31, 2021, any shares issued upon exercise of these warrants would have an anti-dilutive effect on earnings per share and, therefore, have not been considered in the calculation of pro forma net loss per common share.

INFORMATION ABOUT ATLAS
General
Atlas is a blank check company incorporated in Delaware and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Atlas is an early-stage and emerging growth company and, as such, Atlas is subject to all of the risks associated with early-stage and emerging growth companies.
Initial Public Offering and Private Placement
On September 4, 2020, the Sponsor paid $25,000 in consideration for 14,375,000 shares of Class B common stock (the “Founder Shares”).
On October 30, 2020, Atlas consummated its initial public offering (the “IPO”) of 50,000,000 units (the “Units”). Each Unit consists of one share of Class A common stock of Atlas, par value $0.0001 per share, and one-third of one redeemable warrant of Atlas, with each whole Warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to Atlas of $500,000,000. Atlas also granted the underwriters in the IPO a 45-day option to purchase up to an additional 7,500,000 units to cover over-allotments, if any.
The Founder Shares included an aggregate of up to 1,875,000 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment option would not be exercised in full or in part. On December 11, 2020, upon the expiration of the 45-day period and the underwriters not exercising the over-allotment option, 1,875,000 Atlas Class B Shares were forfeited by the Sponsor in order for it to maintain ownership of 20.0% of the issued and outstanding shares of common stock of Atlas (excluding private units held by the Sponsor). Such forfeited shares were cancelled by Atlas.
Concurrently with the completion of Atlas’ IPO, the Sponsor purchased an aggregate of 8,000,000 private placement warrants each exercisable to purchase one share of Class A common stock at $11.50 per share, at a price of $1.50 per warrant, or $12,000,000. A portion of the purchase price of the private placement warrants was added to the proceeds from the IPO and placed in the Trust Account such that the Trust Account held $500 million at the time of closing of the IPO.
Fair Market Value of Target Business
The NYSE rules require that Atlas’ initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of Atlas signing a definitive agreement in connection with its initial business combination. The Atlas Board determined that this test was met in connection with the proposed business combination with Archer as described in the section titled “Proposal No. 1: The Business Combination Proposal —The Business Combination Agreement” in this proxy statement/prospectus.
Stockholder Approval of Business Combination and Redemptions
Under Atlas’ amended and restated certificate of incorporation, in connection with any proposed business combination, Atlas is required to seek stockholder approval of a business combination at a meeting called for such purpose. Pursuant to the terms of this transaction as described in the section titled “Atlas Special Meeting of Stockholders” in this proxy statement/prospectus, Atlas is seeking stockholder approval at a meeting called for such purpose at which public stockholders may seek to redeem their Class A common stock for cash, regardless of whether they vote for or against the proposed Business Combination, subject to the limitations described in this proxy statement/prospectus. Accordingly, in connection with the Business Combination, the Atlas public stockholders may seek to redeem their Class A common stock for cash in accordance with the procedures set forth in this proxy statement/prospectus.
Atlas will complete the Business Combination only if (i) each of the Business Combination Proposal and the NYSE Proposal receive the affirmative vote of a majority of the votes cast by holders of shares of Atlas Common Stock, voting together as a single class at a meeting at which a quorum is present, and (ii) the

Charter Proposal receives the affirmative vote of the holders of a majority of the outstanding shares of Atlas Common Stock, voting together as a single class, and the affirmative vote of the holders of a majority of the Atlas Class B Shares then outstanding, voting separately as a single class. A majority of the voting power of the issued and outstanding Atlas Common Stock entitled to vote at the Special Meeting must be present online or represented by proxy at the Special Meeting to constitute a quorum and in order to conduct business. The holders of the Founder Shares and Private Placement Warrants, who currently own approximately 20% of the issued and outstanding shares of Atlas common stock, will count towards this quorum.
Voting Restrictions in Connection with Stockholder Meeting
Pursuant to the terms of the Sponsor Letter Agreement entered into with Atlas, the Sponsor and Atlas’ officers and directors have agreed to vote any Founder Shares and Private Placement Warrants held by them and any Atlas Class A Shares purchased during or after Atlas’ IPO in favor of an initial business combination. See “Summary The Proxy Statement/Prospectus — Related Agreements — Sponsor Letter Agreement” for more information. The Sponsor, Atlas’ directors and officers and their permitted transferees own at least 20% of its outstanding common stock entitled to vote thereon. The quorum and voting thresholds at the Special Meeting, and the Sponsor Letter Agreement, may make it more likely that Atlas will consummate the Business Combination. In addition, pursuant to the terms of the Sponsor Letter Agreement, the Sponsor and Atlas’ officers and directors have agreed to waive their redemption rights with respect to any Founder Shares, Private Placement Warrants and any Atlas Class A Shares held by them in connection with the completion of a business combination.
Liquidation if No Initial Business Combination
The Sponsor and Atlas’ officers and directors have agreed that Atlas will have only until October 31, 2022, to complete any initial business combination. If Atlas is unable to complete an initial business combination before October 31, 2022, Atlas will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Atlas to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Atlas’ remaining stockholders and the Atlas Board, dissolve and liquidate, subject in each case to Atlas’ obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to Atlas’ warrants, which will expire worthless if Atlas fails to complete a business combination before October 31, 2022.
Pursuant to the Sponsor Letter Agreement, the Sponsor and Atlas’ officers and directors have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Atlas fails to complete an initial business combination by October 31, 2022. The Sponsor and Atlas’ directors and officers will be entitled to liquidating distributions from the Trust Account with respect to any Atlas Class A Shares acquired in the aftermarket if Atlas fails to complete its initial business combination within the allotted time period.
Pursuant to the Sponsor Letter Agreement, the Sponsor, executive officers and directors have agreed that they will not propose any amendment to Atlas’ amended and restated certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of its Atlas Class A Shares if Atlas does not complete an initial business combination before October 31, 2022, or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, unless Atlas provides its public stockholders with the opportunity to redeem their Atlas Class A Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Atlas Class A Shares. Atlas’ stockholders are not parties to, or third-party beneficiaries of, the Sponsor Letter Agreement and, as a result, will not have the ability to pursue remedies against the Sponsor, executive officers, directors or director nominees for any breach of these agreements. As a result, in the event of a breach, Atlas’ stockholders would need to pursue a stockholder derivative action, subject to applicable law. Atlas may not redeem its Class A common stock in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules).
Atlas expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $800,000 of proceeds held outside the Trust Account, as of December 31, 2020, although Atlas cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, Atlas may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If Atlas were to expend all of the net proceeds of its IPO and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments or expenses for the dissolution of the trust, the per-share redemption amount received by stockholders upon Atlas’ dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of Atlas’ creditors which would have higher priority than the claims of its public stockholders. Atlas cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, Atlas’ plan of dissolution must provide for all claims against it to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before Atlas makes any distribution of its remaining assets to its stockholders. While Atlas intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.
Although Atlas seeks to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Atlas’ assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Atlas’ management will consider whether competitive alternatives are reasonably available to Atlas and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances. Examples of possible instances where Atlas may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.
In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Atlas and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to Atlas if and to the extent any claims by a third party for services rendered or products sold to Atlas, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under Atlas’ indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, Atlas has not asked the sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and Atlas believes that the Sponsor’s only assets are securities of Atlas. Therefore, Atlas cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Atlas’ initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, Atlas may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of Atlas’ officers or directors will indemnify Atlas for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Atlas’ independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Atlas currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to Atlas, it is possible that its independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, Atlas cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.
Atlas will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all third parties, service providers (other than its independent auditors), prospective target businesses or other entities with which Atlas does business execute agreements with it waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under the indemnity of the underwriters of Atlas’ IPO against certain liabilities, including liabilities under the Securities Act. Atlas will have access to up to approximately $800,000, of the proceeds held outside the Trust Account, as of December 31, 2020, with which to pay any such potential claims (including costs and expenses incurred in connection with its liquidation, currently estimated to be no more than approximately $100,000). In the event that Atlas liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from Atlas’ Trust Account could be liable for claims made by creditors.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to Atlas’ public stockholders upon the redemption of Atlas’ Public Shares in the event Atlas does not complete its initial business combination before October 31, 2022, may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.
Furthermore, if the pro rata portion of the Trust Account distributed to Atlas’ public stockholders upon the redemption of Atlas’ Public Shares in the event Atlas does not complete its initial business combination before October 31, 2022, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If Atlas is unable to complete its initial business combination before October 31, 2022, Atlas will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Atlas’ remaining stockholders and the Atlas Board, dissolve and liquidate, subject in each case to Atlas’ obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is Atlas’ intention to redeem Atlas’ Public Shares as soon as reasonably possible following October 31, 2022, and, therefore, Atlas does not intend to comply with those procedures. As such, Atlas’ stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Atlas’ stockholders may extend well beyond the third anniversary of such date.
Because Atlas will not be complying with Section 280, Section 281(b) of the DGCL requires it to adopt a plan, based on facts known to it at such time that will provide for Atlas’ payment of all existing and pending claims or claims that may be potentially brought against it within the subsequent 10 years. However, because Atlas is a blank check company, rather than an operating company, and Atlas’ operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from Atlas’ vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in Atlas’ underwriting agreement, Atlas will seek to have all vendors, service providers, prospective target businesses or other entities with which Atlas does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against Atlas are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under Atlas’ indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.
If Atlas files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Atlas’ bankruptcy estate and subject to the claims of third parties with priority over the claims of Atlas’ stockholders. To the extent any bankruptcy claims deplete the Trust Account, Atlas cannot assure you it will be able to return $10.00 per share to its public stockholders. Additionally, if Atlas files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy courts could seek to recover some or all amounts received by Atlas’ stockholders. Furthermore, the Atlas Board may be viewed as having breached its fiduciary duty to Atlas’ creditors and/or may have acted in bad faith, and thereby exposing itself and Atlas to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. Atlas cannot assure you that claims will not be brought against it for these reasons.
Atlas’ public stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of Atlas’ Public Shares if Atlas does not complete its initial business combination before October 31, 2022, (ii) in connection with a stockholder vote to amend Atlas’ amended and restated certificate of incorporation to modify the substance or timing of Atlas’ obligation to redeem 100% of Atlas’ Public Shares if Atlas does not complete its initial business combination before October 31, 2022, or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of Atlas’ initial business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event Atlas seeks stockholder approval in connection with its initial business combination, a stockholder’s vote in connection with the business combination alone will not result in a stockholder’s redeeming its shares of Atlas for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above. These provisions of Atlas’ amended and restated certificate of incorporation, like all provisions of Atlas’ amended and restated certificate of incorporation, may be amended with a stockholder vote.
Facilities
Atlas currently utilizes office space at 399 Park Ave., New York, New York 10022 from the Sponsor and the members of Atlas’ management team. In connection with Atlas’ IPO, Atlas entered into an agreement with the Sponsor, pursuant to which Atlas pays the Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to members of Atlas’ management team. Atlas considers its current office space adequate for its current operations. Upon consummation of the Business Combination, the principal executive offices of Atlas will be those of Archer, at which time nothing more will be paid to the Sponsor pursuant to such agreement.
Employees
Atlas currently has three executive officers and does not intend to have any full time employees prior to the completion of Atlas’ initial business combination. These individuals are not obligated to devote any specific number of hours to Atlas’ matters but they intend to devote as much of their time as they deem necessary to Atlas’ affairs until Atlas has completed its initial business combination.
Periodic Reporting and Financial Information
Atlas’ units, Class A common stock and warrants are registered under the Exchange Act and Atlas has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, Atlas’ annual reports contain financial statements audited and reported on by its independent registered public accounting firm.
Legal Proceedings
On May 21, 2021, Atlas received a demand to inspect its books and records under 8 Del. C. § 220 from a purported stockholder of Atlas. The demand alleges, among other things, that the Atlas’s officers and directors may have breached or may in the future breach their fiduciary duties in relation to the lawsuit filed against Archer by Wisk in the U.S. District Court for the Northern District of California on April 6, 2021. Atlas has produced and is continuing to produce certain materials to the stockholder's counsel. Separately, certain other purported stockholders of Atlas have demanded, by letters to Atlas’s counsel, that Atlas include certain additional disclosures in this proxy statement/prospectus. Atlas does not agree with any of the stockholder’s allegations of wrongdoing. See “Risk Factors — Risks Relating to Atlas and the Business Combination — Potential litigation against Archer and Atlas could result in an injunction preventing the completion of the Business Combination or a judgment resulting in the payment of damages.” For more information on the Wisk matter, see “Risk Factors — Risks Related to Archer’s Business and Industry and New Archer Following the Business Combination — Archer has been named in civil litigation alleging misappropriation by Archer of a competitor’s trade secrets and infringement by Archer of certain of the competitor’s patents. Additionally, one of Archer’s employees was the subject of a search warrant relating to a federal government investigation, and Archer as well as three of Archer’s employees have been served with grand jury subpoenas in connection with such investigation. These civil and criminal proceedings and similar allegations or legal actions in the future may be time-consuming and expensive and, if adversely determined, could delay, limit or prevent Archer’s ability to commercialize its aircraft or otherwise execute on its business plan.”
There can be no assurances that additional complaints or demands will not be filed or made with respect to the Business Combination. If additional complaints or demands are filed or made, absent new or different allegations that are material, Atlas will not necessarily announce them.

MANAGEMENT OF ATLAS
Officers and Directors
The below lists Atlas’ officers and directors as of August 10, 2021. Concurrently with the consummation of the Merger, Atlas’ officers and directors, will resign from their respective positions at Atlas.
Name	Age	Position
Kenneth Moelis	62	Chairman
Michael Spellacy	49	Chief Executive Officer and Director
Taylor Rettig	38	Chief Operating Officer and Head of Corporate Development
Christopher Callesano	48	Chief Financial Officer
David Fox	63	Director
Eileen Murray	62	Director
Todd Lemkin	45	Director
Emanuel Pearlman	61	Director
Kenneth Moelis has served as the Chairman of Atlas’ Board of Directors since inception and was Atlas’ interim Chief Executive Officer from inception to the date of appointment of Mr. Spellacy as Chief Executive Officer. Mr. Moelis is also the non-executive Chairman of the Board of each of Atlas Crest Investment Corp. II, Atlas Crest Investment Corp. III, Atlas Crest Investment Corp. IV and Atlas Crest Investment Corp. V, each a blank check company whose respective sponsor is an affiliate of Moelis. Mr. Moelis is Chairman of the Board of Directors and has served as Chief Executive Officer of Moelis since 2007. Mr. Moelis has almost 40 years of investment banking and mergers and acquisitions experience. Prior to founding Atlas, Mr. Moelis founded Moelis, a global independent investment bank, and its affiliate, Moelis Asset Management LP, an alternative asset management firm with approximately $6 billion of assets under management across private equity, direct lending, credit funds, and structured products. Since its inception, Moelis has advised on approximately $3.5 trillion of transactions including mergers and acquisitions, restructurings and recapitalizations. Mr. Moelis led Moelis’ initial public offering in 2014 while being named EuroMoney’s Banker of the Year. Since its IPO, Moelis has organically grown revenues by over 80% and has generated a total shareholder return of over 125%, including quarterly and special dividends.
Prior to founding Moelis, Mr. Moelis worked at UBS from 2001 to 2007, where he was most recently President of UBS Investment Bank and previously Joint Global Head of Investment Banking. Before joining UBS, Mr. Moelis was Head of Corporate Finance at Donaldson, Lufkin & Jenrette, where he worked from 1990 through 2000. Mr. Moelis began his career as an investment banker with Drexel Burnham Lambert in 1981. Mr. Moelis serves on the University of Pennsylvania Board of Trustees, the Wharton Board of Overseers, the Ronald Reagan UCLA Medical Center Board of Advisors and was formerly Chair and Director on the Tourette Association of America Board. Mr. Moelis holds a B.S. and an M.B.A. from the Wharton School at the University of Pennsylvania.
Michael Spellacy was appointed Atlas’ Chief Executive Officer on October 2, 2020 and a director on October 14, 2020. Mr. Spellacy is also the Chief Executive Officer and a director of Atlas Crest Investment Corp. II, Atlas Crest Investment Corp. III, Atlas Crest Investment Corp. IV and Atlas Crest Investment Corp. V. Mr. Spellacy has extensive experience in technology, data and analytics, capital markets and private equity and has worked as an investor, investment banker and consultant. Most recently, Mr. Spellacy was a Senior Managing Director at Accenture plc and Global Industry Leader of Accenture Capital Markets while overseeing Accenture’s Asset Management, Wealth Management and Investment and Trading businesses. Accenture plc is a multinational Fortune Global 500 professional services firm with 2020 revenues of over $44 billion. Mr. Spellacy began his role at Accenture in 2017.
Prior to Accenture, Mr. Spellacy was a Senior Partner, Asset and Wealth Management, at PricewaterhouseCoopers from 2015 to 2017 and prior to that role, Mr. Spellacy was a Partner at Broadhaven Capital, an industry leading independent investment bank and private equity investor servicing the financial services and technology sectors from 2013 to 2015. Prior to Broadhaven, Mr. Spellacy was a Senior Executive, Management Committee Advisor at Bridgewater Associates, a widely recognized asset manager from 2009 to 2013. Mr. Spellacy led Bridgewater’s $130 billion assets under management transformation program. Prior to Bridgewater, Mr. Spellacy was a Partner and Managing Director at the Boston Consulting Group from 2003 to 2009 where he helped guide the firm’s global Alternative Investments Practice providing strategic business advisory services to global asset managers, sovereign wealth funds and asset owners. He received his B.S. in Economics from the London School of Economics and MBA from the University of Hartford.
Taylor Rettig was appointed Atlas’ Chief Operating Officer and Head of Corporate Development on October 14, 2020. Mr. Rettig most recently served as the Chief Executive Officer of Draper James, a lifestyle brand founded by Reese Witherspoon, from 2017 to 2020. While at Draper James, Mr. Rettig was also a Partner at JH Partners, a San Francisco based investment firm, a role he served in since 2014, and previously held a number of increasingly senior roles at JH Partners during his initial tenure with the firm from 2007 to 2013. From 2013 to 2014, Mr. Rettig served as the Chief Strategy Officer of Alex and Ani, a rapidly growing trend jewelry business into which Mr. Rettig had previously led a growth equity investment on behalf of JH Partners. Mr. Rettig began his career as an investment banker with Morgan Joseph & Co. Mr. Rettig is an active member of Young Presidents’ Organization (“YPO”) and received his A.B. in Politics from Princeton University.
Christopher Callesano has served as Atlas’ Chief Financial Officer since inception. Mr. Callesano is currently a Managing Director of Moelis and has served as its Principal Accounting Officer since 2016 and its Corporate Controller since 2010. Mr. Callesano is also the Chief Financial Officer of Atlas Crest Investment Corp. II, Atlas Crest Investment Corp. III, Atlas Crest Investment Corp. IV and Atlas Crest Investment Corp. V. From 2008 to 2010, Mr. Callesano was Senior Managing Director of Financial Reporting and Accounting Policy at NASDAQ OMX where he was responsible for preparing the financial statements filed with the SEC. Previously, Mr. Callesano worked at Merrill Lynch from 2004 to 2008, most recently as Director of Corporate Reporting. Prior to joining Merrill Lynch, Mr. Callesano held various other accounting positions, including as an auditor with Ernst & Young. Mr. Callesano holds a B.S. in Accounting from Penn State University and an M.B.A. in Finance from the Stern School of Business at New York University. He is a Certified Public Accountant licensed in New York State.
David Fox, a Director, was most recently a senior partner at Kirkland & Ellis LLP from 2009 to 2019 and served as a member of its Global Executive Management Committee. Prior to joining Kirkland, Mr. Fox worked at Skadden, Arps, Slate, Meagher & Flom LLP from 1983 to 2009, where he was most recently a partner and a member of its top governing committee. Mr. Fox is a director of Atrium European Real Estate Limited, Gamida Cell Ltd., Israel Discount Bank of New York, MediWound Ltd. and Atlas Crest Investment Corp. II. Mr. Fox is also a member of the board of directors at the Park Avenue Armory and a member of the advisory board of New Alternatives for Children, for which he provides crucial support to families caring for medically fragile children. In addition, Mr. Fox is on the board of governors and an honorary fellow of the Hebrew University, Jerusalem, where he received his LLB. Atlas believes Mr. Fox’s extensive transactional and management experience make him well qualified to serve on the board of directors.
Eileen Murray, a Director, most recently served as Co-Chief Executive Officer of Bridgewater Associates from 2011 to 2020. Prior to joining Bridgewater in 2009, Ms. Murray served as CEO for Investment Risk Management LLC in 2009 and previously served as President and co-CEO of Duff Capital Advisors from 2008 to 2009. Ms. Murray began her professional career in 1984 at Morgan Stanley, where she held several senior positions including Controller, Treasurer, and Global Head of Technology and Operations, as well as Chief Operating Officer for the firm’s Institutional Securities Group. From 2002 to 2005, Ms. Murray was Head of Global Technology, Operations and Product Control at Credit Suisse and served on the firm’s management and executive board. Ms. Murray currently serves as the Chair of the Financial Industry Regulatory Authority (“FINRA”), a self-regulating organization for US financial securities firms. She is a non-executive Director of HSBC Holdings and serves on the Audit Committee, Group Risk Committee and Nomination & Corporate Governance Committee. She is also a non-executive Director at Compass (real estate) and of Guardian Life Insurance Company of America. She holds an honorary doctoral degree from Manhattan College, where she graduated with a B.S. in Accounting. Atlas believe Ms. Murray’s extensive corporate strategy and management experience make her well qualified to serve on the board of directors.
Todd Lemkin, is a Director, a Partner and Chief Investment Officer of Canyon Partners, LLC. Mr. Lemkin’s primary focus is on the cable, media, telecom, satellite, real estate, gaming and packaging sectors in the U.S. Mr. Lemkin also oversees Canyon’s European investment effort and the firm’s London office. Prior to joining Canyon in 2003, Mr. Lemkin was with Scoggin Capital Management in New York, where he focused on analyzing securities of distressed and bankrupt companies. Mr. Lemkin was also an Investment Banker in the Healthcare Group of Bank of America Securities and the Mergers & Acquisitions Group of Lehman Brothers. Mr. Lemkin is also a director of Atlas Crest Investment Corp. II. Mr. Lemkin is a graduate of the University of California, Berkeley. Atlas believes Mr. Lemkin’s years of experience investing across a broad range of sectors, his international perspectives and financial structuring expertise make him well qualified to serve on the board of directors.
Emanuel Pearlman, a Director, currently serves as Chairman and Chief Executive Officer of Liberation Investment Group, a New York based investment management and financial consulting firm, which he founded in 2003. Mr. Pearlman was appointed to the board of Atlas Crest Investment Corp. II in February 2021, where he serves as the Chairman of the Audit Committee and a member of the Compensation Committee and the Nominating and Corporate Governance Committee. He was appointed to the board of AMI 1 LLC, the owner of Associated Materials, Inc., in September 2020. Mr. Pearlman has been a member of the Board of Directors of Network-1 Technologies, Inc. since 2012, where he serves as Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Mr. Pearlman previously served as a director of Empire Resorts from 2010 to 2019 including as Executive Chairman of the Board from 2016 to 2019 and Non-Executive Chairman of the Board from 2010 to 2016. Mr. Pearlman was a member of the Board of Directors of CEVA Logistics AG from May 2018 to October 2019 and served on its Audit Committee from May 2018 to October 2019 and its Nomination and Governance Committee from May 2018 to May 2019. From 2013 through 2018, he served on the Board of Directors of CEVA Holdings, LLC. From 2018 through 2019, Mr. Pearlman served on the Board of Managers and as President of each of SRC O.P. LLC, SRC Facilities LLC and SRC Real Estate (TX) LLC, which are special purpose bankruptcy remote limited liability companies with ownership of approximately 100 real estate properties of Sears. From May 2017 through September 2017, Mr. Pearlman served on the Board of Directors of ClubCorp Holdings where he served on the Strategic Review Committee, and from 2009 to 2014, he served as the sole independent director of the Fontainebleau Miami JV LLC, which owned and operated the Fontainebleau Hotel in Miami Beach. Mr. Pearlman served as a member of the Board of Directors of Dune Energy from 2012 to 2013 and Jameson Inns, Inc. from January 2012 to December 2012. He also served as a director of Multimedia Games, Inc. from 2006 to 2010. Mr. Pearlman is a director nominee to the boards of Atlas Crest Investment Corp. III, Atlas Crest Investment Corp. IV and Atlas Crest Investment Corp. V and expects to serve as the Chairman of the Audit Committee and to be a member of the Compensation Committee and the Nominating and Corporate Governance Committee for each of these boards. Mr. Pearlman holds an MBA from Harvard Business School and a B.A. in Economics from Duke University. Atlas believes Mr. Pearlman’s broad investing background and extensive board experience make him well qualified to serve on the board of directors.
Executive Officer and Director Compensation
The following disclosure concerns the compensation of Atlas’ executive officers and directors for the fiscal year ended December 31, 2020 (i.e., pre-business combination) and other interests Atlas’ executive officers and directors have in Class B ordinary shares.
None of Atlas’ executive officers or directors have received any cash compensation for services rendered to Atlas. Since the consummation of Atlas’ IPO and until the earlier of the consummation of the initial business combination and Atlas’ liquidation, Atlas will reimburse the Sponsor for office space, secretarial and administrative services provided to Atlas in an amount not to exceed $10,000 per month. In addition, the Sponsor, executive officers and directors, or any of their respective affiliates are being reimbursed for any out-of-pocket expenses incurred in connection with activities conducted on Atlas’ behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Atlas’ audit committee reviews all payments that Atlas made to the Sponsor, executive officers or directors, or their affiliates on a quarterly basis. Any such payments prior to an initial business combination are made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, Atlas does not have any additional controls in place for governing reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred on behalf of Atlas and in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, is paid by Atlas to the Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of the initial business combination.
After the completion of the initial business combination, directors or members of its management team who remain with New Archer may be paid consulting or management fees from New Archer. Atlas has not established any limit on the amount of such fees that may be paid by Archer to Atlas’ directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to Atlas’ executive officers will be determined, or recommended to the board of directors for determination, by a compensation committee constituted solely of independent directors or a majority of the independent directors on Atlas’ board of directors.
Atlas does not intend to take any action to ensure that members of its management team maintain their positions with Atlas after the consummation of the initial business combination, although it is possible that some or all of Atlas’ executive officers and directors may negotiate employment or consulting arrangements to remain with Atlas after the initial business combination. The existence or terms of any such employment or consulting arrangements made between Atlas and any existing officers or directors to retain their positions may influence management’s motivations as it relates to identifying or selecting a target business but Atlas does not believe that the ability of Atlas’ management to remain with Atlas after the consummation of the initial business combination will be a determining factor in the decision to proceed with any potential business combination. Atlas is not party to any agreements with Atlas’ executive officers and directors that provide for benefits upon termination of employment.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF ATLAS
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to Atlas prior to the consummation of the Business Combination. The following discussion and analysis of Atlas’ financial condition and results of operations should be read in conjunction with Atlas’ consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.
Overview
We are a blank check company incorporated on August 26, 2020 as a Delaware corporation and formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this discussion as our “initial business combination”. We intend to effectuate our initial business combination using cash from the proceeds of the initial public offering and the private placement of the private placement warrants, the proceeds of the sale of our shares in connection with our initial business combination (pursuant to forward purchase agreements or backstop agreements we may enter into following the consummation of the initial public offering or otherwise), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing.
Recent Developments
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants.
As a result of the SEC Statement, we reevaluated the accounting treatment of (i) the 16,666,667 redeemable warrants that were included in the units issued by the us in our initial public offering and (ii) the 8,000,000 redeemable warrants that were issued to our sponsor in a private placement that closed concurrently with the closing of the initial public offering. We previously accounted for the warrants as components of equity.
In further consideration of the guidance in Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (“ASC 815”), we concluded that a provision in the warrant agreement related to certain tender or exchange offers precludes the warrants from being accounted for as components of equity. As the warrants meet the definition of a derivative as contemplated in ASC 815, the warrants should be recorded as derivative liabilities on the balance sheet and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Statements of Operations in the period of change.
In accordance with ASC Topic 340, Other Assets and Deferred Costs, as a result of the classification of the warrants as derivative liabilities, we expensed a portion of the offering costs originally recorded as a reduction in equity. The portion of offering costs that was expensed was determined based on the relative fair value of the public warrants and shares of Class A common stock included in the units.
Our prior accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported cash flows or cash.

In consultation with our audit committee, we concluded that our previously issued financial statements of affected periods should be restated and that the warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in our statement of operations each reporting period.
In connection with the restatement, our management reassessed the effectiveness of its disclosure controls and procedures for the periods affected by the restatement. As a result of that reassessment, we determined that its disclosure controls and procedures for such periods were not effective with respect to the misclassification of the Company’s warrants as components of equity instead of as derivative liabilities.
The restatement is more fully described in Note 2 “Restatement of Previously Issued Financial Statements” to the financial statements included elsewhere in this proxy statement/prospectus.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities for the period from August 26, 2020 (inception) through March 31, 2021 were organizational activities, those necessary to prepare for the initial public offering, described below, and, after our initial public offering, identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on cash and cash equivalents held after the Initial Public Offering. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the three months ended March 31, 2021, we had a net loss of $2,418,806, which resulted from operating and formation costs of $4,725,017 and franchise tax expense of $50,483, which was partially offset by an unrealized gain on marketable securities held in Trust Account in the amount of $130,025 and a gain on the change in fair value of warrant liabilities of $2,226,669.
For the period from August 26, 2020 (inception) through December 31, 2020, we had a net loss of $10,850,513, which resulted from operating and formation costs of $159,947, expensed offering costs of $545,873, franchise tax expense of $69,945, a loss on the sale of private placement warrants of $240,000, and a loss on the change in fair value of warrant liabilities of $9,933,330, offset in part by an unrealized gain on marketable securities held in Trust Account in the amount of $98,582.
Liquidity and Capital Resources
On October 30, 2020, we consummated an initial public offering of 50,000,000 units generating gross proceeds to Atlas of $500,000,000. Simultaneously with the consummation of the initial public offering, we completed the private sale of 8,000,000 warrants to Atlas Crest Investment LLC at a purchase price of $1.50 per warrant (the “Private Placement Warrants”), generating gross proceeds of $12,000,000. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the initial public offering held in a trust account (the “Trust Account”).
For the three months ended March 31, 2021, net cash used in operating activities was $551,940, which was due to our net loss of $2,418,806, a gain on the change in fair value of warrant liabilities of $2,226,669, and unrealized gains on investments in the Trust Account of $130,025, offset in part by changes in working capital of $4,219,156 and payment of formation costs by a related party of $4,404.
For the three months ended March 31, 2021, net cash provided by investing activities of $71,248 was the result of cash withdrawn from Trust Account to pay franchise taxes.
For the period from August 26, 2020 (inception) through December 31, 2020, net cash used in operating activities was $564,933, which was due to our net loss of $10,850,513, changes in working capital of $335,041, and unrealized gains on investments in the Trust Account of $98,582, offset in part by a loss on the change in fair value of warrant liabilities of $9,933,330, expensed offering costs added back to net loss of $545,873, and a loss on the sale of private placement warrants of $240,000.

For the period from August 26, 2020 (inception) through December 31, 2020, net cash used in investing activities of $500,000,000 was the result of the amount of net proceeds from the Initial Public Offering being deposited to the Trust Account.
Net cash provided by financing activities for the period from August 26, 2020 (inception) through December 31, 2020 of $501,490,856 was comprised of $490,000,000 in proceeds from the issuance of Units in the initial public offering net of underwriter’s discount paid, $12,000,000 in proceeds from the issuance of warrants in a private placement to our Sponsor, proceeds from the issuance of a promissory note to our Sponsor of $300,000, and $25,000 from the issuance of Class B common stock to our Sponsor, offset by the payment of $534,144 for offering costs associated with the initial public offering and repayment of the outstanding balance on the promissory note to our Sponsor of $300,000.
As of March 31, 2021, the Company had $445,231 in cash held outside of the Trust Account. These conditions raise substantial doubt about our ability to continue as a going concern for a period of time within one year after the date that the financial statements were issued. Management plans to address this uncertainty through the initial business combination. There is no assurance that our plans to consummate the business combination will be successful.
In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required on a non-interest basis. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account. As of March 31, 2021, there were no amounts outstanding.
If our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of public shares upon completion of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination. In addition, we intend to target businesses larger than we could acquire with the net proceeds of our initial public offering and the sale of the private placement units and may as a result be required to seek additional financing to complete such proposed initial business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.
Loans to the Sponsor
In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a business combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.
Atlas entered into a promissory note with the Sponsor effective June 25, 2021, pursuant to which Atlas borrowed an aggregate amount of $300,000, which will be used to finance transaction costs in connection with the Business Combination. The loan is non-interest bearing and due to be paid upon the consummation of a business combination.
Off-Balance Sheet Arrangements
We did not have any off-balance sheet arrangements as of March 31, 2021.
Contractual Obligations
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement that was effective with the Initial Public Offering, requiring us to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering our securities. We will bear the expenses incurred in connection with the filing of any such registration statements.
Business Combination Marketing Agreement
We engaged the representative of the underwriters and Moelis & Company LLC, an affiliate of the Sponsor, in connection with a Business Combination to assist us in holding meetings with our stockholders to discuss the potential Business Combination and the target business’ attributes, introduce us to potential investors that are interested in purchasing our securities in connection with a Business Combination, assist us in obtaining stockholder approval for the Business Combination and assist us with press releases and public filings in connection with the Business Combination. We will pay the representative of the underwriters and Moelis & Company LLC a fee for such services upon the consummation of the Business Combination of 2.25% ($11,250,000) and 1.25% ($6,250,000), respectively, or 3.5% ($17,500,000), in the aggregate, of the gross proceeds of the Initial Public Offering (it being understood that fifty percent (50%) of such fee will be payable to Moelis & Company LLC in New Atlas Class A Shares issued at a price of $10.00 per share). A portion of such fee may be re-allocated or paid to members of FINRA that assist us in consummating our Business Combination.
Advisory and Placement Agent Services Engagement Letters
We engaged Moelis & Company LLC, an affiliate of our Sponsor, in connection with the Business Combination to act as our financial advisor and exclusive placement agent for the PIPE Financing pursuant to engagement letters entered into between Atlas and Moelis & Company LLC. Upon completion of the Business Combination, approximately $24,000,000 in aggregate M&A advisory fees and placement agent fees will be payable to Moelis & Company LLC pursuant to these engagement letters (it being understood that fifty percent (50%) of such fees will be payable to Moelis & Company LLC in New Atlas Class A Shares issued at a price of $10.00 per share).
Legal Proceedings
On March 30, 2021, one of Archer’s employees, who is a former employee of Wisk, had a search warrant executed at his home in connection with a federal investigation into the employee. In addition,

Archer and three of Archer’s employees, who are also former Wisk employees, received grand jury subpoenas from the United States Attorney’s Office for the Northern District of California in relation to the same investigation. Archer has informed Atlas that it is cooperating with the investigation of the employee. As of August 10, 2021, the investigation was ongoing. On April 6, 2021, Wisk brought a lawsuit against Archer in United States District Court in the Northern District of California alleging misappropriation of trade secrets and patent infringement. On May 19, 2021, Wisk filed a motion for preliminary injunction and expedited discovery. On June 1, 2021, Archer filed a motion to dismiss and counterclaims and issued a press release in response to Wisk’s allegations. On June 15, 2021, Wisk amended its complaint, and the following day Archer filed a motion to dismiss the amended complaint. On June 23, 2021, Archer filed an opposition to the motion for preliminary injunction and issued a press release the following day. On July 13, 2021, Archer filed amended counterclaims. On July 22, 2021, the court denied Wisk’s motion for preliminary injunction. On July 27, 2021, Wisk filed a motion to strike and dismiss certain of Archer’s amended counterclaims. A hearing is set for August 11, 2021 to address Archer's motions to dismiss Wisk's complaint and strike Wisk's trade secret disclosure, as well as to address Wisk's request for an expedited trial schedule. Archer cannot predict the timing or outcome of the litigation or federal government investigation.
On May 21, 2021, the Company received a demand to inspect the Company’s books and records under 8 Del. C. § 220 from a purported stockholder of the Company. The demand alleges, among other things, that the Company’s officers and directors may have breached or may in the future breach their fiduciary duties in relation to the lawsuit filed against Archer by Wisk on April 6, 2021. The Company has produced and is continuing to produce certain materials to the stockholder’s counsel. Separately, certain other purported stockholders of the Company have demanded, by letters to the Company’s counsel, that the Company include certain additional disclosures in this proxy statement/prospectus. The Company does not agree with any of the stockholder’s allegations of wrongdoing.
Critical Accounting Policies
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Warrant Liabilities
We account for the warrants issued in connection with our initial public offering in accordance with Accounting Standards Codification 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity, under which the warrants do not meet the criteria for equity classification and must be recorded as liabilities. As the warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are measured at fair value at inception and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Statement of Operations in the period of change.
Common stock subject to possible redemption
We account for common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification Topic 480, Distinguishing Liabilities from Equity. Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events.
Net Earnings (Loss) Per Share
Net earnings (loss) per share is computed by dividing net earnings (loss) by the weighted-average number of shares of common stock outstanding during the period.

The Company’s statement of operations includes a presentation of income per share for common shares subject to possible redemption and applies the two- class method in calculating income per share. Net earnings per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the allocable interest income earned on the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Class A redeemable common stock outstanding since original issuance. Net loss per share, basic and diluted, for Class A and Class B non-redeemable common stock is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable common stock, by the weighted average number of Class B non-redeemable common stock outstanding for the period. Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

DESCRIPTION OF NEW ARCHER’S SECURITIES
The following summary of the material terms of New Archer’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The descriptions below are qualified by reference to the actual text of the Proposed Charter. We urge you to read the Proposed Charter in its entirety for a complete description of the rights and preferences of New Archer’s securities following the Business Combination. The Proposed Charter is described in “Proposal No. 2: The Charter Proposal” and the full text of the Proposed Charter is attached as Annex B to this proxy statement/prospectus.
Authorized and Outstanding Stock
The Proposed Charter authorizes the issuance of 1,000,000,000 shares of Class A common stock, $0.0001 par value per share, 300,000,000 shares of Class B common stock, $0.0001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value. The outstanding shares of Common Stock, and the shares of Common Stock issued in the Business Combination will be duly authorized, validly issued, fully paid and non-assessable. Immediately prior to the Effective Time, Atlas will file the New Archer Charter, pursuant to which each outstanding share of the series of Atlas’ Class A common stock and each outstanding share of the series of Atlas’ Class B common stock will be reclassified, on a one for one basis, as one share of a new class of Atlas’ Class A common stock and one share of a new class of Atlas' Class B common stock, respectively. At the Effective Time, the Atlas Class B Shares that are issued and outstanding will be converted into an equal number of Atlas Class A Shares.
As of the record date for the Special Meeting, there were 50,000,000 Atlas Class A Shares, 12,500,000 Atlas Class B Shares and no shares of preferred stock of Atlas outstanding.
New Archer Common Stock Following the Business Combination
Voting Power
Holders of New Archer Class A Shares will be entitled to one vote per share on all matters to be voted upon by the stockholders, and holders of New Archer Class B Shares will be entitled to ten votes per share on all matters to be voted upon by the stockholders. The holders of New Archer Class A Shares and New Archer Class B Shares will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or the New Archer Charter. Delaware law could require either holders of New Archer Class A Shares or New Archer Class B Shares to vote separately as a single class in the following circumstances:
•
if New Archer were to seek to amend its amended and restated certificate of incorporation to increase or decrease the par value of a class of its capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•
if New Archer were to seek to amend its amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of its capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

As a result, in these limited instances, the holders of a majority of the New Archer Class A Shares could defeat an amendment to the New Archer Charter.
The New Archer Charter that will be in effect upon the completion of the Business Combination will not provide for cumulative voting for the election of directors.
Dividends
Holders of New Archer Class A Shares and New Archer Class B Shares will be entitled to receive such dividends, if any, as may be declared from time to time by New Archer’s board of directors in its discretion out of funds legally available therefor. Any dividends paid to the holders of New Archer Class A Shares and New Archer Class B Shares will be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding New Archer Class A Shares and a majority of the outstanding New Archer Class B Shares, each voting separately as a class. New Archer will not declare or pay any dividend or make any distribution to the holders of New Archer Class A Shares or New Archer Class B Shares payable in securities of New Archer unless the same dividend or distribution with the same record date and payment date is declared and paid on all shares of New Archer common stock; provided, however, that (i) dividends or other distributions payable in New Archer Class A Shares or rights to acquire New Archer Class A Shares may be declared and paid to the holders of New Archer Class A Shares without the same dividend or distribution being declared and paid to the holders of New Archer Class B Shares if, and only if, a dividend payable in New Archer Class B Shares, or rights to acquire New Archer Class B Shares, as applicable, are declared and paid to the holders of New Archer Class B Shares at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in New Archer Class B Shares or rights to acquire New Archer Class B Shares may be declared and paid to the holders of New Archer Class B Shares without the same dividend or distribution being declared and paid to the holders of New Archer Class A Shares if, and only if, a dividend payable in New Archer Class A Shares, or rights to acquire New Archer Class A Shares, as applicable, are declared and paid to the holders of New Archer Class A Shares at the same rate and with the same record date and payment date.
Liquidation, Dissolution and Winding Up
In the event of New Archer’s voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of New Archer Common Stock will be entitled to receive an equal amount per share of all of New Archer’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.
Conversion
Each New Archer Class B Share is convertible at any time at the option of the holder into one New Archer Class A Share. In addition, each New Archer Class B Share will automatically convert into one New Archer Class A Share upon transfer to a non-authorized holder. In addition, the New Archer Class B Shares are subject to “sunset” provisions, under which all New Archer Class B Shares will automatically convert into an equal number of New Archer Class A Shares upon the earliest to occur of (i) the ten-year anniversary of the closing of the Business Combination, (ii) the date specified by the holders of two-thirds of the then outstanding New Archer Class B Shares, voting as a separate class, and when the number of New Archer Class B Shares represents less than 10% of the aggregate number of New Archer Class A Shares and New Archer Class B Shares then outstanding. In addition, each New Archer Class B Share will automatically convert into an equal number of New Archer Class A Shares upon the earliest to occur of (a) in the case of an Archer Founder, the date that is nine months following the death or incapacity of such Archer Founder, and, in the case of any other holder, the date of the death or incapacity of such holder, (b) in the case of an Archer Founder, the date that is 12 months following the date that such Archer Founder ceases to provide services to New Archer and its subsidiaries as an executive officer, employee or director of New Archer, and, in the case of any other holder, immediately at the occurrence of any such event, and (c) in the case of an Archer Founder or any other holder, at least 80% (subject to customary capitalization adjustments) of the New Archer Class B Shares held by such Archer Founder (on a fully as converted/as exercised basis) as of immediately following the closing of the Business Combination having been transferred (subject to the exceptions described above).
Preemptive or Other Rights
New Archer’s stockholders will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the New Archer Class A Shares or the New Archer Class B Shares.
Election of Directors
New Archer’s board of directors will remain divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term. There will be no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors will be in a position to elect all of the directors.
Archer Warrants Prior to the Business Combination
SVB Warrants
In connection with a certain Loan and Security Agreement, Archer issued Silicon Valley Bank a warrant to purchase 211,642 shares of Archer common stock (“SVB Warrant I”). At the Effective Time, SVB Warrant I will automatically be exchanged for a warrant to purchase 366,140 Class A Shares at an exercise price of $11.50 per share.
In connection with a certain Loan and Security Agreement, Archer and SVB Innovation Credit Fund VIII, L.P. entered into a warrant to purchase 211,641 per warrant agreement with SVB Innovation Credit Fund VIII. shares of Archer common stock (“SVB Warrant II”). At the Effective Time, SVB Warrant II will automatically be exchanged for a warrant to purchase 366,140 Class A Shares at an exercise price of $11.50 per share.
Mesa Warrant
In connection with the Collaboration Agreement with United and the Assignment and Assumption Agreement with Mesa, Archer issued Mesa a warrant to purchase 1,171,649 shares of Archer common stock at an exercise price of $0.01. The Mesa Warrant shall be subject to adjustment by application of the Exchange Ratio at the Effective Time.
United Warrant
In connection with the Purchase Agreement and Collaboration Agreement, Archer issued United a warrant to purchase up to 14,645,614 shares of Archer common stock at an exercise price of $0.01 (the “United Warrant”), of which 1,171,649 shares subject to such warrant were assigned to Mesa pursuant to that certain Assignment and Assumption Agreement with Archer, United and Mesa. The United Warrant shall vest and become exercisable upon the achievement of certain milestones. The United Warrant shall be subject to adjustment by application of the Exchange Ratio at the Effective Time.
FCA Warrant
In connection with the FCA Agreements, (as defined below) Archer issued FCA US LLC a warrant to purchase up to 1,660,302 shares of Archer common stock at an exercise price of $0.01 per share (the “Initial FCA Warrant”). The Initial FCA Warrant shall vest and become exercisable upon the achievement of certain milestones. The Initial FCA Warrant shall be subject to adjustment by application of the Exchange Ratio at the Effective Time.
Atlas Class A Shares Prior to the Business Combination
We are providing the public holders of Atlas Class A Shares with the opportunity to redeem their Atlas Class A Shares upon the consummation of the Business Combination at a per share price, payable in cash, equal to their pro rata share of the aggregate amount on deposit in the Trust Account, calculated as of two business days prior to the consummation of the transactions contemplated by the Business Combination Agreement (including interest earned on the funds held in the Trust Account and not previously released to Atlas to pay taxes). The Sponsor and Atlas’ officers and directors have agreed to waive their redemption rights with respect to any Atlas Common Stock (including the Founder Shares) owned by them in connection with the completion of our Business Combination.
We will consummate the Business Combination only if a majority of the outstanding shares of Atlas Common Stock voted at the Special Meeting in person online or by proxy is voted in favor of the Business Combination Proposal and the other conditions under the Business Combination Agreement to the parties’ obligations to close, as described above under “Proposal No. 1: The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination,” are satisfied or, where permitted, waived. However, the participation of the Sponsor and our officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this proxy statement/prospectus), if any, could result in the approval of the Business Combination even if holders who currently own a majority of the outstanding public shares indicate their intention to vote, against the Business Combination.
The Sponsor and Atlas’ officers and directors have agreed to vote any shares of Atlas Common Stock owned by them in favor of the Business Combination. Public stockholders may elect to redeem their public shares without voting on the Business Combination Proposal and irrespective of whether they vote for or against the Business Combination.
Pursuant to Atlas’ amended and restated certificate of incorporation, if Atlas is unable to complete an initial business combination by October 31, 2022 or obtain the approval of its stockholders to further extend the deadline to consummate an initial business combination, Atlas will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject, in each case, to Atlas’ obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Insiders have entered into a letter agreement with Atlas, pursuant to which they have agreed to (1) waive their redemption rights with respect to any Founder Shares and any Atlas Class A Shares held by them in connection with the completion of an initial business combination or any other tender offer made by Atlas to purchase Atlas Common Stock and (2) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares, and any of the Private Placement Warrants, held by them if Atlas fails to complete an initial business combination within the prescribed timeframe.
There are no sinking fund provisions applicable to Atlas Common Stock, except that Atlas will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest will be net of taxes payable by us and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, subject to the limitations described herein.
Atlas Class B Shares Prior to the Business Combination
The Atlas Class B Shares are identical to the Atlas Class A Shares included in the units sold in our IPO, and holders of these shares have the same stockholder rights as public stockholders, except that (i) the Atlas Class B Shares are subject to certain transfer restrictions, as described in more detail below, (ii) Atlas’ initial stockholders, the Sponsor and Atlas’ officers and directors have entered into a letter agreement with Atlas, pursuant to which they have agreed (A) to waive their redemption rights with respect to any Atlas Class B Shares and public shares they hold in connection with the completion of the initial Business Combination, (B) to waive their redemption rights with respect to any Atlas Class B Shares and public shares they hold in connection with a stockholder vote to approve an amendment to Atlas’ amended and restated certificate of incorporation to modify the substance or timing of Atlas’ obligation to redeem 100% of its public shares if it fails to complete an initial business combination by October 31, 2022, or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity and (C) to waive their rights to liquidating distributions from the Trust Account with respect to any Atlas Class B Shares they hold if Atlas fails to complete its initial Business Combination by October 31, 2022 or any extended period of time that Atlas may have to consummate an initial business combination as a result of an amendment to its amended and restated certificate of incorporation, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if Atlas fails to complete an initial business combination within such time period, and (iii) the Atlas Class B Shares are automatically convertible into Atlas Class A Shares upon the consummation of an initial business combination on a one-for-one basis, subject to adjustment as described herein and in Atlas’ amended and restated certificate of incorporation. The Insiders have agreed to vote their Atlas Class B Shares and any public shares purchased during, or after, our IPO in favor of the Business Combination.

With certain limited exceptions, the Atlas Class B Shares are not transferable, assignable or salable (except to Atlas’ officers and directors and other persons or entities affiliated with the sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of an initial business combination or earlier if, subsequent to an initial business combination, the closing price of the Atlas Class A Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial business combination, and (B) the date following the completion of an initial business combination on which Atlas completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their Atlas Class A Shares for cash, securities or other property.
The holders of Atlas Class B Shares have also agreed (A) to vote any shares owned by them in favor of any proposed initial Business Combination and (B) not to redeem any shares in connection with a stockholder vote to approve a proposed initial Business Combination.
Preferred Stock
Atlas’ amended and restated certificate of incorporation provides, and the New Archer Charter will provide, that shares of preferred stock may be issued from time to time in one or more series. The Atlas Board is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Atlas (or, after the Closing, New Archer) or the removal of existing management.
Atlas has no preferred stock outstanding at the date hereof, and will have no preferred stock outstanding immediately after the Closing.
Redeemable Warrants
Public Stockholders’ Warrants
Each whole Public Warrant entitles the registered holder to purchase one Atlas Class A Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of our initial Business Combination. The Public Warrants will expire five years after the completion of our initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. No fractional warrants will be issued upon separation of the units and only whole Public Warrants will trade. Accordingly, unless a holder purchases a multiple of four units, the number of warrants issuable to such holder upon separation of the units will be rounded down to the nearest whole number of Public Warrants.
Atlas will not be obligated to deliver any Atlas Class A Shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Atlas Class A Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to Atlas satisfying its obligations described below with respect to registration. No Public Warrant will be exercisable and Atlas will not be obligated to issue Atlas Class A Shares upon exercise of a Public Warrant unless Atlas Class A Shares issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will Atlas be required to net cash settle any Public Warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a unit containing such Public Warrant will have paid the full purchase price for the unit solely for the Atlas Class A Share underlying such unit.

Atlas has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, Atlas will use its best efforts to file with the SEC a registration statement for the registration under the Securities Act of the Atlas Class A Shares issuable upon exercise of the Public Warrants and thereafter will use its best efforts to cause the same to become effective within 60 business days following the initial Business Combination and to maintain a current prospectus relating to the Atlas Class A Shares issuable upon exercise of the Public Warrants, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Atlas (the “Warrant Agreement”). If a registration statement covering the Atlas Class A Shares issuable upon exercise of the Public Warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when Atlas will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Atlas Class A Shares issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when Atlas will have failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis.
Once the Public Warrants become exercisable, Atlas may call the warrants for redemption:
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in whole and not in part;

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at a price of $0.01 per warrant;

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upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

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if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before Atlas sends the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by Atlas for cash, Atlas may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Atlas has established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Atlas issues a notice of redemption of the Public Warrants, each warrantholder will be entitled to exercise its Public Warrants prior to the scheduled redemption date. However, the price of the Atlas Class A Shares may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
If Atlas calls the Public Warrants for redemption as described above, Atlas’ management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” Atlas’ management will consider, among other factors, its cash position, the number of Public Warrants that are outstanding and the dilutive effect on Atlas’ stockholders of issuing the maximum number of Atlas Class A Shares issuable upon the exercise of Atlas’ Public Warrants. If Atlas’ management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of Atlas Class A Shares equal to the quotient obtained by dividing (x) the product of the number of Atlas Class A Shares underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Atlas Class A Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If Atlas’ management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. Atlas believes this feature is an attractive option if Atlas does not need the cash from the exercise of the Public Warrants after its initial Business Combination. If Atlas calls its warrants for redemption and its management does not take advantage of this option, the Sponsor and their permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a Public Warrant may notify Atlas in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrants, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the Atlas Class A Shares outstanding immediately after giving effect to such exercise.
If the number of outstanding Atlas Class A Shares is increased by a stock dividend payable in Atlas Class A Shares, or by a split-up of Atlas Class A Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Atlas Class A Shares issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding Atlas Class A Shares. A rights offering to holders of Atlas Class A Shares entitling holders to purchase Atlas Class A Shares at a price less than the fair market value will be deemed a stock dividend of a number of Atlas Class A Shares equal to the product of (i) the number of Atlas Class A Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Atlas Class A Shares) and (ii) one (1) minus the quotient of (x) the price per Atlas Class A Share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Atlas Class A Shares, in determining the price payable for Atlas Class A Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted-average price of Atlas Class A Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Atlas Class A Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if Atlas, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Atlas Class A Shares on account of such Atlas Class A Shares (or other shares of Atlas’ capital stock into which the Public Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Atlas Class A Shares in connection with a proposed initial business combination, or (d) in connection with the redemption of Atlas’ public shares upon Atlas’ failure to complete its initial Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Atlas Class A Share in respect of such event.
If the number of outstanding shares of the Atlas Class A Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Atlas Class A Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Atlas Class A Shares issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding Atlas Class A Shares.
Whenever the number of Atlas Class A Shares purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Atlas Class A Shares purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Atlas Class A Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Atlas Class A Shares, or in the case of any merger or consolidation of Atlas with or into another corporation (other than a consolidation or merger in which Atlas is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Atlas Class A Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Atlas as an entirety or substantially as an entirety in connection with which Atlas is dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the Atlas Class A Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Atlas Class A Shares in such a transaction is payable in the form of Atlas Class A Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants.
The Public Warrants have been issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Atlas. You should review a copy of the Warrant Agreement, which has been filed as Exhibit 4.4 to the registration statement of Atlas’ IPO on Form S-1, for a complete description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments shall require the vote or written consent of the holders of at least a majority of the then outstanding Public Warrants, and, solely with respect to any amendment to the terms of the Private Placement Warrants, a majority of the then outstanding private placement warrants.
In addition, if (x) Atlas issues additional Atlas Class A Shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at a newly issued price of less than $9.20 per Atlas Class A Share (with such issue price or effective issue price to be determined in good faith by the Atlas Board and, in the case of any such issuance to the Insiders or their affiliates, without taking into account any Atlas Class B Shares held by the Insiders or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Atlas Class Shares during the 20 trading day period starting on the trading day after the day on which we consummate our initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The Public Warrants may be exercised upon surrender of the Public Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Atlas, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Atlas Class Shares and any voting rights until they exercise their Public Warrants and receive Atlas Class Shares. After the issuance of Atlas Class Shares upon exercise of the Public Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, Atlas will, upon exercise, round down to the nearest whole number the number of Atlas Class Shares to be issued to the warrantholder.
Private Placement Warrants
The Private Placement Warrants (including the Atlas Class A Shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination (except, among other limited exceptions as described under the section of the IPO prospectus dated October 27, 2020 filed pursuant to Rule 424(b)(4) entitled “Principal Stockholders — Transfers of Founder Shares and Private Placement Warrants,” to Atlas’ officers and directors and other persons or entities affiliated with or related to the Sponsor) and they will not be redeemable by Atlas so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of Atlas’ IPO, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor, or its permitted transferees, the Private Placement Warrants will be redeemable by Atlas and exercisable by the holders on the same basis as the Public Warrants included in the units sold in Atlas’ IPO.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of Atlas Class A Shares equal to the quotient obtained by dividing (x) the product of the number of Atlas Class A Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of the Atlas Class A Shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average closing price of the Atlas Class A Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that Atlas has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor, or its permitted transferees, is because it is not known at this time whether they will be affiliated with New Archer following the initial Business Combination. If they are affiliated with New Archer following an initial Business Combination, their ability to sell our securities in the open market will be significantly limited. Atlas has policies in place that prohibit insiders from selling its securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell its securities, an insider cannot trade in Atlas’ securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the Atlas Class A Shares issuable upon such exercise freely in the open market, the insiders could be significantly restricted from doing so. As a result, Atlas believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.
In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of Atlas’ officers and directors may, but are not obligated to, loan Atlas funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. The terms of such working capital loans by the Sponsor or its affiliates, or Atlas’ officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.
The Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (including the Atlas Class A Shares issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete the initial Business Combination, except that, among other limited exceptions as described under the section of the IPO prospectus dated October 2, 2020 filed on Form S-1 entitled “Principal Stockholders — Transfers of Founder Shares and Private Placement Warrants,” transfers made to Atlas’ officers and directors and other persons or entities affiliated with or related to the Sponsor.
Certain Anti-Takeover Provisions of Delaware Law
Special Meetings of Stockholders
Atlas’ amended and restated certificate of incorporation and its current bylaws provide, and the New Archer Charter and New Archer’s amended and restated bylaws will provide, that special meetings of stockholders may be called only by a majority vote of the New Archer board of directors, by the Chairman of the Board of directors, or by the chief executive officer.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Atlas’ current bylaws provide, and New Archer’s amended and restated bylaws will provide, that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of their intent in writing. To be considered timely, a stockholder’s notice will need to be received by the company secretary at the principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in Atlas’ or New Archer’s annual proxy statement must comply with the notice periods contained therein. Atlas’ current bylaws specify, and New Archer’s amended and restated bylaws will specify, certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
Authorized but Unissued Shares
Atlas’ and New Archer’s authorized but unissued shares of common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Atlas or New Archer by means of a proxy contest, tender offer, merger or otherwise.
Exclusive Forum Selection
Atlas’ amended and restated certificate of incorporation provide that unless Atlas consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (1) any derivative action or proceeding brought on behalf of Atlas, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Atlas to Atlas or Atlas’ stockholders, (3) any action asserting a claim against Atlas, its directors, officers or employees arising pursuant to any provision of the DGCL or Atlas’ amended and restated certificate of incorporation or Atlas’ bylaws, or (4) any action asserting a claim against Atlas, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the above provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless Atlas consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, as amended, or the rules and regulations promulgated thereunder.
If any action the subject matter of which is within the scope of the immediately above paragraph is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately above paragraph (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder's counsel in the Foreign Action as agent for such stockholder. If any action the subject matter of which is within the scope of the provisions of this paragraph is filed in a court other than a federal district court of the United States of America (a “Foreign Securities Act Action”) in the name of any stockholder (current, former or future), such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the federal district courts of the United States of America in connection with any action brought in any such court to enforce the provisions of this paragraph (a “Foreign Securities Act Enforcement Action”), and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder's counsel in the Foreign Securities Act Enforcement Action as agent for such stockholder.
The New Archer Charter will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (1) any derivative action or proceeding brought on New Archer’s behalf, (2) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of New Archer or any stockholder to New Archer or the New Archer’s stockholders, (3) any action or proceeding asserting a claim against New Archer or any current or former director, officer or other employee of New Archer or any stockholder arising pursuant to any provision of the DGCL, the New Archer Charter or the New Archer’s amended and restated bylaws (as each may be amended from time to time), (4) any action or proceeding to interpret, apply, enforce or determine the validity of the New Archer or the New Archer’s amended and restated bylaws (including any right, obligation or remedy thereunder), (5) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware, and (6) any action asserting a claim against New Archer or any director, officer or other employee of the New Archer or any stockholder, governed by the internal affairs doctrine. The provisions would not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. However, as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act, and an investor cannot waive compliance with the federal securities laws and the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such a provision. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the New Archer Charter provides that the U.S. federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, New Archer would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the New Archer Charter. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.
These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Archer or its directors, officers, or other employees, which may discourage lawsuits against New Archer or its directors, officers and other employees. If a court were to find either exclusive-forum provision in the New Archer Charter to be inapplicable or unenforceable in an action, New Archer may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm New Archer’s business.
Section 203 of the Delaware General Corporation Law
Atlas and New Archer have not and will not opt out of the provisions of Section 203 of the DGCL regulating corporate takeovers under Atlas’ amended and restated certificate of incorporation or the New Archer Charter, as applicable. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•
a stockholder who owns 15% or more of outstanding voting stock (otherwise known as an “interested stockholder”);

•
an affiliate of an interested stockholder; or

•
an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of an entity’s assets. However, the above provisions of Section 203 do not apply if:
•
the board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of its voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•
on or subsequent to the date of the transaction, the initial business combination is approved by the board of directors and authorized at a meeting of the stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with Atlas or New Archer for a three-year period. This provision may encourage companies interested in acquiring Atlas or New Archer to negotiate in advance with the applicable board of directors because the stockholder approval requirement would be avoided if the applicable board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the applicable board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Limitation on Liability and Indemnification of Directors and Officers
Atlas’ amended and restated certificate of incorporation provides, and the New Archer Charter will provide, that directors and officers will be indemnified by Atlas or New Archer, respectively, to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, Atlas’ amended and restated certificate of incorporation provides, and the New Archer Charter will provide, that directors will not be personally liable for monetary damages to Atlas or New Archer, as applicable, for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to Atlas or New Archer, respectively, or their respective stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
New Archer will also enter into agreements with its officers and directors to provide contractual indemnification. Atlas’ current bylaws permit, and the bylaws to be in effect upon the consummation of the Business Combination will permit New Archer to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. New Archer will purchase a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures New Archer against its obligations to indemnify the directors and officers.
These provisions may discourage stockholders from bringing a lawsuit against New Archer’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New Archer and New Archer’s stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent New Archer pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. New Archer believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Atlas’ directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Atlas has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to Atlas regarding (i) unless otherwise indicated in the footnotes below, the actual beneficial ownership of our common stock as of December 31, 2020 (the “Ownership Date”), which is prior to the consummation of the Business Combination, the PIPE Financing and the other transactions contemplated by the Business Combination Agreement (“pre-business combination”) and (ii) the expected beneficial ownership of our common stock immediately following the consummation of the Business Combination, the PIPE Financing and the other transactions contemplated by the Business Combination Agreement (“post-business combination”), assuming that no shares of Atlas are redeemed and, alternatively, that 100% of the Atlas Class A Shares are redeemed, resulting in an aggregate payment of approximately $500.2 million out of the Trust Account, in each case, by:
•
each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of our common stock;

•
each of our current executive officers and directors;

•
each person who will (or is expected to) become an executive officer or director of New Archer following the consummation of the Business Combination; and

•
all executive officers and directors of Atlas as a group pre-business combination and all executive officers and directors of New Archer post-business combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of shares of Atlas Common Stock pre-business combination is based on 250,154,672 outstanding shares of Atlas Common Stock (including 174,972,304 Atlas Class A Shares and 75,182,368 Atlas Class B Shares) issued and outstanding as of the Ownership Date. The ownership percentages listed below do not include any such Atlas Class A Shares that may be purchased after the Ownership Date.
See “Basis of Presentation and Glossary” for information with respect to assumptions underlying New Archer share calculations and ownership percentages.
The expected beneficial ownership of our common stock post-business combination in the “No Redemptions” column in the table below has been determined based upon the following additional assumptions: (i) no holders of Atlas Class A Shares exercise their redemption rights, (ii) 61,512,500 New Archer Class A Shares are issued in the PIPE Financing and to satisfy fees related to the Business Combination and PIPE Financing. (iii) 50,959,804 New Archer Class A Shares are issued, (iv) 75,182,368 New Archer Class B Shares are issued to the Archer Founders and other former stockholders of Archer in the Business Combination, (v) none of Atlas’ initial stockholders or the former stockholders of Archer purchase Atlas Class A Shares in the open market and (vi) there are no other issuances of equity interests of New Archer.
The expected beneficial ownership of our common stock post-business combination in the “Maximum Redemption” column in the table below has been determined based upon the following additional assumptions: (i) 50,000,000 Atlas Class A Shares are redeemed for an aggregate payment of approximately $500.1 million from the Trust Account; (ii) 61,512,500 New Archer Class A Shares are issued in the PIPE Financing and to satisfy fees related to the Business Combination and PIPE Financing. (iii) 50,959,804 New Archer Class A Shares are issued, (iv) 75,182,368 New Archer Class B Shares are issued to Archer Founders and other former stockholders of Archer in the Business Combination, (v) none of Atlas’ initial stockholders or the former stockholders of Archer purchase Atlas Class A Shares in the open market and (vi) there are no other issuances of equity interests of New Archer.

					After the Business Combination
	Before the Business Combination				No Redemption				Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Atlas Class A Shares	%	Number of Atlas Class B Shares	%	Number of New Archer Class A Shares	%	Number of New Archer Class B Shares	%	Number of New Archer Class A Shares	%	Number of New Archer Class B Shares	%
	(in thousands, unless otherwise indicated)
Atlas Investors(2)	50,000	40%	—	0%	50,000	29%	—	0%	—	0%	—	0%
PIPE Investors and other investors(3)	61,513	50%	—	0%	61,513	35%	—	0%	61,513	49%	—	0%
Founder Shares(4)	12,500(5)	10%	—	0%	12,500	7%	—	0%	12,500	10%	—	0%
Brett Adcock	—	0%	31,922	25%	—	0%	31,922	42%	—	0%	31,922	42%
Adam Goldstein	—	0%	31,922	25%	—	0%	31,922	42%	—	0%	31,922	42%
Other Archer	—	0%	62,298	50%	50,960	29%	11,338	16%	50,960	41%	11,338	16%
Total	124,013	100%	126,142	100%	174,973	100%	75,182	100%	124,973	100%	75,182	100%

Less than one percent.
(1)
Unless otherwise noted, the business address of each of the following is 399 Park Ave., New York, New York 10022.

(2)
Atlas Crest Investment LLC is the record holder of the shares reported herein. Each of our officers and directors are among the members of Atlas Crest Investment LLC. Mr. Moelis is the sole managing member of Atlas Crest Investment LLC. Mr. Moelis has voting and investment discretion with respect to the common stock held of record by Atlas Crest Investment LLC. Mr. Moelis disclaims any beneficial ownership of any shares held by Atlas Crest Investment LLC except to the extent of his ultimate pecuniary interest.

(3)
Includes 1,513 Class A common stock (based on the assumed price of $10.00 per share of common stock) issued to satisfy fees related to the Business Combination and PIPE Financing.

(4)
Interests shown consist solely of Atlas Class B Shares. Such shares will automatically convert into Atlas Class A Shares upon the consummation of the Business Combination on a one-for-one basis, subject to adjustment, as described herein.

(5)
Represents the 12,500 Founder Shares that are legally outstanding. Includes 1,875 Sponsor Earn Out Shares, which are subject to the earnout contingency.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Archer Related Person Transactions
Other than compensation arrangements for Archer’s directors and executive officers, which are described elsewhere in this proxy statement/prospectus, below is a description of transactions since Archer’s inception on October 16, 2018 to which Archer was a party or will be a party, in which:
•
the amounts involved exceeded or will exceed $120,000; and

•
any of Archer’s directors, executive officers or holders of more than 5% of Archer’s capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Private Placements of Archer Securities
Archer Founder Convertible Promissory Note
In October 2019, Archer issued and sold convertible promissory notes with an aggregate principal amount of $600,570 with an interest rate of 5% per annum (the “Archer Founder Notes”) pursuant to a note purchase agreement. In November 2019, Archer held the initial closing of its Series Seed Preferred Stock financing (as described below), which triggered the automatic conversion of the outstanding principal plus accrued interest on such notes into shares of Series Seed Preferred Stock.
The participants in the convertible note financing included entities affiliated with members of Archer’s board of directors. The following table sets forth the aggregate principal amount of the Archer Founder Notes issued to such parties:
Noteholders	Aggregate Principal Amount
Capri Growth LLC(1)	$300,285
Hight Drive Growth LLC(2)	300,285

(1)
Adam Goldstein, co-CEO and a member of Archer’s board of directors, is a managing member of Capri Growth LLC, a beneficial owner of greater than 5% of Archer’s capital stock.

(2)
Brett Adcock, co-CEO and a member of Archer’s board of directors, is a managing member of Hight Drive Growth LLC, a beneficial owner of greater than 5% of Archer’s capital stock.

Series Seed Preferred Stock Financing
Between November 2019 to December 2019, Archer issued and sold an aggregate of 16,363,635 shares of its Series Seed Preferred Stock at a purchase price of $0.33 per share, for an aggregate purchase price of $5.4 million, and issued an aggregate of 1,829,880 shares of Archer’s Series Seed Preferred Stock upon conversion of the Archer Founder Notes. Each share of Archer’s Series Seed Preferred Stock will convert into one share of Archer’s common stock immediately prior to the closing of the Business Combination.
The table below sets forth the number of shares of Series Seed Preferred Stock purchased by Archer’s related parties:
Stockholder	Shares of Series Seed Preferred Stock	Total Cash Purchase Price	Principal & Interest Cancelled
Capri Growth LLC(1)	914,940	$—	$301,930
Hight Drive Growth LLC(2)	914,940	—	301,930
Marc Lore(3)	15,151,515	5,000,000	—
Adam Goldstein(2)	606,060	200,000	—
Brett Adcock(2)	606,060	200,000	—

(1)
Adam Goldstein, co-CEO and a member of Archer’s board of directors, is a managing member of Capri Growth LLC, a beneficial owner of greater than 5% of Archer’s capital stock.

(2)
Brett Adcock, co-CEO and a member of Archer’s board of directors, is a managing member of Hight Drive Growth LLC, a beneficial owner of greater than 5% of Archer’s capital stock.

(3)
Marc Lore is a principal stockholder.

2019 Convertible Promissory Note
Between November 2019 and December 2019, Archer issued and sold convertible promissory notes with an aggregate principal amount of $5.0 million and an interest rate of 10% per annum (the “2019 Notes”) pursuant to a note purchase agreement. In July 2020, Archer held the initial closing of its Series A Preferred Stock financing (as described below), in which holders of all 2019 Notes elected to convert the outstanding principal plus accrued interest on the 2019 Notes into shares of Series A Preferred Stock.
The participants in the convertible note financing included members of Archer’s board of directors and an owner of greater than 5% of Archer’s capital stock. The following table sets forth the aggregate principal amount of the 2019 Notes issued to such parties:
Noteholders	Aggregate Principal Amount
Marc Lore(1)	$3,000,000
Adam Goldstein(2)	1,000,000
Brett Adcock(3)	1,000,000

(1)
Marc Lore is a principal stockholder.

(2)
Adam Goldstein is co-CEO and a member of Archer’s board of directors.

(3)
Brett Adcock is co-CEO and a member of Archer’s board of directors.

Series A Preferred Stock Financing
Between July 2020 and October 2020, Archer issued and sold an aggregate of 41,872,399 shares of its Series A Preferred Stock at a purchase price of $1.2046 per share, for an aggregate purchase price of $50.4 million, and issued an aggregate of 4,395,023 shares of Archer’s Series A Preferred Stock upon conversion of the 2019 Notes. Each share of Archer’s Series A Preferred Stock will convert into one share of Archer’s common stock immediately prior to the closing of the Business Combination.
The table below sets forth the number of shares of Series A Preferred Stock purchased by Archer’s related parties:
Stockholder	Shares of Series A Preferred Stock	Total Cash Purchase Price	Principal & Interest Cancelled
Capri Growth LLC(1)	1,660,302	$2,000,000	$—
Hight Drive Growth LLC(2)	1,660,302	2,000,000	—
Marc Lore(3)	5,675,959	6,837,260	—
	2,633,739	—	3,172,603
Adam Goldstein	880,642	—	1,060,822
Brett Adcock	880,642	—	1,060,822
TCP Archer Aviation LLC	7,702,468	9,278,392	—

(1)
Adam Goldstein, co-CEO and a member of Archer’s board of directors, is a managing member of Capri Growth LLC, a beneficial owner of greater than 5% of Archer’s capital stock.

(2)
Brett Adcock, co-CEO and a member of Archer’s board of directors, is a managing member of High Drive Growth LLC, a beneficial owner of greater than 5% of Archer’s capital stock.

(3)
Marc Lore is principal stockholder.

Loans to Executive Officers
In November 2020, Archer entered into partial recourse promissory note arrangements with Mr. Adcock and Mr. Goldstein. The aggregate principal amount of each promissory note was $396,827 and bore interest at 0.38% per annum. All of the principal and interest under the note will either be paid off or forgiven prior to the closing of the Business Combination, and will no longer be outstanding.
Loans to the Sponsor
In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a business combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
Atlas entered into a promissory note with the Sponsor effective June 25, 2021, pursuant to which Atlas borrowed an aggregate amount of $300,000, which will be used to finance transaction costs in connection with the Business Combination. The loan is non-interest bearing and due to be paid upon the consummation of a business combination.
Business Combination Private Placement
In connection with the execution of the Business Combination Agreement, Atlas entered into Subscription Agreements with the Subscribers, pursuant to which the Subscribers agreed to purchase, and Atlas agreed to sell the Subscribers, an aggregate of 60,000,000 shares of Atlas’ Class A common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $600.0 million, in the PIPE. United Airlines, Inc., which would be an owner of greater than 5% of Archer’s capital stock, if its warrant were fully vested and exercised on the date of execution of the Business Combination Agreement, agreed to purchase 2,500,000 shares of Atlas Common Stock in the PIPE for an aggregate purchase price of $25.0 million. Marc Lore, an owner of greater than 5% of Archer’s capital stock, agreed to purchase 1,000,000 shares of Atlas Common Stock in the PIPE for an aggregate purchase price of $10.0 million. Brett Adcock and Adam Goldstein, Archer’s Co-Chief Executive Officers, each agreed to purchase 100,000 shares of Atlas Common Stock in the PIPE for an aggregate purchase price of $1,000,000, respectively.
Other Transactions
Archer has entered into employment agreements with its executive officers. For more information regarding employment agreements with Archer’s named executive officers, see the section titled “Executive Compensation of Archer — Employment Arrangements with Executive Officers.”
Archer has also granted stock options to its executive officers. For a description of these equity awards, see the section titled “Executive Compensation of Archer.”
Transaction Support Agreements
In February 2021, Atlas, Archer and certain Archer stockholders, including holders affiliated with members of the Archer board of directors and beneficial owners of greater than 5% of Archer’s capital stock, entered into the Transaction Support Agreements, whereby such Archer stockholders agreed to, among other things, vote all of their shares of Archer’s capital stock in favor of the approval and adoption of the transactions contemplated by the Business Combination Agreement. Additionally, such stockholders agreed, among other things, not to transfer any of their shares of Archer Common Stock and Archer Preferred

Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions, or enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.
Indemnification Agreements
Archer has entered into indemnification agreements with each of its directors and officers. The indemnification agreements require Archer to indemnify its directors and officers to the fullest extent permitted by Delaware law. Archer intends to enter into new indemnification agreements with its directors and officers following the consummation of the Business Combination.
Related Person Transactions Policy Following the Business Combination
Upon the consummation of the Business Combination, the New Archer board of directors will adopt a written related person transactions policy that sets forth New Archer’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of New Archer’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which New Archer or any of its subsidiaries are participants involving an amount that exceeds $120,000, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness and guarantees of indebtedness, subject to certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act.
Transactions involving compensation for services provided to New Archer as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of New Archer’s voting securities (including New Archer’s Common Stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of New Archer’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to New Archer’s audit committee (or, where review by New Archer’s audit committee would be inappropriate, to another independent body of the New Archer board of directors) for review. To identify related person transactions in advance, New Archer will rely on information supplied by its executive officers, directors and certain significant stockholders. In considering related person transactions, New Archer’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:
•
the risks, costs, and benefits to New Archer;

•
the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•
the extent of the related person’s interest in the transaction;

•
the purpose and terms of the transaction;

•
management’s recommendation with respect to the proposed related person transaction;

•
the availability of other sources for comparable services or products; and

•
whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction.

New Archer’s audit committee will approve only those transactions that it determines are fair to us and in New Archer’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.
Atlas Related Person Transactions
The Sponsor holds all of Atlas’ 12,500,000 Founder Shares, representing 20% of the total outstanding shares of Atlas common stock outstanding upon the completion of Atlas’ IPO. The Sponsor also holds

8,000,000 private placement warrants. Each private placement warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of an initial business combination.
Atlas currently utilizes office space at 399 Park Ave., New York, New York 10022 from the Sponsor. Atlas pays the Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of the management team. Upon completion of an initial business combination or our liquidation, Atlas will cease paying these monthly fees.
Except as otherwise disclosed in this proxy statement/prospectus, no compensation of any kind, including finder’s and consulting fees, will be paid by Atlas to the Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Atlas’ behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Atlas’ audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or Atlas’ or its affiliates.
Atlas engaged Moelis & Company LLC as a financial advisor in connection with the Business Combination and agreed to pay a customary financial advisory fee in an amount that constitutes a market standard financial advisory fee for comparable transactions.
After the Business Combination, members of Atlas’ management team who remain with Atlas may be paid consulting, management or other fees from New Archer with any and all amounts being fully disclosed to stockholders, to the extent then known. The amount of such compensation will not be known at the time of distribution of this proxy statement/prospectus or at the time of a stockholder meeting held to consider the Business Combination, as applicable, and it will be up to the directors of New Archer to determine executive and director compensation.
For additional information on related party transactions, see the section entitled “Proposal No. 1: The Business Combination Proposal — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus.
Certain Agreements Related to the Business Combination
In connection with the Business Combination, certain agreements were entered into or will be entered into pursuant to the Business Combination Agreement by Atlas. References below are qualified in their entirety by reference to the full text of such agreements and to the descriptions thereof included elsewhere in this proxy statement/prospectus. These agreements include:
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Subscription Agreement (see the section entitled “Proposal No. 1: The Business Combination Proposal — Related Agreements — Subscription Agreements”);

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Atlas Letter Agreement (see the section entitled “Proposal No. 1: The Business Combination Proposal — Related Agreements — Atlas Letter Agreement”);

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Sponsor Letter Agreement (see the section entitled “Proposal No. 1: The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement”); and

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Registration Rights Agreement (see the section entitled “Proposal No. 1: The Business Combination Proposal — Related Agreements — Registration Rights Agreement”).

INFORMATION ABOUT ARCHER
Unless the context otherwise requires, all references in this section to “Archer,” “it” and “their” refer to Archer Aviation Inc. prior to the consummation of the Business Combination.
Overview
Archer’s goal is to be one of the world’s leading urban air mobility companies. Archer’s mission is to advance the benefits of sustainable air mobility. Specifically, Archer was founded to improve mobility and drive the world towards a zero-emissions future. Archer is designing and developing an electric vertical takeoff and landing (“eVTOL”) aircraft for use in Urban Air Mobility (“UAM”) that can carry passengers roughly 60 miles at speeds of up to 150 miles per hour while producing minimal noise and zero emissions. With eVTOL, Archer would, upon receipt of the necessary air carrier operating authority, be the first urban air mobility company that moves people throughout the world’s cities in a quick, safe, sustainable, and cost-effective manner.
The growing congestion of vehicular traffic is an inefficiency that consumes time and increases carbon emissions, however, the advancement of eVTOL aircraft will provide an additional mode of short-distance travel to alleviate congestion and reduce pollution. It is estimated that in the U.S. alone, drivers spend nearly seven billion extra hours and unnecessarily consume three billion gallons of fuel a year in traffic. Transitioning to electric propulsion enables a change in technology that provides a low-cost and highly reliable aircraft. Developing a low-cost eVTOL aircraft will make air mobility affordable and accessible, enabling a material reduction in the number of vehicles on the road.
Archer plans to have lines of business that mutually support one another. Archer Direct will manufacture and sell aircraft, and Archer UAM will transform air mobility by creating a cost-competitive aerial ride-sharing service which it can implement upon receipt of an operating certificate and relevant economic authority. Archer is observing early signs of demand for electric aircraft across a wide range of industries, such as cargo logistics, military and commercial operations as organizations and people are now becoming committed to environmentally-friendly products and services, including sustainable air mobility. Archer’s agreement with United Airlines, further discussed below, is an example of companies committing to accelerate de-carbonization. As the aviation industry transitions to electric aircraft, Archer will be a distinguished leader given its first-mover advantage.
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Archer Direct.   Archer designs, develops, manufactures and will sell electric aircraft to third parties as an original equipment manufacturer (“OEM”). Archer’s production aircraft is a high-end luxury product that is designed to ensure efficient, low-cost manufacturing and facilitate the regulatory approval process. Archer’s aircraft will use existing technology with a focus on simplicity of operation in order to exceed the highest safety standards and ensure commercialization is achieved on the earliest possible timeline. Sales of its aircraft will be anchored by the commercial agreement Archer has entered into with United Airlines for the conditional purchase of $1 billion worth of aircraft, with an option for another $500 million worth of aircraft, while Archer Direct will also capitalize on the significant demand anticipated for electric aircraft as adoption accelerates.

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Archer UAM.   Archer will build its aerial ride-sharing business using the aircraft that it will manufacture. Through technological developments and a manufacturing process designed for efficient commercialization, Archer will be able to build a low-cost, highly reliable, and safe aircraft. The low cost structure will allow Archer to enter the ride-sharing market at a price point that is competitive with vehicular ride sharing services while having the advantage of saving customers significant travel time. Upon receipt of authority, Archer expects to initially begin operations in major U.S. cities such as Los Angeles, Miami, Dallas-Fort Worth, and Orlando. As the Archer brand name becomes widely known, the customer-base grows and Archer eVTOL aircraft manufacturing accelerates, Archer plans to expand into additional regions, which will be evaluated and prioritized based on estimated demand at the time of potential market entrance.

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Autonomous Aircraft in the Future.   While it is not possible to certify and operate a commercial passenger carrying autonomous aircraft in the U.S. today, Archer believes this will be possible in the future. Archer defines an autonomous aircraft as a self-piloted aircraft that has no onboard pilot or operator, with traditional pilot responsibilities instead being performed by a combination of onboard systems, ground based systems, and/or ground based operators. As autonomy gains acceptance, Archer believes that it is positioned to capitalize on an evolving aerospace industry.
Archer has an internal autonomy roadmap and sees its first step to autonomy, once regulations allow, as replacing the onboard pilot with a ground based operator who will monitor flights and be capable of issuing high level commands. The removal of an onboard pilot will free up payload and space for an additional passenger while reducing operating costs. Autonomy also provides increased safety and reliability by significantly reducing human error and increasing the predictability of flights. As operational experience is gained, Archer expects a single operator to be responsible for managing multiple vehicles at any given time. Eventually, technological improvements should reach the point where an operator can be completely removed from the loop. Archer has hired team members with extensive experience developing autonomous systems, which Archer believes gives it a strong competitive advantage in this area.
Opportunity
The increasing public consensus that the adoption of sustainability initiatives is critical to preserve the environment and reduce emissions has accelerated the implementation of government regulations, created additional federal and state incentives, started to meaningfully influence consumer behavior, and has led to an increasing focus by corporations on their emissions standards and targets. This in turn has created greater interest in vehicle electrification. However, to date, the electrification of aircraft has lagged the adoption of electric automobiles in large part because of the greater technical challenges. These challenges include the need for batteries with higher specific energy and power.
In a 2021 industry report, Morgan Stanley estimates that the global urban air mobility market is expected to be approximately $1 trillion to $4.4 trillion by 2040. Half of the world’s population lives in cities today, and the United Nations predicts that by 2050, 70% of the population will live in cities. This migration has led to unprecedented traffic congestion, with a noticeable inability to scale ground infrastructure. Archer offers a potential solution by expanding travel into the air, where one can travel up to 150 miles per hour, point-to-point, with no congestion, no stoplights, and no traffic. Furthermore, the electrification of aircraft will also help push the world towards a zero-emissions future. The largest segment of the urban air addressable market is shared mobility and passenger transportation, while cargo logistics and military and defense are also expected to provide a substantial market opportunity. Archer is a contractor to the U.S. government and is currently working on two Small Business Technology Transfers for the U.S. Air Force focused on autonomy and acoustics.
Archer believes that the key to the success of Archer’s eVTOL aircraft is through achieving high utilization to amortized fixed costs over more seat-miles. The high utilization is achieved by traveling at speeds up to 150 mile per hour and through fast charging of the batteries. Compared to ride share cars, these vehicles will generate substantially more revenue, with initial internal estimates that each vehicle can generate over $2 million in annual revenue. Furthermore, Archer expects to generate over $1 million of operating profit per aircraft after accounting for all direct and indirect costs, including pilot wages, maintenance, battery pack amortization, energy, landing fees, and depreciation of the aircraft itself. Based on Archer’s current estimates, Archer expects that once the operating authority is received, the aerial ride sharing business, Archer UAM, will be more than three times more profitable over the life of an aircraft when compared to the profit received from the sale of one aircraft to a third party.
Manufacturing
Archer’s production aircraft is designed to be efficient, safe, and low noise in all phases of flight. In addition, the aircraft is designed for an efficient path through the certification process and scalable commercialization. Archer plans to manufacture the aircraft in two distinct phases, where the initial phase leverages standard aerospace manufacturing processes, building airplanes using the same processes as commercial aircraft manufacturers. Archer is currently working with Stellantis to identify opportunities to leverage their existing supply chain to reduce costs on certain components and raw materials. Archer’s long-term manufacturing strategy is focused on ultimately producing aircraft with high production rate processes similar to those used in the automotive industry. This second phase of manufacturing is designed to enable Archer to scale output while significantly reducing costs.

Market Opportunity
Archer believes UAM is a large potential global market. The global UAM industry, which includes shared mobility, airlines, cargo, military, and defense applications, and key related technology and infrastructure, represents more than $1 trillion of total addressable market opportunity by 2040. Archer views the underlying secular drivers of this massive total addressable market as the following:
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Unprecedented traffic congestion as the world’s population migrates to cities;

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Performance improvement and cost reductions in electric power systems; and

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Need for a zero-emission transportation solution to sustain growth while minimizing environmental impact.

Archer’s go-to-market strategy of both selling aircraft to existing operators, as well as establishing its own operations and direct-to-consumer business, presents a unique opportunity to capture market share. The dual revenue streams have the potential to reinforce each other and catalyze the full ecosystem.
One of Archer’s goals is to be the next great U.S.-based aerospace manufacturer. Archer Direct brings it closer to this goal while competing in the airline, cargo, and military and defense sectors of the total addressable market. Archer expects that its agreement with United Airlines will allow it to collaborate with an industry leader and leverage their expertise as an aircraft fleet operator, which will help Archer design systems and processes for maintenance, develop pilot training programs, and establish operations at airports. Beyond airlines, Archer Direct can provide OEM sales to the cargo and logistics industry with the potential to partner with global logistics firms and large retail customers. Military and emergency services provide an additional opportunity for revenue sales as eVTOL aircraft can be used for logistics missions that favor lower-cost operations or address the need for emergency transport in densely populated city centers.
Archer anticipates launching its direct-to-consumer operations shortly after the Archer production aircraft is certified. By controlling the aircraft and operations network, Archer can provide a seamless and exceptional travel experience for its customers. According to a 2021 Morgan Stanley report, shared mobility represents a significant portion of the total addressable market. Based on its business modeling, Archer believes that the key determinants to a profitable urban air mobility product are developing an aircraft that saves people time at a low cost, while providing exceptional customer service and ease of use. Archer is focusing its early launch markets on highly-congested cities such as Los Angeles, Miami, Dallas-Fort Worth, and Orlando.
A low cost per trip and time saved can only be delivered by flying fast (over 100 mph) over congested cities on medium-to-long urban routes (10 to 60 miles). To achieve low operating costs, it is important to maximize aircraft utilization as well as minimize energy and maintenance costs. The first phase of the go-to-market strategy depends on existing and retrofitted infrastructure. To drive profitability, Archer ultimately plans to operate its own fleet of eVTOL aircraft. As Archer scales, it anticipates collaborating with aligned infrastructure development partners to build high-throughput vertiports that can accommodate hundreds of take-offs and landings per hour. Furthermore, as adoption becomes widespread and industry regulation is established, Archer expects that autonomous operations will become accepted, which would further lower costs, improve efficiency, and potentially materially increase profitability.
Archer’s aircraft will provide a cost-efficient solution to travel for the masses, and it is faster and more convenient than ground-based forms of transportation. To build a viable long term business, Archer believes that Archer UAM not only needs to save people time, but do so in a sustainable way. Like other electric vehicles, eVTOL aircraft will provide the sustainable benefits of zero local emissions.
Competitive Strengths
Archer’s aircraft is optimized for the business case.
Archer approaches design from a holistic perspective, optimizing the aircraft design in parallel with the future network and operations. Archer’s system simulation capability enables it to compare performance of aircraft designs with different performance requirements on potential networks in cities across the U.S., allowing Archer to design the aircraft that will yield the best operating economics and value to future customers.
Designed for manufacturing with vertical integration for key enabling technologies.
Archer’s aircraft has been designed with manufacturing in mind from day one. Archer’s philosophy is to keep designs as simple as possible while still meeting performance goals. Archer is leveraging the existing aerospace supply chain for commodity items but is vertically integrating the key enabling technologies required for eVTOL aircraft, including the development of a proprietary electric powertrain and flight control software.
Designed for certification from day one.
Archer’s aircraft have been designed with certification in mind from the beginning. Archer is certifying in the U.S. with the FAA and has worked closely with regulators throughout the early stages of its product design. Archer began the FAA type certification process in 2020 and has been approved by the FAA Innovation Center intake board. As a result, Archer is on pace to establish its certification basis in the first half of 2021 and agree to the means of compliance with those requirements in the second half of 2021. Archer believes this coordination with regulators provides a competitive strength as it will be able to reduce the risk of redesign efforts, therefore minimizing certification timeline. Archer has additional confidence in its certification efforts due to the complementary experience of its core engineering team and its seasoned certification and systems engineering teams. Archer is working to achieve FAA Type Certification as stated in 14 CFR Part 21.21 for the aircraft under 14 CFR Part 23 requirements in 2024.
Strategic and commercial agreements with United and Stellantis.
Archer entered into strategic and commercial agreements with both United Airlines and Stellantis. Archer believes its relationships with United Airlines and Stellantis provide it unique benefits that it believes will help it realize its goals for long-term success. Archer expects United Airlines will assist it in accelerating the path through FAA certification, pilot and maintenance crew training, and overall go-to-market strategy for city launches and airport connections. The Stellantis partnership provides the opportunity to leverage existing commercial supply chains to accelerate Archer’s time-to-market. Archer gains the benefits from an OEM global footprint and economies of scale. This will allow Archer to increase the volume of aircraft produced and drive down costs. Both relationships solidify the OEM component of Archer’s business model which will accelerate and finance its growth into urban air mobility.
Deep and experienced engineering team.
Archer has built an elite engineering team with over 200 years of eVTOL experience. In addition, Archer has added individuals with extensive commercial aerospace experience, demonstrating its commitment to certification and safety throughout the aircraft development process. Archer believes that its combination of technological innovation, intellectual property, and talent differentiates it from its competitors and increases the barriers to entry.
Technology
Archer’s technology enables a holistic eVTOL aircraft design with high performance, low operating costs, zero local emissions, small acoustic footprint, and a high level of safety. Archer’s aircraft configuration has the right mix of tilting and fixed rotors to provide a high level of propulsion redundancy and efficiency throughout the flight envelope. The hover efficiency is enabled by having sufficient rotor disk area. Cruise efficiency is achieved by tilting half the rotors for use in cruise flight while stopping the other rotors and aligning them in a low drag position. This configuration is enabled by Archer’s battery, electric powertrain, low noise rotor, and fly-by-wire flight control technologies.
The performance and operating cost of an eVTOL aircraft is largely dictated by the battery pack performance. It is important to maximize the specific energy of the battery pack while meeting power demands at low state of charge and end of life, satisfying safety and regulatory requirements, having a fast charge capability, and ensuring a long cycle life. Archer has identified production lithium ion cells today that meet its requirements and plans to partner with a leading cell supplier for production. Archer is designing battery packs in-house that integrate the aforementioned cells to meet aerospace certification requirements with a low mass overhead design. The battery pack design includes structure to support the cells, a thermal management system, and a thermal runaway propagation prevention system.
Archer’s powertrain architecture includes six independent battery packs to provide energy to its electric propulsion units over a redundant power distribution system. The electric propulsion units include high specific torque permanent magnet synchronous electric motors driven by high specific power motor inverters. In designing its electric propulsion units, Archer concentrates on the integrated system that takes high voltage electric power as an input and converts it to mechanical power at the output shaft of the motor. The electric propulsion units are designed to be high reliability and require minimal maintenance in order to increase safety and minimize operating costs.
The electric propulsion units drive high efficiency proprotors that are designed to have a low acoustic signature. The acoustic signature is driven by the dominant sources of rotor noise; loading noise, thickness noise, and broadband noise. All of these sources are very strong functions of the rotor tip speeds. Archer’s eVTOL design with many smaller rotors enable sufficient thrust to be achieved at tip speeds in hover that are about two thirds that of a typical helicopter rotor. Archer has conducted extensive research and development into blade shapes that minimize all of the noise sources. An additional advantage of eVTOL vehicles is that the frequencies of the dominant tones are higher, resulting in increased atmospheric attenuation and a smaller acoustic footprint. Archer’s design goals are for the rotor noise to be dominated by broadband contributions which minimize annoyance compared to tonal noise resulting from unsteady loading. Archer expects its aircraft to be an order of magnitude (10 EPNdB) quieter than existing rotorcraft in the takeoff and approach certification test conditions. During the flyover certification test condition in the cruise configuration Archer aircraft should be at least two orders of magnitude (20 EPNdB) quieter than existing rotorcraft, rendering it inaudible in major cities.
Archer’s fly-by-wire flight control system is a final core technology that enables an easy-to-fly, safe, and efficient eVTOL design. The flight control system intelligently combines pilot control inputs with signals from redundant feedback sensors to command the large number of redundant actuators on the vehicle. The avionics architecture includes redundancy on all flight critical sensors, computation, and internal communication buses. The control system is tuned to provide an easy to fly vehicle throughout the flight envelope. Other differentiated aspects of Archer’s flight control system include:
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autopilot modes;

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inner loop stabilization throughout the flight envelope;

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actuator allocation that translates pilot commands to the plurality of actuators;

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automatic compensation for failures of propulsion components or control surface actuators;

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features that reduce perceived noise; and

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electric motors with torque on demand to enable high bandwidth control.

Manufacturing
From the beginning, Archer’s aircraft have been designed for rapid certification and ease of mass manufacturing. Archer intends to vertically integrate key technologies such as the proprotors, electric powertrain, and its fly-by-wire flight control system.
Archer anticipates opening a manufacturing facility in late 2022. Archer plans to leverage its experienced engineering team and proven aerospace manufacturing techniques to initially produce hundreds of aircraft per year, while continuing to plan for higher volume manufacturing in the future.
As the business scales and exceeds existing aerospace production rate capabilities, Archer will need to invest in higher rate and more automated production technologies to reduce costs. In 2020, Archer established a partnership with Stellantis, the fourth-largest automotive OEM in the world by volume, to explore high-rate composite manufacturing technologies for aerospace and to gain access to their low-cost supply chain. As partners, Archer plans to leverage Stellantis’ automotive industry expertise and apply that to aircraft manufacturing. Additionally, Archer will further improve the processes specific to the assembly of aircraft and utilize advanced composite materials to enable higher production rates.
Growth Strategy
Archer pursues the following key growth strategies:
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Develop a reliable, certifiable aircraft.   Archer works closely with regulators during the early design stage of its production vehicle to define the certification requirements and agree to means of compliance for those requirements. This coordination is imperative to the design process as Archer seeks to minimize the certification timeline by avoiding costly re-design efforts to meet previously unaccounted for regulatory requirements. While focusing on certification, Archer is designing the aircraft to meet aviation safety standards, which includes incorporating redundancy into all critical systems to ensure no single points of failure. In parallel with the design efforts for Archer’s production vehicle, Archer is in the final assembly stage of a full scale demonstrator vehicle, Maker. As a full scale demonstrator, Maker will help Archer advance its key enabling technologies: high specific energy batteries, electric propulsion system, fly-by-wire flight control system, and low acoustic signature rotors. This vehicle will allow Archer to gather flight test data to validate the design and de-risk the vehicle configuration prior to producing the production aircraft. Archer expects its electric aircraft to launch to market in 2024 after receiving a type certificate from the FAA.

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Round out Archer’s world-class team.   The development of a certified eVTOL aircraft that meets Archer’s business’ requirements demands a significant system development effort on all facets of the vehicle. By establishing Archer’s business in Silicon Valley, Archer has been able to recruit top-tier engineers with previous experience designing and testing eVTOL vehicles. Archer’s engineering team has extensive experience designing, building, and testing six full scale eVTOL aircraft at other manufacturers over the past decade. Archer has augmented this talent base with experienced engineers from traditional aerospace companies who have taken designs from conception through certification and talent from the electric vehicle industry to aid its electric powertrain development. Archer believes that by continuing to build out a diverse world-class team, Archer will continue on its current trajectory of bringing the right vehicle to market with a clear path to certification and high-volume production.

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Construct manufacturing facilities.   A key milestone for 2021 is the site selection for Archer’s manufacturing and production flight test facility. Archer plans for the first version of its product to be produced at this location using existing aerospace manufacturing processes to reduce development and certification risks. Archer plans to transition to high-volume composite manufacturing over time, which will enable it to scale to production rates that exceed 1,000 aircraft per year.

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Build out Archer’s flight operations infrastructure.   Archer’s current plans are to first launch in the United States but also investigate regulatory requirements for certifying and operating outside of the United States. In addition to selling aircraft to existing operators, Archer plans to go to market by establishing its own direct to consumer flight operations business. By owning and controlling the aircraft and operations network, Archer believes it can provide a seamless and exceptional travel experience for Archer’s customers. Through Archer’s recent agreement with United Airlines, it expects to leverage their expertise as an aircraft fleet operator, which will help Archer design systems and processes for maintenance, develop pilot training programs, and establish operations at airports. Archer anticipates launching its direct-to-consumer operations shortly after the Archer aircraft is certified.

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Autonomous flight capabilities.   Archer is investing heavily in autonomous flight technologies to improve safety, increase aircraft utilization, and reduce costs. To move up the learning curve, all Maker test flights are being conducted autonomously, increasing safety and improving its system performance. Archer sees its first step to autonomy as replacing the onboard pilot with a ground-based operator who will monitor flights and be capable of issuing high level commands, freeing up another passenger seat. As operational experience is gained, a single operator should be able to manage multiple vehicles, with technology eventually improving to the point where you can completely remove an operator from the loop.

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Optimize system simulation to save time and money.   Archer continues to improve its demand modeling and operations simulation tool, Prime Radiant, to refine operational requirements for its mass production vehicle. This system includes detailed modeling of the future Archer UAM network to enable Archer to optimize aircraft specifications (range and payload), operations across various cities, and landing and takeoff infrastructure (location, size, and throughput). This proprietary tool combines origin-destination trip data with mode choice models to gain an understanding of existing trips in cities that are likely to convert to UAM while understanding the sensitivity to various operating assumptions and vehicle performance parameters. In addition, Archer uses Prime Radiant to understand which cities will benefit most from Archer UAM and are likely to be early adopters. The data generated is vital for engaging with cities around the world to demonstrate the opportunities UAM provides and even aids in locating vertiport infrastructure. The operational models inside Prime Radiant which assign simulated demand requests to flights will also form the backbone of Archer’s future operational algorithms. Archer plans to expand its capabilities to model induced demand and further understand how Archer UAM can help shape the fabric of cities moving forward.

Intellectual Property
Archer’s ability to protect its material intellectual property is important to Archer’s business. Archer relies upon a combination of protections afforded to owners of patents, copyrights, trade secrets, and trademarks, along with employee and third-party non-disclosure agreements and other contractual restrictions to establish and protect its intellectual property rights. In particular, unpatented trade secrets in the fields of research, development and engineering are an important aspect of Archer’s business by ensuring that its technology remains confidential. Archer also pursues patent protection when Archer believes it has developed a patentable invention and the benefits of obtaining a patent outweigh the risks of making the invention public through patent filings.
As of March 2, 2021, Archer had seven pending U.S. patent applications. Archer’s patent applications are directed to, among other things, configurations for eVTOL aircraft, electric aircraft power distribution, control allocation for eVTOL aircraft, and battery network management for electric vehicle fleets. As of March 2, 2021, Archer’s U.S. patents, including those covering Archer’s eVTOL aircraft configurations, power distribution systems and methods, control allocation systems and methods, and battery network management, pending grant of each application, will expire in approximately 2040 and 2041, based on the 20 year term of U.S. patents (absent any available patent term adjustments or extensions). As of March 3, 2021, Archer had trademark registrations pending in 27 countries.
Archer regularly reviews its development efforts to assess the existence and patentability of new inventions, and Archer is prepared to file additional patent applications when it determines it would benefit Archer’s business to do so.
Research And Development
Archer is conducting extensive research and development to reduce technical risks associated with developing Archer’s production aircraft. Today, a significant portion of Archer’s team is focused on the development and testing of Archer’s demonstrator aircraft, called Maker. This aircraft provides a technology development testbed to evaluate candidate system architectures and components for the certified production aircraft. Additionally, Archer is performing research and development on battery systems and other electric powertrain components in order to maximize the performance of its aircraft.
Archer’s eVTOL Aircraft
Archer has designed a breakthrough eVTOL aircraft that brings together state-of-the-art advances in electric propulsion and fly-by-wire flight controls. The aircraft is designed to be quiet, require low maintenance, meet high safety standards, and have low operating costs. Since the start of the design process, Archer has been working closely with the FAA to understand certification requirements and incorporate this into its design process. Archer’s end result is a novel aircraft configuration with differentiated technology that leverages the benefits of distributed electric propulsion in a vehicle, is optimized for low drag, and achieves high efficiency in all phases of flight. Archer’s fully electric aircraft feature high-performance batteries, electric motors and fly-by-wire flight controls. It is designed for a cruise range of approximately 60 miles and cruise speeds of up to 150 miles per hour.
Key Agreements
United Airlines Collaboration Agreement
On January 29, 2021, Archer entered into an aircraft purchase agreement (the “Purchase Agreement”) with United Airlines, Inc. (“United”) related to the purchase of an Archer eVTOL model (the “Aircraft”), and a collaboration agreement (the “Collaboration Agreement”) with United related to the development of the Aircraft and certain material terms regarding the Aircraft and the related purchase obligations. Subject to certain conditions and material terms (including those described below), the Purchase Agreement provides for the purchase by United of a given quantity of Aircraft at a fixed base purchase price per unit for an aggregate base purchase price of $1 billion and grants United an option, at its election, to order an additional quantity of Aircraft at the same unit price for an additional aggregate base purchase price of up to $500 million. The Collaboration Agreement provides that Archer and United will hold certain senior management team meetings periodically where they will continue to discuss and negotiate the Material Terms (as described below), contemporaneously with the development of the Aircraft. Archer expects that United will allocate resources in the form of personnel time from its experienced team of pilots, maintenance staff, and regulatory experts. Archer believes its access to these valuable resources will accelerate the certification of Archer’s Aircraft and result in an aircraft with lower maintenance and operational costs.
In connection with the Purchase Agreement and Collaboration Agreement, Archer granted United a warrant to purchase from Archer up to 14,645,614 shares of Archer’s common stock subject to the adjustments and other terms and conditions set forth in such warrant (the “Warrant”) with a $0.01 per share exercise price, subject to adjustment by application of the Exchange Ratio at the Effective Time.
On February 26, 2021, Archer, United and Mesa Airlines, Inc. (“Mesa”) entered into an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”). The Assignment and Assumption Agreement provides for the assignment by United and assumption by Mesa of twenty-percent of those certain purchase order rights and obligations related to the scheduled aircraft deliveries under the Purchase Agreement, as well as the conditional assignment by United and assumption by Mesa of twenty-percent of that certain Warrant issued to United, on January 29, 2021, for the purchase of shares of common stock of Archer (the “United Warrant”). Pursuant to the Assignment and Assumption Agreement, Mesa has also assumed the right and obligation to purchase 500,000 shares of Atlas’ Class A common stock, in the private placement to occur upon consummation of the Business Combination, which shares were to be originally purchased by United pursuant to United’s Subscription Agreement. United has agreed to assign certain portions of the United Warrant to Mesa upon the achievement of certain conditions (consistent with the milestones described in the United Warrant) (the “Mesa Warrants”), and Archer will issue such Mesa Warrants as such conditions are met and Archer will simultaneously reduce the United Warrant in an equal portion for each of the Mesa Warrants.
United’s obligation to purchase Aircraft under the Purchase Agreement is subject to the parties first agreeing after the date hereof on certain additional material terms and conditions (collectively, the “Material Terms”), including, but not limited to, Aircraft specifications, warranties, United’s usage and transfer of the Aircraft, performance guarantees, delivery periods, most favored nation provisions, the type and extent of United’s assistance in obtaining certification of the Aircraft, territorial restrictions, rights to jointly developed intellectual property and other matters. United’s obligation to purchase Aircraft under the Purchase Agreement will arise only after all of the Material Terms are agreed in the discretion of each party, after which United’s obligations will be further subject to Archer satisfying certain conditions comprising the Material Terms, including without limitation obtaining the necessary regulatory approvals, meeting Aircraft specifications and delivery periods. Neither Archer nor United has any duty or obligation to agree on any of the Material Terms. Further, and in addition to other termination rights set forth in the Purchase Agreement and the Collaboration Agreement, if the parties do not agree on Material Terms, either party will have the right to terminate the agreements if such party determines in its discretion that it is not likely that the Material Terms will be agreed in a manner that is consistent with such party’s business and operational interests (as those interests may change from time to time).

Stellantis Agreements
In November 2020, Archer entered into agreements (the “FCA Agreements”) with FCA US LLC (now known as “Stellantis”) to cooperate on projects that leverage existing Stellantis capabilities to accelerate our long-term roadmap and improve our aircraft. The FCA Agreements cover support from Stellantis in three areas: (1) design for NVH (noise vibration and harshness), (2) access to the existing Stellantis supply chain and (3) design and production support for high volume composite manufacturing. Stellantis possesses deep expertise and capabilities in each of these areas, which will allow us to more quickly develop a product with a better passenger experience, at lower cost with better scalability for future high-volume production.
Archer and Stellantis previously collaborated to create an industrial design of an interior/cockpit of Archer’s two-passenger demonstrator eVTOL aircraft. This aircraft will only fly autonomously, with no passengers onboard, but will have a functional interior to help develop and communicate the passenger experience and interior design for the future piloted production aircraft. To achieve this goal, both parties participated in brainstorming sessions, generated sketches/renderings of interior design concepts, and built 3D rendering views of one or more refined design concepts.
Government Regulations And Compliance
In the near-term, Archer’s efforts will focus on obtaining FAA certification of its aircraft and engaging with key decision makers in the cities in the United States in which Archer anticipate its aircraft and UAM service will initially operate. Archer’s aircraft will be required to comply with regulations governing aircraft design, production and airworthiness. In the U.S., this primarily includes regulations put forth by the FAA and DOT. Outside the United States, similar requirements are generally administered by the national civil aviation and transportation authorities of each country.
Designing Archer’s Aircraft
Type certification is the FAA’s approval process for new aircraft designs and covers the design of the aircraft and all component parts. Archer’s intent is that its aircraft will meet the criteria set forth by the FAA as defined Part 23 of the FARs (14 CFR Part 23) as a normal category piloted electric airplane that can also takeoff and land vertically. Archer is working with the FAA to establish the set of regulatory requirements and standards that must be satisfied at the component and aircraft level to prove the safety of the aircraft in order to receive a type certificate.
Producing Archer’s Aircraft
Production certification is the FAA’s approval for Archer to be able to manufacture our aircraft under an FAA-approved type design. To obtain production certification from the FAA, Archer must demonstrate that its organization and its personnel, facilities, and quality system can produce the aircraft such that they conform to its approved design. Archer is working to develop the systems and processes it will need to obtain FAA production certification with the goal of obtaining such certification shortly following completion of the aircraft type certificate.
Operating Archer’s Aircraft
Airworthiness certification from the FAA signifies that an aircraft meets its approved type design and is in a condition for safe operation in the National Airspace System. As is the industry standard, each of the aircraft manufactured by Archer will be need to be issued an airworthiness certificate. Archer expects that the airworthiness certificates issued to its aircraft will be a Standard Airworthiness certificate in the Normal Category, as such terms are defined by the FAA.
Operating Archer’s UAM Service
The DOT and the FAA have regulatory authority over air transportation operations in the United States. To operate its UAM in air taxi service, Archer will be required to hold an FAA Air Carrier Certificate and operate under Part 135 of the FARs and register as an air taxi operator at DOT. In addition, takeoff and landing locations (e.g., airports and heliports) typically require state and local approval for zoning and land use and their ongoing use are subject to regulations by local authorities. Archer expects that as it builds out its UAM service there will be additional federal, state and local laws, regulations and other requirements that will cover its operations. Therefore, Archer has already begun and will continue to grow its engagement and collaboration with the cities in which it intends to operate its service in an effort to ensure that it operates in a safe and sustainable manner.
Competition
Archer’s main sources of competition fall into three categories:
•
ground vehicle transportation, including personal vehicles and asset-light businesses, such as Uber and Lyft;

•
companies, including other eVTOL manufacturers and urban air mobility service providers, that have entered, or plan to enter, the commercial electric vehicle market, such as Joby, EHang, Volocopter, and Lilium; and

•
incumbent aircraft charter services that have served a similar market for years with hydro-carbon-based combustion engines, including Blade and NetJets.

Archer believe the principal competitive factors in its market include, but are not limited to:
•
cost;

•
product performance;

•
integrated business model;

•
technological innovation;

•
manufacturing efficiency;

•
product quality, reliability, and safety;

•
service capabilities; and

•
customer experience.

Because of Archer’s focus on eVTOL aircraft design for safety and commercialization, it believes that is able to compete favorably across these factors.
Facilities
Archer is headquartered in Palo Alto, California with additional research and development facilities in Mountain View, California and flight test facilities at Salinas Municipal Airport (KSNS), California. To support its planned headcount growth, Archer is in the process of locating additional office and laboratory space for use later in 2021. Archer is also beginning the process of selecting a new long-term headquarters with office and lab space to facilitate growth up to approximately 750 employees. Archer anticipates this new facility to be ready in the second half of 2022. Additionally, Archer is beginning the search for a manufacturing facility for assembly and production flight testing of its certified production aircraft. Archer is exploring locations across the United States.
Employees and Human Capital
As of March 6, 2021, Archer has 70 full-time employees and is actively recruiting new employees as it continues to scale its operations. Archer’s employment strategy has been to hire top talent across various disciplines to build the best eVTOL aircraft possible. As a result, Archer has assembled a world-class engineering team with extensive experience in aerodynamics, electric propulsion, batteries, and aircraft manufacturing. Archer has also hired key personnel to ensure safety, move towards certification, and create its market launch strategy. In addition to its strong team, Archer believes its culture of collaboration and innovation differentiates it and will be a key driver of its success.

Archer has not experienced any work stoppages and considers its relationship with its employees to be good. None of Archer’s employees are subject to a collective bargaining agreement or represented by a labor union.
Archer’s human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating its existing and additional employees. The principal purposes of Archer’s equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.
Legal Proceedings
On March 30, 2021, one of Archer’s employees, who is a former employee of Wisk, had a search warrant executed at his home in connection with a federal investigation of the employee. In addition, Archer and three of Archer’s employees, who are also former Wisk employees, received grand jury subpoenas from the United States Attorney’s Office for the Northern District of California in relation to the same investigation. Archer has informed Atlas that it is cooperating with the investigation. As of August 10, 2021, the investigation was ongoing. On April 6, 2021, Wisk brought a lawsuit against Archer in United States District Court in the Northern District of California alleging misappropriation of trade secrets and patent infringement. On May 19, 2021, Wisk filed a motion for preliminary injunction and expedited discovery. On June 1, 2021, Archer filed a motion to dismiss and counterclaims and issued a press release in response to Wisk’s allegations. On June 15, 2021, Wisk amended its complaint, and the following day Archer filed a motion to dismiss the amended complaint. On June 23, 2021, Archer filed an opposition to the motion for preliminary injunction and issued a press release the following day. On July 13, 2021, Archer filed amended counterclaims. On July 22, 2021, the Court denied Wisk’s motion for preliminary injunction. On July 27, 2021, Wisk filed a motion to strike and dismiss certain of Archer’s amended counterclaims. A hearing is set for August 11, 2021 to address Archer’s motions to dismiss Wisk’s complaint and strike Wisk’s trade secret disclosure, as well as to address Wisk’s request for an expedited trial schedule. Archer cannot predict the timing or outcome of the litigation or federal government investigation. See “Risk Factors — Risks Relating to Atlas and the Business Combination — Potential litigation against Archer and Atlas could result in an injunction preventing the completion of the Business Combination or a judgment resulting in the payment of damages.”
In addition to the foregoing, Archer has in the past and may in the future be subject to legal proceedings or claims arising in the ordinary course of its business. Archer does not anticipate that the ultimate liability, if any, arising out of any such matter would individually or in the aggregate have a material adverse effect on its business, financial condition or results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF ARCHER
The following discussion and analysis of Archer’s financial condition and results of operations should be read in conjunction with the sections entitled “Selected Historical Financial and Other Data of Archer” and Archer’s financial statements and related notes and other information included elsewhere in this proxy statement/prospectus. In addition to historical data, this discussion contains forward-looking statements about Archer’s business, results of operations, cash flows, financial condition and prospects based on current expectations that involve risks, uncertainties, and assumptions. Archer’s actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this proxy statement/prospectus. Additionally, Archer’s historical results are not necessarily indicative of the results that may be expected for any period in the future.
Overview
Archer’s goal is to be one of the world’s leading urban air mobility companies. Archer’s mission is to advance the benefits of sustainable air mobility. Specifically, Archer was founded to improve mobility and drive the world towards a zero-emissions future. Archer is designing and developing an electric vertical takeoff and landing (“eVTOL”) aircraft for use in Urban Air Mobility (“UAM”) that can carry passengers roughly 60 miles at speeds of up to 150 miles per hour while producing minimal noise and zero emissions. With eVTOL, Archer would, upon receipt of the necessary air carrier operating authority, be the first urban air mobility company that moves people throughout the world’s cities in a quick, safe, sustainable, and cost-effective manner.
Archer’s vehicle performance is enabled by bringing together advances in key technologies such as high specific energy batteries, high performance electric motors, an advanced fly-by-wire flight control system, and a lightweight and efficient structure. As a fully battery electric vehicle, there are zero local emissions during operations. The distributed electric propulsion system with its inherent redundancy enables both high levels of safety and designs that minimize the noise impacts on communities. The electric powertrain dramatically reduces the number of parts, and more importantly the number of safety critical parts on the vehicle. This significantly reduces the maintenance costs compared to internal combustion powered aircraft or rotorcraft.
The development of a certified eVTOL aircraft that meets Archer’s business requirements demands significant system development effort on all facets of the vehicle. By establishing its business in Silicon Valley, Archer has been able to recruit engineers with previous experience designing and testing eVTOL vehicles. Archer’s key engineering team has extensive experience designing, building, and flight testing six full scale eVTOL aircraft at other manufacturers that have invested in this industry over the past decade. Archer has augmented this talent base with experienced engineers from traditional aerospace that have taken designs from conception through certification, as well as talent from the electric vehicle industry that has experience with electric powertrain development. Archer believes that by building a team that combines these complementary skill sets it is designing the right vehicle for the market and that most importantly has a clear path to certification and volume production. Archer expects to receive FAA type certification of the aircraft and start aircraft production in 2024 with sales and initial revenue operations starting later in the same year.
Archer’s Business Model
Archer intends to sell aircraft to existing operators as well as establish its own operations and direct to consumer business. The dual revenue streams have the potential to reinforce each other and catalyze the full ecosystem. Beyond airlines, Archer can provide OEM sales to the cargo and logistics industry with the potential to partner with global logistics firms and large retail customers. Military and emergency services provide an additional opportunity for revenue as eVTOL aircraft can be used for logistics missions that favor lower-cost operations or address the need for emergency transport in densely populated city centers. Archer also plans to apply for the necessary air carrier operating authority so that shortly after the Archer production aircraft is certified and Archer has received the air carrier operating authority, it can launch its direct-to-consumer operations. By controlling the aircraft and operations network, Archer believes it will be able to provide a seamless, low cost and exceptional travel experience for its customers, which will drive revenue.
To date, Archer has not generated any revenue, as it continues to develop its eVTOL vehicles. As a result, Archer will require substantial additional capital to develop products and fund operations for the foreseeable future. Until Archer can generate any revenue from product sales, it expects to finance operations through a combination of existing cash on hand, public offering, private placements and debt financings. The amount and timing of future funding requirements will depend on many factors, including the pace and results of development efforts. Any delays in the successful completion of its manufacturing facility will impact Archer’s ability to generate revenue.
Impact of COVID-19 on Archer’s Business
The World Health Organization declared a global emergency on January 30, 2020 with respect to the outbreak of a novel strain of coronavirus, or COVID-19 pandemic. There are many uncertainties regarding the current global COVID-19 pandemic, and Archer is closely monitoring the impact of the pandemic on all aspects of its business, including how it will impact its employees, suppliers, vendors, and business partners.
The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. For example, Archer’s employees based in California have been subject to periodic stay-at-home orders from state and local governments. These measures may adversely impact its employees and operations and the operations of suppliers and business partners and could negatively impact the construction schedule of Archer’s manufacturing facility and production schedule. In addition, various aspects of the Archer’s business and manufacturing facility cannot be conducted remotely. These measures by government authorities may continue to remain in place for a significant period of time and could adversely affect Archer’s manufacturing plans, sales and marketing activities, and business operations.
The evolution of the virus is unpredictable at this point and any resurgence may slow down Archer’s ability to ramp-up its production program on time to satisfy investors and potential customers. Any delay to production will delay Archer’s ability to complete its development programs, begin commercial manufacturing activities and begin generating revenue. The COVID-19 pandemic could limit the ability of suppliers and business partners to perform, including third party suppliers’ ability to provide components and materials. Archer may also experience an increase in the cost of raw materials. Archer does not anticipate any material impairments as a result of COVID-19 and will continue to evaluate on an ongoing basis.
The full impact of the COVID-19 pandemic continues to evolve. As such, the full magnitude of the pandemic’s effect on Archer’s financial condition, liquidity, and future results of operations is uncertain. Management continues to actively monitor Archer’s financial condition, liquidity, operations, suppliers, industry, and workforce.
Business Combination and Public Company Costs
On February 10, 2021, Archer, Atlas and Merger Sub entered into the Business Combination Agreement. Pursuant to the Business Combination Agreement, at the closing of the Business Combination, Merger Sub (a newly-formed, wholly-owned, direct Subsidiary of Atlas formed solely for purposes of the Business Combination) and Archer shall cause Merger Sub to be merged with and into Archer, with Archer continuing as the surviving company following the Business Combination, being a wholly-owned subsidiary of Atlas and the separate corporate existence of Merger Sub shall cease. Upon completion of the Business Combination, Archer will be the successor registrant with the SEC, meaning that Archer’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.
While the legal acquirer in the Business Combination Agreement is Atlas, for financial accounting and reporting purposes under GAAP, Archer will be the accounting acquirer and the Business Combination will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Archer in many respects. Under this method of accounting, Atlas will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Archer will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Archer (i.e., a capital transaction involving the issuance of stock by Atlas for the stock of Archer). Accordingly, the consolidated assets, liabilities and results of operations of Archer will become the historical financial statements of New Archer, and Atlas’ assets, liabilities and results of operations will be consolidated with Archer beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of Archer in future reports. The net assets of Atlas will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.
Upon consummation of the Business Combination and the closing of the PIPE Financing, the most significant change in Archer’s future reported financial position and results of operations is expected to be an estimated increase in cash and cash equivalents (as compared to Archer’s balance sheet at March 31, 2021 and December 31, 2020) of approximately $537.3 million, assuming maximum redemptions by Atlas’ stockholders of 50.0 million shares of Class A common stock, or $1,037.5 million, assuming no redemptions, including up to $600.0 million in gross proceeds from the PIPE Financing by the investors. Total direct and incremental transaction costs of Atlas and Archer are estimated at approximately $62.7 million, a portion of which will be paid in Class A common stock of which an estimated $16.7 million will be expensed as part of the Business Combination and recorded in accumulated deficit, and the remaining approximately $46.0 million will be offset to additional-paid-in-capital as costs related to the reverse recapitalization which excludes the 1,512,500 Class A common stock (based on the assumed price of $10.00 per share of common stock) to be issued to satisfy fees related to the Business Combination and PIPE Financing.
As a consequence of the Business Combination, Archer will become the successor registrant with the SEC and listed on the NYSE which will require Archer to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Archer expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.
United Airlines
On January 29, 2021, Archer entered into an aircraft purchase agreement (the “Purchase Agreement”) with United Airlines, Inc. (“United”) related to the purchase of an Archer eVTOL model (the “Aircraft”), and a collaboration agreement (the “Collaboration Agreement”) with United related to the development of the Aircraft and certain material terms, which are subject to further negotiation and agreement between Archer and United, regarding the Aircraft and the related purchase obligations. Archer expects to collaborate with United and leverage their expertise as an aircraft fleet operator, which will help it design systems and processes for maintenance, develop pilot training programs, and establish operations at airports. Subject to certain conditions and material terms, if and when such material terms are agreed, the Purchase Agreement provides for the purchase by United of a given quantity of Aircraft at a fixed base purchase price per unit for an aggregate base purchase price of $1 billion and grants United an option, at its election, to order an additional quantity of Aircraft at the same unit price for an additional aggregate base purchase price of up to $500 million. Archer expects that United will allocate resources in the form of personnel time from its experienced team of pilots, maintenance staff, and regulatory experts. Archer believes its access to these valuable resources will accelerate the certification of Archer’s Aircraft and result in an aircraft with lower maintenance and operational costs. Please see the section titled “Information About Archer — Key Agreements — United Airlines Collaboration Agreement” for further information regarding the Purchase Agreement and Collaboration Agreement.
Components of Results of Operations
Revenue
Archer is a development stage company and has not generated any revenue from the design, development, manufacturing, engineering and sale or distribution of electric aircraft. Archer’s anticipated introduction of its first eVTOL aircraft is expected to generate the majority of Archer’s future revenue while other aircraft are in development.
Operating Expenses
Research and Development
Research and development activities represent a significant part of Archer’s business. Archer’s research and development efforts focus on the design and development of Archer’s electric aircraft and its systems. Archer continues to prepare its prototype electric aircraft to meet industry regulatory standards for compliance. Research and development expenses consist of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation) for Archer’s employees focused on research and development activities, other related costs, depreciation and an allocation of Archer’s general overhead. Archer expects research and development expenses to increase significantly as it progresses towards the launch of its first eVTOL aircraft.
Archer cannot determine with certainty the timing or duration of, or the completion costs of its eVTOL aircraft due to the inherently unpredictable nature of its research and development activities. Development timelines, the probability of success and development costs can differ materially from expectations.
General and Administrative
General and administrative expenses consist primarily of personnel-related costs, (including salaries, bonuses, benefits, and stock-based compensation) for employees associated with administrative services such as legal, human resources, information technology, accounting and finance, other related costs, and an allocation of Archer’s general overhead. These expenses also include certain third-party consulting services, certain facilities costs, and any corporate overhead costs not allocated to other expense categories. Archer expects its general and administrative expenses to increase in absolute dollars as Archer ramps up operations to become a public company upon the consummation of the Business Combination. Archer also anticipates that it will incur additional costs for employees and third-party consulting services related to preparations to become and operate as a public company. Archer’s business plan does not include the cost of defending a long-term litigation with Wisk or any meaningful award of damages or settlement with Wisk. Archer is unable to estimate such costs at this time and has not accrued for any future amounts or established any legal reserves. Through June 30, 2021, Archer estimates that it has incurred legal expense associated with the Wisk litigation of approximately $10 million.
Other Warrant Expense
Other warrant expense consists entirely of expense related to the vesting of warrants issued in conjunction with the execution of purchase, collaboration, and warrant agreements with United. Archer expects to incur additional expense as these warrants vest upon satisfaction of the second milestone outlined in the collaboration and warrant agreements.
Other Expense, Net
Other expense, net primarily consists of miscellaneous income and expense items unrelated to Archer’s core operations. Interest expense primarily consists of interest on notes payable net of interest income from money market accounts.

Results of Operations
The following table sets forth Archer’s consolidated statements of operations for the periods indicated:
	Three Months Ended March 31,			Year Ended December 31,
	2021	2020	Change $	2020	2019	Change $
	(in thousands)			(in thousands)
Operating expenses:
Research and development	$10,066	$2,869	$7,197	$21,097	$769	$20,328
General and administrative	6,578	1,017	5,561	3,491	122	3,369
Other warrant expense	78,208	—	78,208	—	—	—
Total operating expenses	94,852	3,886	90,966	24,588	891	23,697
Loss from operations	(94,852)	(3,886)	(90,966)	(24,588)	(891)	(23,697)
Other expense, net	(1)	(101)	100	(235)	(53)	(182)
Net loss	$(94,853)	$(3,987)	$(90,866)	$(24,823)	$(944)	$(23,879)
Research and Development
Research and development expenses increased by $7.2 million for the three months ended March 31, 2021 compared to the same period ended March 31, 2020 primarily due to an increase in personnel-related expenses and third-party consultant expenses of $2.4 million and $3.5 million, respectively, to support our increased research and development activities and an increase in tools and material consumed in development activities of $1.1 million related to engineering, design, and testing activities.
Research and development expenses increased by $20.3 million from 2019 compared to 2020. This increase was primarily due to increased personnel-related expenses and third-party consultant expenses of $11.5 million and $6.2 million, respectively, to support our increased research and development activities. In addition, there was an increase in tools and material consumed in development activities of $2.5 million related to engineering, design, and testing activities.
General and Administrative
General and administrative expenses increased by $5.6 million for the three months ended March 31, 2021 compared to the same period ended March 31, 2020. This increase was primarily due to increased personnel-related expenses and legal and professional services expenses of $0.8 million and $3.5 million, respectively. In addition, there was an increase in other general and administrative expenses of $1.3 million in related rent and utility expenses, advertising expenses, depreciation expense, and other miscellaneous expenses.
General and administrative expenses increased by $3.4 million from 2019 to 2020. This increase was primarily due to increased personnel-related expenses and legal and professional services expenses of $1.0 million and $1.4 million, respectively. In addition, there was an increase in other general and administrative expenses of $1.0 million in related rent and utility expenses, depreciation expense, and other miscellaneous expenses.
Other Warrant Expense
Other warrant expense increased by $78.2 million for the three months ended March 31, 2021 compared to the same period ended March 31, 2020. This increase was due to $78.2 million of expense related to the vesting of warrants associated with the execution of purchase, collaboration, and warrant agreements with United, in satisfaction of a specific milestone.
Other Expense, Net
Other expense, net, decreased by $100,000 for the three months ended March 31, 2021 compared to the same period ended March 31, 2020. This decrease was primarily due to decreased interest expense related to convertible notes of $124,000, offset primarily by $23,000 in interest income earned from money market accounts.

Other expense, net, increased by $182,000 from 2019 to 2020. This increase was primarily due to increased interest expense related to convertible notes of $200,000 and to the PPP loan of $6,000, offset primarily by $26,000 in interest income earned from money market accounts.
Liquidity and Capital Resources
Archer has incurred net losses since its inception and to date has not generated any revenue from the design, development, manufacturing, engineering and sale or distribution of electric aircraft. To date, Archer has funded its operations primarily through the private placement of convertible promissory notes and preferred stock and has raised gross proceeds of $61.4 million from such activities. As of March 31, 2021, Archer had an accumulated deficit of $120.7 million. For March 31, 2021 and 2020, Archer incurred net losses of $94.9 million and $4.0 million and has recognized cash outflows from operating activities of $11.9 million and $3.2 million, respectively. As of December 31, 2020, Archer had an accumulated deficit of $25.8 million. For 2019 and 2020, Archer incurred net losses of $944,000 and $24.8 million and has recognized cash outflows from operating activities of $809,000 and $22.9 million, respectively. Archer expects to incur additional losses and higher operating expenses for the foreseeable future. These factors have raised substantial doubt about its ability to continue as a going concern.
As of March 31, 2021 and December 31, 2020, Archer had cash and cash equivalents of $23.5 million and $36.6 million, respectively. Upon consummation of the Business Combination and the closing of the Private Placement, Archer expects its cash resources to be sufficient to fund its current operating plan for at least the next 12 months.
Archer’s future capital requirements will depend on many factors, including:
•
research and development expenses as it continues to develop its eVTOL aircraft;

•
capital expenditures in the expansion of its manufacturing capacities;

•
additional operating costs and expenses for production ramp-up and raw material procurement costs;

•
general and administrative expenses as Archer scales its operations;

•
interest expense from any debt financing activities; and

•
selling and distribution expenses as Archer builds, brands and markets electric aircraft.

Until such time as Archer can generate significant revenue from sales of its eVTOL aircraft, if ever, it expects to finance its cash needs through public or private equity or debt financings or other capital sources, including potential collaborations and other similar arrangements. However, Archer may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. To the extent that Archer raises additional capital through the sale of equity or convertible debt securities, the ownership interest of its stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of its common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If Archer raises funds through collaborations, or other similar arrangements with third parties, it may have to relinquish valuable rights to its eVTOL aircraft on terms that may not be favorable to Archer and/or may reduce the value of its common stock. If Archer is unable to raise additional funds through equity or debt financings when needed, it may be required to delay, limit, reduce or terminate its research and development efforts.

Cash Flows
The following table summarizes Archer’s cash flows for the period indicated:
	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands)		(in thousands)
Net cash used in operating activities	$(11,937)	$(3,208)	$(22,896)	$(809)
Net cash used in investing activities	(1,130)	(251)	(1,900)	(4)
Net cash provided by financing activities	40	—	51,211	10,931
Cash Flows Used in Operating Activities
Archer continues to experience negative cash flows from operations as it designs and develops its aircraft and builds its infrastructure in the United States. Archer’s cash flows from operating activities are significantly affected by its cash investments to support the growth of its business in areas such as research and development associated with its electric airplane, corporate planning, and general and administrative functions. Archer’s operating cash flows are also impacted by the working capital requirements to support growth and fluctuations in personnel-related expenditures, accounts payable, accrued interest and other current liabilities, and other current assets.
Net cash used in operating activities during the three months ended March 31, 2020 was $3.2 million, primarily to fund our current expenses related to research and development activities and administrative changes, adjusted for non-cash items consisting of primarily $122,000 in non-cash interest. The net cash provided by changes in Archer’s net operating assets and liabilities of $646,000 was primarily related to a $447,000 increase in other current liabilities related to accrual of payroll costs and a $238,000 increase in accounts payable.
Net cash used in operating activities during the three months ended March 31, 2021 was $11.9 million, primarily to fund our current expenses related to research and development activities and administrative changes, adjusted for non-cash items consisting mainly of $78.2 million in other warrant expense and $925,000 in stock-based compensation. The net cash provided by changes in our net operating assets and liabilities of $3.3 million was primarily related to a $3.7 million increase in accounts payable, offset by a $140,000 decrease in other current assets and a $271,000 decrease in operating lease liability related to two new leases the Company entered into during the period.
Net cash used in operating activities for 2019 was $809,000, primarily to fund our current expenses related to research and development activities and administrative changes, adjusted for non-cash items consisting of primarily a $43,000 adjustment to bonus accrual. The net cash provided by changes in Archer’s net operating assets and liabilities of $82,000 was primarily related to a $109,000 increase in accounts payable.
Net cash used in operating activities during 2020 was $22.9 million, primarily to fund our current expenses related to research and development activities and administrative changes, adjusted for non-cash items consisting of $253,000 in non-cash interest, $39,000 of non-cash lease expense, $175,000 in stock-based compensation, and $142,000 in depreciation and amortization. The net cash provided by changes in our net operating assets and liabilities of $1.3 million was primarily related to a $1.6 million increase in accounts payable, $235,000 increase in other current liabilities, and $268,000 increase in other long term liabilities, offset by a $791,000 decrease in other current assets and prepaid expenses and a $38,000 decrease in operating lease liability.
Cash Flows Used by Investing Activities
Net cash used in investing activities during the three months ended March 31, 2020 was $251,000, driven by purchases of property and equipment.
Net cash used in investing activities during the three months ended March 31, 2021 was $1.1 million, driven by purchases of property and equipment.

Net cash used in investing activities during 2019 was $4,000, driven by the purchases of property and equipment.
Net cash used in investing activities during 2020 was $1.9 million, driven by $1.4 million purchases of property and equipment and purchase of domain names.
Cash Flows Provided by Financing Activities
Net cash provided by financing activities during the three months ended March 31, 2021 was $40,000, consisting of the net proceeds from the exercise of stock options.
Net cash provided by financing activities during 2019 was $10.9 million, consisting primarily of the net proceeds from the issuance of convertible promissory notes in the amount of $5.6 million and the net proceeds from issuance of preferred stock of $5.3 million.
Net cash provided by financing activities during 2020 was $51.2 million, consisting primarily of the net proceeds from the issuance of preferred stock of $50.3 million, $905,000 in proceeds from issuance of debt, and $11,000 in proceeds from the exercise of stock options.
Contractual Obligations and Commitments
The following table summarizes Archer’s contractual obligations and commitments as of March 31, 2021:
	Payments Due by Period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	After 5 years
	(in thousands)
Operating lease obligation(1)	$3,211	$1,065	$2,146	$—	$—
Note payable(2)	905	630	275	—	—
Note payable accrued interest	9	9	—	—	—
	$4,125	$1,704	$2,421	$—	$—

(1)
Operating lease obligation is primarily related to the corporate headquarters lease expiring on June 30, 2023. As of March 31, 2021, the Company entered into two new lease agreements.

(2)
Note payable is related to the PPP Loan due on April 9, 2022 at a rate of 0.98% per annum.

The following table summarizes Archer’s contractual obligations and commitments as of December 31, 2020:
	Payments Due by Period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	After 5 years
	(in thousands)
Operating lease obligation(1)	$2,624	$1,043	$1,581	$—	$—
Note payable(2)	905	645	260	—	—
Note payable accrued interest	11	11	—	—	—
Total contractual obligations	$3,540	$1,699	$1,841	$—	$—

(1)
Operating lease obligation is related to the corporate headquarters lease expiring on June 30, 2023.

(2)
Note payable is related to the PPP Loan due on April 9, 2022 at a rate of 0.98% per annum.

The commitment amounts in the tables above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. The tables do not include obligations under agreements that Archer can cancel without a significant penalty.
Paycheck Protection Program
In April 2020, Archer obtained a loan of approximately $0.9 million pursuant to the Paycheck Protection Program under Division A, Title I of the CARES Act (the “PPP Loan”). Interest accrues on the PPP Loan at a rate of 0.98% per annum and matures on April 9, 2022. The Paycheck Protection Program was established as part of the CARES Act and provides for loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the business, subject to certain limitations. The loans and accrued interest are forgivable after 24 weeks so long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities. The total amount eligible for forgiveness may be adjusted if, at the time of the forgiveness application, the borrower does not maintain employment and wage levels. Archer believes it has met all requirements for forgiveness of its PPP Loan and has applied for loan forgiveness under the CARES Act. Whether forgiveness will be granted and in what amount is subject to an application to, and approval by, the Small Business Administration and may also be subject to further requirements in any regulations and guidelines such agency may adopt. While Archer believes that its use of the loan proceeds satisfied the conditions for forgiveness of the loan, Archer cannot guarantee that it has not or will not take actions that could cause Archer to be ineligible for forgiveness of the loan, in whole or in part.
Off-Balance Sheet Arrangements
As of March 31, 2021 and December 31, 2020 and 2019, Archer did not have any off-balance sheet arrangements or relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
Critical Accounting Policies and Estimates
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent liabilities, and the reported amounts of expenses during the reporting period. Archer bases these estimates on historical results and various other assumptions believed to be reasonable, all of which form the basis for making estimates concerning the carrying values of assets and liabilities that are not readily available from other sources.
An accounting policy is considered to be significant if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. To the extent that there are material differences between these estimates and actual results, future financial statement presentation, financial condition, results of operations and cash flows will be corrected.
Archer believes that the following accounting policies involve a high degree of judgment and complexity. Accordingly, these are the policies Archer believes are the most critical to aid in fully understanding and evaluating its consolidated financial condition and results of its operations. The preparation of Archer’s consolidated financial statements in conformity with GAAP requires it to make estimates and judgments that affect the amounts reported in those financial statements and accompanying notes. Although Archer believes that the estimates it uses are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates.
Stock-Based Compensation
Stock-based compensation expense represents the cost of the grant date fair value of equity awards recognized over the requisite service period of the awards (usually the vesting period) on a straight-line basis. Archer estimates the fair value of stock option awards using the Black-Scholes option pricing model and recognizes forfeitures as they occur.
The Black-Scholes option pricing model requires the use of subjective assumptions, including the risk-free interest rate, the expected stock price volatility, the expected term of stock options, the expected dividend yield and the fair value of the underlying common stock on the date of grant. Changes in the assumptions can materially affect the fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop. See Note 10 to Archer’s financial statements included elsewhere in this proxy statement/prospectus for information concerning certain of the specific assumptions Archer used in applying the Black-Scholes option pricing model to determine the estimated fair value of its stock options granted in 2020 and 2019. These estimates involve inherent uncertainties and the application of management’s judgment.
For the three months ended March 31, 2021 and 2020, stock-based compensation expense related to equity awards was $0.9 million and $0, respectively. As of March 31, 2021, the unrecognized stock-based compensation expense related to equity awards was $17.1 million and is expected to be recognized as expense over a weighted-average period of approximately 1.7 years. In 2020 and 2019, stock-based compensation expense related to equity awards was $0.2 million and $0, respectively. As of December 31, 2020, the unrecognized stock-based compensation expense related to equity awards was $0.7 million and is expected to be recognized as expense over a weighted-average period of approximately 1.7 years.
Fair Value of Common Shares
Archer is required to estimate the fair value of the common stock underlying its equity awards when performing fair value calculations. The fair value of the common stock underlying its equity awards was determined on each grant date by its board of directors, taking into account input from management and independent third-party valuation analyses. All options to purchase shares of Archer’s common stock are intended to be granted with an exercise price per share no less than the fair value per share of common stock underlying those options on the date of grant, based on the information known to Archer on the date of grant. In the absence of a public trading market for its common stock, on each grant date Archer developed an estimate of the fair value of its common stock in order to determine an exercise price for the option grants. Archer’s determinations of the fair value of its common stock were made using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide: Valuation of Privately Held Company Equity Securities Issued as Compensation (the “Practice Aid”).
Archer’s board of directors considered various objective and subjective factors, along with input from management, to determine the fair value of its common stock, including:
•
Archer’s stage of development and business strategy, including the status of research and development efforts of and the material risks related to Archer’s business and industry;

•
Archer’s results of operations and financial position, including its levels of available capital resources;

•
the valuation of publicly traded companies in the UAM industry, as well as recently completed mergers and acquisitions of peer companies;

•
the lack of marketability of its common stock as a private company;

•
the prices of Archer’s convertible preferred stock sold to investors in arm’s length transactions and the rights, preferences and privileges of its convertible preferred stock relative to those of its common stock;

•
the likelihood of achieving a liquidity event for the holders of common stock, such as an initial public offering or a sale of the company, given prevailing market conditions;

•
trends and developments in Archer’s industry; and

•
external market conditions affecting the UAM industry.

The Practice Aid prescribes several valuation approaches for setting the value of an enterprise, such as the cost, income and market approaches and various methodologies for allocating the value of an enterprise to its common stock. The cost approach establishes the value of an enterprise based on the cost of reproducing or replacing the property less depreciation and functional or economic obsolescence, if present. The income approach establishes the value of an enterprise based on the present value of future cash flows that are reasonably reflective of our future operations, discounting to the present value with an appropriate risk adjusted discount rate or capitalization rate. The market approach is based on the assumption that the value of an asset is equal to the value of a substitute asset with the same characteristics. Each valuation methodology was considered in Archer’s valuations. In valuing Archer’s common stock, Archer determined the equity value of our business using a combination of the market and income approach valuation methods. The total enterprise value was then allocated to Archer’s various share classes using a hybrid approach consisting of the option pricing model (“OPM”) and probability-weighted expected return method (“PWERM”). The OPM considers preferred stockholders’ liquidation preferences, participation rights, dividend policy, and conversion rights to determine how proceeds from a liquidity event shall be distributed among the various ownership classes at a future date, whereas the PWERM estimates the fair market value of the common stock based on an analysis of future values for various potential liquidity outcomes.
Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, future cash flows, discount rates, market multiples, the selection of comparable companies and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of Archer’s common stock.
Recent Accounting Pronouncements
See Note 3 in the section titled “Recently Adopted Accounting Pronouncements” and “Recently Issued Accounting Pronouncements Not Yet Adopted” as referred to in Archer’s financial statements included elsewhere in this proxy statement/prospectus for a discussion about accounting pronouncements recently adopted and recently issued not yet adopted.
Quantitative and Qualitative Disclosures about Market Risk
Archer is exposed to market risks in the ordinary course of its business. Market risk represents the risk of loss that may impact Archer’s financial position due to adverse changes in financial market prices and rates. Archer’s market risk exposure is primarily the result of fluctuations in interest rates.
As of March 31, 2021 and December 31, 2020, Archer did not have any debt or notes outstanding in which fluctuations in the interest rates would affect Archer. Archer’s debts are fixed rate instruments and are not subject to fluctuations in interest rates.
Credit Risk
Financial instruments, which subjects Archer to concentrations of credit risk, consist primarily of cash, cash equivalents, and deposits. Archer’s cash and cash equivalents are held at major financial institutions located in the United States of America. At times, cash account balances with any one financial institution may exceed Federal Deposit Insurance Corporation insurance limits ($250,000 per depositor per institution). Management believes the financial institutions that hold Archer’s cash and cash equivalents are financially sound and, accordingly, minimal credit risk exists with respect to cash and cash equivalents.
Provision for Income Taxes
Archer uses the asset-and-liability method for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the consolidated financial statement carrying amounts and tax bases of assets and liabilities and operating loss and tax credit carryforwards and are measured using the enacted tax rates that are expected to be in effect when the differences reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to an amount that, in the opinion of management, is more likely than not to be realized.

Our policy for accounting for uncertainty in income taxes requires the evaluation of tax positions taken or expected to be taken in the course of the preparation of tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. Reevaluation of tax positions considers factors such as changes in facts or circumstances, changes in or interpretations of tax law, effectively settled issues under audit or expiration of statute of limitation and new audit activity.
Emerging Growth Company Status
In April 2012, the JOBS Act was enacted. Section 107(b) of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Atlas initially elected, and now Archer has elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, Archer will not be subject to the same implementation timeline for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of Archer’s financials to those of other public companies more difficult.
Archer also intends to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as it qualifies as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.
Additionally, the combined company following the Business Combination will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K and may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements.

EXECUTIVE COMPENSATION OF ARCHER
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that New Archer adopts following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion. All share counts in this section are shown on a pre-Business Combination basis.
For the year ended December 31, 2020, Archer’s named executive officers consisted of its co-principal executive officers and the next most highly compensated executive officer (who was the only other executive officer for the year ended December 31, 2020):
•
Brett Adcock, Archer’s Co-Chief Executive Officer;

•
Adam Goldstein, Archer’s Co-Chief Executive Officer; and

•
Tom Muniz, Archer’s VP Engineering (promoted to Chief Operating Officer, effective March 1, 2021).

Summary Compensation Table
The following table sets forth information concerning the compensation of Archer’s named executive officers for the year ended December 31, 2020:
Name and Principal Position	Salary(1)	Bonus	Option Awards(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total
Brett Adcock Co-Chief Executive Officer	$250,000	$—	$396,828	$—	$—	$646,828
Adam Goldstein Co-Chief Executive Officer	250,000	—	396,828	—	—	646,828
Tom Muniz VP Engineering	500,000	200,000(3)	147,874	—	18,374(4)	866,248

(1)
Salary amounts represent actual amounts paid during 2020.

(2)
Amounts reported in this column do not reflect the amounts actually received by Archer’s named executive officers. Instead, these amounts reflect the aggregate grant date fair value of each option award granted to the named executive officers during 2020, as computed in accordance with Accounting Standards Codification 718 using the assumptions described in Note 10 to Archer’s audited financial statements for the year ended December 31, 2020 included elsewhere in this proxy statement/prospectus. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)
Bonus amount represents the remaining payment due to Mr. Muniz. Please see the section titled “Executive Compensation of Archer  — Employment Arrangements with Executive Officers” for additional information.

(4)
Amount represents the following payments made to Mr. Muniz during the year ended December 31, 2020: $9,750 in 401(k) matching contributions and $8,624 in health insurance costs.

Outstanding Equity Awards as of December 31, 2020
The following table presents information regarding outstanding equity awards held by Archer’s named executive officers as of December 31, 2020:
	Option Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Option Expiration Date	Number of shares of stock that have not vested (#)	Market value of shares that have not vested(4)
Brett Adcock	11/03/2020(1)	11/21/2019	—	—	$0.15	11/2/2030	1,929,023	23,881,305
Adam Goldstein	11/03/2020(1)	11/21/2019	—	—	0.15	11/2/2030	1,929,023	23,881,305
Tom Muniz	11/03/2020(2)	11/01/2020	—	—	0.15	11/2/2030	783,693	9,702,119
	02/05/2020(3)	12/06/2019	—	—	0.04	02/4/2030	606,402	7,507,257

(1)
Messrs. Adcock and Goldstein early exercised these stock options in fiscal year 2019 at the original exercise price of $0.15 per share and received a restricted stock award subject to Archer’s right of repurchase as to the unvested portion. The repurchase right lapses pursuant to the option’s vesting schedule, which is as follows: the shares underlying the option vest in 48 equal monthly installments beginning on the on the one-month anniversary of the vesting commencement date, subject to the executive’s continued service to us. The restricted shares are subject to vesting acceleration, as described in more detail below under the subsection titled “— Accelerated Vesting of Options.”

(2)
Mr. Muniz early exercised these stock options in fiscal year 2020 at the original exercise price of $0.15 per share and received a restricted stock award subject to Archer’s right of repurchase as to the unvested portion. The repurchase right lapses pursuant to the option’s vesting schedule, which is as follows: 20% of the shares underlying will vest on November 1, 2021, and the remaining 80% of the shares underlying this option vest in 48 equal monthly installments thereafter, subject to Mr. Muniz’s continued service at each vesting date.

(3)
Mr. Muniz early exercised these stock options in fiscal year 2020 at the original exercise price of $0.04 per share and received a restricted stock award subject to Archer’s right of repurchase as to the unvested portion. The repurchase right lapses pursuant to the option’s vesting schedule, which is as follows: 20% of the shares underlying this option vested on December 6, 2020, and the remaining 80% of the shares underlying this option vest in 48 equal monthly installments thereafter, subject to Mr. Muniz’s continued service at each vesting date.

(4)
This column represents the fair market value of a share of our common stock of $12.38 as of December 31, 2020 (the determination of the fair market value by our board of directors as of the most proximate date) multiplied by the amount shown in the column “Number of Shares of Stock That Have Not Vested.”

Accelerated Vesting of Options
Messrs. Adcock and Goldstein’s option awards provide that in the event such officer’s employment is terminated by Archer without cause (defined below) or by such officer for good reason (defined below) in connection with or within 12 months of a “change of control” (as defined in the 2019 Equity Incentive Plan), then 100% of any unvested shares under such officer’s equity award will vest in full upon the consummation of such change in control.
For purposes of this section, “cause” means: (i) material breach by such officer of any material written agreement between the officer and Archer; (ii) any failure by such officer to comply with Archer’s material written policies or rules; (iii) neglect or persistent unsatisfactory performance of such officer’s duties; (iv) such officer’s repeated failure to follow reasonable and lawful instructions from Archer’s board of directors; (v) such officer’s conviction of, or plea of guilty or nolo contendere to, any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of Archer; (vi) such officer’s commission of or participation in an act of fraud against Archer; (vii) such officer’s intentional material damage to Archer’s business, property or reputation; or (viii) such officer’s unauthorized use or disclosure of any proprietary information or trade secrets of Archer or any other party to whom the officer owes an obligation of nondisclosure as a result of his relationship with Archer.
For purposes of this section, “good reason” means: (1) a reduction of such officer’s then current base salary by 10% or more unless such reduction is part of a generalized salary reduction affecting similarly situated employees; (2) a change in such officer’s position with Archer that materially reduces such officer’s duties, level of authority or responsibility; or (3) Archer conditions such officer’s continued service with Archer on the officer’s being transferred to a site of employment that would increase the officer’s one-way commute by more than 35 miles from the officer’s then principal residence.
Employment Arrangements with Executive Officers
Each of Archer’s named executive officers is an at-will employee. Ben Lu, Andy Misssan, and Tom Muniz are each currently party to an offer letter setting forth their terms of employment as of the date of their respective offer letter, including title, salary, initial equity grant and severance provisions, as set forth below. Please see the section titled “— Outstanding Equity Awards as of December 31, 2020” for additional information regarding the equity awards held by our named executive officers.
Adam Goldstein and Brett Adcock
New Archer intends to enter into employment agreements with Messrs. Adcock and Goldstein substantially on the terms set forth below in connection with the closing of the Business Combination. Messrs. Adcock and Goldstein will each be entitled to an annual base salary of $600,000, a target annual bonus of 50% of base salary based upon the achievement of target objectives as established by the board of directors of New Archer, and standard benefit plans available to New Archer executives.
In addition, Messrs. Adcock and Goldstein will each be eligible for the following severance package for a termination without “cause” or resignation for “good reason” (each as defined below) not in connection with a change in control:
•
24 months of base salary at time of termination paid in accordance with New Archer's normal payroll practices;

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a lump sum cash payment equal to two times the target annual bonus;

•
a lump sum payment equal to 24 months of COBRA premiums; and

•
24-month accelerated vesting of any time-vested equity awards (excluding for the avoidance of doubt the Archer Founder Grants).

For a termination without cause or resignation for good reason in the period starting three months prior to and ending 18 months following a change in control, Messrs. Adcock and Goldstein will each be eligible for the following severance package:
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24 months of base salary at time of termination paid in a lump sum;

•
a lump sum cash payment equal to two times the target annual bonus;

•
a lump sum payment equal to 24 months of COBRA premiums; and

•
100% accelerated vesting of any time-vested awards (excluding for the avoidance of doubt the Archer Founder Grants).

As a condition of receiving the severance benefits, Messrs. Adcock and Goldstein must execute a general release of claims in favor of New Archer and allow it to become effective, and comply with all applicable agreements including but not limited to, New Archer’s form of confidentiality and invention assignment agreement.
For purposes of the employment agreements, “cause” for termination will exist if the executive’s employment is terminated for any of the following reasons: (i) any material breach by the executive of any material written agreement between the executive and New Archer and executive’s failure to cure such condition (if curable) within 30 days after receiving written notice thereof; (ii) any failure by the executive to comply with New Archer’s material written policies or rules as they may be in effect from time to time; (iii) the executive’s willful failure to follow reasonable and lawful instructions from the board of directors and the executive’s failure to cure such condition (if curable) within 30 days after receiving written notice thereof; (iv) the executive’s conviction of (including a plea of guilty or nolo contendere) to, any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of New Archer; (v) the executive’s commission of or participation in an act of fraud; (vi) the executive’s misconduct that results in material damage to New Archer’s business, property or reputation; or (vii) the executive’s unauthorized use or disclosure of any proprietary information or trade secrets of New Archer or any other party to whom the executive owes an obligation of nondisclosure as a result of his relationship with New Archer. For purposes of clarity, a termination without “cause” does not include any termination that occurs as a result of the executive’s death or disability.
For purposes of the employment agreements, resignation for “good reason” from employment with New Archer will exist if any of the following actions are taken by New Archer without the executive’s prior written consent: (i) a material reduction in the executive’s base salary (unless pursuant to a salary reduction program applicable generally to the executive’s similarly situated employees not to exceed 10%); (ii) a material reduction in the executive’s title or duties (including responsibilities and/or authorities); or (iii) relocation of the executive’s principal place of employment by more than 35 miles, provided, however, that any change from remote work to working from New Archer’s Palo Alto offices will not be deemed a relocation that could give rise to good reason under this provision.
Upon a termination of employment without “cause” or a resignation for “good reason”, the Archer Founder Grants held by Messrs. Adcock or Goldstein, as the case may be, will remain outstanding for 15 months from the date of such termination and will remain eligible for vesting upon the achievement of the milestones set forth in such equity award.
Tom Muniz
In December 2019, Archer entered into an offer letter with Tom Muniz. The offer letter provides for an initial base salary of $500,000 and bonuses totaling $230,000. Effective March 1, 2021, Mr. Muniz’s base salary was increased to $650,000. Per the terms of the offer letter, Mr. Muniz was granted an option to purchase up to 758,002 shares of Archer. Subsequently, Archer granted additional options to Mr. Muniz such that following the Business Combination, Mr. Muniz will hold options to acquire approximately 1,500,000 shares of New Archer Class A Common Stock.
Ben Lu
Archer entered into an offer letter with Ben Lu, to serve as Archer’s Chief Financial Officer effective as of August 2, 2021. Pursuant to the offer letter, Mr. Lu’s initial base salary will be $500,000 per year, and Mr. Lu is eligible for an annual performance-based bonus up to $250,000. Per the terms of the offer letter, following the filing of New Archer’s first registration statement on Form S-8, which is expected to occur 60 days following the closing of the Business Combination, New Archer will grant Mr. Lu a restricted stock unit award with an aggregate grant date fair value of $6,000,000 (but not more than 600,000 shares of New Archer Class A Common Stock (the “Lu Award”)). One-third of the total number of shares subject to the Lu Award will vest on August 15, 2022, with an additional 1/12th of the total number of shares subject to the Lu Award vesting on each three month anniversary of such date. The Lu Award will be subject to the terms and conditions set forth in the 2021 Plan and its standard form of restricted stock unit agreement.
Andy Missan
Archer entered into an offer letter with Andy Missan to serve as Archer’s Chief Legal Officer effective as of August 9, 2021. Pursuant to the offer letter, Mr. Missan’s initial base salary will be $500,000 per year and Mr. Missan is eligible for an annual performance-based bonus of $350,000. Per the terms of the offer letter, following the filing of New Archer’s first registration statement on Form S-8, which is expected to occur 60 days following the closing of the Business Combination, New Archer will grant Mr. Missan a restricted stock unit award to acquire 1,000,000 shares of New Archer Class A Common Stock (the “Missan Award”). Twenty-five percent of the total number of shares subject to the Missan Award will vest on August 15, 2022, with an additional 1/16th of the total number of shares subject to the Missan Award vesting on each three month anniversary of such date. The Missan Award will be subject to the terms and conditions set forth in the 2021 Plan and its standard form of restricted stock unit agreement.
Non-Employee Director Compensation
The table below summarizes the compensation paid to our non-employee director for 2020. Mr. Adcock and Mr. Goldstein, who are employee directors, did not receive any additional compensation for their services as directors on Archer’s board of directors.
Name	Fees Earned or Paid in Cash ($)
Joshua L. Berman	$41,667
Archer Founder Grants
Pursuant to the terms of the Business Combination Agreement, and subject to their continued employment through immediately prior to Closing, the Archer Founders will be granted the Archer Founder Grants immediately prior to Closing. The Archer Founder Grants will be issued under the Archer Aviation Inc. 2019 Stock Plan, as amended, and will be of a size that, when taken together with their existing equity ownership, result in each of the Archer Founders owning up to 18% of the Total Outstanding Capitalization following the Closing, subject to certain vesting conditions. One-quarter of each Archer Founder Grant will vest upon the achievement (within seven years following the Closing) of the earlier to occur of (i) a price based milestone or (ii) a performance-based milestone, with a different set of such price and performance-based milestones applying to each quarter of the Archer Founder Grant. The vesting will generally be subject to the Archer Founder’s continued employment with Archer through the vesting date. However, if the Archer Founder’s employment is terminated by Archer without “cause” or by the Archer Founder for “good reason” (with such terms to be defined in the employment agreements to be entered into with each Archer Founder), the Archer Founder Grants will remain outstanding and eligible to vest for a period of 15 months following such termination of employment.
Executive Compensation
Following the consummation of the Business Combination, the Compensation Committee will oversee the compensation policies, plans and programs and review and determine compensation to be paid to executive officers, directors and other senior management, as appropriate. The compensation policies followed by New Archer will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of Archer and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.
Emerging Growth Company Status
Archer will be an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company it will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of its chief executive officer to the median of the annual total compensation of all of its employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.
Employee Benefit Plans
Equity-based compensation has been and will continue to be an important foundation in executive compensation packages as Archer believes it is important to maintain a strong link between executive incentives and the creation of stockholder value. Archer believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. Formal guidelines for the allocations of cash and equity-based compensation have not yet been determined, but it is expected that the 2021 Equity Incentive Plan (the “2021 Plan”) described in Proposal No. 5 will be an important element of the combined company’s compensation arrangements for both executive officers and directors, and that the executive officers will also be eligible to participate in the 2021 Employee Stock Purchase Plan (the “ESPP”) described in Proposal No. 6. Below is a description of the 2019 Plan.
The 2019 Plan
Archer’s board of directors adopted the 2019 Equity Incentive Plan (the “2019 Plan”) in October 2019 and Archer’s stockholders approved the 2019 Plan in October 2019.
Stock Awards.   The 2019 Plan provides for the grant of incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”) and restricted stock awards, or collectively, stock awards. ISOs may be granted only to Archer’s employees and the employees of Archer’s affiliates. All other awards may be granted to Archer’s employees, directors and consultants and the employees and consultants of Archer’s affiliates. Archer has granted stock options and restricted stock awards under the 2019 Plan.
Share Reserve.   Subject to certain capitalization adjustments, the aggregate number of shares of Archer’s common stock that may be issued pursuant to stock awards under the 2019 Plan is 15,689,294 shares, all of which may be granted as ISOs. If a stock award granted under the 2019 Plan expires or otherwise terminates without being exercised in full, or is surrendered pursuant to an option exchange program, the shares of Archer’s common stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2019 Plan. In addition, the following types of shares of Archer’s common stock under the 2019 Plan may become available for the grant of new stock awards under the 2019 Plan: (1) shares that are forfeited to or repurchased by it prior to becoming fully vested; (2) shares withheld to satisfy withholding taxes; or (3) shares used to pay the exercise or purchase price of a stock award.
Administration.   Archer’s board of directors, or a duly authorized committee thereof, has the authority to administer the 2019 Plan. Archer’s board of directors may also delegate to one or more of Archer’s officers the authority to (1) designate employees (other than other officers) to be recipients of certain stock awards, and (2) determine the number of shares of common stock to be subject to such stock awards. Subject to the terms of the 2019 Plan, the plan administrator determines the award recipients, dates of grant, the numbers and types of stock awards to be granted and the applicable fair market value and the provisions of the stock awards, including the period of their exercisability, the vesting schedule applicable to a stock award and any repurchase rights that may apply.
The plan administrator has the authority to modify outstanding awards, including reducing the exercise, purchase or strike price of any outstanding stock award, canceling any outstanding stock award in exchange for new stock awards, cash or other consideration or taking any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.
Stock Options.   ISOs and NSOs are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of Archer Common Stock on the date of grant. Options granted under the 2019 Plan vest at the rate specified by the plan administrator.
The plan administrator determines the term of stock options granted under the 2019 Plan, up to a maximum of ten years. In no event may an option be exercised beyond the expiration of its term.
Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash; (2) a check, (3) a promissory note with such recourse, interest, security and redemption provisions as the plan administrator determines to be appropriate, (4) a cancellation of indebtedness, (5) a broker-assisted cashless exercise, (6) the tender of shares of Archer Common Stock previously owned by the optionholder and (7) other legal consideration approved by the plan administrator.

Tax Limitations on Incentive Stock Options.   The aggregate fair market value, determined at the time of grant, of Archer Common Stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all Archer stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of Archer’s total combined voting power or that of any of Archer’s affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.
Restricted Stock Awards.   Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested may be forfeited or repurchased by us upon the participant’s cessation of continuous service for any reason.
Changes to Capital Structure.   In the event that there is a specified type of change in Archer’s capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (1) the numbers and class of shares or other stock or securities: (x) available for future stock awards under the 2019 Plan and (y) covered by each outstanding award, (2) the exercise price per share of each such outstanding option, and (3) any repurchase price per share applicable to shares issued pursuant to any award.
Corporate Transactions.   The 2019 Plan provides that in the event of certain specified significant corporate transactions set forth in the 2019 Plan, unless otherwise provided in an award agreement or other written agreement between Archer and the award holder, the plan administrator may take one or more of the following actions with respect to such stock awards: (1) arrange for the continuation of such outstanding stock awards by Archer (if Archer is the surviving corporation); (2) arrange for the assumption of such outstanding stock awards by the surviving corporation or its parent; (3) arrange for the substitution by the surviving corporation or its parent of new options or equity awards for such stock awards; (4) cancel or arrange for the cancellation of such stock awards in exchange for a payment to the participants equal to the excess of, if any, of the fair market value of the shares subject to such awards as of the closing date of such corporate transaction over the exercise price or purchase price paid or to be paid for the shares subject to the stock awards; or (5) cancel or arrange for the cancellation of any outstanding options or an outstanding right to purchase restricted stock, in either case, for no consideration. Any escrow, holdback, earnout or similar provisions agreed to pursuant to, or in connection with, a corporate transaction may apply to any payment or other right a participant may be entitled to under the 2019 Plan, if any, to the same extent and in the same manner as the provisions apply to holders of Archer’s common stock. The plan administrator is not obligated to treat all stock awards or portions thereof in the same manner, and the plan administrator may take different actions with respect to the vested and unvested portions of a stock award.
Change in Control.   Under the 2019 Plan, a change of control is generally (1) a sale of all or substantially all of Archer’s assets other than to an Excluded Entity (as defined below), (2) a merger, consolidation or other capital reorganization or business combination transaction of Archer with or into another corporation, limited liability company or other entity other than an Excluded Entity, or (3) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner, directly or indirectly, of all of Archer’s then outstanding voting securities. An “Excluded Entity” means a corporation or other entity of which the holders of voting capital stock of Archer outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing at least a majority of the votes entitled to be cast by all of such corporation’s or other entity’s voting securities outstanding immediately after such transaction.
Transferability.   A participant generally may not transfer stock awards under the 2019 Plan other than by will, the laws of descent and distribution or as otherwise provided under the 2019 Plan.

Amendment and Termination.   Archer’s board of directors has the authority to amend or terminate the 2019 Plan, provided that, with certain exceptions, such action does not materially and adversely impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of Archer’s stockholders. No options may be granted after the tenth anniversary of the date Archer’s board of directors adopted the 2019 Plan. No stock awards may be granted under the 2019 Plan while it is suspended or terminated. The 2019 Plan will terminate in connection with the Business Combination.

MANAGEMENT OF NEW ARCHER FOLLOWING THE BUSINESS COMBINATION
The following sets forth certain information concerning the persons who are expected to serve as directors and executive officers of New Archer following the consummation of the Business Combination.
Name	Age	Position
Executive Officers
Brett Adcock	35	Co-Chief Executive Officer and Co-Chairman of the Board
Adam Goldstein	42	Co-Chief Executive Officer and Co-Chairman of the Board
Tom Muniz	36	Chief Operating Officer
Andy Missan	59	Chief Legal Officer
Ben Lu	45	Chief Financial Officer
Non-Employee Directors
Deborah Diaz(1)(3)	63	Director
Fred Diaz(1)(2)	55	Director
Oscar Munoz(2)	62	Director
Maria Pinelli(1)(2)	58	Director
Michael Spellacy(3)	49	Director

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

(3)
Member of the Nominating and Corporate Governance Committee

Executive Officers
Brett Adcock is Archer’s co-founder and has served as the President and Co-Chief Executive Officer of Archer and a member of the Archer board of directors since October 2018. Prior to co-founding Archer, Mr. Adcock co-founded and led Vettery, an online job search and recruiting marketplace, from November 2012 to December 2019. Before Vettery, Mr. Adcock served as a Hedge Fund Analyst at Minetta Lane Capital Partners from November 2011 to November 2012. From August 2009 to October 2011, Mr. Adcock served as a Hedge Fund Analyst at Cedar Hill Capital Partners. From June 2008 to August 2009, Mr. Adcock served as an Investment Banking Analyst at Bank of America Merrill Lynch. Mr. Adcock holds a B.S. in Business Administration from the University of Florida. Archer believes that Mr. Adcock’s deep experience in the industry and role as President and Co-Chief Executive Officer qualify him to serve as a director of New Archer.
Adam Goldstein is Archer’s co-founder and has served as Co-Chief Executive Officer of Archer and a member of the Archer board of directors since October 2018. Prior to co-founding Archer, Mr. Goldstein also co-founded and led Vettery from November 2012 to December 2019. Before Vettery, Mr. Goldstein served as Co-Managing Partner of Minetta Lane Capital Partners from March 2011 to August 2012. From February 2011 to November 2019 Mr. Goldstein served as Portfolio Manager at Plural Investments and from September 2005 to October 2009 Mr. Goldstein served as a Senior Analyst at Cedar Hill Capital Partners. Mr. Goldstein serves as a member of the board of directors of the Museum of American Finance. Mr. Goldstein holds a B.S. in Business Administration from the University of Florida and an M.B.A. from NYU Stern School of Business. Archer believes that Mr. Goldstein’s deep experience in the industry and role as Co-Chief Executive Officer qualify him to serve as a director of New Archer.
Tom Muniz has served as our Chief Operating Officer since March 2021. Before being promoted to COO, Mr. Muniz served as our Vice President of Engineering from December 2019 through February 2021. From July 2019 to December 2019, Mr. Muniz served as Vice President of Engineering at Wisk, an eVTOL company. From January 2011 to July 2019, Mr. Muniz served in a variety of roles at Kitty Hawk, an eVTOL company, including Lead Engineer, Battery Systems Group, Director of Subsystems Engineering, and VP Engineering. From May 2009 to December 2010, Mr. Muniz served as an Aerospace Engineer at Desktop Aeronautics, Inc., a developer of aeronautics software. Mr. Muniz holds a B.S. in Mechanical Engineering from the University of California, Berkeley and an M.S. in Aeronautics and Astronautics from the University of Washington.
Andy Missan has served as our Chief Legal Officer since August 2021. Prior to joining Archer, from October 2015 to August 2021, Mr. Missan served as Executive Vice President, General Counsel and Secretary at Fitbit Inc., and prior to that, from March 2013 to October 2015, served as Fitbit's Vice President and General Counsel. From July 2009 to October 2012, Mr. Missan served as Vice President and General Counsel at Bytemobile, Inc., a mobile video optimization company. From April 2005 to May 2008, Mr. Missan served as Vice President and General Counsel of MobiTV, Inc., a provider of mobile video solutions. Prior to MobiTV, from December 2001 to November 2004, Mr. Missan was Vice President and General Counsel of Danger, Inc., a mobile devices and services company. Mr. Missan was also the Vice President and General Counsel of Replay TV, Inc., a DVR technology company, from September 2000 to October 2001. Mr. Missan has also held senior legal and business affairs positions at RCA Records Label/BMG Entertainment and Sony Music Entertainment Inc. Mr. Missan holds a B.A. in government from Oberlin College and a J.D. from Northwestern University Pritzker School of Law.
Ben Lu, CFA, has served as our Chief Financial Officer since August 2021. Before joining Archer, Mr. Lu was most recently Vice President of Finance at Logitech, a leading cloud peripherals manufacturer. During his time at Logitech, from May 2016 to August 2021, Mr. Lu held various senior finance responsibilities, including Corporate FP&A, Treasury, and Investor Relations. Prior to Logitech, Mr. Lu spent nearly two decades as an public equity investor and sellside research analyst. Mr. Lu currently serves on the board of directors of NIRI Silicon Valley. Mr. Lu holds a B.S. in Finance and Information Systems from New York University.
Non-Employee Directors
Deborah Diaz has served as CEO and VC Advisor of Catalyst ADV, a strategic growth advisory firm specializing in large-scale business transformation, innovation and strategic partnerships, since December 2016. Previously, Ms. Diaz served as Chief Technology Officer and Deputy Chief Information Officer for the National Aeronautics and Space Administration (NASA) from November 2009 to October 2016, where she was responsible for NASA’s system infrastructure, technology innovation, and risk management. Ms. Diaz served as Deputy Chief Information Officer for the United States Patent and Trademark Office (USPTO) from January 2007 to November 2009. From October 2002 to January 2007, Ms. Diaz served as Chief Information Officer and Senior Technical Advisor for the U.S. Department of Homeland Security. Ms. Diaz also served as Deputy Associate Administrator for the General Services Administration (GSA) from June 2000 to October 2002. Ms. Diaz currently serves on the board of directors of Primis Financial Corp., on the board of directors of Section, and on the advisory board of directors of Equinix, Intel Corporation, and Francisco Partners’ Forcepoint. Ms. Diaz formerly served on the board of directors of Dell Technologies GAB, Battle Resource Management, Inc. (BRMi), Intelvative, Inc., National Association of Corporate Directors CAC, and eKuber Ventures, Inc. Ms. Diaz holds a B.S. in Business Administration from Stonehill College, an M.S in International Business from Colorado State University and is “NACD Directorship Certified.” Archer believes that Ms. Diaz’s decades of experience working with innovative technologies, leadership in multiple high-risk market evolutions in both the private sector and in government qualify her to serve as a director of New Archer.
Fred Diaz served as President and CEO of Mitsubishi Motors North America from April 2018 to April 2020. Before that, Mr. Diaz served as General Manager in Charge, Performance Optimization Global Marketing and Sales of Mitsubishi Motors Corporation in Japan, from July 2017 to April 2018. From April 2013 to July 2017, Mr. Diaz served in a number of roles for Nissan Motor Corporation, including Division Vice President & General Manager — North American Trucks and Light Commercial Vehicles, Sr. Vice President Sales & Marketing and Operations, and Division Vice President, Sales & Marketing and Parts & Service. Mr. Diaz also served in several roles for Fiat Chrysler Automobiles (FCA) from 2004 to April 2013, including President and CEO Ram Truck Brand, President and CEO Chrysler Mexico, Head of National Sales, Regional Managing Director of the Denver Business Center, and Director of Dodge Brand

Marketing Communications. Mr. Diaz currently serves on the board of directors of Smith & Wesson Brands, Inc. and SiteOne Landscape Supply Inc. (f/k/a as John Deere Landscapes LLC). Mr. Diaz formerly served as the chairman of the board of directors of Mitsubishi Motors North America from April 2018 to April 2020. Mr. Diaz holds a B.S. in Business Administration and Management with a Minor in Psychology from Texas Lutheran University and an M.B.A. from Central Michigan University. Archer believes that Mr. Diaz’s experience in management, sales, and marketing in the automotive industry qualify him to serve as a director of New Archer.
Oscar Munoz served as Chairman and CEO of United Airlines from September 2015 to May 2021. He also served as a member of the board of directors of United Continental Holdings, Inc. from October 2010 to June 2021. Before joining United’s executive team, Mr. Munoz served in several roles at CSX Corporation from May 2003 to September 2015, including President, COO, CFO, and Executive Vice President. From January 2001 to April 2003, Mr. Munoz served as CFO of Consumer Services at AT&T. Before that, Mr. Munoz served as SVP of Finance and Administration at U.S. West from July 1997 to December 2000. Mr. Munoz also served in various leadership roles for The Coca-Cola Company from June 1986 to June 1997 and for PepsiCo from June 1982 to June 1986. Mr. Munoz currently serves on the board of directors of CBRE Group, Inc. and Univision Communications Inc. and on the Advisory Board of Salesforce. Mr. Munoz also serves on the board of trustees of Fidelity Investments, the University of Southern California, and The Brookings Institution. Mr. Munoz previous served on the board of directors of Continental Airlines, Inc. from May 2004 until its acquisition by United Airlines in October 2010. Mr. Munoz holds a B.A. in Finance and Strategy from USC’s Marshall School of Business and an M.BA. from Pepperdine University. Archer believes that Mr. Munoz’s experience in management and finance in the airline industry qualify him to serve as a director of New Archer.
Maria Pinelli has served as the Chief Executive Officer of Strategic Growth Advisors, LLC since December 2020. From July 2017 to December 2020, Ms. Pinelli led Ernst & Young LLP’s (EY) Consumer Products and Retail sector based in the U.S. Southeast. From July 2011 to June 2017, Ms. Pinelli was a Global Vice Chair of EY and led EY’s Global Strategic Growth Business unit with a focus on serving entrepreneurs, private and public companies poised for exponential growth. During the same period, she also served as EY’s Global IPO Leader, helping clients prepare for the public markets including initial public offering readiness, Sarbanes — Oxley Act compliance and how to manage stakeholder expectations. Prior to leading this global business of EY, Ms. Pinelli was EY’s Americas Director of Strategic Growth Markets from 2006 to 2011. Ms. Pinelli currently serves on the board of directors of Globant S.A. and Clarim Acquistion Corp. Ms. Pinelli holds a B.Com. in Commerce from McMaster University and is a qualified public accountant in the United Kingdom and Canada. Archer believes that Ms. Pinelli is well-qualified to serve as a director of New Archer due to her previous leadership roles at EY, her international business and financial experience, and her extensive experience in advising growth companies.
Michael Spellacy was appointed Atlas’ Chief Executive Officer on October 2, 2020 and a director on October 14, 2020. Mr. Spellacy is also the Chief Executive Officer and a director of Atlas Crest Investment Corp. II, Atlas Crest Investment Corp. III, Atlas Crest Investment Corp. IV and Atlas Crest Investment Corp. V. Mr. Spellacy has extensive experience in technology, data and analytics, capital markets and private equity and has worked as an investor, investment banker and consultant. Most recently, Mr. Spellacy was a Senior Managing Director at Accenture plc and Global Industry Leader of Accenture Capital Markets while overseeing Accenture’s Asset Management, Wealth Management and Investment and Trading businesses. Accenture plc is a multinational Fortune Global 500 professional services firm with 2020 revenues of over $44 billion. Mr. Spellacy began his role at Accenture in 2017.
Prior to Accenture, Mr. Spellacy was a Senior Partner, Asset and Wealth Management, at PricewaterhouseCoopers from 2015 to 2017 and prior to that role, Mr. Spellacy was a Partner at Broadhaven Capital, an industry leading independent investment bank and private equity investor servicing the financial services and technology sectors from 2013 to 2015. Prior to Broadhaven, Mr. Spellacy was a Senior Executive, Management Committee Advisor at Bridgewater Associates, a widely recognized asset manager from 2009 to 2013. Mr. Spellacy led Bridgewater’s $130 billion assets under management transformation program. Prior to Bridgewater, Mr. Spellacy was a Partner and Managing Director at the Boston Consulting Group from 2003 to 2009 where he helped guide the firm’s global Alternative Investments Practice providing strategic business advisory services to global asset managers, sovereign wealth funds and asset owners. He received his B.S. in Economics from the London School of Economics and MBA from the University of Hartford. Archer believes that Mr. Spellacy’s deep investing and management experience qualify him to serve as a director of New Archer.
Family Relationships
There are no family relationships among any of New Archer’s directors or executive officers.
Corporate Governance
Composition of the Board of Directors
New Archer’s business and affairs will be organized under the direction of its board of directors. Messrs. Adcock and Goldstein will serve as Co-Chairs of New Archer’s board of directors. The primary responsibilities of New Archer’s board of directors will be to provide oversight, strategic guidance, counseling and direction to New Archer’s management. New Archer’s board of directors will meet on a regular basis and additionally as required.
In accordance with the terms of New Archer’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, New Archer’s board of directors may establish the authorized number of directors from time to time by resolution. New Archer’s board of directors will consist of seven members upon the consummation of the Business Combination. In accordance with the New Archer Charter, which will be effective upon the consummation of the Business Combination, New Archer’s board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. New Archer’s directors will be divided among the three classes as follows:
•
the Class I directors will be Deborah Diaz and Fred Diaz and their terms will expire at the annual meeting of stockholders to be held in 2022;

•
the Class II directors will be Maria Pinelli and Michael Spellacy and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•
the Class III directors will be Brett Adcock, Adam Goldstein, and Oscar Munoz and their terms will expire at the annual meeting of stockholders to be held in 2024.

As nearly as possible, each class will consist of one-third of the directors.
The division of New Archer’s board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Board Leadership Structure
New Archer believes that all members of the board of directors should have a voice in the affairs and the management of New Archer. The board of directors believes that New Archer’s stockholders are best served at this time by having Messrs. Adcock and Goldstein serve as a co-chairmen, who will be an integral part of the board of director leadership structure and a critical aspect of effective corporate governance. The active involvement of our independent directors, combined with the qualifications and significant responsibilities of New Archer’s co-chairmen, New Archer believes will provide balance and promote strong, oversight of New Archer’s management and affairs. New Archer intends to evaluate its board leadership structure on a periodic basis, commencing with the first meeting of the board following the closing of the Business Combination, which evaluations will include, among other things, whether it is appropriate to appoint a lead independent director.
Director Independence
As a result of New Archer’s common stock being listed on NYSE following the consummation of the Business Combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Immediately upon the consummation of this Business Combination, the board of directors of New Archer will undertake a review of the independence of the individuals named above and will determine which directors qualify as “independent” as defined under the applicable NYSE rules. Messrs. Adcock and Goldstein are not deemed independent due their positions as Co-Chief Executive Officers of New Archer.
Role of the Board in Risk Oversight
Upon the consummation of the Business Combination, one of the key functions of New Archer’s board of directors will be informed oversight of New Archer’s risk management process. New Archer’s board of directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the board of directors as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, the board of directors will be responsible for monitoring and assessing strategic risk exposure and New Archer’s audit committee will have the responsibility to consider and discuss Archer’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. New Archer’s compensation committee will also assess and monitor whether New Archer’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Committees of the Board of Directors
New Archer’s board of directors will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of the board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by New Archer’s board of directors. New Archer’s board of directors may establish other committees as it deems necessary or appropriate from time to time.
Audit Committee
New Archer’s audit committee will consist of Ms. Diaz, Mr. Diaz and Ms. Pinelli. New Archer’s board of directors will determine which members of the audit committee qualify as “independent” under NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of the audit committee will be Ms. Pinelli. New Archer’s board of directors will determine that Ms. Pinelli is an “audit committee financial expert” within the meaning of SEC regulations. Each member of New Archer’s audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, New Archer’s board of directors will examine each audit committee member’s scope of experience and the nature of their employment.
The primary purpose of the audit committee will be to discharge the responsibilities of the Board with respect to corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee New Archer’s independent registered public accounting firm. Specific responsibilities of the audit committee include:
•
helping the board of directors oversee corporate accounting and financial reporting processes;

•
managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit New Archer’s consolidated financial statements;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, New Archer’s interim and year-end operating results;

•
developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•
reviewing related person transactions;

•
obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes New Archer’s internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•
approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee
The compensation committee will consist of Mr. Diaz, Ms. Pinelli and Mr. Munoz. The chair of the compensation committee will be Mr. Diaz. New Archer’s board of directors will determine which members of the compensation committee qualify as “independent” under the NYSE listing standards and as “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act.
The primary purpose of the compensation committee will be to discharge the responsibilities of the board of directors in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee will include:
•
reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;

•
reviewing and recommending to the board of directors the compensation of directors;

•
administering the equity incentive plans and other benefit programs;

•
reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and

•
reviewing and establishing general policies relating to compensation and benefits of the employees, including the overall compensation philosophy.

Nominating and Corporate Governance Committee
The nominating and corporate governance committee will consist of Ms. Diaz and Mr. Spellacy. The chair of the nominating and corporate governance committee will be Ms. Diaz. New Archer’s board of directors will determine which members of the nominating and corporate governance committee qualify as independent under the NYSE listing standards.
Specific responsibilities of the nominating and corporate governance committee will include:
•
identifying and evaluating candidates, including the nomination of incumbent directors for re-election and nominees recommended by stockholders, to serve on the board of directors;

•
considering and making recommendations to the board of directors regarding the composition and chairmanship of the committees of the board of directors;

•
developing and making recommendations to the board of directors regarding corporate governance guidelines and matters, including in relation to corporate social responsibility; and

•
overseeing periodic evaluations of the performance of the board of directors, including its individual directors and committees.

Code of Ethics
Following the consummation of the Business Combination, New Archer will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on New Archer’s website, http://www.archer.com. In addition, New Archer intends to post on its website all disclosures that are required by law or the listing standards of NYSE concerning any amendments to, or waivers from, any provision of the code. The reference to the New

Archer website address does not constitute incorporation by reference of the information contained at or available through New Archer’s website, and you should not consider it to be a part of this proxy statement/prospectus.
Compensation Committee Interlocks and Insider Participation
None of the intended members of New Archer’s compensation committee has ever been an executive officer or employee of New Archer. None of New Archer’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Board or compensation committee.
Non-Employee Director Compensation
In connection with the consummation of the Business Combination, the board of directors of New Archer intends to adopt a non-employee director compensation policy designed to align compensation with New Archer’s business objectives and the creation of shareholder value, while enabling New Archer to attract and retain directors to contribute to New Archer’s long-term success.
The aggregate amount of compensation, including both cash compensation and equity compensation, paid to any non-employee director of New Archer for service as a non-employee director in a calendar year period will not exceed $1,500,000 in the first calendar year such individual becomes a non-employee director and $750,000 in any other calendar year.
Cash Compensation
Each non-employee director will be entitled to a $140,000 annual cash retainer. In addition, the members of the audit committee, compensation committee, and nominating and corporate governance committee will be entitled to an annual cash retainer of $10,000, $6,000, and $4,000, respectively, with the chair of each such committee being entitled to an annual cash retainer of $15,000, $10,000, and $8,000, respectively. In addition, New Archer’s policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors. Messrs. Adcock and Goldstein will not receive additional compensation for their services as directors.
Equity Compensation
Each of Ms. Diaz, Mr. Diaz, Ms. Pinelli and Mr. Spellacy, will be granted a restricted stock unit (“RSU”) under the 2021 Plan with an aggregate value of $200,000 upon the filing of our first registration statement on Form S-8, which is expected to occur 60 days from the closing of the Business Combination. These RSUs will vest on the one year anniversary of the closing of the Business Combination. Mr. Munoz will be granted an RSU under the 2021 Plan with an aggregate value of $500,000 upon the filing of our first registration statement on Form S-8, which is expected to occur 60 days from the closing of the Business Combination. This RSU will vest in equal installments on the first, second and third annual anniversaries of the closing of the Business Combination. Such vesting will occur so long as the non-employee director continues to provide services to New Archer through the applicable vesting date.
Following the closing of the Business Combination, the compensation committee of New Archer intends to review and implement a non-employee director cash and equity compensation policy, which will include initial and annual equity awards.
Limitation on Liability and Indemnification of Directors and Officers
The Proposed Charter, which will be effective upon consummation of the Business Combination, will limit a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•
for any transaction from which the director derives an improper personal benefit;

•
for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
for any unlawful payment of dividends or redemption of shares; or

•
for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and New Archer’s amended and restated bylaws provide that New Archer will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, New Archer will enter into separate indemnification agreements with its directors and officers. These agreements, among other things, require New Archer to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.
New Archer plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. Archer believes these provisions in the New Archer Charter and New Archer’s amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SECURITIES ACT RESTRICTIONS ON RESALE OF ATLAS’ SECURITIES
Certain of the outstanding shares of Atlas Common Stock and Atlas warrants, including the Atlas Class B Shares owned by the Sponsor and the private placement warrants, are restricted securities under Rule 144 under the Securities Act (“Rule 144”) in that they were issued in a private transaction not involving a public offering. In addition, any shares of Atlas Common Stock held by Atlas’ affiliates (including its directors, executive officers and the Sponsor) are subject to restrictions as “control securities” under the federal securities laws. Similarly, certain of the shares of New Archer Common Stock that New Archer issues in connection with the Business Combination will be restricted securities for purposes of Rule 144, and any shares of New Archer Common Stock or New Archer warrants held by our directors, executive officers or New Archer’s other affiliates following the merger will be control securities. As of the date of this proxy statement/prospectus, there were 62,500,000 shares of Atlas Common Stock outstanding (including 12,500,000 Atlas Class B Shares) and 24,666,667 warrants to acquire Atlas Class A Shares (including 8,000,000 private placement warrants).
Pursuant to Rule 144 a person who has beneficially owned restricted Atlas Common Stock or Atlas warrants for at least six months is generally entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Atlas at the time of, or at any time during the three months preceding, the sale and (ii) Atlas has been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as Atlas has been required to file reports) preceding the sale.
Persons who have beneficially owned restricted Atlas Common Stock or Atlas warrants for at least six months, but who are affiliates of Atlas at the time of, or who have been an affiliate of Atlas at any time during the three months preceding, a sale, are subject to additional restrictions, which limit the number of securities such person is entitled to sell within any three-month period to only a number of securities that does not exceed the greater of:
(i)
l% of the total number of Atlas Common Stock then outstanding; and

(ii)
the average weekly reported trading volume of Atlas Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Atlas under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Atlas.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is, however, not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, which would include Atlas. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
(i)
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

(ii)
the average weekly reported trading volume of Atlas Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

(iii)
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

(iv)
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

(v)
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Atlas will cease to be a shell company upon completion of the Business Combination. As a result, holders will be able to sell their shares of Atlas Common Stock and Atlas warrants pursuant to Rule 144 without registration one year after the consummation of the merger (subject to any applicable notice, manner of sale and current public information requirements).
Atlas anticipates that following the completion of the Business Combination, Atlas will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.
Registration Rights
See the section entitled “Proposal No. 1: The Business Combination Proposal — Related Agreements — Registration Rights Agreement” above.

APPRAISAL RIGHTS
None of Atlas’ stockholders, unit holders or warrant holders will have appraisal rights under the DGCL in connection with the Business Combination.
ATLAS SPECIAL MEETING PROPOSALS
The Atlas Board is aware of no matters other than the Transaction Proposals that may be brought before the Special Meeting. However, if any other matter should properly come before the Special Meeting, the persons named in the enclosed proxies will vote such proxies in accordance with their judgment on any such matters. Under the DGCL, only business that is specified in the notice of meeting to stockholders for the Special Meeting may be transacted at the Special Meeting.
FUTURE STOCKHOLDER PROPOSALS
For any proposal to be considered for inclusion in New Archer’s proxy statement and form of proxy for submission to the stockholders at New Archer’s 2022 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals must be received by New Archer at its executive offices a reasonable time before New Archer begins to print and mail its 2022 annual meeting proxy materials in order to be considered for inclusion in New Archer’s proxy materials for the 2022 annual meeting.
In addition, New Archer’s amended and restated bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to the Secretary of New Archer at the principal executive offices of New Archer not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (which first anniversary date shall, for the purposes of the New Archer’s first annual meeting held after the shares of the corporation are first publicly traded (the “First Annual Meeting”), be deemed to be October 10, 2022); provided, however, that in the event that the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after such anniversary date, or if no annual meeting was held in the preceding year (other than in connection with the First Annual Meeting), notice by the stockholder to be timely must be so delivered no earlier than the close of business on the 120th day before the meeting and not later than the later of the close of business on the 90th day before the meeting or the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by New Archer. Nominations and proposals also must satisfy other requirements set forth in New Archer’s amended and restated bylaws. The chairman of the New Archer board of directors may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.
STOCKHOLDER COMMUNICATIONS
Stockholders and interested parties may communicate with the Atlas Board, any committee chairperson or the non-management directors as a group by writing to the Atlas Board or committee chairperson in care of Atlas Crest Investment Corp., 399 Park Avenue, New York, New York 10022.
LEGAL MATTERS
The validity of the securities offered under this proxy statement/prospectus will be passed upon by Kirkland & Ellis LLP.
EXPERTS
The financial statements of Atlas as of December 31, 2020, and for the period from August 26, 2020 (inception) through December 31, 2020, included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their reports thereon, appearing herein, and are included in reliance on such report given on the authority of such firm as an experts in auditing and accounting.

The financial statements of Archer as of December 31, 2020 and for each of the two years in the period ended December 31, 2020 included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Archer’s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
HOUSEHOLDING INFORMATION; DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:
•
If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at 399 Park Avenue, New York, New York 10022, to inform us of his or her request; or

•
If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

Following the Business Combination, stockholders should send any such requests in writing to Archer Aviation Inc., Attn: Corporate Secretary, 1880 Embarcadero Road, Palo Alto, California 94303.
TRANSFER AGENT
The transfer agent for Atlas’ securities is Continental Stock Transfer & Trust Company.
WHERE YOU CAN FIND MORE INFORMATION
Atlas files annual and quarterly reports and other reports and information with the SEC. We distribute to our stockholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the SEC’s website, located at http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the SEC.
Any requests for copies of information, reports or other filings with the SEC should be directed to Atlas Crest Investment Corp., 399 Park Avenue, New York, New York 10022.
You may also obtain these documents by requesting them in writing or by telephone from Atlas’ proxy solicitor at:
Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Telephone: (800) 662-5200
Banks and brokers can call collect at: (203) 658-9400
Email: ACIC.info@investor.morrowsodali.com
If you are a stockholder of Atlas and would like to request documents, please do so by one week prior to the meeting date to receive them before the Special Meeting. If you request any documents from Atlas, we will mail them to you by first class mail, or another equally prompt means. You will not be charged for any of the documents you request.

All information contained in this proxy statement/prospectus relating to Atlas has been supplied by Atlas, and all such information relating to Archer has been supplied by Archer. Information provided by either Atlas or Archer does not constitute any representation, estimate or projection of any other party.
This document is a proxy statement/prospectus of Atlas for the Special Meeting. We have not authorized anyone to give any information or make any representation about the merger, us or Archer that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
ATLAS CREST INVESTMENT CORP.
Archer Aviation Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Atlas Crest Investment Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Atlas Crest Investment Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from August 26, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from August 26, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Restatement of the 2020 Financial Statements
As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020 and for the period from August 26, 2020 (inception) through December 31, 2020, have been restated.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
New York, NY
March 8, 2021, except for the effects of the restatements discussed for warrants in Note 2, for which the date is May 24, 2021.

ATLAS CREST INVESTMENT CORP.
BALANCE SHEET
DECEMBER 31, 2020
(As Restated)
Assets:
Current assets:
Cash	$925,923
Prepaid expenses	463,999
Total current assets	1,389,922
Investments held in Trust Account	500,098,582
Total Assets	$501,488,504
Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$10,991
Accrued expenses	48,022
Franchise tax payable	69,945
Total current liabilities	128,958
Warrant liabilities	47,506,670
Total Liabilities	47,635,628
Commitments and Contingencies (Note 7)
Class A common stock, $0.0001 par value, subject to possible redemption; 44,885,287 shares at redemption value	448,852,870
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 5,114,713 shares issued and outstanding (excluding 44,885,287 shares subject to possible redemption)	511
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 12,500,000 shares issued and outstanding(1)	1,250
Additional paid-in capital	15,848,758
Accumulated deficit	(10,850,513)
Total stockholders’ equity	5,000,006
Total Liabilities and Stockholders’ Equity	$501,488,504

(1)
Excludes 1,875,000 shares of Class B common stock that were forfeited by the underwriter due to expiration of over-allotment option occurring in December 2020 (see Note 6).
The accompanying notes are an integral part of these financial statements.

ATLAS CREST INVESTMENT CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 26, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)
Operating and formation costs	$159,947
Franchise tax expense	69,945
Loss from operations	(229,892)
Unrealized gain on investments held in Trust Account	98,582
Loss on sale of private placement warrants	(240,000)
Expensed offering costs	(545,873)
Change in fair value of warrant liabilities	(9,933,330)
Net loss	$(10,850,513)
Basic and diluted weighted average shares outstanding, Redeemable Class A Common Stock	44,885,287
Basic and diluted net earnings per share, Redeemable Class A Common Stock	$0.00
Basic and diluted weighted average shares outstanding, Non-Redeemable Class A and Class B Common Stock	17,614,713
Basic and diluted net loss per share, Non-Redeemable Class A and Class B Common Stock	$(0.62)
The accompanying notes are an integral part of these financial statements.

ATLAS CREST INVESTMENT CORP.
STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE PERIOD FROM AUGUST 26, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)
	Common Stock				Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – August 26, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	—	—	14,375,000	1,438	23,562	—	25,000
Sale of 50,000,000 units in Initial Public Offering, less fair value of public warrants, net of offering costs, as restated	50,000,000	5,000	—	—	464,673,389	—	464,678,389
Forfeiture of Class B common stock(1)	—	—	(1,875,000)	(188)	188	—	—
Class A common stock subject to possible redemption, as restated	(44,885,287)	(4,489)	—	—	(448,848,381)	—	(448,852,870)
Net loss, as restated	—	—	—	—	—	(10,850,513)	(10,850,513)
Balance – December 31, 2020, as restated	5,114,713	$511	12,500,000	$1,250	$15,848,758	$(10,850,513)	$5,000,006

(1)
Includes up to 1,875,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter. Upon the expiration of the over-allotment option in December 2020, 1,875,000 shares of Class B common stock were forfeited (see Note 6).
The accompanying notes are an integral part of these financial statements.

ATLAS CREST INVESTMENT CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM AUGUST 26, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)
Cash Flows from Operating Activities:
Net loss	$(10,850,513)
Adjustments to reconcile net loss to net cash used in operating activities:
Expensed offering costs on issuance of Public Warrants	545,873
Unrealized gain on investments held in Trust Account	(98,582)
Loss on sale of private placement warrants	240,000
Change in fair value of warrant liabilities	9,933,330
Changes in operating assets and liabilities:
Prepaid expenses	(463,999)
Accounts payable	10,991
Accrued expenses	48,022
Franchise tax payable	69,945
Net cash used in operating activities	(564,933)
Cash Flows from Investing Activities:
Cash deposited in Trust Account	(500,000,000)
Net cash used in investing activities	(500,000,000)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from issuance of promissory note	300,000
Repayment of promissory note	(300,000)
Proceeds from initial public offering, net of underwriter’s discount paid	490,000,000
Proceeds from sale of private placement warrants	12,000,000
Offering costs paid	(534,144)
Net cash provided by financing activities	501,490,856
Net change in cash	925,923
Cash – beginning of period	—
Cash – end of period	$925,923
Supplemental disclosure of noncash investing and financing activities:
Class A common stock subject to possible redemption	$448,852,870
Initial classification of warrant liabilities	$37,573,340
Forfeiture of Class B common stock	$188
The accompanying notes are an integral part of these financial statements.

ATLAS CREST INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Atlas Crest Investment Corp. (the “Company” or “Atlas”) is a blank check company incorporated in Delaware on August 26, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from August 26, 2020 (inception) through December 31, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”) as described below, and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income or gains on investments on the cash and investments held in a trust account from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on October 27, 2020. On October 30, 2020, the Company consummated the Initial Public Offering of 50,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $500,000,000, which is discussed in Note 4.
Following the closing of the Initial Public Offering on October 30, 2020, an amount of $500,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants (as defined in Note 5) was placed in a trust account (the “Trust Account”), invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.
Transaction costs related to the issuances described above amounted to $10,534,144, consisting of $10,000,000 of underwriting fees and $534,144 of other costs. In addition, at December 31, 2020, $925,923 of cash was held outside of the Trust Account and is available for working capital purposes.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. New York Stock Exchange rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the signing of a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion.

ATLAS CREST INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
The public stockholders are entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption are recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity.
The Company will proceed with the Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the Business Combination is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, Atlas Crest Investment LLC (the “Sponsor”) has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed Business Combination or do not vote at all.
Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the amended and restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within 24 months from the closing of the Initial Public Offering and (c) not to propose an amendment to the amended and restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have until 24 months from the closing of the Initial Public Offering to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish

ATLAS CREST INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity
As of December 31, 2020, the Company had $925,923 in cash held outside of the Trust Account and working capital of $1,260,964.
The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the proceeds of $25,000 from the sale of the Founder Shares, and a loan of $300,000 under an unsecured and non-interest bearing promissory note (see Note 6). Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity will be satisfied through the net proceeds from the private placement held outside of the Trust Account.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable and accrued liabilities, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ATLAS CREST INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
NOTE 2.   RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing the Company’s warrants. As a result of the SEC Statement, the Company reevaluated the accounting treatment of (i) the 16,666,667 redeemable warrants (the “Public Warrants”) that were included in the units issued by the Company in its initial public offering (the “IPO”) and (ii) the 8,000,000 redeemable warrants that were issued to the Company’s sponsor in a private placement that closed concurrently with the closing of the Initial Public Offering (together with the Public Warrants, the “Warrants”). The Company previously accounted for the Warrants as components of equity.
In further consideration of the guidance in Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (“ASC 815”), the Company concluded that a provision in the warrant agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants should be recorded as derivative liabilities on the balance sheet and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, Fair Value Measurement (“ASC 820”), with changes in fair value recognized in the Statements of Operations in the period of change.
In accordance with ASC Topic 340, Other Assets and Deferred Costs, as a result of the classification of the Warrants as derivative liabilities, the Company expensed a portion of the offering costs originally recorded as a reduction in equity. The portion of offering costs that was expensed was determined based on the relative fair value of the Public Warrants and shares of Class A common stock included in the Units.
The Company’s accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported cash flows or cash.

ATLAS CREST INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
The following tables summarize the effect of the restatement on each financial statement line item as of the dates, and for the period, indicated:
	As Previously Reported	Adjustment	As Restated
Balance Sheet as of October 30, 2020 (audited)
Warrant liabilities	$—	$37,573,340	$37,573,340
Total liabilities	—	37,573,340	37,573,340
Class A common stock subject to possible redemption	496,488,280	(37,573,340)	458,914,940
Class A common stock	35	376	411
Additional paid-in capital	5,001,103	785,497	5,786,600
Accumulated deficit	(2,568)	(785,873)	(788,441)
Balance Sheet as of December 31, 2020 (audited)
Warrant liabilities	$—	$47,506,670	$47,506,670
Total liabilities	128,958	47,506,670	47,635,628
Class A common stock subject to possible redemption	496,359,540	(47,506,670)	448,852,870
Class A common stock	36	475	511
Additional paid-in capital	5,130,030	10,718,728	15,848,758
Accumulated deficit	(131,310)	(10,719,203)	(10,850,513)
Stockholders’ equity	5,000,006	—	5,000,006
Statement of Operations for the period from August 26, 2020 (inception) to December 31, 2020 (audited)
Expensed offering costs	$—	$545,873	$545,873
Loss on sale of private placement warrants	—	(240,000)	(240,000)
Change in fair value of warrant liabilities	—	(9,933,330)	(9,933,330)
Net loss	(131,310)	(10,719,203)	(10,850,513)
Basic and diluted net loss per share, Non-redeemable Class A and Class B common stock	(0.01)	(0.61)	(0.62)
Statement of Cash Flows for the period from August 26, 2020 (inception) to December 31, 2020 (audited)
Cash flow from operating activities:
Net loss	$(131,310)	$(10,719,203)	$(10,850,513)
Adjustments to reconcile net loss to net cash used in operating activities:
Expensed offering costs in connection with the issuance of the Public Warrants included in the Units	—	545,873	545,873
Loss on sale of private placement warrants	—	240,000	240,000
Change in fair value of warrant liabilities	—	9,933,330	9,933,330
Supplemental disclosure of non-cash investing and financing activities:
Initial measurement of warrants issued in connection with the Initial Public Offering accounted for as liabilities	—	37,573,340	37,573,340

ATLAS CREST INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
NOTE 3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.
Investments Held in Trust Account
At December 31, 2020, the assets held in the Trust Account were held in U.S. Treasury securities and classified as trading.

ATLAS CREST INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480, Distinguishing Liabilities from Equity. Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. As of December 31, 2020, 44,885,287 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
Offering Costs associated with the Initial Public Offering
The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $10,534,144 as a result of the Initial Public Offering (consisting of a $10,000,000 underwriting discount and $534,144 of other offering costs). The Company recorded $9,988,271 of offering costs as a reduction of equity in connection with the shares of Class A common Stock included in the Units. The Company immediately expensed $545,873 of offering costs in connection with the Public Warrants and Private Placement Warrants that were classified as liabilities.
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The initial fair value of the Public Warrants was estimated using a Monte Carlo simulation approach and the fair value of the Private Placement Warrants was estimated using a Modified Black-Scholes model (see Note 11).
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement

ATLAS CREST INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net Earnings (Loss) Per Share
Net earnings (loss) per share is computed by dividing net earnings (loss) by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 24,666,667 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.
The Company’s statement of operations includes a presentation of income per share for common shares subject to possible redemption and applies the two-class method in calculating income per share. Net earnings per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the allocable interest income earned on the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Class A redeemable common stock outstanding since original issuance. Net loss per share, basic and diluted, for Class A and Class B non-redeemable common stock is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable common stock, by the weighted average number of Class B non-redeemable common stock outstanding for the period. Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

ATLAS CREST INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
The following table reflects the calculation of basic and diluted net earnings (loss) per common share (in dollars, except per share amounts):
For the Period from August 26, 2020 (Inception) through December 31, 2020
Class A Common Stock subject to possible redemption
Numerator: Earnings attributable to Class A Common Stock subject to possible redemption
Unrealized gain on investments held in Trust Account	$88,498
Less: Unrealized gain available to be withdrawn for payment of taxes	(62,790)
Net earnings attributable to Class A Common Stock subject to possible redemption	$25,708
Denominator: Weighted average Class A Common Stock subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A Common Stock subject to possible redemption	44,885,287
Basic and diluted net earnings per share, Class A Common Stock subject to possible redemption	$0.00
Non-Redeemable Class A and Class B Common Stock
Numerator: Net loss minus net earnings
Net loss	$(10,850,513)
Less: Net earnings attributable to Class A Common Stock subject to possible redemption	(25,708)
Non-redeemable net loss	$(10,876,221)
Denominator: Weighted average Non-Redeemable Class A and Class B Common Stock
Basic and diluted weighted average shares outstanding, Non-Redeemable Class A and Class B Common Stock	17,614,713
Basic and diluted net loss per share, Non-Redeemable Class A and Class B Common Stock	$(0.62)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect

ATLAS CREST INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.
The carrying amounts reflected in the balance sheet for cash, prepaid expenses and accrued offering costs approximate fair value due to their short-term nature.
Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.
See Note 11 for additional information on assets and liabilities measured at fair value.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 4.   INITIAL PUBLIC OFFERING
The registration statement for the Company’s Initial Public Offering was declared effective on October 27, 2020. On October 30, 2020, the Company completed its Initial Public Offering of 50,000,000 Units, at $10.00 per Unit, generating gross proceeds of $500,000,000. Each Unit consisted of one share of Class A common stock, $0.0001 par value, and one-third of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 8).
The Company granted the underwriter a 45-day option to purchase up to 7,500,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. The over-allotment option expired without being exercised in any part. The underwriter was paid a cash underwriting discount of $0.20 per Unit, or $10,000,000 in the aggregate upon the closing of the Initial Public Offering.
NOTE 5.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,000,000 warrants at a price of $1.50 per warrant in a private placement (the “Private Placement Warrants”) to the Sponsor, generating gross proceeds of $12,000,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 6.   RELATED PARTY TRANSACTIONS
Founder Shares
On September 4, 2020, the Sponsor paid $25,000 in consideration for 14,375,000 shares of Class B common stock (the “Founder Shares”). The Founder Shares included an aggregate of up to 1,875,000 shares

ATLAS CREST INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment was not exercised in full or in part, so that the Sponsor would collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering). Upon the expiration of the over-allotment option in December 2020, 1,875,000 shares of Class B common stock were forfeited, resulting in an aggregate of 12,500,000 Founder Shares outstanding.
The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination, or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.
Promissory Note — Related Party
On September 11, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company received proceeds of $300,000 to cover expenses related to the Initial Public Offering. The Promissory Note was non-interest bearing and was payable on the earlier of March 31, 2021 or the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $300,000 was repaid at the closing of the Initial Public Offering on October 30, 2020.
Administrative Support Agreement
The Company entered into an agreement, commencing on the effective date of the Initial Public Offering, to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.
See Note 7, under Business Combination Marketing Agreement, for additional related party transactions.
NOTE 7.   COMMITMENTS
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (as defined below) (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

ATLAS CREST INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Business Combination Marketing Agreement
The Company engaged the representative of the underwriters and Moelis & Company LLC, an affiliate of the Sponsor, in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay the representative of the underwriters and Moelis & Company LLC a cash fee for such services upon the consummation of the Business Combination of 2.25% ($11,250,000) and 1.25% ($6,250,000), respectively, or 3.5% ($17,500,000), in the aggregate, of the gross proceeds of the offering including the gross proceeds from the full or partial exercise of the underwriters’ over-allotment option. A portion of such fee may be re-allocated or paid to members that assist the Company in consummating its Business Combination.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
NOTE 8.   WARRANTS
Public Warrants may only be exercised for a whole number of shares. No fractional shares are issued upon exercise of the Public Warrants. The Public Warrants are exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with

ATLAS CREST INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the Public Warrants become exercisable, the Company may call the Public Warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The exercise price and number of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants will and the common shares issuable

ATLAS CREST INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
As of December 31, 2020, there were 16,666,667 Public Warrants and 8,000,000 Private Placement Warrants outstanding. The Company classifies the outstanding Public Warrants and Private Placement Warrants as warrant liabilities on the Balance Sheet in accordance with the guidance contained in ASC 815-40.
The warrant liabilities are initially measured at fair value upon the closing of the Initial Public Offering and subsequently re-measured at each reporting period using a Monte-Carlo model. The Public Warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value. The Company recognized gains in connection with changes in the fair value of warrant liabilities of $9,933,330 within change in fair value of warrant liabilities in the Statement of Operations during the year ended December 31, 2020.
NOTE 9.   STOCKHOLDERS’ EQUITY
Preferred stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. At December 31, 2020, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue up to 200,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2020, there were 5,114,713 shares of Class A common stock issued and outstanding.
Class B Common Stock — The Company is authorized to issue up to 20,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2020, there were 12,500,000 shares of Class B common stock issued and outstanding. In December 2020, the underwriters’ over-allotment option expired and as a result the Sponsor forfeited 1,875,000 shares of Class B common stock.
Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock upon the consummation of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion, including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

ATLAS CREST INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
NOTE 10.   INCOME TAX
The Company’s net deferred tax assets (liabilities) as of December 31, 2020 is as follows:
Deferred tax assets:
Start-up costs	$33,188
Net operating loss carryforwards	14,688
Total deferred tax assets	47,876
Valuation allowance	(27,174)
Deferred tax liabilities:
Unrealized gain on investments	(20,702)
Total deferred tax liabilities	(20,702)
Deferred tax assets, net of allowance	$—
The income tax provision for the period from August 26 (inception) through December 31, 2020 consists of the following:
Federal
Current	$—
Deferred	(27,174)
State
Current	—
Deferred	—
Change in valuation allowance	27,174
Income tax provision	$—
As of December 31, 2020, the Company has available U.S. federal operating loss carry forwards of approximately $70,000 that may be carried forward indefinitely.
In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period ended December 31, 2020, the valuation allowance was $27,174.
A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2020 is as follows:
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in fair value of derivative warrant liabilities	(19.2)%
Non-deductible transaction costs	(1.5)%
Change in valuation allowance	(0.3)%
Income tax provision	0.0%

ATLAS CREST INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
The Company files income tax returns in the U.S. federal jurisdiction, and New York which remain open and subject to examination.
NOTE 11.   FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level 1	Level 2	Level 3
Assets
Investments held in Trust Account:
Money Market investments	$500,098,582	$—	$—
Liabilities
Warrant liability – Public Warrants	$31,666,670	$—	$—
Warrant liability – Private Placement Warrants	$—	$—	$15,840,000
The Company utilized a Monte Carlo simulation model for the initial valuation the Public Warrants. The subsequent measurement of the Public Warrants as of December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker ACIC WS. The quoted price of the Public Warrants was $1.90 per warrant as of December 31, 2020.
The Company utilizes a Modified Black-Scholes model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the Private Placement warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.
The aforementioned warrant liabilities are not subject to qualified hedge accounting.
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in December 2020 when the Public Warrants were separately listed and traded.
The following table provides the significant inputs to the Monte Carlo Simulation for the initial measurement of the fair value of the Public Warrants:
At October 30, 2020 (Initial Measurement)
Stock price	$9.93
Strike price	$11.50
Probability of completing a Business Combination	86.0%
Term (in years)	6.1
Volatility	4.5% pre-merger / 26.0% post-merger
Risk-free rate	0.5%
Fair value of warrants	$1.52

ATLAS CREST INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
The following table provides the significant inputs to the Modified Black-Scholes model for the fair value of the Private Placement Warrants:
	At October 30, 2020 (Initial Measurement)	As of December 31, 2020
Stock price	$9.93	$10.06
Strike price	$11.50	$11.50
Probability of completing a Business Combination	86.0%	86.0%
Dividend yield	—%	—%
Term (in years)	6.1	5.9
Volatility	22.8%	28.0%
Risk-free rate	0.5%	0.5%
Fair value of warrants	$1.53	$1.98
The following table presents the changes in the fair value of warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Fair value as of August 26, 2020	$—	—	$—
Initial measurement at October 30, 2020	12,240,000	25,333,340	37,573,340
Change in valuation inputs or other assumptions	3,600,000	6,333,330	9,933,330
Fair value as of December 31, 2020	$15,840,000	31,666,670	$47,506,670
The Company recognized losses in connection with changes in the fair value of warrant liabilities of $9,933,330 within change in fair value of warrant liabilities in the Statement of Operations during the year ended December 31, 2020.
NOTE 12.   SUBSEQUENT EVENTS
Business Combination Agreement
On February 10, 2021, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Artemis Acquisition Sub Inc., a Delaware corporation (“Artemis Merger Sub”), and Archer Aviation Inc., a Delaware corporation (“Archer”).
The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of each of the Company and Archer.
The Business Combination Agreement provides for, among other things, the following transactions on the date of closing of the Business Combination (the “Closing”): (i) Atlas will amend and restate its certificate of incorporation (the “Post-Closing Atlas Certificate of Incorporation”), pursuant to which, among other things, Atlas will have a dual-class share structure with (A) shares of Class A common stock that will carry voting rights in the form of one vote per share (the “New Class A Common Stock”), and (B) shares of Class B common stock that will carry voting rights in the form of ten votes per share (the “New Class B Common Stock” and, together with the New Class A Common Stock, the “New Atlas Common Stock”), and (ii) Artemis Merger Sub will merge with and into Archer, with Archer as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of Atlas (the “Merger”).
The Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination”.

ATLAS CREST INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
The Business Combination is subject to customary closing conditions, including, without limitation, the receipt of the required approval by Atlas’ stockholders.
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective time of the Merger, (i) outstanding shares of common stock and preferred stock of Archer will be converted into a right to receive a number of shares of New Class B Common Stock determined on the basis of an implied Archer equity value of $2,525,000,000 (the “Implied Equity Value”), (ii) all stock awards (whether vested or unvested) to purchase Archer common stock will be converted into stock awards to purchase a number of shares of New Class B Common Stock based on an exchange ratio derived from the Implied Equity Value, and (iii) outstanding warrants (whether vested or unvested) to purchase Archer common stock will be converted into warrants to purchase a number of shares of New Class B Common Stock determined on the basis of the Implied Equity Value. The former Archer equity holders will have the right to convert their shares of New Class B Common Stock into shares of New Class A Common Stock pursuant to the Post-Closing Atlas Certificate of Incorporation.
PIPE Financing (Private Placement)
Concurrently with the execution of the Business Combination Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors. Pursuant to the Subscription Agreements, each investor agreed to subscribe for and purchase, and the Company agreed to issue and sell to such investors, on the Closing Date (as defined in the Business Combination Agreement) substantially concurrently with the Closing (as defined in the Business Combination Agreement), an aggregate of 60,000,000 shares of the Company’s Class A Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $600 million (the “PIPE Financing”).
The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that Atlas will grant the investors in the PIPE Financing certain customary registration rights.

ATLAS CREST INVESTMENT CORP.
CONDENSED BALANCE SHEETS
	March 31, 2021	December 31, 2020
	(Unaudited)	(Restated)
ASSETS
Current assets:
Cash	$445,231	$925,923
Prepaid expenses	396,997	463,999
Total Current Assets	842,228	1,389,922
Investments held in Trust Account	500,157,359	500,098,582
Total Assets	$500,999,587	$501,488,504
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$118,425	$10,991
Accrued expenses	4,113,507	48,022
Franchise tax payable	49,180	69,945
Due to related party	4,404	—
Total Current Liabilities	4,285,516	128,958
Warrant liabilities	45,280,001	47,506,670
Total Liabilities	49,565,517	47,635,628
Commitments and Contingencies
Class A common stock, $0.0001 par value, subject to possible redemption; 50,000,000 and 44,885,287 shares at redemption value at March 31, 2021 and December 31, 2020, respectively	500,157,359	448,852,870
Stockholders’ (Deficit) Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at March 31,2021 and December 31,2020	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 50,000,000 and 5,114,713 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively (excluding 50,000,000 and 44,885,287 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	—	511
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 12,500,000 shares issued and outstanding at March 31, 2021 and December 31, 2020(1)	1,250	1,250
Additional paid-in capital	23,750	15,848,758
Accumulated deficit	(48,748,289)	(10,850,513)
Total Stockholders’ (Deficit) Equity	(48,723,289)	5,000,006
Total Liabilities and Stockholders’ (Deficit) Equity	$500,999,587	$501,488,504

(1)
Excludes 1,875,000 shares of Class B common stock that were forfeited by the underwriter due to expiration of over-allotment option occurring in December 2020 (see Note 5).

The accompanying notes are an integral part of these financial statements.

ATLAS CREST INVESTMENT CORP.
CONDENSED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(UNAUDITED)
Operating costs	$4,725,017
Franchise tax expense	50,483
Loss from operations	(4,775,500)
Unrealized gain on investments held in Trust Account	130,025
Change in fair value of warrant liabilities	2,226,669
Net loss	$(2,418,806)
Basic and diluted weighted average shares outstanding, Redeemable Class A Common Stock	50,000,000
Basic and diluted net earnings per share, Redeemable Class A Common Stock	$0.00
Basic and diluted weighted average shares outstanding, Non-Redeemable Class B Common Stock	12,500,000
Basic and diluted net loss per share, Non-Redeemable Class B Common Stock	$(0.20)
The accompanying notes are an integral part of these financial statements.

ATLAS CREST INVESTMENT CORP.
CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2021
	Common Stock				Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 1, 2021 (Restated)	5,114,713	$511	12,500,000	$1,250	$15,848,758	$(10,850,513)	$5,000,006
Measurement adjustment on redeemable common stock	(5,114,713)	(511)	—	—	(15,825,008)	(35,478,970)	(51,304,489)
Net loss	—	—	—	—	—	(2,418,806)	(2,418,806)
Balance – March 31, 2021 (Unaudited)	—	$—	12,500,000	$1,250	$23,750	$(48,748,289)	$(48,723,289)
The accompanying notes are an integral part of these financial statements.

ATLAS CREST INVESTMENT CORP.
CONDENSED STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(UNAUDITED)
Cash Flows from Operating Activities:
Net loss	$(2,418,806)
Adjustments to reconcile net loss to net cash used in operating activities:
Unrealized gain on investments held in Trust Account	(130,025)
Change in fair value of warrant liabilities	(2,226,669)
Payment of formation costs by related party	4,404
Changes in operating assets and liabilities:
Prepaid expenses	67,002
Accounts payable	107,434
Accrued expenses	4,065,485
Franchise tax payable	(20,765)
Net cash used in operating activities	(551,940)
Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay franchise taxes	71,248
Net cash provided by investing activities	71,248
Net change in cash	(480,692)
Cash – beginning of period	925,923
Cash – end of period	$445,231
Supplemental disclosure of noncash investing and financing activities:
Change in value of Class A common stock subject to possible redemption	$51,304,489
The accompanying notes are an integral part of these financial statements.

ATLAS CREST INVESTMENT CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(UNAUDITED)
NOTE 1.
DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Atlas Crest Investment Corp. (the “Company” or “Atlas”) is a blank check company incorporated in Delaware on August 26, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early-stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early-stage and emerging growth companies.
As of March 31, 2021, the Company had not commenced any operations. All activity for the period from August 26, 2020 (inception) through March 31, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”) as described below, and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income or gains on investments on the cash and investments held in a trust account from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on October 27, 2020. On October 30, 2020, the Company consummated the Initial Public Offering of 50,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $500,000,000, which is discussed in Note 3.
Following the closing of the Initial Public Offering on October 30, 2020, an amount of $500,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants (as defined in Note 5) was placed in a trust account (the “Trust Account”), invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.
Transaction costs related to the issuances described above amounted to $10,534,144, consisting of $10,000,000 of underwriting fees and $534,144 of other costs. In addition, at March 31, 2021, $445,231 of cash was held outside of the Trust Account and is available for working capital purposes.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. New York Stock Exchange rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the signing of a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval

ATLAS CREST INVESTMENT CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(UNAUDITED)
of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders are entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption are recorded at redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 480 Distinguishing Liabilities from Equity.
The Company will proceed with the Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the Business Combination is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, Atlas Crest Investment LLC (the “Sponsor”) has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed Business Combination or do not vote at all.
Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the amended and restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within 24 months from the closing of the Initial Public Offering and (c) not to propose an amendment to the amended and restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have until 24 months from the closing of the Initial Public Offering to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses),

ATLAS CREST INVESTMENT CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(UNAUDITED)
divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Business Combination Agreement
On February 10, 2021, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Artemis Acquisition Sub Inc., a Delaware corporation (“Artemis Merger Sub”), and Archer Aviation Inc., a Delaware corporation (“Archer”).
The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of each of the Company and Archer.
The Business Combination Agreement provides for, among other things, the following transactions on the date of closing of the Business Combination (the “Closing”): (i) Atlas will amend and restate its certificate of incorporation (the “Post-Closing Atlas Certificate of Incorporation”), pursuant to which, among other things, Atlas will have a dual-class share structure with (A) shares of Class A common stock that will carry voting rights in the form of one vote per share (the “New Class A Common Stock”), and (B) shares of Class B common stock that will carry voting rights in the form of ten votes per share (the “New Class B Common Stock” and, together with the New Class A Common Stock, the “New Atlas Common Stock”), and (ii) Artemis Merger Sub will merge with and into Archer, with Archer as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of Atlas (the “Merger”).
The Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination”.
The Business Combination is subject to customary closing conditions, including, without limitation, the required approval by Atlas’ stockholders.

ATLAS CREST INVESTMENT CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(UNAUDITED)
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective time of the Merger, (i) outstanding shares of common stock and preferred stock of Archer will be converted into a right to receive a number of shares of New Class B Common Stock determined on the basis of an implied Archer equity value of $2,525,000,000 (the “Implied Equity Value”), (ii) all stock awards (whether vested or unvested) to purchase Archer common stock will be converted into stock awards to purchase a number of shares of New Class B Common Stock based on an exchange ratio derived from the Implied Equity Value, and (iii) outstanding warrants (whether vested or unvested) to purchase Archer common stock will be converted into warrants to purchase a number of shares of New Class B Common Stock determined on the basis of the Implied Equity Value. The former Archer equity holders will have the right to convert their shares of New Class B Common Stock into shares of New Class A Common Stock pursuant to the Post-Closing Atlas Certificate of Incorporation.
PIPE Financing (Private Placement)
Concurrently with the execution of the Business Combination Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors. Pursuant to the Subscription Agreements, each investor agreed to subscribe for and purchase, and the Company agreed to issue and sell to such investors, on the Closing Date (as defined in the Business Combination Agreement) substantially concurrently with the Closing (as defined in the Business Combination Agreement), an aggregate of 60,000,000 shares of the Company’s Class A Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $600 million (the “PIPE Financing”).
The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that Atlas will grant the investors in the PIPE Financing certain customary registration rights.
Going Concern Consideration
As of March 31, 2021, the Company had $445,231 in cash held outside of the Trust Account and a working capital deficit of $3,443,288. The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. Management plans to address this uncertainty through the Business Combination as discussed above. There is no assurance that the Company’s plans to consummate the Business Combination will be successful or successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The accompanying financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Certain information or footnote disclosures normally included in financial statements

ATLAS CREST INVESTMENT CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(UNAUDITED)
prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on March 8, 2021 and the Company’s Amended Annual Report on Form 10-K/A filed with the SEC on May 24, 2021. The interim results for the periods presented are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 and December 31, 2020.

ATLAS CREST INVESTMENT CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(UNAUDITED)
Investments Held in Trust Account
At March 31, 2021, the assets held in the Trust Account were held in money market funds, which are invested in U.S. Treasury securities.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity. Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. As of March 31, 2021 and December 31, 2020, 50,000,000 and 44,885,287 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheet, respectively.
Offering Costs associated with the Initial Public Offering
The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $10,534,144 as a result of the Initial Public Offering (consisting of a $10,000,000 underwriting discount and $534,144 of other offering costs). The Company recorded $9,988,271 of offering costs as a reduction of equity in connection with the shares of Class A common Stock included in the Units. The Company immediately expensed $545,873 of offering costs in connection with the Public Warrants and Private Placement Warrants that were classified as liabilities.
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The initial fair value of the Public Warrants was estimated using a Monte Carlo simulation

ATLAS CREST INVESTMENT CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(UNAUDITED)
approach and the fair value of the Private Placement Warrants was estimated using a Modified Black Scholes model (see Note 9).
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net Earnings (Loss) Per Share of Common Stock
Net earnings (loss) per share is computed by dividing net earnings by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 24,666,667 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.
The Company’s statement of operations includes a presentation of earnings (loss) per share for common shares subject to possible redemption and applies the two-class method in calculating earnings (loss) per share. Net earnings per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the allocable unrealized gain on investments held in the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Class A common stock subject to possible redemption outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable common stock is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable common stock, by the weighted average number of Class B non-redeemable common stock outstanding for the period. Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

ATLAS CREST INVESTMENT CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(UNAUDITED)
The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):
Three Months Ended March 31, 2021
Class A Common Stock subject to possible redemption
Numerator: Earnings attributable to Class A Common Stock subject to possible redemption
Unrealized gain on investments held in Trust Account	$130,025
Less: Unrealized gain available to be withdrawn for payment of taxes	(50,483)
Net earnings attributable to Class A Common Stock subject to possible redemption	$79,542
Denominator: Weighted average Class A Common Stock subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A Common Stock subject to possible redemption	50,000,000
Basic and diluted net earnings per share, Class A Common Stock subject to possible redemption	$0.00
Non-Redeemable Class B Common Stock
Numerator: Net loss minus net earnings
Net loss	$(2,418,806)
Less: Net earnings attributable to Class A Common Stock subject to possible redemption	(79,542)
Non-redeemable net loss	$(2,498,348)
Denominator: Weighted average Non-Redeemable Class B Common Stock
Basic and diluted weighted average shares outstanding, Non-Redeemable Class B Common Stock	12,500,000
Basic and diluted net loss per share, Non-Redeemable Class B Common Stock	$(0.20)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The Company applies ASC Topic 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the

ATLAS CREST INVESTMENT CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(UNAUDITED)
entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.
The carrying amounts reflected in the balance sheet for cash, prepaid expenses and accrued offering costs approximate fair value due to their short-term nature.
Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.
See Note 9 for additional information on assets and liabilities measured at fair value.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3.
INITIAL PUBLIC OFFERING

The registration statement for the Company’s Initial Public Offering was declared effective on October 27, 2020. On October 30, 2020, the Company completed its Initial Public Offering of 50,000,000 Units, at $10.00 per Unit, generating gross proceeds of $500,000,000. Each Unit consisted of one share of Class A common stock, $0.0001 par value, and one-third of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 7).
NOTE 4.
PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,000,000 warrants at a price of $1.50 per warrant in a private placement (the “Private Placement Warrants”) to the Sponsor, generating gross proceeds of $12,000,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5.
RELATED PARTY TRANSACTIONS

Founder Shares
On September 4, 2020, the Sponsor paid $25,000 in consideration for 14,375,000 shares of Class B common stock (the “Founder Shares”). The Founder Shares included an aggregate of up to 1,875,000 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment was not exercised in full or in part, so that the Sponsor would collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not

ATLAS CREST INVESTMENT CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(UNAUDITED)
purchase any Public Shares in the Initial Public Offering). Upon the expiration of the over-allotment option in December 2020, 1,875,000 shares of Class B common stock were forfeited, resulting in an aggregate of 12,500,000 Founder Shares outstanding.
The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination, or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.
Promissory Note — Related Party
On September 11, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company received proceeds of $300,000 to cover expenses related to the Initial Public Offering. The Promissory Note was non-interest bearing and was payable on the earlier of March 31, 2021 or the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $300,000 was repaid at the closing of the Initial Public Offering on October 30, 2020.
Administrative Support Agreement
The Company entered into an agreement, commencing on the effective date of the Initial Public Offering, to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.
See Note 6, under Business Combination Marketing Agreement, for additional related party transactions.
NOTE 6.
COMMITMENTS

Registration Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (as defined below) (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Business Combination Marketing Agreement
The Company engaged the representative of the underwriters and Moelis & Company LLC, an affiliate of the Sponsor, in connection with a Business Combination to assist the Company in holding

ATLAS CREST INVESTMENT CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(UNAUDITED)
meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay the representative of the underwriters and Moelis & Company LLC a cash fee for such services upon the consummation of the Business Combination of 2.25% ($11,250,000) and 1.25% ($6,250,000), respectively, or 3.5% ($17,500,000), in the aggregate, of the gross proceeds of the offering including the gross proceeds from the full or partial exercise of the underwriters’ over-allotment option. A portion of such fee may be re-allocated or paid to members of FINRA that assist the Company in consummating its Business Combination.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. No Working Capital Loans were outstanding as of and during the three months ended March 31, 2021.
NOTE 7.
WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional shares are issued upon exercise of the Public Warrants. The Public Warrants are exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation. The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the

ATLAS CREST INVESTMENT CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(UNAUDITED)
Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the Public Warrants become exercisable, the Company may redeem the Public Warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The exercise price and number of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants will and the common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until

ATLAS CREST INVESTMENT CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(UNAUDITED)
30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
At March 31, 2021 and December 31, 2020, there were 16,666,667 Public Warrants and 8,000,000 Private Placement Warrants outstanding. The Company accounts for the Public Warrants and Private Placement Warrants in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability (see Note 9).
The accounting treatment of derivative financial instruments required that the Company record the warrants as derivative liabilities at fair value upon the closing of the Initial Public Offering. The Public Warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value. The warrant liabilities are subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities are adjusted to current fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.
NOTE 8.
STOCKHOLDERS’ EQUITY

Preferred stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. At March 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.
Class A common stock — The Company is authorized to issue up to 200,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 50,000,000 and 5,114,713 shares of Class A common stock issued and outstanding, excluding 44,885,287 shares of Class A common stock subject to possible redemption at December 31, 2020.
The Company determined the Class A common stock subject to redemption to be equal to the redemption value of approximately $10 per share of Series A common stock while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. In conjunction with the PIPE Financing and associated Subscription Agreements that will close substantially concurrent with an initial business combination, which would result in an additional $600,000,000 in net tangible assets. Upon considering the impact of the PIPE Financing and associated Subscription Agreements, it was concluded that the redemption value would include all shares of Series A common stock resulting in the common stock subject to possible redemption being equal to $500,157,359. This resulted in a measurement adjustment to the initial carrying value of the Class A common stock subject to redemption with the offset recorded to additional paid-in capital and accumulated deficit.
Class B common stock — The Company is authorized to issue up to 20,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 12,500,000 shares of Class B common stock issued and outstanding.
Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.

ATLAS CREST INVESTMENT CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(UNAUDITED)
The shares of Class B common stock will automatically convert into shares of Class A common stock upon the consummation of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion, including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
NOTE 9.
FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis at March 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Amount at Fair Value	Level 1	Level 2	Level 3
March 31, 2021
Assets
Investments held in Trust Account:
Money Market investments	$500,157,359	$500,157,359	$—	$—
Liabilities
Warrant liability – Public Warrants	$30,000,001	$30,000,001	$—	$—
Warrant liability – Private Placement Warrants	$15,280,000	$—	$—	$15,280,000
December 31, 2020
Assets
Investments held in Trust Account:
Money Market investments	$500,098,582	$500,098,582	$—	$—
Liabilities
Warrant liability – Public Warrants	$31,666,670	$31,666,670	$—	$—
Warrant liability – Private Placement Warrants	$15,840,000	$—	$—	$15,840,000
The Company utilized a Monte Carlo simulation model for the initial valuation the Public Warrants. The subsequent measurement of the Public Warrants as of March 31, 2021 and December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market under the ticker ACIC WS. The quoted prices of the Public Warrants were $1.80 and $1.90 per warrant as of March 31, 2021 and December 31, 2020, respectively.
The Company utilizes a Modified Black Scholes model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the Private Placement warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical

ATLAS CREST INVESTMENT CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(UNAUDITED)
volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.
The aforementioned warrant liabilities are not subject to qualified hedge accounting.
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in December 2020 when the Public Warrants were separately listed and traded There were no transfers between Levels 1, 2 or 3 during the three months ended March 31, 2021.
The following table provides the significant inputs to the Modified Black Scholes model for the fair value of the Private Placement Warrants:
	As of March 31, 2021	As of December 31, 2020
Stock price	$10.05	$10.06
Strike price	$11.50	$11.50
Probability of completing a Business Combination	86.0%	86.0%
Dividend yield	—%	—%
Term (in years)	5.25	5.91
Volatility	28.0%	28.0%
Risk-free rate	1.00%	0.49%
Fair value of warrants	$1.91	$1.98
The following table presents the changes in the fair value of warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2020	$15,840,000	$31,666,670	$47,506,670
Change in valuation inputs or other assumptions	(560,000)	(1,666,669)	(2,226,669)
Fair value as of March 31, 2021	$15,280,000	$30,000,001	$45,280,001
The Company recognized gains in connection with changes in the fair value of warrant liabilities of $2,226,669 within change in fair value of warrant liabilities in the Statement of Operations during the year ended March 31, 2021.
NOTE 10.
 SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Archer Aviation Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Archer Aviation Inc. (the “Company”) as of December 31, 2020 and December 31, 2019, and the related statements of operations and comprehensive loss, of redeemable convertible preferred stock and stockholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and December 31, 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Substantial Doubt about the Company’s Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has cash outflows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Irvine, California
March 8, 2021
We have served as the Company’s auditor since 2020.

Archer Aviation Inc.
Balance Sheets
(In thousands, except share and per share data)
	As of December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$36,564	$10,149
Prepaid expenses	762	6
Other current assets	43	7
Total current assets	37,369	10,162
Property and equipment, net	1,613	4
Intangible assets, net	497	—
Right-of-use asset	2,300	—
Total assets	$41,779	$10,166
Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities
Accounts payable	$2,103	$110
Lease liability	816	—
Notes payable	645	—
Other current liabilities	279	43
Total current liabilities	3,843	153
Notes payable, net of current portion	260	—
Lease liability, net of current portion	1,485	—
Convertible promissory notes due to related parties	—	4,995
Other long-term liabilities	268	47
Total liabilities	5,856	5,195
Commitments and contingencies (Note 8)
Series Seed redeemable convertible preferred stock, $0.0001 par value; liquidation value of $6,004; 18,193,515 shares authorized, issued and outstanding as of December 31, 2020 and 2019, stated at	5,943	5,943
Series A redeemable convertible preferred stock, $0.0001 par value; liquidation value of $55,734; 46,732,728 shares authorized; 46,267,422 shares issued and outstanding as of December 31, 2020, stated at	55,589	—
Stockholders’ deficit
Common stock, $0.0001 par value; 143,677,090 shares authorized; 51,321,752 shares issued and outstanding as of December 31, 2020 and 77,285,983 shares authorized; 50,000,000 shares issued and outstanding as of December 31, 2019	5	5
Additional paid-in capital	186	—
Accumulated deficit	(25,800)	(977)
Total stockholders’ deficit	(25,609)	(972)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$41,779	$10,166
The accompanying notes are an integral part of these financial statements.

Archer Aviation Inc.
Statements of Operations and Comprehensive Loss
(In thousands, except share and per share data)
	Year Ended December 31,
	2020	2019
Operating expenses
Research and development	$21,097	$769
General and administrative	3,491	122
Total operating expenses	24,588	891
Loss from operations	(24,588)	(891)
Other expense, net	(2)	—
Interest expense, net	(232)	(53)
Loss before income taxes	(24,822)	(944)
Income tax expense	(1)	—
Net loss and comprehensive loss	$(24,823)	$(944)
Net loss per share, basic and diluted	$(0.49)	$(0.02)
Weighted-average common shares, basic and diluted	50,164,360	50,000,000
The accompanying notes are an integral part of these financial statements.

Archer Aviation Inc.
Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(In thousands, except share data)
	Redeemable Convertible Preferred Stock
	Series Seed		Series A		Common Stock		Additional Paid-in Capital
	Shares	Amount	Shares	Amount	Shares	Amount		Accumulated Deficit	Total
Balance as of January 1, 2019	—	$—	—	$—	50,000,000	$5	$—	$(33)	$(28)
Conversion of notes and accrued interest to preferred stock	1,829,880	604	—	—	—	—	—	—	—
Issuance of preferred stock	16,363,635	5,339	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	(944)	(944)
Balance as of December 31, 2019	18,193,515	5,943	—	—	50,000,000	5	—	(977)	(972)
Issuance of preferred stock	—	—	41,872,399	50,295	—	—	—	—	—
Conversion of notes and accrued interest to preferred stock	—	—	4,395,023	5,294	—	—	—	—	—
Issuance of restricted stock	—	—	—	—	1,134,000	—	—	—	—
Exercise of stock options	—	—	—	—	187,752	—	11	—	11
Stock-based compensation	—	—	—	—	—	—	175	—	175
Net loss	—	—	—	—	—	—	—	(24,823)	(24,823)
Balance as of December 31, 2020	18,193,515	$5,943	46,267,422	$55,589	51,321,752	$5	$186	$(25,800)	$(25,609)
The accompanying notes are an integral part of these financial statements.

Archer Aviation Inc.
Statements of Cash Flows
(In thousands)
	Year Ended December 31,
	2020	2019
Cash flows from operating activities
Net loss	$(24,823)	$(944)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	142	—
Stock-based compensation	175	—
Non-cash interest	253	53
Non-cash lease expense	39	—
Changes in operating assets and liabilities:
Prepaid expenses	(755)	(6)
Other current assets	(36)	(7)
Accounts payable	1,644	109
Accounts payable to related parties	—	(57)
Other current liabilities	235	43
Operating lease liability	(38)	—
Other long-term liabilities	268	—
Net cash used in operating activities	(22,896)	(809)
Cash flows from investing activities
Purchase of property and equipment	(1,400)	(4)
Purchase of domain names	(500)	—
Net cash used in investing activities	(1,900)	(4)
Cash flows from financing activities
Proceeds from issuance of convertible debt	—	5,600
Payments of debt issuance costs	—	(8)
Proceeds from issuance of preferred stock, net	50,295	5,339
Proceeds from exercise of stock options	11	—
Proceeds from issuance of debt	905	—
Net cash provided by financing activities	51,211	10,931
Net increase in cash and cash equivalents	26,415	10,118
Cash and cash equivalents, beginning of period	10,149	31
Cash and cash equivalents, end of period	$36,564	$10,149
Supplemental disclosure of other noncash investing and financing activities
Promissory notes and interest settled with preferred shares	$5,294	$604
Property and equipment recorded in accounts payable	349	—
The accompanying notes are an integral part of these financial statements.

Archer Aviation Inc.
Notes to Financial Statements
(in thousands, except share and per share data)
1.
Formation and Nature of Business

Formation and Nature of Business
Archer Aviation Inc. (the “Company” or “Archer”), headquartered in Palo Alto, California, is an aerospace company focused on the engineering, design, and development of all-electric vertical takeoff and landing (“eVTOL”) aircraft with the objective of improving mobility in cities. The Company’s mission is to advance the benefits of sustainable air mobility that saves people significant time compared to ground transportation. Archer’s vehicle performance is enabled by bringing together advances in key technologies such as high specific energy batteries, high performance electric motors, an advanced fly-by-wire flight control system, and a lightweight and efficient structure.
In connection with the initial formation of the Company, Archer Aviation Inc. was incorporated in the State of Delaware and commenced operations on October 16, 2018.
COVID-19 Pandemic
The World Health Organization declared a global emergency on January 30, 2020 with respect to the outbreak of a novel strain of coronavirus, or COVID-19 pandemic. There are many uncertainties regarding the current global COVID-19 pandemic, and the Company is closely monitoring the impact of the pandemic on all aspects of its business, including how it will impact its employees, suppliers, vendors, and business partners.
The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. For example, the Company’s employees based in California have been subject to periodic stay-at-home orders from state and local governments. These measures may adversely impact the Company’s employees and operations and the operations of suppliers and business partners and could negatively impact the construction schedule of the Company’s manufacturing facility and production schedule. In addition, various aspects of the Company’s business and manufacturing facility cannot be conducted remotely. These measures by government authorities may continue to remain in place for a significant period of time and could adversely affect the Company’s construction and manufacturing plans, sales and marketing activities, and business operations.
The evolution of the virus is unpredictable at this point and any resurgence may slow down the Company’s ability to ramp-up its production program on time to satisfy investors and potential customers. Any delay to production will delay the Company’s ability to launch and begin generating revenue. The COVID-19 pandemic could limit the ability of suppliers and business partners to perform, including third party suppliers’ ability to provide components and materials. The Company may also experience an increase in the cost of raw materials. At the time of this report, the Company has not recorded any impairments as a result of COVID-19.
The full impact of the COVID-19 pandemic continues to evolve as of the date of this report. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations. Management is actively monitoring the situation on its financial condition, liquidity, operations, suppliers, industry, and workforce.
2.
Liquidity and Going Concern

Since its formation, the Company has devoted substantial effort and capital resources to strategic planning, engineering, design, and development of its planned electric aircraft platform, development of specific initial electric aircraft models, and capital raising. Funding of these activities has primarily been through the net proceeds received from the issuance of related and third-party debt (Notes 6 and 7), and the sale of preferred and common stock to related and third parties (Note 9). For 2020 and 2019, Archer

Archer Aviation Inc.
Notes to Financial Statements
(in thousands, except share and per share data)
incurred net losses of $24,823 and $944, respectively, and has recognized cash outflows from operating activities in each year of $22,896 and $809, respectively. As of December 31, 2020, Archer had cash and cash equivalents of $36,564. Based on its recurring losses from operations, expectation of continuing operating losses for the foreseeable future, and need to raise additional capital to finance future operations, management has concluded there is substantial doubt about the Company’s ability to continue as a going concern. Management’s plans include the continued development of its electric aircraft platform and bringing initial aircraft models to market which will require the Company to continue to raise significant amounts of capital through new financing arrangements or merging with a public entity.
There can be no assurance that the Company will be successful in achieving its strategic plans, that any additional financing will be available in a timely manner or on acceptable terms, if at all, or that the Company’s planned merger (discussed further in Note 13) will be completed or will provide sufficient capital to support its ongoing operations. If the Company is unable to raise sufficient capital when needed or events or circumstances occur such that the Company does not meet its strategic plans, the Company will be required to reduce certain discretionary spending, alter or scale back aircraft development programs, be unable to develop new or enhanced production methods, or be unable to fund capital expenditures, which would have a material adverse effect on the Company’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives.
The financial statements have been prepared on a going concern basis and do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary in the event the Company can no longer continue as a going concern.
3.
Summary of Significant Accounting Policies

Basis of Presentation
The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent liabilities, and the reported amounts of expenses during the reporting period. The Company bases these estimates on historical results and various other assumptions believed to be reasonable, all of which form the basis for making estimates concerning the carrying values of assets and liabilities that are not readily available from other sources.
On an ongoing basis, management evaluates its estimates, including those related to the: (i) realization of tax assets and estimates of tax liabilities, (ii) valuation of common stock, (iii) fair value of debt, (iv) fair value of share-based payments, (v) valuation of leased assets and liabilities, and (vi) estimated useful lives of long-lived assets. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Such estimates often require the selection of appropriate valuation methodologies and models and may involve significant judgment in evaluating ranges of assumptions and financial inputs. Actual results may differ from those estimates under different assumptions, financial inputs, or circumstances. Given the global economic climate and unpredictable nature and unknown duration of the COVID-19 pandemic, estimates are subject to additional volatility.
Cash and Cash Equivalents
Cash consists of cash on deposit with financial institutions. Cash equivalents consist of short-term, highly liquid financial instruments that are readily convertible to cash and have maturities of three months

Archer Aviation Inc.
Notes to Financial Statements
(in thousands, except share and per share data)
or less from the date of purchase. Cash equivalents are recorded at fair value. As of December 31, 2020 and 2019, the Company held $34,377 and $0, respectively, of cash equivalents consisting of Level 1 money market funds.
Fair Value Measurements
The Company applies the provisions of Accounting Standards Codification (“ASC”) 820, Fair Value Measurement, which defines a single authoritative definition of fair value, sets out a framework for measuring fair value and expands on required disclosures about fair value measurements. The provisions of ASC 820 relate to financial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring and nonrecurring basis. The standard clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the standard establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:
Level 1
Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

Level 2
Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3
Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The carrying amounts of the Company’s cash, accounts payable, accrued compensation and accrued liabilities approximate fair value due to the short-term nature of these instruments. Level 1 instruments include investments in money market funds, which are valued based on inputs such as actual trade data, quoted market prices from brokers or other similar sources.
Financial Instruments Not Recorded at Fair Value on a Recurring Basis
Certain financial instruments, including debt, are not measured at fair value on a recurring basis in the balance sheets. The fair value of debt as of December 31, 2020 approximates its carrying value.
Assets and Liabilities Recorded at Fair Value on a Non-Recurring Basis
Certain assets and liabilities are subject to measurement at fair value on a non-recurring basis if there are indicators of impairment or if they are deemed to be impaired as a result of an impairment review.
There were no assets or liabilities measured at fair value using Level 3 inputs for the periods presented.
Concentration of Credit Risk
Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents, and deposits. The Company’s cash and cash equivalents are held at major financial institutions located in the United States of America. At times, cash account balances with any one financial institution may exceed Federal Deposit Insurance Corporation (“FDIC”) insurance limits ($250 per depositor per institution). Management believes the financial institutions that hold the Company’s cash and cash equivalents are financially sound and, accordingly, minimal credit risk exists with respect to cash and cash equivalents.

Archer Aviation Inc.
Notes to Financial Statements
(in thousands, except share and per share data)
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consist primarily of prepaid payroll costs, rent, consulting, and subscriptions for brand development and research and development (“R&D”).
Intangible Assets, Net
Intangible assets consist solely of domain names and are recorded at cost, net of accumulated amortization, and if applicable, impairment charges. Amortization of domain names is provided over a 15-year estimated useful life on a straight-line basis or based on the pattern in which economic benefits are consumed, if reliably determinable. The Company reviews intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has analyzed a variety of factors in light of the known impact to date of the COVID-19 pandemic on its business to determine if a circumstance could trigger an impairment loss, and, at this time and based on the information presently known, does not believe that it is more likely than not that an impairment loss has been incurred.
The Company capitalized domain names in 2020, and as of December 31, 2020, the gross carrying amount for domain names was $500 with $3 recorded in accumulated amortization. During the year ended December 31, 2020, the Company recognized amortization expense of $3, classified within general and administrative on the statements of operations and comprehensive loss.
Property and Equipment, Net
Property and equipment are stated at historical cost less accumulated depreciation. Expenditures for major renewals and betterments are capitalized, while minor replacements, maintenance, and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon sale or disposition, the cost and related accumulated depreciation is removed from the accounts, and any difference between the selling price and net carrying amount is recorded as a gain or loss in the statements of operations and comprehensive loss.
Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets as follows:
Useful Life (in years)
Furniture, fixtures, and equipment	5
Computer hardware	3
Computer software	3
Website design	2
Leasehold improvements	Shorter of lease term or the asset standard life
Impairment of Long-Lived Assets
The Company reviews its long-lived assets, consisting primarily of property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Such triggering events or changes in circumstances may include: a significant decrease in the market price of a long-lived asset, a significant adverse change in the extent or manner in which a long-lived asset is being or intended to be used, a significant adverse change in legal factors or in the business climate, the impact of competition or other factors that could affect the value of a long-lived asset, a significant adverse deterioration in the amount of revenue or cash flows expected to be generated from an asset group, an accumulation of costs significantly in excess of the amount originally expected for the

Archer Aviation Inc.
Notes to Financial Statements
(in thousands, except share and per share data)
acquisition or development of a long-lived asset, current or future operating or cash flow losses that demonstrate continuing losses associated with the use of a long-lived asset, or a current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The Company performs impairment testing at the asset group level that represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets including any cash flows upon their eventual disposition to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. The Company determined there was no impairment of long-lived assets during either period presented.
Other Current Liabilities
For the year ended December 31, 2020, other current liabilities primarily consist of accrued payroll costs, liabilities related to cash received for the early exercise of stock options which may require repayment if the options do not vest, and accrued interest on the Company’s Paycheck Protection Program Loan. For the year ended December 31, 2019, other current liabilities consist of accrued payroll costs.
Paycheck Protection Program Loan
On April 9, 2020, the Company received the proceeds from a loan in the amount of approximately $905 (the “PPP Loan”) from JPMorgan Chase Bank, N.A., as lender, pursuant to the Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The Company accounted for the PPP Loan as a financial liability in accordance with ASC Topic 470, Debt. Accordingly, the PPP Loan was recognized within notes payable and notes payable, net of current portion, in the Company’s balance sheet. In addition, related accrued interest is included within other current liabilities in the Company’s balance sheet. Refer to Note 7 for additional information.
Research and Development
R&D costs are expensed as incurred and are primarily comprised of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation) for employees focused on R&D activities, other related costs, and an allocation of general overhead. In addition, R&D expense includes professional fees paid to outside contractors and depreciation expense. R&D efforts are focused on design and development of our electric aircraft and continuing to prepare our prototype electric aircraft to achieve industry standards.
General and Administrative
General and administrative expenses are primarily comprised of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation) and overhead related costs for employees in our executive, finance, information technology, or human resources departments. In addition, general and administrative expense includes fees for third-party professional services (including consulting, legal, and audit services), other corporate expenses, allocated shared costs, and depreciation expense.
Stock-Based Compensation
The Company’s stock-based compensation awards consist of options granted to employees, directors, and non-employees for the purchase of ordinary shares and restricted shares. The Company recognizes stock-based compensation expense in accordance with the provisions of ASC 718, Compensation — Stock Compensation. ASC 718 requires the measurement and recognition of compensation expense for all stock-based compensation awards made to employees, directors, and non-employees to be based on the grant date fair values of the awards.

Archer Aviation Inc.
Notes to Financial Statements
(in thousands, except share and per share data)
The Company estimates the fair value of share options using the Black-Scholes option-pricing model. The value of the award is recognized as expense over the requisite service period on a straight-line basis.
Determining the grant date fair value of the awards using the Black-Scholes option-pricing model requires management to make assumptions and judgments, including but not limited to the following:
Expected term — The estimate of the expected term of employee awards is determined in accordance with the simplified method, which estimates the term based on an averaging of the vesting period and contractual term of the option grant. The Company uses the contractual term for non-employee awards.
Expected volatility — Since the Company is a private entity without sufficient historical data on the volatility of its common stock, the expected volatility used is based on the volatility of similar entities (referred to as “guideline companies”) for a period consistent with the expected term of the award.
Risk-free interest rate — The risk-free interest rate used to value awards is based on the United States Treasury yield in effect at the time of grant for a period consistent with the expected term of the award.
Dividend yield — The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future.
Forfeiture rate — The Company has elected to account for forfeitures as they occur and will record stock-based compensation expense assuming all option holders will complete the requisite service period. If an employee forfeits an award because they fail to complete the requisite service period, the Company will reverse stock-based compensation expense previously recognized in the period the award is forfeited.
Fair value of common stock
The Company’s Board of Directors grants stock options with exercise prices equal to the fair value of the Company’s common stock on the date of grant.
Because there is no public market for the Company’s common stock, the Company has determined the fair value of its common stock at the time of the grant of stock options in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide (“AICPA”): Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The Company determined the fair value of its common stock based on a variety of factors including, but not limited to (i) the results of contemporaneous independent third-party valuations of the Company’s common stock and the prices, rights, preferences and privileges of the Company’s redeemable convertible preferred stock relative to those of its common stock; (ii) the lack of marketability of the Company’s common stock; (iii) actual operating and financial results; (iv) current business conditions and projections; (v) the likelihood of achieving a liquidity event, such as an IPO or sale of the Company, given prevailing market conditions, and (vi) precedent transactions involving the Company’s shares.
In valuing the fair value of the Company’s common shares, the Company used the market approach, which uses prices and other relevant information generated by market transactions involving identical or comparable assets, liabilities, or a group of assets and liabilities. Within the market approach, given that the Company had recent security transactions, the subject company transaction method was used, which consists of examining prior transactions of the Company. According to the AICPA guidelines, under this method, recent securities transactions in the Company’s stock should be considered as a relevant input for computing the enterprise valuation. Additionally, the Hybrid Backsolve methodology specifically was selected to reflect the high risks in the eVTOL space, namely regulatory risk, the fact that there is currently no market for the product, and technology risk in this new sector.
In conducting the valuations, the Company considered all objective and subjective factors that it believed to be relevant in the valuation conducted, including management’s best estimate of the Company’s

Archer Aviation Inc.
Notes to Financial Statements
(in thousands, except share and per share data)
business condition, and prospects and operating performance at the valuation dates. There are significant judgments and estimates inherent in these valuations.
Leases
The Company accounts for leases in accordance with ASC 842, Leases and determines if an arrangement is a lease at its inception. Right-of-use (“ROU”) assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company uses its estimated incremental borrowing rate in determining the present value of lease payments considering the term of the lease, which is derived from information available at the lease commencement date. The incremental borrowing rate is the rate of interest the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments for a term similar to the lease term in a similar economic environment as the lease. The lease term includes renewal options when it is reasonably certain that the option will be exercised and excludes termination options. To the extent that the Company’s agreements have variable lease payments, the Company includes variable lease payments that depend on an index or a rate and excludes those that depend on facts or circumstances occurring after the commencement date, other than the passage of time.
Lease expense for these leases is recognized on a straight-line basis over the lease term. The Company has elected not to recognize ROU assets and lease liabilities that arise from short-term (12 months or less) leases for any class of underlying asset. Operating leases are included in right-of-use asset, lease liability, and lease liability, net of current portion in the Company’s balance sheet. In addition, the Company has elected as an accounting policy, the practical expedient to not separate lease and non-lease components within a contract and instead treat it as a single-lease component.
Income Taxes
The Company accounts for its income taxes using the asset and liability method whereby deferred tax assets and liabilities are determined based on temporary differences between the basis used for financial reporting and income tax reporting purposes. Deferred income taxes are provided based on the enacted tax rates in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for deferred tax assets if it is more-likely-than-not that the Company will not realize those tax assets through future operations. The carrying value of deferred tax assets reflects an amount that is more likely than not to be realized.
The Company utilizes the guidance in ASC 740-10, Income Taxes, to account for uncertain tax positions. ASC 740-10 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the positions will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more-likely-than-not of being realized and effectively settled. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately forecast actual outcomes. The Company’s policy is to recognize interest and penalties related to uncertain tax positions, if any, in the income tax provision.
Net Loss Per Share Attributable to Ordinary Stockholders
The Company has one class of participating security (preferred shares) issued and outstanding as of December 31, 2020 and 2019. Losses are not attributed to the participating security as the preferred stockholders are not contractually obligated to share in the Company’s losses. For all periods presented, the calculation of basic net loss per share excludes shares issued upon the early exercise of stock options where the vesting conditions have not been satisfied.

Archer Aviation Inc.
Notes to Financial Statements
(in thousands, except share and per share data)
Basic net loss attributable to common stockholders per share is calculated by dividing net loss attributable to ordinary stockholders by the weighted-average number of shares of common shares outstanding.
Diluted net loss per share attributable to ordinary stockholders adjusts the basic net loss per share attributable to ordinary stockholders and the weighted-average number of shares of ordinary shares outstanding for the potentially dilutive impact of stock options, using the treasury stock method.
Because the Company reported net losses for all periods presented, all potentially dilutive common stock equivalents are antidilutive and have been excluded from the calculation of net loss per share.
The following table presents the number of antidilutive shares excluded from the calculation of diluted net loss per share:
	As of December 31,
	2020	2019
Stock-based compensation awards — employees	11,167,089	—
Stock-based compensation awards — non-employees	3,614,888	—
Series Seed redeemable convertible preferred stock	18,193,515	18,193,515
Series A redeemable convertible preferred stock	46,267,422	—
Total	79,242,914	18,193,515
Segments
Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM consists of its two founders. The Company has determined that it operates as a single operating segment and one reportable segment, as the CODM reviews financial information presented on a combined basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. Given the Company’s pre-revenue operating stage, it currently has no concentration exposure to products, services or customers.
Comprehensive Loss
There were no differences between net loss and comprehensive loss presented in the statements of operations and comprehensive loss for the years ended December 31, 2020 and 2019.
Recently adopted accounting pronouncements
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which outlines a comprehensive lease accounting model that supersedes the current lease guidance. The new guidance requires lessees to recognize lease liabilities and corresponding right-of-use assets for all leases with lease terms greater than 12 months. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements. In July 2018, the FASB issued ASU 2018-11, which provides the option of an additional transition method that allows entities to initially apply the new lease guidance at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company entered into its first lease in July of 2020 and applied ASU 2016-02 to this lease and subsequent leases.
In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments (Topic 230) (“ASU 2016-15”). The standard provides guidance on eight specific cash flow issues,

Archer Aviation Inc.
Notes to Financial Statements
(in thousands, except share and per share data)
including debt prepayment or debt extinguishment costs. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, and the amendments should be applied using the retrospective transition method to each period presented. The Company has applied ASU 2016-15 to all periods presented.
In July 2017, the FASB issued ASU 2017-11, Earnings per share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), and Derivatives and Hedging (Topic 815): Accounting for Certain Financial Instruments with Down Round Features (“ASU 2017-11”). The update addresses the complexity of accounting for certain financial instruments with “down round” features and the liability or equity classification of financial instruments with warrants or convertible features. The guidance eliminates the requirement to consider “down round” features when determining whether certain equity-linked financial instruments or embedded features are indexed to an entity’s own stock. ASU 2017-11 is effective for public business entities for annual periods beginning after December 15, 2018, and for interim periods within those years, with early adoption permitted. The Company has applied ASU 2017-11 to all periods presented, and there was no adoption date impact to its financial statements.
In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). This amendment expands the scope of Topic 718, Compensation — Stock Compensation (which only included share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees is substantially aligned. ASU 2018-07 supersedes Subtopic 505-50, Equity — Equity-Based Payments to Non-Employees and is effective for public business entities for fiscal years beginning after December 15, 2018. Early adoption of ASU 2018-07 is permitted and should be applied on a prospective basis. The Company began applying ASU 2018-07 during 2020 upon the Company’s first grant of share-based payment awards. No share-based payments were granted prior to 2020.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820) (“ASU 2018-13”), which modifies, removes, and adds certain disclosure requirements on fair value measurements based on the FASB Concepts Statement, Conceptual Framework for Financial Reporting — Chapter 8: Notes to Financial Statements. The ASU is effective for all entities for fiscal years beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted-average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty should be applied prospectively for only the most recent annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. Early adoption is permitted. The Company has applied ASU 2018-13 to all periods presented.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). This amendment was issued to simplify the accounting for income taxes by removing certain exceptions for recognizing deferred taxes, performing intraperiod allocation, and calculating income taxes in interim periods. Further, ASU 2019-12 adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax basis goodwill and allocating taxes to members of a consolidated group. ASU 2019-12 is effective for public business entities for fiscal periods beginning after December 15, 2020. The Company has applied ASU 2019-12 to all periods presented, and there was no adoption date impact to its financial statements.
Recently issued accounting pronouncements not yet adopted
In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU simplifies the accounting for convertible instruments by removing certain separation models in ASC 470- 20, Debt — Debt with Conversion and Other Options, for convertible instruments. The ASU updates the guidance on certain embedded conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in

Archer Aviation Inc.
Notes to Financial Statements
(in thousands, except share and per share data)
substantial premiums accounted for as paid-in capital, such that those features are no longer required to be separated from the host contract. The convertible debt instruments will be accounted for as a single liability measured at amortized cost. Further, the ASU made amendments to the EPS guidance in Topic 260 for convertible instruments, the most significant impact of which is requiring the use of the if-converted method for diluted EPS calculation, and no longer allowing the net share settlement method. The ASU also made revisions to Topic 815-40, which provides guidance on how an entity must determine whether a contract qualifies for a scope exception from derivative accounting. The amendments to Topic 815-40 change the scope of contracts that are recognized as assets or liabilities. The ASU is effective for public business entities for interim and annual periods beginning after December 15, 2021, with early adoption permitted. Adoption of the ASU can either be on a modified retrospective or full retrospective basis. The Company is currently evaluating the impact the adoption of this standard will have on its financial statements and related disclosures.
4.
Property and Equipment, Net

Property and equipment, net, consists of the following:
	As of December 31,
	2020	2019
Furniture, fixtures, and equipment	$1,046	$—
Computer hardware	524	4
Website design	128	—
Leasehold improvements	54	—
Total property and equipment	1,752	4
Less: Accumulated depreciation	(139)	—
Total property and equipment, net	$1,613	$4
Depreciation expense totaled $139 and $0 for the years ended December 31, 2020 and 2019, respectively. Depreciation expense was classified as $72 and $67 within R&D and general and administrative, respectively, for the year ended December 31, 2020 on the statements of operations and comprehensive loss.
5.
Other Current Liabilities

Other current liabilities consist of the following:
	As of December 31,
	2020	2019
Accrued interest	$6	$—
Accrued bonus	155	43
Deposit liability related to cash received from the early exercise of stock options	117	—
Income tax payable	1	—
	$279	$43

6.
Related Party Transactions

The Company has been primarily funded by notes payable and the sale of preferred and common stock to third parties and the Company’s Co-founders.
Convertible Promissory Notes Due to Related Parties
On October 11, 2019, the Company entered into a Convertible Note Purchase Agreement which permitted the Company to issue and sell two convertible promissory notes to the founders’ Trusts, Capri

Archer Aviation Inc.
Notes to Financial Statements
(in thousands, except share and per share data)
Growth LLC (“Capri”) and Hight Drive Growth LLC (“Hight”), in the total amount of $601 (the “October Notes”). Interest accrues from the date of the notes on the unpaid principal amount at a rate of 5% per annum. Capri and Hight will have the ability to convert the outstanding principal and (at the Company’s option) any accrued but unpaid interest under the note (the “Conversion Amount”) into shares of the Company’s preferred stock issued and sold at the close of the Company’s next preferred equity financing that yields gross proceeds of at least $1,000 in aggregate. If such financing occurs before maturity of the notes on October 11, 2021, the Company will issue a number of shares equal to the Conversion Amount divided by (i) the capped price (price per share equal to $4,000 divided by the Company Capitalization) or (ii) the discount price (price per share multiplied by the discount rate of 80%).
On November 21, 2019, the Company entered into a Convertible Note Purchase Agreement which permitted the Company to issue and sell an additional three convertible promissory notes in the total amount of $5,000 to three related party investors (the “November Notes”), two of which are the Company’s founders and one of which is a third-party investor. Interest accrues from the date of the notes on the unpaid principal amount at a rate of 10% per annum. The investors will have the ability to either (i) convert the outstanding principal and any accrued but unpaid interest under the note into shares of the Company’s preferred stock at the price per share issued and sold at the close of the Company’s next preferred equity financing that yields gross proceeds of least $25,000 in the aggregate if such financing occurs before maturity of the notes on December 31, 2022 or (ii) be repaid in cash at the initial closing of such $25,000 equity financing event.
The Company has not elected the fair value option for either the October or November Notes and does not otherwise account for any convertible promissory notes at fair value under GAAP.
On November 21, 2019, the Company closed their Series Seed Preferred Stock round in which the October Notes were cancelled and converted into such shares. On July 22, 2020, the Company issued their Series A Preferred Stock in which the holders of the November Notes elected to cancel their notes and convert into such shares as opposed to being repaid in cash. The outstanding principal balance on the convertible promissory notes was $0 and $4,995 as of December 31, 2020 and 2019, respectively, recorded in convertible promissory notes due to related parties on the accompanying balance sheets. Accrued interest was $0 and $47 as of December 31, 2020 and 2019, respectively, recorded in other long-term liabilities on the accompanying balance sheets.
Partial Recourse Promissory Notes
On November 21, 2020, the Company entered into partial recourse promissory note arrangements with each of the Company’s founders which provided each of them with a partial recourse loan as consideration for the issuance of stock, which proceeds were used for the exercise of 2,645,517 shares, per founder, of the Company’s common stock pursuant to the outstanding option agreements issued by the Company to the founders on November 3, 2020. Due to the partial recourse nature of the notes, the promissory note arrangements are considered nonrecourse loans in their entirety for accounting purposes and thus are accounted for as in-substance share options. The purchase price for the shares was $0.15 per share for a total amount of $397 paid by each founder. The notes bear interest at a fixed rate of 0.38% per annum, compounded annually. The promissory notes may be repaid at any time and from time to time and are due upon the earlier of five years from issuance or upon a deemed liquidation event, initial draft registration statement filing, or within ninety days of the respective founder’s termination. Concurrent with the execution of the notes, the founders early exercised their common stock options at the exercise price of $0.15 per share in accordance with the terms of the early exercise agreements. These options are subject to vesting conditions and are subject to forfeiture in the form of a Company repurchase option at the original $0.15 per share price if the founders terminate employment prior to the vesting dates of the original option agreements.
The Company determined that the stock options exercised by a nonrecourse note are considered unexercised until the nonrecourse note is repaid. Because the loan is deemed nonrecourse, for accounting

Archer Aviation Inc.
Notes to Financial Statements
(in thousands, except share and per share data)
purposes the principal and interest represent the strike price of the in-substance awards for the purposes of fair valuing the in-substance awards, and the principal and interest on the note and shares underlying the in-substance share options will not be recorded on the Company’s balance sheets or statements of operations and comprehensive loss.
The Company estimated the fair value of the in-substance share options using the Black-Scholes option-pricing model and compared this fair value to the value of the original awards immediately prior to the issuance of the promissory note. The Company determined that the promissory note terms did not result in incremental fair value of these awards and no incremental compensation cost would be recognized under the promissory note arrangement. The grant date fair value of the original award is recognized as expense over the requisite service period on a straight-line basis.
7.
Paycheck Protection Program Loan

On March 27, 2020, President Trump signed into law the CARES Act (defined above). The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions and technical corrections to tax depreciation methods for qualified improvement property. The CARES Act also appropriated funds for the U.S. Small Business Administration (“SBA”) Paycheck Protection Program loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19.
On April 9, 2020, the Company entered into a PPP Loan with JPMorgan Chase Bank, N.A., under the Paycheck Protection Program of the CARES Act. The application for these funds required the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company and that the Company will use the loan funds to retain workers, maintain payroll, or make mortgage, lease, and utility payments. Based in part on the Company’s assessment of the uncertainty associated with its future operating performance created by the COVID-19 pandemic and related governmental responses, and the going concern uncertainty reflected in the Company’s financial statements, the Company believed in good faith that it met the eligibility requirements for the PPP Loan. If, despite the good-faith belief that given the Company’s circumstances all eligibility requirements for the PPP Loan were satisfied, it is later determined that the Company had violated any applicable laws or regulations or it is otherwise determined the Company was ineligible to receive the PPP Loan, it may be required to repay the PPP Loan in its entirety and/or be subject to additional penalties and potential liabilities.
The Company received total proceeds of $905 from the PPP Loan, which is due on April 9, 2022. In accordance with the requirements of the CARES Act, the Company will use the proceeds for payroll costs. Interest accrues on the PPP Loan at the rate of 0.98% per annum. Neither principal nor interest shall be due or payable during the six-month deferral period beginning on April 9, 2020. On June 11, 2020, the SBA extended the deferral period to ten months. Commencing one month after the expiration of the deferral period and continuing on the same day of each month thereafter until the maturity date, the Company will pay to JPMorgan Chase Bank, N.A. monthly payments of principal and interest, each in such equal amount required to fully amortize the principal amount outstanding on the loan. The Company accounts for the PPP Loan as debt and will accrue interest over the term of the loan. As of December 31, 2020, the PPP Loan had an outstanding balance of $645 and $260 in notes payable and notes payable, net of current portion, respectively, in the accompanying balance sheets.
The future principal payments under the PPP loan agreement as of December 31, 2020 were as follows:
Years ending December 31,
2021	$645
2022	260
$905

Archer Aviation Inc.
Notes to Financial Statements
(in thousands, except share and per share data)
The Company may apply to JPMorgan Chase Bank, N.A., for loan forgiveness in an amount equal to the sum of payroll costs, covered mortgage interest payments, covered rent payments, and covered utilities during the eight weeks following disbursement on the PPP Loan. Not more than 25% of the forgiven amount may be for non-payroll costs. Forgiveness of the loan is only available for principal. Interest payable under the loan will not be forgiven but the SBA may pay the loan interest on forgiven amounts. On June 5, 2020, the Paycheck Protection Program Flexibility Act (the “PPP Flexibility Act”) was signed into law, extending the PPP Note forgiveness period from 8 weeks to 24 weeks after loan origination, reducing the required amount of payroll expenditures from 75% to 60%, removing the prior ban on borrowers taking advantage of payroll tax deferral after loan forgiveness and allowing for the amendment of the maturity date on existing loans from two years to five years. The Company did not amend the maturity date but intends to apply for loan forgiveness under the terms of the PPP Loan and expects the loan to be recorded as income when legal forgiveness is obtained. While the Company believes that its use of the loan proceeds satisfied the conditions for forgiveness of the loan, the Company cannot guarantee that it has not or will not take actions that could cause the Company to be ineligible for forgiveness of the loan, in whole or in part.
8.
Commitments and Contingencies

Operating Leases
The Company’s lease arrangements consist of one corporate facility lease and one short-term storage facility lease. The corporate facility lease expires in 2023 and does not contain an option to extend the lease. The Company’s short-term storage facility lease has a term of six months and expires in January of 2021. As the Company does not intend to extend its short-term lease over one year from the commencement date, the Company has elected the Short-Term Lease exemption and therefore, will not recognize right-of-use assets and lease liabilities that arise from short-term leases for any class of underlying asset.
The Company’s lease costs, weighted-average remaining lease term and weighted-average discount rate for each period ended December 31, 2020 and 2019, is as follows:
	Year Ended December 31,
	2020	2019
Operating lease cost	$52	$—
Short-term lease cost	44	—
Total lease cost	$96	$—
Weighted-average remaining lease term (in months)	30	—
Weighted-average discount rate	12.17%	—
The minimum aggregate future obligations under noncancelable operating leases as of December 31, 2020 were as follows:
Years ending December 31,
2021	$1,043
2022	1,074
2023	507
Future minimum lease payments	2,624
Less: Amount representing interest	(323)
Present value of future lease payments	$2,301

Archer Aviation Inc.
Notes to Financial Statements
(in thousands, except share and per share data)
Supplemental cash information and non-cash activities related to right-of-use assets and lease liabilities are as follows:
	2020	2019
Operating cash outflows from operating leases	$86	$—
Operating lease assets obtained in exchange for new lease liabilities	2,300	—
Letter of Credit
In conjunction with the Company’s operating lease, the Company entered into a standby letter of credit in favor of the Company’s lessor, in lieu of paying cash to the lessor to satisfy the security deposit requirements of the leased property. The standby letter of credit was issued on September 15, 2020 for an amount of $257 and expires on September 30, 2021. The letter of credit automatically renews for additional 12-month periods at each forfeiture date until September 1, 2023 unless cancelled by the Company.
Litigation
During the ordinary course of the Company’s business, it may be subject to legal proceedings, various claims, and litigation in the ordinary course of business. As of December 31, 2020 and 2019, the Company did not have any matters which would require it to accrue any liability regarding ongoing legal proceedings.
9.
Preferred and Common Stock

Stock Split
On October 11, 2019, the Board of Directors effected a five-for-one stock split of the Company’s common stock. Accordingly, all share and share amounts for the periods presented in the accompanying financial statements and the notes thereto have been adjusted retroactively, where applicable, to reflect this stock split.
Preferred Stock
There were 18,193,515 shares of Series Seed redeemable convertible preferred stock (“Series Seed Preferred Stock”) authorized, issued and outstanding as of December 31, 2020 and 2019. There were 46,732,728 shares of Series A redeemable convertible preferred stock (“Series A Preferred Stock”) authorized and 46,267,422 shares issued and outstanding as of December 31, 2020. There were no shares of Series A Preferred Stock authorized, issued and outstanding as of December 31, 2019.
Common Stock
There were 143,677,090 shares of common stock authorized and 51,321,752 shares issued and outstanding as of December 31, 2020. There were 77,285,983 shares of common stock authorized and 50,000,000 shares issued and outstanding as of December 31, 2019.
Preferred and Common Stock Rights
The rights, privileges, and preferences of the Company’s preferred and common stock as set forth in the Company’s Amended and Restated Certificate of Incorporation, dated July 16, 2020, are as follows:
Voting
The holders of preferred and common stock vote together and not as separate classes. Each holder of common stock is entitled to one vote for each share held by such holder. Each holder of preferred stock is

Archer Aviation Inc.
Notes to Financial Statements
(in thousands, except share and per share data)
entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock are convertible. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock. Holders of common stock, exclusively and as a separate class, are entitled to elect three directors of the Company. Holders of Series A Preferred Stock, exclusively and as a separate class, are entitled to elect one director of the Company. Holders of Series Seed Preferred Stock are not entitled to vote for a director. There is no cumulative voting.
Dividends
The Company may not declare, pay or set aside any dividends unless the holders of preferred stock have first or simultaneously received a dividend. If declared, the dividend rate for the convertible preferred stock is defined as equal amount per share on an as-converted basis. Any dividends declared are noncumulative, and no dividends on preferred or common stock have been declared by the Board of Directors through December 31, 2020.
Preemptive Rights
If the Company proposes to offer any equity securities, securities convertible to equity securities, or options or warrants, subject to customary exceptions, any investor who holds at least 4,150,755 shares of registrable securities has the right to purchase their pro rata portion of such securities.
Redemption
The preferred stock is not redeemable at the option of the holder except in certain circumstances. Mandatory redemption occurs upon a redemption event, which is upon wind-up, dissolution, liquidation, insolvency, declaration of bankruptcy, or change in control. The contingent redemption upon a deemed liquidation event results in mezzanine equity classification (outside of permanent equity) on the Company’s balance sheets. In the event of a deemed liquidation event, if available proceeds are not sufficient to redeem all outstanding shares of preferred stock, the Company may redeem a pro rata portion of each holder’s shares of preferred stock to the extent of such available proceeds.
Conversion
Each share of Series Seed Preferred Stock and Series A Preferred Stock is convertible into one share of common stock as determined by dividing the applicable original issue price by the applicable conversion price in effect at the time of conversion (subject to appropriate adjustment in the event of a stock dividend, stock split, combination, or other similar recapitalization). The applicable original issue price and the applicable conversion price of each share of Series Seed Preferred Stock is $0.3300. The applicable original issue price and the applicable conversion price of each share of Series A Preferred Stock is $1.2046.
The Company will reserve the number of authorized shares of common stock sufficient to effect the conversion of all outstanding preferred stock, and if necessary, will increase its authorized but unissued shares of common stock to such number of shares sufficient to effect the conversion. All outstanding shares of preferred stock will be automatically converted into shares of common stock upon either a qualified initial public offering or in event of a mandatory conversion. The Series Seed Preferred Stock and Series A Preferred Stock will convert into common stock upon consummation of the Merger Agreement with Atlas and Merger Sub. Refer to Note 13 for more detail.
Liquidation
In the event of any voluntary or involuntary liquidation or deemed liquidation event such as dissolution or winding up, the holders of shares of preferred stock are entitled to receive distribution in an amount per share equal to the greater of (i) the applicable original issue price, plus any declared but unpaid dividend,

Archer Aviation Inc.
Notes to Financial Statements
(in thousands, except share and per share data)
or (ii) the amount per share had all shares of preferred stock been converted prior to such liquidation event, on a pari passu basis prior and in preference to any distribution to the holders of common stock. If upon any such liquidation event, the assets of the Company available for distribution is insufficient to pay the holders of shares of preferred stock, the amounts will be distributed among the holders of preferred stock pro rata, in proportion to the full amounts they would otherwise be entitled to receive. If the holders of preferred stock are paid in full, the remaining assets of the Company will be distributed pro rata to the holders of common stock based on the number of shares held by each holder.
10.
Stock-Based Compensation

2019 Stock Plan
On October 11, 2019, the Company adopted the 2019 Stock Plan (the “Plan”) under which the Board of Directors may grant up to 5,555,555 incentive and nonstatutory stock options and restricted stock to employees, directors, and non-employees. On November 20, 2019, the Board of Directors amended the Plan to increase the number of shares to 7,577,057 shares. On October 4, 2020, the Board of Directors further amended the Plan to increase the number of shares to 15,689,294 shares.
As of December 31, 2020 and 2019, the Company had 1,812,867 and 7,577,057 shares, respectively, of common stock available for future issuance under the Plan. The Company did not grant any awards under the Plan during the year ended December 31, 2019.
A summary of our employee stock option activity is as follows:
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2019	—	$—	—	$—
Granted	11,318,689	$0.11
Exercised	(151,600)	$0.04		$1,324
Outstanding as of December 31, 2020	11,167,089	$0.11	9.61	$136,988
Exercisable as of December 31, 2020	1,432,988	$0.15	9.84	$17,528
Vested and expected to vest as of December 31, 2020	11,167,089	$0.11	9.61	$136,988
A summary of our non-employee stock option activity is as follows:
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2019	—	$—	—	$—
Granted	1,423,738	$0.15
Exercised	(36,152)	$0.15		$282
Outstanding as of December 31, 2020	1,387,586	$0.15	9.84	$16,973
Exercisable as of December 31, 2020	6,172	$0.15	9.84	$75
Vested and expected to vest as of December 31, 2020	1,387,586	$0.15	9.84	$16,973

Archer Aviation Inc.
Notes to Financial Statements
(in thousands, except share and per share data)
A summary of our restricted stock activity is as follows:
	Number of Shares	Weighted Average Grant Price
Outstanding as of December 31, 2019	—	$—
Granted	1,134,000	$0.04
Vested	(567,000)	$0.04
Outstanding as of December 31, 2020	567,000	$0.04
Determination of Fair Value
The assumptions used in the Black-Scholes option pricing model for the year ended December 31, 2020 are provided in the following table.
2020
Risk-free interest rate:
Employee stock options	0.52 – 1.52%
Non-employee stock options	0.79%
Expected term (in years):
Employee stock options	6.02 – 6.32
Non-employee stock options	10.00
Expected volatility:
Employee stock options	60.00 – 70.00%
Non-employee stock options	60.00%
Dividend yield:
Employee stock options	0.00%
Non-employee stock options	0.00%
Grant date fair value per share:
Employee stock options	$0.02 – $0.08
Non-employee stock options	$0.10
The Company records stock-based compensation expense for stock-based compensation awards based on the fair value on the date of grant. The stock-based compensation expense is recognized ratably over the course of the requisite service period. The Company recognized stock-based compensation expense of $142 and $8 for employee and non-employees, respectively, for stock options and $25 for non-employees for restricted stock awards for the year ended December 31, 2020. The Company did not recognize any stock-based compensation expense for the year ended December 31, 2019. As of December 31, 2020, the total remaining stock-based compensation expense for unvested stock options was $565 and $135 for employees and non-employees, respectively, which are expected to be recognized over a weighted-average period of 1.8 and 1.4 years, for employee and non-employees, respectively. As of December 31, 2020, the total remaining stock-based compensation expense for restricted stock awards was $20 for non-employees, which is expected to be recognized over a weighted-average period of 0.2 years.
The Company has elected to account for forfeitures as they occur and will record stock-based compensation expense assuming all stockholders will complete the requisite service period. If an employee forfeits an award because they fail to complete the requisite service period, the Company will reverse stock-based compensation expense previously recognized in the period the award is forfeited.

Archer Aviation Inc.
Notes to Financial Statements
(in thousands, except share and per share data)
The following table presents stock-based compensation expense included in each respective expense category in the statements of operations and other comprehensive loss:
	Years Ended December 31,
	2020	2019
Research and development	$25	$—
General and administrative	150	—
Total	$175	$—
Collaboration Agreement and Warrant
On November 6, 2020, the Company entered into a collaboration agreement with FCA US LLC (“FCA”), in which both parties agreed to work together to complete a series of fixed duration collaboration projects to develop a prototype aircraft for Archer (the “Collaboration Agreement”). In exchange for services to be provided by FCA under the Collaboration Agreement, the Company issued a warrant to FCA on November 6, 2020 (the “Warrant”), in which FCA will have the right to purchase up to 1,660,302 shares of Archer’s common stock at an exercise price of $0.01 per share (subject to appropriate adjustment in the event of a stock dividend, stock split, combination, or other similar recapitalization). As of September 2020, the Company’s most recent valuation date, a valuation of the Company’s common and preferred stock was performed. The Company’s common stock and Series A Preferred Stock was valued at $0.15 per share and $1.20 per share, respectively. The warrant expires on November 6, 2025. Shares under the Warrant are vested and earned based on the completion of specific aircraft development milestones identified under the Collaboration Agreement which are expected to be achieved through December 2022.
As the Company is currently in pre-revenue stage and is not generating any revenue from the Collaboration Agreement, all costs incurred with third parties are recorded based on the nature of the cost incurred. The Company accounts for the Warrant in accordance with the provisions of ASC 718, Compensation — Stock Compensation. The Company will assess whether it is probable that the award will vest for each of the seven milestones at the end of every reporting period. If and when the award is deemed probable of vesting, the Company will recognize compensation expense for the portion of the grant determined probable of vesting on a straight-line basis over the duration of each milestone. If services had been provided by FCA prior to management determining the milestone is probable of being achieved, a cumulative catch-up adjustment will be recorded for services performed in prior periods. Costs incurred under the Collaboration Agreement and Warrant are associated with the research, design, and production and testing for the aircraft prototype and are recorded in R&D expense in the statements of operations and comprehensive loss. As services are planned to begin in January 2021, none of the projects identified in the Collaboration Agreement have commenced as of December 31, 2020. Therefore, no expense was recognized during the years ended December 31, 2020 and 2019.
11.
Income Taxes

The Company did not record any deferred income tax provision for the years ended December 31, 2020 and 2019. The components of the provision for incomes taxes are as follows:
	Years ended December 31,
	2020	2019
Current:
Federal	$—	$—
State	1	—
Total current	1	—
Total income tax provision	$1	$—

Archer Aviation Inc.
Notes to Financial Statements
(in thousands, except share and per share data)
The following table presents the principal reasons for the difference between the effective tax rate and the federal statutory income tax rate of 21%:
	Years Ended December 31,
	2020	2019
Federal income tax (benefit)	21.0%	21.0%
State and local income taxes (net of federal benefit)	8.8%	15.2%
Nondeductible expenses	(0.1)%	(0.2)%
Valuation allowance	(29.7)%	(36.0)%
Effective Tax Rate	0.0%	0.0%
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are provided below:
	Years ended December 31,
	2020	2019
Deferred Tax Assets:
Net operating loss carryforwards	$7,500	$299
Accrued expenses	43	14
Operating lease liability	645	—
Other	34	—
Gross deferred tax assets	8,222	313
Less: Valuation allowance	(7,216)	(312)
Deferred tax assets, net of valuation allowance	1,006	1
Deferred Tax Liabilities:
Stock-based compensation	(5)	—
Depreciation and amortization	(356)	(1)
Right-of-use asset	(645)	—
Total deferred tax liabilities	(1,006)	(1)
Total net deferred tax assets	$—	$—
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Based upon the analysis of federal and state deferred tax balances and future tax projections and the Company’s lack of taxable income in the carryback period, the Company recorded a valuation allowance against the federal and state deferred tax assets of $7,216.
As of December 31, 2020 and 2019, the Company has U.S. federal net operating loss carryforwards of $26,959 and $905, respectively, which will both begin to expire in 2038. As of December 31, 2020 and 2019, the Company has state net operating loss carryforwards of $26,692 and $1,796, respectively, which will both begin to expire in 2038.

Archer Aviation Inc.
Notes to Financial Statements
(in thousands, except share and per share data)
The following table summarizes the activity related to the Company’s unrecognized tax benefits during the years ended December 31, 2020 and 2019:
Balance as of December 31, 2019	$31
Increases related to current year tax positions	2,018
Balance as of December 31, 2020	$2,049
The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate as of December 31, 2019 and December 31, 2020 is zero due to the valuation allowance that would otherwise be recorded on the deferred tax asset associated with the recognized position. During the years ended December 31, 2020 and 2019, the Company recognized no interest and penalties related to uncertain tax positions.
In accordance with Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” (generally defined as a cumulative change [by value] of more than 50% in the equity ownership of certain stockholders over a rolling three-year period) is subject to limitations on its ability to utilize its pre-change NOLs and R&D tax credits to offset post-change taxable income and post-change tax liabilities, respectively. The Company’s existing NOLs and R&D credits may be subject to limitations arising from previous ownership changes, and the ability to utilize NOLs could be further limited by Section 382 and Section 383 of the Code. In addition, future changes in the Company’s stock ownership, some of which may be outside of the Company’s control, could result in an ownership change under Section 382 and Section 383 of the Code. The amount of such limitations, if any, has not been determined.
The Company is subject to taxation and files income tax returns with the U.S. federal government and the state of California. The tax years ended December 31, 2018 through December 31, 2020 remain open to examination by the Internal Revenue Service and New York State Department of Revenue, and from December 31, 2020, by the California Franchise Tax Board. In addition, the utilization of net loss carryforwards is subject to federal and state review for the periods in which those net losses were incurred. The Company is not under audit by any taxing jurisdictions at this time.
12.
401(k) Savings Plan

The Company maintains a 401(k) savings plan for the benefit of its employees. The Company makes matching contributions equal to 50% of each employee contribution, not to exceed $9 a year. All current employees are eligible to participate in the 401(k) savings plan. The Company’s matching contributions were approximately $276 for the year ended December 31, 2020. As the 401(k) savings plan became effective in February 2020, the Company did not match any employee contributions for the year ended December 31, 2019.
13.
Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through March 8, 2021, which is the date the financial statements were available to be issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
Whisman Lease Agreement
On December 11, 2020, the Company entered into an agreement to lease approximately 14,660 square feet of R&D space for 30 months with an option to extend for one subsequent 12-month period. The Company obtained control of the leased property on January 11, 2021 and recognized the right-of-use asset and lease liability in January 2021.

Archer Aviation Inc.
Notes to Financial Statements
(in thousands, except share and per share data)
Merger Agreement with Atlas Crest
On February 10, 2021, Archer entered into a Business Combination Agreement (the “Merger Agreement”) with Atlas Crest Investment Corp. (“Atlas”) and Artemis Acquisition Sub Inc., a wholly-owned subsidiary of Atlas (“Merger Sub”), with an equity value of the Company of $2,525 million (the “Equity Value”). Pursuant to the Merger Agreement, Archer shall cause Merger Sub to be merged with and into Archer with Archer continuing as the surviving company under the Companies Act following the merger, being a wholly-owned subsidiary of Atlas, and the separate corporate existence of Merger Sub shall cease. Immediately after the completion of the merger, the shareholders of Archer will exchange their interests in Archer for shares of common stock of the combined entity. Additionally, certain investors have agreed to subscribe for and purchase an aggregate of up to $600 million of common stock of the combined company (“PIPE Financing”).
United Collaboration and Warrant Agreement
On January 29, 2021, the Company entered into a purchase agreement and warrant agreement with United Airlines (“United”). Under the terms of the agreements, Archer expects United to provide design and development support and United agreed to a conditional order for $1 billion worth of Archer aircraft, with an option to order an additional quantity of Archer aircraft at the same unit price for an additional aggregate base purchase price of up to $500 million, upon commencement of commercial production of the aircraft. Archer issued up to 14,645,614 warrants (subject to adjustment based on the Exchange Ratio) to United to purchase shares of the Company’s common stock, twenty percent of which have been conditionally assigned to Mesa Airlines pursuant to the terms of the agreements. Each warrant provides United with the right to purchase one share of Archer common stock at an exercise price of $0.01 per share. The warrants will vest in accordance with certain milestones, including among others the agreement of all material terms pursuant to the collaboration agreement, completion of a SPAC transaction by Archer, the certification of the aircraft by the FAA, and the sale of aircraft.

Archer Aviation Inc.
Condensed Balance Sheets (Unaudited)
(In thousands, except share and per share data)
	March 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$23,537	$36,564
Prepaid expenses	732	762
Other current assets	183	43
Total current assets	24,452	37,369
Property and equipment, net	2,738	1,613
Intangible assets, net	489	497
Right-of-use asset	2,829	2,300
Other long-term assets	39	—
Total assets	$30,547	$41,779
Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities
Accounts payable	$5,918	$2,103
Lease liability	1,174	816
Notes payable	840	645
Other current liabilities	355	279
Total current liabilities	8,287	3,843
Notes payable, net of current portion	65	260
Lease liability, net of current portion	1,675	1,485
Other long-term liabilities	243	268
Total liabilities	10,270	5,856
Commitments and contingencies (Note 7)
Series Seed redeemable convertible preferred stock, $0.0001 par value; liquidation value of $6,004; 18,193,515 shares authorized, issued and outstanding as of March 31, 2021 and December 31, 2020, stated at	5,943	5,943
Series A redeemable convertible preferred stock, $0.0001 par value; liquidation value of $55,734; 46,732,728 shares authorized; 46,267,422 shares issued and outstanding as of March 31, 2021 and December 31, 2020, stated at	55,589	55,589
Stockholders’ deficit
Common stock, $0.0001 par value; 155,000,000 shares authorized; 51,989,731 shares issued and outstanding as of March 31, 2021 and 143,677,090 shares authorized; 51,321,752 shares issued and outstanding as of December 31, 2020	5	5
Additional paid-in capital	79,393	186
Accumulated deficit	(120,653)	(25,800)
Total stockholders’ deficit	(41,255)	(25,609)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$30,547	$41,779
The accompanying notes are an integral part of these condensed financial statements.

Archer Aviation Inc.
Condensed Statements of Operations and Comprehensive Loss (Unaudited)
(In thousands, except share and per share data)
	Three Months Ended March 31,
	2021	2020
Operating expenses
Research and development	$10,066	$2,869
General and administrative	6,578	1,017
Other warrant expense	78,208	—
Total operating expenses	94,852	3,886
Loss from operations	(94,852)	(3,886)
Other income, net	3	—
Interest expense, net	(2)	(101)
Loss before income taxes	(94,851)	(3,987)
Income tax expense	(2)	—
Net loss and comprehensive loss	$(94,853)	$(3,987)
Net loss per share, basic and diluted	$(1.71)	$(0.08)
Weighted-average common shares, basic and diluted	55,432,970	50,000,000
The accompanying notes are an integral part of these condensed financial statements.

Archer Aviation Inc.
Condensed Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit (Unaudited)
(In thousands, except share data)

	Redeemable Convertible Preferred Stock
	Series Seed		Series A		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	18,193,515	$5,943	46,267,422	$55,589	51,321,752	$5	$186	$(25,800)	$(25,609)
Exercise of stock options	—	—	—	—	667,979	—	40	—	40
Issuance of warrants	—	—	—	—	—	—	78,242	—	78,242
Stock-based compensation	—	—	—	—	—	—	925	—	925
Net loss	—	—	—	—	—	—	—	(94,853)	(94,853)
Balance as of March 31, 2021	18,193,515	$5,943	46,267,422	$55,589	51,989,731	$5	$79,393	$(120,653)	$(41,255)
Balance as of December 31, 2019	18,193,515	$5,943	—	$—	50,000,000	$5	$—	$(977)	$(972)
Stock-based compensation	—	—	—	—	—	—	3	—	3
Net loss	—	—	—	—	—	—	—	(3,987)	(3,987)
Balance as of March 31, 2020	18,193,515	$5,943	—	$—	50,000,000	$5	$3	$(4,964)	$(4,956)
The accompanying notes are an integral part of these condensed financial statements.

Archer Aviation Inc.
Condensed Statements of Cash Flows (Unaudited)
(In thousands)
	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities
Net loss	$(94,853)	$(3,987)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	155	8
Stock-based compensation	925	3
Non-cash interest	2	122
Non-cash lease expense	291	—
Research and development warrant expense	34	—
Other warrant expense	78,208	—
Changes in operating assets and liabilities:
Prepaid expenses	30	(31)
Other current assets	(140)	(8)
Other long-term assets	(39)	—
Accounts payable	3,674	238
Other current liabilities	47	447
Operating lease liability	(271)	—
Net cash used in operating activities	(11,937)	(3,208)
Cash flows from investing activities
Purchase of property and equipment	(1,130)	(251)
Net cash used in investing activities	(1,130)	(251)
Cash flows from financing activities
Proceeds from exercise of stock options	40	—
Net cash provided by financing activities	40	—
Net decrease in cash and cash equivalents	(13,027)	(3,459)
Cash and cash equivalents, beginning of period	36,564	10,149
Cash and cash equivalents, end of period	$23,537	$6,690
Supplemental disclosure of other noncash investing and financing activities
Property and equipment recorded in accounts payable	$141	$—
The accompanying notes are an integral part of these condensed financial statements.

Archer Aviation Inc.
Notes to Condensed Financial Statements (Unaudited)
(in thousands, except share and per share data)
1.
Formation and Nature of Business

Formation and Nature of Business
Archer Aviation Inc. (the “Company” or “Archer”), headquartered in Palo Alto, California, is an aerospace company focused on the engineering, design, and development of all-electric vertical takeoff and landing (“eVTOL”) aircraft with the objective of improving mobility in cities. The Company’s mission is to advance the benefits of sustainable air mobility that saves people significant time compared to ground transportation. Archer’s vehicle performance is enabled by bringing together advances in key technologies such as high specific energy batteries, high performance electric motors, an advanced fly-by-wire flight control system, and a lightweight and efficient structure.
In connection with the initial formation of the Company, Archer Aviation Inc. was incorporated in the State of Delaware and commenced operations on October 16, 2018.
Merger Agreement with Atlas Crest
On February 10, 2021, Archer entered into a Business Combination Agreement (the “Merger Agreement”) with Atlas Crest Investment Corp. (“Atlas”) and Artemis Acquisition Sub Inc., a wholly-owned subsidiary of Atlas (“Merger Sub”), with an equity value of the Company of $2,525 million (the “Equity Value”). Pursuant to the Merger Agreement, Archer shall cause Merger Sub to be merged with and into Archer with Archer continuing as the surviving company under the Companies Act following the merger, being a wholly-owned subsidiary of Atlas, and the separate corporate existence of Merger Sub shall cease. Immediately after the completion of the merger, the shareholders of Archer will exchange their interests in Archer for shares of common stock of the combined entity. Additionally, certain investors have agreed to subscribe for and purchase an aggregate of up to $600 million of common stock of the combined company (“PIPE Financing”).
COVID-19 Pandemic
The World Health Organization declared a global emergency on January 30, 2020 with respect to the outbreak of a novel strain of coronavirus, or COVID-19 pandemic. There are many uncertainties regarding the current global COVID-19 pandemic, and the Company is closely monitoring the impact of the pandemic on all aspects of its business, including how it will impact its employees, suppliers, vendors, and business partners.
The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. For example, the Company’s employees based in California have been subject to periodic stay-at-home orders from state and local governments. These measures may adversely impact the Company’s employees and operations and the operations of suppliers and business partners and could negatively impact the construction schedule of the Company’s manufacturing facility and production schedule. In addition, various aspects of the Company’s business and manufacturing facility cannot be conducted remotely. These measures by government authorities may continue to remain in place for a significant period of time and could adversely affect the Company’s construction and manufacturing plans, sales and marketing activities, and business operations.
The evolution of the virus is unpredictable at this point and any resurgence may slow down the Company’s ability to ramp-up its production program on time to satisfy investors and potential customers. Any delay to production will delay the Company’s ability to launch and begin generating revenue. The COVID-19 pandemic could limit the ability of suppliers and business partners to perform, including third party suppliers’ ability to provide components and materials. The Company may also experience an increase in the cost of raw materials. At the time of this report, the Company has not recorded any impairments as a result of COVID-19.

Archer Aviation Inc.
Notes to Condensed Financial Statements (Unaudited)
(in thousands, except share and per share data)
The full impact of the COVID-19 pandemic continues to evolve as of the date of this report. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations. Management is actively monitoring the situation on its financial condition, liquidity, operations, suppliers, industry, and workforce.
2.
Liquidity and Going Concern

      Since its formation, the Company has devoted substantial effort and capital resources to strategic planning, engineering, design, and development of its planned electric aircraft platform, development of specific initial electric aircraft models, and capital raising. Funding of these activities has primarily been through the net proceeds received from the issuance of related and third-party debt (Notes 5 and 6), and the sale of preferred and common stock to related and third parties (Note 8). For the three months ended March 31, 2021 and 2020, Archer incurred net losses of $94,853 and $3,987, respectively, and has recognized cash outflows from operating activities in each period of $11,937 and $3,208, respectively. As of March 31, 2021, Archer had cash and cash equivalents of $23,537. Based on its recurring losses from operations, expectation of continuing operating losses for the foreseeable future, and need to raise additional capital to finance future operations, management has concluded there is substantial doubt about the Company’s ability to continue as a going concern. Management’s plans include the continued development of its electric aircraft platform and bringing initial aircraft models to market which will require the Company to continue to raise significant amounts of capital through new financing arrangements or merging with a public entity.
There can be no assurance that the Company will be successful in achieving its strategic plans, that any additional financing will be available in a timely manner or on acceptable terms, if at all, or that the Company’s planned merger (discussed further in Note 1) will be completed or will provide sufficient capital to support its ongoing operations. If the Company is unable to raise sufficient capital when needed or events or circumstances occur such that the Company does not meet its strategic plans, the Company will be required to reduce certain discretionary spending, alter or scale back aircraft development programs, be unable to develop new or enhanced production methods, or be unable to fund capital expenditures, which would have a material adverse effect on the Company’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives.
The condensed financial statements have been prepared on a going concern basis and do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary in the event the Company can no longer continue as a going concern.
3.
Summary of Significant Accounting Policies

Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position, results of operations, and cash flows for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. The unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements as of and for the year ended December 31, 2020 set forth elsewhere in this proxy statement/prospectus.
The Company has provided a discussion of significant accounting policies, estimates, and judgments in its audited financial statements. There have been no changes to the Company’s significant accounting policies

Archer Aviation Inc.
Notes to Condensed Financial Statements (Unaudited)
(in thousands, except share and per share data)
since December 31, 2020 which are expected to have a material impact on the Company’s financial position, results of operations, or cash flows.
Revision of Previously Issued Financial Statements
Subsequent to the issuance of the Archer financial statements as of and for the three months ended March 31, 2021, the Company determined that there was a misclassification of costs related to the vesting of certain common stock warrants. The cost of the warrants of $78,208 was inappropriately classified as research and development expenses instead of being separately presented in the condensed statement of operations and comprehensive loss . Based on an analysis of quantitative and qualitative factors, the Company determined that the error was not material to the 2021 interim condensed financial statements for the three-month period ended March 31, 2021. The Company has revised the accompanying condensed statement of operations and comprehensive loss for the three-month period ended March 31, 2021 to reflect this amount in other warrant expense.
Cash and Cash Equivalents
Cash consists of cash on deposit with financial institutions. Cash equivalents consist of short-term, highly liquid financial instruments that are readily convertible to cash and have maturities of three months or less from the date of purchase. Cash equivalents are recorded at fair value. As of March 31, 2021 and December 31, 2020, the Company held $19,377 and $34,377, respectively, of cash equivalents consisting of Level 1 money market funds.
Fair Value Measurements
The Company applies the provisions of Accounting Standards Codification (“ASC”) 820, Fair Value Measurement, which defines a single authoritative definition of fair value, sets out a framework for measuring fair value and expands on required disclosures about fair value measurements. The provisions of ASC 820 relate to financial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring and nonrecurring basis. The standard clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the standard establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:
Level 1
Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

Level 2
Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3
Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The carrying amounts of the Company’s cash, accounts payable, accrued compensation and accrued liabilities approximate fair value due to the short-term nature of these instruments. Level 1 instruments include investments in money market funds, which are valued based on inputs such as actual trade data, quoted market prices from brokers or other similar sources.
Financial Instruments Not Recorded at Fair Value on a Recurring Basis
Certain financial instruments, including debt, are not measured at fair value on a recurring basis in the balance sheets. The fair value of debt as of March 31, 2021 and December 31, 2020 approximates its carrying value.

Archer Aviation Inc.
Notes to Condensed Financial Statements (Unaudited)
(in thousands, except share and per share data)
Assets and Liabilities Recorded at Fair Value on a Non-Recurring Basis
Certain assets and liabilities are subject to measurement at fair value on a non-recurring basis if there are indicators of impairment or if they are deemed to be impaired as a result of an impairment review.
There were no assets or liabilities measured at fair value using Level 3 inputs for the periods presented.
Intangible Assets, Net
Intangible assets consist solely of domain names and are recorded at cost, net of accumulated amortization, and if applicable, impairment charges. Amortization of domain names is provided over a 15-year estimated useful life on a straight-line basis or based on the pattern in which economic benefits are consumed, if reliably determinable. The Company reviews intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has analyzed a variety of factors in light of the known impact to date of the COVID-19 pandemic on its business to determine if a circumstance could trigger an impairment loss, and, at this time and based on the information presently known, does not believe that it is more likely than not that an impairment loss has been incurred.
As of March 31, 2021 and December 31, 2020, the gross carrying amount for domain names was $500 with $11 and $3 recorded in accumulated amortization in each period, respectively. During the three months ended March 31, 2021 and 2020, the Company recognized amortization expense of $8 and $0, respectively, classified within general and administrative on the statements of operations and comprehensive loss.
Property and Equipment, Net
Property and equipment are stated at historical cost less accumulated depreciation. Expenditures for major renewals and betterments are capitalized, while minor replacements, maintenance, and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon sale or disposition, the cost and related accumulated depreciation is removed from the accounts, and any difference between the selling price and net carrying amount is recorded as a gain or loss in the statements of operations and comprehensive loss.
Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets as follows:
Useful Life (in years)
Furniture, fixtures, and equipment	5
Computer hardware	3
Computer software	3
Website design	2
Leasehold improvements	Shorter of lease term or the asset standard life
Impairment of Long-Lived Assets
The Company reviews its long-lived assets, consisting primarily of property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Such triggering events or changes in circumstances may include: a significant decrease in the market price of a long-lived asset, a significant adverse change in the extent or manner in which a long-lived asset is being or intended to be used, a significant adverse change in legal factors or in the business climate, the impact of competition or other factors that could affect the value of a long-lived asset, a

Archer Aviation Inc.
Notes to Condensed Financial Statements (Unaudited)
(in thousands, except share and per share data)
significant adverse deterioration in the amount of revenue or cash flows expected to be generated from an asset group, an accumulation of costs significantly in excess of the amount originally expected for the acquisition or development of a long-lived asset, current or future operating or cash flow losses that demonstrate continuing losses associated with the use of a long-lived asset, or a current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The Company performs impairment testing at the asset group level that represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets including any cash flows upon their eventual disposition to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. The Company determined there was no impairment of long-lived assets during either period presented.
Operating Expenses
Research and Development
Research and development (“R&D”) costs are expensed as incurred and are primarily comprised of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation) for employees focused on R&D activities, other related costs, and an allocation of general overhead. In addition, R&D expense includes professional fees paid to outside contractors and depreciation expense. R&D efforts are focused on design and development of our electric aircraft and continuing to prepare our prototype electric aircraft to achieve industry standards.
General and Administrative
General and administrative expenses are primarily comprised of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation) and overhead related costs for employees in our executive, finance, information technology, or human resources departments. In addition, general and administrative expense includes fees for third-party professional services (including consulting, legal, and audit services), other corporate expenses, allocated shared costs, and depreciation expense.
Other Warrant Expense
Other warrant expense consists of $78,208 of expense related to the vesting of warrants issued in conjunction with the execution of purchase, collaboration, and warrant arrangements with United Airlines. Refer to Note 9 for additional information.
Stock-Based Compensation
The Company’s stock-based compensation awards consist of options granted to employees, directors, and non-employees for the purchase of ordinary shares and restricted shares. The Company recognizes stock-based compensation expense in accordance with the provisions of ASC 718, Compensation — Stock Compensation. ASC 718 requires the measurement and recognition of compensation expense for all stock-based compensation awards made to employees, directors, and non-employees to be based on the grant date fair values of the awards.
The Company estimates the fair value of share options using the Black-Scholes option-pricing model. The value of the award is recognized as expense over the requisite service period on a straight-line basis.
Determining the grant date fair value of the awards using the Black-Scholes option-pricing model requires management to make assumptions and judgments, including but not limited to the following:

Archer Aviation Inc.
Notes to Condensed Financial Statements (Unaudited)
(in thousands, except share and per share data)
Expected term — The estimate of the expected term of employee awards is determined in accordance with the simplified method, which estimates the term based on an averaging of the vesting period and contractual term of the option grant. The Company uses the contractual term for non-employee awards.
Expected volatility — Since the Company is a private entity without sufficient historical data on the volatility of its common stock, the expected volatility used is based on the volatility of similar entities (referred to as “guideline companies”) for a period consistent with the expected term of the award.
Risk-free interest rate — The risk-free interest rate used to value awards is based on the United States Treasury yield in effect at the time of grant for a period consistent with the expected term of the award.
Dividend yield — The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future.
Forfeiture rate — The Company has elected to account for forfeitures as they occur and will record stock-based compensation expense assuming all option holders will complete the requisite service period. If an employee forfeits an award because they fail to complete the requisite service period, the Company will reverse stock-based compensation expense previously recognized in the period the award is forfeited.
Fair value of common stock
The Company’s Board of Directors grants stock options with exercise prices equal to the fair value of the Company’s common stock on the date of grant.
Because there is no public market for the Company’s common stock, the Company has determined the fair value of its common stock at the time of the grant of stock options in accordance with the American Institute of Certified Public Accountants (“AICPA”) Accounting and Valuation Guide: Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the “AICPA Practice Aid”). The Company determined the fair value of its common stock based on a variety of factors including, but not limited to (i) the results of contemporaneous independent third-party valuations of the Company’s common stock and the prices, rights, preferences and privileges of the Company’s redeemable convertible preferred stock relative to those of its common stock; (ii) the lack of marketability of the Company’s common stock; (iii) actual operating and financial results; (iv) current business conditions and projections; (v) the likelihood of achieving a liquidity event, such as an IPO or sale of the Company, given prevailing market conditions, and (vi) precedent transactions involving the Company’s shares.
As provided in the AICPA Practice Aid, there are several approaches for setting the value of an enterprise and various methodologies for allocating the value of an enterprise to its outstanding equity. The Company determined the fair value of equity awards using a combination of the market and income approach. Within the market approach, the guideline public company method was used, which employs the use of ratios developed from the market price of traded shares from publicly traded companies considered reasonably similar to the Company. Under the income approach, the enterprise value was estimated using the discounted cash flow method, which involves estimating the future cash flows of a business for a discrete period and discounting them to their present value. In allocating enterprise value to its outstanding equity, the Company applied a hybrid approach, which consisted of the option pricing method (“OPM”) and probability-weighted expected return method (“PWERM”). The OPM treats securities, including debt, common and preferred stock, as call options on the enterprise’s value, with exercise prices based on the securities’ respective liquidation preferences and conversion values. The PWERM estimates the fair market value of the common stock based on an analysis of future values for the enterprise assuming various exit scenarios, such as IPO, merger or sale, staying private, and liquidation.
In conducting the valuations, the Company considered all objective and subjective factors that it believed to be relevant in the valuation conducted, including management’s best estimate of the Company’s

Archer Aviation Inc.
Notes to Condensed Financial Statements (Unaudited)
(in thousands, except share and per share data)
business condition, and prospects and operating performance at the valuation dates. There are significant judgments and estimates inherent in these valuations.
Net Loss Per Share Attributable to Ordinary Stockholders
The Company has one class of participating security (preferred shares) issued and outstanding as of March 31, 2021 and 2020. Losses are not attributed to the participating security as the preferred stockholders are not contractually obligated to share in the Company’s losses. For all periods presented, the calculation of basic net loss per share excludes shares issued upon the early exercise of stock options where the vesting conditions have not been satisfied.
Basic net loss attributable to common stockholders per share is calculated by dividing net loss attributable to ordinary stockholders by the weighted-average number of shares of common shares outstanding.
Diluted net loss per share attributable to ordinary stockholders adjusts the basic net loss per share attributable to ordinary stockholders and the weighted-average number of shares of ordinary shares outstanding for the potentially dilutive impact of outstanding securities or other contracts to issue common stock if they were to be exercised or converted into common shares, using the treasury stock method.
Contingently issuable shares, including equity awards with performance conditions, are considered outstanding common shares and included in basic net loss per share as of the date that all necessary conditions to earn the awards have been satisfied. Prior to the end of the contingency period, the number of contingently issuable shares included in diluted net loss per share is based on the number of shares, if any, that would be issuable under the terms of the arrangement at the end of the reporting period.
Because the Company reported net losses for all periods presented, all potentially dilutive common stock equivalents are antidilutive and have been excluded from the calculation of net loss per share.
The following table presents the number of antidilutive shares excluded from the calculation of diluted net loss per share:
	Three Months Ended March 31,
	2021	2020
Stock-based compensation awards — employees	11,821,966	3,244,245
Stock-based compensation awards — non-employees	11,832,747	—
Series Seed redeemable convertible preferred stock	18,193,515	18,193,515
Series A redeemable convertible preferred stock	46,267,422	—
Total	88,115,650	21,437,760
Comprehensive Loss
There were no differences between net loss and comprehensive loss presented in the statements of operations and comprehensive loss for the three months ended March 31, 2021 and 2020.
Recently adopted accounting pronouncements
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”), which outlines a comprehensive lease accounting model that supersedes the current lease guidance. The new guidance requires lessees to recognize lease liabilities and corresponding right-of-use assets for all leases with lease terms greater than 12 months. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements. In July 2018, the FASB issued ASU 2018-11, which provides the option of an additional transition method that allows entities to initially apply the new lease guidance at the

Archer Aviation Inc.
Notes to Condensed Financial Statements (Unaudited)
(in thousands, except share and per share data)
adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company entered into its first lease in July of 2020 and applied ASU 2016-02 to this lease and subsequent leases.
In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). This amendment expands the scope of Topic 718, Compensation — Stock Compensation (which only included share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees is substantially aligned. ASU 2018-07 supersedes Subtopic 505-50, Equity — Equity-Based Payments to Non-Employees and is effective for public business entities for fiscal years beginning after December 15, 2018. Early adoption of ASU 2018-07 is permitted and should be applied on a prospective basis. The Company began applying ASU 2018-07 during 2020 upon the Company’s first grant of share-based payment awards. No share-based payments were granted prior to 2020.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820) (“ASU 2018-13”), which modifies, removes, and adds certain disclosure requirements on fair value measurements based on the FASB Concepts Statement, Conceptual Framework for Financial Reporting — Chapter 8: Notes to Financial Statements. The ASU is effective for all entities for fiscal years beginning after December 15, 2019. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty should be applied prospectively for only the most recent annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. Early adoption is permitted. The Company has applied ASU 2018-13 to all periods presented.
In November 2019, the FASB issued ASU 2019-08, Compensation — Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606) (“ASU 2019-08”), which requires entities to measure and classify share-based payments to a customer in accordance with the guidance in ASC 718, Compensation — Stock Compensation. ASU 2019-08 expanded the scope of Topic 718 to include awards issued to customers for purposes of measurement and classification and amended portions of ASC 606, Revenue from Contracts with Customers, to refer to this guidance. The amount that would be recorded as a reduction in revenue would be measured based on the grant date fair value of the share-based payment in accordance with Topic 718. The Company adopted ASU 2019-08 on January 1, 2021 and has applied its provisions to the measurement of the warrants issued to United Airlines. Refer to Note 9 for details.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). This amendment was issued to simplify the accounting for income taxes by removing certain exceptions for recognizing deferred taxes, performing intraperiod allocation, and calculating income taxes in interim periods. Further, ASU 2019-12 adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax basis goodwill and allocating taxes to members of a consolidated group. ASU 2019-12 is effective for public business entities for fiscal periods beginning after December 15, 2020. The Company has applied ASU 2019-12 to all periods presented, and there was no adoption date impact to its financial statements.
Recently issued accounting pronouncements not yet adopted
In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU simplifies the accounting for convertible instruments by removing certain separation models in ASC 470- 20, Debt — Debt with Conversion and Other Options, for convertible instruments. The ASU updates the guidance on certain embedded conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, such that those features are no longer required to be

Archer Aviation Inc.
Notes to Condensed Financial Statements (Unaudited)
(in thousands, except share and per share data)
separated from the host contract. The convertible debt instruments will be accounted for as a single liability measured at amortized cost. Further, the ASU made amendments to the EPS guidance in Topic 260 for convertible instruments, the most significant impact of which is requiring the use of the if-converted method for diluted EPS calculation, and no longer allowing the net share settlement method. The ASU also made revisions to Topic 815-40, which provides guidance on how an entity must determine whether a contract qualifies for a scope exception from derivative accounting. The amendments to Topic 815-40 change the scope of contracts that are recognized as assets or liabilities. The ASU is effective for public business entities for interim and annual periods beginning after December 15, 2021, with early adoption permitted. Adoption of the ASU can either be on a modified retrospective or full retrospective basis. The Company is currently evaluating the impact the adoption of this standard will have on its financial statements and related disclosures.
4.
Property and Equipment, Net

Property and equipment, net, consists of the following:
	March 31, 2021	December 31, 2020
Furniture, fixtures, and equipment	$1,260	$1,046
Computer hardware	668	524
Website design	504	128
Leasehold improvements	550	54
Construction in progress	42	—
Total property and equipment	3,024	1,752
Less: Accumulated depreciation	(286)	(139)
Total property and equipment, net	$2,738	$1,613
The following table presents depreciation expense included in each respective expense category in the statements of operations and other comprehensive loss:
	Three Months Ended March 31,
	2021	2020
Research and development	$75	$6
General and administrative	72	—
Total depreciation expense	$147	$6

5.
Related Party Transactions

The Company has been primarily funded by notes payable and the sale of preferred and common stock to third parties and the Company’s Co-founders.
Convertible Promissory Notes Due to Related Parties
On October 11, 2019, the Company entered into a Convertible Note Purchase Agreement which permitted the Company to issue and sell two convertible promissory notes to the founders’ Trusts, Capri Growth LLC (“Capri”) and Hight Drive Growth LLC (“Hight”), in the total amount of $601 (the “October Notes”). Interest accrues from the date of the notes on the unpaid principal amount at a rate of 5% per annum. Capri and Hight will have the ability to convert the outstanding principal and (at the Company’s option) any accrued but unpaid interest under the note (the “Conversion Amount”) into shares of the Company’s preferred stock issued and sold at the close of the Company’s next preferred equity financing that yields gross proceeds of at least $1,000 in aggregate. If such financing occurs before maturity of the notes on October 11, 2021, the Company will issue a number of shares equal to the Conversion Amount divided by

Archer Aviation Inc.
Notes to Condensed Financial Statements (Unaudited)
(in thousands, except share and per share data)
(i) the capped price (price per share equal to $4,000 divided by the Company Capitalization) or (ii) the discount price (price per share multiplied by the discount rate of 80%).
On November 21, 2019, the Company entered into a Convertible Note Purchase Agreement which permitted the Company to issue and sell an additional three convertible promissory notes in the total amount of $5,000 to three related party investors (the “November Notes”), two of which are the Company’s founders and one of which is a third-party investor. Interest accrues from the date of the notes on the unpaid principal amount at a rate of 10% per annum. The investors will have the ability to either (i) convert the outstanding principal and any accrued but unpaid interest under the note into shares of the Company’s preferred stock at the price per share issued and sold at the close of the Company’s next preferred equity financing that yields gross proceeds of least $25,000 in the aggregate if such financing occurs before maturity of the notes on December 31, 2022 or (ii) be repaid in cash at the initial closing of such $25,000 equity financing event.
The Company has not elected the fair value option for either the October or November Notes and does not otherwise account for any convertible promissory notes at fair value under GAAP.
On November 21, 2019, the Company closed their Series Seed Preferred Stock round in which the October Notes were cancelled and converted into such shares. On July 22, 2020, the Company issued their Series A Preferred Stock in which the holders of the November Notes elected to cancel their notes and convert into such shares as opposed to being repaid in cash. As the October and November Notes were cancelled and converted into preferred stock in the respective preferred equity financing rounds, there was no outstanding balance on the convertible promissory notes as of March 31, 2021 and December 31, 2020.
Partial Recourse Promissory Notes
On November 21, 2020, the Company entered into partial recourse promissory note arrangements with each of the Company’s founders which provided each of them with a partial recourse loan as consideration for the issuance of stock, which proceeds were used for the exercise of 2,645,517 shares, per founder, of the Company’s common stock pursuant to the outstanding option agreements issued by the Company to the founders on November 3, 2020. Due to the partial recourse nature of the notes, the promissory note arrangements are considered nonrecourse loans in their entirety for accounting purposes and thus are accounted for as in-substance share options. The purchase price for the shares was $0.15 per share for a total amount of $397 paid by each founder. The notes bear interest at a rate of 0.38% per annum, compounded annually. The promissory notes may be repaid at any time and from time to time and are due upon the earlier of five years from issuance or upon a deemed liquidation event, initial draft registration statement filing, or within 90 days of the respective founder’s termination. Concurrent with the execution of the notes, the founders early exercised their common stock options at the exercise price of $0.15 per share in accordance with the terms of the early exercise agreements. These options are subject to vesting conditions and are subject to forfeiture in the form of a Company repurchase option at the original $0.15 per share price if the founders terminate employment prior to the vesting dates of the original option agreements.
The Company determined that the stock options exercised by a nonrecourse note are considered unexercised until the nonrecourse note is repaid. Because the loan is deemed nonrecourse for accounting purposes, the principal and interest represent the strike price of the in-substance awards for the purposes of fair valuing the in-substance awards, and the principal and interest on the note and shares underlying the in-substance share options will not be recorded on the Company’s balance sheets or statements of operations and comprehensive loss.
The Company estimated the fair value of the in-substance share options using the Black-Scholes option-pricing model and compared this fair value to the value of the original awards immediately prior to the issuance of the promissory note. The Company determined that the promissory note terms did not result in incremental fair value of these awards and no incremental compensation cost would be recognized

Archer Aviation Inc.
Notes to Condensed Financial Statements (Unaudited)
(in thousands, except share and per share data)
under the promissory note arrangement. The grant date fair value of the original award is recognized as expense over the requisite service period on a straight-line basis.
6.
Paycheck Protection Program Loan

On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions and technical corrections to tax depreciation methods for qualified improvement property. The CARES Act also appropriated funds for the U.S. Small Business Administration (“SBA”) Paycheck Protection Program loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19.
On April 9, 2020, the Company entered into a PPP Loan with JPMorgan Chase Bank, N.A., under the Paycheck Protection Program of the CARES Act. The application for these funds required the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company and that the Company will use the loan funds to retain workers, maintain payroll, or make mortgage, lease, and utility payments. Based in part on the Company’s assessment of the uncertainty associated with its future operating performance created by the COVID-19 pandemic and related governmental responses, and the going concern uncertainty reflected in the Company’s financial statements, the Company believed in good faith that it met the eligibility requirements for the PPP Loan. If, despite the good-faith belief that given the Company’s circumstances all eligibility requirements for the PPP Loan were satisfied, it is later determined that the Company had violated any applicable laws or regulations or it is otherwise determined the Company was ineligible to receive the PPP Loan, it may be required to repay the PPP Loan in its entirety and/or be subject to additional penalties and potential liabilities.
The Company received total proceeds of $905 from the PPP Loan, which is due on April 9, 2022. In accordance with the requirements of the CARES Act, the Company will use the proceeds for payroll costs. Interest accrues on the PPP Loan at the rate of 0.98% per annum. Neither principal nor interest shall be due or payable during the six-month deferral period beginning on April 9, 2020. On June 11, 2020, the SBA extended the deferral period to 10 months. Commencing one month after the expiration of the deferral period and continuing on the same day of each month thereafter until the maturity date, the Company will pay to JPMorgan Chase Bank, N.A. monthly payments of principal and interest, each in such equal amount required to fully amortize the principal amount outstanding on the loan.
The Company may apply to JPMorgan Chase Bank, N.A., for loan forgiveness in an amount equal to the sum of payroll costs, covered mortgage interest payments, covered rent payments, and covered utilities during the eight weeks following disbursement on the PPP Loan. Not more than 25% of the forgiven amount may be for non-payroll costs. Forgiveness of the loan is only available for principal. Interest payable under the loan will not be forgiven but the SBA may pay the loan interest on forgiven amounts. On June 5, 2020, the Paycheck Protection Program Flexibility Act (the “PPP Flexibility Act”) was signed into law, extending the PPP Note forgiveness period from 8 weeks to 24 weeks after loan origination, reducing the required amount of payroll expenditures from 75% to 60%, removing the prior ban on borrowers taking advantage of payroll tax deferral after loan forgiveness and allowing for the amendment of the maturity date on existing loans from two years to five years. If the borrower does not apply for loan forgiveness within 10 months after the last day of the forgiveness period, loan payments are no longer deferred, and the borrower must begin making payments on the loan. The Company did not amend the maturity date but has applied for loan forgiveness under the terms of the PPP Loan and expects the loan to be recorded as income when legal forgiveness is obtained. While the Company believes that its use of the loan proceeds satisfied the conditions for forgiveness of the loan, the Company cannot guarantee that it has not or will not take actions that could cause the Company to be ineligible for forgiveness of the loan, in whole or in part.

Archer Aviation Inc.
Notes to Condensed Financial Statements (Unaudited)
(in thousands, except share and per share data)
The Company accounts for the PPP Loan as debt and will accrue interest over the term of the loan. As of March 31, 2021, the PPP Loan had an outstanding balance of $840 and $65 in notes payable and notes payable, net of current portion, respectively. The future principal payments under the PPP loan agreement as of March 31, 2021 were as follows:
Remaining 2021	$630
2022	275
$905

7.
Commitments and Contingencies

Operating Leases
The Company’s lease arrangements consist of one corporate facility lease and one short-term storage facility lease. The corporate facility lease expires in 2023 and does not contain an option to extend the lease. The Company’s short-term storage facility lease has a term of six months and expired in January of 2021. The Company extended its short-term lease for an additional three months but does not intend to extend it over one year from commencement. As such, the Company has elected the Short-Term Lease exemption and therefore, has not recognized right-of-use assets and lease liabilities that arise from short-term leases for any class of underlying asset.
On December 11, 2020, the Company entered into an agreement to lease approximately 14,660 square feet of R&D space for 30 months with an option to extend for one subsequent 12-month period. The Company obtained control of the leased property on January 11, 2021 and recognized the right-of-use asset and lease liability in January 2021.
On March 1, 2021, the Company entered into an agreement to sublease approximately 570 square feet of office space and 5,185 square feet of hangar space for 24 months with an option to extend for three subsequent 12-month periods. The Company obtained control of the leased property on March 1, 2021 and recognized the right-of-use asset and lease liability in March 2021.
The Company’s lease costs, weighted-average remaining lease term and weighted-average discount rate for each period ended March 31, 2021 and 2020, is as follows:
	Three Months Ended March 31,
	2021	2020
Operating lease cost	$343	$—
Short-term lease cost	25	—
Total lease cost	$368	$—
Weighted-average remaining lease term (in months)	26.88	—
Weighted-average discount rate	11.39%	—

Archer Aviation Inc.
Notes to Condensed Financial Statements (Unaudited)
(in thousands, except share and per share data)
The minimum aggregate future obligations under noncancelable operating leases as of March 31, 2021 were as follows:
Remaining 2021	$1,065
2022	1,458
2023	688
Future minimum lease payments	3,211
Less: Amount representing interest	(362)
Present value of future lease payments	$2,849
Supplemental cash information and non-cash activities related to right-of-use assets and lease liabilities are as follows:
	Three Months Ended March 31,
	2021	2020
Operating cash outflows from operating leases	$327	$—
Operating lease assets obtained in exchange for new lease liabilities	819	—
Letter of Credit
In conjunction with the Company’s operating lease, the Company entered into a standby letter of credit in favor of the Company’s lessor, in lieu of paying cash to the lessor to satisfy the security deposit requirements of the leased property. The standby letter of credit was issued on September 15, 2020 for an amount of $257 and expires on September 30, 2021. The letter of credit automatically renews for additional 12-month periods at each forfeiture date until September 1, 2023 unless cancelled by the Company.
Litigation
During the ordinary course of the Company’s business, it may be subject to legal proceedings, various claims, and litigation in the ordinary course of business. As of March 31, 2021 and December 31, 2020, the Company did not have any matters which would require it to accrue any liability regarding ongoing legal proceedings.
8.
Preferred and Common Stock

Preferred Stock
There were 18,193,515 shares of Series Seed redeemable convertible preferred stock (“Series Seed Preferred Stock”) authorized, issued and outstanding as of March 31, 2021 and December 31, 2020. There were 46,732,728 shares of Series A redeemable convertible preferred stock (“Series A Preferred Stock”) authorized and 46,267,422 shares issued and outstanding as of March 31, 2021 and December 31, 2020.
Common Stock
There were 155,000,000 shares of common stock authorized and 51,989,731 shares issued and outstanding as of March 31, 2021 and 143,677,090 shares of common stock authorized and 51,321,752 shares issued and outstanding as of December 31, 2020.
Preferred and Common Stock Rights
The rights, privileges, and preferences of the Company’s preferred and common stock as set forth in the Company’s Amended and Restated Certificate of Incorporation, dated July 16, 2020, are as follows:

Archer Aviation Inc.
Notes to Condensed Financial Statements (Unaudited)
(in thousands, except share and per share data)
Voting
The holders of preferred and common stock vote together and not as separate classes. Each holder of common stock is entitled to one vote for each share held by such holder. Each holder of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock are convertible. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock. Holders of common stock, exclusively and as a separate class, are entitled to elect three directors of the Company. Holders of Series A Preferred Stock, exclusively and as a separate class, are entitled to elect one director of the Company. Holders of Series Seed Preferred Stock are not entitled to vote for a director. There is no cumulative voting.
Dividends
The Company may not declare, pay or set aside any dividends unless the holders of preferred stock have first or simultaneously received a dividend. If declared, the dividend rate for the convertible preferred stock is defined as equal amount per share on an as-converted basis. Any dividends declared are noncumulative, and no dividends on preferred or common stock have been declared by the Board of Directors through March 31, 2021.
Preemptive Rights
If the Company proposes to offer any equity securities, securities convertible to equity securities, or options or warrants, subject to customary exceptions, any investor who holds at least 4,150,755 shares of registrable securities has the right to purchase their pro rata portion of such securities.
Redemption
The preferred stock is not redeemable at the option of the holder except in certain circumstances. Mandatory redemption occurs upon a redemption event, which is upon wind-up, dissolution, liquidation, insolvency, declaration of bankruptcy, or change in control. The contingent redemption upon a deemed liquidation event results in mezzanine equity classification (outside of permanent equity) on the Company’s balance sheets. In the event of a deemed liquidation event, if available proceeds are not sufficient to redeem all outstanding shares of preferred stock, the Company may redeem a pro rata portion of each holder’s shares of preferred stock to the extent of such available proceeds.
Conversion
Each share of Series Seed Preferred Stock and Series A Preferred Stock is convertible into one share of common stock as determined by dividing the applicable original issue price by the applicable conversion price in effect at the time of conversion (subject to appropriate adjustment in the event of a stock dividend, stock split, combination, or other similar recapitalization). The applicable original issue price and the applicable conversion price of each share of Series Seed Preferred Stock is $0.3300. The applicable original issue price and the applicable conversion price of each share of Series A Preferred Stock is $1.2046.
The Company will reserve the number of authorized shares of common stock sufficient to effect the conversion of all outstanding preferred stock, and if necessary, will increase its authorized but unissued shares of common stock to such number of shares sufficient to effect the conversion. All outstanding shares of preferred stock will be automatically converted into shares of common stock upon either a qualified initial public offering or in event of a mandatory conversion. The Series Seed Preferred Stock and Series A Preferred Stock will convert into common stock upon consummation of the Merger Agreement with Atlas and Merger Sub. Refer to Note 1 for more detail.

Archer Aviation Inc.
Notes to Condensed Financial Statements (Unaudited)
(in thousands, except share and per share data)
Liquidation
In the event of any voluntary or involuntary liquidation or deemed liquidation event such as dissolution or winding up, the holders of shares of preferred stock are entitled to receive distribution in an amount per share equal to the greater of (i) the applicable original issue price, plus any declared but unpaid dividend, or (ii) the amount per share had all shares of preferred stock been converted prior to such liquidation event, on a pari passu basis prior and in preference to any distribution to the holders of common stock. If upon any such liquidation event, the assets of the Company available for distribution is insufficient to pay the holders of shares of preferred stock, the amounts will be distributed among the holders of preferred stock pro rata, in proportion to the full amounts they would otherwise be entitled to receive. If the holders of preferred stock are paid in full, the remaining assets of the Company will be distributed pro rata to the holders of common stock based on the number of shares held by each holder.
9.
Stock-Based Compensation

2019 Stock Plan
In January 2021, the Company granted 1,269,289 incentive and nonstatutory stock options. As of March 31, 2021, the Company had 543,578 shares of common stock available for issuance under the 2019 Stock Plan.
A summary of our employee stock option activity is as follows:
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding as of January 1, 2021	11,167,089	$0.11	9.61	$136,988
Granted	1,203,981	$0.15
Exercised	(549,104)	$0.04		$7,460
Outstanding as of March 31, 2021	11,821,966	$0.12	9.43	$168,322
Exercisable as of March 31, 2021	1,897,648	$0.14	9.54	$26,980
Vested and expected to vest as of March 31, 2021	11,821,966	$0.12	9.43	$168,322
A summary of our non-employee stock option activity is as follows:
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding as of January 1, 2021	1,387,586	$0.15	9.84	$16,973
Granted	65,308	$0.15
Exercised	(118,875)	$0.15		$1,587
Outstanding as of March 31, 2021	1,334,019	$0.15	9.60	$18,956
Exercisable as of March 31, 2021	13,468	$0.15	9.66	$191
Vested and expected to vest as of March 31, 2021	1,334,019	$0.15	9.60	$18,956

Archer Aviation Inc.
Notes to Condensed Financial Statements (Unaudited)
(in thousands, except share and per share data)
A summary of our restricted stock activity is as follows:
	Number of Shares	Weighted Average Grant Price
Outstanding as of January 1, 2021	567,000	$0.04
Vested	(283,500)	$0.04
Outstanding as of March 31, 2021	283,500	$0.04
Determination of Fair Value
The assumptions used in the Black-Scholes option pricing model are provided in the following table.
	March 31, 2021	December 31, 2020
Risk-free interest rate:
Employee stock options	0.62%	0.52 — 1.52%
Non-employee stock options	1.08%	0.79%
Expected term (in years):
Employee stock options	6.32	6.02 — 6.32
Non-employee stock options	10.00	10.00
Expected volatility:
Employee stock options	87.94%	60.00 — 70.00%
Non-employee stock options	88.03%	60.00%
Dividend yield:
Employee stock options	0.00%	0.00%
Non-employee stock options	0.00%	0.00%
Grant date fair value per share:
Employee stock options	$13.65	$0.02 — $0.08
Non-employee stock options	$13.68	$0.10
The Company records stock-based compensation expense for stock-based compensation awards based on the fair value on the date of grant. The stock-based compensation expense is recognized ratably over the course of the requisite service period. The Company recognized stock-based compensation expense of $797 and $117 for employee and non-employees, respectively, for stock options and $11 for non-employees for restricted stock awards for the three months ended March 31, 2021. For the three months ended March 31, 2020, the Company recognized stock-based compensation expense of $3 related to stock options for employees. As of March 31, 2021, the total remaining stock-based compensation expense for unvested stock options was $16,202 and $912 for employees and non-employees, respectively, which are expected to be recognized over a weighted-average period of 1.8 and 1.3 years, for employee and non-employees, respectively. As of March 31, 2021, the total remaining stock-based compensation expense for restricted stock awards was $9 for non-employees, which is expected to be recognized over a weighted-average period of 0.1 years.
The Company has elected to account for forfeitures as they occur and will record stock-based compensation expense assuming all stockholders will complete the requisite service period. If an employee forfeits an award because they fail to complete the requisite service period, the Company will reverse stock-based compensation expense previously recognized in the period the award is forfeited.

Archer Aviation Inc.
Notes to Condensed Financial Statements (Unaudited)
(in thousands, except share and per share data)
The following table presents stock-based compensation expense included in each respective expense category in the statements of operations and other comprehensive loss:
	Three Months Ended March 31,
	2021	2020
Research and development	$681	$3
General and administrative	244	—
Total stock-based compensation expense	$925	$3
Collaboration and Warrant Agreements
United Airlines
On January 29, 2021, the Company entered into a purchase agreement and warrant agreement with United Airlines (“United”). Under the terms of the purchase agreement, United has a conditional purchase order for up to 200 Archer aircraft, with an option to purchase an additional 100 aircraft. The purchase agreement between Archer and United is subject to conditions that include, but are not limited to, the certification of Archer’s aircraft by the Federal Aviation Administration (“FAA”) and further negotiation and reaching mutual agreement on certain material terms. Archer issued 14,645,614 warrants to United to purchase shares of the Company’s common stock. Each warrant provides United with the right to purchase one share of Archer common stock at an exercise price of $0.01 per share. The warrants will vest in accordance with four milestones including the issuance of the warrant in conjunction with the execution of the purchase and collaboration arrangements, completion of a SPAC transaction by Archer, the certification of the aircraft by the FAA, and the sale of aircraft to United.
On January 29, 2021, a valuation of the Company’s common stock was performed, valuing the Company’s common stock at $13.35 per share. The value of the common stock was determined using a hybrid approach of the OPM and PWERM, with the PWERM weighted at 80% primarily based on management’s expectation of the planned merger as described in Note 1 and the OPM weighted at 20% due to uncertainties in the timing of other possible scenarios. The Company used the OPM to allocate value in a stay private scenario. Given the $0.01 exercise price, each warrant also had a fair value of $13.35 at the grant date.
The Company determined that as a result of signing the purchase agreement, United is a customer with the intention of obtaining the output of the Company’s ordinary activities (design and production of aircraft). United has not contracted to share in the risks and benefits of development of the aircraft, and United is not involved in the development of the aircraft. As a result, the Company accounts for the collaboration and purchase agreement under ASC 606, Revenue from Contracts with Customers. The Company identified the sale of each aircraft ordered by United as a separate performance obligation in the contract. As the performance obligations have not been satisfied, the Company has not recognized any revenue as of March 31, 2021.
With respect to the four milestones outlined above, the Company accounts for them as consideration payable to a customer under ASC 606 related to the future purchase of aircraft by United. Pursuant to ASC 718, the Company measured the grant date fair value of the warrants to be recognized upon the achievement of each of the four milestones and the vesting of the related warrants. The Company determined that the warrants will be classified as equity awards based on the criteria of ASC 480 and ASC 718.
Pursuant to ASC 606, consideration payable to the customer is generally accounted for as a reduction to revenue and recorded at the later of when (i) the entity recognizes revenue for the transfer of related goods, or (ii) the entity pays the consideration. Due to the nature of the four milestones, and the Company’s unique circumstances upon the actual or anticipated vesting dates as described below, the recognition pattern

Archer Aviation Inc.
Notes to Condensed Financial Statements (Unaudited)
(in thousands, except share and per share data)
and cost presentation of each will differ. For the first milestone, issuance of the warrant in conjunction with the execution of the purchase and collaboration arrangements, the Company has recorded the grant date fair value of the respective warrant tranche at the vesting date upon satisfaction of the milestone. The Company does not believe that the consideration payable for the first milestone was provided in exchange for a distinct good or service. Rather, the consideration was to induce United to commit to a contingent purchase agreement for an aircraft from the Company. The related costs for this milestone were recorded in other warrant expense in the statements of operations and comprehensive loss due to the absence of historical or probable future revenue. For the second milestone, the completion of the SPAC transaction by Archer, as it is not considered probable that certain events will occur, the Company will record the grant date fair value of the respective warrant tranche at the vesting date upon satisfaction of the milestone. The related costs for this milestone will be recorded in other warrant expense in the statements of operations and comprehensive loss due to the absence of historical or probable future revenue. For the third milestone, the certification of the aircraft by the FAA, the Company will assess whether it is probable that the award will vest at the end of every reporting period. If and when the award is deemed probable of vesting, the Company will begin capitalizing the grant date fair value of the associated warrant as an asset through the vesting date and subsequently amortize the asset as a reduction to revenue as it sells the new aircraft to United. For the fourth milestone, the sale of aircraft to United, the Company will record the cost associated with the vesting of each portion of warrants within this milestone as a reduction of the transaction price as revenue is recognized for each sale of the aircraft. As of March 31, 2021, the first milestone of execution of the collaboration agreement had been achieved, and the Company recorded the associated expense of $78,208 related to 5,858,246 warrants that vested.
FCA US LLC
On November 6, 2020, the Company entered into a collaboration agreement with FCA US LLC (“FCA”), in which both parties agreed to work together to complete a series of fixed duration collaboration projects to develop a prototype aircraft for Archer. In exchange for services to be provided by FCA under the collaboration agreement, the Company issued a warrant to FCA on November 6, 2020, in which FCA will have the right to purchase up to 1,660,302 shares of Archer’s common stock at an exercise price of $0.01 per share (subject to appropriate adjustment in the event of a stock dividend, stock split, combination, or other similar recapitalization). In September 2020, a valuation of the Company’s common and preferred stock was performed, valuing the Company’s common stock and Series A Preferred Stock at $0.15 and $1.20 per share, respectively. The warrant expires on November 6, 2025. Shares under the warrant are vested and earned based on the completion of specific aircraft development milestones identified under the collaboration agreement which are expected to be achieved through December 2022.
As the Company is currently in pre-revenue stage and is not generating any revenue from the collaboration agreement, all costs incurred with third parties are recorded based on the nature of the cost incurred. The Company accounts for the warrant in accordance with the provisions of ASC 718. The Company will assess whether it is probable that the award will vest for each of the seven milestones at the end of every reporting period. If and when the award is deemed probable of vesting, the Company will recognize compensation expense for the portion of the grant determined probable of vesting on a straight-line basis over the duration of each milestone. If services had been provided by FCA prior to management determining the milestone is probable of being achieved, a cumulative catch-up adjustment will be recorded for services performed in prior periods. Costs incurred under the collaboration agreement and warrant are associated with the research, design, and production and testing for the aircraft prototype and are recorded in R&D expense in the statements of operations and comprehensive loss. As services began in January 2021, no expense was recognized during the year ended December 31, 2020. During the three months ended March 31, 2021, the Company recorded $34 of expense related to the completion of two milestones, amounting to 232,442 shares that have vested.

Archer Aviation Inc.
Notes to Condensed Financial Statements (Unaudited)
(in thousands, except share and per share data)
10.
Income Taxes

The Company recognized an immaterial amount of income tax expense for the first quarter of 2021 resulting in an effective tax rate of 0% compared to an income tax expense of $0 for the first quarter of 2020 resulting in an effective tax rate of 0%. The effective tax rate is different from the federal statutory tax rate primarily due to a full valuation allowance against deferred tax assets.
In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Based upon the analysis of federal and state deferred tax balances, future tax projections, and the Company’s lack of taxable income in the carryback period, the Company recorded a valuation allowance against the federal and state deferred tax assets as of March 31, 2021 compared to a full valuation allowance against the Federal and state deferred tax assets as of March 31, 2020.
11.
401(k) Savings Plan

The Company maintains a 401(k) savings plan for the benefit of its employees. The Company makes matching contributions equal to 50% of each employee contribution, not to exceed $9 a year. All current employees are eligible to participate in the 401(k) savings plan. The Company’s matching contributions were approximately $129 and $59 for the three months ended March 31, 2021 and 2020, respectively.
12.
Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through August 10, 2021 which is the date the condensed financial statements were available to be reissued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.
On April 6, 2021, Wisk Aero LLC (“Wisk”) brought a lawsuit against Archer in United States District Court in the Northern District of California alleging misappropriation of trade secrets and patent infringement. Archer has placed an employee on paid administrative leave in connection with a government investigation and a search warrant issued to the employee, which Archer believes are focused on conduct prior to the employee joining Archer. Archer and three other Archer employees with whom the individual worked have received subpoenas relating to this investigation. Archer is cooperating with the investigation of the employee. On May 19, 2021, Wisk filed a motion for preliminary injunction and expedited discovery. On June 1, 2021, Archer filed a motion to dismiss and counterclaims and issued a press release in response to Wisk’s allegations. On June 15, 2021, Wisk amended its complaint, and the following day Archer filed a motion to dismiss the amended complaint. On June 23, 2021, Archer filed an opposition to the motion for preliminary injunction and issued a press release the following day. On July 13, 2021, Archer filed amended counterclaims. On July 22, 2021, the Court denied Wisk’s motion for preliminary injunction. On July 27, 2021, Wisk filed a motion to strike and dismiss certain of Archer's amended counterclaims. Archer cannot predict the timing or outcome of the litigation or federal government investigation. As of August 10, 2021, the investigation was ongoing. Archer cannot predict the timing or probability of the outcome or range of reasonably possible loss, if any, but a negative result could have a material adverse effect on Archer’s financial position, liquidity, operations, and cash flows.
On July 9, 2021, Archer Aviation Inc., as the borrower, entered into a Loan and Security Agreement with Silicon Valley Bank (“SVB”) and SVB Innovation Credit Fund VIII, L.P. (“SVB Innovation”) as the lenders, and SVB as the collateral agent. The total principal amount of the loans is $20,000 (the “Term Loans”), and all obligations due under the Term Loans are collateralized by all of Archer’s right, title and interest in and to its specified personal property in favor of the Collateral Agent. The interest rate on the

Archer Aviation Inc.
Notes to Condensed Financial Statements (Unaudited)
(in thousands, except share and per share data)
loans is a floating rate per annum equal to the greater of (1) 8.5% and (2) the Prime Rate plus the Prime Rate Margin, which increases by 2% per annum upon the occurrence of an event of default. The Term Loans are subject to a final payment fee ranging between zero and 5.5 percent of the original aggregate principal amount depending on the timing of repayment and whether the SPAC transaction occurs.
Additionally, in conjunction with the issuance of the Term Loans, the Company agreed to issue 211,641 warrants to SVB and 211,641 warrants to SVB Innovation, totaling 423,282 warrants. The warrants have an exercise price of $17.30 per share and expire on the tenth anniversary of the issuance date. The number and exercise price of the warrants are subject to adjustment if the Atlas merger closing occurs on or before October 10, 2021 (the “Outside Date”). Specifically, if the Atlas merger occurs by the Outside Date, the warrants become public warrants, and become 732,280 shares at the exercise price of $11.50. The Company is still assessing the accounting treatment of the warrants and expects to finalize its assessment of the accounting treatment prior to the Closing.
On July 29, 2021, Atlas, Merger Sub and Archer entered into an amendment to the Business Combination Agreement to amend certain terms and conditions, including revising the Equity Value from $2,525 million to $1,480 million.

Annex A-1
BUSINESS COMBINATION AGREEMENT
BY AND AMONG
ATLAS CREST INVESTMENT CORP.,
ARTEMIS ACQUISITION SUB INC.,
AND
ARCHER AVIATION INC.
DATED AS OF FEBRUARY 10, 2021

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ANNEXES AND EXHIBITS
Annex A	PIPE Investors
Annex B	Supporting Company Stockholders
Exhibit A	Form of PIPE Subscription Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Transaction Support Agreement
Exhibit D	Post-Closing Atlas Governing Documents Term Sheet
Exhibit E	Incentive Equity Plan Term Sheet

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BUSINESS COMBINATION AGREEMENT
This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of February 10, 2021, is made by and among Atlas Crest Investment Corp., a Delaware corporation (“Atlas”), Artemis Acquisition Sub Inc., a Delaware corporation (“Merger Sub”), and Archer Aviation Inc., a Delaware corporation (the “Company”). Atlas, Merger Sub, and the Company shall be referred to herein from time to time individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.
WHEREAS, (a) Atlas is a blank check company incorporated as a Delaware corporation on August 26, 2020 for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses, and (b) Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of Atlas that was formed for purposes of consummating the transactions contemplated by this Agreement and the applicable Ancillary Documents;
WHEREAS, pursuant to the Governing Documents of Atlas, Atlas is required to provide an opportunity for its stockholders to have their outstanding Atlas Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Atlas Stockholder Approval;
WHEREAS, as of the date of this Agreement, Atlas Crest Investment LLC, a Delaware limited liability company (the “Atlas Sponsor”), owns 12,500,000 Atlas Class B Shares;
WHEREAS, concurrently with the execution of this Agreement, the Atlas Sponsor, Atlas, the Company and certain individuals being party thereto are entering into a sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which the Atlas Sponsor and/or each such other individual, as applicable, has agreed to, among other things, (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Merger), (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of Atlas or any other anti-dilution or similar protection with respect to the Atlas Class B Shares (whether resulting from the transactions contemplated by the PIPE Subscription Agreements or otherwise), (c) be bound by certain transfer restrictions with respect to its shares of Atlas Class B Shares prior to the Closing and (d) terminate certain lock-up provisions of that certain Letter Agreement dated as of October 27, 2020, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;
WHEREAS, on the Closing Date, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, the Company will be a wholly-owned Subsidiary of Atlas, and each Company Common Share (including Company Common Shares resulting from the Company Preferred Conversion) will be automatically converted as of the Effective Time into the right to receive a portion of the Adjusted Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”);
WHEREAS, it is intended for U.S. federal and applicable state and local income Tax purposes that the Merger will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). By executing this Agreement, the Parties hereby adopt a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and intend to file the statement required by Treasury Regulations Section 1.368-3(a);
WHEREAS, concurrently with the execution of this Agreement, each of the investors set forth on Annex A hereto (the “PIPE Investors”) is entering into a subscription agreement, substantially in the form attached hereto as Exhibit A (collectively, the “PIPE Subscription Agreements”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase on the Closing Date, and Atlas has agreed to issue and sell to each such PIPE Investor on the Closing Date, the number of Atlas New Class A Shares set forth in the applicable PIPE Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under all PIPE Subscription Agreements, collectively, the “PIPE Financing”), in each case, on the terms and subject to the conditions set forth in the applicable PIPE Subscription Agreement;

A-1-4

WHEREAS, at the Closing, each of Atlas, the Atlas Sponsor and certain of the Company Stockholders shall enter into a registration rights agreement, substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which, among other things, each of the Atlas Sponsor and such Company Stockholders (a) will agree not to effect any sale or distribution of any Equity Securities of Atlas held by any of them during the lock-up period described therein and (b) will be granted certain registration rights with respect to their respective Atlas Shares, in each case, on the terms and subject to the conditions set forth therein;
WHEREAS, the board of directors of Atlas (the “Atlas Board”) has (a) determined that it is fair to and in the best interests of Atlas and the stockholders of Atlas, and declared it advisable, to enter into this Agreement, the Ancillary Documents to which Atlas is or will be a party and to consummate the transactions contemplated hereby and thereby (including the Merger), (b) adopted and approved the execution, delivery and performance by Atlas of this Agreement, the Ancillary Documents to which Atlas is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (c) resolved to recommend that the holders of Atlas Shares entitled to vote thereon vote in favor of each Transaction Proposal, and (d) directed that each Transaction Proposal be submitted to the holders of Atlas Shares for approval;
WHEREAS, the board of directors of Merger Sub has (a) determined that it is fair to and in the best interests of Merger Sub and Atlas (as its sole stockholder), and declared it advisable, to enter into this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and to consummate the transactions contemplated hereby and thereby (including the Merger), (b) adopted and approved the execution, delivery and performance by Merger Sub of this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (c) resolved to recommend that Atlas (as its sole stockholder) adopt this Agreement, and (d) directed that this Agreement be submitted to Atlas (as its sole stockholder) for adoption;
WHEREAS, Atlas, as the sole stockholder of Merger Sub, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);
WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is fair to and in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, the Ancillary Documents to which the Company is or will be a party and to consummate the transactions contemplated hereby and thereby (including the Merger), (b) adopted and approved the execution, delivery and performance by the Company of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (c) resolved to recommend that the Company Stockholders entitled to vote thereon adopt this Agreement, and (d) directed that this Agreement be submitted to the Company Stockholders for adoption;
WHEREAS, as promptly as reasonably practicable (and in any event, within one (1) Business Day) following the date of this Agreement, each Company Stockholder set forth on Annex B hereto (collectively, the “Supporting Company Stockholders”) will duly execute and deliver to Atlas a transaction support agreement, substantially in the form attached hereto as Exhibit C (collectively, the “Transaction Support Agreements”), pursuant to which each such Supporting Company Stockholder will agree to, among other things, (a) support and vote in favor of the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), and approve and effect the Company Preferred Conversion, as applicable, and (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing; and
WHEREAS, as promptly as reasonably practicable (and in any event, within one (1) Business Days) following the date of this Agreement, the holder of the United Warrant will duly execute and deliver to Atlas a Transaction Support Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

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ARTICLE 1
CERTAIN DEFINITIONS
Section 1.1   Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
“Additional Atlas SEC Reports” has the meaning set forth in Section 4.7.
“Adjusted Equity Value” means (a) the Equity Value, plus (b) the Aggregate Company Options Exercise Price, plus (c) the Aggregate Company Warrants Exercise Price.
“Adjusted Transaction Share Consideration” means an aggregate number of Atlas New Class B Shares equal to (a) the Adjusted Equity Value, divided by (b) the Atlas Share Value.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received by the Atlas Parties in respect of the PIPE Financing (whether prior to or on the Closing Date). For the avoidance of doubt, any cash proceeds received by Atlas or any of its Affiliates in respect of any amounts funded under a PIPE Subscription Agreement prior to the Closing Date shall constitute, and be taken into account for purposes of determining, the Aggregate Closing PIPE Proceeds (without, for the avoidance of doubt, giving effect to, or otherwise taking into account the use of any such proceeds).
“Aggregate Company Options Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Company Options (whether or not vested) if all such Company Options were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept). For the avoidance of doubt, all references to the exercise price of Company Options shall be to the exercise price of the applicable Company Option immediately prior to the Effective Time, in accordance with the applicable option agreement.
“Aggregate Company Warrants Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Company Warrants (whether vested or unvested) if all Company Warrants were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept). For the avoidance of doubt, all references to the exercise price of Company Warrants shall be to the exercise price of the applicable Company Warrant immediately prior to the Effective Time, in accordance with the applicable warrant agreement.
“Aggregate Transaction Proceeds” means an amount equal to the sum of (a) the aggregate cash proceeds available for release to any Atlas Party (or any designees thereof) from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to the Atlas Stockholder Redemption) and (b) the Aggregate Closing PIPE Proceeds.
“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.
“Allocation Schedule” has the meaning set forth in Section 2.3.
“Alternative Transaction Structure” has the meaning set forth in Section 5.5(a).
“Ancillary Documents” means the Registration Rights Agreement, the Sponsor Letter Agreement, the PIPE Subscription Agreements, the Transaction Support Agreements and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.
“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering.

A-1-6

“Atlas” has the meaning set forth in the introductory paragraph to this Agreement.
“Atlas Acquisition Proposal” means (a) any transaction or series of related transactions under which Atlas or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, Equity Securities or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) or (b) any equity or similar investment in Atlas or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute an Atlas Acquisition Proposal.
“Atlas Board” has the meaning set forth in the recitals to this Agreement.
“Atlas Board Recommendation” has the meaning set forth in Section 5.8.
“Atlas Class A Shares” means, at all times prior to the Effective Time, shares of Atlas’ Class A common stock, par value $0.0001 per share.
“Atlas Class B Shares” means, at all times prior to the Effective Time, shares of Atlas’ Class B common stock, par value $0.0001 per share.
“Atlas D&O Persons” has the meaning set forth in Section 5.14(a).
“Atlas Designee” has the meaning set forth in Section 5.16(c).
“Atlas Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Atlas on the date of this Agreement.
“Atlas Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to the Company or any Company Stockholder pursuant to the terms of this Agreement or any Ancillary Document) by an Atlas Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, placement agents, or other agents or service providers of any Atlas Party and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Atlas Party pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Atlas Expenses shall not include any Company Expenses.
“Atlas Financial Statements” means all of the financial statements of Atlas included in the Atlas SEC Reports.
“Atlas Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers) and Section 4.6 (Capitalization of the Atlas Parties).
“Atlas Incentive Equity Plan” has the meaning set forth in Section 5.18.
“Atlas Liabilities” means, as of any determination time, the aggregate amount of Liabilities that are actually due and payable by the Atlas Parties as of such time. Notwithstanding the foregoing or anything to the contrary herein, Atlas Liabilities shall not include (a) any Atlas Expenses, (b) any Liabilities of the Atlas Parties that have been paid or otherwise satisfied or (c) any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing.
“Atlas Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, is reasonably likely to, individually or in

A-1-7

the aggregate, prevent or materially delay (or has so prevented or materially delayed) the ability of any Atlas Party to consummate the Merger in accordance with the terms of this Agreement.
“Atlas New Class A Shares” means, at all times at or after the Effective Time, shares of Atlas’ Class A common stock, par value $0.0001 per share.
“Atlas New Class B Shares” means, at all times at or after the Effective Time, shares of Atlas’ Class B common stock, par value $0.0001 per share.
“Atlas Parties” means, collectively, Atlas and Merger Sub.
“Atlas Related Parties” has the meaning set forth in Section 4.9.
“Atlas Related Party Transactions” has the meaning set forth in Section 4.9.
“Atlas SEC Reports” has the meaning set forth in Section 4.7.
“Atlas Share Value” means $10.00.
“Atlas Shares” means (a) at all times prior to the Effective Time, collectively, the Atlas Class A Shares and the Atlas Class B Shares and (b) at or at all times at or after the Effective Time, the Atlas New Class A Shares and the Atlas New Class B Shares. Any reference to Atlas Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.
“Atlas Sponsor” has the meaning set forth in the recitals to this Agreement.
“Atlas Stockholder Approval” means, collectively, the Required Atlas Stockholder Approval and the Other Atlas Stockholder Approval.
“Atlas Stockholder Redemption” means the right of the holders of Atlas Class A Shares to redeem all or a portion of their Atlas Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in the Governing Documents of Atlas.
“Atlas Stockholders Meeting” has the meaning set forth in Section 5.8.
“Atlas Warrants” means each warrant to purchase one Atlas Class A Share (or, following the Effective Time, one Atlas New Class A Share) at a price of $11.50 per share, subject to adjustment.
“Aviation Authority” means any Governmental Entity that is vested with the control and supervision of, or has jurisdiction over, the registration, airworthiness, design, production, operation or maintenance of any aircraft, or other matters relating to civil or military aviation, including the FAA, the United States Department of Transportation and equivalent foreign governmental and quasi-governmental authorities, including civil aviation authorities in the relevant jurisdiction.
“Aviation Authorizations” means all type certificates, production certificates, parts manufacturing approvals, source approval requests, production verification audits, air carrier certificates, operator certificates, air agency certificates required to perform any work being performed by the Company or to engage in the operations conducted by the Company and other registrations, authorizations and certificates required by any Aviation Authority.
“Business” means the business of, directly or indirectly, designing, producing, developing, marketing, licensing, selling, distributing, providing or performing urban air mobility services or products (including eVTOL aircrafts), and any other services or products incidental or attendant thereto.
“Business Combination Proposal” has the meaning set forth in Section 5.8.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.
“Business Intellectual Property” has the meaning set forth in Section 3.13(c).

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“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act and any similar or conforming legislation in any U.S. jurisdiction, and any subsequent legislation relating to COVID-19.
“CBA” means any collective bargaining agreement or other Contract with any labor union, labor organization, or works council.
“Certificate of Merger” has the meaning set forth in Section 2.1(b).
“Certificates” has the meaning set forth in Section 2.1(h).
“Certified Allocation Schedule” has the meaning set forth in Section 2.6(c).
“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, or any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document). Notwithstanding the foregoing or anything to the contrary herein, the Atlas Shares to be issued in respect of or that will become subject to, as applicable, the Exchanged Options or Company Restricted Shares at the Effective Time on the terms and subject to the conditions of this Agreement shall not constitute Change of Control Payments.
“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person, (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clauses (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (c) under which any Persons(s) makes any equity or similar investment in another Person.
“Closing” has the meaning set forth in Section 2.2.
“Closing Company Financial Statements” has the meaning set forth in Section 3.4(b).
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Filing” has the meaning set forth in Section 5.4(b).
“Closing Press Release” has the meaning set forth in Section 5.4(b).
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the introductory paragraph to this Agreement.
“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company or any of its controlled Affiliates or (ii) all or a material portion of assets, Equity Securities or businesses of the Company or any of its controlled Affiliates (in the case of each of clauses (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates (other than the issuance of the applicable class of shares of capital stock of the Company upon the exercise or conversion of any Company Options or any Company RSUs outstanding on the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement).

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Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.
“Company Board” has the meaning set forth in the recitals to this Agreement.
“Company Board Recommendation” has the meaning set forth in Section 5.13.
“Company Common Shares” means shares of common stock, par value $0.0001 per share, of the Company designated as “Common Stock” pursuant to the Amended and Restated Certificate of Incorporation of the Company, as amended; provided that, immediately from and after the Company Preferred Conversion, “Company Common Shares” shall be deemed (including for all purposes under Article 2) to include (a) the Company Common Shares issued in connection with the Company Preferred Conversion and (b) the Company Restricted Shares.
“Company D&O Persons” has the meaning set forth in Section 5.15(a).
“Company Designee” has the meaning set forth in Section 5.16(c).
“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Atlas by the Company on the date of this Agreement.
“Company Equity Award” means, as of any determination time, each Company Option, each Company RSUs, each Company Restricted Share and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company of rights of any kind to receive any Equity Security of the Company or the value of which is determined with reference to any equity security of the Company, in either case, under any Company Equity Plan or otherwise that is outstanding. Notwithstanding the foregoing or anything herein to the contrary, Company Equity Awards shall not include any award contemplated by Section 5.18.
“Company Equity Plan” means the Archer Aviation Inc. 2019 Stock Plan, as amended, and each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company of rights of any kind to receive Equity Securities of the Company or benefits measured in whole or in part by reference to Equity Securities of the Company.
“Company Equityholders” means, collectively, the Company Stockholders, the holders of Company Equity Awards and the holders of Company Warrants, in each case, as of any determination time prior to the Effective Time.
“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything herein to the contrary, Company Expenses shall not include any Atlas Expenses.
“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a) and Section 3.2(d) (Capitalization of the Company), Section 3.3 (Authority), Section 3.8(a) and Section 3.8(b)(iii) (Absence of Changes), and Section 3.17 (Brokers).
“Company IT Systems” means all computer systems, Software and hardware, communication systems, workstations, end-user devices, co-location facilities and equipment, routers, hubs, switches, servers, network equipment, electronic data processing, information, record keeping, communications, telecommunications,

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networks, platforms, circuits, peripherals and other systems and related documentation, including any outsourced systems and processes, in each case, used, owned, licensed or leased by the Company.
“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than the Company) that is licensed to the Company.
“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Company, or (b) the ability of the Company to consummate the Merger in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which the Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, the execution or public announcement of this Agreement, (viii) any failure by the Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (ix) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the Company relative to other participants operating in the industries or markets in which the Company operates.
“Company Option” means, as of any determination time, each option to purchase Company Common Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise. For the avoidance of doubt, Company Options shall not include Founder Grants.
“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Company.
“Company Preferred Conversion” has the meaning set forth in Section 5.13(c).
“Company Preferred Shares” means, collectively, shares of preferred stock, par value $0.0001 per share, of the Company designated as “Series Seed Preferred Stock” and “Series A Preferred Stock” pursuant to the Amended and Restated Certificate of Incorporation of the Company, as amended.
“Company Product” means all products or services, including (a) urban air mobility services or products (including eVTOL aircrafts), (b) Software products, tools, or applications, and (c) any of the foregoing

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currently in development, in the case of each of clauses (a), (b) and (c), from which the Company has derived preceding the date hereof, is currently deriving, expects to derive, or subsequently derives, revenue from the sale, license, subscription, distribution, provision, performance, support, or maintenance thereof.
“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed by or in the name of the Company.
“Company Related Party” has the meaning set forth in Section 3.19.
“Company Related Party Transactions” has the meaning set forth in Section 3.19.
“Company Restricted Shares” shall mean outstanding Company Common Shares (including shares acquired by the early exercise of a Company Option) that are unvested or are subject to a repurchase option or a risk of forfeiture.
“Company RSUs” means, as of any determination time, each restricted stock unit award that is outstanding with respect to Company Common Shares, whether granted under a Company Equity Plan or otherwise.
“Company Shares” means, collectively, the Company Preferred Shares and the Company Common Shares.
“Company Stockholder Written Consent” has the meaning set forth in Section 5.13(b).
“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 5.13(b).
“Company Stockholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.
“Company Stockholders Agreements” means, collectively, (a) that certain Amended and Restated Investors’ Rights Agreement, dated as of July 22, 2020, by and among the Company and the other parties thereto, as amended, (b) that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of July 22, 2020, by and among the Company and the other parties thereto, and (c) that certain Amended and Restated Voting Agreement, dated as of July 22, 2020, by and among the Company and the other parties thereto.
“Company Warrants” means any warrants to acquire Equity Securities of the Company, including (a) the United Warrant and (b) the Stellantis Warrant.
“Confidentiality Agreement” means that certain Confidentiality Agreement in effect between the Company and Atlas.
“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.
“Contract” or “Contracts” means any written agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.
“Conversion Written Consent” has the meaning set forth in Section 5.13(c).
“Conversion Written Consent Deadline” has the meaning set forth in Section 5.13(c).
“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.
“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.
“Creator” has the meaning set forth in Section 3.13(d).
“D&O Policy” has the meaning set forth in Section 5.15(c).

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“Designated Material Contracts” has the meaning set forth in Section 5.1(b)(viii).
“DGCL” has the meaning set forth in the recitals to this Agreement.
“Dissenting Shares” has the meaning set forth in Section 2.6.
“Dissenting Stockholder” has the meaning set forth in Section 2.6.
“Effective Time” has the meaning set forth in Section 2.1(b).
“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each pension, retirement, equity or equity-based compensation, profit sharing, savings, bonus, incentive, commission, employment, consulting, stock option or stock purchase, severance, change in control, retention, deferred compensation, welfare, accident, disability, health, salary continuation, vacation, sick pay or paid time off, and any other benefit or compensatory plan, program, policy, agreement, arrangement, or Contract that the Company maintains, sponsors or contributes to, or under or with respect to which the Company has any potential or actual Liability, including on account of an ERISA Affiliate.
“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or public or worker health or safety.
“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
“Equity Value” means $2,525,000,000.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person that, together with the Company, is (or at any relevant time has been or would be) treated as a single employer under Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Agent” has the meaning set forth in Section 2.5(a).
“Exchange Agent Agreement” has the meaning set forth in Section 2.5(a).
“Exchange Fund” has the meaning set forth in Section 2.5(b).
“Exchange Ratio” means the Per Share Equity Value divided by the Atlas Share Value.
“Exchanged Option” has the meaning set forth in Section 2.4(a).
“Exchanged RSU” has the meaning set forth in Section 2.4(d).
“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.
“Financial Statements” has the meaning set forth in Section 3.4(a).
“Founder Grants” has the meaning set forth in Exhibit E.
“Fraud” means common law fraud with an intention to deceive.
“Fully Diluted Shares Outstanding” means (a) the aggregate number of Company Shares (for clarity, after having given effect to the Company Preferred Conversion) outstanding immediately prior to the Effective Time (other than Company Shares owned by the Company which are to be cancelled and retired in accordance with Section 2.1(i)), plus (b) the aggregate number of Company Common Shares issuable upon the exercise in full of all Company Options (whether vested or unvested) outstanding immediately prior to the Effective Time, plus (c) the aggregate number of Company Common Shares issuable upon the exercise in

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full of all Company Warrants (whether vested or unvested) outstanding immediately prior to the Effective Time. For the avoidance of doubt, the Founder Grants and the Company RSUs shall not be included in the calculation of “Fully Diluted Shares Outstanding.”
“GAAP” means United States generally accepted accounting principles.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.
“Government Contract” means any Contract (a) between the Company and any Governmental Entity for the delivery of supplies or provision of services by the Company or (b) by or between the Company as a subcontractor at any tier and any other Person, including resellers and distributors, in connection with any Contract with a Governmental Entity.
“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).
“Governmental Sponsor” means any (a) Governmental Entity or (b) university, college, other educational institution, research center, nonprofit organization, or private source.
“Hazardous Substance” means any material, substance or waste that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, radiation, or radon.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“Illustrative Allocation Schedule” has the meaning set forth in Section 2.3.
“Incentive Stock Option” means a Company Option intended to be an “incentive stock option” (as defined in Section 422 of the Code).
“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.
“Intellectual Property Rights” means all intellectual property rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, patent disclosures, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing

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(collectively, “Marks”); (c) copyrights and works of authorship, copyrightable works, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions (whether patentable or not, and whether or not reduced to practice), ideas, formulae, source code, compositions, processes and techniques, methods, methodologies, algorithms, research and development information, drawings, specifications, architectures, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”); (e) rights in or to Software or other technology; and (f) any other intellectual property rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.
“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.
“Investment Company Act” means the Investment Company Act of 1940.
“IPO” has the meaning set forth in Section 8.18.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).
“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law and fiduciary duties), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.
“Leased Real Property” has the meaning set forth in Section 3.18(b).
“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).
“Marks” has the meaning set forth in the definition of Intellectual Property Rights.
“Material Contracts” has the meaning set forth in Section 3.7(a).
“Material Permits” has the meaning set forth in Section 3.6.
“Merger” has the meaning set forth in Section 2.1(a).
“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.
“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.
“Newco” has the meaning set forth in Section 5.5(a).
“NYSE” means the New York Stock Exchange.
“NYSE Proposal” has the meaning set forth in Section 5.8.
“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the Company on a non-exclusive basis under standard terms and conditions and that has a total replacement cost of less than $100,000.
“Officers” has the meaning set forth in Section 5.16(a).
“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

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“Other Atlas Stockholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of Atlas Shares entitled to vote thereon, whether in person or by proxy at the Atlas Stockholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of Atlas and applicable Law.
“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.
“Parties” has the meaning set forth in the introductory paragraph to this Agreement.
“Patents” has the meaning set forth in the definition of Intellectual Property Rights.
“PCAOB” means the Public Company Accounting Oversight Board.
“PEO Plan” means each Employee Benefit Plan maintained by a professional employer organization for the purpose of providing compensation or benefits to any employee of the Company.
“Per Share Equity Value” means the quotient of (a) the Adjusted Equity Value divided by (b) the Fully Diluted Shares Outstanding.
“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits, certificates, exemptions, waivers, or deviations issued by a Governmental Entity.
“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) of record affecting title to such real property that do not prohibit or materially interfere with the Company’s use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the business of the Company and do not prohibit or materially interfere with the Company’s use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable; (f) grants by the Company of non-exclusive rights in Intellectual Property Rights in the ordinary course of business consistent with past practice; and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.
“Personal Data” means any data or information in the possession or control of the Company classified as “personal data,” “personal information,” “nonpublic personal information,” or other similar terms, or that is otherwise subject to, applicable Laws or any published privacy policies of the Company.
“PIPE Financing” has the meaning set forth in the recitals to this Agreement.
“PIPE Investors” has the meaning set forth in the recitals to this Agreement.
“PIPE Subscription Agreements” has the meaning set forth in the recitals to this Agreement.
“Post-Closing Atlas Bylaws” has the meaning set forth in Section 2.1(e).
“Post-Closing Atlas Certificate of Incorporation” has the meaning set forth in Section 2.1(e).

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“Post-Closing Atlas Governing Documents” means, collectively, (a) the Post-Closing Atlas Certificate of Incorporation and (b) the Post-Closing Atlas Bylaws.
“PPACA” has the meaning set forth in Section 3.11(c).
“PPP Escrow Fund” has the meaning set forth in Section 5.22.
“PPP Escrow Remainder” has the meaning set forth in Section 5.22.
“PPP Lender” means JPMorgan Chase Bank, N.A.
“PPP Loan” means the loan made to the Company by the PPP Lender pursuant to the PPP Loan Agreement, for the principal amount of $905,207.00, pursuant to the requirements of the Paycheck Protection Program under the CARES Act.
“PPP Loan Agreement” means that certain Note, dated as of April 9, 2020, executed by the Company in favor of the PPP Lender.
“Pre-Closing Atlas Governing Documents” means, collectively, (a) the Amended and Restated Certificate of Incorporation of Atlas, dated as of October 29, 2020, and (b) the Amended & Restated Bylaws of Atlas, adopted as of October 29, 2020.
“Pre-Closing Atlas Stockholders” means the holders of Atlas Shares as of any determination time prior to the Effective Time.
“Privacy and Data Security Policies” has the meaning set forth in Section 3.20(a).
“Privacy and Security Requirements” means any of the following to the extent relating to the Processing of Personal Data: (a) all applicable Laws; (b) the Company’s own published privacy policies; and (c)applicable provisions of Contracts to which the Company is legally bound.
“Proceeding” means any lawsuit, litigation, action, audit, examination or investigation, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.
“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).
“Prospectus” has the meaning set forth in Section 8.18.
“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.
“Public Stockholders” has the meaning set forth in Section 8.18.
“Real Property Leases” means all leases, sub-leases, licenses, concessions or other agreements, in each case, pursuant to which the Company leases, sub-leases or otherwise uses or occupies any Leased Real Property.
“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights, Internet domain name registrations, industrial design registrations and applications, and mask work registrations and applications.
“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

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“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of Atlas.
“Representatives” means (a) with respect to any Party or other Person (in each case, other than the Company prior to the Closing), such Party’s or Person’s, as applicable, Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives, and (b) with respect to the Company prior to the Closing, the Company’s Affiliates and the Company’s and its Affiliates’ respective equityholders, directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives.
“Required Atlas Stockholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of Atlas Shares entitled to vote thereon, whether in person or by proxy at the Atlas Stockholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of Atlas and applicable Law.
“Required Governing Document Proposal” has the meaning set forth in Section 5.8.
“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the NYSE Proposal and the Required Governing Document Proposal.
“Resale Shelf Registration Statement” has the meaning set forth in Section 5.7(b).
“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations such other controls administered by the U.S. Customs and Border Protection, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“Schedules” means, collectively, the Company Disclosure Schedules and the Atlas Disclosure Schedules.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933.
“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.
“Security Incident” means actions that result in an actual or suspected likely cyber or security incident on the confidentiality, integrity, or availability of a Company IT System, Personal Data, any Company trade secret, or any proprietary or confidential information. A Security Incident includes incidents of security breaches or intrusions, denial of service, or unauthorized entry, access, collection, use, processing, storage, sharing, distribution, transfer, or destruction of, any Company IT Systems, Personal Data, Company trade secrets, or any proprietary or confidential information, or any loss, unauthorized distribution, compromise or disclosure of any of the foregoing.
“Signing Filing” has the meaning set forth in Section 5.4(b).
“Signing Press Release” has the meaning set forth in Section 5.4(b).
“Software” shall mean any and all (a) computer programs, applications and software, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code or executable code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

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“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.
“Stellantis Warrant” means that certain warrant exercisable into up to 1,660,302 shares of Company Common Shares, issued to FCA US LLC on November 6, 2020.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Supporting Company Stockholders” has the meaning set forth in the recitals to this Agreement.
“Surviving Company” has the meaning set forth in Section 2.1(a).
“Surviving Company Share” has the meaning set forth in Section 2.1(g).
“Tax” means any United States federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatsoever, whether disputed or not, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto.
“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.
“Tax Proceeding” has the meaning set forth in Section 3.16(c).
“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed or required to be filed with any Governmental Entity, including any amendment of any of the foregoing.
“Termination Date” has the meaning set forth in Section 7.1(d).
“Transaction Litigation” has the meaning set forth in Section 5.2(e).
“Transaction Proposals” has the meaning set forth in Section 5.8.
“Transaction Support Agreement Deadline” has the meaning set forth in Section 5.13(a).
“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.
“Trust Account” has the meaning set forth in Section 8.18.
“Trust Account Released Claims” has the meaning set forth in Section 8.18.
“Trust Agreement” has the meaning set forth in Section 4.8.
“Trustee” has the meaning set forth in Section 4.8.
“Unforgiven PPP Loan Amount” has the meaning set forth in Section 5.22.

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“United Warrant” means that certain warrant exercisable into up to 14,645,614 shares of Company Common Shares, issued to United Airlines, Inc. on January 29, 2021.
“Unpaid Atlas Expenses” means the Atlas Expenses that are unpaid as of immediately prior to the Closing.
“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.
“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Option.
“Unvested Company RSUs” means each Company RSU outstanding as of immediately prior to the Effective Time that is not a Vested Company RSU.
“Vested Company RSU” means each Company RSU outstanding as of immediately prior to the Effective Time that is vested as of immediately prior to the Effective Time or will vest solely as a result of the consummation of the Merger.
“Vested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is vested as of immediately prior to the Effective Time or will vest solely as a result of the consummation of the Merger.
“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as similar foreign, state or local Laws.
“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such an act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.
ARTICLE 2
MERGER
Section 2.1   The Merger.
(a)   On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, Merger Sub shall merge with and into the Company (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the “Surviving Company”).
(b)   At the Closing, the Parties shall cause a certificate of merger, in a form reasonably satisfactory to the Company and Atlas (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by Atlas and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).
(c)   The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL.
(d)   At the Effective Time, the Governing Documents of Merger Sub shall be the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.
(e)   At the Closing, Atlas shall (a) subject to obtaining the Required Atlas Stockholder Approval, amend and restate, effective as of the Effective Time, the certificate of incorporation of Atlas with such terms and conditions set forth on Exhibit D (the “Post-Closing Atlas Certificate of Incorporation”), pursuant

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to which, among other things, Atlas shall have a dual-class structure with (i) Atlas New Class A Shares that will carry voting rights in the form of one (1) vote per such share and (ii) Atlas New Class B Shares that will carry voting rights in the form of ten (10) votes per such share, in the case of each of the Atlas New Class A Shares and the Atlas New Class B Shares, on the terms set forth in the Post-Closing Atlas Certificate of Incorporation, and (b) amend and restate the bylaws of Atlas with such terms and conditions set forth on Exhibit D (the “Post-Closing Atlas Bylaws”).
(f)   At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
(g)   At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001, of the Surviving Company (each such share, a “Surviving Company Share”).
(h)   At the Effective Time (and, for the avoidance of doubt, following the Company Preferred Conversion), by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Common Share (including Company Common Shares resulting from the Company Preferred Conversion, but excluding any Dissenting Shares and the Company Common Shares cancelled and extinguished pursuant to Section 2.1(i)) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted, based on the Exchange Ratio, into the right to receive the number of Atlas New Class B Shares set forth on the Allocation Schedule. From and after the Effective Time, each Company Stockholder’s certificates (the “Certificates”), if any, evidencing ownership of the Company Common Shares and the Company Common Shares issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Common Shares except as otherwise expressly provided for herein or under applicable Law. If any Company Common Shares outstanding immediately prior to the Effective Time are Company Restricted Shares then the number of Atlas New Class B Shares issued in exchange for such Company Restricted Shares will have the same terms and conditions as were applicable to such Company Restricted Shares immediately prior to the Effective Time (including with respect to vesting and termination-related provisions). The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Atlas is entitled to exercise any such repurchase option or other right set forth in the applicable agreement governing such Company Restricted Shares.
(i)   At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.
Section 2.2   Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as Atlas and the Company may agree in writing.
Section 2.3   Allocation Schedule.
(a)   At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Atlas an allocation schedule (the “Allocation Schedule”) setting forth:
(i)   (A) the number of Company Common Shares held by each Company Stockholder, (B) the number of Company Common Shares subject to each Company Warrant held by each holder thereof, and (C) the number of Company Common Shares subject to each Company Option held by each holder thereof, as well as whether each such Company Option will be a Vested Company Option or an

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Unvested Company Option as of immediately prior to the Effective Time (for clarity, after having given effect to the Company Preferred Conversion);
(ii)   in the case of the Company Options and Company Warrants, the exercise (or similar) price and, if applicable, the exercise (or similar) date;
(iii)   (A) the Exchange Ratio; (B) the portion of the Adjusted Transaction Share Consideration (specifying the number of Atlas New Class B Shares) allocated to each Company Common Share pursuant to Section 2.1(h) based on the Exchange Ratio (including, for the avoidance of doubt, the number of Atlas New Class B Shares that would be allocated to any such Company Common Shares pursuant to Section 2.1(h) but for such Company Common Shares being Dissenting Shares), (C) the portion of the Adjusted Transaction Share Consideration allocated to each Company Warrant pursuant to Section 2.4(c), and (D) the portion of the Adjusted Transaction Share Consideration allocated to each Company Option pursuant to Section 2.4(a), including a breakdown of Vested Company Options and Unvested Company Options, as well as, in the case of each of clauses (A) through (D), reasonably detailed calculations with respect to the components and subcomponents thereof (including any exchange (or similar) ratio on which such calculations are based);
(iv)   each Company Stockholder that is a Dissenting Stockholder and the number of Company Common Shares held by such Company Stockholder that are Dissenting Shares;
(v)   the exercise price of each Exchanged Option at the Effective Time, which shall be based on the same exchange (or similar) ratio used for purposes of determining the number of Exchanged Options for which such Company Option is exchanged in clause (iii) of this Section 2.3(a); and
(vi)   a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant to clauses (i), (ii), (iii), (iv) and (v) of this Section 2.3(a) are, and will be as of immediately prior to the Effective Time, (A) true and correct in all respects, (B) in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company, the Company Stockholders Agreements and applicable Laws, (C) in the case of the Company Options, in accordance with the Company Equity Plan and any applicable grant or similar agreement with respect to each Company Option and (D) in the case of the Company Warrants, in accordance with the applicable warrant agreement or similar agreement with respect to each Company Warrant.
(b)   Section 2.3(b) of the Company Disclosure Schedules contains an illustrative Allocation Schedule (the “Illustrative Allocation Schedule”) prepared by the Company as if the Company Preferred Conversion and the Closing occurred as of the date of this Agreement and, without limiting any other covenants, agreements, representations or warranties of the Company under this Agreement or any Ancillary Document or any Company Equityholder under any Ancillary Document or the rights or remedies of an Atlas Party or the Atlas Sponsor with respect thereto, the Allocation Schedule will be substantially in the form of the Illustrative Allocation Schedule and will take into account any changes to the Company’s capitalization between the date of this Agreement and the date of delivery of the Allocation Schedule to Atlas pursuant to Section 2.3(a). The Company will review any comments to the Allocation Schedule provided by Atlas or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by Atlas or any of its Representatives.
(c)   Notwithstanding the foregoing or anything to the contrary herein, (i) the aggregate number of Atlas New Class B Shares that each Company Equityholder will have a right to receive or to which his, her or its Company Options or Company Warrant will become subject, as applicable, under this Agreement will be rounded down to the nearest whole share, (ii) in no event shall the aggregate number of Atlas New Class B Shares set forth on the Allocation Schedule that are allocated in respect of the Equity Securities of the Company (or, for the avoidance of doubt, the Company Equityholders), including the Company Options, exceed (A) the Adjusted Transaction Share Consideration, minus (B) the Atlas New Class B Shares that would be allocated to Company Common Shares pursuant to Section 2.1(h) but for such Company Common Shares being Dissenting Shares (it being further understood and agreed, for the avoidance of doubt, that in no event shall any Atlas New Class B Shares described in this clause (B) be allocated to any other Company Equityholder and shall instead not be allocated at the Closing or otherwise, except solely in the circumstances described in Section 2.6), (iii) the Atlas Parties and the Exchange Agent will be entitled to

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rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Company Equityholders under this Agreement or under the Exchange Agent Agreement, as applicable, and (iv) upon delivery, payment and issuance of the Adjusted Transaction Share Consideration on the Closing Date to the Exchange Agent, Atlas and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to the Adjusted Transaction Share Consideration), and none of them shall have (A) any further obligations to the Company, any Company Equityholder or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Adjusted Transaction Share Consideration), or (B) any Liability with respect to the allocation of the consideration under this Agreement, and the Company and the Company Equityholders hereby irrevocably waive and release Atlas and its Affiliates (and, on and after the Closing, the Company and its Affiliates) from any and all claims arising out of or resulting from or related to such Allocation Schedule and the allocation of the Adjusted Transaction Share Consideration, as the case may be, among each Company Equityholder as set forth in such Allocation Schedule.
Section 2.4   Treatment of Company Options, Company Warrants and Company Restricted Stock Units.
(a)   At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(e)), each Company Option (whether a Vested Company Option or an Unvested Company Option) shall be converted into an option to purchase a number of shares of Atlas New Class B Shares (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Shares subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of Atlas New Class B Shares purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of Atlas New Class B Shares purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; provided, further, that, except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time.
(b)   At the Effective Time, no new awards will be granted under the Company Equity Plans, and the Company Equity Plans shall terminate without any further obligations or Liabilities to the Company or any of its Affiliates (including, for the avoidance of doubt, Atlas) except as expressly contemplated by Section 2.4(a) and the last two sentences of Section 2.1(h).
(c)   At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(e)), the Company Warrants shall cease to represent a warrant to purchase Company Common Shares and will be converted automatically into warrants to purchase Atlas New Class B Shares in accordance with the terms of the Company Warrants, and Atlas will assume such warrants subject to their respective terms.
(d)   At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(e)), each Company RSU (whether a Vested Company RSU or an Unvested Company RSU) shall be converted into a restricted stock unit award with respect to a number of shares of Atlas New Class B Shares (such RSU, an “Exchanged RSU”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Shares subject to such Company RSU immediately prior to the Effective Time and (y) the Exchange Ratio; provided, however, that the number of Atlas New Class B Shares associated with the Exchanged RSUs shall be determined in a manner consistent with the requirements of Section 409A of the Code; and provided, further, that, except as specifically provided above, following the Effective Time, each Exchanged RSU shall continue to be governed by the same terms and conditions (including vesting and terms) as were applicable to the corresponding former Company RSU immediately prior to the Effective Time.

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(e)   Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions (including adopting resolutions by the Company Board or a committee thereof) under the Company Equity Plans, or other applicable instruments under the underlying grant, award, warrant or similar agreement and otherwise to give effect to the provisions of this Section 2.4. Prior to such adoption, the Company will provide Atlas with drafts of, and a reasonable opportunity to comment on, all such resolutions.
Section 2.5   Company Stockholder Deliverables.
(a)   At least three (3) Business Days prior to the Closing Date, Atlas shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) (it being understood and agreed, for the avoidance of doubt, that Continental Stock Transfer& Trust Company (or any of its Affiliates) shall be deemed to be acceptable to the Company) and enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging Certificates, if any, representing the Company Common Shares and each Company Common Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Adjusted Transaction Share Consideration issuable in respect of such Company Common Shares pursuant to Section 2.1(h) and on the terms and subject to the other conditions set forth in this Agreement. The Company shall reasonably cooperate with Atlas and the Exchange Agent in connection with the appointment of the Exchange Agent, the entry into the Exchange Agent Agreement (including, if necessary or advisable, as determined in good faith by Atlas, by also entering into the Exchange Agent Agreement in the form agreed to by Atlas and the Exchange Agent) and the covenants and agreements in this Section 2.5 (including the provision of any information, or the entry into any agreements or documentation, necessary or advisable, as determined in good faith by Atlas, or otherwise required by the Exchange Agent Agreement for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby).
(b)   At the Effective Time, Atlas shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 2.5 through the Exchange Agent, evidence of Atlas New Class B Shares in book-entry form representing the portion of the Adjusted Transaction Share Consideration issuable pursuant to Section 2.1(h) in exchange for the Company Common Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Adjusted Transaction Share Consideration issuable pursuant to Section 2.1(h) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.
(c)   Each Company Stockholder whose Company Common Shares have been converted into the right to receive a portion of the Adjusted Transaction Share Consideration pursuant to Section 2.1(h) shall be entitled to receive the portion of the Adjusted Transaction Share Consideration to which he, she or it is entitled on the date provided in Section 2.5(d) upon delivery of the Allocation Schedule, certified by the Chief Executive Officer of the Company (the “Certified Allocation Schedule”), together with digital certificates representing all Company Common Shares, along with digital assignments for transfer, free and clear of all Liens, of all Company Common Shares, in accordance with the customary procedures under the Company’s Carta platform, to the Exchange Agent.
(d)   If the Certified Allocation Schedule is delivered to the Exchange Agent in accordance with Section 2.5(c) (i) at least two (2) Business Days prior to the Closing Date, then Atlas and the Company shall take all necessary actions to cause the applicable portion of the Adjusted Transaction Share Consideration to be issued to the applicable Company Stockholder in book-entry form on the Closing Date, or (ii) less than two (2) Business Days prior to the Closing Date, then Atlas and the Company shall take all necessary actions to cause the applicable portion of the Adjusted Transaction Share Consideration to be issued to the Company Stockholder in book-entry form within two (2) Business Days after such delivery.
(e)   If any portion of the Adjusted Transaction Share Consideration is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate or the transferred Company Common Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Adjusted Transaction Share Consideration that, in addition to any other requirements set forth in the Exchange Agent Agreement, (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Common Share in book-entry form shall be properly

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transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Common Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.
(f)   No interest will be paid or accrued on the Adjusted Transaction Share Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.5, each Company Common Share (excluding any Dissenting Shares and the Company Shares cancelled and extinguished pursuant to Section 2.1(i)) shall solely represent the right to receive a portion of the Adjusted Transaction Share Consideration to which such Company Common Share is entitled to receive pursuant to Section 2.1(h).
(g)   At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Common Shares that were outstanding immediately prior to the Effective Time.
(h)   Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to Atlas or as otherwise instructed by Atlas, and any Company Stockholder who has not exchanged his, her or its Company Common Shares for the applicable portion of the Adjusted Transaction Share Consideration in accordance with this Section 2.5 prior to that time shall thereafter look only to Atlas for the issuance of the applicable portion of the Adjusted Transaction Share Consideration, without any interest thereon. None of Atlas, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Adjusted Transaction Share Consideration remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Atlas free and clear of any claims or interest of any Person previously entitled thereto.
Section 2.6   Dissenting Stockholder.   Notwithstanding anything to the contrary herein, any Company Share for which any Company Stockholder (such Company Stockholder, a “Dissenting Stockholder”) (a) has not voted in favor of the Merger or consented to it in writing and (b) has demanded the appraisal of such Company Shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the applicable portion of Adjusted Transaction Share Consideration pursuant to Section 2.1(h). From and after the Effective Time, (i) the Dissenting Shares shall be cancelled and extinguished and shall cease to exist and (ii) the Dissenting Stockholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Company or any of its Affiliates (including Atlas); provided, however, that if any Dissenting Stockholder effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then the Company Shares held by such Dissenting Stockholder (A) shall no longer be deemed to be Dissenting Shares and (B) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the applicable portion of Adjusted Transaction Share Consideration pursuant to Section 2.1(h). Each Dissenting Stockholder who becomes entitled to payment for his, her or its Dissenting Shares pursuant to the DGCL shall receive payment thereof from the Company in accordance with the DGCL. The Company shall give Atlas prompt notice of any written demands for appraisal of any Company Share, attempted withdrawals of such demands and any other documents or instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and Atlas shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of Atlas (prior to the Closing) (such consent not to be unreasonably withheld, conditioned or delayed), make any payment or deliver any consideration (including Company Shares, Atlas New Class A Shares or Atlas New Class B Shares) with respect to, settle or offer or agree to settle any such demands.
Section 2.7   Withholding.   Atlas, the Company, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and remitted to the applicable

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Tax Authority in accordance with applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY
Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the Atlas Parties as follows:
Section 3.1   Organization and Qualification.
(a)   The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.
(b)   True and complete copies of the Governing Documents of the Company and the Company Stockholders Agreements have been made available to Atlas, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Stockholders Agreements are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents or in breach in any material respect of the Company Stockholders Agreements.
(c)   The Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.
Section 3.2   Capitalization of the Company.
(a)   Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, (iii) with respect to each Company Option and each Company Warrant, (A) the date of grant or issuance, as applicable, (B) any applicable exercise (or similar) price, (C) any applicable expiration (or similar) date, and (D) any applicable vesting schedule (including acceleration provisions) and (iv) with respect to each Company Option, whether such Company Option is an Incentive Stock Option. All of the Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable, and each Company Option outstanding immediately prior to the Effective Time will be an “in the money” Company Option for purposes of Section 2.4 (i.e., the value of the consideration under this Agreement allocated to each Company Option (determined by reference to, for the avoidance of doubt, the Atlas Share Value) is in excess of the exercise (or similar) price applicable to such Company Option). The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company, the Company Stockholders Agreements or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and (4) are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Stockholders Agreements). Except for the Company Options and the Company Warrants set forth on Section 3.2(a) of the Company Disclosure Schedules and those either permitted by Section 5.1(b) or issued, granted or entered into in accordance with Section 5.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first

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offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. Except for the Company Stockholders Agreements, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities.
(b)   (i) Each Company Option has an exercise price at least equal to the fair market value of a Company Common Share on a date no earlier than the date of the corporate action authorizing the grant, (ii) no Company Option has had its exercise date or grant date “back-dated” or materially delayed, (iii) each Company Option intended to qualify as an Incentive Stock Option so qualifies and (iv) all Company Options have been issued in compliance with the Company Equity Plan and all applicable Laws and properly accounted for in all respects in accordance with GAAP.
(c)   The Company does not own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities or debt securities in any other Person or the right to acquire any such Equity Security or debt security, and the Company is not a partner or member of any partnership, limited liability company or joint venture.
(d)   Section 3.2(d) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Company.
(e)   Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Company as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.
Section 3.3   Authority.   The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Stockholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
Section 3.4   Financial Statements; Undisclosed Liabilities.
(a)   The Company has made available to Atlas a true and complete copy of (i) the unaudited balance sheet of the Company as of December 31, 2019 and related unaudited consolidated statements of operations of the Company for the year then ended and (ii) the unaudited balance sheet of the Company as of December 31, 2020 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of operations of the Company for the year then ended (the financial statements described in clauses (i) and (ii), the “Financial Statements”), which Financial Statements are attached as Section 3.4(a) of the Company Disclosure Schedules. The Financial Statements (including the notes thereto) (A) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto) and (B) fairly present, in all material respects, the financial position aand results of operations of the Company as at the date thereof and for the period indicated therein.
(b)   Each of the financial statements or similar reports required to be included in the Registration Statement / Proxy Statement or any other filings to be made by the Company with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document (the financial statements described in this sentence, which the Parties acknowledge shall, with respect to historical financial

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statements, solely consist of the audited financial statements as of and for the years ended December 31, 2019 and December 31, 2020, along with unaudited financial statements as of and for the applicable quarterly interim periods thereafter, the “Closing Company Financial Statements”) when delivered following the date of this Agreement in accordance with Section 5.17, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of the Company as at the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which is expected to be, individually or in the aggregate, material)), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, as applicable).
(c)   Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which are Liabilities related to a breach of Contract, breach of warranty, tort, infringement, Proceeding or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance by the Company of its covenants or agreements in this Agreement or any Ancillary Document to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any stockholder demand or other stockholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company, the Company has no Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.
(d)   The Company has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s assets. The Company maintains and, for all periods covered by the Financial Statements and the Closing Company Financial Statements, has maintained books and records of the Company in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company in all material respects.
(e)   Since the Company’s incorporation, the Company has not received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Company, (ii) a “material weakness” in the internal controls over financial reporting of the Company or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.
Section 3.5   Consents and Requisite Governmental Approvals; No Violations.
(a)   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) the filing of the Certificate of Merger or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

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(b)   None of the execution or delivery by the Company of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which the Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of the Company, except, in the case of any of clauses (iii) through (iv) above, as would not have a Company Material Adverse Effect.
Section 3.6   Permits.   The Company has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. Except as is not and would not reasonably be expected to be material to the Company, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Company. The Company is, and since the Company’s incorporation has been, in compliance in all material respects with the terms of all the Material Permits. To the Company’s knowledge, no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of the Company to be in compliance with the terms of the Material Permits.
Section 3.7   Material Contracts.
(a)   Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which the Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each Contract entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):
(i)   any Contract relating to Indebtedness of the Company or to the placing of a Lien (other than a Permitted Lien) on any material assets or properties of the Company;
(ii)   any Contract under which the Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $200,000;
(iii)   any Contract under which the Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $200,000;
(iv)   any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research and development or other similar Contract;
(v)   any (A) Contract with suppliers and/or technical consultants (including those relating to the design, development, manufacture or sale of Company Products and those relating to the certification process for such Company Products) for expenditures paid or payable by the Company in excess of $200,000, in the aggregate, over the 12-month period ending December 31, 2020, (B) material advertising, agency, original equipment manufacturer, dealer, distributors, joint marketing or channel partner Contract;
(vi)   any Government Contract;
(vii)   any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company to engage or compete in any line of business or with any Person or in any area or that would

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so limit or purport to limit, in any material respect, the operations of Atlas or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of the Company to sell, manufacture, develop or commercialize products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, Atlas or any of its Affiliates after the Closing;
(viii)   any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Company in an amount in excess of (A) $100,000 annually or (B) $400,000 over the term of the agreement;
(ix)   any Contract requiring the Company to guarantee the Liabilities of any Person (other than the Company) or pursuant to which any Person (other than the Company) has guaranteed the Liabilities of the Company, in each case in excess of $200,000;
(x)   any Contract under which the Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;
(xi)   any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;
(xii)   any Contract with any Person (A) pursuant to which the Company (or Atlas or any of its Affiliates after the Closing) may be required to achieve milestones, or to pay “earn-out”, royalties or other contingent payments in excess of $200,000, or (B) under which the Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to exclusively license or any other similar rights with respect to any Company Product or any Intellectual Property Rights;
(xiii)   any Contract with any Person (A) relating to the licensing of any Intellectual Property Rights to the Company from a third party, including all Company Licensed Intellectual Property, other than licenses granted in connection with or implied by the sale of a product or service or licenses or subscriptions for Off-the-Shelf Software, (B) relating to the licensing of any Company Owned Intellectual Property to a third party from the Company, other than nonexclusive licenses granted in connection with or implied by the sale of a Company Product in the ordinary course of business consistent with past practice, (C) relating to the acquisition, ownership or development of any Company Owned Intellectual Property (other than form Intellectual Property Rights assignment agreements entered into with the Company’s employees in the ordinary course of business), (D) that is an express co-existence, concurrent use, consent to use or grants a covenant not to sue, either to the Company of Intellectual Property Rights owned by a third party, or to a third party of Company Owned Intellectual Property (excluding nonexclusive licenses granted in the ordinary course of business), or that otherwise affects the Company’s ability to own, enforce, use, license or disclose any Company Owned Intellectual Property, or (E) requires the Company to escrow Software owned by it;
(xiv)   any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of the Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $350,000, or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof, (C) that could result in material Liability to the Company if terminated or (D) that requires prior notice of termination of thirty (30) days or longer;
(xv)   any Contract for the disposition of any portion of the assets or business of the Company or for the acquisition by the Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which the Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;
(xvi)   any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental

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Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material non-monetary obligations on the Company (or Atlas or any of its Affiliates after the Closing);
(xvii)   any CBA;
(xviii)   each Contract listed on Section 3.7(a)(xviii) of the Company Disclosure Schedules; and
(xix)   any other Contract the performance of which requires either (A) annual payments to or from the Company in excess of $100,000 or (B) aggregate payments to or from the Company in excess of $400,000 over the term of the agreement and, in each case, that is not terminable by the Company without penalty upon less than thirty (30) days’ prior written notice.
(b)   (i) Each Material Contract is valid and binding on the Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against the Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the Company and, to the Company’s knowledge, the counterparties thereto are not in material breach of, or default under, any Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any Material Contract by the Company or, to the Company’s knowledge, the counterparties thereto. Since September 30, 2020, the Company has not received written notice of the intention of any counterparty to any Material Contract to cancel, terminate or modify in any material respect the terms of any such Material Contract, or materially accelerate the obligations of the Company thereunder. The Company has made available to Atlas true and complete copies of all Material Contracts in effect as of the date of this Agreement.
Section 3.8   Absence of Changes.   During the period beginning on September 30, 2020 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects, (ii) the Company has not taken any action that would require the consent of Atlas if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(iv)(A), Section 5.1(b)(viii), Section 5.1(b)(x) or Section 5.1(b)(xviii) (to the extent related to any of the foregoing) and (iii) the Company has not taken any action that would require the consent of Atlas if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(xvi), Section 5.1(b)(vii), Section 5.1(b)(ix) or Section 5.1(b)(xviii) (to the extent related to any of the foregoing).
Section 3.9   Litigation.   As of the date of this Agreement, and since the Company’s incorporation, there is and has been no Proceeding pending or, to the Company’s knowledge, threatened against or involving (a) the Company, (b) any of the Company’s material assets or properties, (c) any of the Company’s managers, officers or directors or, to the Company’s knowledge, any of the Company’s employees (in each case, in their capacities as such) (in the case of each of clauses (a) through (c), seeking material non-monetary relief or involving an amount in controversy in excess of $200,000), or (d) any of the foregoing in such capacity in a criminal Proceeding. Neither the Company nor any of its properties or assets is subject to any outstanding Order that would reasonably be expected to be, individually or in the aggregate, material to the Company. As of the date of this Agreement, there are (and since the Company’s incorporation there have been) no material Proceedings by the Company pending against any other Person.
Section 3.10   Compliance with Applicable Law.
(a)   The Company (i) conducts (and since the Company’s incorporation has conducted) its business in accordance with all Laws and Orders applicable to the Company and is not in violation of any such Law or Order and (ii) has not received any written communications or, to the Company’s knowledge, any other communications from a Governmental Entity that alleges that the Company is not in compliance with any such Law or Order, except in each case of clauses (i) and (ii), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.
(b)   The Company’s application for the PPP Loan, including all representations and certifications contained therein, was true, correct and complete in all respects when made and was otherwise completed in

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accordance with all guidance issued in respect of the CARES Act and Payroll Protection Program and no misleading statements were made in connection with, nor material information omitted from, such application. The Company has used the proceeds of the PPP Loan solely for the purposes permitted by the CARES Act and Payroll Protection Program and has complied in all respects with all requirements of the CARES Act and Payroll Protection Program in connection therewith. Section 3.10(b) of the Company Disclosure Schedules sets forth (i) the original amount of the PPP Loan received by the Company, (ii) the name of the PPP Lender, (iii) the outstanding amount of the PPP Loan as of the date hereof, and (iv) and the portion (if any) of the PPP Loan that has been forgiven as of the date hereof.
Section 3.11   Employee Plans.
(a)   Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all Employee Benefit Plans and separately identifies each PEO Plan. With respect to each Employee Benefit Plan, the Company has provided Atlas with true and complete copies of the documents pursuant to which the plan is maintained, funded and administered, including, to the extent applicable: (i) the most recent favorable determination or opinion letter issued by the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code; (ii) the current plan and trust documents and all amendments thereto (and for any unwritten plan, a summary of the material terms); (iii) the most recent summary plan description and all summaries of material modifications thereto; (iv) the most recent IRS Form 5500 annual report (with all schedules and attachments thereto); and (v) any non-routine correspondence with any Governmental Entity during the past three (3) years;
(b)   Neither the Company nor an ERISA Affiliate maintain, sponsor, contribute to or have any obligation to contribute to or has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Employee Benefit Plan provides and the Company has any Liabilities or potential obligation to provide any retiree or post-termination or post-ownership health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law, for which the recipient pays the full premium cost of coverage. The Company has no Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.
(c)   Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a current favorable determination or opinion or advisory letter from the Internal Revenue Service and no events have occurred or circumstances exist that could reasonably be expected to adversely affect such qualified status. The Company has not incurred (whether or not assessed) or is reasonably expected to incur or to be subject to any material penalty or Tax under the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010 and including any guidance issued thereunder (“PPACA”), including under Sections 4980H, 4980B, 4980D, 6055, 6056, 6721 or 6722 of the Code.
(d)   Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code, and no amount under any such plan, agreement or arrangement is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.
(e)   There are no pending or, to the Company’s knowledge, threatened claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits), and there is no fact or circumstance that would reasonably be expected to give rise to any such claim or Proceeding. Each Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in accordance with its terms and in compliance with the applicable requirements of ERISA, the Code, and other applicable Laws, and nothing has occurred and no condition exists with respect to any Employee Benefit Plan that could result in a material Tax, penalty or other Liability or obligation of the Company. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code

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or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) by the Company with respect to any Employee Benefit Plan. With respect to each Employee Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Employee Benefit Plan and in compliance with the requirements of applicable Law, and, to the extent not yet due, have been properly accrued in accordance with GAAP. No unfunded Liability exists with respect to any Employee Benefit Plan.
(f)   Neither the execution and delivery of this Agreement and nor the consummation of the transactions contemplated by this Agreement could (either alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company, (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company, or (iv) limit or restrict the right of any of the Company to merge, amend or terminate any Employee Benefit Plan.
(g)   No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) of any of the Company under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.
(h)   The Company has no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.
Section 3.12   Environmental Matters.   The Company is, and since the Company’s incorporation has been, operating in compliance in all respects with all Environmental Laws. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company:
(a)   the Company has not received any written communication or notice or, to the Company’s knowledge, other communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation of, or Liability under, any Environmental Laws;
(b)   there is (and since the Company’s incorporation there has been) no Proceeding or Order pending or, to the Company’s knowledge, threatened in writing against the Company in respect to any Environmental Laws; and
(c)   there has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances.
The Company has made available to Atlas copies of all environmental assessments, audits and reports and all other material environmental, health and safety documents that are in the Company’s possession or control relating to the current or former operations, properties or facilities of the Company.
Section 3.13   Intellectual Property.
(a)   Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, (ii) material unregistered Marks owned or used by the Company, (iii) Company Products, and (iv) material Software programs owned by the Company, in each case, as of the date of this Agreement. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

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(b)   As of the date of this Agreement, all necessary fees and filings with respect to any Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Company for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement, there are no Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings involving the Company and that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.
(c)   The Company exclusively owns and possesses all right, title and interest in and to all Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). For all Patents owned by the Company, each inventor of the Patent has assigned their rights to the Company. The Company exclusively owns or has a valid and enforceable right to use all Intellectual Property Rights that are used in, material to or necessary for the operation of the Business and the operation of the Company free and clear of all Liens (other than Permitted Liens) (together with the Company Owned Intellectual Property, the “Business Intellectual Property”). Immediately following the Closing, the Business Intellectual Property will be owned by, licensed to or available for use by the Company on the terms and conditions identical to those immediately prior to the Closing. The Company has not (i) transferred ownership of, or granted any exclusive license with respect to, any Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any Company Product or service on anything other than a non-exclusive basis. The Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by the Company. The Company Owned Intellectual Property is valid, subsisting and enforceable, and all of the Company’s rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(d)   The Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Owned Intellectual Property since the Company’s incorporation (each such person, a “Creator”) have agreed to maintain and protect the Trade Secrets and confidential information of the Company. Each of the Company’s Creators have assigned or have agreed to a present tense assignment to the Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with the Company. All rights in, to and under all Intellectual Property Rights created by any Person involved in the conception, inception, or formation of the Company or the Business for the use by the Company prior to (i) the inception of any member of the Company or (ii) their commencement of employment with the Company have been duly and validly assigned to the Company.
(e)   No Company Owned Intellectual Property was (in whole or in part) authored, created, conceived, developed, or reduced to practice by or on behalf of, or with or using any personnel, grants, funds, facilities, Intellectual Property Rights or other resources of, a Governmental Sponsor, and no Person who was involved in, or who contributed to, the authorship, creation, conception, development, or reduction to practice of any such Company Owned Intellectual Property was employed by, under contract to, or performed services for any Governmental Sponsor during a period of time during which such Person was also performing services for the Company related to the development of such Company Owned Intellectual Property. No Governmental Sponsor has any claim or right in or to any Company Owned Intellectual Property. To the extent the use of Business Intellectual Property is restricted in any way under a Government Contract, the Company has complied, and have included in each of its Contracts with its subcontractors, as applicable, a requirement to comply, in all material respects with such restrictions under such Government Contract.

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(f)   The Company has taken commercially reasonable steps to safeguard and maintain the secrecy of any Trade Secrets, know-how and other confidential information owned or used by the Company. Without limiting the foregoing, the Company has not disclosed any such Trade Secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any Trade Secrets, know-how or confidential information of or in the possession of the Company, or of any written obligations with respect to such.
(g)   None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.
(h)   Since the Company’s incorporation, neither the conduct of the business of the Company nor any of the Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Company nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of, dilutes or otherwise violates, or has infringed, constituted or resulted from an unauthorized use or misappropriation of, diluted or otherwise violated any Intellectual Property Rights of any other Person.
(i)   Since the Company’s incorporation, there have been no and there are not currently any Proceedings pending nor has the Company received any written communications or, to the Company’s knowledge, any other communications (i) alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting the Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Company or to the conduct of the business of the Company.
(j)   To the Company’s knowledge, since the Company’s incorporation, no Person is infringing, misappropriating, misusing, diluting or otherwise violating, or has infringed, misappropriated, misused, diluted or otherwise violated, any Company Owned Intellectual Property. Since the Company’s incorporation, the Company has not made any written claim against any Person alleging any infringement, misappropriation, dilution or other violation of any Company Owned Intellectual Property.
(k)   The Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers, Company IT Systems and other Software-enabled electronic devices that it owns or leases or that is otherwise used by the Company and/or its employees in connection with the Business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. The Company possesses or controls the source code, object code, executable code and internal documentation for all Software owned by the Company. The Company has not disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by the Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of the Company subject to confidentiality obligations with respect thereto.
(l)   The Company has not accessed, used, modified, linked to, created derivative works from or incorporated into any Company Product or other Company Owned Intellectual Property and that is distributed outside of the Company any Public Software, in whole or in part, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires the Company to grant, the right to decompile, disassemble,

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reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of the Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements.
Section 3.14   Labor Matters.
(a)   Since the Company’s incorporation, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company, (i) the Company (A) has not had any Liability for any failure to pay or delinquency in paying wages or other compensation for services (including all wages and salaries, wage premiums, commissions, severance, termination payments, fees, bonuses, and any other compensation that has come due and payable to any current or former employees and independent contractors under applicable Law, Contract or Company policy), or any penalties, fines, interest, or other sums, and (B) has not had any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of the Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Company has withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of the Company.
(b)   Since the Company’s incorporation, there has been no “mass layoff” or “plant closing” as defined by WARN related to the Company, and the Company has not incurred any material Liability under WARN.
(c)   There are no Proceedings pending or, to the Company’s knowledge, threatened, against the Company, by or on behalf of any current or former director, manager, officer, employee, individual independent contractor or other service providers or government or administrative authority relating to employment or employment practices, including any claims relating to actual or alleged harassment, discrimination, or retaliation, or similar tortious conduct, breach of contract, interference with contract, aiding and abetting breach of contract, including any contract related to any trade secret, confidentiality or nondisclosure obligation, noncompetition obligation, nonsolicitation obligation, noninterference obligation, or other restrictive covenant obligation, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with actual or prospective economic disadvantage, salary differences, and social security contributions and taxes. The Company is not bound by any consent decree with, or citation by, any Governmental Entity relating to any employment practices.
(d)   The Company has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which it is aware. With respect to each such allegation with potential merit, the Company has taken prompt corrective action that is reasonably calculated to prevent further potentially improper action. The Company does not reasonably expect any material Liabilities with respect to any such allegations and, to the Company’s knowledge, there are no allegations relating to officers, directors, employees, contractors, or agents of the Company that, if known to the public, would bring the Company into material disrepute.
(e)   The Company is not a party to or bound by any CBA and no employees of the Company are represented by any labor union, labor organization, works council, employee delegate, representative or other employee collective group with respect to their employment. There is no duty on the part of the Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, including in connection with the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. Since the Company’s incorporation, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against or affecting the Company. Since the Company’s incorporation, no labor union, works council, other labor organization, or group of employees of the Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or threatened to be brought or filed with the National Labor

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Relations Board or any other labor relations tribunal or authority. To the Company’s knowledge, since the Company’s incorporation, there have been no labor organizing activities with respect to any employees of the Company.
(f)   No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Company has occurred since January 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19. The Company has not otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19.
(g)   No current or former director, officer, employee or independent contractor of the Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, noninterference agreement, restrictive covenant or other obligation: (i) owed to the Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company.
(h)   To the Company’s knowledge, no current employee of the Company with annualized compensation at or above $350,000 intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.
(i)   The Company has been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including WARN), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance.
Section 3.15   Insurance.   Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, cyber, casualty and other forms of insurance owned or held by the Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to Atlas. As of the date of this Agreement, no claim by the Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.
Section 3.16   Tax Matters.
(a)   The Company has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects, and the Company has paid all income and other material Taxes required to have been paid by it (whether or not shown on a Tax Return).
(b)   The Company has withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder, or other third-party.
(c)   The Company is not currently the subject of a Tax audit, examination, claim, proceeding, or investigation with respect to a material amount of Taxes (a “Tax Proceeding”), and the Company has not received written notice from any Tax Authority of the commencement or anticipated commencement of any Tax Proceeding that has not been resolved or completed. No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against the Company that has not been satisfied by payment, settled, or withdrawn.

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(d)   The Company has not consented to extend or waive any statute of limitations in respect of Taxes or extend the time in which any material Tax may be assessed or collected by any Tax Authority, other than pursuant to any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, and no request for any such waiver or extension is pending.
(e)   The Company is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).
(f)   There are no Liens for material Taxes on any assets of the Company other than Liens for Taxes not yet due and delinquent.
(g)   During the two (2)-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(h)   The Company (i) is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes), (ii) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or any of its current Affiliates) or (iii) does not have any Liability for the Taxes of any Person (other than the Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor, by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes), or otherwise by operation of Law.
(i)   The Company has not received a written claim from any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.
(j)   The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.
(k)   The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States Law), (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-United States Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside the ordinary course of business. The Company will not be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.
(l)   The Company is, and at all times since its formation has been, a corporation for U.S. federal and all applicable state and local income Tax purposes.
(m)   The Company has not taken or agreed to take any action, nor is it (subject to the representations of the Atlas Parties in Section 4.15(m) being true as of the date of this Agreement) aware of any facts or circumstances (other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by any Atlas Party or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents), in each case, that would prevent or impede, or would reasonably be likely to prevent or impede, the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.
Section 3.17   Brokers.   Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees

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shall be the sole responsibility of the Company), no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which the Company has any obligation.
Section 3.18   Real and Personal Property.
(a)   Owned Real Property. The Company does not own any real property.
(b)   Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased, subleased, licensed or similarly used or occupied by the Company (the “Leased Real Property”) and all Real Property Leases pursuant to which the Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases (including all material amendments, extensions, renewals and guaranties with respect thereto) have been made available to Atlas. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the Company, enforceable in accordance with its terms against the Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by the Company or, to the Company’s knowledge, any counterparty under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any counterparty to any Real Property Lease. The Company’s possession and quiet enjoyment of the Leased Real Property under any Real Property Lease has not been materially disturbed, and to the Company’s knowledge, there are no material disputes with respect to any Real Property Lease. With respect to each of the Real Property Leases: (i) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof; and (ii) the Company has not collaterally assigned or granted any other security interest in any real Property Lease or any interest therein. The Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the Business.
(c)   Personal Property. The Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Company reflected in the Financial Statements or thereafter acquired by the Company, except for assets disposed of in the ordinary course of business.
(d)   Assets. Immediately after the Effective Time, the assets (which, for the avoidance of doubt, shall include any assets held pursuant to valid leasehold interest, license or other similar interests or right to use any assets) of the Company will constitute all of the assets necessary to conduct the Business immediately after the Closing in all material respects as it is conducted on the date of this Agreement.
Section 3.19   Transactions with Affiliates.   Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) the Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) the Company entered into in the ordinary course of business, (ii) the Company Stockholders Agreements and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset or property used in the Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, vendor, partner, customer, lessor or other material business relation of the Company, (C) is a supplier, vendor, partner, customer, lessor, or other material business relation of the Company or (D) owes any material amount to, or is owed any material amount by, the Company (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to

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be disclosed pursuant to this Section 3.19 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 3.19) are referred to herein as “Company Related Party Transactions”.
Section 3.20   Data Privacy and Security.
(a)   The Company has implemented commercially reasonable written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Privacy and Data Security Policies”).
(b)   Since the Company’s incorporation there has been no Proceeding, there is no Proceeding pending and, to the Company’s knowledge, there is no Proceeding threatened against or involving the Company initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar state official, (ii) any other Governmental Entity, foreign or domestic or (iii) any regulatory or self-regulatory entity) that, in each case, alleged that any Processing of Personal Data by or on behalf of the Company is or was in violation of any Privacy and Data Security Requirements or any Privacy and Data Security Policies, nor, to the Company’s knowledge, is there (nor since the Company’s incorporation has there been) any circumstance that would reasonably be expected to lead to the foregoing.
(c)   To the Company’s knowledge, since its incorporation, (i) there have been no Security Incidents, and (ii) the Company has not notified or been required to notify any Person of any (A) loss, theft or damage of, or (B) other unauthorized or unlawful access to, or use, disclosure or other Processing of, Personal Data that, in each case, have been or would reasonably be expected to be, individually or in the aggregate, material to the Company.
(d)   The Company owns or has a valid and enforceable license to use the Company IT Systems as necessary to operate the business of the Company as currently conducted. All Company IT Systems are (i) free from any material defect, bug, virus or programming, design or documentation error and (ii) in sufficiently good working condition to perform all material information technology operations necessary for the operation of the Business (except for ordinary wear and tear) as currently conducted in all material respects. The Company has taken commercially reasonable steps designed to protect the confidentiality, integrity and security of the Company IT Systems and all material information stored or contained therein or transmitted thereby from any theft, corruption, loss or unauthorized use, access, interruption or modification by any Person. Since the Company’s incorporation, there have not been any material failures, breakdowns or continued substandard performance of any Company IT Systems that have caused a material failure or disruption of the Company IT Systems other than routine failures or disruptions that have been remediated in the ordinary course of business.
Section 3.21   Compliance with International Trade & Anti-Corruption Laws.
(a)   None of the Company, any of its officers, directors or employees or, to the Company’s knowledge, its other Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the Company’s incorporation, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, since the Company’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria); or (v) otherwise in violation of any applicable Sanctions and Export Control Laws.
(b)   None of the Company, any of its officers, directors or employees or, to the Company’s knowledge, any of its other Representatives, or any other Persons acting for or on behalf of any of the foregoing has, since the Company’s incorporation, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.
(c)   To the Company’s knowledge, there are no Proceedings, filings, Orders, inquiries or governmental investigations alleging any such violations of Anti-Corruption Laws or Sanctions and Export Control Laws

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by the Company or any of its Representatives or any other Persons in each case to the extent acting for or on behalf of any of the Company, and, to the Company’s knowledge, no such Proceedings, filings, Orders, inquiries or governmental investigations have been threatened or are pending.
Section 3.22   Information Supplied.   None of the information supplied or to be supplied by, or on behalf of, the Company expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Atlas Stockholders or at the time of the Atlas Stockholders Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 3.23   Aviation Regulation Compliance.
(a)   The Company’s business as presently conducted does not require the Company to hold any Aviation Authorizations issued by any Aviation Authority.
(b)   The Company is currently working with the FAA to diligently pursue a type certificate in accordance with the FAA’s type certification process and other such authority as required for the eVTOL aircraft being developed by the Company and has engaged in meetings (whether virtual or otherwise) with and provided such information, documentation, and data requested by the FAA in support of such certification efforts.
(c)   Except as set forth in Section 3.23(c) of the Company Disclosure Schedules, all aircraft (manned and unmanned) owned by the Company that are required to be registered are properly registered with the FAA and have current and valid registrations.
Section 3.24   Investigation; No Other Representations.
(a)   The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Atlas Parties and (ii) it has been furnished with or given access to such documents and information about the Atlas Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.
(b)   In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any Atlas Party or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the Atlas Parties or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 3.25   EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.    NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY ATLAS PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING

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TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY THAT HAVE BEEN MADE AVAILABLE TO ANY ATLAS PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY THE MANAGEMENT OR ON BEHALF OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY ATLAS PARTY IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF THE COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY ATLAS PARTY IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE ATLAS PARTIES
(a)   Subject to Section 8.8, except as set forth on the Atlas Disclosure Schedules, or (b) except as set forth in the Prospectus (or in any exhibits and schedules thereto, as they have been supplemented, modified or amended since the time of filing, or any other information incorporated therein), or any Atlas SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each Atlas Party hereby represents and warrants to the Company, in each case, as of the date of this Agreement and as of the Closing Date, as follows:
Section 4.1   Organization and Qualification.   Each Atlas Party is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.
Section 4.2   Authority.   Each Atlas Party has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Atlas Stockholder Approval and the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, the execution and delivery of this Agreement, the Ancillary Documents to which an Atlas Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate, limited liability company or other similar action on the part of such Atlas Party. This Agreement has been and each Ancillary Document to which an Atlas Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such Atlas Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such Atlas Party (assuming this Agreement has been and the Ancillary Documents to which such Atlas Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against such Atlas Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
Section 4.3   Consents and Requisite Governmental Approvals; No Violations.
(a)   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of an Atlas Party with respect to such Atlas Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or

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will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of NYSE to permit the Atlas New Class A Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on NYSE, (iv) the filing of the Certificate of Merger, (v) the filing of the Post-Closing Atlas Certificate of Incorporation, (vi) the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, (vii) the Atlas Stockholder Approval or (viii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have an Atlas Material Adverse Effect.
(b)   None of the execution or delivery by an Atlas Party of this Agreement or any Ancillary Document to which it is or will be a party, the performance by an Atlas Party of its obligations hereunder or thereunder or the consummation by an Atlas Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of an Atlas Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which an Atlas Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such Atlas Party or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of an Atlas Party, except in the case of any of clauses (ii) through (iv) above, as would not have an Atlas Material Adverse Effect.
Section 4.4   Brokers. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the Atlas Disclosure Schedules (which fees shall be the sole responsibility of the Atlas, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Atlas Party for which an Atlas Party has any obligation.
Section 4.5   Information Supplied.   None of the information supplied or to be supplied by, or on behalf of, any Atlas Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Atlas Stockholders or at the time of the Atlas Stockholders Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.6   Capitalization of the Atlas Parties.
(a)   Section 4.6(a) of the Atlas Disclosure Schedules sets forth a true and complete statement, as of the date of this Agreement, of the number and class or series (as applicable) of the issued and outstanding Atlas Shares and Atlas Warrants. All outstanding Equity Securities of Atlas have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of Atlas and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of Atlas) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the Atlas Shares and the Atlas Warrants set forth on Section 4.6(a) of the Atlas Disclosure Schedules (assuming that no Atlas Stockholder Redemptions are effected), and, immediately prior to Closing and before giving effect to the PIPE Financing, there shall be no other Equity Securities of Atlas issued and outstanding.
(b)   Immediately after the Effective Time, (i) the authorized capital stock of Atlas will consist of such number of Atlas New Class A Shares, Atlas New Class B Shares and shares of Atlas’ preferred stock, par

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value $0.0001 per share as set forth in the Post-Closing Atlas Certificate of Incorporation, and (ii) any and all of the issued and outstanding Atlas New Class A Shares and Atlas New Class B Shares, including for the avoidance of doubt, the Adjusted Transaction Share Consideration, (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any, and not subject to any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any, provision of applicable Law, Atlas’ Governing Documents, or any Contract to which Atlas is a party or otherwise bound.
(c)   Except (i) for the Atlas Warrants or (ii) as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise either permitted pursuant to Section 5.10 or issued, granted or entered into, as applicable, in accordance with Section 5.10, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require Atlas to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Atlas.
(d)   The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by Atlas free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, Atlas has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.
(e)   As of the date hereof, the aggregate committed amount of the PIPE Financing is at least $600,000,000. On or prior to the date of this Agreement, Atlas has identified to the Company each of the PIPE Investors (or has caused the identification of each such PIPE Investor to the Company). As of the date hereof, such PIPE Subscription Agreements are in full force and effect with respect to, and binding on, Atlas and, to the knowledge of Atlas, on each PIPE Investor party thereto, in accordance with their terms.
Section 4.7   SEC Filings.   Atlas has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Atlas SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional Atlas SEC Reports”). Each of the Atlas SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Atlas SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Atlas SEC Reports or the Additional Atlas SEC Reports (for purposes of the Additional Atlas SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the Atlas SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for the purposes of the Additional Atlas SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Atlas SEC Reports.

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Section 4.8   Trust Account.   As of January 29, 2021, Atlas had an amount in cash in the Trust Account equal to at least $500,158,610 and since January 29, 2021 through the date hereof, no funds have been withdrawn from the Trust Account. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated October 27, 2020 (the “Trust Agreement”), between Atlas and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Atlas SEC Reports to be inaccurate in any material respect or, to Atlas’ knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing Atlas Stockholders who shall have elected to redeem their Atlas Class A Shares pursuant to the Governing Documents of Atlas or (iii) if Atlas fails to complete a business combination within the allotted time period set forth in the Governing Documents of Atlas and liquidates the Trust Account, subject to the terms of the Trust Agreement, Atlas (in limited amounts to permit Atlas to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Atlas) and then the Pre-Closing Atlas Stockholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Atlas and the Trust Agreement. As of the date of this Agreement, Atlas has performed all material obligations required to be performed by it, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to Atlas’ knowledge, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Since October 27, 2020 until the date of this Agreement, Atlas has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing Atlas Stockholders who have elected to redeem their Atlas Class A Shares pursuant to the Governing Documents of Atlas, each in accordance with the terms of and as set forth in the Trust Agreement), Atlas shall have no further obligation under either the Trust Agreement or the Governing Documents of Atlas to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.
Section 4.9   Transactions with Affiliates.   Section 4.9 of the Atlas Disclosure Schedules sets forth all Contracts between (a) Atlas, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of Atlas or the Atlas Sponsor, on the other hand (each Person identified in this clause (b), an “Atlas Related Party”), other than (i) Contracts with respect to an Atlas Related Party’s employment with, or the provision of services to, Atlas entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation) and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.10 or entered into in accordance with Section 5.10. No Atlas Related Party (A) owns any interest in any material asset or property used in the business of Atlas, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, vendor, partner, customer, lessor or other material business relation of Atlas or (C) owes any material amount to, or is owed any material amount by, Atlas (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to a transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.10 or entered into in accordance with Section 5.10). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 4.9) are referred to herein as “Atlas Related Party Transactions”.
Section 4.10   Litigation.   As of the date of this Agreement, there is (and since its incorporation there has been) no Proceeding pending or, to Atlas’ knowledge, threatened against or involving any Atlas Party that, if adversely decided or resolved, would be material to the Atlas Parties, taken as a whole. As of the date of this Agreement, none of the Atlas Parties nor any of their respective properties or assets is subject to

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any material Order. As of the date of this Agreement, there are no material Proceedings by any Atlas Party pending against any other Person.
Section 4.11   Compliance with Applicable Law.   Each Atlas Party is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have an Atlas Material Adverse Effect.
Section 4.12   Business Activities.
(a)   Since its incorporation through the date of this Agreement, Atlas has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in Atlas’s Governing Documents, there is no Contract binding upon any Atlas Party or to which any Atlas Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).
(b)   Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents, the performance of its covenants and agreements in this Agreement and the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to, or incurred in connection with, its organization, incorporation or formation, as applicable, its continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.
(c)   Atlas is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Atlas constitutes an “emerging growth company” within the meaning of the JOBS Act.
Section 4.13   Internal Controls; Listing; Financial Statements.
(a)   Except as is not required in reliance on exemptions from various reporting requirements by virtue of Atlas’ status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Atlas has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Atlas’ financial reporting and the preparation of Atlas’ financial statements for external purposes in accordance with GAAP and (ii) Atlas has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Atlas is made known to Atlas’ principal executive officer and principal financial officer by others within Atlas.
(b)   Atlas has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(c)   Since its initial public offering, Atlas has complied in all material respects with all applicable listing and corporate governance rules and regulations of NYSE. The classes of securities representing issued and outstanding Atlas Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. As of the date of this Agreement, there is no Proceeding pending or, to Atlas’ knowledge, threatened against Atlas by NYSE or the SEC with respect to any intention by such entity to deregister Atlas Class A Shares or prohibit or terminate the listing of Atlas Class A Shares on NYSE. Atlas has not taken any action that is designed to terminate the registration of Atlas Class A Shares under the Exchange Act.
(d)   The Atlas SEC Reports contain true and complete copies of the applicable Atlas Financial Statements. The Atlas Financial Statements (i) fairly present in all material respects the financial position of

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Atlas as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited Atlas Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).
(e)   Atlas has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Atlas’ and its Subsidiaries’ assets. Atlas maintains and, for all periods covered by the Atlas Financial Statements, has maintained books and records of Atlas in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Atlas in all material respects.
(f)   Since its incorporation, Atlas has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Atlas, (ii) a “material weakness” in the internal controls over financial reporting of Atlas or (iii) fraud, whether or not material, that involves management or other employees of Atlas who have a significant role in the internal controls over financial reporting of Atlas.
Section 4.14   No Undisclosed Liabilities.   Except for the Liabilities (a) set forth in Section 4.14 of the Atlas Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the Atlas Expenses and any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any stockholder demand or other stockholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), (c) in the case of Merger Sub, incurred in connection with or incident or related to its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (d) set forth or disclosed in the Atlas Financial Statements, (e) that have arisen since the date of the most recent balance sheet included in the Atlas SEC Reports in the ordinary course of business, (f) that are either permitted pursuant to Section 5.10 or incurred in accordance with Section 5.10, or (g) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Atlas Parties, taken as a whole, the Atlas Parties do not have any Liabilities.
Section 4.15   Tax Matters.
(a)   Each of the Atlas Parties has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects, and each of the Atlas Parties has paid all income and other material Taxes required to have been paid by it (whether or not shown on a Tax Return).
(b)   Each of the Atlas Parties has withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder, or other third-party.
(c)   None of the Atlas Parties is currently the subject of a Tax Proceeding, and no Atlas Party has received written notice from any Tax Authority of the commencement or anticipated commencement of any Tax Proceeding that has not been resolved or completed. No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against the Atlas Parties that has not been satisfied by payment, settled, or withdrawn.

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(d)   None of the Atlas Parties has consented to extend or waive any statute of limitations in respect of Taxes or extend the time in which any material Tax may be assessed or collected by any Tax Authority, other than pursuant to any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, and no request for any such waiver or extension is pending.
(e)   None of the Atlas Parties is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).
(f)   There are no Liens for material Taxes on any assets of the Atlas Parties other than Liens for Taxes not yet due and delinquent.
(g)   During the two (2)-year period ending on the date of this Agreement, none of the Atlas Parties was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(h)   None of the Atlas Parties (i) is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes), (ii) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Atlas) or (iii) has any Liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor, or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes), or otherwise by operation of Law.
(i)   None of the Atlas Parties has received a written claim from any Tax Authority in a jurisdiction where such Atlas Party does not file Tax Returns that such Atlas Party is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.
(j)   None of the Atlas Parties has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(k)   None of the Atlas Parties will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States Law), (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-United States Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside the ordinary course of business. None of the Atlas Parties will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.
(l)   Atlas is, and at all times since its formation has been, a corporation for U.S. federal and all applicable state and local income Tax purposes.
(m)   None of the Atlas Parties has taken or agreed to take any action, nor is any of the Atlas Parties (subject to the representations of the Company in Section 3.16(m) being true as of the date of this Agreement) aware of any facts or circumstances (other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by the Company or a Company Stockholder or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents), in each case, that would prevent or impede, or would reasonably be likely to prevent or impede, the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.
Section 4.16   Opinion of Atlas Financial Advisor.   The Atlas Board has received the opinion of Duff & Phelps, LLC to the effect that, as of the date of such opinion and based on and subject to the assumptions,

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qualifications and other matters set forth in such opinion, the consideration to be paid by Atlas in the Merger pursuant to this Agreement is fair, from a financial point of view, to Atlas and, as of the date of this Agreement, such opinion has not been modified or withdrawn.
Section 4.17   Compliance with International Trade & Anti-Corruption Laws.
(a)   Since Atlas’ incorporation, none of Atlas, any of its officers, directors or employees or, to the Company’s knowledge, its other Representative, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) — (iii) or any country or territory which is or has, since Atlas’ incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).
(b)   Since Atlas’ incorporation, none of Atlas, any of its officers, directors or employees or, to the Company’s knowledge, its other Representative, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.
Section 4.18   Investigation; No Other Representations.
(a)   Each Atlas Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Company and (ii) it has been furnished with or given access to such documents and information about the Company and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.
(b)   In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each Atlas Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company or any other Person, either express or implied, and each Atlas Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 4.19   EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.    NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, NONE OF THE ATLAS PARTIES OR ANY OTHER PERSON MAKES, AND EACH ATLAS PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE ATLAS PARTIES THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE ATLAS PARTIES BY OR ON BEHALF OF THE MANAGEMENT OF ANY ATLAS PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED

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HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY ATLAS PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY ATLAS PARTY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
ARTICLE 5
COVENANTS
Section 5.1   Conduct of Business of the Company.
(a)   From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by Atlas (such consent not to be unreasonably withheld, conditioned or delayed), (i) operate the business of the Company in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Company.
(b)   Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by Atlas (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iv)(A), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(viii) (but only to the extent relating to any Material Contract of the type described in Section 3.7(a)(vii), Section 3.7(a)(xi), Section 3.7(a)(xiv)(B) or Section 3.7 (a)(xviii)), Section 5.1(b)(xiii), Section 5.1(b)(xv), Section 5.1(b)(xvi) or Section 5.1(b)(xviii) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:
(i)   declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Company or repurchase or redeem any outstanding Equity Securities of the Company;
(ii)   (A) merge, consolidate, combine or amalgamate the Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;
(iii)   adopt any amendments, supplements, restatements or modifications to the Company’s Governing Documents or the Company Stockholders Agreements;
(iv)   (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of the Company or inventory or obsolete equipment in the ordinary course of business, or (B) create, subject or incur any Lien any material assets or properties of the Company (other than any Permitted Liens);

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(v)   (A) sell, assign, abandon, let lapse, lease, license, let expire (other than expiration of Intellectual Property Rights in accordance with its maximum statutory term) or otherwise dispose of any Business Intellectual Property, other than non-exclusive licenses granted to customers to use a Company Product in the ordinary course of business, (B) disclose any Trade Secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of, and preserving all rights of the Company in such Trade Secrets), or disclose, license, release, deliver, escrow or make available any source code, or (C) make any material adverse change to the operation or security of any Company IT Systems or any of the Company’s respective rules, policies, or procedures with respect to Privacy and Security Requirements or Personal Data;
(vi)   (A) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (1) any Equity Securities of the Company or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Equity Securities of the Company, other than, prior to the delivery of the Allocation Schedule pursuant to Section 2.3, the issuance of the Company Common Shares upon the exercise of any Company Options outstanding as of the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement, or (B) adjust, split, combine or reclassify any Equity Securities of the Company or other rights exercisable therefor or convertible into;
(vii)   incur, create or assume any Indebtedness, other than ordinary course trade payables;
(viii)   (A) amend, modify or terminate any Real Property Lease or any Material Contract of the type described in Section 3.7(a)(v), Section 3.7(a)(vii), Section 3.7(a)(xi), Section 3.7(a)(xii), Section 3.7(a)(xiii), Section 3.7(a)(xiv)(B) or Section 3.7(a)(xviii) (such Real Property Leases and types of Material Contracts, collectively, the “Designated Material Contracts”) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Designated Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Designated Material Contract), (B) waive any material benefit or right under any Designated Material Contract or (C) enter into any Contract that would constitute a Designated Material Contract;
(ix)   make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than the reimbursement of expenses of employees in the ordinary course of business consistent with past practice;
(x)   except as required under the terms of any Employee Benefit Plan that is set forth on the Section 3.11(a) of the Company Disclosure Schedules and that has been provided to Atlas before the date of this Agreement, (A) materially amend, materially modify, adopt, enter into or terminate any Employee Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) materially increase or decrease, or agree to materially increase or decrease, the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company, (C) take any action to accelerate any payment, right to payment or benefit, vesting of any right to payment of benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company, (D) hire, engage or terminate (other than for cause), furlough or temporarily layoff any director, manager, officer or employee of the Company whose annual compensation opportunities exceeds or would exceed $350,000, (E) amend, modify, negotiate, adopt, enter into, extend, renew or terminate any CBA or other Contract with any labor organization, works council or labor union, employee delegate, representative or other employee collective group that is representing any employee of the Company, (F) recognize or certify any labor organization, works council, labor union or group of employees of the Company as the bargaining representative for any employees of the Company, (G) with respect to the Company or any employees of the Company, engage in or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions that could implicate WARN, or (H) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure, or other

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restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company;
(xi)   make, change or revoke any material Tax election, amend any material Tax Return, change any material method of accounting enter into any closing agreement with respect to material Taxes, settle any material Tax claim or assessment, affirmatively surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than any such extension of time to file Tax Returns that is obtained in the ordinary course of business);
(xii)   (A) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Company in excess of $200,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on the Company (or Atlas or any of its Affiliates after the Closing), or (B) commence any lawsuit, litigation, action, demand, examination, hearing, claim, charge, complaint, suit or arbitration;
(xiii)   authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company;
(xiv)   change the Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;
(xv)   enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;
(xvi)   make any Change of Control Payment that is not set forth on Section 3.2(d) of the Company Disclosure Schedules;
(xvii)   enter into, conduct, engage in or otherwise operate any new line of business, change its operating policies in any material respect or discontinue or make any material change to the business of the Company; or
(xviii)   enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.
Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give Atlas, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing, (b) any action taken, or omitted to be taken, by the Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of Section 5.1 and (c) any action taken, or omitted to be taken, by the Company to the extent that the board of directors of the Company reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Company shall not be deemed to constitute a breach of Section 5.1; provided, however, (i) in the case of each of clauses (b) and (c), the Company shall give Atlas prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) or (c) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to Atlas promptly after such act or omission and (ii) in no event shall clause (b) or (c) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(vii), Section 5.1(b)(x), Section 5.1(b)(xii), Section 5.1(b)(xiii), Section 5.1(b)(xiv) or Section 5.1(b)(xv) (to the extent related to any of the foregoing).
Section 5.2   Efforts to Consummate; Litigation.
(a)   Subject to the terms and conditions herein provided, each of the Parties shall use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things

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reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement and (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the PIPE Subscription Agreement). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that (A) the Company and Atlas shall each bear fifty percent (50%) of the HSR Act filing fee; and (B) subject to Section 8.6, each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (x) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within five (5) Business Days) following the date of this Agreement, and (y) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. Atlas shall promptly inform the Company of any communication between any Atlas Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform Atlas of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, (1) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (2) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of Atlas and the Company.
(b)   From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Atlas Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any Atlas Party) or Atlas (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any Atlas Party, the Company, or, in the case of the Company, Atlas in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any Atlas Party, the Company, or, in the case of the Company, Atlas, the opportunity to attend and participate in such meeting or discussion. Materials required to be provided pursuant to this Section 5.2 may be restricted to outside counsel and redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements (iii) and as necessary to address attorney-client or other privilege concerns.
(c)   Prior to the Closing, the Atlas Parties shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if such acquisition or agreement would reasonably be expected to delay obtaining or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated herein or the expiration or termination of any applicable waiting period.
(d)   Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.
(e)   From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Atlas, on the one hand, and the Company, on the other hand, shall

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each notify the other in writing promptly after learning of any stockholder demands or other stockholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Atlas, any of the Atlas Parties or any of their respective Representatives (in their capacity as a representative of an Atlas Party) or, in the case of the Company, the Company or any of its Representatives (in their capacity as a representative of the Company). Atlas and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other with respect to any such Transaction Litigation. Subject to the Company’s compliance with, and the rights of Atlas set forth in, the immediately preceding sentence, the Company shall control the negotiation, defense and settlement of any such Transaction Litigation commenced against the Company or any of its Representatives (in their capacity as a representative of the Company); provided, however, that in no event shall the Company or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of Atlas (not to be unreasonably withheld, conditioned or delayed). Subject to Atlas’ compliance with, and the rights of the Company set forth in, the second preceding sentence, Atlas shall control the negotiation, defense and settlement of any such Transaction Litigation commenced against any Atlas Party or any of their respective Representatives (in their capacity as a representative of such Atlas Party); provided, however, that in no event shall Atlas or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), unless such settlement (other than immaterial, procedural or ministerial matters or matters ancillary to the following clauses (A) and (B)) is limited to (A) supplemental disclosures furnished to or filed with the SEC and related to the transactions contemplated by this Agreement and/or the Ancillary Documents or (B) monetary payments that are not materially in excess of the amounts otherwise covered under the insurance policies of Atlas Parties (for this purpose ignoring any deductible, retention or similar amounts thereunder), in which case, the prior written consent of the Company shall not be required.
Section 5.3   Confidentiality and Access to Information.
(a)   The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained in this Agreement or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.
(b)   From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to Atlas and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Company (in a manner so as to not interfere with the normal business operations of the Company). Notwithstanding the foregoing, the Company shall not be required to provide to Atlas or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (D), the Company shall use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if the Company, on the one hand, and any Atlas Party or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably

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pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.
(c)   From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, Atlas shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Atlas Parties (in a manner so as to not interfere with the normal business operations of the Atlas Parties). Notwithstanding the foregoing, Atlas shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Atlas Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Atlas Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Atlas Party under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (D), Atlas shall use, and shall cause the other Atlas Parties to use, reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if an Atlas Party or the Atlas Sponsor, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that Atlas shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.
(d)   The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.
Section 5.4   Public Announcements.
(a)   Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and Atlas or, after the Closing, Atlas and the Atlas Sponsor; provided, however, that each Party, the Atlas Sponsor and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (x) if the disclosing Person is an Atlas Party or a Representative of an Atlas Party, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (y) if the disclosing Party is the Company or a Representative of the Company, reasonably consult with Atlas in connection therewith and provide Atlas with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (B) after the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (x) if the disclosing Person is the Atlas Sponsor or a Representative of the Atlas Sponsor, reasonably consult with Atlas in connection therewith and provide Atlas with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, (y) if the disclosing Person is the Company or a Representative of the Company, reasonably consult with Atlas and the Atlas Sponsor in connection therewith and provide Atlas and the Atlas Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, and (z) if the disclosing Person is Atlas or a Representative of Atlas, reasonably consult with the Atlas Sponsor in connection therewith and provide the Atlas Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, (ii) to the extent such press release, public announcements or other communications contain only information previously disclosed in a press release, public announcement or other communication previously made in

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accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the Atlas Parties, the Atlas Sponsor and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect former, current or prospective investor (including in connection with the PIPE Financing) or in connection with normal fund raising or related marketing or informational or reporting activities.
(b)   The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Atlas prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, Atlas shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Atlas shall consider such comments in good faith. The Company, on the one hand, and Atlas, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Atlas, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by Atlas and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Atlas shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and Atlas prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Atlas, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.
Section 5.5   Tax Matters.
(a)   Tax Treatment. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 354, 361 and the 368 of the Code and Treasury Regulations Section 1.368-2(g), and agree (i) to file all Tax Returns on a basis consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with the U.S. federal income Tax Returns of the Company and Atlas for the taxable year that includes the Merger) and retain such information as shall be required under Treasury Regulations Section 1.368-3, (ii) to take no Tax position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), in the case of each of clauses (i) and (ii), unless otherwise required by a Governmental Entity as a result of a “determination” within the meaning of Section 1313(a) of the Code, (iii) to use reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment (including if Atlas and the Company mutually determine in good faith that the Merger is not reasonably expected to qualify for the Intended Tax Treatment, using commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including by adding a second step merger to take place immediately after the Merger whereby the surviving company would merge with an into a new limited liability company that is a wholly-owned Subsidiary of Atlas (“Newco”), with Newco being the surviving company in such Merger), (iv) not to take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment, and (v) to reasonably cooperate in good faith with each other and their respective counsel to document and support the Intended Tax Treatment, including providing factual support letters. Each Party shall use reasonable best efforts to promptly notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment.

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(b)   Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
Section 5.6   Exclusive Dealing.
(a)   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) make any filings with the SEC in connection with a public offering of any Equity Securities or other securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than the Atlas Parties) to do or seek to do any of the foregoing. The Company agrees to (A) notify Atlas promptly upon receipt of any Company Acquisition Proposal by the Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep Atlas reasonably informed on a current basis of any modifications to such offer or information.
(b)   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Atlas Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an Atlas Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Atlas Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding an Atlas Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than the Company) to do or seek to do any of the foregoing. Atlas agrees to (A) notify the Company promptly upon receipt of any Atlas Acquisition Proposal by any Atlas Party, and to describe the material terms and conditions of any such Atlas Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Atlas Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.
For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 5.6 shall not prohibit the Company, any Atlas Party or any of their respective Representatives from taking any actions in the ordinary course that are not otherwise in violation of this Section 5.6 (such as answering phone calls) or informing any Person inquiring about a possible Company Acquisition Proposal or Atlas Acquisition Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 5.6.
Section 5.7   Preparation of Registration Statement / Proxy Statement; Preparation of Registration Statement.
(a)   As promptly as reasonably practicable following the date of this Agreement, Atlas and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of Atlas or the Company, as applicable), and, following delivery of the Closing Company Financial Statements to Atlas pursuant to Section 5.17(a), Atlas shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of Atlas which will be included therein and which will be used for the Atlas Stockholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Atlas’

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Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NYSE). Each of Atlas and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements of, and any other information with respect to, the Company for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Atlas, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of Atlas to the SEC or NYSE in connection with the transactions contemplated by this Agreement or the Ancillary Documents. In the event the SEC requests or requires a tax opinion with respect to the Intended Tax Treatment in connection with the Registration Statement / Proxy Statement, each Party shall use reasonable best efforts to execute and deliver customary tax representation letters to applicable counsel (in form and substance reasonably satisfactory to the counsel). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any Atlas Party, the Company, or, in the case of the Company, Atlas, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of Atlas, the Company, or, in the case of the Company, Atlas (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) Atlas shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing Atlas Stockholders. Atlas shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Atlas New Class A Shares for offering or sale in any jurisdiction, and Atlas and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Parties shall use reasonable best efforts to cover in the Registration Statement/Proxy Statement the shares underlying the United Warrant.
(b)   As promptly as reasonably practicable following the date of this Agreement, each of Atlas and the Company shall use reasonable best efforts to (i) cooperate with each other and prepare a shelf registration statement on Form S-1 registering the resale of the Atlas New Class A Shares (the “Resale Shelf Registration Statement”), and file such Resale Shelf Registration Statement as soon as practicable after the Closing (but no later than thirty (30) calendar days after Closing); (ii) cause the Resale Shelf Registration Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements of, and any other information with respect to, the Company for all periods, and in the form, required to be included in the Resale Shelf Registration Statement under the Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); and (iii) have the Resale Shelf Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or one hundred twenty (120) calendar days after the filing thereof if the SEC sends a notice that it will review the Resale Shelf Registration Statement).
Section 5.8   Atlas Stockholder Approval.   As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, Atlas shall

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(a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a meeting of its stockholders (the “Atlas Stockholders Meeting”) in accordance with the Governing Documents of Atlas, for the purposes of obtaining the Atlas Stockholder Approval and, if applicable, any approvals related thereto and providing its applicable stockholders with the opportunity to elect to effect an Atlas Stockholder Redemption. Subject to the further provisions of this Section 5.8, (i) Atlas shall, through the Atlas Board, recommend to its stockholders (the “Atlas Board Recommendation”), (A) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (B) the adoption and approval of the issuance of the Atlas New Class A Shares and the Atlas New Class B Shares in connection with the transactions contemplated by this Agreement and, with respect to Atlas New Class A Shares, as required by NYSE listing requirements (the “NYSE Proposal”); (C) the adoption and approval of the Post-Closing Atlas Certificate of Incorporation (the “Required Governing Document Proposal”); (D) the adoption and approval of certain differences between the Pre-Closing Atlas Governing Documents and the Post-Closing Atlas Governing Documents; (E) the adoption and approval of the Atlas Incentive Equity Plan; (F) the adoption and approval of each other proposal that either the SEC or NYSE (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (G) the adoption and approval of each other proposal reasonably agreed to by Atlas and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (H) the adoption and approval of a proposal for the postponement or adjournment of the Atlas Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (A) through (H), collectively, the “Transaction Proposals”), and (ii) Atlas shall include such recommendation contemplated by clause (i) in the Registration Statement / Proxy Statement. Notwithstanding the foregoing or anything to the contrary herein, Atlas may postpone or adjourn the Atlas Stockholders Meeting (1) to solicit additional proxies for the purpose of obtaining the Atlas Stockholder Approval, (2) for the absence of a quorum, (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Atlas has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Atlas Stockholders prior to the Atlas Stockholders Meeting or (4) if the holders of Atlas Class A Shares have elected to redeem a number of Atlas Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.3(c) not being satisfied; provided that, without the consent of the Company, in no event shall Atlas adjourn the Atlas Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining approval of the Transaction Proposals, the Atlas Board may amend, change, withdraw, modify, withhold, qualify or fail to make the Atlas Board Recommendation (any such action an “Atlas Change in Recommendation”) if the Atlas Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to make an Atlas Change in Recommendation would be a breach of its fiduciary duties under applicable Law; provided, that: (A) Atlas shall have delivered written notice to the Company of its intention to make an Atlas Change in Recommendation at least five (5) Business Days prior to the taking of such action by Atlas, (B) during such period and prior to making an Atlas Change in Recommendation, if requested by the Company, Atlas and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable the Atlas Board to reaffirm the Atlas Board Recommendation and not make such Atlas Change in Recommendation and (C) if the Company requested negotiations in accordance with clause (B), Atlas may make an Atlas Change in Recommendation only if the Atlas Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5) Business Day period, offered in writing to Atlas, continues to determine in good faith that failure to make an Atlas Change in Recommendation would be a breach of its fiduciary duties to the Atlas Stockholders under applicable Law. Atlas agrees that, unless the Agreement is terminated in accordance with its terms, its obligation to establish a record date for, duly call, give notice of, convene and hold the Atlas Stockholders’ Meeting for the purpose of voting on the Transaction Proposals shall not be affected by any Atlas Change in Recommendation. For the avoidance of doubt, an Atlas Change in Recommendation will not limit or otherwise affect the agreements and covenants set forth in the Sponsor Letter Agreement.

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Section 5.9   Merger Sub Stockholder Approval.   As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, Atlas, as the sole stockholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).
Section 5.10   Conduct of Business of Atlas.   From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Atlas shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the PIPE Financing), as required by applicable Law, as set forth on Section 5.10 of the Atlas Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:
(a)   adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any Atlas Party;
(b)   declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, its Equity Securities, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any of its outstanding Equity Securities, other than, for the avoidance of doubt, for the Atlas Stockholder Redemption;
(c)   split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;
(d)   incur, create or assume any Indebtedness, except for Indebtedness for borrowed money in an amount not to exceed $2,000,000 in the aggregate;
(e)   make any loans or advances to, or capital contributions in, any other Person, other than to, or in, Atlas or any of its Subsidiaries;
(f)   issue any Equity Securities or grant any additional options, warrants or stock appreciation rights with respect to its Equity Securities, other than the issuance of Atlas Class A Shares in connection with the exercise of any Atlas Warrant outstanding as of the date of this Agreement;
(g)   (i) amend, modify or renew any Atlas Related Party Transaction, other than (A) the entry into any Contract with an Atlas Related Party with respect to the incurrence of Indebtedness permitted by Section 5.10(d) or (b) for the avoidance of doubt, any expiration or automatic extension or renewal of any Contract pursuant to its terms, or (ii) enter into any Contract that would constitute an Atlas Related Party Transaction;
(h)   engage in any activities or business, or incur any material Atlas Liabilities, other than any activities, businesses or Atlas Liabilities that are either permitted under this Section 5.10 (including, for the avoidance of doubt, any activities, businesses or Atlas Liabilities contemplated by, incurred in connection with or that are otherwise incidental or attendant to this Agreement or any Ancillary Document, the performance of any covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby) or in accordance with this Section 5.10;
(i)   authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;
(j)   enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or
(k)   enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.10.
Notwithstanding anything in this Section 5.10 or this Agreement to the contrary, nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any Atlas Party.

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Section 5.11   NYSE Listing.   Atlas shall use its reasonable best efforts to (a) cause the Atlas New Class A Shares issuable in accordance with this Agreement to be approved for listing on NYSE, in each case as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. The Company shall, and shall cause its Representatives to, reasonably cooperate with Atlas and its Representatives in connection with the foregoing.
Section 5.12   Trust Account.   Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, Atlas shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Stockholders of Atlas pursuant to the Atlas Stockholder Redemption, (B) pay the amounts due to the underwriters of Atlas’ initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to Atlas in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 5.13   Transaction Support Agreements; Company Stockholder Approval.
(a)   As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement (the “Transaction Support Agreement Deadline”), the Company shall deliver, or cause to be delivered, to Atlas the Transaction Support Agreements duly executed by each Supporting Company Stockholder. As promptly as reasonably practicable (and in any event within one (1) Business Days) following the date of this Agreement, the Company shall deliver, or cause to be delivered, to Atlas a Transaction Support Agreement duly executed by the holder of the United Warrant.
(b)   As promptly as reasonably practicable (and in any event within one (1) Business Day) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to Atlas a true and correct copy of a written consent (in form and substance reasonably satisfactory to Atlas) approving and adopting this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) that is duly executed by the Company Stockholders that hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with the DGCL, the Company’s Governing Documents and the Company Stockholders Agreements (the “Company Stockholder Written Consent”). Subject to Section 5.13(d) below, the Company, through the Company Board, shall recommend to the holders of Company Shares the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) (the “Company Board Recommendation”).
(c)   As promptly as reasonably practicable (and in any event within one (1) Business Day) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Conversion Written Consent Deadline”), the Company shall obtain and deliver to Atlas a true and correct copy of a written consent (in form and substance reasonably satisfactory to Atlas) approving the conversion, effective as of immediately prior to the Closing, of all Company Preferred Shares to Company Common Shares in accordance with Section 5.1(b) of the Amended and Restated Certificate of Incorporation of the Company (the “Company Preferred Conversion”) that is duly executed by the Company Stockholders that collectively hold at least a majority of the outstanding Company Preferred Shares (the “Conversion Written Consent”).
(d)   Notwithstanding anything to the contrary contained in this Agreement, at any time prior to, but not after, receipt of the Company Stockholder Written Consent, the Company Board may amend, change, withdraw, modify, withhold, qualify or fail to make the Company Board Recommendation (any such action a “Company Change in Recommendation”) if the Company Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to make a Company Change in Recommendation would be a breach of its fiduciary duties under applicable Law; provided, that: (A) the Company shall have delivered written notice to Atlas of its intention to make a Company Change in Recommendation at least five (5) Business Days prior to the taking of such action by the Company, (B) during such period and prior to making a Company Change in Recommendation, if requested by Atlas,

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the Company and its Representatives shall have negotiated in good faith with Atlas and its Representatives regarding any revisions or adjustments proposed by Atlas to the terms and conditions of this Agreement as would enable the Company Board to reaffirm the Company Board Recommendation and not make such Company Change in Recommendation and (C) if Atlas requested negotiations in accordance with clause (B), the Company may make a Company Change in Recommendation only if the Company Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that Atlas shall have, prior to the expiration of the five (5) Business Day period, offered in writing to the Company, continues to determine in good faith that failure to make a Company Change in Recommendation would be a breach of its fiduciary duties to the Company Stockholders under applicable Law. The Company agrees that, unless the Agreement is terminated in accordance with its terms, the Company shall be obligated to deliver to Atlas the Company Stockholder Written Consent and the Conversion Written Consent pursuant to and in accordance with Section 5.13(b) and Section 5.13(c), regardless of whether or not there shall be any Company Change in Recommendation. For the avoidance of doubt, a Company Change in Recommendation will not limit or otherwise affect the agreements and covenants set forth in the Transaction Support Agreements.
(e)   Promptly following the receipt of the Company Stockholder Written Consent, the Company shall prepare and deliver to each Company Stockholder who has not executed and delivered the Company Stockholder Written Consent an information statement, in form and substance required under the DGCL in connection with the Merger and otherwise reasonably satisfactory to Atlas, which information statement shall include (i) copies of this Agreement and the Registration Statement / Proxy Statement, (ii) the Company Board Recommendation, (iii) a description of any dissenters’ rights of the Company Stockholders available under Section 262 of the DGCL and any other disclosure with respect to dissenters’ rights required by applicable Law and (iv) in accordance with the requirements of Section 228(e) of the DGCL, notice to any Company Stockholder who has not executed and delivered the Company Stockholder Written Consent of the corporate action by those Company Stockholders who did execute the Company Stockholder Written Consent.
Section 5.14   Atlas Indemnification; Directors’ and Officers’ Insurance.
(a)   Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each Atlas Party, as provided in the applicable Atlas Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Atlas will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Atlas shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable Atlas Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Atlas Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any Atlas Party (the “Atlas D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such Atlas D&O Person was a director or officer of any Atlas Party on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.
(b)   Atlas shall not have any obligation under this Section 5.14 to any Atlas D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Atlas D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c)   For a period of six (6) years following the Effective Time, Atlas shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are covered by any comparable insurance policies of the Atlas Parties in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on

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terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby than) the coverage provided under Atlas’ directors’ and officers’ liability insurance policies in effect as of the date of this Agreement; provided that Atlas shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the most recent annual premium paid by Atlas prior to the date of this Agreement and, in such event, Atlas shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by Atlas prior to the date of this Agreement.
(d)   If Atlas or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Atlas shall assume all of the obligations set forth in this Section 5.14.
(e)   The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Atlas.
Section 5.15   Company Indemnification; Directors’ and Officers’ Insurance.
(a)   Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Company, as provided in the Company’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Atlas will cause the applicable Company to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Atlas shall cause the applicable Company to advance expenses in connection with such indemnification as provided in the Company’s Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Company’s Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Company (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of the Company on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.
(b)   None of Atlas or the Company shall have any obligation under this Section 5.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c)   The Company shall, as promptly as practicable from the date hereof, use commercially reasonable efforts to (in consultation with Atlas, and with Atlas’ reasonable cooperation and assistance) obtain customary directors’ and officers’ liability insurance coverage for the benefit of the Company and its directors and officers (the “D&O Policy”). The Company shall purchase, at or prior to the Closing, and Atlas shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons covered by the D&O Policy with respect to matters occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under the D&O Policy; provided that none of the Company, Atlas or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three-hundred percent (300%) of the premium paid (on an annualized basis) by the Company in respect of the D&O Policy and, in such event,

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the Company or one of its Affiliates shall purchase the maximum coverage available for three-hundred (300%) of the premium paid (on an annualized basis) by the Company in respect of the D&O Policy.
(d)   If Atlas or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Atlas shall assume all of the obligations set forth in this Section 5.15.
(e)   The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Atlas.
Section 5.16   Post-Closing Directors and Officers.
(a)   Each of Atlas and the Company shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time: (i) the Atlas Board shall consist of seven (7) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of two (2) directors, Class II consisting of two (2) directors and Class III consisting of three (3) directors; (ii) the members of the Atlas Board are the individuals determined in accordance with Section 5.16(b) and Section 5.16(c); and (iii) the officers of Atlas (the “Officers”) are the individuals determined in accordance with Section 5.16(e).
(b)   The individual identified on Section 5.16(b) of the Atlas Disclosure Schedules shall be a director on the Atlas Board immediately after the Effective Time, with such individual being in the class of directors set forth opposite his or her name (the “Atlas Designee”). Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Atlas Sponsor may, by giving the Company and Atlas written notice, replace the Atlas Designee with any individual and, upon the Atlas Sponsor so giving notice of the replacement of the Atlas Designee, Section 5.16(b) of the Atlas Disclosure Schedules shall automatically be deemed amended to include such replacement individual as the Atlas Designee in lieu of, and to serve in the same class of directors as, the individual so replaced.
(c)   The three (3) individuals identified on Section 5.16(c) of the Company Disclosure Schedules shall be directors on the Atlas Board immediately after the Effective Time, with each such individual being in the class of directors set forth opposite his or her name (each, a “Company Designee”). Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company may, by giving Atlas and the Atlas Sponsor written notice, replace any Company Designee with any individual and, upon the Company so giving notice of the replacement of such Company Designee, Section 5.16(c) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a Company Designee in lieu of, and to serve in the same class of directors as, the individual so replaced.
(d)   Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company shall identify (in consultation with Atlas) three (3) individuals, each of whom shall qualify as an “independent director” under the listing rules of NYSE, to serve as a director on the Atlas Board immediately after the Effective Time, with each such individual serving on a different class of directors.
(e)   The individuals identified on Section 5.16(e) of the Company Disclosure Schedules shall be Officers immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that any such individual identified on Section 5.16(e) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability or otherwise) to serve as an Officer then, prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company may (in consultation with Atlas) replace such individual with another individual to serve as such Officer and, in such case, Section 5.16(e) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as an Officer in lieu of, and to serve with the same title as, the individual so replaced.

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Section 5.17   Required Financials.
(a)   The Company shall deliver to Atlas, as promptly as reasonably practicable following the date of this Agreement but in any event on or prior to March 31, 2021 the Closing Company Financial Statements. The Closing Company Financial Statements (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (ii) will fairly present in all material respects the financial position, results of operation, stockholders’ equity and cash flows of the Company as at the date thereof and for the period indicated therein, (iii) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (iv) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditor and (v) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).
(b)   The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, Atlas in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Atlas with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.
Section 5.18   Atlas Equity Plan.   At least one (1) day prior to the Closing Date, the Atlas Board shall approve and adopt an equity incentive plan and employee stock purchase plan, in each case, with such terms and conditions set forth on Exhibit E and with any changes or modifications thereto as the Company and Atlas may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Atlas, as applicable) (the “Atlas Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date. Subject to, and conditioned upon the occurrence of, the Effective Time, the Company shall, effective as of immediately prior to the Effective Time, grant to the Persons set forth on Section 5.18 of the Company Disclosure Schedules the Founder Grants, with such terms and conditions set forth on Exhibit E and with any changes or modifications thereto as the Company and Atlas may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Atlas, as applicable).
Section 5.19   FIRPTA Certificates.   At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Atlas a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to Atlas.
Section 5.20   Company Related Party Transactions.   The Company shall take, or cause to be taken, all actions necessary or advisable to terminate at or prior to the Closing all Company Related Party Transactions (other than those set forth on Section 5.20 of the Company Disclosure Schedules) without any further obligations or Liabilities to the Company or any of its Affiliates (including, from and after the Effective Time, Atlas and its Affiliates). On or prior to the Closing, each of the Company Equityholders and the Company shall, and shall cause their respective Affiliates to, repay or cause to be repaid in full, or otherwise satisfy and settle, all Indebtedness, receivables, payables and other similar arrangements between the Company, on the one hand, and any Company Equityholder or any of its Affiliates, on the other hand, in each case, other than those set forth on Section 5.20 of the Company Disclosure Schedules.
Section 5.21   Type Certification.   The Company shall continue to work with the FAA to diligently pursue the certification of an eVTOL aircraft in accordance with the FAA’s type certification process.

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Section 5.22   PPP Loan.   The Company shall use reasonable best efforts to obtain forgiveness of the PPP Loan prior to Closing. If, at Closing, the PPP Loan has not yet been forgiven, the Company shall execute an escrow agreement with the PPP Lender (the “PPP Escrow Fund”), pursuant to which, among other things, the PPP Lender shall establish a cash collateral account in the name of the Company for release to the PPP Lender or the Company (prior to Closing) or Atlas (after the Closing), as applicable, in accordance with this Section 5.22 and the escrow agreement, in connection with the forgiveness or non-forgiveness of the PPP Loan. In the event that any portion of the PPP Loan is not forgiven (any such amount which is not forgiven, the “Unforgiven PPP Loan Amount”), the PPP Lender will be entitled to recover such Unforgiven PPP Loan Amount from the PPP Escrow Fund and, if such Unforgiven PPP Loan Amount is less than the amounts then in the PPP Escrow Fund (such remainder, the “PPP Escrow Remainder”), the PPP Lender will release the PPP Escrow Remainder to the Company (prior to Closing) or Atlas (after the Closing), as applicable. In the event the PPP Loan is forgiven in whole, the PPP Lender shall, in accordance with the Escrow Agreement, release to the Company (prior to Closing) or Atlas (after the Closing), as applicable, all amounts then contained in the PPP Escrow Fund. Notwithstanding anything to the contrary in the foregoing, in the event that forgiveness of the PPP Loan is not obtained and for any reason the PPP Escrow Fund cannot be established and funded at Closing in accordance with this Section 5.22, the Company agrees that, prior to or at the Closing, the Company shall repay in full the outstanding balance under the PPP Loan and any and all prepayment penalties, premiums and breakage costs that become payable upon such repayment and any other fees or expenses outstanding thereunder.
ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT
Section 6.1   Conditions to the Obligations of the Parties.   The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:
(a)   the applicable waiting period or Consent under the HSR Act relating to the transactions contemplated by this Agreement shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable;
(b)   no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;
(c)   the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;
(d)   Atlas’ initial listing application with NYSE in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Atlas shall satisfy any applicable initial and continuing listing requirements of NYSE, and Atlas shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the Effective Time, and the Atlas New Class A Shares shall have been approved for listing on NYSE;
(e)   the Company Stockholder Written Consent shall have been obtained;
(f)   the Required Atlas Stockholder Approval shall have been obtained; and
(g)   after giving effect to the transactions contemplated hereby (including the PIPE Financing), Atlas shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.
Section 6.2   Other Conditions to the Obligations of the Atlas Parties.   The obligations of the Atlas Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if

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permitted by applicable Law, waiver by Atlas (on behalf of itself and the other Atlas Parties) of the following further conditions:
(a)   (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a) and Section 3.8(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.8(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date) and (iv) the representations and warranties of the of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;
(b)   the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;
(c)   since the date of this Agreement, no Company Material Adverse Effect has occurred;
(d)   the Company Preferred Conversion shall have occurred as contemplated by the Conversion Written Consent; and
(e)   at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Atlas the following documents:
(i)   a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to Atlas; and
(ii)   the Registration Rights Agreement duly executed by the Company Stockholders.
Section 6.3   Other Conditions to the Obligations of the Company.   The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:
(a)   (i) the Atlas Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the representations and warranties of the Atlas Parties (other than the Atlas Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Atlas Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as

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though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an Atlas Material Adverse Effect;
(b)   the Atlas Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;
(c)   the Aggregate Transaction Proceeds shall be equal to or greater than $600,000,000; and
(d)   at or prior to the Closing, Atlas shall have delivered, or caused to be delivered, the following documents to the Company:
(i)   a certificate duly executed by an authorized officer of Atlas, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company; and
(ii)   the Registration Rights Agreement duly executed by Atlas and the Atlas Sponsor.
Section 6.4   Frustration of Closing Conditions.   The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2, or a breach of this Agreement. None of the Atlas Parties may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by an Atlas Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2, or a breach of this Agreement.
ARTICLE 7
TERMINATION
Section 7.1   Termination.   This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
(a)   by mutual written consent of Atlas and the Company;
(b)   by Atlas, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Atlas, and (ii) the Termination Date; provided, however, that none of the Atlas Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;
(c)   by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any Atlas Party has failed to perform any covenant or agreement on the part of such applicable Atlas Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Atlas by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;
(d)   by either Atlas or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to September 10, 2021 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Atlas if any Atlas Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the

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Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;
(e)   by either Atlas or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;
(f)   by either Atlas or the Company, if the Atlas Stockholders Meeting has been held (including any adjournment or postponement thereof), has concluded, Atlas’ stockholders have duly voted and the Required Atlas Stockholder Approval was not obtained; or
(g)   by Atlas, (i) if the Company does not deliver, or cause to be delivered to Atlas a Transaction Support Agreement duly executed by each Supporting Company Stockholder in accordance with Section 5.13(a) on or prior to the Transaction Support Agreement Deadline, (ii) if the Company does not deliver, or cause to be delivered to Atlas the Company Stockholder Written Consent in accordance with Section 5.13(b) on or prior to the Company Stockholder Written Consent Deadline, or if the Company Stockholder Written Consent is, at any time, no longer valid or is otherwise revoked or rescinded at any time or (iii) if the Company does not deliver, or cause to be delivered to Atlas the Conversion Written Consent in accordance with Section 5.13(c) on or prior to the Conversion Written Consent Deadline, or if the Conversion Written Consent is, at any time, no longer valid or is otherwise revoked or rescinded at any time.
Section 7.2   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of Section 5.3(a), this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud.
ARTICLE 8
MISCELLANEOUS
Section 8.1   Non-Survival.   Other than those representations, warranties and covenants set forth in Section 2.1, Section 2.4, Section 3.24, Section 3.25, Section 4.18 and Section 4.19, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 8.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.
Section 8.2   Entire Agreement; Assignment.   This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) Atlas and the Company prior to Closing and (b) Atlas and the Atlas Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

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Section 8.3   Amendment.   This Agreement may be amended or modified only by a written agreement executed and delivered by (a) Atlas and the Company prior to the Closing and (b) Atlas and the Atlas Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.
Section 8.4   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:
(a)
If to any Atlas Party, to:

399 Park Avenue
New York, New York 10022
Attention:
Michael Spellacy

E-mail:
[Redacted]

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:
Edward J. Lee, P.C.
Jonathan L. Davis, P.C.

E-mail:
[Redacted]
[Redacted]

(b)
If to the Company, to:

Archer Aviation Inc.
1880 Embarcadero Road
Palo Alto, CA 94303
Attention:
Adam Goldstein
Brett Adcock

E-mail:
[Redacted]
[Redacted]

with a copy (which shall not constitute notice) to:
Cooley LLP
101 California Street, 5th Floor
San Francisco, CA 94111
Attention:
Dave Peinsipp
Alfred L. Browne III, Esq.

E-mail:
[Redacted]
[Redacted]

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
Section 8.5   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
Section 8.6   Fees and Expenses.   Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions

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contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and Atlas shall pay, or cause to be paid, all Unpaid Atlas Expenses and (b) if the Closing occurs, then Atlas shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid Atlas Expenses.
Section 8.7   Construction; Interpretation.   The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Atlas, any documents or other materials posted to the electronic data room located at https://services.intralinks.com under the project name “Project E-Hawk” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) unless the context requires otherwise, any reference to the “Company” in this Agreement shall mean and refer to the “Surviving Company” from and after the Effective Time. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
Section 8.8   Exhibits and Schedules.   All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Atlas Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Atlas Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Atlas Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.
Section 8.9   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14, Section 5.15, the last sentence of this Section 8.9 and Section 8.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Atlas Sponsor shall be an express third-party beneficiary of Section 5.4, Section 5.16, Section 8.2, Section 8.3, this Section 8.9 and Section 8.14.

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Section 8.10   Severability.   Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 8.11   Counterparts; Electronic Signatures.   This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, scanned pages or other electronic imaging (including “pdf”, “tif”, “jpg”, DocuSign, AdobeSign or other similar electronic transmission) shall be effective as delivery of a manually executed counterparty to this Agreement or any such Ancillary Document.
Section 8.12   Knowledge of Company; Knowledge of Atlas.   For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12 of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to Atlas’ knowledge” and “to the knowledge of Atlas” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12 of the Atlas Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12 of the Company Disclosure Schedules or Section 8.12 of the Atlas Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.
Section 8.13   No Recourse.   This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and without limiting the generality of the foregoing, none of the Representatives of Atlas or the Company shall have any Liability arising out of or relating to this Agreement, the negotiation thereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith (except as expressly provided herein) or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company or Atlas concerning the Company, any Atlas Party, this Agreement or the transactions contemplated hereby.
Section 8.14   Extension; Waiver.   The Company prior to the Closing and the Atlas Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the Atlas Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the Atlas Parties set forth herein or (c) waive compliance by the Atlas Parties with any of the agreements or conditions set forth herein. Atlas (prior to the Closing Date) and the Atlas Sponsor (after the Closing Date), may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.
Section 8.15   Waiver of Jury Trial.   THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR

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RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.
Section 8.16   Submission to Jurisdiction.   Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.
Section 8.17   Remedies.   Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition

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to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
Section 8.18   Trust Account Waiver.   Reference is made to the final prospectus of Atlas, filed with the SEC (File No. 333-249289) on October 29, 2020 (the “Prospectus”). The Company acknowledges and agrees and understands that Atlas has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Atlas’ public stockholders (including overallotment shares acquired by Atlas’ underwriters, the “Public Stockholders”), and Atlas may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Atlas entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, neither the Company nor any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Atlas or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Atlas or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Atlas or its Affiliates).
*     *     *     *     *

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IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.
ATLAS CREST INVESTMENT CORP.
By:
/s/ Michael Spellacy

Name: Michael Spellacy
Title:  Chief Executive Officer
ARTEMIS ACQUISITION SUB INC.
By:
/s/ Michael Spellacy

Name: Michael Spellacy
Title:   President
ARCHER AVIATION INC.
By:
/s/ Brett Adcock

Name: Brett Adcock
Title:   Chief Executive Officer
[Signature Page to Business Combination Agreement]
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Annex A
PIPE Investors
[See attached.]

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Annex B
Supporting Company Stockholders
[Redacted]

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Exhibit A
Form of PIPE Subscription Agreement
[See attached.]

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Exhibit B
Form of Registration Rights Agreement
[See attached.]

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Exhibit C
Form of Transaction Support Agreement
[See attached.]

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Exhibit D
Post-Closing Atlas Governing Documents Term Sheet
[See attached.]

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Exhibit E
Incentive Equity Plan Term Sheet
[See attached.]

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Annex A-2
EXECUTION VERSION
AMENDED AND RESTATED
BUSINESS COMBINATION AGREEMENT
BY AND AMONG
ATLAS CREST INVESTMENT CORP.,
ARTEMIS ACQUISITION SUB INC.,
AND
ARCHER AVIATION INC.
DATED AS OF JULY 29, 2021

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ANNEXES AND EXHIBITS
Annex A PIPE Investors
Annex B Supporting Company Stockholders
Exhibit A Form of PIPE Subscription Agreement
Exhibit B Form of Registration Rights Agreement
Exhibit C Form of Transaction Support Agreement
Exhibit D Post-Closing Atlas Governing Documents Term Sheet
Exhibit E Incentive Equity Plan Term Sheet

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AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT
This AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of July 29, 2021, is made by and among Atlas Crest Investment Corp., a Delaware corporation (“Atlas”), Artemis Acquisition Sub Inc., a Delaware corporation (“Merger Sub”), and Archer Aviation Inc., a Delaware corporation (the “Company”). Atlas, Merger Sub, and the Company shall be referred to herein from time to time individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.
WHEREAS, on February 10, 2021, the Parties entered into a Business Combination Agreement (the “Original Agreement”), and in accordance with Section 8.3 of the Original Agreement, the Parties desire to amend and restate the Original Agreement;
WHEREAS, (a) Atlas is a blank check company incorporated as a Delaware corporation on August 26, 2020 for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses, and (b) Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of Atlas that was formed for purposes of consummating the transactions contemplated by this Agreement and the applicable Ancillary Documents;
WHEREAS, pursuant to the Governing Documents of Atlas, Atlas is required to provide an opportunity for its stockholders to have their outstanding Atlas Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Atlas Stockholder Approval;
WHEREAS, as of the date of this Agreement, Atlas Crest Investment LLC, a Delaware limited liability company (the “Atlas Sponsor”), owns 12,500,000 Atlas Class B Shares;
WHEREAS, concurrently with the execution of this Agreement, the Atlas Sponsor, Atlas, the Company and certain individuals being party thereto are entering into an amended and restated sponsor letter agreement (the “A&R Sponsor Letter Agreement”), pursuant to which the Atlas Sponsor and/or each such other individual, as applicable, has agreed to, among other things, (a) vote in favor of, this Agreement and the transactions contemplated hereby (including the Merger), (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of Atlas or any other anti-dilution or similar protection with respect to the Atlas Class B Shares (whether resulting from the transactions contemplated by the PIPE Subscription Agreements or otherwise), (c) be bound by certain transfer restrictions with respect to its shares of Atlas Class B Shares prior to the Closing, (d) terminate certain lock-up provisions of that certain Letter Agreement dated as of October 27, 2020 and (e) subject 1,875,000 of its Atlas Class B Shares at the Effective Time to certain vesting and forfeiture conditions, in each case, on the terms and subject to the conditions set forth in the A&R Sponsor Letter Agreement;
WHEREAS, on the Closing Date, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, the Company will be a wholly-owned Subsidiary of Atlas, and each Company Common Share (including Company Common Shares resulting from the Company Preferred Conversion) will be automatically converted as of the Effective Time into the right to receive a portion of the Adjusted Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”);
WHEREAS, it is intended for U.S. federal and applicable state and local income Tax purposes that the Merger will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). By executing this Agreement, the Parties hereby adopt a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and intend to file the statement required by Treasury Regulations Section 1.368-3(a);
WHEREAS, concurrently with the execution of the Original Agreement, each of the investors set forth on Annex A hereto (the “PIPE Investors”) entered into a subscription agreement, substantially in the form attached hereto as Exhibit A (collectively, the “PIPE Subscription Agreements”), pursuant to which, among other things, each PIPE Investor agreed to subscribe for and purchase on the Closing Date, and Atlas agreed to issue and sell to each such PIPE Investor on the Closing Date, the number of Atlas New Class A Shares set forth in the applicable PIPE Subscription Agreement in exchange for the purchase price set forth

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therein (the aggregate purchase price under all PIPE Subscription Agreements, collectively, the “PIPE Financing”), in each case, on the terms and subject to the conditions set forth in the applicable PIPE Subscription Agreement;
WHEREAS, at the Closing, each of Atlas, the Atlas Sponsor and certain of the Company Stockholders shall enter into a registration rights agreement, substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which, among other things, each of the Atlas Sponsor and such Company Stockholders (a) will agree not to effect any sale or distribution of any Equity Securities of Atlas held by any of them during the lock-up period described therein and (b) will be granted certain registration rights with respect to their respective Atlas Shares, in each case, on the terms and subject to the conditions set forth therein;
WHEREAS, the board of directors of Atlas (the “Atlas Board”) has (a) determined that it is fair to and in the best interests of Atlas and the stockholders of Atlas, and declared it advisable, to enter into this Agreement, the Ancillary Documents to which Atlas is or will be a party and to consummate the transactions contemplated hereby and thereby (including the Merger), (b) adopted and approved the execution, delivery and performance by Atlas of this Agreement, the Ancillary Documents to which Atlas is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (c) resolved to recommend that the holders of Atlas Shares entitled to vote thereon vote in favor of each Transaction Proposal, and (d) directed that each Transaction Proposal be submitted to the holders of Atlas Shares for approval;
WHEREAS, the board of directors of Merger Sub has (a) determined that it is fair to and in the best interests of Merger Sub and Atlas (as its sole stockholder), and declared it advisable, to enter into this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and to consummate the transactions contemplated hereby and thereby (including the Merger), (b) adopted and approved the execution, delivery and performance by Merger Sub of this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (c) resolved to recommend that Atlas (as its sole stockholder) adopt this Agreement, and (d) directed that this Agreement be submitted to Atlas (as its sole stockholder) for adoption;
WHEREAS, Atlas, as the sole stockholder of Merger Sub, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);
WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is fair to and in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, the Ancillary Documents to which the Company is or will be a party and to consummate the transactions contemplated hereby and thereby (including the Merger), (b) adopted and approved the execution, delivery and performance by the Company of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (c) resolved to recommend that the Company Stockholders entitled to vote thereon adopt this Agreement, and (d) directed that this Agreement be submitted to the Company Stockholders for adoption;
WHEREAS, concurrently with the execution of the Original Agreement, each Company Stockholder set forth on Annex B hereto (collectively, the “Supporting Company Stockholders”) has duly executed and delivered to Atlas a transaction support agreement, substantially in the form attached hereto as Exhibit C (collectively, the “Transaction Support Agreements”), pursuant to which each such Supporting Company Stockholder agreed to, among other things, (a) support and vote in favor of the approval and adoption of the Original Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms), the Ancillary Documents to which the Company is or will be a party and the transactions contemplated thereby (including the Merger), and approve and effect the Company Preferred Conversion, as applicable, and (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing; and
WHEREAS, concurrently with the execution of the Original Agreement, the holder of the United Warrant has duly executed and delivered to Atlas a Transaction Support Agreement.

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NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
Section 1.1   Definitions.   As used in this Agreement, the following terms have the respective meanings set forth below.
“A&R Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.
“Additional Atlas SEC Reports” has the meaning set forth in Section 4.7.
“Adjusted Equity Value” means (a) the Equity Value, plus (b) the Aggregate Company Options Exercise Price, plus (c) the Aggregate Company Warrants Exercise Price, minus (d) the product of (i) 732,280, multiplied by (ii) the trading price of an Atlas Warrant as of the close of trading on the day immediately prior to the Closing Date.
“Adjusted Transaction Share Consideration” means an aggregate number of Atlas New Class B Shares equal to (a) the Adjusted Equity Value, divided by (b) the Atlas Share Value.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received by the Atlas Parties in respect of the PIPE Financing (whether prior to or on the Closing Date). For the avoidance of doubt, any cash proceeds received by Atlas or any of its Affiliates in respect of any amounts funded under a PIPE Subscription Agreement prior to the Closing Date shall constitute, and be taken into account for purposes of determining, the Aggregate Closing PIPE Proceeds (without, for the avoidance of doubt, giving effect to, or otherwise taking into account the use of any such proceeds).
“Aggregate Company Options Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Company Options (whether or not vested) if all such Company Options were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept). For the avoidance of doubt, all references to the exercise price of Company Options shall be to the exercise price of the applicable Company Option immediately prior to the Effective Time, in accordance with the applicable option agreement.
“Aggregate Company Warrants Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Company Warrants (whether vested or unvested) if all Company Warrants were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept). For the avoidance of doubt, all references to the exercise price of Company Warrants shall be to the exercise price of the applicable Company Warrant immediately prior to the Effective Time, in accordance with the applicable warrant agreement.
“Aggregate Transaction Proceeds” means an amount equal to the sum of (a) the aggregate cash proceeds available for release to any Atlas Party (or any designees thereof) from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to the Atlas Stockholder Redemption) and (b) the Aggregate Closing PIPE Proceeds.
“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.
“Allocation Schedule” has the meaning set forth in Section 2.3.
“Alternative Transaction Structure” has the meaning set forth in Section 5.5(a).

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“Ancillary Documents” means the Registration Rights Agreement, the A&R Sponsor Letter Agreement, the PIPE Subscription Agreements, the Transaction Support Agreements and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.
“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering.
“Atlas” has the meaning set forth in the introductory paragraph to this Agreement.
“Atlas Acquisition Proposal” means (a) any transaction or series of related transactions under which Atlas or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, Equity Securities or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) or (b) any equity or similar investment in Atlas or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute an Atlas Acquisition Proposal.
“Atlas Board” has the meaning set forth in the recitals to this Agreement.
“Atlas Board Recommendation” has the meaning set forth in Section 5.8.
“Atlas Class A Shares” means, at all times prior to the Effective Time, shares of Atlas’ Class A common stock, par value $0.0001 per share.
“Atlas Class B Shares” means, at all times prior to the Effective Time, shares of Atlas’ Class B common stock, par value $0.0001 per share.
“Atlas D&O Persons” has the meaning set forth in Section 5.14(a).
“Atlas Designee” has the meaning set forth in Section 5.16(c).
“Atlas Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Atlas on the date of the Original Agreement.
“Atlas Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to the Company or any Company Stockholder pursuant to the terms of this Agreement or any Ancillary Document) by an Atlas Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, placement agents, or other agents or service providers of any Atlas Party and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Atlas Party pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Atlas Expenses shall not include any Company Expenses.
“Atlas Financial Statements” means all of the financial statements of Atlas included in the Atlas SEC Reports.
“Atlas Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers) and Section 4.6 (Capitalization of the Atlas Parties).
“Atlas Incentive Equity Plan” has the meaning set forth in Section 5.18.
“Atlas Liabilities” means, as of any determination time, the aggregate amount of Liabilities that are actually due and payable by the Atlas Parties as of such time. Notwithstanding the foregoing or anything to

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the contrary herein, Atlas Liabilities shall not include (a) any Atlas Expenses, (b) any Liabilities of the Atlas Parties that have been paid or otherwise satisfied or (c) any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing.
“Atlas Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, is reasonably likely to, individually or in the aggregate, prevent or materially delay (or has so prevented or materially delayed) the ability of any Atlas Party to consummate the Merger in accordance with the terms of this Agreement.
“Atlas New Class A Shares” means, at all times at or after the Effective Time, shares of Atlas’ Class A common stock, par value $0.0001 per share.
“Atlas New Class B Shares” means, at all times at or after the Effective Time, shares of Atlas’ Class B common stock, par value $0.0001 per share.
“Atlas Parties” means, collectively, Atlas and Merger Sub.
“Atlas Related Parties” has the meaning set forth in Section 4.9.
“Atlas Related Party Transactions” has the meaning set forth in Section 4.9.
“Atlas SEC Reports” has the meaning set forth in Section 4.7.
“Atlas Share Value” means $10.00.
“Atlas Shares” means (a) at all times prior to the Effective Time, collectively, the Atlas Class A Shares and the Atlas Class B Shares and (b) at or at all times at or after the Effective Time, the Atlas New Class A Shares and the Atlas New Class B Shares. Any reference to Atlas Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.
“Atlas Sponsor” has the meaning set forth in the recitals to this Agreement.
“Atlas Stockholder Approval” means, collectively, the Required Atlas Stockholder Approval and the Other Atlas Stockholder Approval.
“Atlas Stockholder Redemption” means the right of the holders of Atlas Class A Shares to redeem all or a portion of their Atlas Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in the Governing Documents of Atlas.
“Atlas Stockholders Meeting” has the meaning set forth in Section 5.8.
“Atlas Warrants” means each warrant to purchase one Atlas Class A Share (or, following the Effective Time, one Atlas New Class A Share) at a price of $11.50 per share, subject to adjustment.
“Aviation Authority” means any Governmental Entity that is vested with the control and supervision of, or has jurisdiction over, the registration, airworthiness, design, production, operation or maintenance of any aircraft, or other matters relating to civil or military aviation, including the FAA, the United States Department of Transportation and equivalent foreign governmental and quasi-governmental authorities, including civil aviation authorities in the relevant jurisdiction.
“Aviation Authorizations” means all type certificates, production certificates, parts manufacturing approvals, source approval requests, production verification audits, air carrier certificates, operator certificates, air agency certificates required to perform any work being performed by the Company or to engage in the operations conducted by the Company and other registrations, authorizations and certificates required by any Aviation Authority.
“Business” means the business of, directly or indirectly, designing, producing, developing, marketing, licensing, selling, distributing, providing or performing urban air mobility services or products (including eVTOL aircrafts), and any other services or products incidental or attendant thereto.

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“Business Combination Proposal” has the meaning set forth in Section 5.8.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.
“Business Intellectual Property” has the meaning set forth in Section 3.13(c).
“CBA” means any collective bargaining agreement or other Contract with any labor union, labor organization, or works council.
“Certificate of Merger” has the meaning set forth in Section 2.1(b).
“Certificates” has the meaning set forth in Section 2.1(h).
“Certified Allocation Schedule” has the meaning set forth in Section 2.6(c).
“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, or any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document). Notwithstanding the foregoing or anything to the contrary herein, the Atlas Shares to be issued in respect of or that will become subject to, as applicable, the Exchanged Options or Company Restricted Shares at the Effective Time on the terms and subject to the conditions of this Agreement shall not constitute Change of Control Payments.
“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person, (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clauses (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (c) under which any Persons(s) makes any equity or similar investment in another Person.
“Closing” has the meaning set forth in Section 2.2.
“Closing Company Financial Statements” has the meaning set forth in Section 3.4(b).
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Filing” has the meaning set forth in Section 5.4(b).
“Closing Press Release” has the meaning set forth in Section 5.4(b).
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the introductory paragraph to this Agreement.
“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company or any of its controlled Affiliates or (ii) all or a material portion of assets, Equity Securities or businesses of the Company or any of its controlled Affiliates (in the case of each of clauses (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates (other than the

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issuance of the applicable class of shares of capital stock of the Company upon the exercise or conversion of any Company Options or any Company RSUs outstanding on the date of the Original Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.
“Company Board” has the meaning set forth in the recitals to this Agreement.
“Company Board Recommendation” has the meaning set forth in Section 5.13.
“Company Common Shares” means shares of common stock, par value $0.0001 per share, of the Company designated as “Common Stock” pursuant to the Amended and Restated Certificate of Incorporation of the Company, as amended; provided that, immediately from and after the Company Preferred Conversion, “Company Common Shares” shall be deemed (including for all purposes under Article 2) to include (a) the Company Common Shares issued in connection with the Company Preferred Conversion and (b) the Company Restricted Shares.
“Company D&O Persons” has the meaning set forth in Section 5.15(a).
“Company Designee” has the meaning set forth in Section 5.16(c).
“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Atlas by the Company on the date of the Original Agreement.
“Company Equity Award” means, as of any determination time, each Company Option, each Company RSUs, each Company Restricted Share and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company of rights of any kind to receive any Equity Security of the Company or the value of which is determined with reference to any equity security of the Company, in either case, under any Company Equity Plan or otherwise that is outstanding. Notwithstanding the foregoing or anything herein to the contrary, Company Equity Awards shall not include any award contemplated by Section 5.18.
“Company Equity Plan” means the Archer Aviation Inc. 2019 Stock Plan, as amended, and each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company of rights of any kind to receive Equity Securities of the Company or benefits measured in whole or in part by reference to Equity Securities of the Company.
“Company Equityholders” means, collectively, the Company Stockholders, the holders of Company Equity Awards and the holders of Company Warrants, in each case, as of any determination time prior to the Effective Time.
“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything herein to the contrary, Company Expenses shall not include any Atlas Expenses.
“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a) and Section 3.2(d) (Capitalization of the Company), Section 3.3 (Authority), Section 3.8(a) and Section 3.8(b)(iii) (Absence of Changes), and Section 3.17 (Brokers).

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“Company IT Systems” means all computer systems, Software and hardware, communication systems, workstations, end-user devices, co-location facilities and equipment, routers, hubs, switches, servers, network equipment, electronic data processing, information, record keeping, communications, telecommunications, networks, platforms, circuits, peripherals and other systems and related documentation, including any outsourced systems and processes, in each case, used, owned, licensed or leased by the Company.
“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than the Company) that is licensed to the Company.
“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Company, or (b) the ability of the Company to consummate the Merger in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Original Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which the Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, the execution or public announcement of this Agreement, (viii) any failure by the Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or clauses (ix) through (xi)), (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing, (x) any fact or circumstance in existence and actually known to Atlas or the Atlas Board as of the date hereof (it being understood that to the extent there are any material and adverse changes, events, effects or occurrences in a particular matter or matters after the date hereof (or first becoming known to Atlas or the Atlas Board after the date hereof), then the totality of such applicable matter or matters, whether or not the underlying matter or matter occurred prior to the date hereof, may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur), or (xi) the events set forth on Section 1.1 of the Company Disclosure Schedules; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (ix) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the Company relative to other participants operating in the industries or markets in which the Company operates.
“Company Option” means, as of any determination time, each option to purchase Company Common Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise. For the avoidance of doubt, Company Options shall not include Founder Grants.

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“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Company.
“Company Preferred Conversion” has the meaning set forth in Section 5.13(c).
“Company Preferred Shares” means, collectively, shares of preferred stock, par value $0.0001 per share, of the Company designated as “Series Seed Preferred Stock” and “Series A Preferred Stock” pursuant to the Amended and Restated Certificate of Incorporation of the Company, as amended.
“Company Product” means all products or services, including (a) urban air mobility services or products (including eVTOL aircrafts), (b) Software products, tools, or applications, and (c) any of the foregoing currently in development, in the case of each of clauses (a), (b) and (c), from which the Company has derived preceding the date of the Original Agreement, is currently deriving, expects to derive, or subsequently derives, revenue from the sale, license, subscription, distribution, provision, performance, support, or maintenance thereof.
“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed by or in the name of the Company.
“Company Related Party” has the meaning set forth in Section 3.19.
“Company Related Party Transactions” has the meaning set forth in Section 3.19.
“Company Restricted Shares” shall mean outstanding Company Common Shares (including shares acquired by the early exercise of a Company Option) that are unvested or are subject to a repurchase option or a risk of forfeiture.
“Company RSUs” means, as of any determination time, each restricted stock unit award that is outstanding with respect to Company Common Shares, whether granted under a Company Equity Plan or otherwise.
“Company Shares” means, collectively, the Company Preferred Shares and the Company Common Shares.
“Company Stockholder Written Consent” has the meaning set forth in Section 5.13(a).
“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 5.13(a).
“Company Stockholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.
“Company Stockholders Agreements” means, collectively, (a) that certain Amended and Restated Investors’ Rights Agreement, dated as of July 22, 2020, by and among the Company and the other parties thereto, as amended, (b) that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of July 22, 2020, by and among the Company and the other parties thereto, and (c) that certain Amended and Restated Voting Agreement, dated as of July 22, 2020, by and among the Company and the other parties thereto.
“Company Warrants” means any warrants to acquire Equity Securities of the Company (including (a) the United Warrant, (b) the Stellantis Warrants, and (c) the Mesa Warrant, but excluding the SVB Warrants).
“Confidentiality Agreement” means that certain Confidentiality Agreement in effect between the Company and Atlas.
“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.
“Contract” or “Contracts” means any written agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

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“Conversion Written Consent” has the meaning set forth in Section 5.13(c).
“Conversion Written Consent Deadline” has the meaning set forth in Section 5.13(c).
“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.
“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.
“Creator” has the meaning set forth in Section 3.13(d).
“D&O Policy” has the meaning set forth in Section 5.15(c).
“Designated Material Contracts” has the meaning set forth in Section 5.1(b)(viii).
“DGCL” has the meaning set forth in the recitals to this Agreement.
“Dissenting Shares” has the meaning set forth in Section 2.6.
“Dissenting Stockholder” has the meaning set forth in Section 2.6.
“Effective Time” has the meaning set forth in Section 2.1(b).
“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each pension, retirement, equity or equity-based compensation, profit sharing, savings, bonus, incentive, commission, employment, consulting, stock option or stock purchase, severance, change in control, retention, deferred compensation, welfare, accident, disability, health, salary continuation, vacation, sick pay or paid time off, and any other benefit or compensatory plan, program, policy, agreement, arrangement, or Contract that the Company maintains, sponsors or contributes to, or under or with respect to which the Company has any potential or actual Liability, including on account of an ERISA Affiliate.
“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or public or worker health or safety.
“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
“Equity Value” means $1,480,000,000.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person that, together with the Company, is (or at any relevant time has been or would be) treated as a single employer under Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Agent” has the meaning set forth in Section 2.5(a).
“Exchange Agent Agreement” has the meaning set forth in Section 2.5(a).
“Exchange Fund” has the meaning set forth in Section 2.5(b).
“Exchange Ratio” means the Per Share Equity Value divided by the Atlas Share Value.
“Exchanged Option” has the meaning set forth in Section 2.4(a).
“Exchanged RSU” has the meaning set forth in Section 2.4(e).
“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

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“Financial Statements” has the meaning set forth in Section 3.4(a).
“Founder Grants” has the meaning set forth in Exhibit E.
“Fraud” means common law fraud with an intention to deceive.
“Fully Diluted Shares Outstanding” means (a) the aggregate number of Company Shares (for clarity, after having given effect to the Company Preferred Conversion) outstanding immediately prior to the Effective Time (other than Company Shares owned by the Company which are to be cancelled and retired in accordance with Section 2.1(i)), plus (b) the aggregate number of Company Common Shares issuable upon the exercise in full of all Company Options (whether vested or unvested) outstanding immediately prior to the Effective Time, plus (c) the aggregate number of Company Common Shares issuable upon the exercise in full of all Company Warrants (whether vested or unvested) outstanding immediately prior to the Effective Time. For the avoidance of doubt, the Founder Grants and the Company RSUs shall not be included in the calculation of “Fully Diluted Shares Outstanding.”
“GAAP” means United States generally accepted accounting principles.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.
“Government Contract” means any Contract (a) between the Company and any Governmental Entity for the delivery of supplies or provision of services by the Company or (b) by or between the Company as a subcontractor at any tier and any other Person, including resellers and distributors, in connection with any Contract with a Governmental Entity.
“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).
“Governmental Sponsor” means any (a) Governmental Entity or (b) university, college, other educational institution, research center, nonprofit organization, or private source.
“Hazardous Substance” means any material, substance or waste that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, radiation, or radon.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“Illustrative Allocation Schedule” has the meaning set forth in Section 2.3.
“Incentive Stock Option” means a Company Option intended to be an “incentive stock option” (as defined in Section 422 of the Code).
“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the

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type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.
“Intellectual Property Rights” means all intellectual property rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, patent disclosures, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, copyrightable works, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions (whether patentable or not, and whether or not reduced to practice), ideas, formulae, source code, compositions, processes and techniques, methods, methodologies, algorithms, research and development information, drawings, specifications, architectures, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”); (e) rights in or to Software or other technology; and (f) any other intellectual property rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.
“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.
“Investment Company Act” means the Investment Company Act of 1940.
“IPO” has the meaning set forth in Section 8.18.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).
“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law and fiduciary duties), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.
“Leased Real Property” has the meaning set forth in Section 3.18(b).
“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).
“Marks” has the meaning set forth in the definition of Intellectual Property Rights.
“Material Contracts” has the meaning set forth in Section 3.7(a).
“Material Permits” has the meaning set forth in Section 3.6.
“Merger” has the meaning set forth in Section 2.1(a).
“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.
“Mesa Warrant” means that certain warrant exercisable into up to 1,171,649 shares of Company Common Shares, issued to Mesa Air Group, Inc. on February 26, 2021.

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“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.
“Newco” has the meaning set forth in Section 5.5(a).
“NYSE” means the New York Stock Exchange.
“NYSE Proposal” has the meaning set forth in Section 5.8.
“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the Company on a non-exclusive basis under standard terms and conditions and that has a total replacement cost of less than $100,000.
“Officers” has the meaning set forth in Section 5.16(a).
“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.
“Original Agreement” has the meaning set forth in the recitals to this Agreement.
“Other Atlas Stockholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of Atlas Shares entitled to vote thereon, whether in person or by proxy at the Atlas Stockholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of Atlas and applicable Law.
“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.
“Parties” has the meaning set forth in the introductory paragraph to this Agreement.
“Patents” has the meaning set forth in the definition of Intellectual Property Rights.
“PCAOB” means the Public Company Accounting Oversight Board.
“PEO Plan” means each Employee Benefit Plan maintained by a professional employer organization for the purpose of providing compensation or benefits to any employee of the Company.
“Per Share Equity Value” means the quotient of (a) the Adjusted Equity Value divided by (b) the Fully Diluted Shares Outstanding.
“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits, certificates, exemptions, waivers, or deviations issued by a Governmental Entity.
“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) of record affecting title to such real property that do not prohibit or materially interfere with the Company’s use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the business of the Company and do not prohibit or materially interfere with the Company’s use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable; (f) grants by the Company of non-exclusive rights in Intellectual Property Rights in the ordinary course of business consistent with past practice; and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

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“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.
“Personal Data” means any data or information in the possession or control of the Company classified as “personal data,” “personal information,” “nonpublic personal information,” or other similar terms, or that is otherwise subject to, applicable Laws or any published privacy policies of the Company.
“PIPE Financing” has the meaning set forth in the recitals to this Agreement.
“PIPE Investors” has the meaning set forth in the recitals to this Agreement.
“PIPE Subscription Agreements” has the meaning set forth in the recitals to this Agreement.
“Post-Closing Atlas Bylaws” has the meaning set forth in Section 2.1(e).
“Post-Closing Atlas Certificate of Incorporation” has the meaning set forth in Section 2.1(e).
“Post-Closing Atlas Governing Documents” means, collectively, (a) the Post-Closing Atlas Certificate of Incorporation and (b) the Post-Closing Atlas Bylaws.
“PPACA” has the meaning set forth in Section 3.11(c).
“Pre-Closing Atlas Governing Documents” means, collectively, (a) the Amended and Restated Certificate of Incorporation of Atlas, dated as of October 29, 2020, and (b) the Amended & Restated Bylaws of Atlas, adopted as of October 29, 2020.
“Pre-Closing Atlas Stockholders” means the holders of Atlas Shares as of any determination time prior to the Effective Time.
“Privacy and Data Security Policies” has the meaning set forth in Section 3.20(a).
“Privacy and Security Requirements” means any of the following to the extent relating to the Processing of Personal Data: (a) all applicable Laws; (b) the Company’s own published privacy policies; and (c) applicable provisions of Contracts to which the Company is legally bound.
“Proceeding” means any lawsuit, litigation, action, audit, examination or investigation, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.
“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).
“Prospectus” has the meaning set forth in Section 8.18.
“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.
“Public Stockholders” has the meaning set forth in Section 8.18.
“Real Property Leases” means all leases, sub-leases, licenses, concessions or other agreements, in each case, pursuant to which the Company leases, sub-leases or otherwise uses or occupies any Leased Real Property.
“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for

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registration of Copyrights, Internet domain name registrations, industrial design registrations and applications, and mask work registrations and applications.
“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.
“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of Atlas.
“Representatives” means (a) with respect to any Party or other Person (in each case, other than the Company prior to the Closing), such Party’s or Person’s, as applicable, Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives, and (b) with respect to the Company prior to the Closing, the Company’s Affiliates and the Company’s and its Affiliates’ respective equityholders, directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives.
“Required Atlas Stockholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of Atlas Shares entitled to vote thereon, whether in person or by proxy at the Atlas Stockholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of Atlas and applicable Law.
“Required Governing Document Proposal” has the meaning set forth in Section 5.8.
“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the NYSE Proposal and the Required Governing Document Proposal.
“Resale Shelf Registration Statement” has the meaning set forth in Section 5.7(b).
“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations such other controls administered by the U.S. Customs and Border Protection, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“Schedules” means, collectively, the Company Disclosure Schedules and the Atlas Disclosure Schedules.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933.
“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.
“Security Incident” means actions that result in an actual or suspected likely cyber or security incident on the confidentiality, integrity, or availability of a Company IT System, Personal Data, any Company trade secret, or any proprietary or confidential information. A Security Incident includes incidents of security breaches or intrusions, denial of service, or unauthorized entry, access, collection, use, processing, storage, sharing, distribution, transfer, or destruction of, any Company IT Systems, Personal Data, Company trade secrets, or any proprietary or confidential information, or any loss, unauthorized distribution, compromise or disclosure of any of the foregoing.
“Signing Filing” has the meaning set forth in Section 5.4(b).
“Signing Press Release” has the meaning set forth in Section 5.4(b).
“Software” shall mean any and all (a) computer programs, applications and software, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code or executable code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to

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design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.
“Stellantis Warrants” means, collectively, (a) that certain warrant exercisable into up to 1,660,302 shares of Company Common Shares, issued to FCA US LLC on November 6, 2020 and (b) that certain warrant exercisable into up to 1,070,000 shares of Company Common Shares, issued to FCA Italy S.p.A. on July 16, 2021.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Supporting Company Stockholders” has the meaning set forth in the recitals to this Agreement.
“Surviving Company” has the meaning set forth in Section 2.1(a).
“Surviving Company Share” has the meaning set forth in Section 2.1(g).
“SVB Warrants” means, collectively, (a) that certain warrant exercisable into up to 211,642 (subject to certain adjustment described therein) shares of Company Common Shares, issued to Silicon Valley Bank (and subsequently transferred to SVB Financial Group) on July 9, 2021 and (b) that certain warrant exercisable into up to 211,641 (subject to certain adjustment described therein) shares of Company Common Shares, issued to SVB Innovation Credit Fund VIII, L.P. on July 9, 2021.
“Tax” means any United States federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatsoever, whether disputed or not, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto.
“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.
“Tax Proceeding” has the meaning set forth in Section 3.16(c).
“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed or required to be filed with any Governmental Entity, including any amendment of any of the foregoing.
“Termination Date” has the meaning set forth in Section 7.1(d).
“Transaction Litigation” has the meaning set forth in Section 5.2(e).
“Transaction Proposals” has the meaning set forth in Section 5.8.
“Transaction Support Agreement Deadline” has the meaning set forth in Section 5.13(a).
“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

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“Trust Account” has the meaning set forth in Section 8.18.
“Trust Account Released Claims” has the meaning set forth in Section 8.18.
“Trust Agreement” has the meaning set forth in Section 4.8.
“Trustee” has the meaning set forth in Section 4.8.
“United Warrant” means that certain warrant exercisable into up to 13,473,965 shares of Company Common Shares, issued to United Airlines, Inc. on February 26, 2021.
“Unpaid Atlas Expenses” means the Atlas Expenses that are unpaid as of immediately prior to the Closing.
“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.
“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Option.
“Unvested Company RSUs” means each Company RSU outstanding as of immediately prior to the Effective Time that is not a Vested Company RSU.
“Vested Company RSU” means each Company RSU outstanding as of immediately prior to the Effective Time that is vested as of immediately prior to the Effective Time or will vest solely as a result of the consummation of the Merger.
“Vested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is vested as of immediately prior to the Effective Time or will vest solely as a result of the consummation of the Merger.
“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as similar foreign, state or local Laws.
“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such an act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.
ARTICLE 2
MERGER
Section 2.1   The Merger.
(a)   On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, Merger Sub shall merge with and into the Company (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the “Surviving Company”).
(b)   At the Closing, the Parties shall cause a certificate of merger, in a form reasonably satisfactory to the Company and Atlas (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by Atlas and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).
(c)   The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and

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Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL.
(d)   At the Effective Time, the Governing Documents of Merger Sub shall be the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.
(e)   At the Closing, Atlas shall (a) subject to obtaining the Required Atlas Stockholder Approval, amend and restate, effective as of the Effective Time, the certificate of incorporation of Atlas with such terms and conditions set forth on Exhibit D (the “Post-Closing Atlas Certificate of Incorporation”), pursuant to which, among other things, Atlas shall have a dual class structure with (i) Atlas New Class A Shares that will carry voting rights in the form of one (1) vote per such share and (ii) Atlas New Class B Shares that will carry voting rights in the form of ten (10) votes per such share, in the case of each of the Atlas New Class A Shares and the Atlas New Class B Shares, on the terms set forth in the Post-Closing Atlas Certificate of Incorporation, and (b) amend and restate the bylaws of Atlas with such terms and conditions set forth on Exhibit D (the “Post-Closing Atlas Bylaws”).
(f)   At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
(g)   At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001, of the Surviving Company (each such share, a “Surviving Company Share”).
(h)   At the Effective Time (and, for the avoidance of doubt, following the Company Preferred Conversion), by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Common Share (including Company Common Shares resulting from the Company Preferred Conversion, but excluding any Dissenting Shares and the Company Common Shares cancelled and extinguished pursuant to Section 2.1(i)) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted, based on the Exchange Ratio, into the right to receive the number of Atlas New Class B Shares set forth on the Allocation Schedule. From and after the Effective Time, each Company Stockholder’s certificates (the “Certificates”), if any, evidencing ownership of the Company Common Shares and the Company Common Shares issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Common Shares except as otherwise expressly provided for herein or under applicable Law. If any Company Common Shares outstanding immediately prior to the Effective Time are Company Restricted Shares then the number of Atlas New Class B Shares issued in exchange for such Company Restricted Shares will have the same terms and conditions as were applicable to such Company Restricted Shares immediately prior to the Effective Time (including with respect to vesting and termination-related provisions). The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Atlas is entitled to exercise any such repurchase option or other right set forth in the applicable agreement governing such Company Restricted Shares.
(i)   At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.
Section 2.2   Closing of the Transactions Contemplated by this Agreement.   The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by

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applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as Atlas and the Company may agree in writing.
Section 2.3   Allocation Schedule.
(a)   At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Atlas an allocation schedule (the “Allocation Schedule”) setting forth:
(i)   (A) the number of Company Common Shares held by each Company Stockholder, (B) the number of Company Common Shares subject to each Company Warrant and SVB Warrant held by each holder thereof, and (C) the number of Company Common Shares subject to each Company Option held by each holder thereof, as well as whether each such Company Option will be a Vested Company Option or an Unvested Company Option as of immediately prior to the Effective Time (for clarity, after having given effect to the Company Preferred Conversion);
(ii)   in the case of the Company Options, Company Warrants and SVB Warrants, the exercise (or similar) price and, if applicable, the exercise (or similar) date;
(iii)   (A) the Exchange Ratio; (B) the portion of the Adjusted Transaction Share Consideration (specifying the number of Atlas New Class B Shares) allocated to each Company Common Share pursuant to Section 2.1(h) based on the Exchange Ratio (including, for the avoidance of doubt, the number of Atlas New Class B Shares that would be allocated to any such Company Common Shares pursuant to Section 2.1(h) but for such Company Common Shares being Dissenting Shares), (C) (x) the portion of the Adjusted Transaction Share Consideration allocated to each Company Warrant pursuant to Section 2.4(c), and (y) the treatment of the SVB Warrants in the Merger, and (D) the portion of the Adjusted Transaction Share Consideration allocated to each Company Option pursuant to Section 2.4(a), including a breakdown of Vested Company Options and Unvested Company Options, as well as, in the case of each of clauses (A) through (D), reasonably detailed calculations with respect to the components and subcomponents thereof (including any exchange (or similar) ratio on which such calculations are based);
(iv)   each Company Stockholder that is a Dissenting Stockholder and the number of Company Common Shares held by such Company Stockholder that are Dissenting Shares;
(v)   the exercise price of each Exchanged Option at the Effective Time, which shall be based on the same exchange (or similar) ratio used for purposes of determining the number of Exchanged Options for which such Company Option is exchanged in clause (iii) of this Section 2.3(a); and
(vi)   a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant to clauses (i), (ii), (iii), (iv) and (v) of this Section 2.3(a) are, and will be as of immediately prior to the Effective Time, (A) true and correct in all respects, (B) in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company, the Company Stockholders Agreements and applicable Laws, (C) in the case of the Company Options, in accordance with the Company Equity Plan and any applicable grant or similar agreement with respect to each Company Option and (D) in the case of the Company Warrants and SVB Warrants, in accordance with the applicable warrant agreement or similar agreement with respect to each Company Warrant and SVB Warrant, respectively.
(b)   Section 2.3(b) of the Company Disclosure Schedules contains an illustrative Allocation Schedule (the “Illustrative Allocation Schedule”) prepared by the Company as if the Company Preferred Conversion and the Closing occurred as of the date of this Agreement and, without limiting any other covenants, agreements, representations or warranties of the Company under this Agreement or any Ancillary Document or any Company Equityholder under any Ancillary Document or the rights or remedies of an Atlas Party or the Atlas Sponsor with respect thereto, the Allocation Schedule will be substantially in the form of the Illustrative Allocation Schedule and will take into account any changes to the Company’s capitalization between the date of this Agreement and the date of delivery of the Allocation Schedule to Atlas pursuant to Section 2.3(a). The Company will review any comments

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to the Allocation Schedule provided by Atlas or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by Atlas or any of its Representatives.
(c)   Notwithstanding the foregoing or anything to the contrary herein, (i) the aggregate number of Atlas New Class B Shares that each Company Equityholder will have a right to receive or to which his, her or its Company Options or Company Warrant will become subject, as applicable, under this Agreement will be rounded down to the nearest whole share, (ii) in no event shall the aggregate number of Atlas New Class B Shares set forth on the Allocation Schedule that are allocated in respect of the Equity Securities of the Company (or, for the avoidance of doubt, the Company Equityholders), including the Company Options, exceed (A) the Adjusted Transaction Share Consideration, minus (B) the Atlas New Class B Shares that would be allocated to Company Common Shares pursuant to Section 2.1(h) but for such Company Common Shares being Dissenting Shares (it being further understood and agreed, for the avoidance of doubt, that in no event shall any Atlas New Class B Shares described in this clause (B) be allocated to any other Company Equityholder and shall instead not be allocated at the Closing or otherwise, except solely in the circumstances described in Section 2.6), (iii) the Atlas Parties and the Exchange Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Company Equityholders under this Agreement or under the Exchange Agent Agreement, as applicable, and (iv) upon delivery, payment and issuance of the Adjusted Transaction Share Consideration on the Closing Date to the Exchange Agent, Atlas and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to the Adjusted Transaction Share Consideration), and none of them shall have (A) any further obligations to the Company, any Company Equityholder or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Adjusted Transaction Share Consideration), or (B) any Liability with respect to the allocation of the consideration under this Agreement, and the Company and the Company Equityholders hereby irrevocably waive and release Atlas and its Affiliates (and, on and after the Closing, the Company and its Affiliates) from any and all claims arising out of or resulting from or related to such Allocation Schedule and the allocation of the Adjusted Transaction Share Consideration, as the case may be, among each Company Equityholder as set forth in such Allocation Schedule.
Section 2.4   Treatment of Company Options, Company Warrants, SVB Warrants and Company Restricted Stock Units.
(a)   At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(f)), each Company Option (whether a Vested Company Option or an Unvested Company Option) shall be converted into an option to purchase a number of shares of Atlas New Class B Shares (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Shares subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of Atlas New Class B Shares purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of Atlas New Class B Shares purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; provided, further, that, except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time.
(b)   At the Effective Time, no new awards will be granted under the Company Equity Plans, and the Company Equity Plans shall terminate without any further obligations or Liabilities to the Company or any of its Affiliates (including, for the avoidance of doubt, Atlas) except as expressly contemplated by Section 2.4(a) and the last two sentences of Section 2.1(h).

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(c)   At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(f)), the Company Warrants shall cease to represent a warrant to purchase Company Common Shares and will be converted automatically into warrants to purchase Atlas New Class B Shares in accordance with the terms of the Company Warrants, and Atlas will assume such warrants subject to their respective terms.
(d)   At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(f)), the SVB Warrants shall cease to represent a warrant to purchase Company Common Shares and will be converted automatically into warrants to purchase Atlas New Class A Shares in accordance with the terms of the SVB Warrants, and Atlas will assume such SVB Warrants subject to their respective terms.
(e)   At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(f)), each Company RSU (whether a Vested Company RSU or an Unvested Company RSU) shall be converted into a restricted stock unit award with respect to a number of shares of Atlas New Class B Shares (such RSU, an “Exchanged RSU”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Shares subject to such Company RSU immediately prior to the Effective Time and (y) the Exchange Ratio; provided, however, that the number of Atlas New Class B Shares associated with the Exchanged RSUs shall be determined in a manner consistent with the requirements of Section 409A of the Code; and provided, further, that, except as specifically provided above, following the Effective Time, each Exchanged RSU shall continue to be governed by the same terms and conditions (including vesting and terms) as were applicable to the corresponding former Company RSU immediately prior to the Effective Time.
(f)   Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions (including adopting resolutions by the Company Board or a committee thereof) under the Company Equity Plans, or other applicable instruments under the underlying grant, award, warrant or similar agreement and otherwise to give effect to the provisions of this Section 2.4. Prior to such adoption, the Company will provide Atlas with drafts of, and a reasonable opportunity to comment on, all such resolutions.
Section 2.5   Company Stockholder Deliverables.
(a)   At least three (3) Business Days prior to the Closing Date, Atlas shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) (it being understood and agreed, for the avoidance of doubt, that Continental Stock Transfer & Trust Company (or any of its Affiliates) shall be deemed to be acceptable to the Company) and enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging Certificates, if any, representing the Company Common Shares and each Company Common Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Adjusted Transaction Share Consideration issuable in respect of such Company Common Shares pursuant to Section 2.1(h) and on the terms and subject to the other conditions set forth in this Agreement. The Company shall reasonably cooperate with Atlas and the Exchange Agent in connection with the appointment of the Exchange Agent, the entry into the Exchange Agent Agreement (including, if necessary or advisable, as determined in good faith by Atlas, by also entering into the Exchange Agent Agreement in the form agreed to by Atlas and the Exchange Agent) and the covenants and agreements in this Section 2.5 (including the provision of any information, or the entry into any agreements or documentation, necessary or advisable, as determined in good faith by Atlas, or otherwise required by the Exchange Agent Agreement for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby).
(b)   At the Effective Time, Atlas shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 2.5 through the Exchange Agent, evidence of Atlas New Class B Shares in book-entry form representing the portion of the Adjusted Transaction Share Consideration issuable pursuant to Section 2.1(h) in exchange for the Company Common Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Adjusted Transaction Share Consideration

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issuable pursuant to Section 2.1(h) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.
(c)   Each Company Stockholder whose Company Common Shares have been converted into the right to receive a portion of the Adjusted Transaction Share Consideration pursuant to Section 2.1(h) shall be entitled to receive the portion of the Adjusted Transaction Share Consideration to which he, she or it is entitled on the date provided in Section 2.5(d) upon delivery of the Allocation Schedule, certified by the Chief Executive Officer of the Company (the “Certified Allocation Schedule”), together with digital certificates representing all Company Common Shares, along with digital assignments for transfer, free and clear of all Liens, of all Company Common Shares, in accordance with the customary procedures under the Company’s Carta platform, to the Exchange Agent.
(d)   If the Certified Allocation Schedule is delivered to the Exchange Agent in accordance with Section 2.5(c) (i) at least two (2) Business Days prior to the Closing Date, then Atlas and the Company shall take all necessary actions to cause the applicable portion of the Adjusted Transaction Share Consideration to be issued to the applicable Company Stockholder in book-entry form on the Closing Date, or (ii) less than two (2) Business Days prior to the Closing Date, then Atlas and the Company shall take all necessary actions to cause the applicable portion of the Adjusted Transaction Share Consideration to be issued to the Company Stockholder in book-entry form within two (2) Business Days after such delivery.
(e)   If any portion of the Adjusted Transaction Share Consideration is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate or the transferred Company Common Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Adjusted Transaction Share Consideration that, in addition to any other requirements set forth in the Exchange Agent Agreement, (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Common Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Common Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.
(f)   No interest will be paid or accrued on the Adjusted Transaction Share Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.5, each Company Common Share (excluding any Dissenting Shares and the Company Shares cancelled and extinguished pursuant to Section 2.1(i)) shall solely represent the right to receive a portion of the Adjusted Transaction Share Consideration to which such Company Common Share is entitled to receive pursuant to Section 2.1(h).
(g)   At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Common Shares that were outstanding immediately prior to the Effective Time.
(h)   Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to Atlas or as otherwise instructed by Atlas, and any Company Stockholder who has not exchanged his, her or its Company Common Shares for the applicable portion of the Adjusted Transaction Share Consideration in accordance with this Section 2.5 prior to that time shall thereafter look only to Atlas for the issuance of the applicable portion of the Adjusted Transaction Share Consideration, without any interest thereon. None of Atlas, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Adjusted Transaction Share Consideration remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Atlas free and clear of any claims or interest of any Person previously entitled thereto.

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Section 2.6   Dissenting Stockholder.   Notwithstanding anything to the contrary herein, any Company Share for which any Company Stockholder (such Company Stockholder, a “Dissenting Stockholder”) (a) has not voted in favor of the Merger or consented to it in writing and (b) has demanded the appraisal of such Company Shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the applicable portion of Adjusted Transaction Share Consideration pursuant to Section 2.1(h). From and after the Effective Time, (i) the Dissenting Shares shall be cancelled and extinguished and shall cease to exist and (ii) the Dissenting Stockholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Company or any of its Affiliates (including Atlas); provided, however, that if any Dissenting Stockholder effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then the Company Shares held by such Dissenting Stockholder (A) shall no longer be deemed to be Dissenting Shares and (B) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the applicable portion of Adjusted Transaction Share Consideration pursuant to Section 2.1(h). Each Dissenting Stockholder who becomes entitled to payment for his, her or its Dissenting Shares pursuant to the DGCL shall receive payment thereof from the Company in accordance with the DGCL. The Company shall give Atlas prompt notice of any written demands for appraisal of any Company Share, attempted withdrawals of such demands and any other documents or instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and Atlas shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of Atlas (prior to the Closing) (such consent not to be unreasonably withheld, conditioned or delayed), make any payment or deliver any consideration (including Company Shares, Atlas New Class A Shares or Atlas New Class B Shares) with respect to, settle or offer or agree to settle any such demands.
Section 2.7   Withholding.   Atlas, the Company, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and remitted to the applicable Tax Authority in accordance with applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY
Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the Atlas Parties as follows:
Section 3.1   Organization and Qualification.
(a)   The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.
(b)   True and complete copies of the Governing Documents of the Company and the Company Stockholders Agreements have been made available to Atlas, in each case, as amended and in effect as of the date of the Original Agreement. The Governing Documents of the Company and the Company Stockholders Agreements are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents or in breach in any material respect of the Company Stockholders Agreements.

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(c)   The Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.
Section 3.2   Capitalization of the Company.
(a)   Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of the Original Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, (iii) with respect to each Company Option and each Company Warrant, (A) the date of grant or issuance, as applicable, (B) any applicable exercise (or similar) price, (C) any applicable expiration (or similar) date, and (D) any applicable vesting schedule (including acceleration provisions) and (iv) with respect to each Company Option, whether such Company Option is an Incentive Stock Option. All of the Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable, and each Company Option outstanding immediately prior to the Effective Time will be an “in the money” Company Option for purposes of Section 2.4 (i.e., the value of the consideration under this Agreement allocated to each Company Option (determined by reference to, for the avoidance of doubt, the Atlas Share Value) is in excess of the exercise (or similar) price applicable to such Company Option). The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company, the Company Stockholders Agreements or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and (4) are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Stockholders Agreements). Except for the Company Options and the Company Warrants set forth on Section 3.2(a) of the Company Disclosure Schedules and those either permitted by Section 5.1(b) or issued, granted or entered into in accordance with Section 5.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. Except for the Company Stockholders Agreements, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities.
(b)   (i) Each Company Option has an exercise price at least equal to the fair market value of a Company Common Share on a date no earlier than the date of the corporate action authorizing the grant, (ii) no Company Option has had its exercise date or grant date “back-dated” or materially delayed, (iii) each Company Option intended to qualify as an Incentive Stock Option so qualifies and (iv) all Company Options have been issued in compliance with the Company Equity Plan and all applicable Laws and properly accounted for in all respects in accordance with GAAP.
(c)   The Company does not own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities or debt securities in any other Person or the right to acquire any such Equity Security or debt security, and the Company is not a partner or member of any partnership, limited liability company or joint venture.
(d)   Section 3.2(d) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Company.
(e)   Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Company as of the date of the Original Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of the Original Agreement, and the debtor and the creditor thereof.

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Section 3.3   Authority.   The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Stockholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of the Original Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
Section 3.4   Financial Statements; Undisclosed Liabilities.
(a)   The Company has made available to Atlas a true and complete copy of (i) the unaudited balance sheet of the Company as of December 31, 2019 and related unaudited consolidated statements of operations of the Company for the year then ended and (ii) the unaudited balance sheet of the Company as of December 31, 2020 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of operations of the Company for the year then ended (the financial statements described in clauses (i) and (ii), the “Financial Statements”), which Financial Statements are attached as Section 3.4(a) of the Company Disclosure Schedules. The Financial Statements (including the notes thereto) (A) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto) and (B) fairly present, in all material respects, the financial position and results of operations of the Company as at the date thereof and for the period indicated therein.
(b)   Each of the financial statements or similar reports required to be included in the Registration Statement / Proxy Statement or any other filings to be made by the Company with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document (the financial statements described in this sentence, which the Parties acknowledge shall, with respect to historical financial statements, solely consist of the audited financial statements as of and for the years ended December 31, 2019 and December 31, 2020, along with unaudited financial statements as of and for the applicable quarterly interim periods thereafter, the “Closing Company Financial Statements”) when delivered following the date of the Original Agreement in accordance with Section 5.17, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of the Company as at the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which is expected to be, individually or in the aggregate, material)), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, as applicable).
(c)   Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which are Liabilities related to a breach of Contract, breach of warranty, tort, infringement, Proceeding or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this

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Agreement or any Ancillary Documents, the performance by the Company of its covenants or agreements in this Agreement or any Ancillary Document to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any stockholder demand or other stockholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company, the Company has no Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.
(d)   The Company has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s assets. The Company maintains and, for all periods covered by the Financial Statements and the Closing Company Financial Statements, has maintained books and records of the Company in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company in all material respects.
(e)   Since the Company’s incorporation, the Company has not received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Company, (ii) a “material weakness” in the internal controls over financial reporting of the Company or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.
Section 3.5   Consents and Requisite Governmental Approvals; No Violations.
(a)   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) the filing of the Certificate of Merger or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.
(b)   None of the execution or delivery by the Company of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which the Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Company or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of the Company, except, in the case of any of clauses (iii) through (iv) above, as would not have a Company Material Adverse Effect.
Section 3.6   Permits.   The Company has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. Except as is not and would not reasonably be expected to be material to the Company, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation,

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cancellation or termination of any Material Permit has been received by the Company. The Company is, and since the Company’s incorporation has been, in compliance in all material respects with the terms of all the Material Permits. To the Company’s knowledge, no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of the Company to be in compliance with the terms of the Material Permits.
Section 3.7   Material Contracts.
(a)   Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which the Company is, as of the date of the Original Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each Contract entered into after the date of the Original Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):
(i)   any Contract relating to Indebtedness of the Company or to the placing of a Lien (other than a Permitted Lien) on any material assets or properties of the Company;
(ii)   any Contract under which the Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $200,000;
(iii)   any Contract under which the Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $200,000;
(iv)   any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research and development or other similar Contract;
(v)   any (A) Contract with suppliers and/or technical consultants (including those relating to the design, development, manufacture or sale of Company Products and those relating to the certification process for such Company Products) for expenditures paid or payable by the Company in excess of $200,000, in the aggregate, over the 12-month period ending December 31, 2020, (B) material advertising, agency, original equipment manufacturer, dealer, distributors, joint marketing or channel partner Contract;
(vi)   any Government Contract;
(vii)   any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of Atlas or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of the Company to sell, manufacture, develop or commercialize products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, Atlas or any of its Affiliates after the Closing;
(viii)   any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Company in an amount in excess of (A) $100,000 annually or (B) $400,000 over the term of the agreement;
(ix)   any Contract requiring the Company to guarantee the Liabilities of any Person (other than the Company) or pursuant to which any Person (other than the Company) has guaranteed the Liabilities of the Company, in each case in excess of $200,000;
(x)   any Contract under which the Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

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(xi)   any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;
(xii)   any Contract with any Person (A) pursuant to which the Company (or Atlas or any of its Affiliates after the Closing) may be required to achieve milestones, or to pay “earn-out”, royalties or other contingent payments in excess of $200,000, or (B) under which the Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to exclusively license or any other similar rights with respect to any Company Product or any Intellectual Property Rights;
(xiii)   any Contract with any Person (A) relating to the licensing of any Intellectual Property Rights to the Company from a third party, including all Company Licensed Intellectual Property, other than licenses granted in connection with or implied by the sale of a product or service or licenses or subscriptions for Off-the-Shelf Software, (B) relating to the licensing of any Company Owned Intellectual Property to a third party from the Company, other than nonexclusive licenses granted in connection with or implied by the sale of a Company Product in the ordinary course of business consistent with past practice, (C) relating to the acquisition, ownership or development of any Company Owned Intellectual Property (other than form Intellectual Property Rights assignment agreements entered into with the Company’s employees in the ordinary course of business), (D) that is an express co-existence, concurrent use, consent to use or grants a covenant not to sue, either to the Company of Intellectual Property Rights owned by a third party, or to a third party of Company Owned Intellectual Property (excluding nonexclusive licenses granted in the ordinary course of business), or that otherwise affects the Company’s ability to own, enforce, use, license or disclose any Company Owned Intellectual Property, or (E) requires the Company to escrow Software owned by it;
(xiv)   any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of the Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $350,000, or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof, (C) that could result in material Liability to the Company if terminated or (D) that requires prior notice of termination of thirty (30) days or longer;
(xv)   any Contract for the disposition of any portion of the assets or business of the Company or for the acquisition by the Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which the Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;
(xvi)   any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of the Original Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material non-monetary obligations on the Company (or Atlas or any of its Affiliates after the Closing);
(xvii)   any CBA;
(xviii)   each Contract listed on Section 3.7(a)(xviii) of the Company Disclosure Schedules; and
(xix)   any other Contract the performance of which requires either (A) annual payments to or from the Company in excess of $100,000 or (B) aggregate payments to or from the Company in excess of $400,000 over the term of the agreement and, in each case, that is not terminable by the Company without penalty upon less than thirty (30) days’ prior written notice.
(b)   (i) Each Material Contract is valid and binding on the Company and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against the Company and, to the Company’s knowledge, the counterparties thereto (subject

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to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the Company and, to the Company’s knowledge, the counterparties thereto are not in material breach of, or default under, any Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any Material Contract by the Company or, to the Company’s knowledge, the counterparties thereto. Since September 30, 2020, the Company has not received written notice of the intention of any counterparty to any Material Contract to cancel, terminate or modify in any material respect the terms of any such Material Contract, or materially accelerate the obligations of the Company thereunder. The Company has made available to Atlas true and complete copies of all Material Contracts in effect as of the date of the Original Agreement.
Section 3.8   Absence of Changes.   During the period beginning on September 30, 2020 and ending on the date of the Original Agreement, (a) no Company Material Adverse Effect has occurred, and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects, (ii) the Company has not taken any action that would require the consent of Atlas if taken during the period from the date of the Original Agreement until the Closing pursuant to Section 5.1(b)(iv)(A), Section 5.1(b)(viii), Section 5.1(b)(x) or Section 5.1(b)(xviii) (to the extent related to any of the foregoing) and (iii) the Company has not taken any action that would require the consent of Atlas if taken during the period from the date of the Original Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(xvi), Section 5.1(b)(vii), Section 5.1(b)(ix) or Section 5.1(b)(xviii) (to the extent related to any of the foregoing).
Section 3.9   Litigation.   From the Company’s incorporation through the date of the Original Agreement, there is and has been no Proceeding pending or, to the Company’s knowledge, threatened against or involving (a) the Company, (b) any of the Company’s material assets or properties, (c) any of the Company’s managers, officers or directors or, to the Company’s knowledge, any of the Company’s employees (in each case, in their capacities as such) (in the case of each of clauses (a) through (c), seeking material non-monetary relief or involving an amount in controversy in excess of $200,000), or (d) any of the foregoing in such capacity in a criminal Proceeding. Neither the Company nor any of its properties or assets is subject to any outstanding Order that would reasonably be expected to be, individually or in the aggregate, material to the Company. From the Company’s incorporation through the date of the Original Agreement, there are and have been no material Proceedings by the Company pending against any other Person.
Section 3.10   Compliance with Applicable Law.   The Company (i) conducts (and since the Company’s incorporation has conducted) its business in accordance with all Laws and Orders applicable to the Company and is not in violation of any such Law or Order and (ii) has not received any written communications or, to the Company’s knowledge, any other communications from a Governmental Entity that alleges that the Company is not in compliance with any such Law or Order, except in each case of clauses (i) and (ii), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.
Section 3.11   Employee Plans.
(a)   Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all Employee Benefit Plans and separately identifies each PEO Plan. With respect to each Employee Benefit Plan, the Company has provided Atlas with true and complete copies of the documents pursuant to which the plan is maintained, funded and administered, including, to the extent applicable: (i) the most recent favorable determination or opinion letter issued by the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code; (ii) the current plan and trust documents and all amendments thereto (and for any unwritten plan, a summary of the material terms); (iii) the most recent summary plan description and all summaries of material modifications thereto; (iv) the most recent IRS Form 5500 annual report (with all schedules and attachments thereto); and (v) any non-routine correspondence with any Governmental Entity during the past three (3) years;
(b)   Neither the Company nor an ERISA Affiliate maintain, sponsor, contribute to or have any obligation to contribute to or has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a

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“defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Employee Benefit Plan provides and the Company has any Liabilities or potential obligation to provide any retiree or post-termination or post-ownership health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law, for which the recipient pays the full premium cost of coverage. The Company has no Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.
(c)   Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a current favorable determination or opinion or advisory letter from the Internal Revenue Service and no events have occurred or circumstances exist that could reasonably be expected to adversely affect such qualified status. The Company has not incurred (whether or not assessed) or is reasonably expected to incur or to be subject to any material penalty or Tax under the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010 and including any guidance issued thereunder (“PPACA”), including under Sections 4980H, 4980B, 4980D, 6055, 6056, 6721 or 6722 of the Code.
(d)   Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code, and no amount under any such plan, agreement or arrangement is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.
(e)   There are no pending or, to the Company’s knowledge, threatened claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits), and there is no fact or circumstance that would reasonably be expected to give rise to any such claim or Proceeding. Each Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in accordance with its terms and in compliance with the applicable requirements of ERISA, the Code, and other applicable Laws, and nothing has occurred and no condition exists with respect to any Employee Benefit Plan that could result in a material Tax, penalty or other Liability or obligation of the Company. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) by the Company with respect to any Employee Benefit Plan. With respect to each Employee Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Employee Benefit Plan and in compliance with the requirements of applicable Law, and, to the extent not yet due, have been properly accrued in accordance with GAAP. No unfunded Liability exists with respect to any Employee Benefit Plan.
(f)   Neither the execution and delivery of this Agreement and nor the consummation of the transactions contemplated by this Agreement could (either alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company, (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company, or (iv) limit or restrict the right of any of the Company to merge, amend or terminate any Employee Benefit Plan.
(g)   No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder)

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of any of the Company under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.
(h)   The Company has no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.
Section 3.12   Environmental Matters.   The Company is, and since the Company’s incorporation has been, operating in compliance in all respects with all Environmental Laws. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company:
(a)   the Company has not received any written communication or notice or, to the Company’s knowledge, other communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation of, or Liability under, any Environmental Laws;
(b)   there is (and since the Company’s incorporation there has been) no Proceeding or Order pending or, to the Company’s knowledge, threatened in writing against the Company in respect to any Environmental Laws; and
(c)   there has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances.
The Company has made available to Atlas copies of all environmental assessments, audits and reports and all other material environmental, health and safety documents that are in the Company’s possession or control relating to the current or former operations, properties or facilities of the Company.
Section 3.13   Intellectual Property.
(a)   Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, (ii) material unregistered Marks owned or used by the Company, (iii) Company Products, and (iv) material Software programs owned by the Company, in each case, as of the date of the Original Agreement. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of the Original Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.
(b)   As of the date of the Original Agreement, all necessary fees and filings with respect to any Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect. As of the date of the Original Agreement, no issuance or registration obtained and no application filed by the Company for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of the Original Agreement, there are no Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings involving the Company and that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.
(c)   The Company exclusively owns and possesses all right, title and interest in and to all Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). For all Patents owned by the Company, each inventor of the Patent has assigned their rights to the Company. The Company exclusively owns or has a valid and enforceable right to use all Intellectual Property Rights that are used in, material to or necessary for the operation of the Business and the operation of the Company free and clear of all Liens (other than Permitted Liens) (together with the Company Owned

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Intellectual Property, the “Business Intellectual Property”). Immediately following the Closing, the Business Intellectual Property will be owned by, licensed to or available for use by the Company on the terms and conditions identical to those immediately prior to the Closing. The Company has not (i) transferred ownership of, or granted any exclusive license with respect to, any Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any Company Product or service on anything other than a non-exclusive basis. The Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by the Company. The Company Owned Intellectual Property is valid, subsisting and enforceable, and all of the Company’s rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(d)   The Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Owned Intellectual Property since the Company’s incorporation (each such person, a “Creator”) have agreed to maintain and protect the Trade Secrets and confidential information of the Company. Each of the Company’s Creators have assigned or have agreed to a present tense assignment to the Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with the Company. All rights in, to and under all Intellectual Property Rights created by any Person involved in the conception, inception, or formation of the Company or the Business for the use by the Company prior to (i) the inception of any member of the Company or (ii) their commencement of employment with the Company have been duly and validly assigned to the Company.
(e)   No Company Owned Intellectual Property was (in whole or in part) authored, created, conceived, developed, or reduced to practice by or on behalf of, or with or using any personnel, grants, funds, facilities, Intellectual Property Rights or other resources of, a Governmental Sponsor, and no Person who was involved in, or who contributed to, the authorship, creation, conception, development, or reduction to practice of any such Company Owned Intellectual Property was employed by, under contract to, or performed services for any Governmental Sponsor during a period of time during which such Person was also performing services for the Company related to the development of such Company Owned Intellectual Property. No Governmental Sponsor has any claim or right in or to any Company Owned Intellectual Property. To the extent the use of Business Intellectual Property is restricted in any way under a Government Contract, the Company has complied, and have included in each of its Contracts with its subcontractors, as applicable, a requirement to comply, in all material respects with such restrictions under such Government Contract.
(f)   The Company has taken commercially reasonable steps to safeguard and maintain the secrecy of any Trade Secrets, know-how and other confidential information owned or used by the Company. Without limiting the foregoing, the Company has not disclosed any such Trade Secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any Trade Secrets, know-how or confidential information of or in the possession of the Company, or of any written obligations with respect to such.
(g)   None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.
(h)   Since the Company’s incorporation, neither the conduct of the business of the Company nor any of the Company Products offered, marketed, licensed, provided, sold, distributed or otherwise

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exploited by the Company nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of, dilutes or otherwise violates, or has infringed, constituted or resulted from an unauthorized use or misappropriation of, diluted or otherwise violated any Intellectual Property Rights of any other Person.
(i)   Since the Company’s incorporation, there have been no and there are not currently any Proceedings pending nor has the Company received any written communications or, to the Company’s knowledge, any other communications (i) alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting the Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Company or to the conduct of the business of the Company.
(j)   To the Company’s knowledge, since the Company’s incorporation, no Person is infringing, misappropriating, misusing, diluting or otherwise violating, or has infringed, misappropriated, misused, diluted or otherwise violated, any Company Owned Intellectual Property. Since the Company’s incorporation, the Company has not made any written claim against any Person alleging any infringement, misappropriation, dilution or other violation of any Company Owned Intellectual Property.
(k)   The Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers, Company IT Systems and other Software-enabled electronic devices that it owns or leases or that is otherwise used by the Company and/or its employees in connection with the Business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. The Company possesses or controls the source code, object code, executable code and internal documentation for all Software owned by the Company. The Company has not disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by the Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of the Company subject to confidentiality obligations with respect thereto.
(l)   The Company has not accessed, used, modified, linked to, created derivative works from or incorporated into any Company Product or other Company Owned Intellectual Property and that is distributed outside of the Company any Public Software, in whole or in part, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires the Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of the Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements.
Section 3.14   Labor Matters.
(a)   Since the Company’s incorporation, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company, (i) the Company (A) has not had any Liability for any failure to pay or delinquency in paying wages or other compensation for services (including all wages and salaries, wage premiums, commissions, severance, termination payments, fees, bonuses, and any other compensation that has come due and payable to any current or former employees and independent contractors under applicable Law, Contract or Company policy), or any penalties,

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fines, interest, or other sums, and (B) has not had any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of the Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Company has withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of the Company.
(b)   Since the Company’s incorporation, there has been no “mass layoff” or “plant closing” as defined by WARN related to the Company, and the Company has not incurred any material Liability under WARN.
(c)   There are no Proceedings pending or, to the Company’s knowledge, threatened, against the Company, by or on behalf of any current or former director, manager, officer, employee, individual independent contractor or other service providers or government or administrative authority relating to employment or employment practices, including any claims relating to actual or alleged harassment, discrimination, or retaliation, or similar tortious conduct, breach of contract, interference with contract, aiding and abetting breach of contract, including any contract related to any trade secret, confidentiality or nondisclosure obligation, noncompetition obligation, nonsolicitation obligation, noninterference obligation, or other restrictive covenant obligation, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with actual or prospective economic disadvantage, salary differences, and social security contributions and taxes. The Company is not bound by any consent decree with, or citation by, any Governmental Entity relating to any employment practices.
(d)   The Company has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which it is aware. With respect to each such allegation with potential merit, the Company has taken prompt corrective action that is reasonably calculated to prevent further potentially improper action. The Company does not reasonably expect any material Liabilities with respect to any such allegations and, to the Company’s knowledge, there are no allegations relating to officers, directors, employees, contractors, or agents of the Company that, if known to the public, would bring the Company into material disrepute.
(e)   The Company is not a party to or bound by any CBA and no employees of the Company are represented by any labor union, labor organization, works council, employee delegate, representative or other employee collective group with respect to their employment. There is no duty on the part of the Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, including in connection with the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. Since the Company’s incorporation, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against or affecting the Company. Since the Company’s incorporation, no labor union, works council, other labor organization, or group of employees of the Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company’s knowledge, since the Company’s incorporation, there have been no labor organizing activities with respect to any employees of the Company.
(f)   No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Company has occurred since January 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19. The Company has not otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID‑19.

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(g)   No current or former director, officer, employee or independent contractor of the Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, noninterference agreement, restrictive covenant or other obligation: (i) owed to the Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company.
(h)   To the Company’s knowledge, no current employee of the Company with annualized compensation at or above $350,000 intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.
(i)   The Company has been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including WARN), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance.
Section 3.15   Insurance.   Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, cyber, casualty and other forms of insurance owned or held by the Company as of the date of the Original Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of the Original Agreement have been paid in full as of the date of the Original Agreement, and true and complete copies of all such policies have been made available to Atlas. As of the date of the Original Agreement, no claim by the Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.
Section 3.16   Tax Matters.
(a)   The Company has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects, and the Company has paid all income and other material Taxes required to have been paid by it (whether or not shown on a Tax Return).
(b)   The Company has withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder, or other third-party.
(c)   The Company is not currently the subject of a Tax audit, examination, claim, proceeding, or investigation with respect to a material amount of Taxes (a “Tax Proceeding”), and the Company has not received written notice from any Tax Authority of the commencement or anticipated commencement of any Tax Proceeding that has not been resolved or completed. No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against the Company that has not been satisfied by payment, settled, or withdrawn.
(d)   The Company has not consented to extend or waive any statute of limitations in respect of Taxes or extend the time in which any material Tax may be assessed or collected by any Tax Authority, other than pursuant to any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, and no request for any such waiver or extension is pending.
(e)   The Company is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

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(f)   There are no Liens for material Taxes on any assets of the Company other than Liens for Taxes not yet due and delinquent.
(g)   During the two (2)-year period ending on the date of the Original Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(h)   The Company (i) is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes), (ii) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or any of its current Affiliates) or (iii) does not have any Liability for the Taxes of any Person (other than the Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor, by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes), or otherwise by operation of Law.
(i)   The Company has not received a written claim from any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.
(j)   The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.
(k)   The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States Law), (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-United States Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside the ordinary course of business. The Company will not be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.
(l)   The Company is, and at all times since its formation has been, a corporation for U.S. federal and all applicable state and local income Tax purposes.
(m)   The Company has not taken or agreed to take any action, nor is it (subject to the representations of the Atlas Parties in Section 4.15(m) being true as of the date of the Original Agreement) aware of any facts or circumstances (other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by any Atlas Party or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents), in each case, that would prevent or impede, or would reasonably be likely to prevent or impede, the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.
Section 3.17   Brokers.   Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company), no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which the Company has any obligation.
Section 3.18   Real and Personal Property.
(a)   Owned Real Property.   The Company does not own any real property.

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(b)   Leased Real Property.   Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased, subleased, licensed or similarly used or occupied by the Company (the “Leased Real Property”) and all Real Property Leases pursuant to which the Company is a tenant or landlord as of the date of the Original Agreement. True and complete copies of all such Real Property Leases (including all material amendments, extensions, renewals and guaranties with respect thereto) have been made available to Atlas. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the Company, enforceable in accordance with its terms against the Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by the Company or, to the Company’s knowledge, any counterparty under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any counterparty to any Real Property Lease. The Company’s possession and quiet enjoyment of the Leased Real Property under any Real Property Lease has not been materially disturbed, and to the Company’s knowledge, there are no material disputes with respect to any Real Property Lease. With respect to each of the Real Property Leases: (i) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof; and (ii) the Company has not collaterally assigned or granted any other security interest in any real Property Lease or any interest therein. The Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the Business.
(c)   Personal Property.   The Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Company reflected in the Financial Statements or thereafter acquired by the Company, except for assets disposed of in the ordinary course of business.
(d)   Assets.   Immediately after the Effective Time, the assets (which, for the avoidance of doubt, shall include any assets held pursuant to valid leasehold interest, license or other similar interests or right to use any assets) of the Company will constitute all of the assets necessary to conduct the Business immediately after the Closing in all material respects as it is conducted on the date of the Original Agreement.
Section 3.19   Transactions with Affiliates.   Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) the Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) the Company entered into in the ordinary course of business, (ii) the Company Stockholders Agreements and (iii) Contracts entered into after the date of the Original Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset or property used in the Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, vendor, partner, customer, lessor or other material business relation of the Company, (C) is a supplier, vendor, partner, customer, lessor, or other material business relation of the Company or (D) owes any material amount to, or is owed any material amount by, the Company (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of the Original Agreement that is either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 3.19) are referred to herein as “Company Related Party Transactions”.

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Section 3.20   Data Privacy and Security.
(a)   The Company has implemented commercially reasonable written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Privacy and Data Security Policies”).
(b)   Since the Company’s incorporation there has been no Proceeding, there is no Proceeding pending and, to the Company’s knowledge, there is no Proceeding threatened against or involving the Company initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar state official, (ii) any other Governmental Entity, foreign or domestic or (iii) any regulatory or self-regulatory entity) that, in each case, alleged that any Processing of Personal Data by or on behalf of the Company is or was in violation of any Privacy and Data Security Requirements or any Privacy and Data Security Policies, nor, to the Company’s knowledge, is there (nor since the Company’s incorporation has there been) any circumstance that would reasonably be expected to lead to the foregoing.
(c)   To the Company’s knowledge, since its incorporation, (i) there have been no Security Incidents, and (ii) the Company has not notified or been required to notify any Person of any (A) loss, theft or damage of, or (B) other unauthorized or unlawful access to, or use, disclosure or other Processing of, Personal Data that, in each case, have been or would reasonably be expected to be, individually or in the aggregate, material to the Company.
(d)   The Company owns or has a valid and enforceable license to use the Company IT Systems as necessary to operate the business of the Company as currently conducted. All Company IT Systems are (i) free from any material defect, bug, virus or programming, design or documentation error and (ii) in sufficiently good working condition to perform all material information technology operations necessary for the operation of the Business (except for ordinary wear and tear) as currently conducted in all material respects. The Company has taken commercially reasonable steps designed to protect the confidentiality, integrity and security of the Company IT Systems and all material information stored or contained therein or transmitted thereby from any theft, corruption, loss or unauthorized use, access, interruption or modification by any Person. Since the Company’s incorporation, there have not been any material failures, breakdowns or continued substandard performance of any Company IT Systems that have caused a material failure or disruption of the Company IT Systems other than routine failures or disruptions that have been remediated in the ordinary course of business.
Section 3.21   Compliance with International Trade & Anti-Corruption Laws.
(a)   None of the Company, any of its officers, directors or employees or, to the Company’s knowledge, its other Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the Company’s incorporation, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, since the Company’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria); or (v) otherwise in violation of any applicable Sanctions and Export Control Laws.
(b)   None of the Company, any of its officers, directors or employees or, to the Company’s knowledge, any of its other Representatives, or any other Persons acting for or on behalf of any of the foregoing has, since the Company’s incorporation, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.
(c)   To the Company’s knowledge, there are no Proceedings, filings, Orders, inquiries or governmental investigations alleging any such violations of Anti-Corruption Laws or Sanctions and

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Export Control Laws by the Company or any of its Representatives or any other Persons in each case to the extent acting for or on behalf of any of the Company, and, to the Company’s knowledge, no such Proceedings, filings, Orders, inquiries or governmental investigations have been threatened or are pending.
Section 3.22   Information Supplied.   None of the information supplied or to be supplied by, or on behalf of, the Company expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Atlas Stockholders or at the time of the Atlas Stockholders Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 3.23   Aviation Regulation Compliance.
(a)   The Company’s business as presently conducted does not require the Company to hold any Aviation Authorizations issued by any Aviation Authority.
(b)   The Company is currently working with the FAA to diligently pursue a type certificate in accordance with the FAA’s type certification process and other such authority as required for the eVTOL aircraft being developed by the Company and has engaged in meetings (whether virtual or otherwise) with and provided such information, documentation, and data requested by the FAA in support of such certification efforts.
(c)   Except as set forth in Section 3.23(c) of the Company Disclosure Schedules, all aircraft (manned and unmanned) owned by the Company that are required to be registered are properly registered with the FAA and have current and valid registrations.
Section 3.24   Investigation; No Other Representations.
(a)   The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Atlas Parties and (ii) it has been furnished with or given access to such documents and information about the Atlas Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.
(b)   In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any Atlas Party or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the Atlas Parties or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 3.25   EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.   NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY ATLAS PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY

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DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY THAT HAVE BEEN MADE AVAILABLE TO ANY ATLAS PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY THE MANAGEMENT OR ON BEHALF OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY ATLAS PARTY IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF THE COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY ATLAS PARTY IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE ATLAS PARTIES
(a)   Subject to Section 8.8, except as set forth on the Atlas Disclosure Schedules, or (b) except as set forth in the Prospectus (or in any exhibits and schedules thereto, as they have been supplemented, modified or amended since the time of filing, or any other information incorporated therein), or any Atlas SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each Atlas Party hereby represents and warrants to the Company as follows:
Section 4.1   Organization and Qualification.   As of the date hereof, each Atlas Party is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.
Section 4.2   Authority.   Each Atlas Party has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Atlas Stockholder Approval and the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, the execution and delivery of this Agreement, the Ancillary Documents to which an Atlas Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of the Original Agreement, will be upon execution thereof) duly authorized by all necessary corporate, limited liability company or other similar action on the part of such Atlas Party. This Agreement has been and each Ancillary Document to which an Atlas Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such Atlas Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such Atlas Party (assuming this Agreement has been and the Ancillary Documents to which such Atlas Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against such Atlas Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

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Section 4.3   Consents and Requisite Governmental Approvals; No Violations.
(a)   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of an Atlas Party with respect to such Atlas Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of NYSE to permit the Atlas New Class A Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on NYSE, (iv) the filing of the Certificate of Merger, (v) the filing of the Post-Closing Atlas Certificate of Incorporation, (vi) the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, (vii) the Atlas Stockholder Approval or (viii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have an Atlas Material Adverse Effect.
(b)   None of the execution or delivery by an Atlas Party of this Agreement or any Ancillary Document to which it is or will be a party, the performance by an Atlas Party of its obligations hereunder or thereunder or the consummation by an Atlas Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of an Atlas Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which an Atlas Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such Atlas Party or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of an Atlas Party, except in the case of any of clauses (ii) through (iv) above, as would not have an Atlas Material Adverse Effect.
Section 4.4   Brokers.   Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the Atlas Disclosure Schedules (which fees shall be the sole responsibility of the Atlas, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Atlas Party for which an Atlas Party has any obligation.
Section 4.5   Information Supplied.   None of the information supplied or to be supplied by, or on behalf of, any Atlas Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Atlas Stockholders or at the time of the Atlas Stockholders Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.6   Capitalization of the Atlas Parties.
(a)   Section 4.6(a) of the Atlas Disclosure Schedules sets forth a true and complete statement, as of the date of the Original Agreement, of the number and class or series (as applicable) of the issued and outstanding Atlas Shares and Atlas Warrants. All outstanding Equity Securities of Atlas have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of Atlas and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of Atlas) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person.

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Except for the Atlas Shares and the Atlas Warrants set forth on Section 4.6(a) of the Atlas Disclosure Schedules (assuming that no Atlas Stockholder Redemptions are effected), and, immediately prior to Closing and before giving effect to the PIPE Financing, there shall be no other Equity Securities of Atlas issued and outstanding.
(b)   Immediately after the Effective Time, (i) the authorized capital stock of Atlas will consist of such number of Atlas New Class A Shares, Atlas New Class B Shares and shares of Atlas’ preferred stock, par value $0.0001 per share as set forth in the Post-Closing Atlas Certificate of Incorporation, and (ii) any and all of the issued and outstanding Atlas New Class A Shares and Atlas New Class B Shares, including for the avoidance of doubt, the Adjusted Transaction Share Consideration, (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any, and not subject to any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any, provision of applicable Law, Atlas’ Governing Documents, or any Contract to which Atlas is a party or otherwise bound.
(c)   Except (i) for the Atlas Warrants or (ii) as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise either permitted pursuant to Section 5.10 or issued, granted or entered into, as applicable, in accordance with Section 5.10, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require Atlas to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Atlas.
(d)   The Equity Securities of Merger Sub outstanding as of the date of the Original Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by Atlas free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of the Original Agreement, Atlas has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.
(e)   As of the date of the Original Agreement, the aggregate committed amount of the PIPE Financing is at least $600,000,000. On or prior to the date of the Original Agreement, Atlas has identified to the Company each of the PIPE Investors (or has caused the identification of each such PIPE Investor to the Company). As of the date of the Original Agreement, such PIPE Subscription Agreements are in full force and effect with respect to, and binding on, Atlas and, to the knowledge of Atlas, on each PIPE Investor party thereto, in accordance with their terms.
Section 4.7   SEC Filings.   Atlas has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of the Original Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Atlas SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of the Original Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional Atlas SEC Reports”). Each of the Atlas SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Atlas SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Atlas SEC Reports or the Additional Atlas SEC Reports (for purposes of the Additional Atlas SEC Reports,

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assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the Atlas SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for the purposes of the Additional Atlas SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein). As of the date of the Original Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Atlas SEC Reports.
Section 4.8   Trust Account.   As of January 29, 2021, Atlas had an amount in cash in the Trust Account equal to at least $500,158,610 and since January 29, 2021 through the date of the Original Agreement, no funds have been withdrawn from the Trust Account. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated October 27, 2020 (the “Trust Agreement”), between Atlas and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Atlas SEC Reports to be inaccurate in any material respect or, to Atlas’ knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing Atlas Stockholders who shall have elected to redeem their Atlas Class A Shares pursuant to the Governing Documents of Atlas or (iii) if Atlas fails to complete a business combination within the allotted time period set forth in the Governing Documents of Atlas and liquidates the Trust Account, subject to the terms of the Trust Agreement, Atlas (in limited amounts to permit Atlas to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Atlas) and then the Pre-Closing Atlas Stockholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Atlas and the Trust Agreement. As of the date of the Original Agreement, Atlas has performed all material obligations required to be performed by it, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to Atlas’ knowledge, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement. As of the date of the Original Agreement, there are no Proceedings pending with respect to the Trust Account. Since October 27, 2020 until the date of the Original Agreement, Atlas has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing Atlas Stockholders who have elected to redeem their Atlas Class A Shares pursuant to the Governing Documents of Atlas, each in accordance with the terms of and as set forth in the Trust Agreement), Atlas shall have no further obligation under either the Trust Agreement or the Governing Documents of Atlas to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.
Section 4.9   Transactions with Affiliates.   Section 4.9 of the Atlas Disclosure Schedules sets forth all Contracts between (a) Atlas, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of Atlas or the Atlas Sponsor, on the other hand (each Person identified in this clause (b), an “Atlas Related Party”), other than (i) Contracts with respect to an Atlas Related Party’s employment with, or the provision of services to, Atlas entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation) and (ii) Contracts entered into after the date of the Original Agreement that are either permitted pursuant to Section 5.10 or entered into in accordance with Section 5.10. No Atlas Related Party (A) owns any interest in any material asset or property used in the business of Atlas, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, vendor, partner, customer, lessor or other material business relation of Atlas or (C) owes any material

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amount to, or is owed any material amount by, Atlas (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to a transaction entered into after the date of the Original Agreement that is either permitted pursuant to Section 5.10 or entered into in accordance with Section 5.10). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 4.9) are referred to herein as “Atlas Related Party Transactions”.
Section 4.10   Litigation.   As of the date of the Original Agreement, there is (and since its incorporation there has been) no Proceeding pending or, to Atlas’ knowledge, threatened against or involving any Atlas Party that, if adversely decided or resolved, would be material to the Atlas Parties, taken as a whole. As of the date of the Original Agreement, none of the Atlas Parties nor any of their respective properties or assets is subject to any material Order. As of the date of the Original Agreement, there are no material Proceedings by any Atlas Party pending against any other Person.
Section 4.11   Compliance with Applicable Law.   Each Atlas Party is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have an Atlas Material Adverse Effect.
Section 4.12   Business Activities.
(a)   Since its incorporation through the date of the Original Agreement, Atlas has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in Atlas’s Governing Documents, there is no Contract binding upon any Atlas Party or to which any Atlas Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).
(b)   Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents, the performance of its covenants and agreements in this Agreement and the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to, or incurred in connection with, its organization, incorporation or formation, as applicable, its continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.
(c)   Atlas is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Atlas constitutes an “emerging growth company” within the meaning of the JOBS Act.
Section 4.13   Internal Controls; Listing; Financial Statements.
(a)   Except as is not required in reliance on exemptions from various reporting requirements by virtue of Atlas’ status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Atlas has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Atlas’ financial reporting and the preparation of Atlas’ financial statements for external purposes in accordance with GAAP and (ii) Atlas has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Atlas is made known to Atlas’ principal executive officer and principal financial officer by others within Atlas.

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(b)   Atlas has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(c)   Since its initial public offering, Atlas has complied in all material respects with all applicable listing and corporate governance rules and regulations of NYSE. The classes of securities representing issued and outstanding Atlas Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. As of the date of the Original Agreement, there is no Proceeding pending or, to Atlas’ knowledge, threatened against Atlas by NYSE or the SEC with respect to any intention by such entity to deregister Atlas Class A Shares or prohibit or terminate the listing of Atlas Class A Shares on NYSE. Atlas has not taken any action that is designed to terminate the registration of Atlas Class A Shares under the Exchange Act.
(d)   The Atlas SEC Reports contain true and complete copies of the applicable Atlas Financial Statements. The Atlas Financial Statements (i) fairly present in all material respects the financial position of Atlas as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited Atlas Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).
(e)   Atlas has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Atlas’ and its Subsidiaries’ assets. Atlas maintains and, for all periods covered by the Atlas Financial Statements, has maintained books and records of Atlas in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Atlas in all material respects.
(f)   Since its incorporation, Atlas has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Atlas, (ii) a “material weakness” in the internal controls over financial reporting of Atlas or (iii) fraud, whether or not material, that involves management or other employees of Atlas who have a significant role in the internal controls over financial reporting of Atlas.
Section 4.14   No Undisclosed Liabilities.   Except for the Liabilities (a) set forth in Section 4.14 of the Atlas Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the Atlas Expenses and any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any stockholder demand or other stockholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), (c) in the case of Merger Sub, incurred in connection with or incident or related to its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (d) set forth or disclosed in the Atlas Financial Statements, (e) that have arisen since the date of the most recent balance sheet included in the Atlas SEC Reports in the ordinary course of business, (f) that are either permitted pursuant to Section 5.10 or incurred in accordance with Section 5.10, or (g) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Atlas Parties, taken as a whole, the Atlas Parties do not have any Liabilities.
Section 4.15   Tax Matters.
(a)   Each of the Atlas Parties has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material

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respects, and each of the Atlas Parties has paid all income and other material Taxes required to have been paid by it (whether or not shown on a Tax Return).
(b)   Each of the Atlas Parties has withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder, or other third-party.
(c)   None of the Atlas Parties is currently the subject of a Tax Proceeding, and no Atlas Party has received written notice from any Tax Authority of the commencement or anticipated commencement of any Tax Proceeding that has not been resolved or completed. No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against the Atlas Parties that has not been satisfied by payment, settled, or withdrawn.
(d)   None of the Atlas Parties has consented to extend or waive any statute of limitations in respect of Taxes or extend the time in which any material Tax may be assessed or collected by any Tax Authority, other than pursuant to any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, and no request for any such waiver or extension is pending.
(e)   None of the Atlas Parties is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).
(f)   There are no Liens for material Taxes on any assets of the Atlas Parties other than Liens for Taxes not yet due and delinquent.
(g)   During the two (2)-year period ending on the date of the Original Agreement, none of the Atlas Parties was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(h)   None of the Atlas Parties (i) is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes), (ii) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Atlas) or (iii) has any Liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor, or by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes), or otherwise by operation of Law.
(i)   None of the Atlas Parties has received a written claim from any Tax Authority in a jurisdiction where such Atlas Party does not file Tax Returns that such Atlas Party is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.
(j)   None of the Atlas Parties has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(k)   None of the Atlas Parties will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States Law), (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-United States Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside the ordinary course of business.

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None of the Atlas Parties will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.
(l)   Atlas is, and at all times since its formation has been, a corporation for U.S. federal and all applicable state and local income Tax purposes.
(m)   None of the Atlas Parties has taken or agreed to take any action, nor is any of the Atlas Parties (subject to the representations of the Company in Section 3.16(m) being true as of the date of the Original Agreement) aware of any facts or circumstances (other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by the Company or a Company Stockholder or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents), in each case, that would prevent or impede, or would reasonably be likely to prevent or impede, the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.
Section 4.16   Opinion of Atlas Financial Advisor.   The Atlas Board has received the opinion of Duff & Phelps, LLC to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications and other matters set forth in such opinion, the consideration to be paid by Atlas in the Merger pursuant to this Agreement is fair, from a financial point of view, to Atlas and, as of the date hereof, such opinion has not been modified or withdrawn.
Section 4.17   Compliance with International Trade & Anti-Corruption Laws.
(a)   Since Atlas’ incorporation, none of Atlas, any of its officers, directors or employees or, to the Company’s knowledge, its other Representative, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii) or any country or territory which is or has, since Atlas’ incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).
(b)   Since Atlas’ incorporation, none of Atlas, any of its officers, directors or employees or, to the Company’s knowledge, its other Representative, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.
Section 4.18   Investigation; No Other Representations.
(a)   Each Atlas Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Company and (ii) it has been furnished with or given access to such documents and information about the Company and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.
(b)   In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each Atlas Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company or any other Person, either express or implied, and each Atlas Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, neither the Company nor

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any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 4.19   EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.    NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, NONE OF THE ATLAS PARTIES OR ANY OTHER PERSON MAKES, AND EACH ATLAS PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE ATLAS PARTIES THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE ATLAS PARTIES BY OR ON BEHALF OF THE MANAGEMENT OF ANY ATLAS PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY ATLAS PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY ATLAS PARTY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
ARTICLE 5
COVENANTS
Section 5.1   Conduct of Business of the Company.
(a)   From and after the date of the Original Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by Atlas (such consent not to be unreasonably withheld, conditioned or delayed), (i) operate the business of the Company in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Company.
(b)   Without limiting the generality of the foregoing, from and after the date of the Original Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by Atlas (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iv)(A), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(viii) (but only to the extent relating to any Material

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Contract of the type described in Section 3.7(a)(vii), Section 3.7(a)(xi), Section 3.7(a)(xiv)(B) or Section 3.7(a)(xviii)), Section 5.1(b)(xiii), Section 5.1(b)(xv), Section 5.1(b)(xvi) or Section 5.1(b)(xviii) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:
(i)   declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Company or repurchase or redeem any outstanding Equity Securities of the Company;
(ii)   (A) merge, consolidate, combine or amalgamate the Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;
(iii)   adopt any amendments, supplements, restatements or modifications to the Company’s Governing Documents or the Company Stockholders Agreements;
(iv)   (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of the Company or inventory or obsolete equipment in the ordinary course of business, or (B) create, subject or incur any Lien any material assets or properties of the Company (other than any Permitted Liens);
(v)   (A) sell, assign, abandon, let lapse, lease, license, let expire (other than expiration of Intellectual Property Rights in accordance with its maximum statutory term) or otherwise dispose of any Business Intellectual Property, other than non-exclusive licenses granted to customers to use a Company Product in the ordinary course of business, (B) disclose any Trade Secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of, and preserving all rights of the Company in such Trade Secrets), or disclose, license, release, deliver, escrow or make available any source code, or (C) make any material adverse change to the operation or security of any Company IT Systems or any of the Company’s respective rules, policies, or procedures with respect to Privacy and Security Requirements or Personal Data;
(vi)   (A) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (1) any Equity Securities of the Company or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Equity Securities of the Company, other than, prior to the delivery of the Allocation Schedule pursuant to Section 2.3, the issuance of the Company Common Shares upon the exercise of any Company Options outstanding as of the date of the Original Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement, or (B) adjust, split, combine or reclassify any Equity Securities of the Company or other rights exercisable therefor or convertible into;
(vii)   incur, create or assume any Indebtedness, other than ordinary course trade payables;
(viii)   (A) amend, modify or terminate any Real Property Lease or any Material Contract of the type described in Section 3.7(a)(v), Section 3.7(a)(vii), Section 3.7(a)(xi), Section 3.7(a)(xii), Section 3.7(a)(xiii), Section 3.7(a)(xiv)(B) or Section 3.7(a)(xviii) (such Real Property Leases and types of Material Contracts, collectively, the “Designated Material Contracts”) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Designated Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Designated Material Contract), (B) waive any material benefit or right under any Designated Material Contract or (C) enter into any Contract that would constitute a Designated Material Contract;
(ix)   make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than the reimbursement of expenses of employees in the ordinary course of business consistent with past practice;

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(x)   except as required under the terms of any Employee Benefit Plan that is set forth on the Section 3.11(a) of the Company Disclosure Schedules and that has been provided to Atlas before the date of the Original Agreement, (A) materially amend, materially modify, adopt, enter into or terminate any Employee Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of the Original Agreement, (B) materially increase or decrease, or agree to materially increase or decrease, the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company, (C) take any action to accelerate any payment, right to payment or benefit, vesting of any right to payment of benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company, (D) hire, engage or terminate (other than for cause), furlough or temporarily layoff any director, manager, officer or employee of the Company whose annual compensation opportunities exceeds or would exceed $350,000, (E) amend, modify, negotiate, adopt, enter into, extend, renew or terminate any CBA or other Contract with any labor organization, works council or labor union, employee delegate, representative or other employee collective group that is representing any employee of the Company, (F) recognize or certify any labor organization, works council, labor union or group of employees of the Company as the bargaining representative for any employees of the Company, (G) with respect to the Company or any employees of the Company, engage in or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions that could implicate WARN, or (H) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure, or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company;
(xi)   make, change or revoke any material Tax election, amend any material Tax Return, change any material method of accounting enter into any closing agreement with respect to material Taxes, settle any material Tax claim or assessment, affirmatively surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than any such extension of time to file Tax Returns that is obtained in the ordinary course of business);
(xii)   (A) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Company in excess of $200,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on the Company (or Atlas or any of its Affiliates after the Closing), or (B) commence any lawsuit, litigation, action, demand, examination, hearing, claim, charge, complaint, suit or arbitration;
(xiii)   authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company;
(xiv)   change the Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;
(xv)   enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;
(xvi)   make any Change of Control Payment that is not set forth on Section 3.2(d) of the Company Disclosure Schedules;
(xvii)   enter into, conduct, engage in or otherwise operate any new line of business, change its operating policies in any material respect or discontinue or make any material change to the business of the Company; or
(xviii)   enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

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Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give Atlas, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing, (b) any action taken, or omitted to be taken, by the Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of Section 5.1 and (c) any action taken, or omitted to be taken, by the Company to the extent that the board of directors of the Company reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Company shall not be deemed to constitute a breach of Section 5.1; provided, however, (i) in the case of each of clauses (b) and (c), the Company shall give Atlas prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) or (c) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to Atlas promptly after such act or omission and (ii) in no event shall clause (b) or (c) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(vii), Section 5.1(b)(x), Section 5.1(b)(xii), Section 5.1(b)(xiii), Section 5.1(b)(xiv) or Section 5.1(b)(xv) (to the extent related to any of the foregoing).
Section 5.2   Efforts to Consummate; Litigation.
(a)   Subject to the terms and conditions herein provided, each of the Parties shall use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of the Original Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement and (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the PIPE Subscription Agreement). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that (A) the Company and Atlas shall each bear fifty percent (50%) of the HSR Act filing fee; and (B) subject to Section 8.6, each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (x) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within five (5) Business Days) following the date of the Original Agreement, and (y) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. Atlas shall promptly inform the Company of any communication between any Atlas Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform Atlas of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by the Original Agreement or any Ancillary Document. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of Atlas and the Company.
(b)   From and after the date of the Original Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Atlas Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any Atlas Party) or Atlas (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any

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Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any Atlas Party, the Company, or, in the case of the Company, Atlas in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any Atlas Party, the Company, or, in the case of the Company, Atlas, the opportunity to attend and participate in such meeting or discussion. Materials required to be provided pursuant to this Section 5.2 may be restricted to outside counsel and redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements (iii) and as necessary to address attorney-client or other privilege concerns.
(c)   Prior to the Closing, the Atlas Parties shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if such acquisition or agreement would reasonably be expected to delay obtaining or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated herein or the expiration or termination of any applicable waiting period.
(d)   Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.
(e)   From and after the date of the Original Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Atlas, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Atlas, any of the Atlas Parties or any of their respective Representatives (in their capacity as a representative of an Atlas Party) or, in the case of the Company, the Company or any of its Representatives (in their capacity as a representative of the Company). Atlas and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other with respect to any such Transaction Litigation. Subject to the Company’s compliance with, and the rights of Atlas set forth in, the immediately preceding sentence, the Company shall control the negotiation, defense and settlement of any such Transaction Litigation commenced against the Company or any of its Representatives (in their capacity as a representative of the Company); provided, however, that in no event shall the Company or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of Atlas (not to be unreasonably withheld, conditioned or delayed). Subject to Atlas’ compliance with, and the rights of the Company set forth in, the second preceding sentence, Atlas shall control the negotiation, defense and settlement of any such Transaction Litigation commenced against any Atlas Party or any of their respective Representatives (in their capacity as a representative of such Atlas Party); provided, however, that in no event shall Atlas or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), unless such settlement (other than immaterial, procedural or ministerial matters or matters ancillary to the following clauses (A) and (B)) is limited to (A) supplemental disclosures furnished to or filed with the SEC and related to the transactions contemplated by this Agreement and/or the Ancillary Documents or (B) monetary payments that are not materially in excess of the amounts otherwise covered under the insurance policies of Atlas Parties (for this purpose ignoring any deductible, retention or similar amounts thereunder), in which case, the prior written consent of the Company shall not be required.

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Section 5.3   Confidentiality and Access to Information.
(a)   The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained in this Agreement or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.
(b)   From and after the date of the Original Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to Atlas and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Company (in a manner so as to not interfere with the normal business operations of the Company). Notwithstanding the foregoing, the Company shall not be required to provide to Atlas or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (D), the Company shall use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if the Company, on the one hand, and any Atlas Party or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.
(c)   From and after the date of the Original Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, Atlas shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Atlas Parties (in a manner so as to not interfere with the normal business operations of the Atlas Parties). Notwithstanding the foregoing, Atlas shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Atlas Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Atlas Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Atlas Party under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (D), Atlas shall use, and shall cause the other Atlas Parties to use, reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if an Atlas Party or the Atlas Sponsor, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that Atlas shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.
(d)   The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

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Section 5.4   Public Announcements.
(a)   Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and Atlas or, after the Closing, Atlas and the Atlas Sponsor; provided, however, that each Party, the Atlas Sponsor and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (x) if the disclosing Person is an Atlas Party or a Representative of an Atlas Party, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (y) if the disclosing Party is the Company or a Representative of the Company, reasonably consult with Atlas in connection therewith and provide Atlas with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (B) after the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (x) if the disclosing Person is the Atlas Sponsor or a Representative of the Atlas Sponsor, reasonably consult with Atlas in connection therewith and provide Atlas with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, and (y) if the disclosing Person is Atlas or the Company or a Representative of Atlas or the Company, reasonably consult with the Atlas Sponsor in connection therewith and provide the Atlas Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, (ii) to the extent such press release, public announcements or other communications contain only information previously disclosed in a press release, public announcement or other communication previously made in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the Atlas Parties, the Atlas Sponsor and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect former, current or prospective investor (including in connection with the PIPE Financing) or in connection with normal fund raising or related marketing or informational or reporting activities.
(b)   The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Atlas prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, Atlas shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Atlas shall consider such comments in good faith. The Company, on the one hand, and Atlas, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Atlas, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by Atlas and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Atlas shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and Atlas prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Atlas, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party

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with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.
Section 5.5   Tax Matters.
(a)   Tax Treatment.   The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 354, 361 and the 368 of the Code and Treasury Regulations Section 1.368-2(g), and agree (i) to file all Tax Returns on a basis consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with the U.S. federal income Tax Returns of the Company and Atlas for the taxable year that includes the Merger) and retain such information as shall be required under Treasury Regulations Section 1.368-3, (ii) to take no Tax position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), in the case of each of clauses (i) and (ii), unless otherwise required by a Governmental Entity as a result of a “determination” within the meaning of Section 1313(a) of the Code, (iii) to use reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment (including if Atlas and the Company mutually determine in good faith that the Merger is not reasonably expected to qualify for the Intended Tax Treatment, using commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including by adding a second step merger to take place immediately after the Merger whereby the surviving company would merge with an into a new limited liability company that is a wholly-owned Subsidiary of Atlas (“Newco”), with Newco being the surviving company in such Merger), (iv) not to take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment, and (v) to reasonably cooperate in good faith with each other and their respective counsel to document and support the Intended Tax Treatment, including providing factual support letters. Each Party shall use reasonable best efforts to promptly notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment.
(b)   Tax Matters Cooperation.   Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
Section 5.6   Exclusive Dealing.
(a)   From the date of the Original Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) make any filings with the SEC in connection with a public offering of any Equity Securities or other securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than the Atlas Parties) to do or seek to do any of the foregoing. The Company agrees to (A) notify Atlas promptly upon receipt of any Company Acquisition Proposal by the Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep Atlas reasonably informed on a current basis of any modifications to such offer or information.

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(b)   From the date of the Original Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Atlas Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an Atlas Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Atlas Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding an Atlas Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than the Company) to do or seek to do any of the foregoing. Atlas agrees to (A) notify the Company promptly upon receipt of any Atlas Acquisition Proposal by any Atlas Party, and to describe the material terms and conditions of any such Atlas Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Atlas Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.
For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 5.6 shall not prohibit the Company, any Atlas Party or any of their respective Representatives from taking any actions in the ordinary course that are not otherwise in violation of this Section 5.6 (such as answering phone calls) or informing any Person inquiring about a possible Company Acquisition Proposal or Atlas Acquisition Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 5.6.
Section 5.7   Preparation of Registration Statement / Proxy Statement; Preparation of Registration Statement.
(a)   As promptly as reasonably practicable following the date of the Original Agreement, Atlas and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of Atlas or the Company, as applicable), and, following delivery of the Closing Company Financial Statements to Atlas pursuant to Section 5.17(a), Atlas shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of Atlas which will be included therein and which will be used for the Atlas Stockholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Atlas’ Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NYSE). Each of Atlas and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements of, and any other information with respect to, the Company for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Atlas, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of Atlas to the SEC or NYSE in connection with the transactions contemplated by this Agreement or the Ancillary Documents. In the event the SEC requests or requires a tax opinion with respect to the Intended Tax Treatment in connection with the Registration Statement / Proxy Statement, each Party shall use reasonable best efforts to execute and deliver customary tax representation letters to applicable counsel (in form and substance reasonably satisfactory to the counsel). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any Atlas Party, the Company, or, in the case of the Company, Atlas, thereof; (ii) such Party shall prepare and mutually agree upon

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with, in the case of Atlas, the Company, or, in the case of the Company, Atlas (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) Atlas shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing Atlas Stockholders. Atlas shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Atlas New Class A Shares for offering or sale in any jurisdiction, and Atlas and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Parties shall use reasonable best efforts to cover in the Registration Statement / Proxy Statement the shares underlying the United Warrant.
(b)   As promptly as reasonably practicable following the date of the Original Agreement, each of Atlas and the Company shall use reasonable best efforts to (i) cooperate with each other and prepare a shelf registration statement on Form S-1 registering the resale of the Atlas New Class A Shares (the “Resale Shelf Registration Statement”), and file such Resale Shelf Registration Statement as soon as practicable after the Closing (but no later than thirty (30) calendar days after Closing); (ii) cause the Resale Shelf Registration Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements of, and any other information with respect to, the Company for all periods, and in the form, required to be included in the Resale Shelf Registration Statement under the Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); and (iii) have the Resale Shelf Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or one hundred twenty (120) calendar days after the filing thereof if the SEC sends a notice that it will review the Resale Shelf Registration Statement).
Section 5.8   Atlas Stockholder Approval.   As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (and in any event within three (3) Business Days after such date), Atlas shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a meeting of its stockholders (the “Atlas Stockholders Meeting”) in accordance with the Governing Documents of Atlas, as soon as possible (and in any event on or prior to September 30, 2021, unless otherwise agreed between the Parties acting reasonably) for the purposes of obtaining the Atlas Stockholder Approval and, if applicable, any approvals related thereto and providing its applicable stockholders with the opportunity to elect to effect an Atlas Stockholder Redemption. Subject to the further provisions of this Section 5.8, (i) Atlas shall, through the Atlas Board, recommend to its stockholders (the “Atlas Board Recommendation”), (A) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (B) the adoption and approval of the issuance of the Atlas New Class A Shares and the Atlas New Class B Shares in connection with the transactions contemplated by this Agreement and, with respect to Atlas New Class A Shares, as required by NYSE listing requirements (the “NYSE Proposal”); (C) the adoption and approval of the Post-Closing Atlas Certificate of Incorporation (the “Required Governing Document Proposal”); (D) the adoption and approval of certain differences between the Pre-Closing Atlas Governing Documents and the Post-Closing Atlas Governing Documents; (E) the adoption and approval of the Atlas Incentive Equity Plan; (F) the adoption and approval of each other proposal that either the SEC or NYSE (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (G) the adoption and approval of each other proposal reasonably agreed to by Atlas and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (H) the adoption and approval of a proposal for the postponement or adjournment of the Atlas

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Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (A) through (H), collectively, the “Transaction Proposals”), and (ii) Atlas shall include such recommendation contemplated by clause (i) in the Registration Statement / Proxy Statement. Notwithstanding the foregoing or anything to the contrary herein, Atlas may postpone or adjourn the Atlas Stockholders Meeting (1) to solicit additional proxies for the purpose of obtaining the Atlas Stockholder Approval, (2) for the absence of a quorum, (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Atlas has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Atlas Stockholders prior to the Atlas Stockholders Meeting or (4) if the holders of Atlas Class A Shares have elected to redeem a number of Atlas Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.3(c) not being satisfied; provided that, without the consent of the Company, in no event shall Atlas adjourn the Atlas Stockholders Meeting for more than five (5) Business Days later than the most recently adjourned meeting or to a date as may be agreed between the Parties acting reasonably that is not beyond the Termination Date. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining approval of the Transaction Proposals, the Atlas Board may amend, change, withdraw, modify, withhold, qualify or fail to make the Atlas Board Recommendation (any such action an “Atlas Change in Recommendation”) if a Company Material Adverse Effect has occurred and the Atlas Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to make an Atlas Change in Recommendation would be a breach of its fiduciary duties under applicable Law; provided, that: (A) Atlas shall have first delivered written notice to the Company of its intention to make an Atlas Change in Recommendation at least five (5) Business Days prior to the taking of such action by Atlas, (B) during such period and prior to making an Atlas Change in Recommendation, if requested by the Company, Atlas and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable the Atlas Board to reaffirm the Atlas Board Recommendation and not make such Atlas Change in Recommendation and (C) if the Company requested negotiations in accordance with clause (B), Atlas may make an Atlas Change in Recommendation only if the Atlas Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5) Business Day period, offered in writing to Atlas, continues to determine in good faith that failure to make an Atlas Change in Recommendation would be a breach of its fiduciary duties to the Atlas Stockholders under applicable Law. Atlas agrees that, unless the Agreement is terminated in accordance with its terms, its obligation to establish a record date for, duly call, give notice of, convene and hold the Atlas Stockholders’ Meeting for the purpose of voting on the Transaction Proposals shall not be affected by any Atlas Change in Recommendation. For the avoidance of doubt, an Atlas Change in Recommendation will not limit or otherwise affect the agreements and covenants set forth in the A&R Sponsor Letter Agreement.
Section 5.9   Merger Sub Stockholder Approval.   As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, Atlas, as the sole stockholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).
Section 5.10   Conduct of Business of Atlas.   From and after the date of the Original Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Atlas shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with the PIPE Financing), as required by applicable Law, as set forth on Section 5.10 of the Atlas Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:
(a)   adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any Atlas Party;
(b)   declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, its Equity Securities, or repurchase, redeem or otherwise acquire, or offer to repurchase,

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redeem or otherwise acquire, any of its outstanding Equity Securities, other than, for the avoidance of doubt, for the Atlas Stockholder Redemption;
(c)   split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;
(d)   incur, create or assume any Indebtedness, except for Indebtedness for borrowed money in an amount not to exceed $2,000,000 in the aggregate;
(e)   make any loans or advances to, or capital contributions in, any other Person, other than to, or in, Atlas or any of its Subsidiaries;
(f)   issue any Equity Securities or grant any additional options, warrants or stock appreciation rights with respect to its Equity Securities, other than the issuance of Atlas Class A Shares in connection with the exercise of any Atlas Warrant outstanding as of the date of the Original Agreement;
(g)   (i) amend, modify or renew any Atlas Related Party Transaction, other than (A) the entry into any Contract with an Atlas Related Party with respect to the incurrence of Indebtedness permitted by Section 5.10(d) or (b) for the avoidance of doubt, any expiration or automatic extension or renewal of any Contract pursuant to its terms, or (ii) enter into any Contract that would constitute an Atlas Related Party Transaction;
(h)   engage in any activities or business, or incur any material Atlas Liabilities, other than any activities, businesses or Atlas Liabilities that are either permitted under this Section 5.10 (including, for the avoidance of doubt, any activities, businesses or Atlas Liabilities contemplated by, incurred in connection with or that are otherwise incidental or attendant to this Agreement or any Ancillary Document, the performance of any covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby) or in accordance with this Section 5.10;
(i)   authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;
(j)   enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or
(k)   enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.10.
Notwithstanding anything in this Section 5.10 or this Agreement to the contrary, nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any Atlas Party.
Section 5.11   NYSE Listing.   Atlas shall use its reasonable best efforts to (a) cause the Atlas New Class A Shares issuable in accordance with this Agreement to be approved for listing on NYSE, in each case as promptly as reasonably practicable after the date of the Original Agreement, and in any event prior to the Effective Time. The Company shall, and shall cause its Representatives to, reasonably cooperate with Atlas and its Representatives in connection with the foregoing.
Section 5.12   Trust Account.   Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, Atlas shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Stockholders of Atlas pursuant to the Atlas Stockholder Redemption, (B) pay the amounts due to the underwriters of Atlas’ initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to Atlas in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

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Section 5.13   Transaction Support Agreements; Company Stockholder Approval.
(a)   Concurrently with the execution of the Original Agreement (the “Transaction Support Agreement Deadline”), the Company delivered, or caused to be delivered, to Atlas the Transaction Support Agreements duly executed by each Supporting Company Stockholder. Concurrently with the execution of the Original Agreement, the Company delivered, or caused to be delivered, to Atlas a Transaction Support Agreement duly executed by the holder of the United Warrant.
(b)   As promptly as reasonably practicable (and in any event within one (1) Business Day) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to Atlas a true and correct copy of a written consent (in form and substance reasonably satisfactory to Atlas) approving and adopting this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) that is duly executed by the Company Stockholders that hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with the DGCL, the Company’s Governing Documents and the Company Stockholders Agreements (the “Company Stockholder Written Consent”). Subject to Section 5.13(d) below, the Company, through the Company Board, shall recommend to the holders of Company Shares the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) (the “Company Board Recommendation”).
(c)   As promptly as reasonably practicable (and in any event within one (1) Business Day) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Conversion Written Consent Deadline”), the Company shall obtain and deliver to Atlas a true and correct copy of a written consent (in form and substance reasonably satisfactory to Atlas) approving the conversion, effective as of immediately prior to the Closing, of all Company Preferred Shares to Company Common Shares in accordance with Section 5.1(b) of the Amended and Restated Certificate of Incorporation of the Company (the “Company Preferred Conversion”) that is duly executed by the Company Stockholders that collectively hold at least a majority of the outstanding Company Preferred Shares (the “Conversion Written Consent”).
(d)   Notwithstanding anything to the contrary contained in this Agreement, at any time prior to, but not after, receipt of the Company Stockholder Written Consent, the Company Board may amend, change, withdraw, modify, withhold, qualify or fail to make the Company Board Recommendation (any such action a “Company Change in Recommendation”) if the Company Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to make a Company Change in Recommendation would be a breach of its fiduciary duties under applicable Law; provided, that: (A) the Company shall have delivered written notice to Atlas of its intention to make a Company Change in Recommendation at least five (5) Business Days prior to the taking of such action by the Company, (B) during such period and prior to making a Company Change in Recommendation, if requested by Atlas, the Company and its Representatives shall have negotiated in good faith with Atlas and its Representatives regarding any revisions or adjustments proposed by Atlas to the terms and conditions of this Agreement as would enable the Company Board to reaffirm the Company Board Recommendation and not make such Company Change in Recommendation and (C) if Atlas requested negotiations in accordance with clause (B), the Company may make a Company Change in Recommendation only if the Company Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that Atlas shall have, prior to the expiration of the five (5) Business Day period, offered in writing to the Company, continues to determine in good faith that failure to make a Company Change in Recommendation would be a breach of its fiduciary duties to the Company Stockholders under applicable Law. The Company agrees that, unless the Agreement is terminated in accordance with its terms, the Company shall be obligated to deliver to Atlas the Company Stockholder Written Consent and the Conversion Written Consent pursuant to and in accordance with Section 5.13(b) and Section 5.13(c), regardless of whether or not there shall be any Company Change in Recommendation. For the avoidance of doubt, a Company Change in Recommendation will not limit or otherwise affect the agreements and covenants set forth in the Transaction Support Agreements.

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(e)   Promptly following the receipt of the Company Stockholder Written Consent, the Company shall prepare and deliver to each Company Stockholder who has not executed and delivered the Company Stockholder Written Consent an information statement, in form and substance required under the DGCL in connection with the Merger and otherwise reasonably satisfactory to Atlas, which information statement shall include (i) copies of this Agreement and the Registration Statement / Proxy Statement, (ii) the Company Board Recommendation, (iii) a description of any dissenters’ rights of the Company Stockholders available under Section 262 of the DGCL and any other disclosure with respect to dissenters’ rights required by applicable Law and (iv) in accordance with the requirements of Section 228(e) of the DGCL, notice to any Company Stockholder who has not executed and delivered the Company Stockholder Written Consent of the corporate action by those Company Stockholders who did execute the Company Stockholder Written Consent.
Section 5.14   Atlas Indemnification; Directors’ and Officers’ Insurance.
(a)   Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each Atlas Party, as provided in the applicable Atlas Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Atlas will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Atlas shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable Atlas Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Atlas Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any Atlas Party (the “Atlas D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such Atlas D&O Person was a director or officer of any Atlas Party on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.
(b)   Atlas shall not have any obligation under this Section 5.14 to any Atlas D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Atlas D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c)   For a period of six (6) years following the Effective Time, Atlas shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are covered by any comparable insurance policies of the Atlas Parties in effect as of the date of the Original Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby than) the coverage provided under Atlas’ directors’ and officers’ liability insurance policies in effect as of the date of the Original Agreement; provided that Atlas shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the most recent annual premium paid by Atlas prior to the date of the Original Agreement and, in such event, Atlas shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by Atlas prior to the date of the Original Agreement. Atlas may also separately purchase up to $10 million in additional directors’ and officers’ liability insurance for a period of six (6) years following the Effective Time and covering matters occurring on or prior to the Effective Time.
(d)   If Atlas or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case,

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proper provisions shall be made so that the successors or assigns of Atlas shall assume all of the obligations set forth in this Section 5.14.
(e)   The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Atlas.
Section 5.15   Company Indemnification; Directors’ and Officers’ Insurance.
(a)   Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Company, as provided in the Company’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Atlas will cause the applicable Company to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Atlas shall cause the applicable Company to advance expenses in connection with such indemnification as provided in the Company’s Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Company’s Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Company (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of the Company on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.
(b)   None of Atlas or the Company shall have any obligation under this Section 5.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c)   The Company shall, as promptly as practicable from the date of the Original Agreement, use commercially reasonable efforts to (in consultation with Atlas, and with Atlas’ reasonable cooperation and assistance) obtain customary directors’ and officers’ liability insurance coverage for the benefit of the Company and its directors and officers (the “D&O Policy”). The Company shall purchase, at or prior to the Closing, and Atlas shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons covered by the D&O Policy with respect to matters occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under the D&O Policy; provided that none of the Company, Atlas or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three-hundred percent (300%) of the premium paid (on an annualized basis) by the Company in respect of the D&O Policy and, in such event, the Company or one of its Affiliates shall purchase the maximum coverage available for three-hundred (300%) of the premium paid (on an annualized basis) by the Company in respect of the D&O Policy.
(d)   If Atlas or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Atlas shall assume all of the obligations set forth in this Section 5.15.

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(e)   The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Atlas.
Section 5.16   Post-Closing Directors and Officers.
(a)   Each of Atlas and the Company shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time: (i) the Atlas Board shall consist of seven (7) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of two (2) directors, Class II consisting of two (2) directors and Class III consisting of three (3) directors; (ii) the members of the Atlas Board are the individuals determined in accordance with Section 5.16(b) and Section 5.16(c); and (iii) the officers of Atlas (the “Officers”) are the individuals determined in accordance with Section 5.16(e).
(b)   The individual identified on Section 5.16(b) of the Atlas Disclosure Schedules shall be a director on the Atlas Board immediately after the Effective Time, with such individual being in the class of directors set forth opposite his or her name (the “Atlas Designee”). Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Atlas Sponsor may, by giving the Company and Atlas written notice, replace the Atlas Designee with any individual and, upon the Atlas Sponsor so giving notice of the replacement of the Atlas Designee, Section 5.16(b) of the Atlas Disclosure Schedules shall automatically be deemed amended to include such replacement individual as the Atlas Designee in lieu of, and to serve in the same class of directors as, the individual so replaced.
(c)   The three (3) individuals identified on Section 5.16(c) of the Company Disclosure Schedules shall be directors on the Atlas Board immediately after the Effective Time, with each such individual being in the class of directors set forth opposite his or her name (each, a “Company Designee”). Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company may, by giving Atlas and the Atlas Sponsor written notice, replace any Company Designee with any individual and, upon the Company so giving notice of the replacement of such Company Designee, Section 5.16(c) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as a Company Designee in lieu of, and to serve in the same class of directors as, the individual so replaced.
(d)   Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company shall identify (in consultation with Atlas) three (3) individuals, each of whom shall qualify as an “independent director” under the listing rules of NYSE, to serve as a director on the Atlas Board immediately after the Effective Time, with each such individual serving on a different class of directors.
(e)   The individuals identified on Section 5.16(e) of the Company Disclosure Schedules shall be Officers immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that any such individual identified on Section 5.16(e) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability or otherwise) to serve as an Officer then, prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company may (in consultation with Atlas) replace such individual with another individual to serve as such Officer and, in such case, Section 5.16(e) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as an Officer in lieu of, and to serve with the same title as, the individual so replaced.
Section 5.17   Required Financials.
(a)   The Company shall deliver to Atlas, as promptly as reasonably practicable, the Closing Company Financial Statements. The Closing Company Financial Statements (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto),

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(ii) will fairly present in all material respects the financial position, results of operation, stockholders’ equity and cash flows of the Company as at the date thereof and for the period indicated therein, (iii) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (iv) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditor and (v) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).
(b)   The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, Atlas in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Atlas with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.
Section 5.18   Atlas Equity Plan.   At least one (1) day prior to the Closing Date, the Atlas Board shall approve and adopt an equity incentive plan and employee stock purchase plan, in each case, with such terms and conditions set forth on Exhibit E and with any changes or modifications thereto as the Company and Atlas may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Atlas, as applicable) (the “Atlas Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date. Subject to, and conditioned upon the occurrence of, the Effective Time, the Company shall, effective as of immediately prior to the Effective Time, grant to the Persons set forth on Section 5.18 of the Company Disclosure Schedules the Founder Grants, with such terms and conditions set forth on Exhibit E and with any changes or modifications thereto as the Company and Atlas may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Atlas, as applicable).
Section 5.19   FIRPTA Certificates.   At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Atlas a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to Atlas.
Section 5.20   Company Related Party Transactions.   The Company shall take, or cause to be taken, all actions necessary or advisable to terminate at or prior to the Closing all Company Related Party Transactions (other than those set forth on Section 5.20 of the Company Disclosure Schedules) without any further obligations or Liabilities to the Company or any of its Affiliates (including, from and after the Effective Time, Atlas and its Affiliates). On or prior to the Closing, each of the Company Equityholders and the Company shall, and shall cause their respective Affiliates to, repay or cause to be repaid in full, or otherwise satisfy and settle, all Indebtedness, receivables, payables and other similar arrangements between the Company, on the one hand, and any Company Equityholder or any of its Affiliates, on the other hand, in each case, other than those set forth on Section 5.20 of the Company Disclosure Schedules.
Section 5.21   Type Certification.   The Company shall continue to work with the FAA to diligently pursue the certification of an eVTOL aircraft in accordance with the FAA’s type certification process.
ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT
Section 6.1   Conditions to the Obligations of the Parties.   The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

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(a)   the applicable waiting period or Consent under the HSR Act relating to the transactions contemplated by this Agreement shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable;
(b)   no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;
(c)   the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;
(d)   Atlas’ initial listing application with NYSE in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Atlas shall satisfy any applicable initial and continuing listing requirements of NYSE, and Atlas shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the Effective Time, and the Atlas New Class A Shares shall have been approved for listing on NYSE;
(e)   the Company Stockholder Written Consent shall have been obtained;
(f)   the Required Atlas Stockholder Approval shall have been obtained; and
(g)   after giving effect to the transactions contemplated hereby (including the PIPE Financing), Atlas shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.
Section 6.2   Other Conditions to the Obligations of the Atlas Parties.   The obligations of the Atlas Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Atlas (on behalf of itself and the other Atlas Parties) of the following further conditions:
(a)   (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a) and Section 3.8(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.8(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date) and (iv) the representations and warranties of the of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;
(b)   the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

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(c)   since the date of the Original Agreement, no Company Material Adverse Effect has occurred;
(d)   the Company Preferred Conversion shall have occurred as contemplated by the Conversion Written Consent; and
(e)   at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Atlas the following documents:
(i)   a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to Atlas; and
(ii)   the Registration Rights Agreement duly executed by the Company Stockholders.
Section 6.3   Other Conditions to the Obligations of the Company.   The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:
(a)   (i) the Atlas Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the representations and warranties of the Atlas Parties (other than the Atlas Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Atlas Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an Atlas Material Adverse Effect;
(b)   the Atlas Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;
(c)   the Aggregate Transaction Proceeds shall be equal to or greater than $600,000,000; and
(d)   at or prior to the Closing, Atlas shall have delivered, or caused to be delivered, the following documents to the Company:
(i)   a certificate duly executed by an authorized officer of Atlas, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company; and
(ii)   the Registration Rights Agreement duly executed by Atlas and the Atlas Sponsor.
Section 6.4   Frustration of Closing Conditions.   The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2, or a breach of this Agreement. None of the Atlas Parties may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by an Atlas Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2, or a breach of this Agreement.
ARTICLE 7
TERMINATION
Section 7.1   Termination.   This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

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(a)   by mutual written consent of Atlas and the Company;
(b)   by Atlas, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Atlas, and (ii) the Termination Date; provided, however, that none of the Atlas Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;
(c)   by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any Atlas Party has failed to perform any covenant or agreement on the part of such applicable Atlas Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Atlas by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;
(d)   by either Atlas or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to October 10, 2021 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Atlas if any Atlas Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;
(e)   by either Atlas or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;
(f)   by either Atlas or the Company, if the Atlas Stockholders Meeting has been held (including any adjournment or postponement thereof), has concluded, Atlas’ stockholders have duly voted and the Required Atlas Stockholder Approval was not obtained; or
(g)   by Atlas, (i) if the Company does not deliver, or cause to be delivered, to Atlas the Company Stockholder Written Consent in accordance with Section 5.13(b) on or prior to the Company Stockholder Written Consent Deadline, or if the Company Stockholder Written Consent is, at any time, no longer valid or is otherwise revoked or rescinded at any time or (ii) if the Company does not deliver, or cause to be delivered, to Atlas the Conversion Written Consent in accordance with Section 5.13(c) on or prior to the Conversion Written Consent Deadline, or if the Conversion Written Consent is, at any time, no longer valid or is otherwise revoked or rescinded at any time.
Section 7.2   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of Section 5.3(a), this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination

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of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud.
ARTICLE 8
MISCELLANEOUS
Section 8.1   Non-Survival.   Other than those representations, warranties and covenants set forth in Section 2.1, Section 2.4, Section 3.24, Section 3.25, Section 4.18 and Section 4.19, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 8.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.
Section 8.2   Entire Agreement; Assignment.   This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) Atlas and the Company prior to Closing and (b) Atlas and the Atlas Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.
Section 8.3   Amendment.   This Agreement may be amended or modified only by a written agreement executed and delivered by (a) Atlas and the Company prior to the Closing and (b) Atlas and the Atlas Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.
Section 8.4   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:
(a)   If to any Atlas Party, to:
399 Park Avenue
New York, New York 10022
Attention: Michael Spellacy
E-mail: [Redacted]
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:
Edward J. Lee, P.C.
Jonathan L. Davis, P.C.

E-mail:
[Redacted]
[Redacted]

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(b)   If to the Company, to:
Archer Aviation Inc.
1880 Embarcadero Road
Palo Alto, CA 94303
Attention: Adam Goldstein
Brett Adcock
E-mail:
[Redacted]
[Redacted]

with a copy (which shall not constitute notice) to:
Cooley LLP
101 California Street, 5th Floor
San Francisco, CA 94111
Attention:
Dave Peinsipp
Alfred L. Browne III, Esq.

E-mail:
[Redacted]
[Redacted]

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
Section 8.5   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
Section 8.6   Fees and Expenses.   Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and Atlas shall pay, or cause to be paid, all Unpaid Atlas Expenses and (b) if the Closing occurs, then Atlas shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid Atlas Expenses.
Section 8.7   Construction; Interpretation.   The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Atlas, any documents or other materials posted to the electronic data room located at https://services.intralinks.com under the project name “Project E-Hawk” as of 5:00 p.m., Eastern Time, at least one

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(1) day prior to the date of the Original Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (m) unless the context requires otherwise, any reference to the “Company” in this Agreement shall mean and refer to the “Surviving Company” from and after the Effective Time; and (n) references to the “date hereof” or the “date of this Agreement” shall mean July 29, 2021. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
Section 8.8   Exhibits and Schedules.   All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Atlas Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Atlas Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Atlas Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.
Section 8.9   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14, Section 5.15, the last sentence of this Section 8.9 and Section 8.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Atlas Sponsor shall be an express third-party beneficiary of Section 5.4, Section 5.16, Section 8.2, Section 8.3, this Section 8.9 and Section 8.14.
Section 8.10   Severability.   Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 8.11   Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, scanned pages or other electronic imaging (including “pdf”, “tif”, “jpg”, DocuSign, AdobeSign or other similar electronic transmission) shall be effective as delivery of a manually executed counterparty to this Agreement or any such Ancillary Document.
Section 8.12   Knowledge of Company; Knowledge of Atlas.   For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12 of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to Atlas’ knowledge” and “to the knowledge of Atlas” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12 of the Atlas Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12 of the Company Disclosure Schedules or Section 8.12 of the Atlas Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

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Section 8.13   No Recourse.   This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and without limiting the generality of the foregoing, none of the Representatives of Atlas or the Company shall have any Liability arising out of or relating to this Agreement, the negotiation thereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith (except as expressly provided herein) or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company or Atlas concerning the Company, any Atlas Party, this Agreement or the transactions contemplated hereby.
Section 8.14   Extension; Waiver.   The Company prior to the Closing and the Atlas Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the Atlas Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the Atlas Parties set forth herein or (c) waive compliance by the Atlas Parties with any of the agreements or conditions set forth herein. Atlas (prior to the Closing Date) and the Atlas Sponsor (after the Closing Date), may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.
Section 8.15   Waiver of Jury Trial.   THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.
Section 8.16   Submission to Jurisdiction.   Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and

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unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.
Section 8.17   Remedies.   Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
Section 8.18   Trust Account Waiver.   Reference is made to the final prospectus of Atlas, filed with the SEC (File No. 333-249289) on October 29, 2020 (the “Prospectus”). The Company acknowledges and agrees and understands that Atlas has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Atlas’ public stockholders (including overallotment shares acquired by Atlas’ underwriters, the “Public Stockholders”), and Atlas may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Atlas entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, neither the Company nor any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Atlas or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Atlas or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Atlas or its Affiliates).
*   *   *   *   *

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IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.
ATLAS CREST INVESTMENT CORP.
/s/ Michael Spellacy

Michael Spellacy
Chief Executive Officer
ARTEMIS ACQUISITION SUB INC.
/s/ Michael Spellacy

Michael Spellacy
President
ARCHER AVIATION INC.
/s/ Brett Adcock

Brett Adcock
Chief Executive Officer
[Signature Page to Business Combination Agreement]

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Annex A
PIPE Investors
[See attached.]

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Annex B
Supporting Company Stockholders
[Redacted]

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Exhibit A
Form of PIPE Subscription Agreement
[See attached.]

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Exhibit B
Form of Registration Rights Agreement
[See attached.]

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Exhibit C
Form of Transaction Support Agreement
[See attached.]

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Exhibit D
Post-Closing Atlas Governing Documents Term Sheet
[See attached.]

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Exhibit E
Incentive Equity Plan Term Sheet
[See attached.]

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ANNEX B
NEW ARCHER CHARTER

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ATLAS CREST INVESTMENT CORP.
Atlas Crest Investment Corp., corporation organized and existing under the laws of the State of Delaware, hereby certifies that:
ONE:   The current name of this corporation is Atlas Crest Investment Corp. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was August 26, 2020.
TWO:   The Amended and Restated Certificate of Incorporation of this corporation is hereby amended and restated to read as set forth below. The effective date and time of this Amended and Restated Certificate of Incorporation shall be                   at            .
I.
The name of this company is Archer Aviation Inc. (the “Company”).
II.
The address of the registered office of the Company in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware, 19808, County of New Castle, and the name of the registered agent of the Company in the State of Delaware at such address is Corporation Service Company.
III.
The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (“DGCL”).
IV.
A.   The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Company is authorized to issue is          shares, consisting of (a)          shares of common stock (the “Common Stock”), including (i)          shares of Class A common stock (the “Class A Common Stock”), and (ii)          shares of Class B common stock (the “Class B Common Stock”), and (b)          shares of preferred stock (the “Preferred Stock”).
B.   The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company is hereby expressly authorized by resolution or resolutions to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares of such shares and to determine for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase (but not about the authorized number of shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.
C.   The number of authorized shares of Preferred Stock, Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Company entitled to vote thereon, without a separate vote of the holders of the shares of Preferred Stock, or of any series thereof, Class A Common Stock or Class B Common Stock unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation filed with respect to any series of Preferred Stock.
D.   Except as provided above, the rights, preferences, privileges, restrictions and other matters relating to the shares of Class A Common Stock and Class B Common Stock are as follows:

1.   Definitions.
(a)   “Acquisition” means any consolidation or merger of the Company with or into any other Entity, other than any such consolidation or merger in which the stockholders of the Company immediately prior to such consolidation or merger continue to hold a majority of the voting power of the surviving Entity in substantially the same proportions (or, if the surviving Entity is a wholly owned subsidiary of another Entity, the surviving Entity’s Parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred or issued; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes.
(b)   “Approved Designee” shall mean a person or persons who is entitled to exercise Voting Control with respect to shares of Class B Common Stock following the death or Incapacity of a Founder pursuant to an agreement entered into between such Founder and some person or persons, and who is approved by a majority of the Independent Directors.
(c)   “Asset Transfer” means the sale, lease or exchange of all or substantially all the assets of the Company.
(d)   “Business Combination” shall mean the consummation of the transactions set forth in that certain Business Combination Agreement, by and among Atlas Investment Corp., Artemis Acquisition Sub Inc., and Archer Aviation Inc., dated as of February 10, 2021.
(e)   “Certificate of Incorporation” means the certificate of incorporation of the Company, as amended and/or restated from time to time, including the terms of any certificate of designations of any series of Preferred Stock.
(f)   “Closing” means the closing date of the Business Combination.
(g)   “Entity” means any corporation, partnership, limited liability company or other legal entity.
(h)   “Effective Time” means the time this Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware became effective in accordance with the DGCL.
(i)   “Family Member” means with respect to any natural person, the spouse, ex-spouse, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation or adoption) of such person.
(j)   “Final Conversion Date” means 5:00 p.m. in New York City, New York on the last Trading Day of the fiscal year during which a Final Conversion Trigger Event occurs.
(k)   “Final Conversion Trigger Event” shall mean the earliest to occur of (i) the ten (10) year anniversary of the Closing, (ii) the date specified in writing by the holders of two-thirds of the then outstanding shares of Class B Common Stock, voting as a separate class; and (iii) when the number of then outstanding shares of Class B Common Stock represents less than 10.0% of the total number of shares of Class A Common Stock and Class B Common Stock.
(l)   “Founder” means each of Brett Adcock and Adam Goldstein as individuals.
(m)   “Incapacity” means, with respect to an individual, that such individual is incapable of managing his or her financial affairs under the criteria set forth in the applicable probate code that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute regarding whether an individual has suffered an Incapacity, no Incapacity of such individual will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction.
(n)   “Independent Directors” means the members of the Board of Directors designated as independent directors in accordance with the requirements of the New York Stock Exchange or any national stock exchange under which the Company’s equity securities are listed for trading.

(o)   “Liquidation Event” means (i) any Asset Transfer or Acquisition in which cash or other property is, pursuant to the express terms of the Asset Transfer or Acquisition, to be distributed to the stockholders in respect of their shares of capital stock in the Company or (ii) any liquidation, dissolution and winding up of the Company; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of shares of Class A Common Stock or Class B Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the shares of Class A Common Stock or Class B Common Stock.
(p)   “Non-founder” shall mean any individual stockholder other than the Founders.
(q)   “Parent” of an Entity means any Entity that directly or indirectly owns or controls a majority of the voting power of the voting securities or interests of such Entity.
(r)   “Permitted Entity” means, with respect to a Qualified Stockholder, any Entity in which such Qualified Stockholder directly, or indirectly through one or more Permitted Transferees, has sole dispositive power and exclusive Voting Control with respect to all shares of Class B Common Stock held of record by such Entity.
(s)   “Permitted Transfer” means, and be restricted to, any Transfer of a share of Class B Common Stock:
(i)   by a Founder, by Founder’s Permitted Entities or by Founder’s Permitted Transferees, in each case, as a result of or in connection with such Founder’s death or Incapacity, either (i) to such Founder’s Family Members or to such Founder’s Permitted Entities or to Founder’s Permitted Transferees, or (ii) of Voting Control to an Approved Designee;
(ii)   by a Qualified Stockholder that is a natural person (including a natural person serving in a trustee capacity with regard to a trust for the benefit of himself or herself and/or his or her Family Members), to the trustee of a Permitted Trust of such Qualified Stockholder or to such Qualified Stockholder in his or her individual capacity or as a trustee of a Permitted Trust;
(iii)   by the trustee of a Permitted Trust of a Qualified Stockholder, to such Qualified Stockholder, the trustee of any other Permitted Trust of such Qualified Stockholder or any Permitted Entity of such Qualified Stockholder;
(iv)   by a Qualified Stockholder to any Permitted Entity of such Qualified Stockholder; or
(v)   by a Permitted Entity of a Qualified Stockholder to such Qualified Stockholder or any other Permitted Entity or the trustee of a Permitted Trust of such Qualified Stockholder.
(t)   “Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.
(u)   “Permitted Trust” means a validly created and existing trust the beneficiaries of which are either a Qualified Stockholder or Family Members of the Qualified Stockholder or both, or a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code (as amended from time to time) and/or a reversionary interest.
(v)   “Qualified Stockholder” means (i) the record holder of a share of Class B Common Stock at the Effective Time; and (ii) a Permitted Transferee of a Qualified Stockholder.
(w)   “Single Founder Conversion Trigger Event” shall mean the earliest to occur of any of the following only respect to the shares of Class B Common Stock held by the applicable Founder (and any shares of Class B Common Stock underlying any derivative securities held by such Founder), (i) the occurrence of the nine (9) month anniversary of the death or Incapacity of such Founder; (ii) the occurrence of the twelve (12) month anniversary of the date that such Founder is no longer providing services to the Company or its subsidiaries as an executive officer or employee, or as a director of the Company; and (iii) at least 80% of the shares of Class B Common Stock held by such Founder as of immediately following the Closing having been transferred (on a fully as converted/as exercised basis and subject to customary capitalization adjustments), provided, however, that any Permitted Transfer shall be excluded from such calculation.
(x)   “Single Holder Conversion Date” means 5:00 p.m. in New York City, New York on the last Trading Day of the fiscal year during which a Single Founder Conversion Trigger Event or Single Non-Founder Conversion Trigger Event, as the case may be, occurs.
(y)   “Single Non-founder Conversion Trigger Event” shall mean the earliest to occur of any of the following only respect to the shares of Class B Common Stock held by a Non-founder (and any shares of Class B Common Stock underlying any derivative securities held by such individual), (i) the date of the death or Incapacity of such Non-founder; (ii) the date that such Non-founder ceases to provide services to the Company or its subsidiaries as an executive officer or employee, or as a director of the Company; or (iii) at least 80% of the shares of Class B Common Stock held by such Non-founder as of immediately following the Closing having been transferred (on a fully as converted/as exercised basis and subject to customary capitalization adjustments), provided, however, that any Permitted Transfer shall be excluded from such calculation.
(z)   “Trading Day” means any day on which The Nasdaq Stock Market and the New York Stock Exchange are open for trading.
(aa)   “Transfer” of a share of Class B Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV:
(i)   the granting of a revocable proxy to officers or directors of the Company at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;
(ii)   the existence of any proxy granted prior to the Effective Time or the amendment or expiration of any such proxy;
(iii)   entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of shares of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;
(iv)   the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise exclusive Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”; or
(v)   entering into, or reaching an agreement, arrangement or understanding regarding, a support or similar voting or tender agreement (with or without granting a proxy) in connection with a Liquidation Event, Asset Transfer or Acquisition that has been approved by the Board of Directors.
A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) a Permitted Transferee on the date that such Permitted Transferee ceases to meet the qualifications to be a Permitted Transferee of the Qualified Stockholder who effected the Transfer of such shares to such Permitted Transferee, or (ii) an Entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the Effective Time, of a majority of the voting power of the voting securities of such Entity or any Parent of such Entity, other than a Transfer to parties that were, as of the Effective Time, holders of voting securities of any such Entity or Parent of such Entity.
(bb)   “Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.
2.   Rights Relating to Dividends, Subdivisions and Combinations.
(a)   Subject to the rights of holders of any Preferred Stock at the time outstanding having prior rights as to dividends, the holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Except as permitted in Section 2(b), any dividends paid to the holders of shares of Class A Common Stock and Class B Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.
(b)   The Company shall not declare or pay any dividend or make any distribution to the holders of shares of Class A Common Stock or Class B Common Stock payable in securities of the Company unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of shares of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of shares of Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, as applicable, are declared and paid to the holders of shares of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of shares of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of shares of Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, as applicable, are declared and paid to the holders of shares of Class A Common Stock at the same rate and with the same record date and payment date.
(c)   If the Company in any manner subdivides or combines (including by reclassification) the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner.
3.   Liquidation Rights.   In the event of a Liquidation Event, upon the completion of the distributions required with respect to any Preferred Stock that may then be outstanding, the remaining assets of the Company legally available for distribution to stockholders, or consideration payable to the stockholders of the Company, in the case of an Acquisition constituting a Liquidation Event, shall be distributed on an equal priority, pro rata basis to the holders of shares of Class A Common Stock and Class B Common Stock (and the holders of any Preferred Stock that may then be outstanding, to the extent required by the Certificate of Incorporation), unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of shares of Class A Common Stock or Class B Common Stock does not constitute consideration or a “distribution to stockholders” in respect of shares of Class A Common Stock or Class B Common Stock.
4.   Voting Rights.
(a)   Class A Common Stock.   Each holder of shares of Class A Common Stock shall be entitled to one vote for each share thereof held.

(b)   Class B Common Stock.   Each holder of shares of Class B Common Stock shall be entitled to ten votes for each share thereof held.
(c)   Voting Generally.   Except as otherwise required by applicable law or this Certificate of Incorporation, the holders of shares of Preferred Stock, Class A Common Stock and Class B Common Stock shall vote together and not as separate series or classes. Except as otherwise required by applicable law, holders of shares of Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or applicable law.
5.   Optional Conversion.
(a)   Optional Conversion of Shares of Class B Common Stock.
(i)   At the option of the holder thereof, each share of Class B Common Stock shall be convertible, at any time or from time to time, into one fully paid and nonassessable share of Class A Common Stock as provided herein.
(ii)   Each holder of shares of Class B Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor (if any), duly endorsed, at the office of the Company or any transfer agent for shares of Class B Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted, or, if the shares are uncertificated, immediately prior to the close of business on the date that the holder delivers notice of such conversion to the Company’s transfer agent and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock at such time.
6.   Automatic Conversion.
(a)   Automatic Conversion of Shares of Class B Common Stock.   Each share of Class B Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock upon a Transfer, other than a Permitted Transfer, of such share of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of shares of Class B Common Stock, the holders of shares of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Company or any transfer agent for the shares of Class A Common Stock.
(b)   Single Holder Conversion.   On a Single Holder Conversion Date, each issued and outstanding share of Class B Common Stock held by the applicable Founder or by the Non-founder, as applicable, shall automatically, without any further action, convert into one share of Class A Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of shares of Class B Common Stock, the holder of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Company or any transfer agent for the shares of Class A Common Stock.
(c)   Final Conversion.   On the Final Conversion Date, each issued and outstanding share of Class B Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock. Following the Final Conversion Date, the Company may no longer issue any additional shares of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of shares of Class B Common Stock, the holders of shares of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Company or any transfer agent for the shares of Class A Common Stock.
(d)   Procedures.   The Company may, from time to time, establish such policies and procedures relating to the conversion of shares of Class B Common Stock to shares of Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Company as it deems necessary to verify the ownership of shares of Class B Common Stock and to confirm that a conversion to shares of Class A Common Stock has not occurred. A determination by the Secretary of the Company as to whether a Transfer results in a conversion to shares of Class A Common Stock shall be conclusive and binding.
(e)   Immediate Effect.   In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 6, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred or immediately upon the Final Conversion Date, as applicable. Upon any conversion of shares of Class B Common Stock to shares of Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s)) representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.
7.   Redemption.   The Common Stock is not redeemable.
8.   Reservation of Stock Issuable Upon Conversion.   The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of shares of the Class B Common Stock, as applicable, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, as applicable, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such numbers of shares as shall be sufficient for such purpose.
9.   Prohibition on Reissuance of Shares.   Shares of Class B Common Stock that are acquired by the Company for any reason (whether by repurchase, upon conversion, or otherwise) shall be retired in the manner required by law and shall not be reissued as shares of Class B Common Stock.

V.
For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
A.   Board of Directors.
1.   Generally.   Except as otherwise provided in the Certificate of Incorporation or the DGCL, the business and affairs of the Company shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed from time to time exclusively by resolutions adopted by the Board of Directors.
2.   Election.
(a)   Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification of the Board of Directors, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.
(b)   No stockholder entitled to vote at an election for directors may cumulate votes.
(c)   Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
(d)   Election of directors need not be by written ballot unless the Bylaws so provide.
3.   Removal of Directors.   Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, removal shall be as provided in Section 141(k) of the DGCL.
4.   Vacancies.   Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the Board of Directors by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.
B.   Stockholder Actions.   No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

C.   Bylaws.   The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.
VI.
A.   Limitation of Director Liability.   A current director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless such director violated his or her duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a current director of the Company hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
B.   Indemnification and Advancement of Expenses.
1.   To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Company shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Company shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Article VI, Section B or otherwise. The rights to indemnification and advancement of expenses conferred by this Article VI, Section B shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Article VI, Section B(1), except for proceedings to enforce rights to indemnification and advancement of expenses, the Company shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.
2.   The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article VI, Section B shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
3.   Any repeal or amendment of this Article VI, Section B by the stockholders of the Company or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article VI, Section B, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Company to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
4.   This Article VI, Section B shall not limit the right of the Company, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.
VII.
A.   Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of the Company; (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company or any stockholder to the Company or the Company’s stockholders; (C) any action or proceeding asserting a claim against the Company or any current or former director, officer or other employee of the Company or any stockholder arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time); (D) any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws of the Company (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (F) any action asserting a claim against the Company or any director, officer or other employee of the Company or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article VII shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction.
B.   Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
C.   Any person or Entity holding, owning or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article VII.
VIII.
A.   The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.
B.   Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote required by law or by this Certificate of Incorporation , the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII.
C.   If any provision or provisions in this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision or provisions in any other circumstance, and of the remaining provisions in this Certificate of Incorporation, and the application of such provision or provisions to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

THREE:   This Amended and Restated Certificate of Incorporation has been duly authorized in accordance with Sections 228, 242 and 245 of the DGCL.
* * * *
[Signature Page Follows]

Atlas Crest Investment Corp. has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer on [           ], 2021.
Atlas Crest Investment Corp.
By:

[           ]
[           ]

ANNEX C
NEW ARCHER BYLAWS

AMENDED AND RESTATED
BYLAWS
OF
ARCHER AVIATION INC.

(A DELAWARE CORPORATION)

AMENDED AND RESTATED BYLAWS
OF
ARCHER AVIATION INC.

(A DELAWARE CORPORATION)
ARTICLE I
OFFICES
Section 1.   Registered Office.   The registered office of the corporation in the State of Delaware shall be as set forth in the Amended and Restated Certificate of Incorporation of the corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”).
Section 2.   Other Offices.   The corporation may also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors of the corporation (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.
ARTICLE II
CORPORATE SEAL
Section 3.   Corporate Seal.   The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
ARTICLE III
STOCKHOLDERS’ MEETINGS
Section 4.   Place of Meetings.   Meetings of the stockholders of the corporation may be held at such place, if any, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (“DGCL”) and Section 14 below.
Section 5.   Annual Meetings.
(a)   The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. The corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and proposals of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders; (ii) by or at the direction of the Board of Directors or a duly authorized committee thereof; or (iii) by any stockholder of the corporation who was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the corporation) at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

(b)   At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law, the Certificate of Incorporation and these Bylaws, and only such nominations shall be made and such business shall be conducted as shall have been properly brought before the meeting in accordance with the procedures below.
(i)   For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class or series and number of shares of each class or series of capital stock of the corporation that are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors and (6) all other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act (including such person’s written consent to being named in the corporation’s proxy statement and associated proxy card as a nominee of the stockholder and to serving as a director if elected); and (B) all of the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation (as such term is used in any applicable stock exchange listing requirements or applicable law) or on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or applicable law, or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.
(ii)   Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).
(iii)   To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day prior to the first anniversary of the immediately preceding year’s annual meeting (which first anniversary date shall, for the purposes of the corporation’s first annual meeting held after the shares of the corporation are first publicly traded (the “First Annual Meeting”), be deemed to be October 10, 2022); provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that (A) the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after such anniversary date, or if no annual meeting was held in the preceding year (other than in connection with the First Annual Meeting), notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation. For the avoidance of doubt, a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these Bylaws. In no event shall an adjournment or postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(iv)   The written notice required by Section 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, including, if applicable, such name and address as they appear on the corporation’s books and records; (B) the class, series and number of shares of each class or series of the capital stock of the corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the 1934 Act) by each Proponent (provided, that for purposes of this Section 5(b)(iv), such Proponent shall in all events be deemed to beneficially own all shares of any class or series of capital stock of the corporation as to which such Proponent has a right to acquire beneficial ownership at any time in the future); (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal (and/or the voting of shares of any class or series of capital stock of the corporation) between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation at the time of giving notice, will be entitled to vote at the meeting, and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12 month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.
(c)   A stockholder providing the written notice required by Section 5(b)(i) or 5(b)(ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the determination of stockholders entitled to notice of the meeting and (ii) the date that is five Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five Business Days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five Business Days after the later of the record date for the determination of stockholders entitled to notice of the meeting or the public announcement of such record date. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two Business Days prior to such adjourned or postponed meeting.
(d)   Notwithstanding anything in Section 5(b)(iii) to the contrary, in the event that the number of directors in an Expiring Class (as defined below) to be elected to the Board of Directors at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 5(b)(iii) and there is no public announcement by the corporation naming the nominees for the additional directorships at least 100 days before the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 and that complies with the requirements in Section 5(b)(i), other than the timing requirements in Section 5(b)(iii), shall also be considered timely, but only with respect to nominees for the additional directorships in such Expiring Class, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the corporation. For purposes of this section, an “Expiring Class” shall mean a class of directors whose term shall expire at the annual meeting of stockholders.
(e)   A person shall not be eligible for election or re-election as a director at an annual meeting, unless the person is nominated in accordance with either clause (ii) or (iii) of Section 5(a) and in accordance with the procedures set forth in Section 5(b), Section 5(c), and Section 5(d), as applicable. Only such business shall be conducted at any annual meeting of the stockholders of the corporation as shall have been brought before the meeting in accordance with clauses (i), (ii), or (iii) of Section 5(a) and in accordance with the procedures set forth in Section 5(b) and Section 5(c), as applicable. Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, or that such business shall not be transacted, notwithstanding that proxies in respect of such nomination or such business may have been solicited or received. Notwithstanding the foregoing provisions of this Section 5, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 5, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
(f)   Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a)(iii). Nothing in these Bylaws shall be deemed to affect any rights of holders of any class or series of preferred stock to nominate and elect directors pursuant to and to the extent provided in any applicable provision of the Certificate of Incorporation.
(g)   For purposes of Sections 5 and 6,
(i)   “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);
(ii)   “Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York;
(iii)   “close of business” means 6:00 p.m. local time at the principal executive offices of the corporation on any calendar day, whether or not the day is a Business Day;
(iv)   “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

(A) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation;
(B) that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation;
(C) the effect or intent of which is to mitigate loss, manage risk or benefit from changes in value or price with respect to any securities of the corporation; or
(D) that provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, directly or indirectly, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation or similar right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and
(v)   “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information, including, without limitation, posting on the corporation’s investor relations website.
Section 6.   Special Meetings.
(a)   Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors. The corporation may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors.
(b)   The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at such special meeting otherwise than specified in the notice of meeting
(c)   Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or a duly authorized committee thereof or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the corporation) at the time of giving notice provided for in this paragraph, who is entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Sections 5(b)(i) and 5(b)(iv). The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Sections 5(b)(i) and 5(b)(iv) shall be received by the Secretary at the principal executive offices of the corporation not earlier than 120 days prior to such special meeting and not later than the close of business on the later of the 90th day prior to such meeting or the tenth day following the day on which the corporation first makes a public announcement of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of this Section 6(c). Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or if the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination may have been solicited or received. Notwithstanding the foregoing provisions of this Section 6, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder (meeting the requirements specified in Section 5(e) does not appear at the special meeting of stockholders of the corporation to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the corporation.
(d)   Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors or proposals of other business to be considered pursuant to Section 6(c).
Section 7.   Notice of Meetings.   Except as otherwise provided by applicable law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. Such notice shall specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If delivered by courier service, the notice is given on the earlier of when the notice is received or left at the stockholder’s address. If sent via electronic mail, notice is given when directed to such stockholder’s electronic mail address in accordance with applicable law unless (a) the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or (b) electronic transmission of such notice is prohibited by applicable law. Notice of the time, place, if any, and purpose of any meeting of stockholders (to the extent required) may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.
Section 8.   Quorum and Vote Required.   At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat and entitled to vote thereon, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on such matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote in the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws or any applicable stock exchange rules, the holders of a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws or any applicable stock exchange rules, the affirmative vote of the holders of a majority (plurality, in the case of the election of directors) of the voting power of the shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstention and broker non-votes) on such matter shall be the act of such class or classes or series.
Section 9.   Adjournment and Notice of Adjourned Meetings.   Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote thereon. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.
Section 10.   Voting Rights.   For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders or adjournment thereof, except as otherwise provided by applicable law, only persons in whose names shares stand on the stock records of the corporation on the record date shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.
Section 11.   Joint Owners of Stock.   If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his or her act binds all; (b) if more than one votes, the act of the majority so voting binds all; (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in Section 217(b) of the DGCL. If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.
Section 12.   List of Stockholders.   The corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect all of the stockholders entitled to vote as of the tenth day before the meeting date. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by applicable law.
Section 13.   Action without Meeting.
Any action required to be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting, without prior notice and without a vote only to the extent permitted by and in the manner provided in the Certificate of Incorporation and in accordance with applicable law.
Section 14.   Remote Communication; Delivery to the Corporation.
(a)   For the purposes of these Bylaws, if authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders may, by means of remote communication:
(i)   participate in a meeting of stockholders; and
(ii)   be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.
(b)   Whenever this Article III requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested and the corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, with respect to any notice from any stockholder of record or beneficial owner of the corporation’s capital stock under the Certificate of Incorporation, these Bylaws or the DGCL, to the fullest extent permitted by law, the corporation expressly opts out of Section 116 of the DGCL.

Section 15.   Organization.
(a)   At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed, is absent or refuses to act, the Chief Executive Officer, or if no Chief Executive Officer is then serving or the Chief Executive Officer is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting designated by the Board of Directors, or, if the Board of Directors does not designate such chairperson, a chairperson of the meeting chosen by a majority of the voting power of the stockholders entitled to vote, present in person or by proxy duly authorized, shall act as chairperson of the meeting of stockholders. The Chairperson of the Board of Directors may appoint the Chief Executive Officer as chairperson of the meeting. The Secretary, or, in his or her absence, an Assistant Secretary or other officer or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.
(b)   The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters that are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.
ARTICLE IV
DIRECTORS
Section 16.   Number and Term of Office.   The number of directors of the corporation shall be fixed from time to time in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.
Section 17.   Powers.   The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by the Certificate of Incorporation or the DGCL.
Section 18.   Terms of Directors.   The terms of directors shall be as set forth in the Certificate of Incorporation.
Section 19.   Vacancies.   Vacancies and newly created directorships on the Board of Directors shall be filled as set forth in the Certificate of Incorporation.
Section 20.   Resignation.   Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Board of Directors or the Secretary. Such resignation shall take effect at the time of delivery of the notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

Section 21.   Removal.   Directors shall be removed as set forth in the Certificate of Incorporation.
Section 22.   Meetings.
(a)   Regular Meetings.   Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware that has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.
(b)   Special Meetings.   Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware as designated and called by the Chairperson of the Board of Directors, the Chief Executive Officer or the Board of Directors.
(c)   Meetings by Electronic Communications Equipment.   Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.
(d)   Notice of Special Meetings.   Notice of the time and place, if any, of all special meetings of the Board of Directors shall be transmitted orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid, at least three days before the date of the meeting.
(e)   Waiver of Notice.   Notice of any meeting of the Board of Directors may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.
Section 23.   Quorum and Voting.
(a)   Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 46 for which a quorum shall be one-third of the number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation, a quorum of the Board of Directors shall consist of a majority of the total number of directors then serving on the Board of Directors or, if greater, one-third of the number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation. At any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time, without notice other than by announcement at the meeting.
(b)   At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by applicable law, the Certificate of Incorporation or these Bylaws.
Section 24.   Action without Meeting.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, such consent or consents shall be filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 25.   Fees and Compensation.   Directors shall be entitled to such compensation for their services on the Board of Directors or any committee thereof as may be approved by the Board of Directors, or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, if so approved, by resolution of the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, without limitation, a fixed sum and reimbursement of expenses incurred, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors, as well as reimbursement for other reasonable expenses incurred with respect to duties as a member of the Board of Directors or any committee thereof. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.
Section 26.   Committees.
(a)   Executive Committee.   The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by applicable law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.
(b)   Other Committees.   The Board of Directors may, from time to time, appoint such other committees as may be permitted by applicable law. Such other committees appointed by the Board of Directors shall consist of one or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.
(c)   Term.   The Board of Directors, subject to any requirements of any outstanding series of preferred stock and the provisions of subsections (a) or (b) of this Section 26, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
(d)   Meetings.   Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 26 shall be held at such times and places, if any, as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at such place, if any, that has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place, if any, of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place, if any, of special meetings of the Board of Directors. Notice of any meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.
Section 27.   Duties of Chairperson of the Board of Directors.   The Chairperson of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform such other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
Section 28.   Organization.   At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.
ARTICLE V
OFFICERS
Section 29.   Officers Designated.   The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem appropriate or necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by applicable law, the Certificate of Incorporation or these Bylaws. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors or by a committee thereof to which the Board of Directors has delegated such responsibility.
Section 30.   Tenure and Duties of Officers.
(a)   General.   All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, subject to such officer’s earlier death, resignation or removal. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors or by a committee thereof to which the Board of Directors has delegated such responsibility or, if so authorized by the Board of Directors, by the Chief Executive Officer or another officer of the corporation.
(b)   Duties of Chief Executive Officer.   The Chief Executive Officer shall be the chief executive officer of the corporation and, subject to the supervision, direction and control of the Board of Directors, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the corporation as are customarily associated with the position of Chief Executive Officer. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
(c)   Duties of President.   Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and, subject to the supervision, direction and control of the Board of Directors, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the corporation as are customarily associated with the position of President.The President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board of Directors has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.
(d)   Duties of Vice Presidents.   A Vice President may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant (unless the duties of the President are being filled by the Chief Executive Officer). A Vice President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.
(e)   Duties of Secretary and Assistant Secretary.   The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts, votes and proceedings thereof in the minute books of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.
(f)   Duties of Chief Financial Officer.   The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors, the Chief Executive Officer, or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer.
(g)   Duties of Treasurer and Assistant Treasurer.   Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation. The Treasurer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Treasurer or other officer to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.
Section 31.   Delegation of Authority.   The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.
Section 32.   Resignations.   Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 33.   Removal.   Any officer may be removed from office at any time, either with or without cause, by the Board of Directors, or by any duly authorized committee thereof or any superior officer upon whom such power of removal may have been conferred by the Board of Directors.
ARTICLE VI
EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION
Section 34.   Execution of Corporate Instruments.   The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute, sign or endorse on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by applicable law or these Bylaws, and such execution or signature shall be binding upon the corporation.
All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall from time to time authorize so to do.
Unless otherwise specifically determined by the Board of Directors or otherwise required by applicable law, the execution, signing or endorsement of any corporate instrument or document by or on behalf of the corporation may be effected manually, by facsimile or (to the extent permitted by applicable law and subject to such policies and procedures as the corporation may have in effect from time to time) by electronic signature.
Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
Section 35.   Voting of Securities Owned by the Corporation.   All stock and other securities of or interests in other corporations or entities owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.
ARTICLE VII
SHARES OF STOCK
Section 36.   Form and Execution of Certificates.   The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation represented by certificates shall be entitled to have a certificate signed by or in the name of the corporation by any two authorized officers of the corporation (it being understood that each of the Chairperson of the Board of Directors, the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary shall be an authorized officer for such purpose), certifying the number, and the class or series, of shares owned by such holder in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.
Section 37.   Lost Certificates.   A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.
Section 38.   Transfers.
(a)   Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.
(b)   The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.
Section 39.   Fixing Record Dates.
(a)   In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board of Directors determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting in accordance with the provisions of this Section 39(a).
(b)   In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 40.   Registered Stockholders.   The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
Section 41.   Additional Powers of the Board.   In addition to, and without limiting, the powers set forth in these Bylaws, the Board of Directors shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the corporation, including the use of uncertificated shares of stock, subject to the provisions of the DGCL, other applicable law, the Certificate of Incorporation and these Bylaws. The Board of Directors may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

ARTICLE VIII
OTHER SECURITIES OF THE CORPORATION
Section 42.   Execution of Other Securities.   All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 36, may be signed by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.
ARTICLE IX
DIVIDENDS
Section 43.   Declaration of Dividends.   Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.
Section 44.   Dividend Reserve.   Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, determines proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose or purposes as the Board of Directors shall determine to be conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.
ARTICLE X
FISCAL YEAR
Section 45.   Fiscal Year.   The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.
ARTICLE XI
INDEMNIFICATION
Section 46.   Indemnification of Directors, Executive Officers, Employees and Agents.
(a)   Right to Indemnification.   To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 46(c) with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.
(b)   Right to Advancement of Expenses.   In addition to the right to indemnification conferred in Section 46(a), an Indemnitee shall also have the right to be paid by the corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article XI or otherwise.
(c)   Right of Indemnitee to Bring Suit.   If a claim under Section 46(a) or Section 46(b) is not paid in full by the corporation within 60 days after a written claim therefor has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the corporation.
(d)   Non-Exclusivity of Rights.   The rights provided to any Indemnitee pursuant to this Article XI shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.
(e)   Insurance.   The corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(f)   Indemnification of Other Persons.   This Article XI shall not limit the right of the corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the corporation and to any other person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article XI with respect to the indemnification and advancement of expenses of Indemnitees under this Article XI.
(g)   Amendments.   Any repeal or amendment of this Article XI by the Board of Directors or the stockholders of the corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article XI, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article XI shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of the corporation.
(h)   Certain Definitions.   For purposes of this Article XI, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the corporation” for purposes of Section 145 of the DGCL.
(i)   Contract Rights.   The rights provided to Indemnitees pursuant to this Article XI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.
ARTICLE XII
NOTICES
Section 47.   Notices.
(a)   Notice to Stockholders.   Notice to stockholders of stockholder meetings shall be given as provided in Section 7. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by applicable law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by electronic mail or other electronic means.
(b)   Notice to Directors.   Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in these Bylaws (including by any of the means specified in Section 22(d)), or by overnight delivery service. Any notice sent by overnight delivery service or U.S. mail shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.
(c)   Affidavit of Mailing.   An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d)   Methods of Notice.   It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.
(e)   Notice to Person with Whom Communication is Unlawful.   Whenever notice is required to be given, under applicable law or any provision of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
(f)   Notice to Stockholders Sharing an Address.   Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.
ARTICLE XIII
AMENDMENTS
Section 48.   Amendments.   The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by applicable law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote in the election of directors, voting together as a single class.
ARTICLE XIV
LOANS TO OFFICERS
Section 49.   Loans to Officers.   Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.
ARTICLE XV
SEVERABILITY
Section 50.   If any provision or provisions in these Bylaws shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision or provisions in any other circumstance, and of the remaining provisions in these Bylaws, and the application of such provision or provisions to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Annex D-1
EXECUTION VERSION
SPONSOR LETTER AGREEMENT
This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of February 10, 2021, is made by and among Atlas Crest Investment LLC, a Delaware limited liability company (the “Sponsor”), Atlas Crest Investment Corp., a Delaware corporation (“Atlas”), Archer Aviation Inc., a Delaware corporation (the “Company”) and, solely for purposes of Sections 5, 7 and 8 (and the other sections of this Agreement solely to the extent relating to Sections 5, 7 and 8), certain individuals, each of whom is a member of Atlas’s board of directors and/or management (the “Insiders”). The Sponsor, Atlas, the Company and the Insiders (solely for purposes of Sections 5, 7 and 8 (and the other sections of this Agreement solely to the extent relating to Sections 5, 7 and 8)) shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).
WHEREAS, Atlas, the Company and certain other Persons party thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and
WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, (a) the Sponsor will vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (b) the Sponsor will agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of Atlas or any other anti-dilution or similar protection with respect to all of the Atlas Class B Shares related to the transactions contemplated by the Business Combination Agreement, (c) the Sponsor will agree to be bound by certain transfer restrictions with respect to its Atlas Class B Shares and (d) the Insiders, Atlas and Sponsor will agree to terminate certain lock-up provisions of that certain Letter Agreement dated as of October 27, 2020 by and among Sponsor, Atlas and the Insiders (the “Letter Agreement”).
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
1.
Agreement to Vote.   The Sponsor hereby unconditionally and irrevocably agrees to vote at any meeting of the shareholders of Atlas (including any adjournment or postponement thereof), and in any action by written resolution of the shareholders of Atlas, all of the Sponsor’s Atlas Class B Shares in favor of the Transaction Proposals.

2.
Waiver of Anti-dilution Protection.   The Sponsor hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by law and the Amended and Restated Certificate of Incorporation of Atlas, dated as of October 29, 2020 and the Amended & Restated Bylaws of Atlas, adopted as of October 29, 2020, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the Atlas Class B Shares held by it convert into Atlas Class A Shares in connection with the transactions contemplated by the Business Combination Agreement.

3.
Transfer of Shares.   The Sponsor hereby agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of its Class B Shares or otherwise agree to do any of the foregoing, (ii) deposit any of its Class B Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect any of its Class B Shares that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its Class B Shares, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or

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waiver of any conditions precedent)), lead to or result in a sale or disposition of its Class B Shares even if such Class B Shares would be disposed of by a person other than the Sponsor or (v) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder.
4.
Redemption; Other Covenants.

a.
Unless this Agreement shall have been terminated in accordance with Section 6, each of Sponsor and the Insiders, severally and not jointly, hereby agrees that Sponsor or such Insider (as applicable) shall not effect an Atlas Stockholder Redemption.

b.
The Sponsor hereby agrees to be bound by and subject to (i) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Sponsor were directly a party thereto, and (ii) Section 5.6(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to Atlas as if the Sponsor were directly party thereto.

5.
Termination of Class B Shares Lock-up Period.   Each of the Insiders, Atlas and Sponsor hereby agrees that effective as of the consummation of the Closing (and not before), paragraph (a) of Section 7 of the Letter Agreement shall be amended and restated in its entirety as follows:

“ 7. (a) Reserved.”
In addition, paragraph (c) of Section 7 of the Letter Agreement shall be amended to remove all references to paragraph (a) of Section 7 and all references to the Founder Shares.
The amendment and restatement set forth in this Section 5 shall be void and of no force and effect with respect to the Letter Agreement if the Business Combination Agreement shall be terminated for any reason in accordance with its terms.
6.
Termination.   This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 6(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 2, 5 and 10 (solely to the extent related to the foregoing Sections 2 or 5) shall each survive the termination of this Agreement pursuant to Section 6(a), and (iii) Sections 7, 8, 9 and 10 (solely to the extent related to the foregoing Sections 7, 8 or 9) shall survive any termination of this Agreement.

7.
No Recourse.   Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any Atlas Non-Party Affiliate (other than the Sponsor and Insiders named as a party hereto, on the terms and subject to the conditions set forth herein), and (b) none of the the Company Non-Party Affiliates or the Atlas Non-Party Affiliates (other than the Sponsor and Insiders named as a party hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any

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information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.
8.
Fiduciary Duties.   Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and beneficial owner of Atlas Class B Shares, each Insider makes no agreement or understanding herein in any capacity other than in such Insider’s capacity as a direct or indirect investor in the Sponsor, and not, in the case of any Insider, in such Insider’s capacity as a director, officer or employee of any Atlas Party, and (b) nothing herein will be construed to limit or affect any action or inaction by any Insider or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any Atlas Party or as an officer, employee or fiduciary of any Atlas Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Atlas Party.

9.
No Third Party Beneficiaries.   This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

10.
Incorporation by Reference.   Sections 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment). 8.3 (Amendment), 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
ATLAS CREST INVESTMENT CORP.
By:
/s/ Michael Spellacy

Name: Michael Spellacy
Title:  Chief Executive Officer
ATLAS CREST INVESTMENT LLC
By:
/s/ Kenneth Moelis

Name: Kenneth Moelis
Title:  Managing Member
ARCHER AVIATION INC.
By:
/s/ Brett Adcock

Name: Brett Adcock
Title:  Chief Executive Officer
[Signature Page to Sponsor Letter Agreement]
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INSIDERS:
By:
/s/ Kenneth Moelis

Name: Kenneth Moelis
By:
/s/ Michael Spellacy

Name: Michael Spellacy
By:
/s/ Taylor Rettig

Name: Taylor Rettig
By:
/s/ Christopher Callesano

Name: Christopher Callesano
By:
/s/ David Fox

Name: David Fox
By:
/s/ Emanuel Pearlman

Name: Emanuel Pearlman
By:
/s/ Eileen Murray

Name: Eileen Murray
By:
/s/ Todd Lemkin

Name: Todd Lemkin
[Signature Page to Sponsor Letter Agreement]
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Annex D-2
EXECUTION VERSION
AMENDED AND RESTATED SPONSOR LETTER AGREEMENT
This AMENDED AND RESTATED SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of July 29, 2021, is made by and among Atlas Crest Investment LLC, a Delaware limited liability company (the “Sponsor”), Atlas Crest Investment Corp., a Delaware corporation (“Atlas”), Archer Aviation Inc., a Delaware corporation (the “Company”) and, solely for purposes of Sections 5, 8 and 9 (and the other sections of this Agreement solely to the extent relating to Sections 5, 8 and 9), certain individuals, each of whom is a member of Atlas’s board of directors and/or management (the “Insiders”). The Sponsor, Atlas, the Company and the Insiders (solely for purposes of Sections 5, 8 and 9 (and the other sections of this Agreement solely to the extent relating to Sections 5, 8 and 9)) shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).
WHEREAS, Atlas, the Company and certain other Persons party thereto entered into that certain Business Combination Agreement, dated as of February 10, 2021 (the “Original Business Combination Agreement”);
WHEREAS, in connection with the execution of the Original Business Combination Agreement, the Parties entered into a Sponsor Letter Agreement, dated as of the date thereof (the “Original Sponsor Agreement”);
WHEREAS, Atlas, the Company and certain other Persons party thereto entered into that certain Amended and Restated Business Combination Agreement amending and restating the terms of the Original Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);
WHEREAS, the Parties desire to amend and restate the Original Sponsor Agreement in its entirety, pursuant to Section 11 thereto; and
WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, (a) the Sponsor will vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (b) the Sponsor will agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of Atlas or any other anti-dilution or similar protection with respect to all of the Atlas Class B Shares related to the transactions contemplated by the Business Combination Agreement (the “Business Combination”), (c) the Sponsor will agree to be bound by certain transfer restrictions with respect to its Atlas Class B Shares, (d) the Insiders, Atlas and Sponsor will agree to terminate certain lock-up provisions of that certain Letter Agreement dated as of October 27, 2020 by and among Sponsor, Atlas and the Insiders (the “Letter Agreement”) and (e) the Sponsor will agree to be bound by certain earn out vesting and forfeiture conditions as to Atlas Class B Shares held by Sponsor.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
1.   Agreement to Vote.   The Sponsor hereby unconditionally and irrevocably agrees to vote at any meeting of the shareholders of Atlas (including any adjournment or postponement thereof), and in any action by written resolution of the shareholders of Atlas, all of the Sponsor’s Atlas Class B Shares in favor of the Transaction Proposals.
2.   Waiver of Anti-dilution Protection.   The Sponsor hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by law and the Amended and Restated Certificate of Incorporation of Atlas, dated as of October 29, 2020 and the Amended & Restated Bylaws of Atlas, adopted as of October 29, 2020, and (b) agrees not to

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assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the Atlas Class B Shares held by it convert into Atlas Class A Shares in connection with the transactions contemplated by the Business Combination Agreement.
3.   Transfer of Shares.   The Sponsor hereby agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of its Atlas Class B Shares or otherwise agree to do any of the foregoing, (ii) deposit any of its Atlas Class B Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect any of its Atlas Class B Shares that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its Atlas Class B Shares, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of its Atlas Class B Shares even if such Atlas Class B Shares would be disposed of by a person other than the Sponsor or (v) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder.
4.   Redemption; Other Covenants.
a.   Unless this Agreement shall have been terminated in accordance with Section 7, each of Sponsor and the Insiders, severally and not jointly, hereby agrees that Sponsor or such Insider (as applicable) shall not effect an Atlas Stockholder Redemption.
b.   The Sponsor hereby agrees to be bound by and subject to (i) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Sponsor were directly a party thereto, and (ii) Section 5.6(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to Atlas as if the Sponsor were directly party thereto.
5.   Termination of Class B Shares Lock-up Period.   Each of the Insiders, Atlas and Sponsor hereby agrees that effective as of the consummation of the Closing (and not before), paragraph (a) of Section 7 of the Letter Agreement shall be amended and restated in its entirety as follows:
“7. (a) Reserved.”
In addition, paragraph (c) of Section 7 of the Letter Agreement shall be amended to remove all references to paragraph (a) of Section 7 and all references to the Founder Shares.
The amendment and restatement set forth in this Section 5 shall be void and of no force and effect with respect to the Letter Agreement if the Business Combination Agreement shall be terminated for any reason in accordance with its terms.
6.   Sponsor Earn Out.   The Sponsor hereby agrees that, at the Effective Time, in accordance with the provisions of this Section 6, 1,875,000 of the Atlas Class B Shares held by Sponsor as of immediately prior to the Effective Time, which will have been automatically converted into Atlas New Class A Shares at the Effective Time, shall be subject to the vesting and forfeiture provisions set forth in this Section 6 (the “Sponsor Earn Out Shares”).
a.   The Sponsor Earn Out Shares shall vest (and shall not be subject to forfeiture) upon the occurrence of the Sponsor Earn Out Trigger Event. If the Sponsor Earn Out Trigger Event does not occur during the Sponsor Earn Out Period, the Sponsor Earn Out Shares that were eligible to vest pursuant to this Section 6 shall not vest and shall be deemed transferred by the forfeiting holder to Atlas and shall be cancelled by Atlas and cease to exist.
b.   If, during the Sponsor Earn Out Period, there is a Change of Control Transaction with respect to Atlas (or a successor or parent company thereof) with a Change of Control Price equal to or in excess of the applicable price per share attributable to the Sponsor Earn Out Trigger Event, then immediately prior to the consummation of such Change of Control Transaction, the Sponsor Earn Out

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Trigger Event shall have been deemed to occur and the holders of such Sponsor Earn Out Shares shall be eligible to participate in such Change of Control Transaction. Notwithstanding anything to the contrary herein, in the event of any merger, sale, consolidation, recapitalization, equity transfer, restructuring, reorganization or other similar business transaction that does not constitute a Change of Control Transaction, any unvested Sponsor Earn Out Shares shall not be forfeited, shall remain outstanding, and shall remain subject to the applicable vesting triggering event set forth above in Section 6(a).
c.   Subject to the limitations contemplated herein, the holders of the Sponsor Earn Out Shares shall have all of the rights of a stockholder of Atlas with respect to the Sponsor Earn Out Shares, including the right to receive dividends and/or distributions made to the holders of Atlas New Class A Shares and to voting rights generally granted to holders of Atlas New Class A Shares; provided, however, that the unvested Sponsor Earn Out Shares shall not entitle the holder thereof to consideration in connection with any sale or other transaction (other than pursuant to Section 6(b)) or be subject to execution, attachment or similar process, and shall bear a customary legend with respect to such vesting and forfeiture provisions. Any Transfer (other than pursuant to Section 6(e)) of unvested Sponsor Earn Out Shares shall be null and void.
d.   If, and as often as, there are any changes in the Atlas New Class A Shares or the Sponsor Earn Out Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Atlas, Atlas’ successor or the surviving entity of such transaction, each as so changed. Sponsor will promptly inform Atlas of any elections made by Sponsor under Section 83(b) of the Code in connection with the Closing with respect to Sponsor Earn Out Shares held by Sponsor.
e.   Notwithstanding the provisions set forth in this Section 6, Transfers of Sponsor Earn Out Shares are permitted (i) to Atlas’ officers or directors, any affiliate or family member of any of Atlas’ officers or directors, any affiliate of the Sponsor or to any members of the Sponsor or any of their affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the laws of the State of Delaware; (vi) by virtue of the Amended and Restated Operating Agreement of the Sponsor, as amended, supplemented or modified, from time to time; or (vii) in the event of Atlas’ liquidation, merger, capital stock exchange or other similar transaction which results in all of Atlas’ stockholders having the right to exchange their Atlas New Class A Shares for cash, securities or other property subsequent to Atlas’ completion of the Business Combination, each of the persons specified in clauses (i) through (vii), a “Permitted Transferee”; provided, however, that in the case of clauses (i) through (vii), each such Permitted Transferee must enter into a written agreement with Atlas agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Agreement.
f.   For the avoidance of doubt, 10,625,000 of the Atlas Class B Shares held by Sponsor as of immediately prior to the Effective Time, which will have been automatically converted into Atlas New Class A Shares at the Effective Time, are fully vested and shall not be subject to any vesting and forfeiture provisions.
g.   For the purposes of this Section 6:
(i)   “Atlas VWAP” means, with respect to a Trading Day, the volume weighted average price for such Trading Day of an Atlas New Class A Share on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function;
(ii)   “Sponsor Earn Out Trigger Event” means the first date on which the Atlas VWAP over any 10 Trading Days within the preceding 20 Trading Day period during the Sponsor Earn Out Period is greater than or equal to $12.00;

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(iii)   “Sponsor Earn Out Period” means the period beginning on the Closing Date and ending on the three year anniversary of the Closing Date;
(iv)   “Trading Day” means any day on which Atlas New Class A Shares are actually traded on the Trading Market;
(v)   “Trading Market” means NYSE or such other nationally recognized stock market on which the Atlas New Class A Shares are trading at the time of determination;
(vi)   “Transfer” means the (1) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as it may be amended from time to time, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (2) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (3) public announcement of any intention to effect any transaction specified in clause (1) or (2); and
(vii)   “Trading Market” means NYSE or such other nationally recognized stock market on which the Atlas New Class A Shares are trading at the time of determination.
7.   Termination.   This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 7(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 2, 5, 6 and 11 (solely to the extent related to the foregoing Sections 2, 5 or 6) shall each survive the termination of this Agreement pursuant to Section 7(a), and (iii) Sections 8, 9, 10 and 11 (solely to the extent related to the foregoing Sections 8, 9 or 10) shall survive any termination of this Agreement.
8.   No Recourse.   Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any Atlas Non-Party Affiliate (other than the Sponsor and Insiders named as a party hereto, on the terms and subject to the conditions set forth herein), and (b) none of the the Company Non-Party Affiliates or the Atlas Non-Party Affiliates (other than the Sponsor and Insiders named as a party hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.
9.   Fiduciary Duties.   Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and beneficial owner of Atlas Class B Shares, each Insider makes no agreement or understanding herein in any capacity other than in such Insider’s capacity as a direct or indirect investor in the Sponsor, and not, in the case of any Insider, in such Insider’s capacity as a director, officer or employee of any Atlas Party, and (b) nothing herein will be construed to limit or affect any action or inaction by any Insider or

D-2-4

any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any Atlas Party or as an officer, employee or fiduciary of any Atlas Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Atlas Party.
10.   No Third Party Beneficiaries.   This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.
11.   Incorporation by Reference.   Sections 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment). 8.3 (Amendment), 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.
[signature page follows]

D-2-5

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
ATLAS CREST INVESTMENT CORP.
By:
/s/ Michael Spellacy

Name:
Michael Spellacy

Title:
Chief Executive Officer

ATLAS CREST INVESTMENT LLC
By:
/s/ Kenneth Moelis

Name:
Kenneth Moelis

Title:
Managing Member

ARCHER AVIATION INC.
By:
/s/ Brett Adcock

Name:
Brett Adcock

Title:
Chief Executive Officer

D-2-6

INSIDERS:
By:
/s/ Kenneth Moelis

Name: Kenneth Moelis
By:
/s/ Michael Spellacy

Name: Michael Spellacy
By:
/s/ Taylor Rettig

Name: Taylor Rettig
By:
/s/ Christopher Callesano

Name: Christopher Callesano
By:
/s/ David Fox

Name: David Fox
By:
/s/ Emanuel Pearlman

Name: Emanuel Pearlman
By:
/s/ Eileen Murray

Name: Eileen Murray
By:
/s/ Todd Lemkin

Name: Todd Lemkin

D-2-7

Annex E
FINAL FORM
FORM OF TRANSACTION SUPPORT AGREEMENT
This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of February 10, 2021, by and among Atlas Crest Investment Corp., a Delaware corporation (“Atlas”), and [•], a [•] (the “Stockholder”). Each of Atlas and the Stockholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).
RECITALS
WHEREAS, on February 10, 2021, Atlas, Artemis Acquisition Sub Inc., a Delaware corporation (“Merger Sub”), and Archer Aviation Inc., a Delaware corporation (the “Company”), entered into that certain Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a wholly-owned Subsidiary of Atlas, and each Company Share (including the Subject Company Shares (as defined below)) will be automatically converted into the right to receive a portion of the Adjusted Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware;
WHEREAS, the Stockholder is the record and beneficial owner of the number and class or series (as applicable) of Equity Securities of the Company set forth on Schedule A hereto (together with any other Equity Securities of the Company that the Stockholder acquires record or beneficial ownership after the date hereof, collectively, the “Subject Company Shares”);
WHEREAS, in consideration for the benefits to be received by the Stockholder under the terms of the Business Combination Agreement and as a material inducement to Atlas and the other Atlas Parties agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Stockholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and
WHEREAS, the Parties acknowledge and agree that Atlas and the other Atlas Parties would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Stockholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
AGREEMENT
1.   Company Stockholder Consent and Related Matters.
(a)   As promptly as reasonably practicable (and in any event within one Business Day) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Stockholder shall duly execute and deliver to the Company and Atlas the Company Stockholder Written Consent and the Conversion Written Consent under which it shall irrevocably and unconditionally consent to the matters, actions and proposals contemplated by Sections 5.13(b) and 5.13(c) (Transaction Support Agreements; Company Stockholder Approval) of the Business Combination Agreement. Without limiting the generality of the foregoing, prior to the Closing, (i) to the extent that it is necessary or advisable, in each case, as reasonably determined by Atlas and the Company, for any matters, actions or proposals to be approved by the Stockholder in connection with, or otherwise in furtherance of, the transactions contemplated by the Business Combination

Agreement and/or the Ancillary Documents, the Stockholder shall vote (or cause to be voted) the Subject Company Shares in favor of and/or consent to any such matters, actions or proposals promptly following written request thereof from Atlas and the Company, and (ii) the Stockholder shall vote (or cause to be voted) the Subject Company Shares against and withhold consent with respect to (A) any Company Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the Company’s covenants, agreements or obligations under the Business Combination Agreement or (y) any of the conditions to the Closing set forth in Sections 6.1 or 6.2 of the Business Combination Agreement not being satisfied.
(b)   Without limiting any other rights or remedies of Atlas, the Stockholder hereby irrevocably appoints Atlas or any individual designated by Atlas as the Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of the Stockholder, to attend on behalf of the Stockholder any meeting of the Company Stockholders with respect to the matters described in Section 1(a), to include the Subject Company Shares in any computation for purposes of establishing a quorum at any such meeting of the Company Stockholders, to vote (or cause to be voted) the Subject Company Shares or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the Company Stockholders or any action by written consent by the Company Stockholders (including the Company Stockholder Written Consent), in each case, in the event that the Stockholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a).
(c)   The proxy granted by the Stockholder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for Atlas entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Stockholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Stockholder and shall revoke any and all prior proxies granted by the Stockholder with respect to the Subject Company Shares. The vote or consent of the proxyholder in accordance with Section 1(b) with respect to the matters described in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Company Shares and a vote or consent by the Stockholder of the Subject Company Shares (or any other Person with the power to vote or provide consent with respect to the Subject Company Shares) with respect to the matters described in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except for those matters described in Section 1(a).
2.   Waiver of Appraisal Claims.   Stockholder hereby irrevocably and unconditionally waives and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal and any dissenters’ rights relating to the Business Combination Agreement or the transactions contemplated thereby that Stockholder or any other Person may have by virtue of, or with respect to, the Subject Company Shares (including, without limitation, all rights under Section 262 of the General Corporation Law of the State of Delaware).
3.   Other Covenants and Agreements.
(a)   [The Stockholder hereby agrees that it shall irrevocably elect to convert any Atlas New Class B Shares received by it in connection with the Closing into a like number of Atlas New Class A Shares, effective immediately after the Closing. With respect to any exercisable, exchangeable or convertible securities held by the Stockholder as of immediately following the Closing that are exercisable, exchangeable or convertible into New Atlas Class B Shares, the Stockholder hereby agrees (on behalf of itself and on behalf of any transferee of any such securities, who as a condition to any such transfer shall agree in writing to Atlas to be bound to this Section 3(a)) that, immediately following the applicable issuance of New Atlas Class B Shares in respect thereof, the Stockholder shall convert all such New Atlas Class B Shares into New Atlas Class A Shares. Without limiting the generality of the foregoing, and in connection with the Closing, the Stockholder agrees to follow the process set forth in the Post-Closing Atlas Certificate of Incorporation and take such other actions as are necessary to convert the New Atlas Class B Shares into New Atlas Class A Shares effective immediately after the Closing or immediately after the applicable issuance thereof (as applicable), including by executing any and all applicable notices or elections of conversion, conversion documentation, certifications, proof of ownership, affidavits, stock powers, and other documents necessary to effect such conversion.]1
(b)   The Stockholder hereby agrees that, notwithstanding anything to the contrary in any such agreement, (i) each of the agreements set forth on Schedule B hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination) effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination neither the Company nor any of its Affiliates (including, from and after the Effective Time, Atlas and its Affiliates) shall have any further obligations or liabilities under each such agreement.
(c)   The Stockholder shall be bound by and subject to (i) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Stockholder is directly party thereto, and (ii) the first sentence of Section 5.6(a) (Exclusive Dealing) and Section 8.18 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Stockholder is directly party thereto.
(d)   The Stockholder hereby agrees, at Atlas’s expense, to promptly execute and deliver all additional agreements, documents or instruments, take, or cause to be taken, all actions and provide, or cause to be provided, all additional information or other materials as may be necessary or advisable, in each case, as reasonably determined by Atlas, in connection with, or otherwise in furtherance of, the consummation of the transactions contemplated by the Business Combination Agreement or this Agreement. The Stockholder hereby agrees that it shall deliver a duly executed counterpart to the Registration Rights Agreement no later than three (3) Business Days prior to the Closing.
(e)   The Stockholder acknowledges and agrees that Atlas and the other Atlas Parties are entering into the Business Combination Agreement in reliance upon the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement Atlas and the other Atlas Parties would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement.
4.   Stockholder Representations and Warranties.   The Stockholder represents and warrants to Atlas as follows:
(a)   If the Stockholder is an entity, the Stockholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).
(b)   The Stockholder has the requisite corporate, limited liability company or other similar power and authority (or, if Stockholder is a natural person, Stockholder has the legal capacity) to execute and deliver this Agreement, to perform his, her or its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. If the Stockholder is an entity, the execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid, legal and binding agreement of the Stockholder (assuming that this Agreement is duly authorized, executed and delivered by Atlas), enforceable against the Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

1
Language to be included in all Transaction Support Agreements other than those signed by Brett Adcock / Hight Drive Growth LLC and Adam Goldstein / Capri Growth LLC.

(c)   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Stockholder with respect to the Stockholder’s execution, delivery or performance of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.
(d)   None of the execution or delivery of this Agreement by the Stockholder, the performance by the Stockholder of any of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) if the Stockholder is an entity, result in any breach of any provision of the Stockholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Stockholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Stockholder or any of his, her or its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Company Shares, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.
(e)   The Stockholder is the record and beneficial owner of the Subject Company Shares and has valid, good and marketable title to the Subject Company Shares, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Stockholders Agreement). Except for the Equity Securities of the Company set forth on Schedule A hereto, together with any other Equity Securities of the Company that the Stockholder acquires record or beneficial ownership after the date hereof that is either permitted pursuant to or acquired in accordance with Section 5.1(b)(vi) and Section 5.18 of the Business Combination Agreement, the Stockholder does not own, beneficially or of record, any Equity Securities of the Company or have the right to acquire any Equity Securities of the Company. The Stockholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Company Shares and, except for this Agreement, the Business Combination Agreement and the Company Stockholders Agreement, the Stockholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer any of the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Shares.
(f)   There is no Proceeding pending or, to the Stockholder’s knowledge, threatened against or involving the Stockholder or any of his, her or its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.
(g)   The Stockholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that (i) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Atlas Parties and the transactions contemplated by this Agreement, the Business Combination Agreement and the other Ancillary Documents and (ii) he, she or it has been furnished with or given access to such documents and information about the Atlas Parties and their respective businesses and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement or the other Ancillary Documents to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.

(h)   In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, the Stockholder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party and no other representations or warranties of any Atlas Party (including, for the avoidance of doubt, none of the representations or warranties of any Atlas Party set forth in the Business Combination Agreement or any other Ancillary Document) or any other Person, either express or implied, and the Stockholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Agreement or in the other Ancillary Documents to which he, she or it is or will be a party, none of the Atlas Parties or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.
5.   Transfer of Subject Securities.   Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of Atlas (such consent to be given or withheld in its sole discretion), from and after the date hereof, the Stockholder agrees not to (a) Transfer any of the Subject Company Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Shares, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).
6.   Termination.   This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 6(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Section 3(b)(i) (solely to the extent that it relates to Section 5.3(a) (Confidentiality) of the Business Combination Agreement) and the representations and warranties set forth in Sections 4(g) and (h) shall each survive any termination of this Agreement, (iii) Section 3(b)(i) (solely to the extent that it relates to Section 5.4(a) (Public Announcements) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 6(a) and (iv) Section 3(b)(ii) (solely to the extent that it relates to Section 8.18 (Trust Account Waiver) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 6(b).
7.   Release.   In consideration of and as a condition to Stockholder’s right to receive the consideration that is due to it in accordance with the Business Combination Agreement, and for other good and valuable consideration, the sufficiency of which Stockholder hereby agrees and acknowledges, from and after (and effective upon) the Effective Time, Stockholder hereby unconditionally, irrevocably and absolutely releases and forever discharges, to the maximum extent permitted by applicable law, Atlas, the Company and any of their respective current or former Affiliates, and any of their respective current, former or future, direct or indirect, equity holders, controlling persons, general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates, attorneys, advisors or other Representatives, and all of the foregoing’s respective predecessors, successors and assigns (collectively, the “Released Parties”), from any and all losses, liabilities, obligations, claims, costs, demands, actions and causes of action, suits, debts, accounts, covenants, contracts, controversies, damages and judgments of every kind, nature and character (including, without limitation, any fiduciary duty claims and any claims for damages, costs, expenses, compensation and attorneys’, brokers’ and accountants’ fees and expenses), arising out of, in connection with or otherwise relating to any act, omission, harm, matter, transaction, claim, proceeding, affair or occurrence, whether arising under contract, tort, law, equity or otherwise, whether known or unknown, suspected or unsuspected that Stockholder and/or its Affiliates and its and their respective former, current or future, direct or indirect, equity holders, controlling persons, general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates, attorneys, advisors or other Representatives, and all of the foregoing’s respective predecessors, successors and assigns (collectively, Stockholder’s “Related Parties”) now has, has ever had or at any time could have asserted against any of the Released Parties in such Stockholder’s capacity as a securityholder of Company, arising out of, in connection with or otherwise relating to any matter, transaction, claim, proceeding, affair or occurrence at any time up to and including the Effective Time (collectively, the “Released Claims”). Notwithstanding the foregoing or anything to the contrary contained herein, nothing in this Agreement will waive or preclude Stockholder from exercising Stockholder’s rights, if any, (A) to receive and be paid the portion of the Adjusted Transaction Share Consideration payable under, and subject to the terms and conditions set forth in, the Business Combination Agreement in respect of each share of capital stock of the Company held by Stockholder immediately prior to the Effective Time, (B) if (and only if) such Stockholder is or was prior to the Effective Time an officer or director of Company, to indemnification, advancement of expenses or exculpation in accordance with the terms and conditions and other limitations set forth in Section 5.15 of the Business Combination Agreement, (C) to indemnification to which Stockholder may be entitled pursuant to an indemnification agreement with the Company or the certificate of incorporation or bylaws of the Company, (D) if (and only if) such Stockholder is or was prior to the Effective Time an employee of the Company, to payment of (1) any accrued and unpaid wages and benefits due to such Stockholder that remain unpaid and (2) reimbursements for reasonable and necessary business expenses incurred and documented and consistent with prior expenditures that remain unpaid as of the Effective Time, and (E) with respect to any rights of such Stockholder and its Related Parties that do not result from, relate to or arise out of, or are not otherwise in connection with, Stockholder’s capacity as a securityholder of Company (collectively, the “Retained Rights”). Stockholder, on behalf of itself and its Related Parties, hereby unconditionally, irrevocably and absolutely agrees, to the maximum extent permitted by applicable law, to (x) waive any and all rights with respect to the Subject Shares (other than the Retained Rights) and (y) refrain from, directly or indirectly, asserting, initiating or commencing (or allowing to be asserted, initiated or commenced on its behalf) any claim, cause of action, proceeding, suit, action, demand or similar process, in any agency or court, or before any tribunal, against any Released Party, directly or indirectly, arising out of, in connection with or otherwise relating to any Released Claim (but not any Retained Rights), it being the intent of Stockholder and its Related Parties that the Released Parties be, and by virtue of the execution of this Agreement the Released Parties will be, irrevocably, unconditionally, and absolutely forever released and discharged of and from any and all obligations and liabilities arising out of, in connection with or otherwise related in any way to the Released Claims (but not the Retained Rights). Stockholder understands and acknowledges on behalf of itself and its Related Parties that it is releasing potentially unknown claims, and that it may have limited knowledge with respect to some of the claims being released. Stockholder acknowledges that there is a risk that, after signing this Agreement, it may learn information that might have affected its decision to enter into this Agreement. Stockholder irrevocably and unconditionally assumes this risk and all other risks of any mistake in entering into this Agreement. Stockholder agrees that this Agreement is fairly and knowingly made. Without limiting the foregoing, by signing this Agreement, Stockholder, on behalf of itself and its Related Parties, expressly waives and releases any provision of law that purports to limit the scope of a general release, including any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state, to the extent applicable), which reads as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
8.   Fiduciary Duties.   Notwithstanding anything in this Agreement to the contrary, (a) the Stockholder makes no agreement or understanding herein in any capacity other than in such Stockholder’s capacity as a record holder and beneficial owner of the Subject Company Shares[, and not in such Stockholder’s capacity as a director, officer or employee of the Company or in such Stockholder’s capacity as a trustee or fiduciary of any Company Equity Plan,]2 and (b) nothing herein will be construed to limit or

2
Language to be included for individual stockholders.

affect any action or inaction by [such Stockholder]3 // [any representative of such Stockholder serving]4 as a member of the board of directors of the Company or as an officer, employee or fiduciary of the Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company.
8.   No Recourse.   This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and without limiting the generality of the foregoing, none of the Representatives of Atlas or the Stockholder shall have any Liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided herein.
9.   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:
If to Atlas, to:
399 Park Avenue
New York, New York 10022
Attention:
Michael Spellacy

Email:
Michael@atlascrestcorp.com

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:
Edward J. Lee, P.C.
Jonathan L. Davis, P.C.

Email:
edward.lee@kirkland.com
jonathan.davis@kirkland.com

If to the Stockholder, to:
[           ]
[           ]
[           ]
Attention:
[           ]

Facsimile:
[           ]

Email:
[           ]

with a copy (which shall not constitute notice) to:
Cooley LLP
101 California Street, 5th Floor
San Francisco, CA 94111
Attention:
Dave Peinsipp
Alfred L. Browne III, Esq.

E-mail:
dpeinsipp@cooley.com
abrowne@cooley.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

3
Language to be included for individual stockholders.

4
Language to be included for non-individual stockholders.

10.   Entire Agreement.   This Agreement, the Business Combination Agreement and documents referred to herein and therein constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.
11.   Amendments and Waivers; Assignment   Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Stockholder and Atlas. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Stockholder without Atlas’s prior written consent (to be withheld or given in its sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 11 shall be void.
12.   Fees and Expenses.   Except, in the case of Atlas, as otherwise set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.
13.   Remedies.   Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that either Party does not perform his, her or its respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
14.   No Third Party Beneficiaries.   This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.
15.   Miscellaneous.   Sections 8.1 (Non-Survival), 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial) and 8.16 (Submission to Jurisdiction) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.
ATLAS CREST INVESTMENT CORP.
By:

Name:
Title:
[Signature Page to Transaction Support Agreement]

[STOCKHOLDER]
By:

Name:
Title:
[Signature Page to Transaction Support Agreement]

SCHEDULE A
Class/Series Securities	Number of Shares (on a fully diluted basis)
Company Series Seed Preferred Shares	[•]
Company Series A Preferred Shares	[•]
Company Common Shares	[•]
Other Equity Securities (including Company Options and Company Warrants)	[•]

SCHEDULE B
•
Amended and Restated Investors’ Rights Agreement, dated as of July 22, 2020, by and among the Company and the other parties thereto, as amended.

•
Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of July 22, 2020, by and among the Company and the other parties thereto.

•
Amended and Restated Voting Agreement, dated as of July 22, 2020, by and among the Company and the other parties thereto.

•
Series A Preferred Stock Purchase Agreement, dated as of July 22, 2020, by and among the Company and the investors listed therein.

•
Series Seed Preferred Stock Purchase Agreement, dated as of November 21, 2019, by and among the Company and the investors listed therein.

Annex F
Archer Aviation Inc.
2021 Equity Incentive Plan
Adopted by the Board of Directors:         , 2021
Approved by the Stockholders:         , 2021
1.
General.

(a)   Plan Purpose.   The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.
(b)   Available Awards.   The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.
(c)   Adoption Date; Effective Date.   The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.
2.
Shares Subject to the Plan.

(a)   Share Reserve.   Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed [•]1 shares. In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to 2.0% of the total number of shares of Common Stock outstanding on December 31 of the preceding year; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.
(b)   Aggregate Incentive Stock Option Limit.   Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [•]2 shares.
(c)   Share Reserve Operation.
(i)   Limit Applies to Common Stock Issued Pursuant to Awards.   For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
(ii)   Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued, (2) the settlement of any portion of an Award in cash (i.e., the Participant

1
See “Proposal No. 5—The Equity Incentive Plan Proposal” for a full description of how the total share reserve will be calculated.

2
This number to be 300% of the total share reserve in Section 2(a).

F-1

receives cash rather than Common Stock), (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.
(iii)   Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.
3.
Eligibility and Limitations.

(a)   Eligible Award Recipients.   Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.
(b)   Specific Award Limitations.
(i)   Limitations on Incentive Stock Option Recipients.   Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).
(ii)   Incentive Stock Option $100,000 Limitation.   To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
(iii)   Limitations on Incentive Stock Options Granted to Ten Percent Stockholders.   A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (i) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (ii) the Option is not exercisable after the expiration of five years from the date of grant of such Option.
(iv)   Limitations on Nonstatutory Stock Options and SARs.   Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.
(c)   Non-Employee Director Compensation Limit.   The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) $750,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such calendar year, $1,500,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. Notwithstanding the prior sentence, a Non-Employee Director who is a non-executive chairperson may receive awards and cash compensation with a maximum aggregate value of $1,500,000 during each calendar year of service.
4.
Options and Stock Appreciation Rights.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock

F-2

Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(a)   Term.   Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.
(b)   Exercise or Strike Price.   Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.
(c)   Exercise Procedure and Payment of Exercise Price for Options.   In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:
(i)   by cash or check, bank draft or money order payable to the Company;
(ii)   pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;
(iii)   by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;
(iv)   if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or
(v)   in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.
(d)   Exercise Procedure and Payment of Appreciation Distribution for SARs.   In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of

F-3

a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.
(e)   Transferability.   Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:
(i)   Restrictions on Transfer.   An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.
(ii)   Domestic Relations Orders.   Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.
(f)   Vesting.   The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.
(g)   Termination of Continuous Service for Cause.   Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.
(h)   Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause.   Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):
(i)   three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);
(ii)   12 months following the date of such termination if such termination is due to the Participant’s Disability;
(iii)   18 months following the date of such termination if such termination is due to the Participant’s death; or

F-4

(iv)   18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).
Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.
(i)   Restrictions on Exercise; Extension of Exercisability.   A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).
(j)   Non-Exempt Employees.   No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.
(k)   Whole Shares.   Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.
5.
Awards Other Than Options and Stock Appreciation Rights.

(a)   Restricted Stock Awards and RSU Awards.   Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(i)   Form of Award.
(1)   Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

F-5

(2)   RSU Awards: A RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of a RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).
(ii)   Consideration.
(1)   Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) services to the Company or an Affiliate, or (C) any other form of consideration as the Board may determine and permissible under Applicable Law.
(2)   RSU Awards: Unless otherwise determined by the Board at the time of grant, a RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.
(iii)   Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.
(iv)   Termination of Continuous Service.   Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (i) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award and (ii) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.
(v)   Dividends and Dividend Equivalents.   Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.
(vi)   Settlement of RSU Awards.   A RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.
(b)   Performance Awards.   With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions

F-6

of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.
(c)   Other Awards.   Other Awards may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.
6.
Adjustments upon Changes in Common Stock; Other Corporate Events.

(a)   Capitalization Adjustments.   In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan, (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b), and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.
(b)   Dissolution or Liquidation.   Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service; provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
(c)   Corporate Transaction.   The following provisions will apply to Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.
(i)   Awards May Be Assumed.   In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.
(ii)   Awards Held by Current Participants.   In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock

F-7

Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.
(iii)   Awards Held by Persons other than Current Participants.   In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.
(iv)   Payment for Awards in Lieu of Exercise.   Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.
(d)   Appointment of Stockholder Representative.   As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.
(e)   No Restriction on Right to Undertake Transactions.   The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
7.
Administration.

(a)   Administration by Board.   The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.
(b)   Powers of Board.   The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)   To determine from time to time: (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types

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of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.
(ii)   To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.
(iii)   To settle all controversies regarding the Plan and Awards granted under it.
(iv)   To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.
(v)   To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.
(vi)   To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.
(vii)   To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(viii)   To submit any amendment to the Plan for stockholder approval.
(ix)   To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(x)   Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
(xi)   To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).
(xii)   To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different

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number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

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(c)   Delegation to Committee.
(i)   General.   The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii)   Rule 16b-3 Compliance.   To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.
(d)   Effect of Board’s Decision.   All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
(e)   Delegation to an Officer.   The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.
8.
Tax Withholding.

(a)   Withholding Authorization.   As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agree to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.
(b)   Satisfaction of Withholding Obligation.   To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, or (vi) by such other method as may be set forth in the Award Agreement.

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(c)   No Obligation to Notify or Minimize Taxes; No Liability to Claims.   Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.
(d)   Withholding Indemnification.   As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.
9.
Miscellaneous.

(a)   Source of Shares.   The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
(b)   Use of Proceeds from Sales of Common Stock.   Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.
(c)   Corporate Action Constituting Grant of Awards.   Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
(d)   Stockholder Rights.   No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.
(e)   No Employment or Other Service Rights.   Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable

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provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.
(f)   Change in Time Commitment.   In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
(g)   Execution of Additional Documents.As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.
(h)   Electronic Delivery and Participation.   Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
(i)   Clawback/Recovery.   All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.
(j)   Securities Law Compliance.   A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.
(k)   Transfer or Assignment of Awards; Issued Shares.   Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign,

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hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.
(l)   Effect on Other Employee Benefit Plans.   The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
(m)   Deferrals.   To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.
(n)   Section 409A.   Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.
(o)   Choice of Law.   This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.
10.   Covenants of the Company.
(a)   Compliance with Law.   The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.
11.
Additional Rules for Awards Subject to Section 409A.

(a)   Application.   Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

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(b)   Non-Exempt Awards Subject to Non-Exempt Severance Arrangements.   To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.
(i)   If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.
(ii)   If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
(iii)   If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).
(c)   Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.
(i)   Vested Non-Exempt Awards.   The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:
(1)   If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.
(2)   If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on

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each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.
(ii)   Unvested Non-Exempt Awards.   The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.
(1)   In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.
(2)   If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.
(3)   The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.
(d)   Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors.    The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.
(i)   If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.
(ii)   If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date,

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equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.
(e)   If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:
(i)   Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.
(ii)   The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).
(iii)   To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
(iv)   The provisions in this subsection (e) for delivery of the shares in respect of the settlement of a RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.
12.
Severability.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
13.
Termination of the Plan.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
14.
Definitions.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:
(a)   “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.
(b)   “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

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(c)   “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(d)   “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).
(e)   “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a RSU Award, a SAR, a Performance Award or any Other Award).
(f)   “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.
(g)   “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants
(h)   “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(i)   “Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.
(j)   “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)   any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then

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outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(ii)   there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii)   there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(iv)   individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii), (iv) or (v) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.
(k)   “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(l)   “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

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(m)   “Common Stock” means the Class A common stock of the Company.
(n)   “Company” means Archer Aviation Inc., a Delaware corporation.
(o)   “Compensation Committee” means the Compensation Committee of the Board.
(p)   “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
(q)   “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).
(r)   “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)   a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;
(ii)   a sale or other disposition of at least 50% of the outstanding securities of the Company;
(iii)   a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)   a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) respect to any nonqualified deferred compensation that becomes

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payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii), (iv) or (v) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.
(s)   “Director” means a member of the Board.
(t)   “determine”or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.
(u)   “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(v)   “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Business Combination Agreement by and among Atlas Crest Investment Acquisition Corp., Artemis Acquisition Sub Inc. and the Company, dated as of February 10, 2021, provided that this Plan is approved by the Company’s stockholders prior to such date.
(w)   “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(x)   “Employer” means the Company or the Affiliate of the Company that employs the Participant.
(y)   “Entity” means a corporation, partnership, limited liability company or other entity.
(z)   “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(aa)   “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
(bb)   “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:
(i)   If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
(ii)   If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.
(iii)   In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(cc)   “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other

F-21

government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).
(dd)   “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.
(ee)   “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
(ff)   “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.
(gg)   “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(hh)   “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company or (ii) the terms of any Non-Exempt Severance Agreement.
(ii)   “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.
(jj)   Non-Exempt Severance Arrangement means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.
(kk)   “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.
(ll)   “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(mm)   “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

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(nn)   “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.
(oo)   “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(pp)   “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Options, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.
(qq)   “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.
(rr)   “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(ss)   “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
(tt)   “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.
(uu)   “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.

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(vv)   “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.
(ww)   “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
(xx)   “Plan” means this Archer Aviation Inc. 2021 Equity Incentive Plan.
(yy)   “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.
(zz)   “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).
(aaa)   “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(bbb)   “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.
(ccc)   “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

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(ddd)   “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of a RSU Award evidencing the terms and conditions of a RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.
(eee)   “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(fff)   “Rule 405” means Rule 405 promulgated under the Securities Act.
(ggg)   “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.
(hhh)   “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
(iii)   “Securities Act” means the Securities Act of 1933, as amended.
(jjj)   “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).
(kkk)   “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.
(lll)   “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.
(mmm)   “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.
(nnn)   “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.
(ooo)   “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.
(ppp)   “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.
(qqq)   “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

F-25

Annex G
Archer Aviation Inc.
2021 Employee Stock Purchase Plan
Adopted by the Board of Directors:           , 2021
Approved by the Stockholders:          , 2021
1.
General; Purpose.

(a)   The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.
(b)   The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
(c)   The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.
2.
Administration.

(a)   The Board or the Committee will administer the Plan. References herein to the Board shall be deemed to refer to the Committee except where context dictates otherwise.
(b)   The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)   To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).
(ii)   To designate from time to time (A) which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, and (C) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).
(iii)   To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.
(iv)   To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.
(v)   To suspend or terminate the Plan at any time as provided in Section 12.
(vi)   To amend the Plan at any time as provided in Section 12.
(vii)   Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.
(viii)   To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Corporation, do not have to comply with the requirements of Section 423 of the Code.
(c)   The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
(d)   All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
3.
Shares of Common Stock Subject to the Plan.

(a)   Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed                   shares of Common Stock1, plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) 1.0% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, and (ii)             shares of Common Stock2. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.
(b)   If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.
(c)   The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.
4.
Grant of Purchase Rights; Offering.

(a)   The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering

1
See “Proposal No. 6—The Employee Stock Purchase Plan Proposal” for a full description of how the total share reserve will be calculated.

2
This number to be 200% of the total shares listed in connection with Footnote 1.

Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.
(b)   If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.
(c)   The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.
5.
Eligibility.

(a)   Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation or an Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may (unless prohibited by Applicable Law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.
(b)   The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:
(i)   the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;
(ii)   the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and
(iii)   the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c)   No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.
(d)   As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds US $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.
(e)   Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.
(f)   Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.
6.   Purchase Rights; Purchase Price.
(a)   On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.
(b)   The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.
(c)   In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.
(d)   The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by Board prior to the commencement of an Offering and will not be less than the lesser of:
(i)   an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or
(ii)   an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.
7.   Participation; Withdrawal; Termination.

(a)   An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified for the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.
(b)   During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.
(c)   Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.
(d)   Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.
(e)   During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.
(f)   Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.
8.   Exercise of Purchase Rights.
(a)   On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.
(b)   Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an

Offering, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).
(c)   No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).
9.   Covenants of the Company.
The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.
10.   Designation of Beneficiary.
(a)   The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.
(b)   If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
11.   Adjustments upon Changes in Common Stock; Corporate Transactions.
(a)   In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.
(b)   In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.
12.   Amendment, Termination or Suspension of the Plan.
(a)   The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.
(b)   The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.
Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.
13.   Tax Qualification; Tax Withholding.
(a)   Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.
(b)   Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.
(c)   The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.
14.   Effective Date of Plan.
The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.
15.   Miscellaneous Provisions.
(a)   Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.
(b)   A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).
(c)   The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.
(d)   The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.
(e)   If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.
(f)   If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.
16.   Definitions.
As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)   “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(b)   “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(c)   “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq Stock Market, the New York Stock Exchange or the Financial Industry Regulatory Authority).
(d)   “Board” means the board of directors of the Company.
(e)   “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(f)   “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(g)   “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).
(h)   “Common Stock” means the Class A common stock of the Company.
(i)   “Company” means Archer Aviation Inc., a Delaware corporation.
(j)   “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423 of the Code.
(k)   “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)   a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;
(ii)   a sale or other disposition of more than 50% of the outstanding securities of the Company;
(iii)   a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)   a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(l)   “Designated 423 Corporation” means any Related Corporation selected by the Board to participate in the 423 Component.

(m)   “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.
(n)   “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board to participate in the Non-423 Component.
(o)   “Director” means a member of the Board.
(p)   “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Business Combination Agreement by and among Atlas Crest Investment Corp., Artemis Acquisition Sub Inc. and the Company, dated as of February 10, 2021, provided that this Plan is approved by the Company’s stockholders prior to such date.
(q)   “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.
(r)   “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation, or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(s)   “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.
(t)   “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
(u)   “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i)   If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.
(ii)   In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code
(v)   “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, the New York Stock Exchange and the Financial Industry Regulatory Authority).
(w)   “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(x)   “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(y)   “Offering Date” means a date selected by the Board for an Offering to commence.
(z)   “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.
(aa)   “Participant” means an Eligible Employee who holds an outstanding Purchase Right.
(bb)   “Plan” means this Archer Aviation Inc. 2021 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.
(cc)   “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.
(dd)   “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.
(ee)   “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.
(ff)   “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
(gg)   “Securities Act” means the U.S. Securities Act of 1933, as amended.
(hh)   “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.
(ii)   “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

Annex H
Confidential Draft July 28, 2021
Board of Directors
Atlas Crest Investment Corp.
399 Park Avenue
New York, NY 10022
Ladies and Gentlemen:
Pursuant to that certain letter agreement dated February 3, 2021 (the “Agreement”), by and between Duff & Phelps, LLC n/k/a Duff & Phelps, A Kroll Business operating as Kroll, LLC (“Duff & Phelps”) and Atlas Crest Investment Corp. (the “Company”), Duff & Phelps served as independent financial advisor to the board of directors (the “Board of Directors”) of the Company (solely in their capacity as members of the Board of Directors), specifically to provide an opinion (the “Opinion”) as of the date set forth therein as to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company in connection with the contemplated transaction described below (the “Initial Business Combination”). Duff & Phelps subsequently delivered the Opinion to the Board of Directors on February 9, 2021. Pursuant to an addendum agreement dated July 24, 2021 (the “Addendum”), the Company has requested Duff & Phelps to update the Opinion (the “Bringdown Opinion”) based on revised terms of the Initial Business Combination described below (the “Proposed Transaction”).
Description of the Proposed Transaction
It is Duff & Phelps’ understanding that the Proposed Transaction and the previously contemplated Initial Business Combination involves the acquisition of, or merger or other business combination with, Archer Aviation Inc. (the “Target”) by the Company. It is Duff & Phelps’ further understanding that the Company will raise an additional $600 million from private investors (the “PIPE”) in connection with the Proposed Transaction and the previously contemplated Initial Business Combination. After giving effect to the Initial Business Combination and the PIPE and assuming no stockholder redemptions, the Target’s existing stockholders will own 67% of the Company’s common stock. However, after giving effect to the Proposed Transaction and the PIPE and assuming no stockholder redemptions, the Target’s existing stockholders will own approximately 55% of the Company’s common stock, a reduction from 67% of the Company’s common stock in the previously contemplated Initial Business Combination.
Scope of Analysis
In connection with this Bringdown Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances to enable it to render this Bringdown Opinion. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Bringdown Opinion included, but were not limited to, the items summarized below:
1.
Reviewed the following documents:

a.
The Company’s audited financial statements for the year ended December 31, 2020, and unaudited interim financial statements for period ended March 31, 2021 included in the Company’s Form 10-Q filed with the Securities and Exchange Commission (the “SEC”);

b.
The Company’s Form S-4 Registration Statement with the SEC filed on March 8, 2021, as amended on June 4, 2021, June 7, 2021 and July 1, 2021 (collectively and as amended, the “S-4”);

c.
The Target’s audited financial statements for the year ended December 31, 2020, and unaudited financial statements for the three-month period ended March 31, 2021, which Target’s management identified as being the most current financial statements available;

d.
Other internal documents relating to the history, current operations, and probable future outlook of the Target, including financial projections for the years 2021 through 2030, prepared by the Target and provided to us by management of the Company (the “Financial Projections”);

e.
The Archer Investor Deck dated 2021;

f.
The Project Artemis Review dated January 2021 prepared by Accenture;

g.
Industry reports deemed relevant by Duff & Phelps;

h.
The form Subscription Agreement, dated February 10, 2021 (the “PIPE Agreement”); and

i.
A draft of the Amended and Restated Business Combination Agreement, dated July 28, 2021 (the “Business Combination Agreement, and together with the PIPE Agreement, the “Agreements”);

2.
Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company and the management of the Target;

3.
Participated on the Target’s investor call on February 1, 2021;

4.
Visited the Target’s headquarters and met with management of the Company and management of the Target on February 6, 2021;

5.
Reviewed the historical trading price and trading volume of the Company’s common stock, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

6.
Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

7.
Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions
In performing its analyses and rendering this Bringdown Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s consent:
1.
Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.
Relied upon the fact that the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.
Assumed that any estimates, evaluations, forecasts and projections, including the Financial Projections, furnished to Duff & Phelps were prepared in good faith and based upon assumptions which, in light of the circumstances under which they were made, were reasonable, and Duff & Phelps expresses no opinion with respect to such projections or the underlying assumptions;

4.
Assumed that information supplied and representations made by Company and Target management are substantially accurate regarding the Target and the Proposed Transaction;

5.
Assumed that the representations and warranties made in the Agreements are substantially accurate;

6.
Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.
Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Target since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.
Assumed at the Company’s direction that the trust account balance of the Company per share and recent trading prices of the Company’s common stock provide a reasonable basis upon which to evaluate the Company’s common stock and the common stock to be issued in connection with the Proposed Transaction and the PIPE;

9.
Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed substantially in accordance with the Agreements without any amendments thereto or any waivers of any terms or conditions thereof, in each case that would be material to Duff & Phelps’ analysis; and

10.
Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction and the operation of the Target’s business will be obtained, and that all pending litigation or regulatory matters impacting the Target will be resolved, without any adverse effect that would be material to Duff & Phelps’ analysis on the Company, the Target or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Bringdown Opinion is based prove to be untrue in any respect material to Duff & Phelps’ analysis, this Bringdown Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Bringdown Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.
Duff & Phelps has prepared this Bringdown Opinion effective as of the date hereof. This Bringdown Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Bringdown Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.
Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent, derivative, off-balance sheet or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Target, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Agreements and the Proposed Transaction, or (iii) advise the Board of Directors or any other party with respect to alternatives to the Proposed Transaction.
Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s common stock (or anything else) after the announcement or the consummation of the Proposed Transaction. This Bringdown Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s or the Target’s credit worthiness, as legal, tax or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal, tax or regulatory matter.

In rendering this Bringdown Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be paid by the Company in the Proposed Transaction, or with respect to the fairness of any such compensation. Duff & Phelps is also not expressing any opinion with respect to the fairness of the consideration paid by the Company’s sponsor in connection with the shares of the Company’s common stock granted to such sponsor.
This Bringdown Opinion is furnished solely for the use and benefit of the Board of Directors in connection with its consideration of the Proposed Transaction. This Bringdown Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the consideration paid is the best possibly attainable under any circumstances; instead, it merely states whether the consideration in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Bringdown Opinion is based. This Bringdown Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.
This Bringdown Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Bringdown Opinion shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated February 3, 2021, as amended on July 24, 2021 (the “Engagement Letter”). This Bringdown Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.
Disclosure of Prior Relationships
Duff & Phelps has acted as financial advisor to the Board of Directors and will receive a fee for its services. No portion of Duff & Phelps’ fee is refundable or contingent upon the conclusion reached in this Bringdown Opinion. Pursuant to the terms of the Addendum, a portion of Duff & Phelps’ fee is earned upon the delivery by Duff & Phelps of this Bringdown Opinion to the Board of Directors and payable upon the consummation of the Proposed Transaction. Other than this engagement, during the two years preceding the date of this Bringdown Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.
Conclusion
Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the consideration to be paid by the Company in the Proposed Transaction is fair, from a financial point of view, to the Company.
This Bringdown Opinion has been approved by the Opinion Review Committee of Duff & Phelps.
Respectfully submitted,
Duff & Phelps, A Kroll Business
Kroll, LLC

Annex I
Exhibit B
Form of Registration Rights Agreement
[See attached.]

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
This Amended and Restated Registration Rights Agreement (this “Agreement”) is made and entered into as of [•], 2021 (the “Effective Date”) by and among Atlas Crest Investment Corp., a Delaware corporation (the “Company”) and the parties listed on Schedule A hereto (each, a “Holder” and collectively, the “Holders”). Any capitalized term used but not defined herein will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS, on February [•], 2021, the Company, Artemis Merger Sub Inc., a Delaware corporation (“Merger Sub”), and [Artemis] Inc., a Delaware corporation (“Archer”), entered into that certain Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which, among other things, Merger Sub will merge with and into Archer, with Archer as the surviving company in the merger and, after giving effect to such merger, becoming a wholly-owned Subsidiary of the Company, and each Company Share will be automatically converted into the right to receive a portion of the Adjusted Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “Business Combination”);
WHEREAS, the Company and certain of the Holders designated as Original Holders on Schedule A hereto (the “Original Holders”) are parties to that certain Registration Rights Agreement, dated as of October 27, 2020 (the “Prior Agreement”);
WHEREAS, the Original Holders currently hold (i) [12,500,000] Atlas Class B Shares (the “Founder Shares”) which, on the Effective Date, will automatically be converted, directly or indirectly, into [•] Atlas New Class A Shares (as defined below), (ii) 9,000,000 private placement warrants (the “Private Placement Warrants”) which, pursuant to that certain Private Placement Warrant Agreement dated as of October 27, 2020 (the “Warrant Agreement”), entitle the Original Holders to purchase additional Atlas New Class A Shares and (iii) loans in an aggregate principal amount equal to $[_] which, pursuant to the Warrant Agreement, may be convertible into additional warrants that are identical to the Private Placement Warrants (the “Working Capital Warrants”) and may be exercised to purchase additional Atlas New Class A Shares;
WHEREAS, certain of the Holders designated as New Holders on Schedule A hereto (the “New Holders”) are receiving Atlas New Class A Shares or Atlas New Class B Shares (collectively, the “Business Combination Shares”) on or about the date hereof, pursuant to the Business Combination Agreement; and
WHEREAS, the parties to the Prior Agreement desire to terminate the Prior Agreement and to provide for certain rights and obligations included herein and to include the recipients of the Business Combination Shares identified herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1   Definitions.   For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:
“Agreement” shall have the meaning given in the Preamble.
“Amended and Restated Operating Agreement” means that certain Amended and Restated Operating Agreement dated as of [•] as amended, supplemented or modified, from time to time.
“Atlas” means Atlas Crest Investment Corp., a Delaware corporation.
“Atlas Class A Shares” means, at all times prior to the Effective Date, shares of Atlas’ Class A common stock, par value $0.0001 per share.

“Atlas Class B Shares” means, at all times prior to the Effective Date, shares of Atlas’ Class B common stock, par value $0.0001 per share.
“Atlas New Class A Shares” means, at all times on or after the Effective Date, shares of Atlas’ Class A common stock, par value $[0.0001] per share.
“Atlas New Class B Shares” means, at all times on or after the Effective Date, shares of Atlas’ Class B common stock, par value $[0.0001] per share.
“Board” shall mean the Board of Directors of the Company.
“Business Combination Shares” shall have the meaning given in the Recitals hereto.
“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Commission” shall mean the Securities and Exchange Commission.
“Common Stock” shall mean any Atlas New Class A Shares.
“Company” shall have the meaning given in the Preamble.
“Demand Registration” shall have the meaning given in subsection 2.1.1.
“Demand Requesting Holder” shall have the meaning given in subsection 2.1.1.
“Demanding Holders” shall have the meaning given in subsection 2.1.1.
“Effectiveness Deadline” shall have the meaning given in subsection 2.3.1.
“Employee Stock Purchase Plan” shall mean the Company’s 2021 Employee Stock Purchase Plan dated as of [•], 2021.
“Equity Incentive Plan” shall mean the Company’s 2021 Equity Incentive Plan dated as of [•], 2021.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Form S-1” means a Registration Statement on Form S-1.
“Form S-3” shall have the meaning given in subsection 2.1.1.
“Founder Grants” shall mean any restricted stock units issued to Brett Adcock, Height Drive Growth LLC, Adam Goldstein and/or Capri Growth LLC in accordance with the principal terms set forth in Exhibit F to the Business Combination Agreement.
“Founder Shares” shall have the meaning given in the Preamble.
“Holders” shall have the meaning given in the Preamble.
“Lock-Up Shares” shall mean the Registrable Securities (excluding (i) the proviso to the definition of “Registrable Securities” and (ii) the Warrants), the Atlas New Class B Shares and the MIP Securities.
“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.
“MIP Securities” means any Common Stock issued or to be issued by the Company pursuant to the Employee Stock Option Purchase Plan, the Equity Incentive Plan or the Founder Grants. For the avoidance of doubt, equity securities issued and outstanding on the Effective Date shall not be deemed MIP Securities.
“New Holders” shall have the meaning given in the Recitals hereto.

“New Registration Statement” shall have the meaning given in subsection 2.3.4.
“Original Holders” shall have the meaning given in the Recitals hereto.
“Piggyback Registration” shall have the meaning given in subsection 2.3.1.
“PIPE Securities” shall mean any Common Stock issued pursuant to those certain Subscription Agreements entered into on or about February [•], 2021.
“Prior Agreement” shall have the meaning given in the Recitals hereto.
“Private Placement Warrants” shall have the meaning given in the Preamble.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Public Warrants” shall mean the 16,666,667 redeemable warrants of the Company issued pursuant to the Warrant Agreement on or about October 30, 2020.
“Registrable Security”, “Registrable Securities” shall mean (a) the shares of Common Stock issued or issuable upon the conversion of the Founder Shares, (b) the shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants, (c) the shares of Common Stock issued or issuable upon the exercise of the Working Capital Warrants, (d) any other outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by an Original Holder as of the date of this Agreement, (e) the shares of Common Stock held by the New Holders as of the date of this Agreement, (f) the shares of Common Stock issued or issuable upon the conversion of the Atlas New Class B Shares held by a New Holder as of the date of this Agreement, (g) the shares of Common Stock issued or issuable upon the exercise of the United Warrants, (h) any other outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Significant Holder (other than an Original Holder) as of the date of this Agreement, and (i) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization and excluding (x) any Atlas Class A Shares, (y) any Public Warrants and (z) any PIPE Securities; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions, limitations or conditions); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:
(A)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C)   printing, messenger, telephone and delivery expenses;
(D)   reasonable fees and disbursements of counsel for the Company, including the cost of rendering any opinion or negative assurance letter;
(E)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration, including the cost of rendering any comfort letter;
(F)   reasonable fees and expenses of one (1) legal counsel for all holders of registrable securities to be registered for offer and sale in the applicable Registration, selected by (i) a majority-in-interest of the Demanding Holders initiating a Demand Registration, or (ii) a majority-in-interest of Holders of all Registrable Securities included in a Company-initiated Piggyback Registration; provided, however, that such reimbursable fees and expenses shall not exceed $50,000 per Registration Statement; and
(G)   reasonable fees and disbursements of any special experts retained by the Company in connection with the Registration.
“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Resale Shelf Registration Statement” shall have the meaning given in subsection 2.3.1.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“SEC Guidance” shall have the meaning given in subsection 2.3.4.
“Significant Holder” shall mean (i) each Original Holder and (ii) each New Holder who, on the Effective Date and immediately prior to giving effect to the Business Combination, holds equity securities representing at least two percent (2%) of Archer’s common stock on a fully-diluted basis, including without limitation, Brett Adcock, Height Drive Growth LLC, Adam Goldstein, Capri Growth LLC, Mark Lore, TCP Archer Aviation LLC, Alps Investment Partners, LP, Greycroft Partners VI, L.P., Luktev GmbH, and United Airlines. Inc.
“Suspension Event” shall have the meaning given in Section 3.4.
“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“United Warrant Certificate” shall mean that certain Warrant Certificate dated as of January 29, 2021, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

“United Warrants” shall mean the warrants issued by Archer to United Airlines Inc. pursuant to the United Warrant Certificate, which entitle the holder thereof to purchase up to 14,645,614 shares of Archer’s common stock subject to the adjustments and other terms and conditions set forth in the United Warrant Certificate.
“Warrant Agreement” shall have the meaning given in the Preamble.
“Warrants” shall mean the Public Warrants, the Private Placement Warrants, the Working Capital Warrants and the United Warrants.
“Working Capital Warrants” shall have the meaning given in the Preamble.
ARTICLE II
REGISTRATION
Section 2.1   Demand Registration.
2.1.1   Request for Registration.   Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the date that is 90 days prior to the expiration of the lock-up provisions set forth in Article 5 below, Holders holding at least [fifteen] percent ([15]%) in interest of the then-outstanding number of Registrable Securities (the “Demanding Holders”), may make a written demand for Registration of all or part of their Registrable Securities on Form S-3 (“Form S-3”) (or, if Form S-3 is not available to be used by the Company at such time, on Form S-1 or another appropriate form permitting Registration of such Registrable Securities for resale by such Demanding Holders), which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Demand Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Demand Requesting Holder(s) to the Company, such Demand Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Demand Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.1.1.
2.1.2   Effective Registration.   Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.
2.1.3   Underwritten Offering.   Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Demand Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.
2.1.4   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Demand Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Demand Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Demand Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Demand Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Demand Requesting Holders have requested be included in such Underwritten Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.
2.1.5   Demand Registration Withdrawal.   A majority-in-interest of the Demanding Holders initiating a Demand Registration under subsection 2.1.1, or a majority-in-interest of the Demand Requesting Holders (if any), pursuant to a Registration under subsection 2.2.1, shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. If a majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Demand Requesting Holders (if any), withdraws from a proposed offering pursuant to this Section 2.1.5, then such registration shall not count as a Demand Registration provided for in Section 2.1. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.
Section 2.2   Piggyback Registration.
2.2.1   Piggyback Rights.   If, at any time on or after the date hereof, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, or (v) filed pursuant to Section 2.3 hereof, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities then outstanding as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.
2.2.2   Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:
(i)   If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so requested, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and
(ii)   If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.
2.2.4   Unlimited Piggyback Registration Rights.   For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.
Section 2.3   Resale Shelf Registration Rights
2.3.1   Registration Statement on Form S-3 Covering Resale of Registrable Securities.   The Company shall prepare and file or cause to be prepared and filed with the Commission, no later than thirty (30) days following the closing of the Business Combination, a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act or any successor thereto registering the resale from time to time by Holders of all of the Registrable Securities held by Holders (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-3 (or if Form S-3 is not available to be used by the Company at such time, on Form S-1 or another appropriate form permitting Registration of such Registrable Securities for resale). The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the Commission notifies the Company that it will “review” the Resale Shelf Registration Statement) following the closing of the Business Combination and (ii) ten (10) Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Resale Shelf Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). Once effective, the Company shall use commercially reasonable efforts to keep the Resale Shelf Registration Statement continuously effective and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times until all Registrable Securities covered by such Resale Shelf Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Resale Shelf Registration Statement or have ceased to be Registrable Securities. The Registration Statement filed with the Commission pursuant to this subsection 2.3.1 shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to the restrictions provided in Article 5 below), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, the Holders. If the Resale Shelf Registration Statement is filed on Form S-1, then promptly following the date upon which the Company becomes eligible to use a Registration Statement on Form S-3, the Company shall file a post-effective amendment on Form S-3 to the Resale Shelf Registration Statement (an “S-3 Conversion”). Notwithstanding anything to the contrary in this Agreement, the Holders shall not be entitled to reimbursement from the Company of Registration Expenses set forth in clause (F) of the definition of “Registration Expenses” related to an S-3 Conversion.
2.3.2   Notification and Distribution of Materials.   The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within one (1) Business Day after the Resale Shelf Registration Statement becomes effective, and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.
2.3.3   Amendments and Supplements.   Subject to the provisions of Section 2.3.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities. If any Resale Shelf Registration Statement filed pursuant to Section 2.3.1 is filed on Form S-3 and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and use its reasonable best efforts to file a shelf registration on an appropriate form as promptly as practicable to replace the shelf registration statement on Form S-3 and have such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the Company once again becomes eligible to use Form S-3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form S-3.
2.3.4   Notwithstanding the registration obligations set forth in this Section 2.3, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its reasonable best efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its reasonable best efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced in order to include first, the number of shares of Common Stock included in the Resale Shelf Registration Statement that are held by PIPE Investors (as defined in the Business Combination Agreement), and second, the Registrable Securities under this Agreement, on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its reasonable best efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.
2.3.5   Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.2.
Section 2.4   Restrictions on Registration Rights.   If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be materially detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer a filing pursuant to Section 2.1 for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12 month period.
ARTICLE III
COMPANY PROCEDURES
Section 3.1   General Procedures.   If at any time on or after the Effective Date the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1   prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;
3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3   prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4   prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5   cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.6   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8   advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;
3.1.9   at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;
3.1.10   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;
3.1.11   permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.12   obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to such managing Underwriter;
3.1.13   on the date the Registrable Securities are delivered for sale pursuant to an Underwritten Registration, obtain an opinion and negative assurance letter, each dated such date, of counsel representing the Company for the purposes of such Underwritten Registration, addressed to the Underwriters covering such legal matters with respect to the Underwritten Registration in respect of which such opinion is being given as the managing Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such managing Underwriter;
3.1.14   in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;
3.1.15   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
3.1.16   if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.
Section 3.2   Registration Expenses.   Except as provided in Section 2.3.1 with respect to an S-3 Conversion, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
Section 3.3   Requirements for Participation in Underwritten Offerings.   No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.
Section 3.4   Suspension of Sales.   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to delay or postpone the effectiveness of a Registration Statement, and from time to time to require the Holders not to sell under a Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend a Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that a Registration Statement is effective or if as a result of a Suspension Event a Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Holders agrees that (i) they will immediately discontinue offers and sales of the Shares under such Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Holders receive copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) they will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Holders will deliver to the Company or, in each Holder’s sole discretion destroy, all copies of the prospectus covering the Shares in such Holder’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent the Holder is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.
Section 3.5   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
Section 3.6   Limitations on Registration Rights.   From and after the date of this Agreement, other than the registration rights granted in subscription agreements with the PIPE Investors (as defined in the Business Combination Agreement), the Company shall not, without the prior written consent of holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would provide to such holder registration rights on a basis more favorable than the registration rights granted to the Holders herein.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
Section 4.1   Indemnification
4.1.1   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, employees and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3   Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5   If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.
ARTICLE V
LOCK-UP AGREEMENT
Section 5.1   Common Stock Lock-Up Period.   Each Significant Holders that owns Lock-Up Shares agrees that it shall not Transfer any Lock-Up Shares until the earlier of (A) 180 days after the completion of the Business Combination and (B) subsequent to the Business Combination, the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.
Section 5.2   Private Placement Warrant Lock-Up Period.   Notwithstanding subsection 5.1 above, each Original Holder agrees that it shall not Transfer any Private Placement Warrants (or any shares of

Common Stock issued or issuable upon the exercise of the Private Placement Warrants), until 30 days after the completion of the Business Combination.
Section 5.3   Permitted Transfers.   Notwithstanding the provisions set forth in subsections 5.1 and 5.2 above, Transfers of Lock-Up Shares or Private Placement Warrants (or any shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants) that are held by the Holders or any of their permitted transferees (that have complied with this subsection 5.3), are permitted (i) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any affiliate of the Original Holders or to any members of the Original Holders or any of their affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the laws of the State of Delaware; (vi) by virtue of the Amended and Restated Operating Agreement of the Sponsor, as amended, supplemented or modified, from time to time; or (vii) in the event of the Company’s liquidation, merger, capital stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Company’s completion of the Business Combination; provided, however, that in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Agreement.
ARTICLE VI
GENERAL PROVISIONS
Section 6.1   Entire Agreement.   This Agreement (including Schedule A hereto) constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.
Section 6.2   Notices.   Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one (1) Business Day after being sent by courier or express delivery service, specifying next day delivery, with proof of receipt. The addresses, email addresses and facsimile numbers for such notices and communications are those set forth on the signature pages hereof, or such other address, email address or facsimile numbers as may be designated in writing hereafter, in the same manner, by any such person.
Section 6.3   Assignment; No Third-Party Beneficiaries.   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be freely assigned or delegated by such Holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the applicable holder of Registrable Securities or of any assignee of the applicable holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.3. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).
Section 6.4   Counterparts.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission.
Section 6.5   Amendment; Waiver.   This Agreement may be amended or modified, and any provision hereof may be waived, in whole or in part, at any time pursuant to an agreement in writing executed by (i) the Company, (ii) holders of a majority of the Registrable Securities held by the Original Holders at such time, and (iii) holders of a majority of the Registrable Securities held by the New Holders at such time; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that materially and adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.
Section 6.6   Severability.   In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.
Section 6.7   Governing Law; Venue.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the action in any such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 6.8   Specific Performance.   Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such first party in accordance with their specific terms or were otherwise breached by such first party. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.
Section 6.9   Exercise Term. The Holders may not exercise their registration rights under Article II after the seven-year anniversary of the closing of the Business Combination.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.
COMPANY:
[•]
By:

Name:
Title:

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.
NEW HOLDER:

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.
ORIGINAL HOLDER:

SCHEDULE A
ORIGINAL HOLDERS:
•
[•]

NEW HOLDERS:
•
[Archer Holders]

Annex J
Execution Version
Confidential
SUBSCRIPTION AGREEMENT
Atlas Crest Investment Corp.
399 Park Avenue
New York, New York 10022
Ladies and Gentlemen:
This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between Atlas Crest Investment Corp., a Delaware corporation (“Atlas”), and the undersigned subscriber (the “Investor”), in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among Atlas, Artemis Acquisition Sub Inc., a Delaware corporation (“Merger Sub”) and Archer Aviation Inc., a Delaware corporation (the “Company”), pursuant to which, among other things, the parties will effect the consummation of a series of related transactions to effect the business combination contemplated thereby and Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, the Company will be a wholly-owned subsidiary of Atlas, on the terms and subject to the conditions therein (the transactions contemplated by the Transaction Agreement, the “Transaction”). In connection with the Transaction, Atlas is seeking commitments from interested investors to purchase, prior to the closing of the Transaction, shares of Atlas’s Class A common stock, par value $0.0001 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Purchase Price”). On or about the date of this Subscription Agreement, Atlas is entering into subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors” and together with the Investor, the “Investors”), pursuant to which the Investors have agreed, severally and not jointly, to purchase on the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor, an aggregate amount of up to 60,000,000 Shares, at the Per Share Purchase Price. The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”
In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and Atlas acknowledges and agrees as follows:
1. Subscription.   The Investor hereby irrevocably subscribes for and agrees to purchase from Atlas, and Atlas hereby agrees to issue and sell to the Investor upon payment of the Subscription Amount, the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that Atlas reserves the right to accept or reject the Investor’s subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance, and the same shall be deemed to be accepted by Atlas only when this Subscription Agreement is signed by a duly authorized person by or on behalf of Atlas; Atlas may do so in counterpart form. The Investor acknowledges and agrees that the Shares that will be issued pursuant hereto shall be shares of Class A common stock in a Delaware corporation.
2. Closing.   The closing of the sale of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the consummation and effectiveness of, the Transaction. Upon (a) satisfaction or waiver of the conditions set forth in this Section 2 and Section 3 below and (b) delivery of written notice from (or on behalf of) Atlas to the Investor (the “Closing Notice”), that Atlas reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to Atlas, three (3) business days prior to the expected closing date specified in the Closing Notice (the “Closing Date”), the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by Atlas in the Closing Notice. On the Closing Date, Atlas shall (i) issue the number of Shares to the Investor set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws or as set forth herein), in the name of the Investor on Atlas’s share register and (ii) deliver or cause to be delivered written notice from Atlas or its transfer agent evidencing the issuance to the Investor of the Shares on and as of the Closing Date; provided, however, that Atlas’s obligation to issue the Shares to the Investor is contingent upon Atlas having received the Subscription Amount in full accordance with this Section 2. In the event that the consummation of the Transaction does not occur within two (2) business days after the anticipated Closing Date specified in the Closing Notice, Atlas shall promptly (but in no event later than two (2) business days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by the Investor to Atlas by wire transfer in immediately available funds to the account specified by the Investor. Notwithstanding such return, (i) failure to close on the Closing Date contained in the Closing Notice shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived, and (ii) Investor shall remain obligated to (A) redeliver funds to Atlas following Atlas’s delivery to Investor of a new Closing Notice with a new Closing Date in accordance with this Subscription Agreement and (B) consummate the Closing upon satisfaction of the conditions set forth in Section 3, subject to termination of this Agreement in accordance with Section 8 below. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.
3. Closing Conditions.
a.   The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:
(i)   no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby;
(ii)   all conditions precedent to the closing of the Transaction under the Transaction Agreement shall have been satisfied or waived (as determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement which, by their nature, are to be fulfilled at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement);
(iii)   the New York Stock Exchange (the “NYSE”) shall have conditionally authorized, subject to official notice of issuance, the listing of the Shares; and
(iv)   no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes shall have occurred.
b.   The obligation of Atlas to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement shall be subject to the condition that all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects, or in all respects, as applicable, as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects, or in all respects, as applicable, as of such earlier date).

c.   The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the conditions that, at the Closing:
(i) all representations and warranties of Atlas contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects, or in all respects, as applicable, as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by Atlas of each of the representations and warranties of Atlas contained in this Subscription Agreement as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects, or in all respects, as applicable, as of such earlier date); and
(ii)all obligations, covenants and agreements of Atlas required by this Subscription Agreement to be performed by it at or prior to the Closing shall have been performed in all material respects.
4. Further Assurances.   At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.
5. Atlas Representations and Warranties.   Atlas represents and warrants to the Investor that:
a. Atlas has been duly incorporated, and is validly existing and in good standing under the laws of the State of Delaware. Atlas has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.
b.   As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under Atlas’s certificate of incorporation (as amended to the Closing Date) or under the General Corporation Law of the State of Delaware.
c.   Each of this Subscription Agreement, the Other Subscription Agreements and the Transaction Agreement (the “Transaction Documents”) has been duly authorized, executed and delivered by Atlas and, assuming that each Transaction Document constitutes the valid and binding agreement of the other parties thereto, each Transaction Document is a valid and binding obligation of Atlas, enforceable against Atlas in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.
d.   The issuance and sale of the Shares and the compliance by Atlas with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Atlas or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Atlas or any of its subsidiaries is a party or by which Atlas or any of its subsidiaries is bound or to which any of the property or assets of Atlas is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Atlas and its subsidiaries, taken as a whole (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of Atlas to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of Atlas; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Atlas or any of their properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of Atlas to comply in all material respects with this Subscription Agreement.
e.   As of their respective dates, all reports (the “SEC Reports”) required to be filed by Atlas with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, (the “Securities Act”) and/or the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Atlas included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of Atlas as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.
f.   Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6, no registration under the Securities Act is required for the offer and sale of the Shares by Atlas to the Investor hereunder. Atlas is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by Atlas of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) filings required in accordance with Section 12 of this Subscription Agreement, (iv) filings required by the NYSE, or such other applicable stock exchange on which Atlas’s common stock is then listed, and (v) the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. The Shares (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
g.   Other than the Other Subscription Agreements, the Transaction Agreement and any other agreement expressly contemplated by the Transaction Agreement or described in the SEC Reports, Atlas has not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in Atlas (other than any side letter or similar agreement relating to the transfer to any investor of (i) securities of Atlas by existing securityholders of Atlas, which may be effectuated as a forfeiture to Atlas and reissuance, or (ii) securities to be issued to the direct or indirect securityholders of the Company pursuant to the Transaction Agreement). Except for any alternative settlement procedures, eligibility for qualified purchasers to invest, and other than terms particular to the regulatory requirements of such investors or its affiliates or related funds, no Other Subscription Agreement includes terms and conditions that are materially more favorable to any such Other Investor than Investor hereunder, and such Other Subscription Agreements reflect the same Per Share Purchase Price. The Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement.
h.   Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of Atlas, threatened against Atlas or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against Atlas. Atlas is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Atlas has not received any written communication from a governmental authority that alleges that Atlas is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

i.   As of the date hereof, the issued and outstanding shares of Class A stock of Atlas are registered pursuant to Section 12(b) of the Securities Exchange Act, and are listed for trading on the NYSE under the symbol “ACIC.” There is no suit, action, proceeding or investigation pending or, to the knowledge of Atlas, threatened against Atlas by NYSE or the SEC with respect to any intention by such entity to deregister the Shares or prohibit or terminate the listing of the Shares on NYSE. Atlas has taken no action that is designed to terminate the registration of the Shares under the Exchange Act.
j.   As of the date of this Subscription Agreement, the authorized capital stock of Atlas consists of (i) 200,000,000 shares of Class A common stock, (ii) 20,000,000 shares of Class B common stock and (iii) 1,000,000 preferred shares, each with a par value of $0.0001 per share. As of the date of this Subscription Agreement, (A) 50,000,000 shares of Class A common stock of Atlas are issued and outstanding, (B) 12,500,000 shares of Class B common stock of Atlas are issued and outstanding, (C) 24,666,667 warrants to purchase shares of Class A common stock of Atlas are issued and outstanding, and (D) no preference shares are issued and outstanding. All (1) issued and outstanding shares of Class A common stock and shares of Class B common stock of Atlas have been duly authorized and validly issued, are fully paid and are non-assessable and (2) outstanding warrants have been duly authorized and validly issued. Except as set forth above and pursuant to the Other Subscription Agreements, the Transaction Agreement and the other agreements and arrangements referred to therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Atlas any shares of Class A common stock, shares of Class B common stock or other equity interests in Atlas, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, Atlas has no subsidiaries, other than Merger Sub, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which Atlas is a party or by which it is bound relating to the voting of any securities of Atlas, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Transaction Agreement. There are no securities or instruments issued by Atlas containing anti-dilution provisions that will be triggered by the issuance of (i) the Shares pursuant to this Subscription Agreement or (ii) the Shares to be issued pursuant to any Other Subscription Agreement, in each case, that have not been or will not be validly waived on or prior to the Closing Date.
k.   As of the date hereof, Atlas is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares other than to the Placement Agents (as defined herein).
6. Investor Representations and Warranties.   The Investor represents and warrants to Atlas that:
a.   The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A).
b.   The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to Atlas or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the Closing Date. The Investor acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.
c.   The Investor acknowledges and agrees that the Investor is purchasing the Shares from Atlas. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of Atlas, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of Atlas expressly set forth in this Subscription Agreement.
d.   The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.
e.   The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to Atlas, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed Atlas’s filings with the SEC. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.
f.   The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and Atlas, the Company or a representative of Atlas or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and Atlas, the Company or a representative of Atlas or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Atlas, the Company, the Placement Agents (defined below), any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of Atlas contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in Atlas.
g.   The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in Atlas’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor will not look to the Placement Agents for all or part of any such loss or losses the Investor may suffer and is able to sustain a complete loss on its investment in the Shares.
h.   Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in Atlas. The Investor acknowledges specifically that a possibility of total loss exists.

i.   In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning Atlas, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.
j.   The Investor acknowledges that the Placement Agents: (i) have not provided the Investor with any information or advice with respect to the Shares, (ii) have not made or make any representation, express or implied as to Atlas, the Company, the Company’s credit quality, the Shares or the Investor’s purchase of the Shares, (iii) have not acted as the Investor’s financial advisor or fiduciary in connection with the issue and purchase of Shares, (iv) may have acquired, or during the term of the Shares may acquire, non-public information with respect to the Company, which the Investor agrees need not be provided to it, and (v) may have existing or future business relationships with Atlas and the Company (including, but not limited to, an equity interest in Atlas, lending, depository, risk management, advisory and banking relationships) and will pursue actions and take steps that it deems or they deem necessary or appropriate to protect its or their interests arising therefrom without regard to the consequences for a holder of Shares, and that certain of these actions may have material and adverse consequences for a holder of Shares.
k.   The Investor acknowledges that it has not relied on the Placement Agents in connection with its determination as to the legality of its acquisition of the Shares or as to the other matters referred to herein and the Investor has not relied on any investigation that the Placement Agents, any of their affiliates or any person acting on their behalf have conducted with respect to the Shares, Atlas or the Company. The Investor further acknowledges that it has not relied on any information contained in any research reports prepared by the Placement Agents or any of their affiliates.
l.   The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.
m.   The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
n.   The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, assuming that this Subscription Agreement constitutes the legal, valid and binding obligation of Atlas, and this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
o.   The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or any other Executive Order issued by the President of the United States and administered by OFAC (collectively “OFAC Lists”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived.
p.   No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in Atlas as a result of the purchase and sale of Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over Atlas from and after the Closing as a result of the purchase and sale of Shares hereunder.
q.   No disclosure or offering document has been prepared by Moelis & Company LLC or any of their respective affiliates (collectively, the “Placement Agents”) in connection with the offer and sale of the Shares.
r.   None of the Placement Agents, nor any of its respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to Atlas, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by Atlas.
s.   In connection with the issue and purchase of the Shares, none of the Placement Agents have acted as the Investor’s financial advisor or fiduciary.
t.   The Investor has or has commitments to have and, when required to deliver payment to Atlas pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.
7. Registration Rights.
a.   In the event that the Shares are not registered in connection with the consummation of the Transaction, Atlas agrees that, within thirty (30) calendar days after the consummation of the Transaction, it will file with the SEC (at the its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or one hundred and twenty (120) calendar days after the filing thereof if the SEC notifies Atlas that it will “review” the Registration Statement) and (ii) ten (10) business days after Atlas is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. In connection with the foregoing, Investor shall not be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. Atlas agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the second anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) on the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act within 90 days without limitation as to the amount of such securities that may be sold or the manner in which they are sold. The Investor agrees to disclose its ownership to Atlas upon request to assist it in making the determination described above. Atlas may amend the Registration Statement so as to convert the Registration Statement to a

Registration Statement on Form S-3 at such time after Atlas becomes eligible to use such Form S-3. The Investor acknowledges and agrees that Atlas may suspend the use of any such registration statement if it determines based on the advice of outside counsel that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act; provided, that, (I) Atlas shall not so delay filing or so suspend the use of the Registration Statement for a period of more than ninety (90) consecutive days or more than a total of one hundred-twenty (120) calendar days in any three hundred sixty (360) day period and (II) Atlas shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Investor of such securities as soon as practicable thereafter. Atlas’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to Atlas such information regarding the Investor, the securities of Atlas held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by Atlas to effect the registration of such Shares, and shall execute such documents in connection with such registration as Atlas may reasonably request that are customary of a selling stockholder in similar situations.
b.   Atlas will provide a draft of the Registration Statement to the Investor for review at least two (2) business days in advance of filing the Registration Statement. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless in response to a comment or request from the staff of the SEC or another regulatory agency; provided, however, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw from the Registration Statement.
c.   If the SEC prevents Atlas from including any or all of the Shares proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable shareholders or otherwise, (i) such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC and (ii) the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders.
d.   Atlas shall advise the Investor within five (5) business days (at Atlas’s expense): (i) when a Registration Statement or any post-effective amendment thereto has become effective; (ii) of any request by the SEC for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iv) of the receipt by Atlas of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (v) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading (provided that any such notice pursuant to this Section 7(d)(v) shall solely provide that the use of the Registration Statement or prospectus has been suspended without setting forth the reason for such suspension). Atlas shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any event contemplated in clauses (i) through (v) above, except for such times as Atlas is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a registration statement, Atlas shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such registration statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Investor agrees that it will immediately discontinue offers and sales of the Shares using a Registration Statement until the Investor receives copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above in clause (v) and receives notice that any post-effective amendment has become effective or unless otherwise notified by Atlas that it may resume such offers and sales. If so directed by Atlas, the Investor will deliver to Atlas or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (x) to the extent the Investor is required to retain a copy of such prospectus in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or in accordance with a bona fide pre-existing document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up.
The Investor may deliver written notice (an “Opt-Out Notice”) to Atlas requesting that the Investor not receive notices from Atlas otherwise required by this Section 7; provided, however, that the Investor may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Investor (unless subsequently revoked), (i) Atlas shall not deliver any such notices to the Investor and the Investor shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Investor’s intended use of an effective Registration Statement, the Investor will notify Atlas in writing at least two (2) business days in advance of such intended use, and if a notice of regarding a suspension event was previously delivered (or would have been delivered but for the provisions of this Section 7(d)) and the related suspension period remains in effect, Atlas will so notify the Investor, within one (1) business day of the Investor’s notification to Atlas, by delivering to the Investor a copy of such previous notice of the suspension event, and thereafter will provide the Investor with the related notice of the conclusion of such suspension event promptly following its availability.
e.   With a view to making available to the Investor the benefits of Rule 144 that may, at such times as Rule 144 is available to shareholders of the Company, permit the Investors to sell securities of the Company to the public without registration, Atlas agrees to:
(i)   make and keep public information available, as those terms are understood and defined in Rule 144;
(ii)   file with the SEC in a timely manner all reports and other documents required of Atlas under the Securities Act and the Exchange Act so long as Atlas remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and
(iii)   furnish to the Investor so long as such Investor owns the Shares acquired hereunder, within two (2) business days following its receipt of a written request, (A) a written statement by Atlas, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (B) a copy of the most recent annual or quarterly report of Atlas and such other reports and documents so filed by Atlas (it being understood that the availability of such report on the SEC’s EDGAR system shall satisfy this requirement) and (C) such other information as may be reasonably requested in writing to permit the Investor to sell such securities pursuant to Rule 144 without registration.
f.   In addition, in connection with any sale, assignment, transfer or other disposition of the Shares by the Investor pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the Shares held by the Investor become freely tradable and upon compliance by the Investor with the requirements of this Subscription Agreement, if requested by the Investor, Atlas shall cause the transfer agent for the Shares (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Shares and make a new, unlegended entry for such book entry Shares sold or disposed of without restrictive legends within two (2) trading days of any such request therefor from the Investor, provided that Atlas and the Transfer Agent have timely received from the Investor customary representations and other documentation reasonably acceptable to Atlas and the Transfer Agent in connection therewith. Subject to receipt from the Investor by Atlas and the Transfer Agent of customary representations and other documentation reasonably acceptable to Atlas and the Transfer Agent in connection therewith, including, if required by the Transfer Agent, an opinion of Atlas’s counsel, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, the Investor may request that Atlas remove any legend from the book entry position evidencing its Shares following the earliest of such time as such Shares (i) (x) are subject to or (y) have been or are about to be sold or transferred pursuant to an effective registration statement, (ii) have been or are about to be sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for Atlas to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Shares. If restrictive legends are no longer required for such Shares pursuant to the foregoing, Atlas shall, in accordance with the provisions of this Section 7(f) and within two (2) trading days of any request therefor from the Investor accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Shares. Atlas shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.
g.   Indemnification
(i)   Atlas agrees to indemnify and hold harmless, to the extent permitted by law, the Investor, its directors, and officers, managers, employees, and agents, and each person who controls the Investor (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Investor (within the meaning of Rule 405 under the Securities Act) from and against any and all out-of-pocket losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable and documented attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Atlas by or on behalf of the Investor expressly for use therein.
(ii)   The Investor agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless Atlas, its directors and officers and agents and each person who controls Atlas (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable and documented attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of the Investor expressly for use therein. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.
(iii)   Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(iv)   The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.
(v)   If the indemnification provided under this Section 7(g) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(g) from any person who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this Section 7(g)(v) by any seller of Shares shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Shares pursuant to the Registration Statement. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement.
8. Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) Atlas’s notification to the Investor in writing that it has, with the prior written consent of the Company, abandoned its plans to move forward with the Transaction and terminated the Investor’s obligations with respect to the subscription without the delivery of the Shares having occurred, (d) October 10, 2021, if the Closing has not occurred by such date, or (e) if, at the election of the party the obligations of which are subject to such conditions, any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived, or are not capable of being satisfied, on or prior to the earlier of the closing of the Transaction and the Outside Date and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the earlier of the closing of the Transaction and the Outside Date (the termination events described in clauses (a)  — (e) above, each a “Termination Event”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. Atlas shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to Atlas in connection herewith shall promptly (and in any event within one (1) business day) following the Termination Event be returned to the Investor.

9. Trust Account Waiver.   The Investor acknowledges that Atlas is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Atlas and one or more businesses or assets. The Investor further acknowledges that, as described in Atlas’s prospectus relating to its initial public offering dated September 16, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Atlas’s assets consist of the cash proceeds of Atlas’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Atlas, its public shareholders and the underwriters of Atlas’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to Atlas to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of Atlas entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Atlas’s shares of Class A common stock currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such shares, except to the extent that the Investor has otherwise agreed with Atlas to not exercise such redemption right.
10. Miscellaneous.
a.   Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned without the prior written consent of each of the other parties hereto; provided that (i) this Subscription Agreement and any of the Investor’s rights and obligations hereunder may be assigned to one or more affiliates (as defined in Rule 12b-2 of the Exchange Act) or to investment funds or accounts managed or advised by the investment manager who acts on behalf of the Investor, and (ii) the Investor’s rights under Section 7 may be assigned to an assignee or transferee of the Shares; provided further that prior to such assignment any such assignee shall agree in writing to be bound by the terms hereof and complete Schedule A hereto; provided, that no assignment pursuant to clause (i) of this Section 10 shall relieve the Investor of its obligations hereunder. Notwithstanding anything to the contrary in the foregoing, Investor may transfer or assign any of its rights and obligations hereunder to Mesa Airlines, Inc. or Mesa Air Group, Inc. (together, “Mesa”) or one or more of their respective affiliates (as defined in Rule 12b-2 of the Exchange Act); provided that (i) the aggregate number of Shares transferred or assigned pursuant to the foregoing clause hereunder and under any Other Subscription Agreement shall not exceed 500,000 Shares and (ii) such assignee or assignees, as applicable, shall agree in writing to be bound by the terms hereof and complete Schedule A hereto.
b.   Atlas may request from the Investor such additional information as Atlas may reasonably deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall promptly provide such information as may reasonably be requested to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that, the Atlas agrees to keep any such information provided by Investor confidential; except (i) as necessary to include in any registration statement Atlas is required to file hereunder, (ii) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or (iii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which Atlas’s securities are listed for trading. The Investor acknowledges that Atlas may file a copy of this Subscription Agreement with the SEC as an exhibit to a periodic report or a registration statement of Atlas.
c.   Each party acknowledges that Atlas and others will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement and that the Placement Agents will rely on the representations and warranties of the Investor set forth in Section 6 of this Subscription Agreement. Atlas acknowledges that the Investor will rely on the acknowledgments, understandings, agreements, representations and warranties of Atlas contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify Atlas and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 6 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify Atlas and the Placement Agents if they are no longer accurate in any respect). The Investor acknowledges and agrees that each purchase by the Investor of Shares from Atlas will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.
d.   The Investor, Atlas and each of the Placement Agents is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 10(d) shall not give the Placement Agents any rights other than those expressly set forth herein.
e.   All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.
f.   The Investor does not have, as of the date hereof, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of Atlas. Notwithstanding the foregoing, in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.
g.   This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto, provided, however, that no modification or waiver by Atlas of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
h.   This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 8, Section 10(c), Section 10(d), Section 10(g), this Section 10(h), the last sentence of Section 10(l) and Section 11 with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.
i.   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
j.   If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
k.   This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
l.   The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.
m.   This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies
n.   Each party hereto hereby and any person asserting rights as a third party beneficiary may do so only if he, she or it irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby (“Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 10(n) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 10(n) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
11. Non-Reliance and Exculpation.   The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation

(including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of Atlas expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in Atlas. The Investor acknowledges and agrees that none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) any other party to the Transaction Agreement or any Non-Party Affiliate (other than Atlas with respect to the previous sentence), shall have any liability to the Investor, or to any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by Atlas, the Company, the Placement Agents or any Non-Party Affiliate concerning Atlas, the Company, the Placement Agents, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of Atlas, the Company, any Placement Agent or any of Atlas’s, the Company’s or any Placement Agent’s controlled affiliates or any family member of the foregoing.
12. Disclosure.   Atlas shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that Atlas has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of Atlas, the Investor shall not be in possession of any material, non-public information received from Atlas or any of its officers, directors, or employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with Atlas or any of its affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, Atlas shall not publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which Atlas’s securities are listed for trading or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 12, in which case for clauses (i)-(iii), Atlas shall provide the Investor with prior written notice of such disclosure permitted under hereunder.
13. Notices.   Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (iii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iv) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder, to the address or addresses set forth on the signature pages hereto.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
Name of Investor:	State/Country of Formation or Domicile:
By:
Name:
Title:
Name in which Shares are to be registered (if different):	Date:	, 2021
Investor’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Number of Shares subscribed for:
Aggregate Subscription Amount: $	Price Per Share: $10.00
You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by Atlas in the Closing Notice.

IN WITNESS WHEREOF, Atlas has accepted this Subscription Agreement as of the date set forth below.
ATLAS CREST INVESTMENT CORP.
	By:	/s/ Michael Spellacy
	Name:	Michael Spellacy
	Title:	Chief Executive Officer
Date: , 2021

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF THE INVESTOR
A.
QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):
☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).
B.
INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):
1.
☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.
☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”
☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;
☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;
☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;
☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or
☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.
This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.